As filed on November 13, 2023

No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________

10X Capital Venture Acquisition Corp. III*
(Exact name of registrant as specified in its charter)

_____________________

Cayman Islands*	6770	98-1611637
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 World Trade Center, 85th Floor
New York, New York 10007
(212) 257-0069
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________

Hans Thomas
Chief Executive Officer and Chairman
1 World Trade Center, 85th Floor
New York, New York 10007
(212) 257-0069
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________

Copies of all communications, including communications sent to agent for service, should be sent to:

J. David Stewart 99 Bishopsgate London EC2M 3XF United Kingdom (+44) (20) 7710-1000	Ryan Maierson Latham & Watkins LLP 811 Main Street Suite 3700 Houston, TX 77002 (713) 546-5400	Era Anagnosti Jeffrey C. Selman Kevin E. Criddle DLA Piper LLP 500 Eighth Street Washington, DC 20004 (202) 799-4000

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

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*           Prior to (but no later than the day preceding) the consummation of the Business Combination, 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X III”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which 10X III’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Addimmune Inc.” upon the consummation of the Business Combination. As used herein, “New 10X III” refers to 10X III after giving effect to the consummation of the Domestication and “Addimmune” refers to 10X III after giving effect to the consummation of the Domestication and the Business Combination.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2023

PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS OF
10X CAPITAL VENTURE ACQUISITION CORP. III
(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR
69,654,197 SHARES OF COMMON STOCK AND
15,576,490 WARRANTS OF
10X CAPITAL VENTURE ACQUISITION CORP. III
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE
STATE OF DELAWARE, WHICH WILL BE RENAMED ADDIMMUNE INC.
IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)

_____________________

The board of directors of 10X Capital Venture Acquisition Corp. III., a Cayman Islands exempted company (“10X III”) has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated August 9, 2023 (as amended from time to time the “Merger Agreement”), by and among 10X III, 10X AGT Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of 10X III (“Merger Sub”) and American Gene Technologies International Inc., a Delaware corporation (“AGT”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. In connection with the Business Combination, the board of directors of 10X III has also unanimously approved the deregistration of 10X III under the Cayman Islands Companies Act (As Revised) and the domestication under Part XII of the Delaware General Corporation Law, pursuant to which 10X III’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware at least one day prior to the closing of the Business Combination (the “Domestication”). As described in the accompanying proxy statement/prospectus, 10X III’s shareholders are being asked to consider a vote upon each of the Domestication and the Business Combination, among other items. As used in the accompanying proxy statement/prospectus, “New 10X III” refers to 10X III after giving effect to the Domestication and “Addimmune” refers to 10X III after giving effect to the Domestication and the Business Combination. In connection with the closing of the Business Combination, New 10X III will change its name to “Addimmune Inc.”

Pursuant to the Merger Agreement and on the terms and subject to the conditions set forth in that certain Separation and Distribution Agreement, substantially in the form set forth as Exhibit A to the Merger Agreement (the “Separation Agreement”), prior to the effective time of the Merger (as such term is defined in this proxy statement/prospectus), AGT will (i) contribute, convey, transfer, assign and deliver to AGT Holdings Inc., a newly formed, wholly owned, direct subsidiary of AGT (“SpinCo”), all of AGT’s right, title and interest in and to all assets and liabilities that do not involve researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of human immunodeficiency virus (the “SpinCo Business”), resulting in (A) SpinCo and its subsidiaries owning and operating the SpinCo Business, and (B) AGT and its subsidiaries continuing to own and operate AGT’s business involving researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of human immunodeficiency virus (the “Addimmune Business”), as more thoroughly described in the internal reorganization plan attached as Exhibit A to the Separation Agreement (the “Internal Reorganization”), and (ii) make a distribution to the holders of shares of AGT capital stock of all of the equity of SpinCo, with the same rights, preferences and privileges of AGT’s capital stock as of immediately prior to the SpinCo Record Date (as such term is defined in this proxy statement/prospectus), on a one-for-one basis in accordance with the holders’ respective holdings of AGT’s common and preferred stock existing as of the SpinCo Record Date (the “Distribution”). Following the consummation of the Internal Reorganization and Distribution, SpinCo will operate the SpinCo Business under the name “AGT Holdings, Inc.” It is currently intended that the Internal Reorganization and the Distribution will occur on or before December 31, 2023.

In connection with the Domestication, at least one day prior to the Closing Date (as such term is defined in the accompanying proxy statement/prospectus), (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share, of 10X III (the “Class A ordinary shares”) and each issued and outstanding Class B ordinary share, par value $0.0001 per share, of 10X III (the “Class B ordinary shares”) will be converted into one share of common stock, par value $0.0001 per share, of New 10X III (the “New 10X III Common Stock”), (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of 10X III will automatically represent the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement, and (iii) the governing documents of 10X III will be replaced with the interim governing documents of New 10X III as described in the accompanying proxy statement/prospectus. In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding 10X III unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one 10X III warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New 10X III Common Stock and one-half of one warrant representing the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the 10X III warrant agreement. Upon the separation of units, only whole warrants will trade. Accordingly, unless you hold at least two units of 10X III, you will not be able to receive or trade a warrant when the units are separated.

Further, immediately prior to the effective time of the Merger (“Effective Time”), AGT shall cause each outstanding share of AGT’s Class A-1 Preferred Stock, Class B-1 Preferred Stock, Class C-1 Preferred Stock, Class D-1 Preferred Stock, Class E-1 Preferred Stock and Class F-1 Preferred Stock (collectively, “AGT Preferred Stock”) to be converted into a number of shares of common stock, par value $0.0001 per share, of AGT (“AGT Common Stock”) at the then-effective conversion price as calculated pursuant to AGT’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 3, 2021, as currently in effect (the “AGT Charter”) (such conversions, the “Preferred Stock Conversion”).

At the Effective Time, AGT (or, should AGT elect to undergo an F-Reorganization as described in the Merger Agreement (the “AGT F-Reorganization”), a newly formed parent of AGT) will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of New 10X III. In accordance with the terms and subject to the conditions of the Merger Agreement and the Proposed Charter (as defined in this proxy statement/prospectus), at Closing, (a) each issued and outstanding whole warrant to purchase New 10X III Common Stock will become exercisable for shares of common stock, par value $0.0001 per share, of Addimmune (the “Addimmune Common Stock”) beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement and (b) each share of AGT Common Stock (including shares of AGT Common Stock issued in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards (as defined below), Cancelled Shares and Dissenting Shares (each as defined in this proxy statement/prospectus), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New 10X III Common Stock (the “Merger Consideration”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $500,000,000 by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time (the “Exchange Ratio”).

Following the consummation of the Business Combination, (i) the governing documents of New 10X III will be amended and restated and become the certificate of incorporation and bylaws of Addimmune Inc. as described in the accompanying proxy statement/prospectus, (ii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or bylaws that are not adopted and approved by the 10X III shareholders, other than the amendments to the New 10X III governing documents that are contemplated by the Charter Amendment Proposal, which is a condition to the closing of the Business Combination Proposal, and (iii) New 10X III will change its name to “Addimmune Inc.”

At the Closing, and as additional consideration for the Merger, a number of shares of New 10X III Common Stock equal to the quotient obtained by dividing (i) $300,000,000 by (ii) ten dollars and fifteen cents ($10.15) (the “Earnout Shares”) will be deposited by New 10X III into an escrow account, to be established prior to the Closing, to be earned, released from escrow and distributed pro rata to each holder of AGT Common Stock immediately prior to the Effective Time upon satisfaction of the following milestones (each, a “Triggering Event”): (i) the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on any tier of The New York Stock Exchange, any tier of The Nasdaq Stock Market LLC or the NYSE American LLC (a “National Exchange”) is greater than or equal to $15.00 for any fifteen (15) trading days within any thirty (30) consecutive trading day period within the Earnout Period (as defined below) (“Triggering Event I”); (ii) the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on a National Exchange is greater than or equal to $17.50 for any fifteen (15) trading days within any thirty (30) consecutive trading day period within the Earnout Period (“Triggering Event II”); (iii) the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on a National Exchange is greater than or equal to $20.00 for any fifteen (15) trading days within any thirty (30) consecutive trading day period within the Earnout Period (“Triggering Event III”); (iv) the date within the Earnout Period on which Addimmune or any of its subsidiaries begins a Subsequent Clinical Trial (i.e., the first dosing or treatment of a patient in the Subsequent Clinical Trial) (“Triggering Event IV”); (v) the date within the Earnout Period on which Addimmune or any of its subsidiaries issues a public announcement regarding the initial acquisition of data from at least one patient enrolled in a Subsequent Clinical Trial (“Triggering Event V”); and (vi) the date within the Earnout Period on which Addimmune or any of its subsidiaries completes the acquisition of data from a Phase 2 Clinical Trial (“Triggering Event VI”).

Upon the occurrence of a Triggering Event, one-sixth of the Earnout Shares shall be released. Each Triggering Event shall only occur once, if at all; provided, that such Triggering Events may be achieved at the same time or on overlapping trading days. The “Earnout Period” means the time period beginning on the date that the Closing occurs (the “Closing Date”) and ending on the date that is the five-year anniversary of the Closing Date.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each option to purchase AGT Common Stock (“AGT Options”) outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically convert into an option to purchase a number of shares of New 10X III Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AGT Common Stock subject to such AGT Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of AGT Common Stock of such AGT Option immediately prior to the Effective Time divided by (B) the Exchange Ratio and (ii) each warrant to purchase a AGT Common Stock (“AGT Warrants”) issued and outstanding immediately prior to the Effective Time shall convert into a warrant covering a number of shares of New 10X III Common Stock equal to the product of (x) the total number of shares of AGT Common Stock, AGT Preferred Stock or other equity securities issued by AGT (collectively, “AGT Stock”) subject to such AGT Warrant and (y) the Exchange Ratio, rounded up to the nearest whole share. Immediately prior to the Effective Time, each grant of an award in respect of a share of AGT Common Stock subject to vesting, repurchase, forfeiture or other lapse restrictions granted under an AGT equity incentive plan (an “AGT Restricted Stock Award”) then outstanding shall be assumed and converted into that number of whole shares of Addimmune Common Stock equal to the product of (x) the total number of shares of AGT Stock subject to such AGT Restricted Stock Award and (y) the Exchange Ratio, rounded up to the nearest whole share.

It is anticipated that, upon completion of the Business Combination, (i) the AGT Holders (as defined in the accompanying proxy statement/prospectus) will own, collectively, approximately 77.7%, 78.9%, and 80.4% of the Addimmune Common Stock, and (ii) 10X III’s Initial Shareholders (as defined in the accompanying proxy statement/prospectus) will own approximately 18.4%, 18.8%, and 19.1% of the outstanding Addimmune Common Stock, in each case, on a fully-diluted basis assuming that none, 50% and the maximum number of 10X III’s outstanding public shares are redeemed in connection with the Business Combination, respectively. See “Business Combination Proposal — Ownership After Giving Effect to the Business Combination” for more details.

The accompanying proxy statement/prospectus covers 69,654,197 shares of New 10X III Common Stock (including shares that are to be issued or may be issuable upon exercise of the 10X III warrants and the Earnout Shares). Pursuant to existing SEC guidance, the AGT stockholders who have entered into the AGT Support Agreement (as defined in the accompanying proxy statement/prospectus) at the Closing will not be receiving shares of Addimmune Common Stock registered pursuant to this registration statement. Instead, the AGT stockholders that are parties to the AGT Support Agreement will receive New 10X III Common Stock shares issued pursuant to an available exemption under the Securities Act. The number of shares of Addimmune Common Stock that the accompanying proxy statement/prospectus covers includes the maximum number of shares issued or issuable to the existing shareholders and warrant holders of 10X III, in each case, in connection with the Business Combination.

10X III’s units, public shares and public warrants are currently listed on the NYSE American under the symbols “VCXB.U,” “VCXB” and “VCXB WS,” respectively. 10X III will apply for listing, to be effective at the time of the Business Combination, of Addimmune Common Stock and warrants on a National Exchange under the proposed symbols “            ” and “            ,” respectively. It is a condition of the consummation of the Business Combination that 10X III receive confirmation from a National Exchange that Addimmune has been conditionally approved for listing on a National Exchange, but there can be no assurance such listing condition will be met or that 10X III will obtain such confirmation from a National Exchange, and you may not know whether the listing condition has been met at the time of the extraordinary general meeting. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the stock exchange condition set forth in the Merger Agreement is waived by AGT.

10X III will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at            , Eastern Time, on            , 2023. For the purposes of the Cayman Islands Companies Act and the Second Amended and Restated Memorandum and Articles of Association of 10X III, the physical location of the extraordinary general meeting shall be at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting            and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

10X III is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company.”

If you have any questions or need assistance voting your ordinary shares, please contact            , our proxy solicitor, by calling            , or banks and brokers can call collect at            , or by emailing            . The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://            .

The accompanying proxy statement/prospectus provides shareholders of 10X III with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of 10X III. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation of the board of directors of 10X III to vote in favor of the proposals described in the accompanying proxy statement/prospectus, you should keep in mind that 10X III’s directors and officers have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a shareholder. For instance, the Sponsor, and the officers and directors of 10X III who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated            , 2023, and is first being mailed to 10X III’s shareholders on or about            , 2023.

10X CAPITAL VENTURE ACQUISITION CORP. III

A Cayman Islands Exempted Company
(Company Number 371478)
1 World Trade Center, 85th Floor
New York, New York 10007

Dear 10X Capital Venture Acquisition Corp. III Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X III” and, after the Domestication, as described below, “New 10X III”), at            , on            , 2023, at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020, or at such other time, on such other date and at such other place to which the meeting may be adjourned. We are also planning for the meeting to be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association.

As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as such term is defined below), at least one day prior to the Closing Date (as described below), among other things, (i) all of the outstanding shares and warrants of 10X III will be converted into common stock and warrants of a Delaware corporation and (ii) the governing documents of 10X III will be replaced with the governing documents of New 10X III. In connection with the closing of the Business Combination, (a) the governing documents of New 10X III will be amended and restated and (b) New 10X III will change its name to “Addimmune Inc.” As used in the accompanying proxy statement/prospectus, “New 10X III” refers to 10X III after giving effect to the Domestication and “Addimmune” refers to 10X III after giving effect to the Domestication and the Business Combination.

At the extraordinary general meeting, 10X III shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2023, (as amended from time to time the “Merger Agreement”), by and among 10X III, 10X AGT Merger Sub, LLC., a Delaware limited liability company and wholly owned subsidiary of 10X III (“Merger Sub”), and American Gene Technologies International Inc., a Delaware corporation (“AGT”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby, and to vote upon a proposal to approve the Domestication, which is referred to herein as the “Domestication Proposal.”

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Merger Agreement, the following transactions will occur:

(a)     At least one day prior to the Closing Date, 10X III will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). In connection with the Domestication, New 10X III will adopt the Interim Charter, which will replace or remove certain provisions of the Existing Governing Documents which are no longer valid or otherwise applicable as a result of the Domestication (but without substantively changing such ongoing rights) and file the same with the Secretary of State of the State of Delaware. The Interim Charter will preserve the existing rights of 10X III ordinary shares, and the existing provisions of the Existing Governing Documents (including protective provisions with respect to the Trust Account and redemption rights) will be replicated or substantively replicated in the Interim Charter (for further details, see “Proposal No. 2 — The Domestication Proposal”).

(b)    Pursuant to the Merger Agreement and on the terms and subject to the conditions set forth in that certain Separation and Distribution Agreement, substantially in the form set forth as Exhibit A to the Merger Agreement (the “Separation Agreement”), prior to the Effective Time (as such term is defined in this proxy statement/prospectus), AGT will (i) contribute, convey, transfer, assign and deliver to AGT Holdings Inc., a newly formed, wholly owned, direct subsidiary of AGT (“SpinCo”), all of AGT’s right, title and interest in and to all assets and liabilities that do not involve researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of human immunodeficiency virus (the “SpinCo Business”), resulting in (A) SpinCo and its subsidiaries owning and operating the SpinCo Business, and (B) AGT and its subsidiaries continuing to own and operate AGT’s business involving researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of human immunodeficiency virus (the “Addimmune Business”), as more thoroughly described in the internal reorganization plan attached as Exhibit A to the Separation Agreement (the “Internal Reorganization”), and (ii) make a distribution to the holders of shares of AGT capital stock of all of the equity of SpinCo, with the same rights, preferences and privileges of AGT’s capital stock as of immediately prior to the SpinCo Record Date (as such term is defined in this proxy statement/prospectus), on a one-for-one basis in accordance with the holders’ respective holdings of AGT’s common and preferred stock existing as of the SpinCo Record Date (the “Distribution”). It is currently intended that the Internal Reorganization and the Distribution will occur on or before December 31, 2023. Following the consummation of the Internal Reorganization and Distribution, SpinCo will operate the SpinCo Business under the name “AGT Holdings, Inc.” Following the Distribution, AGT’s business will consist solely of the Addimmune Business.

(c)     On the Closing Date, AGT (or, should AGT elect to undergo the AGT F-Reorganization, a newly formed parent of AGT) will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of New 10X III. In accordance with the terms and subject to the conditions of the Merger Agreement and the Proposed Charter, at Closing, (a) each issued and outstanding whole warrant to purchase New 10X III Common Stock will become exercisable for Addimmune Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement, (b) each share of AGT Common Stock (including shares of AGT Common Stock issued in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards (as defined below), Cancelled Shares and Dissenting Shares (each as defined in this proxy statement/prospectus), shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New 10X III Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $500,000,000 by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time and (c) each AGT Warrant issued and outstanding immediately prior to the Effective Time, shall be converted into a warrant covering a number of shares of New 10X III Common Stock equal to the product of (i) the total number of shares of AGT Common Stock subject to such AGT Warrant and (ii) the Exchange Ratio, and rounding the resulting number up to the nearest whole share. In addition, holders of AGT Common Stock immediately prior to the Effective Time will have the right to receive a pro rata portion of the Earnout Shares upon the occurrence of various Triggering Events, as further described in this proxy statement/prospectus.

In addition to the Business Combination Proposal and the Domestication Proposal, you will also be asked to consider and vote upon (a) a proposal to adopt the proposed new certificate of incorporation of Addimmune upon the consummation of the Business Combination (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C, which is referred to herein as the “Charter Amendment Proposal”, (b) nine separate proposals to approve material differences between 10X III’s existing Second Amended and Restated Memorandum and Articles of Association (the “Existing Governing Documents”) and the Proposed Charter, which are referred to herein collectively as “Advisory Charter Proposals”, (c) a proposal to approve, for purpose of complying with NYSE Rule 312.03(c), the issuance of Addimmune Common Stock in connection with the Business Combination, which is referred to herein as the “Stock Exchange Proposal,” (d) a proposal to approve and adopt the Addimmune Inc. 2024 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, which is referred to herein as the “Equity Incentive Plan Proposal,” (e) a proposal to elect            directors, who upon consummation of the Business Combination will be the directors of Addimmune, which is referred to herein as the “Director Election Proposal” and (f) a proposal to adjourn the extraordinary general meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Stock Exchange Proposal, and the Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 10X III shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient 10X III ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from 10X III shareholders in favor of one or more of the proposals at the extraordinary general meeting.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination: the Separation Agreement, the Transition Services Agreement, the License Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Amended and Restated Registration Rights Agreement, the Acquiror Support Agreement, the AGT Support Agreement and the Addimmune Lock-Up Agreements, (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” and “Certain Relationships and Related Person Transactions — Addimmune” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of 10X III’s public shares (a “public shareholder”) may request that 10X III redeem all or a portion of such public shares for cash if the Business Combination is consummated. In order to redeem public shares underlying units, holders of units must elect to separate their units into the underlying public shares and warrants prior to exercising redemption rights with respect to such public shares. Holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), 10X III’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares regardless of whether they vote “for” or “against” the Business Combination Proposal, or do not vote at all, and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 10X III will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of 10X III’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $22.0 million of funds in the Trust Account and 2,041,283 public shares subject to possible redemption, in each case, as of October 19, 2023, this would have amounted to approximately $10.75 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of Addimmune Common Stock will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of 10X III — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement (each as defined in the accompanying proxy statement/prospectus), agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any public shares they own. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Initial Shareholders own            % of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

10X III is providing the accompanying proxy statement/prospectus and accompanying proxy card to 10X III’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by 10X III’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of 10X III’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of 10X III has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger and the Domestication, and “FOR” all other proposals presented to 10X III’s shareholders in the accompanying proxy statement/prospectus.    When you consider the recommendation of these proposals by the board of directors of 10X III, you should keep in mind that 10X III’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of the Domestication Proposal and Charter Amendment Proposal each require a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. The approval of each of the Business Combination Proposal, each Advisory Charter Proposal, the Equity Incentive Plan Proposal, the Stock Exchange Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Additionally, the Advisory Charter Proposals are conditioned on the approval of the Charter Amendment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

ALL HOLDERS OF PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, AND (3) TENDER YOUR SHARES TO 10X III’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of 10X III’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
Hans Thomas
Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated             , 2023 and is first being mailed to shareholders on or about            , 2023.

10X CAPITAL VENTURE ACQUISITION CORP. III

A Cayman Islands Exempted Company
(Company Number 371478)
1 World Trade Center, 85th Floor
New York, New York 10007

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON            , 2023

TO THE SHAREHOLDERS OF 10X CAPITAL VENTURE ACQUISITION CORP. III:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X III”), will be held at            , Eastern Time, on            , 2023, at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020. The extraordinary general meeting may also be attended through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting            . You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve, by an ordinary resolution under the Cayman Islands Companies Act, 10X III’s entry into the Agreement and Plan of Merger, dated as of August 9, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X III”), 10X AGT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of New 10X III (“Merger Sub”), and American Gene Technologies International Inc., a Delaware corporation (“AGT”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of 10X III as an exempted company in the Cayman Islands and the continuation and domestication of 10X III as a corporation in the State of Delaware, AGT will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of 10X III (the “Merger”). In connection with the closing of the Merger (the “Closing”), 10X III will change its name to “Addimmune Inc.” (“Addimmune”). At Closing, (a) each share of common stock, par value $0.0001 per share, of AGT (“AGT Common Stock”) (including shares of AGT’s Class A-1 Preferred Stock, Class B-1 Preferred Stock, Class C-1 Preferred Stock, Class D-1 Preferred Stock, Class E-1 Preferred Stock and Class F-1 Preferred Stock (collectively, “AGT Preferred Stock”) converted into AGT Common Stock) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards, Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of New 10X III (the “New 10X III Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $500,000,000 by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, in accordance with the terms of the Merger Agreement and certain related agreements (including the Amended and Restated Registration Rights Agreement, the AGT Support Agreement, the Acquiror Support Agreement, the Addimmune Lock-Up Agreements, and the Addimmune Inc. 2024 Equity Incentive Plan, each in the form attached to the proxy statement/prospectus as Annex E, Annex F, Annex G, Annex H and Annex J, respectively), and the transactions contemplated thereby and (b) each AGT Warrant issued and outstanding immediately prior to the Effective Time, shall be converted into a warrant covering a number of shares of New 10X III Common Stock equal to the product of (i) the total number of shares of AGT Common Stock subject to such AGT Warrant and (ii) the Exchange Ratio, and rounding the resulting number up to the nearest whole share. In addition, holders of AGT Common Stock immediately prior to the Effective Time will have the right to receive a pro rata portion of the Earnout Shares upon the occurrence of various Triggering Events, as further described in this proxy statement/prospectus.

•        Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal, as a special resolution under the Cayman Islands Companies Act, that (a) 10X III be transferred by way of continuation to Delaware (the “Domestication”) pursuant to Article 47 of 10X III’s Second Amended and Restated Memorandum and Articles of Association (the “Existing Governing Documents”), Part XII of the Cayman Islands Companies Act, and Section 388 of the General Corporation Law of the State of Delaware, (b) in connection therewith, to adopt the certificate of incorporation attached to this proxy statement/prospectus as Annex            (the “Interim Charter”), in place of the Existing Governing Documents, and which will remove or amend those provisions of the Existing Governing Documents that terminate or otherwise cease to be applicable as a result of the Domestication, (c) immediately upon being de-registered in the Cayman Islands, 10X III be continued and domesticated as a corporation under the laws of the State of Delaware as New 10X III, and (d) all outstanding securities of 10X III will convert to outstanding securities of New 10X III, as described in the accompanying proxy statement/prospectus.

•        Proposal No. 3 — Charter Amendment Proposal — to consider and vote upon a proposal, as a special resolution under the Cayman Islands Companies Act, to approve the proposed certificate of incorporation, a copy of which is attached to the proxy statement/prospectus as Annex C (the “Proposed Charter”) and bylaws, a copy of which is attached to the proxy statement/prospectus as Annex D (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Governing Documents”) of Addimmune, which, if approved, would take effect immediately after the Business Combination, including the change in name from “10X Capital Venture Acquisition Corp. III” to “Addimmune Inc.”

•        Proposal No. 4 — Advisory Charter Proposal — to consider and vote, on a non-binding advisory basis, upon the following nine (9) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

•        Advisory Charter Proposal 4A — to increase the authorized share capital of New 10X III from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii)            shares of common stock, par value $0.0001 per share, of Addimmune and            shares of preferred stock, par value $0.0001 per share, of Addimmune.

•        Advisory Charter Proposal 4B — to authorize the board of directors of Addimmune (the “Addimmune Board”) to issue any or all shares of Addimmune preferred stock in one or more series, with such terms and conditions as may be expressly determined by the Addimmune Board and as may be permitted by the DGCL.

•        Advisory Charter Proposal 4C — to permit removal of a director only for cause and only by the affirmative vote of the holders of at a majority of the voting power of all of the outstanding shares of voting stock of Addimmune entitled to vote at an election of directors, voting together as a single class.

•        Advisory Charter Proposal 4D — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the Addimmune Board.

•        Advisory Charter Proposal 4E — to eliminate the ability of Addimmune stockholders to act by written consent in lieu of a meeting.

•        Advisory Charter Proposal 4F — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the Addimmune Board present at any regular or special meeting of the Addimmune Board at which a quorum is present or (y) by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of Addimmune.

•        Advisory Charter Proposal 4G — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of Addimmune for amendments for certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of Addimmune, (ii) exculpation of personal liability of a director of Addimmune and indemnification of persons serving as directors or officers of Addimmune, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and Proposed Bylaws.

•        Advisory Charter Proposal 4H — to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

•        Advisory Charter Proposal 4I — to provide that the Proposed Charter will eliminate provisions related to 10X III’s status as a blank check company.

•        Proposal No. 5 — The Stock Exchange Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, for the purposes of complying with the applicable provisions of NYSE Rule 312.03, the issuance of shares of common stock, par value $0.0001 per share, of Addimmune (the “Addimmune Common Stock”) in connection with the Business Combination (including the Earnout Shares).

•        Proposal No. 6 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the Addimmune Inc. 2024 Equity Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J.

•        Proposal 7 — The Director Election Proposal — to consider and vote upon a proposal to approve by ordinary resolution the election of seven (7) directors to serve staggered terms on Addimmune’s board of directors until the 2024, 2025 and 2026 annual meeting of shareholders, respectively, and until their respective successors are duly elected and qualified.

•        Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to 10X III shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient 10X III ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from 10X III shareholders in favor of one or more of the proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Stock Exchange Proposal and the Equity Incentive Plan Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

These items of business are described in more detail in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on            , 2023 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to 10X III’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of 10X III’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 32 of this proxy statement/prospectus.

After careful consideration, the board of directors of 10X III has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and Domestication, and unanimously recommends that shareholders vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger and Domestication, and “FOR” all other proposals presented to 10X III’s shareholders in this proxy statement/prospectus.    When you consider the recommendation of these proposals by the board of directors of 10X III, you should keep in mind that 10X III’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a public shareholder may request that 10X III redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(a)     (i) hold public shares or (ii) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(b)    submit a written request to Continental, 10X III’s transfer agent, in which you (i) request that 10X III redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(c)     deliver your certificates for public shares (if any) along with the redemption forms to Continental, 10X III’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            ,             Time, on            , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, 10X III’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 10X III’s transfer agent, Addimmune will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of 10X III’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $22.0 million of funds in the Trust Account and 2,041,283 public shares subject to possible redemption, in each case, as of October 19, 2023, this would have amounted to approximately $10.75 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption will take place following the Domestication and, accordingly, it is shares of Addimmune

Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of 10X III — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Merger Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.

The approval of the Domestication Proposal and Charter Amendment Proposal each requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal, the Stock Exchange Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Our Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination and not to redeem any public shares they own. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 82.5% of the issued and outstanding ordinary shares. Accordingly, 10X III would not need any public shares to be voted in favor of each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Advisory Charter Proposal, the Equity Incentive Plan Proposal, the Stock Exchange Proposal, the Director Election Proposal and the Adjournment Proposal in order for each such proposal to be approved, assuming all outstanding shares are voted on such proposal. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact            , our proxy solicitor, by calling            , or banks and brokers can call collect at            , or by emailing            .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of 10X Capital Venture Acquisition Corp. III,

Hans Thomas
Chief Executive Officer and Chairman of the Board of Directors

ALL HOLDERS OF PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, AND (3) TENDER YOUR SHARES TO 10X III’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning 10X III, without charge, by written request to 10X Capital Venture Acquisition Corp. III, 1 World Trade Center, 85th Floor, New York, New York 10007, or by telephone request at (212) 257-0069; or            , our proxy solicitor, by calling            , or banks and brokers can call collect at            , or by emailing            or from the SEC through the SEC website at http://www.sec.gov.

In order for 10X III’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of 10X III to be held on            , 2023, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by            , 2023.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:

•        “10X Capital” means 10X Capital Holdings LLC;

•        “10X III,” “we,” “us” or “our” means 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company, prior to the consummation of the Business Combination;

•        “10X III Board” means 10X III’s board of directors;

•        “10X III Pre-Closing Financing” means (a) the incurrence of any indebtedness by 10X III, (b) the issuance by 10X III of any shares of capital stock or equity-linked securities or rights exercisable for or convertible into shares of capital stock or (c) equity financing facilities or non-redemption pools entered into by 10X III, in each case with respect to clauses (a)-(c), on or after April 28, 2023 and prior to or simultaneously with the Closing, the net proceeds of which will remain with 10X III following Closing;

•        “10X III warrant agreement” means the warrant agreement, dated January 11, 2022, between 10X III and Continental Stock Transfer & Trust Company, as warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the warrants;

•        “2023 Convertible Promissory Notes” means those certain convertible promissory notes issued by AGT to the 2023 Convertible Note Investors pursuant to the 2023 Convertible Note Purchase Agreement;

•        “2023 Convertible Note Purchase Agreement” means that certain Secured Convertible Promissory Note Purchase Agreement, dated as of October 31, 2023, by and among AGT and the 2023 Convertible Note Investors;

•        “2023 Convertible Note Investor” means those certain investors, including the Gaingels 10X Capital Diversity Fund, party to the 2023 Convertible Note Purchase Agreement;

•        “2024 Plan” means the Addimmune Inc. 2024 Equity Incentive Plan, to be considered for adoption and approval by the shareholders pursuant to the Equity Incentive Plan Proposal;

•        “Addimmune” means 10X III upon and after the Domestication;

•        “Addimmune Board” means the board of directors of Addimmune;

•        “Addimmune Business” means AGT’s business involving researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of HIV;

•        “Addimmune Common Stock” means the common stock, par value $0.0001 per share, of Addimmune upon consummation of the Business Combination;

•        “Addimmune warrants” means warrants to purchase shares of Addimmune Common Stock;

•        “AGT” means American Gene Technologies Inc., a Delaware corporation;

•        “AGT Charter” means that certain Amended and Restated Certificate of Incorporation of AGT, filed with the Secretary of State of the State of Delaware on December 3, 2021, as currently in effect;

•        “AGT Common Stock” means the common stock, par value $0.0001 per share, of AGT;

•        “AGT Group” means AGT and each of its subsidiaries and any legal predecessors thereto, but excluding any member of SpinCo Group.

•        “AGT Holders” mean the holders of AGT Common Stock immediately prior to the Closing;

•        “AGT Option” means each option to purchase AGT Common Stock;

•        “AGT Pre-Closing Financing” means the issuance by AGT of any shares of capital stock or equity-linked securities or indebtedness or other rights exercisable for or convertible into shares of capital stock, in each case, on or after April 28, 2023 and prior to or simultaneously with the Closing;

•        “AGT Preferred Stock” means AGT’s Class A-1 Preferred Stock, Class B-1 Preferred Stock, Class C-1 Preferred Stock, Class D-1 Preferred Stock, Class E-1 Preferred Stock and Class F-1 Preferred Stock;

•        “AGT Restricted Stock Award” means each grant of an award in respect of a share of AGT Common Stock subject to vesting, repurchase, forfeiture or other lapse restrictions granted under an AGT equity incentive plan;

•        “AGT Stock” means AGT Common Stock, AGT Preferred Stock or other equity securities issued by AGT, collectively;

•        “AGT Warrant” means each warrant to purchase AGT Common Stock;

•        “Available Closing Cash” means (i) all amounts in the Trust Account, plus (ii) the aggregate amount of cash funded to 10X III or AGT pursuant to any Pre-Closing Financing at or prior to the Closing, plus (iii) any other cash then held by 10X III as of immediately prior to the Closing, minus (iv) the aggregate amount of payments required to be made by 10X III in connection with the redemption, and minus (v) all reasonable cash fees, costs and expenses of 10X III AGT incurred prior to and through the Closing Date in connection with the Transactions, including deferred underwriting discounts or fees and the cash fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of 10X III or AGT, which cash fees, costs and expenses 10X III or AGT shall each use commercially reasonable efforts to minimize as may be required or appropriate to effect the closing of the Transactions;

•        “Business Combination” means the Domestication, the Merger and the other transactions contemplated by the Merger Agreement, collectively;

•        “Cancelled Shares” means each share of AGT Common Stock issued and outstanding immediately prior to the Effective Time that is held by AGT in treasury, or owned by 10X III or by Merger Sub, which share shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor by virtue of the Merger;

•        “Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•        “Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of 10X III, which will be converted into shares of New 10X III Common Stock in connection with the Domestication;

•        “Class B Holders” or “Initial Shareholders” means the holders of the Class B ordinary shares;

•        “Class B ordinary shares” or “founder shares” means the Class B ordinary shares, par value $0.0001 per share, of 10X III that were initially issued to our Sponsor in a private placement prior to our initial public offering and remain outstanding, and, in connection with the Domestication, will be converted into shares of New 10X III Common Stock, subject to certain adjustments;

•        “Closing” means the closing of the Business Combination;

•        “Closing Date” means that date that is in no event later than the second (2nd) business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to Closing set forth in the Merger Agreement, which are described under the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other date as 10X III and AGT may agree in writing;

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•        “Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Stock Exchange Proposal and the Equity Incentive Plan Proposal, collectively;

•        “Continental” means Continental Stock Transfer & Trust Company;

•        “DGCL” means the General Corporation Law of the State of Delaware;

•        “Dissenting Shares” shall mean each share of AGT Stock outstanding immediately prior to the Effective Time and held by an AGT Stockholder entitled to vote in respect of such shares of AGT Stock who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL;

•        “Distribution” means the distribution to the holders of shares of AGT capital stock of all of the equity of SpinCo, with the same rights, preferences and privileges of AGT’s capital stock as of immediately prior to the SpinCo Record Date, on a one-for-one basis in accordance with the holders’ respective holdings of AGT’s common and preferred stock existing as of the SpinCo Record Date;

•        “Domestication” means the transfer by way of continuation and deregistration of 10X III from the Cayman Islands and the continuation and domestication of 10X III as a corporation incorporated in the State of Delaware at least one day prior to the Merger;

•        “Earnout Period” means the period beginning on the Closing Date and ending on the date that is the five-year anniversary of the Closing Date;

•        “Earnout Shares” means a number of shares of New 10X III Common Stock equal to the quotient obtained by dividing (i) $300,000,000 by (ii) ten dollars and fifteen cents ($10.15) to be issued to holders of AGT Common Stock on a pro rata basis as additional consideration for the Merger;

•        “Effective Time” means the time at which the Merger becomes effective;

•        “Employee Matters Agreement” means that certain Employee Matters Agreement, to be entered into between AGT and SpinCo;

•        “Exchange Ratio” means the quotient obtained by dividing (x) the quotient obtained by dividing (i) the sum of (1) $500,000,000 and (2) $10.15 by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time;

•        “Extension Meetings” means the Initial Extension Meeting and the Second Extension Meeting;

•        “Extension Redemptions” means the Initial Extension Redemption and the Second Extension Redemption;

•        “extraordinary general meeting” means the extraordinary general meeting of 10X III at            ,             Eastern Time, on            , 2023, at the offices of Latham & Watkins located at 1271 6th Avenue, New York, New York 10020, and via a virtual meeting, unless the extraordinary general meeting is adjourned, or at such other time, on such other date and at such other place to which the meeting may be adjourned;

•        “Existing Governing Documents” means 10X III’s Second Amended and Restated Memorandum and Articles of Association, as amended;

•        “FDA” means the United States Food and Drug Administration;

•        “FTC” means the Federal Trade Commission;

•        “GAAP” means the United States generally accepted accounting principles, consistently applied;

•        “HIV” means human immunodeficiency virus;

•        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•        “Initial Extension Meeting” means the 10X III extraordinary general meeting of shareholders held on December 28, 2022, at which shareholders voted upon, among other items, a proposal to amend 10X III’s amended and restated memorandum and articles of association to extend the date by which 10X III must consummate an initial business combination;

•        “Initial Extension Redemption” means the redemption of 25,943,810 Class A ordinary shares in connection with the Initial Extension Meeting;

•        “initial public offering” means 10X III’s initial public offering that was consummated on January 14, 2022;

•        “Internal Reorganization” means the contribution, conveyance, transfer, assignment and delivery to SpinCo of all of AGT’s right, title and interest in and to the SpinCo Business, resulting in (A) SpinCo and its subsidiaries owning and operating the SpinCo Business, and (B) AGT and its subsidiaries continuing to own and operate the Addimmune Business, as more thoroughly described in the internal reorganization plan attached as Exhibit A to the Separation Agreement; “License Agreement” means that certain License Agreement, to be entered into between AGT and SpinCo;

•        “Maples” means Maples & Calder, 10X III’s Cayman counsel;

•        “Merger” means, pursuant to the Merger Agreement, the merger of AGT (or, should AGT elect to undergo the AGT F-Reorganization, a newly formed parent of AGT) into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of New 10X III;

•        “Merger Agreement” means that certain Merger Agreement, dated as of August 9, 2023 (as may be amended, supplemented or otherwise modified from time to time), by and among 10X III, Merger Sub, and AGT;

•        “National Exchange” means any tier of The New York Stock Exchange, any tier of The Nasdaq Stock Market LLC or the NYSE American LLC;

•        “New 10X III Common Stock” means the common stock, par value $0.0001 per share, of New 10X III upon consummation of the Domestication;

•        “NYSE American” means the NYSE American LLC;

•        “ordinary shares” means 10X III’s Class A ordinary shares and Class B ordinary shares;

•        “Phase 2 Clinical Trial” means any controlled human clinical trial, or a portion thereof, that generally meets the requirements of 21 C.F.R. 312.21(b), as amended (or its successor regulation), whose endpoints are primarily intended to establish efficacy of cellular therapy in the treatment of HIV. For the avoidance of doubt, a “Phase 2 Clinical Trial” shall include any study or hybrid clinical trial that combines more than one phase (e.g., phase 1(b)/2(a) trial, phase 2(b)/3 trial, or phase 2/3 trial) or represents a more advanced phase of drug development (e.g., phase 3 clinical trial, drug submission or drug approval);

•        “Pre-Closing Financing” means any 10X III Pre-Closing Financing or AGT Pre-Closing Financing, as applicable;

•        “Preferred Stock Conversion” means the conversion to occur immediately prior to the Effective Time pursuant to which AGT shall cause each outstanding share of AGT Preferred Stock to be converted into a number of shares of AGT Common Stock at the then-effective conversion price as calculated pursuant to the AGT Charter;

•        “private placement shares” means the Class A ordinary shares sold as part of the private placement units;

•        “private placement units” means the 1,153,00 private placement units outstanding as of the date of this proxy statement/prospectus that were issued to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”) simultaneously with the consummation of 10X III’s initial public offering, which private placement units are identical to the units sold in 10X III’s initial public offering, subject to certain limited exceptions. Each private placement unit consists of one Class A ordinary share (the private placement shares) and one-half of one redeemable warrant (the private placement warrants);

•        “private placement warrants” means the warrants sold as part of the private placement units, each such whole warrant representing the right to purchase Class A ordinary share;

•        “pro forma” means giving pro forma effect to the Business Combination, including the Merger, Domestication, and any other equity financing transactions which may be entered into prior to Closing;

•        “Proposed Bylaws” means the proposed bylaws of Addimmune to be effective upon the Domestication attached to this proxy statement/prospectus as Annex D;

•        “Proposed Charter” means the proposed certificate of incorporation of Addimmune to be effective upon the Domestication attached to this proxy statement/prospectus as Annex C;

•        “Proposed Governing Documents” means the Proposed Charter and the Proposed Bylaws;

•        “public shareholders” means holders of public shares, whether acquired in 10X III’s initial public offering or acquired in the secondary market;

•        “public shares” means the currently outstanding Class A ordinary shares sold as part of the 10X III units in its initial public offering, whether acquired in 10X III’s initial public offering or acquired in the secondary market;

•        “public warrants” means the redeemable warrants to purchase Class A ordinary shares sold as part of the units in 10X III’s initial public offering, whether acquired in 10X III’s initial public offering or acquired in the secondary market;

•        “record date” means            , 2023;

•        “redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

•        “SEC” means the Securities and Exchange Commission;

•        “Second Amended and Restated Memorandum and Articles of Association” means the second amended and restated memorandum and articles of association of 10X III;

•        “Second Extension Meeting” means the 10X III extraordinary general meeting of shareholders held on October 12, 2023, at which shareholders voted upon, among other items, a proposal to amend 10X III’s Second Amended and Restated Memorandum and Articles of Association to (1) extend the date by which 10X III must consummate an initial business combination, (2) eliminate the limitation that 10X III shall not redeem public shares to the extent that such redemption would cause 10X III’s net tangible assets to be less than $5,000,001 following such redemptions and (3) to provide for the right of a holder of Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder;

•        “Second Extension Redemption” means the redemption of 2,014,907 Class A ordinary shares in connection with the Second Extension Meeting;

•        “Securities Act” means the Securities Act of 1933, as amended;

•        “Separation Agreement” means that certain Separation and Distribution Agreement, by and between AGT and SpinCo, substantially in the form set forth as Exhibit A to the Merger Agreement;

•        “Sparks” means Sparks Energy, Inc., a Delaware corporation;

•        “SpinCo” means AGT Holdings, Inc., a Delaware corporation, wholly owned, direct subsidiary of AGT, formed for the purpose of consummating the transactions contemplated by the Separation Agreement, pursuant to the filing of a certificate of formation with the Secretary of State of the State of Delaware, which will continue in existence following the Closing as American Gene Technologies International Inc.;

•        “SpinCo Business” means any business other than AGT’s business involving researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of HIV;

•        “SpinCo Common Stock” means the shares of common stock of SpinCo, par value $0.0001 per share;

•        “SpinCo Group” means SpinCo and its subsidiaries, after giving effect to the Spin-Off Transaction.

•        “SpinCo Record Date” means 5:00 p.m. New York time on the date to be determined by AGT’s board of directors as of the record date for determining stockholders of AGT entitled to receive shares of capital stock of SpinCo pursuant to the Separation Agreement;

•        “Spin-Off Transaction” means the transactions contemplated by the Separation Agreement;

•        “Sponsor” means 10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company;

•        “Subsequent Clinical Trial” means any controlled human clinical trial, or a portion thereof, that generally meets the requirements of 21 C.F.R. 312.21, as amended (or its successor regulation), whose endpoints include efficacy of cellular therapy in the treatment of HIV;

•        “Tax Matters Agreement” means the Tax Matters Agreement to be entered into between AGT and SpinCo;

•        “Termination Date” means July 14, 2024;

•        “Transactions” means the Internal Reorganization, the AGT F-Reorganization (if relevant), the Distribution, and the transactions contemplated by the Separation Agreement and the Merger Agreement to occur at or immediately prior to the Closing, including the Domestication, the Merger and the Preferred Stock Conversion;

•        “Transition Services Agreement” means the Transition Services Agreement to be entered into between AGT and SpinCo;

•        “transfer agent” means Continental, 10X III’s transfer agent;

•        “Triggering Event” means any of Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V or Triggering Event VI;

•        “Triggering Event I” means the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on a National Exchange (or such other exchange on which the shares of Addimmune Common Stock are then listed) is greater than or equal to $15.00 for any fifteen (15) trading days within any thirty (30) consecutive trading period within the Earnout Period;

•        “Triggering Event II” means the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on a National Exchange (or such other exchange on which the shares of Addimmune Common Stock are then listed) is greater than or equal to $17.50 for any fifteen (15) trading days within any thirty (30) consecutive trading period within the Earnout Period;

•        “Triggering Event III” means the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on a National Exchange (or such other exchange on which the shares of Addimmune Common Stock are then listed) is greater than or equal to $20.00 for any fifteen (15) trading days within any thirty (30) consecutive trading period within the Earnout Period;

•        “Triggering Event IV” means the date within the Earnout Period on which AGT or any of its subsidiaries begins a Subsequent Clinical Trial (i.e., the first dosing or treatment of a patient in the Subsequent Clinical Trial);

•        “Triggering Event V” means the date within the Earnout Period on which AGT or any of its subsidiaries issues a public announcement regarding the initial acquisition of data from at least one patient enrolled in a Subsequent Clinical Trial;

•        “Triggering Event VI” means completes the acquisition of data from a Phase 2 Clinical Trial;

•        “Trust Account” means the trust account established at the consummation of 10X III’s initial public offering that holds the proceeds of the initial public offering and from the sale of private placement units and is maintained by Continental, acting as trustee;

•        “units” or “10X III units” means the units of 10X III, each unit representing one Class A ordinary share and one-half of one whole redeemable warrant, with such whole warrant representing the right to acquire one Class A ordinary share, that were offered and sold by 10X III in its initial public offering and in its concurrent private placement; and

•        “warrants” means the public warrants and the private placement warrants.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to AGT has been provided by AGT and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to complete the Business Combination with AGT or, if we do not consummate such Business Combination, any other initial business combination;

•        satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Condition Precedent Proposals being obtained; (ii) approval of certain other agreements and transactions related to the Business Combination by the respective shareholders of 10X III and AGT; and (iii) the approval by a National Exchange of our initial listing application in connection with the Business Combination;

•        the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against 10X III and AGT following the announcement of the Merger Agreement and the transactions contemplated therein, that could give rise to the termination of the Merger Agreement;

•        Addimmune’s financial and business performance following the Business Combination;

•        the ability to obtain and/or maintain the listing of the Addimmune’s Common Stock and the warrants on a National Exchange, and the potential liquidity and trading of such securities;

•        our public securities’ potential liquidity and trading;

•        the number of shares elected to be redeemed by public shareholders;

•        the risk that the proposed Business Combination disrupts current plans and operations of AGT as a result of the announcement and consummation of the proposed Business Combination;

•        the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees;

•        costs related to the proposed Business Combination;

•        changes in applicable laws or regulations;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and Addimmune’s ability to attract and retain key personnel;

•        10X III officers and directors allocating their time to other businesses and potentially having conflicts of interest with 10X III’s business or in approving the Business Combination;

•        macroeconomic conditions resulting from the global COVID-19 pandemic;

•        substantial regulations, which are evolving, and unfavorable changes or failure by Addimmune to comply with these regulations;

•        failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•        cyber-attacks and security vulnerabilities;

•        the effect of the novel coronavirus (“COVID-19”) pandemic on the foregoing, including our ability to consummate the Business Combination due to the uncertainty resulting from the COVID-19 pandemic;

•        factors relating to the business, operations and financial performance of AGT, including:

•        as a result of the Internal Reorganization, AGT will lose the SpinCo Business, and may experience difficulty operating as a standalone company;

•        the anticipated benefits of the Internal Reorganization may not be achieved;

•        AGT’s historical combined financial data and pro forma financial statements are not necessarily representative of the results AGT would have achieved as a standalone company and may not be a reliable indicator of its future results;

•        AGT’s operating results and financial performance;

•        AGT’s ability to manage and grow its business and execution of its business and growth strategies;

•        risks arising from changes in technology;

•        the competitive environment in the life sciences and biotechnology platform market;

•        failure to maintain, protect and defend AGT’s intellectual property rights;

•        changes in government laws and regulations, including laws governing intellectual property, and the enforcement thereof affecting AGT’s business;

•        difficulties with performance of third parties AGT will rely on for its business growth;

•        difficulties developing and sustaining relationships with commercial counterparties;

•        AGT may not be able to engage in certain transactions and equity issuances following the Distribution; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or AGT. There can be no assurance that future developments affecting us and/or AGT will be those that we and/or AGT have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of AGT) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. It is not possible to predict or identify all such risks. Neither we nor AGT undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, or makes a decision with respect to redemption of its public shares, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF 10X III

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to 10X III’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at            , on            , 2023, at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020 and via a virtual meeting, unless the extraordinary general meeting is adjourned.

Q.     Why am I receiving this proxy statement/prospectus?

A:     10X III shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Merger Agreement, among other things, 10X III will complete the Domestication and, at least one day after the Domestication, on the Closing Date, the parties will complete the Merger, pursuant to which (a) each issued and outstanding whole warrant to purchase New 10X III Common Stock will become exercisable for Addimmune Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement, (b) each share of AGT Common Stock (including shares of AGT Common Stock issued in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards, Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New 10X III Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $500,000,000 by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time and (c) each AGT Warrant issued and outstanding immediately prior to the Effective Time, shall be converted into a warrant covering a number of shares of New 10X III Common Stock equal to the product of (i) the total number of shares of AGT Common Stock subject to such AGT Warrant and (ii) the Exchange Ratio, and rounding the resulting number up to the nearest whole share. In addition, holders of AGT Common Stock immediately prior to the Effective Time will have the right to receive a pro rata portion of the Earnout Shares upon the occurrence of various Triggering Events, as further described in this proxy statement/prospectus. For further details, see “Business Combination Proposal — Consideration to AGT Holders in the Business Combination.”

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Merger Agreement in its entirety.

The approval of each of the Business Combination Proposal, each Advisory Charter Proposal, the Equity Incentive Plan Proposal, the Stock Exchange Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, and each of the Domestication Proposal and Charter Amendment Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share.

In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of 10X III and each issued and outstanding Class B ordinary share of 10X III will be converted into one share of New 10X III Common Stock, (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of 10X III will be automatically represent the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement, and (iii) the governing documents of 10X III will be and become the interim governing documents of New 10X III as described in this proxy statement/prospectus. In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding 10X III unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one 10X III warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New 10X III Common Stock and one-half of one whole warrant representing the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the 10X III warrant agreement. Upon the separation of units, only whole warrants will trade. Accordingly, unless you hold at least two units of 10X III, you will not be able to receive or trade a warrant when the units are separated. See “Domestication Proposal.”

Following the consummation of the Business Combination, (i) the governing documents of New 10X III will be amended and restated and become the certificate of incorporation and bylaws of Addimmune Inc. as described in this proxy statement/prospectus, (ii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or bylaws that are not adopted and approved by the 10X III shareholders, other than the amendments to the New 10X III governing documents that are contemplated by the Charter Amendment Proposal, which is a condition to the closing of the Business Combination Proposal, and (iii) New 10X III will change its name to “Addimmune Inc.”

The provisions of the Proposed Governing Documents will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the Existing Governing Documents of 10X III?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q.     What proposals are shareholders of 10X III being asked to vote upon?

A.     At the extraordinary general meeting, 10X III is asking holders of its ordinary shares to consider and vote upon sixteen (16) separate proposals:

•        a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•        a proposal to approve by special resolution the Domestication;

•        a proposal to approve by special resolution the adoption of the Proposed Charter;

•        nine (9) separate proposals to approve by ordinary resolution certain material differences between the Existing Governing Documents and the Proposed Governing Documents:

•        to authorize the change in the authorized share capital of New 10X III from $55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii)            shares of Addimmune Common Stock and            shares of Addimmune Preferred Stock;

•        to authorize the Addimmune Board to issue any or all shares of Addimmune preferred stock in one or more series, with such terms and conditions as may be expressly determined by the Addimmune Board and as may be permitted by the DGCL;

•        to permit removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of voting stock of Addimmune entitled to vote at an election of directors, voting together as a single class;

•        to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the Addimmune Board;

•        to eliminate the ability of Addimmune stockholders to act by written consent in lieu of a meeting;

•        to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the Addimmune Board present at any regular or special meeting of the Addimmune Board at which a quorum is present or (y) by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of Addimmune;

•        to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of Addimmune for amendments for certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of Addimmune, (ii) exculpation of personal liability of a director of Addimmune and indemnification of persons serving as directors or officers of Addimmune, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and Proposed Bylaws;

•        to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum; and

•        to provide that the Proposed Charter will eliminate provisions related to 10X III’s status as a blank check company.

•        a proposal to approve by ordinary resolution shares of Addimmune Common Stock issued in connection with the Business Combination pursuant to NYSE Rule 312.03;

•        a proposal to approve and adopt by ordinary resolution the 2024 Plan;

•        a proposal to elect seven (7) directors, in each case to serve on the Addimmune Board for staggered three year terms or until such director’s earlier death, resignation, retirement or removal; and

•        a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If 10X III’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate, and the Business Combination may not be consummated.

For more information, please see “Business Combination Proposal,” “Domestication Proposal,”, “Charter Amendment Proposal”, “The Advisory Charter Proposals,” “Stock Exchange Proposal,” “Equity Incentive Plan Proposal,” “Director Election Proposal” and “Adjournment Proposal.”

10X III will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of 10X III should read this proxy statement/prospectus carefully.

After careful consideration, the 10X III Board has determined that the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, each of the Advisory Charter Proposals, the Stock Exchange Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of 10X III and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 10X III and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q.     Are the proposals conditioned on one another?

A.     Yes. The Business Combination is conditioned upon the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned upon the approval of each other. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q.     Why is 10X III proposing the Business Combination?

A.     10X III is a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company and formed for the purpose of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as the initial business combination. Based on 10X III’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

AGT is a Delaware corporation that develops gene cell therapy treatments that are currently undergoing clinical trials for their effectiveness to cure HIV.

Based on its due diligence investigations of AGT and the industry in which it operates, including the financial and other information provided by AGT in the course of 10X III’s due diligence investigations, the 10X III Board believes that the Business Combination with AGT is in the best interests of 10X III and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “Business Combination Proposal — The 10X III Board’s Reasons for the Business Combination.”

Although the 10X III Board believes that the Business Combination with AGT presents a unique business combination opportunity and is in the best interests of 10X III and its shareholders, the 10X III Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “Business Combination Proposal — The 10X III Board’s Reasons for the Business Combination” and “Risk Factors — Risks Related to the Business Combination and 10X III.”

Q.     Did the 10X III Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Yes. Although 10X III is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the transaction being contemplated is fair to 10X III from a financial point of view unless 10X III completes a business combination with an affiliated entity, the 10X III Board received an opinion of Roth Capital Partners, LLC (“Roth”), dated July 27, 2023, as to the fairness, from a financial point of view, to 10X III of the Merger Consideration, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Roth in preparing its opinion. Roth’s opinion should not be construed as creating any fiduciary duty on Roth’s part to any party or entity. Roth’s opinion and the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are not intended to be, and do not constitute, a recommendation to any shareholder of 10X III as to how to vote with respect to the Merger or any other matter. This opinion is discussed in greater detail in the section entitled “The Business Combination Proposal — Opinion of Financial Advisor to 10X III” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex I.

Q.     What will AGT’s stockholders receive in return for the Business Combination with 10X III?

A.     In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, (a) each share of AGT Common Stock (including shares of AGT Common Stock issued in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards, Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New 10X III Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $500,000,000 by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time and (b) each AGT Warrant issued and outstanding immediately prior to the Effective Time, shall be converted into a warrant covering a number of shares of New 10X III Common Stock equal to the product of (i) the total number of shares of AGT Common Stock subject to such AGT Warrant and (ii) the Exchange Ratio, and rounding the resulting number up to the nearest whole share. In addition, holders of AGT Common Stock immediately prior to the Effective Time will have the right to receive a pro rata portion of the Earnout Shares upon the occurrence of various Triggering Events, as further described in this proxy statement/prospectus.

Q.     How will the combined company be managed following the business combination?

A.     Following the Closing, it is expected that the current management of AGT will become the management of Addimmune, and the Addimmune Board will consist of seven (7) directors, which will be divided into three classes (Class I, II and III) with each consisting of, as nearly as possible, one third of the total number of directors constituting the whole Addimmune Board. Pursuant to the Merger Agreement, the Addimmune Board will consist of four (4) members selected by AGT, which shall include the current Chief Executive Officer and Chairman of the Board of AGT, two (2) members appointed by the Sponsor and one (1) member appointed jointly by AGT and the Sponsor. Please see the section entitled “Management of Addimmune Following the Business Combination” for further information.

Q.     What equity stake will current 10X III shareholders and current equity holders of AGT hold in Addimmune immediately after the consummation of the Business Combination?

A.      As of the date of this proxy statement/prospectus, there are 13,194,283 ordinary shares issued and outstanding, which includes an aggregate of 1,153,000 Class A ordinary shares held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering, 9,999,999 Class A ordinary shares held by the Sponsor and one Class B ordinary share held by the Sponsor. Prior to the consummation of the Business Combination, pursuant to certain non-redemption agreements entered into by and among 10X III, the Sponsor and certain shareholders of 10X III in connection with the Extension Meetings, following approval of the Business Combination at the extraordinary general meeting, the Sponsor has agreed to transfer a number of ordinary shares to those certain shareholders. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 15,576,490 warrants to acquire Class A ordinary shares, comprised of 576,500 private placement warrants held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering and 14,999,990 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Addimmune Common Stock.

Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of 10X III’s outstanding public shares are redeemed in connection with the Business Combination), 10X III’s fully diluted share capital would be            ordinary shares.

The following table illustrates varying ownership levels in Addimmune Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

•        Assuming No Additional Redemptions:    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares, after giving effect to the Extension Redemptions.

•        Assuming 50% Redemptions:    This presentation assumes that 1,020,642 public shares are redeemed for aggregate redemption payments of approximately $11.0 million assuming a $10.75 per share redemption price and based on funds in the Trust Account, after giving effect to the Extension Redemptions.

•        Maximum Redemption Scenario:    This presentation assumes that 2,041,283 public shares are redeemed for aggregate payments of approximately $22.0 million (based on an estimated per share redemption price of approximately $10.75 that was calculated using the $22.0 million of cash remaining in the Trust Account divided by the remaining 2,041,283 Class A Ordinary Shares subject to possible redemption as of October 19, 2023). The maximum redemption amount reflects the maximum number of public shares that 10X III can redeem without violating the conditions of the Merger Agreement. This presentation includes all adjustments contained in the “no redemptions” presentations and presents additional adjustments to reflect the effect of the maximum redemptions.

There is no certainty that as of the date of this proxy statement/prospectus the Available Closing Cash condition will be met or that 10X III or AGT will be able to raise the necessary funding to enable the consummation of the Business Combination.

The pro forma ownership of shares of Addimmune Common Stock following the Business Combination under both the No Additional Redemptions, 50% Redemptions and Maximum Redemptions scenarios (amounts are based on information as of June 30, 2023, as adjusted for events that relate to material transactions consummated after such date through the date hereof) is as follows:

	Assuming No Additional Redemptions (Shares)%		Assuming 50% Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
AGT Stockholders(1)(2)	45,850,923	77.7%	45,850,923	78.9%	45,850,923	80.4%
10X III Public Shareholders(3)(4)	2,041,283	3.4%	1,020,642	1.8%	—	—%
Sponsor(5)(6)	10,881,000	18.4%	10,881,000	18.8%	10,881,000	19.1%
Cantor(7)	272,000	0.5%	272,000	0.5%	272,000	0.5%
Pro forma Common Stock as of June 30, 2023	59,045,206	100.0%	58,024,565	100.0%	57,003,923	100.0%

____________

(1)     Excludes (i) 29,556,650 Earnout Shares as the Earnout Share conditions have not yet been met, (ii) 2,110,170 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT Options, which options at Closing shall automatically convert into an option to purchase a number of shares of New 10X III Common Stock calculated pursuant to the terms of the Merger Agreement (for further discussion see the section entitled “Business Combination Proposal — Consideration to AGT Holders in the Business Combination”), (iii) 29,815 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT warrants that do not expire prior to the expected Closing Date, (iv) 1,236,813 shares of New 10X III Common Stock issuable in connection with outstanding AGT warrants that may be exercised for AGT Common Stock prior to the Closing Date and would otherwise expire prior to the expected Closing Date, and (v) 32,620 unvested Restricted Stock Awards issued to AGT stockholders.

(2)      Includes (i) 27,788,480 shares of New 10X III Common Stock issuable in exchange for 30,312,295 outstanding shares of AGT Common Stock and (ii) 18,062,442 shares of New 10X III Common Stock issuable in exchange for 19,702,915 outstanding shares of AGT Preferred Stock that are expected to be converted to 19,702,915 shares of AGT Common Stock in connection with the Preferred Stock Conversion.

(3)      Excludes 14,999,990 shares issuable upon exercise of public warrants.

(4)     Based on 4,056,190 redeemable shares of 10X III Class A ordinary shares outstanding as of June 30, 2023 and adjusted to reflect the redemption of 2,014,907 shares of 10X III Class A ordinary shares in connection with the Second Extension Meeting on October 12, 2023.

(5)      Includes 881,000 non-redeemable Class A ordinary shares underlying the 881,000 private placement units owned by the Sponsor, 9,999,999 Class A ordinary shares and one Class B ordinary share owned by the Sponsor as of the date of this proxy statement/prospectus. Pursuant to the certain non-redemption agreements entered into by and among 10X III, the Sponsor and certain public shareholders of 10X III, the Sponsor agreed to transfer up to an aggregate of up to 1,916,260 of its ordinary shares to those certain public shareholders under the terms of the non-redemption agreements. As of the date hereof, 1,496,260 ordinary shares are due to be transferred from Sponsor to those certain shareholders in connection with the Extension Meetings.

(6)      Excludes shares issuable upon exercise of 440,500 private placement warrants underlying the private placement units owned by the Sponsor.

(7)      Includes 272,000 non-redeemable Class A ordinary shares underlying the 272,000 private placement units owned by Cantor. Excludes shares issuable upon exercise of 136,000 private placement warrants underlying the private placement units owned by Cantor.

For further details, see “Business Combination Proposal — Consideration to AGT Holders in the Business Combination.”

Q.     How has the announcement of the Business Combination affected the trading price of the 10X III securities?

A.     On August 8, 2023, the trading date preceding the announcement of the Business Combination, the closing prices per unit, public share, and public warrant as reported by NYSE were $10.50, $10.53, and $0.03, respectively. As of           , 2023, the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and public warrant as reported by the NYSE American was $           , $           and $           , respectively. Holders of 10X III’s securities should obtain current market quotations for the securities. The market price of 10X III’s securities could vary at any time prior to Closing.

Q.     Why is 10X III proposing the Domestication?

A.     The 10X III Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the 10X III Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The 10X III Board believes that there are several reasons why a transfer by way of continuation to Delaware is in the best interests of 10X III and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, 10X III will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which 10X III will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q.     What amendments will be made to the Existing Governing Documents of 10X III?

A.     The consummation of the Business Combination is conditioned upon, among other things, the Domestication. Accordingly, in addition to voting on the Business Combination, 10X III’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace 10X III’s Existing Governing Documents, in each case, under the Cayman Islands Companies Act with the Proposed Governing Documents, in each case, under the DGCL, which differ from the Existing Governing Documents in the following material respects:

	Existing Governing Documents	Proposed Governing Documents
Authorized Shares (Advisory Charter Proposal 4A)

The share capital under the Existing Governing Documents is US$55,100 divided into 500,000,000 Class A ordinary shares of par value US$0.0001 per share, 50,000,000 Class B ordinary shares of par value US$0.0001 per share and 1,000,000 preference shares of par value US$0.0001 per share.

The Proposed Charter will authorize shares of Addimmune Common Stock and shares of Addimmune Preferred Stock.
	See paragraph 5 of the 10X III Second Amended and Restated Memorandum of Association.	See Article IV of the Proposed Charter.
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Advisory Charter Proposal 4B)

The Existing Governing Documents authorize the issuance of up to 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by the 10X III Board. Accordingly, 10X III Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, or other distribution, voting, return of capital or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Charter will authorize the Addimmune Board to issue preferred stock from time to time in one or more series, and, with respect to each series, to establish the number of shares in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, and to increase or decrease the number of shares of any such series.

	See paragraph 5 of the 10X III Second Amended and Restated Memorandum of Association and Article 3 of the 10X III Second Amended and Restated Articles of Association.	See Article IV of the Proposed Charter.
Stockholder Removal of Directors (Advisory Charter Proposal 4C)

The Existing Governing Documents provide that the members of the 10X III Board may be removed from office prior to the consummation of 10X III’s initial business combination only by the affirmative vote of the holders of a majority of the Class B ordinary shares, and following the consummation of 10X III’s initial business combination, by ordinary resolution.

The Proposed Charter will provide that a director may be removed only for cause and only by the affirmative vote of the majority of the outstanding shares entitled to vote an election of directors.
	See Article 29 of the 10X III Second Amended and Restated Articles of Association.	See Article VI of the Proposed Charter.

	Existing Governing Documents	Proposed Governing Documents
Number of Directors (Advisory Charter Proposal 4D)

The Existing Governing Documents provide that the number of directors of 10X III may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares, who, being present in person or by proxy and entitled to vote, cast votes at a general meeting or a resolution passed in writing unanimously.

The Proposed Charter will provide that the number of directors will be fixed from time to time by a majority of the Addimmune Board.
	See Article 27 of the 10X III Second Amended and Restated Articles of Association.	See Article VI of the Proposed Charter.
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Advisory Charter Proposal 4E)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Charter will allow stockholders to vote in person or by proxy at a meeting of stockholders but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
	See Articles 22 and 23 of the 10X III Second Amended and Restated Articles of Association.	See Article VIII of the Proposed Charter.
Amend the Bylaws (Advisory Charter Proposal 4F)

10X III does not have bylaws, however, the Current Articles include provisions similar to the Proposed Bylaws and amendments to the Current Articles (save for Article 29 of the Current Articles) require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

The Proposed Charter will authorize the Addimmune Board to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered or repealed by the stockholders, provided that any stockholder amendment to the Proposed Bylaws will require approval of at least two-thirds of the voting power of all of then-outstanding shares of voting stock of Addimmune.

	See Article 18 of the 10X III Second Amended and Restated Articles of Association	See Article VII of the Proposed Charter.
Amend Certain Charter Provisions (Advisory Charter Proposal 4G)

The Existing Governing Documents provide that, with limited exceptions, amendments to the 10X III Second Amended and Restated Articles require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

The Proposed Charter will provide that the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of Addimmune will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the Addimmune Board, removal of directors from office, and filling vacancies on the Addimmune Board, (ii) actions taken by the stockholders of Addimmune, (iii) exculpation of personal liability of a director of Addimmune and indemnification of persons serving as directors or officers of Addimmune, and (iv) amendments to the Proposed Charter and Proposed Bylaws.

	Existing Governing Documents	Proposed Governing Documents
	See Article 18 of the 10X III Second Amended and Restated Articles of Association	See Article X of the Proposed Charter.
Exclusive Forum for Stockholder Actions (Advisory Charter Proposal 4H)

The Existing Governing Documents provide that the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Existing Governing Documents or otherwise related in any way to a holders’ share ownership in 10X III.

The Proposed Charter will provide that the Court of Chancery for the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Addimmune, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Addimmune to Addimmune or its stockholders, (iii) any action asserting a claim against Addimmune, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim against Addimmune, its directors, officers or employees governed by the internal affairs doctrine, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, for which the federal district courts of the United States and the Court of Chancery will have concurrent jurisdiction, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

	See Article 52.1 of the 10X III Second Amended and Restated Articles of Association	See Article XI of the Proposed Charter.
Provisions Related to Status as Blank Check Company (Advisory Charter Proposal 4I)

The Existing Governing Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination and provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents), 10X III will cease all operations except for the purposes of winding up and will redeem the shares issued in 10X III’s initial public offering and liquidate its Trust Account.

See Article 49 of the 10X III Second Amended and Restated Articles of Association

The Proposed Charter will eliminate provisions related to 10X III’s status as a blank check company.

Q.     How will the Domestication affect my ordinary shares, warrants and units?

A.     In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of 10X III and each issued and outstanding Class B ordinary share of 10X III will be converted into one share of New 10X III Common Stock, (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of 10X III will automatically represent the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement and (iii) the governing documents of 10X III will be replaced with the interim governing documents of New 10X III as described in this proxy statement/prospectus. In connection with clauses (i) and (ii) of this paragraph, each issued and outstanding 10X III unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one 10X III warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New 10X III Common Stock and one-half of one whole warrant representing the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share, on the terms and subject to the conditions set forth in the 10X III warrant agreement. Upon the separation of units, only whole warrants will trade. Accordingly, unless you hold at least two units of 10X III, you will not be able to receive or trade a warrant when the units are separated. See “Domestication Proposal.”

Following the consummation of the Business Combination, (i) the governing documents of New 10X III will be amended and restated and become the certificate of incorporation and bylaws of Addimmune Inc. as described in this proxy statement/prospectus, (ii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or bylaws that are not adopted and approved by the 10X III shareholders, other than the amendments to the New 10X III governing documents that are contemplated by the Charter Amendment Proposal, which is a condition to the closing of the Business Combination Proposal, and (iii) New 10X III will change its name to “Addimmune Inc.”

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, (a) each issued and outstanding whole warrant to purchase New 10X III Common Stock will become exercisable for Addimmune Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement, (b) each share of AGT Common Stock (including shares of AGT Common Stock issued in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards, Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New 10X III Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $500,000,000 by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time and (c) each AGT Warrant issued and outstanding immediately prior to the Effective Time, shall be converted into a warrant covering a number of shares of New 10X III Common Stock equal to the product of (i) the total number of shares of AGT Common Stock subject to such AGT Warrant and (ii) the Exchange Ratio, and rounding the resulting number up to the nearest whole share. In addition, holders of AGT Common Stock immediately prior to the Effective Time will have the right to receive a pro rata portion of the Earnout Shares upon the occurrence of various Triggering Events, as further described in this proxy statement/prospectus. For further details, see “Business Combination Proposal — Consideration to AGT Holders in the Business Combination.”

Q.     What are the U.S. federal income tax consequences of the Domestication?

A.     As discussed more fully under “U.S. Federal Income Tax Considerations,” 10X III intends for the Domestication to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) (an “F Reorganization”) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Neither 10X III nor AGT has sought, nor do they intend to seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the qualification of the Domestication as an F Reorganization, and the closing of the Domestication or the Merger is not conditioned on the receipt of any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations,” U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:

•        A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of less than $50,000 and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of 10X III stock entitled to vote and less than 10% of the total value of all classes of 10X III stock generally will not recognize any gain or loss and will not be required to include any part of 10X III’s earnings and profits in income in connection with the Domestication;

•        A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of 10X III stock entitled to vote and less than 10% of the total value of all classes of 10X III stock generally will recognize gain (but not loss) on the exchange of public shares for shares of New 10X III Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by 10X III the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•        A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of 10X III stock entitled to vote or 10% or more of the total value of all classes of 10X III stock generally will be required to include in income as a dividend deemed paid by 10X III the “all earnings and profits amount” attributable to its public shares as a result of the Domestication.

10X III does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations,” based upon the composition of its income and assets, and upon a review of its financial statements, 10X III likely will not be eligible for the startup exception (as defined under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations — Definition of a PFIC”) and therefore likely was a PFIC for its most recent taxable year ended on December 31, 2022 and for the taxable year which ends as a result of the Domestication. In such case, notwithstanding the U.S. federal income tax consequences of the Domestication discussed above, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of public shares or public warrants for shares of New 10X III Common Stock or warrants representing the right to purchase shares of New 10X III Common Stock pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations — QEF Election and Mark-to-Market Election” with respect to their public shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, none of the elections available for Class A ordinary shares might apply to public warrants, and the application of the PFIC rules to public warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations — U.S. Holders.”

Each U.S. Holder of public shares or public warrants is urged to consult its tax advisor concerning the treatment of the Domestication and the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of public shares and public warrants for shares of New 10X III Common Stock and warrants representing the right to purchase shares of New 10X III Common Stock pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Addimmune Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”

Q.     Do I have redemption rights?

A.     If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor (whose members include certain of 10X III’s directors and officers) has agreed to waive its redemption rights with respect to all of its founder shares and public shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q.     How do I exercise my redemption rights?

A.     In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, 10X III’s public shareholders may request that 10X III redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, 10X III’s transfer agent, in which you (a) request that we redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your certificates for public shares (if any) along with the redemption forms to Continental, 10X III’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to           ,          Eastern Time, on           , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, 10X III’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, 10X III’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, based on approximately $22.0 million of funds in the Trust Account and 2,041,283 public shares subject to possible redemption, in each case, as of October 19, 2023, this would have amounted to approximately $10.75 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with 10X III’s consent until the Closing. If you deliver your shares for redemption to Continental, 10X III’s transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that 10X III’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, 10X III’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, 10X III’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, 10X III’s transfer agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and, accordingly, it is shares of Addimmune Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold. Your public warrants will continue to be outstanding following a redemption of your public shares and will become exercisable in connection with the completion of the Business Combination, or, absent the completion of the Business Combination and the liquidation of the Trust Account, expire in accordance with their terms. The holders of public warrants have no redemption rights with respect to such securities. Based on a closing public warrant price on the NYSE American of $0.0897 as of November 9, 2023, the aggregate fair value of public warrants that can be retained by redeeming shareholders is approximately $1,345,499.10.

Q.     If I am a holder of units, can I exercise redemption rights with respect to my units?

A.     No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, 10X III’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, 10X III’s transfer agent, by           ,           Eastern Time, on           , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q.     If I am a holder of warrants, can I exercise redemption rights with respect to my warrants?

A.     No. Holders of public warrants will not have redemption rights with respect to such warrants. Using the closing price of public warrants on the NYSE American of $0.0897 as of November 9, 2023, the fair value of the public warrants that can be retained by redeeming shareholders is approximately $1,345,499.10 per public warrant. The actual market price of the public warrants may be higher or lower on the date that public warrant holders seek to sell such public warrants. Additionally, 10X III cannot assure the holders of public warrants that they will be able to sell their public warrants in the open market as there may not be sufficient liquidity in such securities when holders of public warrants wish to sell their public warrants. Further, while the level of redemptions of public shares will not directly change the value of the public warrants because the public warrants will remain outstanding regardless of the level of redemptions. Additionally, as redemptions of public shares increase, the holders of public warrants who exercise such public warrants will ultimately own a greater interest in Addimmune Common Stock because there would be fewer shares outstanding overall.

Q.     How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post Business Combination?

A.     The public warrants are identical to the private placement warrants in material terms and provisions, except that the private placement warrants will not be redeemable by Addimmune so long as they are held by the Sponsor, Cantor or any of their permitted transferees. If the private placement warrants are held by holders other than the Sponsor, Cantor or any of their permitted transferees, the private placement warrants will be redeemable by Addimmune and exercisable by the holders of such private placement warrants on the same basis as the public warrants. The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants, including the Addimmune Common Stock issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the Closing. Further, the private placement warrants are not exercisable more than five years from the effective date of the registration statement for 10X III’s initial public offering in accordance with FINRA Rule 5110(g)(8).

Following the Closing, Addimmune may redeem your public warrants prior to their exercise at any time, including a time that may be disadvantageous to you thereby making such warrants worthless. Addimmune will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the closing price of Addimmune Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when the warrants become redeemable, Addimmune may not exercise its redemption right unless there is a current registration statement in effect with respect to the shares of Addimmune Common Stock underlying such warrants.

10X III is registering the Addimmune Common Stock issuable upon the exercise of the warrants in the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the 10X III warrant agreement, Addimmune is required to maintain a current prospectus relating to those shares until the warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, holders of warrants may, until such time as there is an effective registration statement and during any period when Addimmune will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In the event Addimmune determines to redeem the warrants, holders would be notified of such redemption as described in the 10X III warrant agreement. Addimmune would be required to fix a date for the redemption and mail a notice of redemption not less than 30 days prior to the redemption date to the registered holders of the warrants at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Addimmune posting of the redemption notice to DTC.

Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor, Cantor or their permitted transferees.

See “Description of the Addimmune Securities — Warrants — Public Shareholders’ Warrants” and “Risk Factors — Addimmune may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.”

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares to receive cash from the Trust Account in exchange for Addimmune Common Stock (received in exchange for such public shares upon the Domestication) depend on your particular facts and circumstances. It is possible that you may be treated as selling such Addimmune Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Addimmune Common Stock that you own or are deemed to own before and after the redemption (including through the ownership of Addimmune warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in 10X III for shares of New 10X III Common Stock and therefore be subject to the potential tax consequences of Section 367 of the Code as well as the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.     How are the funds in the Trust Account currently being held?

A.     The funds in the Trust Account have, since the initial public offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1944, as amended (the “Investment Company Act”).

On March 30, 2022, the SEC issued proposed rules relating to, among other matters, the extent to which special purpose acquisition companies (“SPACs”), like 10X III, could become subject to regulation under the Investment Company Act. The SEC’s proposed rules would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a company’s duration, asset composition, business purpose and activities. The duration component of the proposed safe harbor rule would require 10X III to file a Current Report on Form 8-K with the SEC announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than eighteen (18) months after the effective date of 10X III’s registration statement for its initial public offering. 10X III would then be required to complete its initial business combination no later than twenty-four (24) months after the effective date of its registration statement for its initial public offering. The SEC has indicated that it believes that there are serious questions concerning the applicability of the Investment Company Act to SPACs, including a company like 10X III, that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule. As a result, it is possible that a claim could be made that 10X III has been operating as an unregistered investment company. It is also possible that the investment of funds from the initial public offering during 10X III’s life as a blank check company, and the earning and use of interest from such investment, both of which will likely continue until 10X III consummates an initial business combination, could increase the likelihood of 10X III being found to have been operating as an unregistered investment company more than if 10X III sought to potentially mitigate this risk by holding such funds as cash.

However, to mitigate the risk of 10X III being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), 10X III will, on or shortly prior to the 24-month anniversary of the effective date of the registration statement filed in connection with the initial public offering (the “IPO Registration Statement”), should 10X III continue to exist to such date, instruct Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of 10X III’s initial business combination or liquidation. Interest on such demand deposit accounts is variable, and 10X III cannot assure you that such rate of interest will not decrease or increase significantly. As a result, following such liquidation, 10X III may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount public shareholders would receive upon any redemption or liquidation of 10X III.

In addition, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, 10X III may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, there is a greater risk that 10X III may be considered an unregistered investment company, in which case it may be required to liquidate. For more information, see the section entitled “Risk Factors — If 10X III is deemed to be an investment company for purposes of the Investment Company Act, it may be forced to abandon its efforts to consummate an initial business combination and instead be required to liquidate 10X III. To avoid that result, on or shortly prior to the 24-month anniversary of the effective date of the IPO Registration Statement, 10X III will instruct Continental to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in an interest-bearing demand deposit account. Interest on such demand deposit accounts is variable, and 10X III cannot assure you that such rate will not decrease or increase significantly. As a result, following such liquidation, 10X III may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of 10X III.”

Q.     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.     Following the closing of 10X III’s initial public offering, an amount equal to $304.5 million ($10.15 per unit) of the net proceeds from 10X III’s initial public offering and the sale of the private placement units was placed in the Trust Account. In connection with the Initial Extension Meeting and subsequent redemption, a total of 186 shareholders elected to redeem an aggregate of 25,943,810 Class A ordinary shares. In connection with the Second Extension Meeting and subsequent redemption, certain shareholders of 10X III elected to redeem an aggregate of 2,014,907 Class A ordinary shares. As of October 19, 2023, following the Extension Redemptions, 10X III had approximately $22.0 million left in its Trust Account, all of which is held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete the Business Combination or any other initial business combination by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

Any Trust Account proceeds remaining following redemptions of public shares and the payment of transaction expenses and the payment of principal or interest due on indebtedness incurred in completing the Business Combination, if any, will be released to us to fund the operations of the combined company following the Closing. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

Q.     What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     The public shareholders are not required to vote “FOR” the Business Combination or vote at all in order to exercise their redemption rights and public shareholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

As a result of redemptions, the trading market for the Addimmune Common Stock may be less liquid than the market for the public shares was prior to the consummation of the Business Combination and Addimmune may not be able to meet the listing standards for a National Exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Addimmune’s business will be reduced. If the Trust Account proceeds that would be available to Addimmune following the redemption deadline are less than expected, Addimmune will have less cash available to pursue its anticipated growth strategies and new initiatives. As a result, Addimmune’s results of operations and financial condition may be worse than projected.

The table below presents the trust value per share to a public shareholder that elects not to redeem across a range of redemptions scenarios. For purposes of calculating the redemption scenarios, the trust value date as of October 19, 2023 is used because such date is the date the redemption requests in connection with the Extension Meetings were effectuated.

Per Share Value
Trust value (after effectuating the redemptions)	$21,952,381
Total public shares subject to redemption	2,041,283
Trust value per ordinary share	$10.75
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Redemptions ($)	—	$10,976,196	$21,952,381
Redemption (shares)	—	1,020,641	2,041,283
Cash left in Trust Account post redemption	$21,952,381	$10,976,185	$—
Public shares post redemption	2,041,283	1,020,642	—
Trust Value Per Share	$10.75	$10.75	$—

For the avoidance of doubt, the above reflects the Extension Redemptions.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     The consummation of the Business Combination is conditioned upon, among other things, (i) expiration of the applicable waiting period under the HSR Act, (ii) the approval by the 10X III shareholders of the Condition Precedent Proposals being obtained, (iii) the approval by the requisite number of AGT stockholders of the Merger Agreement and, to the extent required, the transactions contemplated by the Merger Agreement (including the Merger) being obtained, (iv) the completion of the offer to redeem the Class A ordinary shares of 10X III, (v) this registration statement becoming effective in accordance with the provisions of the Securities Act, (vi) the Internal Reorganization and the Distribution being consummated, (vii) the Addimmune Common Stock and warrants having been approved for listing on a National Exchange and (viii) 10X III having Available Closing Cash in an amount that equals or exceeds $25,000,000. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, if these conditions are not satisfied the Merger Agreement could terminate, and the Business Combination may not be consummated. It is a condition of the consummation of the Business Combination that 10X III receive confirmation that the Addimmune Common Stock has been conditionally approved for listing on a National Exchange, but there can be no assurance such listing condition will be met or that 10X III will obtain such confirmation from such National Exchange. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the National Exchange condition set forth in the Merger Agreement is waived by the applicable parties. We cannot assure you that, at the time of the extraordinary general meeting of 10X III, we will have received confirmation that the Addimmune Common Stock has been approved, or that the parties will obtain prior to the consummation of the Business Combination approval, for listing on a National Exchange, and it is possible that such condition to the consummation of the Business Combination may be waived by the parties. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived by the parties and therefore the shares of Addimmune Common Stock would not be listed on any nationally recognized securities exchange.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q.     What governmental and regulatory approvals are required?

A.     10X III and AGT are required to comply with the notification and reporting requirements of the HSR Act in order to complete the Business Combination. Under the terms of the Merger Agreement, the Business Combination cannot be completed until the applicable waiting period under the HSR Act has expired or been terminated. For more information, see “Business Combination Proposal — Regulatory Matters.”

Q.     When do you expect the Business Combination to be completed?

A.     It is currently expected that the Business Combination will be consummated in the first half of 2024. This date depends on, among other things, the approval of the proposals to be put to 10X III shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 10X III shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient 10X III ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from 10X III shareholders in favor of one or more of the proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Q.     What happens if the Business Combination is not consummated?

A.     10X III will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the applicable parties in accordance with the terms of the Merger Agreement. If the Merger Agreement is terminated before the Business Combination is completed, 10X III will remain a Cayman Islands exempted company and will search for an alternate initial business combination. If 10X III is not able to consummate the Business Combination with AGT nor able to complete another business combination by July 14, 2024, in each case, as such date may be extended pursuant to its Existing Governing Documents, 10X III will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the 10X III Board, liquidate and dissolve, subject in each case to our obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law.

Q.     Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A.     Neither 10X III’s shareholders nor 10X III’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q.     What do I need to do now?

A.     10X III urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. 10X III’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.     How do I vote?

A.     If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q.     When and where will the extraordinary general meeting be held?

A.     The extraordinary general meeting will be held at           ,          Eastern Time, on           , 2023 at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020, and virtually via live webcast at           , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q.     Who is entitled to vote at the extraordinary general meeting?

A.     We have fixed the close of business on           , 2023 as the record date for the extraordinary general meeting. If you were a shareholder of 10X III at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q.     How many votes do I have?

A.     10X III shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date; provided that holders of Class B ordinary shares will have ten votes per share solely with respect to the Domestication Proposal. As of the close of business on the record date for the extraordinary general meeting, there were ordinary shares issued and outstanding, of which           were issued and outstanding public shares and           were Class B ordinary shares.

Q.     What constitutes a quorum?

A.     A quorum of 10X III’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting,           ordinary shares would be required to achieve a quorum.

Q.     What vote is required to approve each proposal at the extraordinary general meeting?

A.     The following votes are required for each proposal at the extraordinary general meeting:

(i)     Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)    Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share.

(iii)   Charter Amendment Proposal:    The approval of the Charter Amendment Proposal requires a special resolution, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)   Advisory Charter Proposals:    The separate approval of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)    Stock Exchange Proposal:    The approval of the Stock Exchange Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vi)   Equity Incentive Plan Proposal:    The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(vii)  Director Election Proposal:    The approval of the Director Election Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(viii) Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, 10X III had           ordinary shares issued and outstanding. 10X III shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date, except with respect to the Domestication Proposal whereby each Class B ordinary shareholder will be entitled to ten votes per one Class B ordinary share. 10,881,000 ordinary shares are subject to the Acquiror Support Agreement, pursuant to which the Initial Shareholders have agreed to vote all of their shares in favor of each of the proposals presented at the extraordinary general meeting. For additional information regarding the Acquiror Support Agreement, see “Business Combination Proposal — Related Agreements — Acquiror Support Agreement.”

Because the Sponsor has agreed to vote its aggregate 10,881,000 ordinary shares in favor of each of the Business Combination Proposal, the Advisory Charter Proposals, the Stock Exchange Proposal and the Equity Incentive Plan Proposal, each of Business Combination Proposal, the Advisory Charter Proposals, the Stock Exchange Proposal and the Equity Incentive Plan Proposal will be approved even if none of the public shares are voted in favor of any of Business Combination Proposal, the Advisory Charter Proposals, the Stock Exchange Proposal and the Equity Incentive Plan Proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy,           shares will need to be voted in favor of the Adjournment Proposal in order to approve such proposal.

Assuming all holders that are entitled to vote on such matter vote all of their ordinary shares in person or by proxy,           shares will need to be voted in favor of the Charter Amendment Proposal in order to approve the such proposal.

Solely in connection with the Domestication Proposal, the Class B ordinary shares have ten votes per share and the Class A ordinary shares have one vote per share.

Q.     What are the recommendations of the 10X III Board?

A.     The 10X III Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of 10X III and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Stock Exchange Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X III and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q.     How do the Sponsor and the other Initial Shareholders intend to vote their shares?

A.     The Initial Shareholders have agreed to vote all their Class B ordinary shares, their Class A ordinary shares and any other public shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 82.5% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding 10X III or its securities, the Initial Shareholders, AGT and/or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals.

Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of 10X III’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Initial Shareholders, AGT and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) increase the likelihood of satisfaction of the requirement that the Business Combination Proposal, each Advisory Charter Proposal, the Stock Exchange Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are approved by a resolution of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) increase the likelihood of satisfaction of the requirement that the Charter Amendment Proposal is approved by a resolution of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter and (iii) otherwise limit the number of public shares electing to redeem their public shares.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or purchases by any of the aforementioned persons.

Q.     What interests do 10X III’s current officers and directors have in the Business Combination?

A.     The Initial Shareholders, certain members of the 10X III Board and our officers may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 11,672,500 Class B ordinary shares, one of which is currently owned by the Sponsor after (i) the Sponsor surrendered 2,089,167 Class B ordinary shares for no consideration on December 1, 2021, (ii) 10X III effected a share capitalization of 421,667 Class B ordinary shares on January 11, 2022, (iii) 5,000 Class B ordinary shares were forfeited in connection with the underwriter’s partial exercise of the over-allotment option in the Initial Public Offering and the expiration of the remaining portion of the over-allotment option on March 11, 2022 and (iv) the conversion of 9,999,999 Class B ordinary shares to Class A ordinary shares on October 17, 2023. The Sponsor currently owns an aggregate of 10,881,000 ordinary shares, 8,964,740 of which will be owned following the consummation of the Business Combination after it transfers an aggregate of up to 1,916,260 ordinary shares to the certain investors that entered into non-redemption agreements in connection with the Extension Meetings, assuming the 10X III Board elects to extend the date by which 10X III is required to consummate a business combination or dissolve until July 14, 2024. The shares of Addimmune Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $ based upon the closing price of $             per public share on the NYSE American on             , 2023, the most recent closing price. This represents a     % gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the units in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the Addimmune Common Stock trades below $10.00 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the initial public offering, the Initial Shareholders and certain of 10X III’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if 10X III fails to complete an initial business combination by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents). The Initial Shareholders and our officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;

•        the fact that Sponsor paid $8,810,000 for 881,000 private placement units (each unit comprising one Class A ordinary share and one-half of one whole warrant to purchase a Class A ordinary share), which, if unrestricted and freely tradable, would have had an aggregate market value of $9,144,780.00 based upon the closing price of $10.38 per public unit (although holders of the private placement units have certain rights that differ from the rights of holders of the public units) on the NYSE American on November 9, 2023, the most recent closing price, and the fact that the private placement warrants contained in the private placement units will expire worthless and the Sponsor has waived liquidation rights to the private placement shares contained in the private placement units if a business combination is not consummated by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of 10X III;

•        the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of 10X III’s directors and officers and (ii) continue 10X III’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and 10X III’s officers and directors will lose their entire investment in 10X III and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that if the Trust Account is liquidated, including in the event 10X III is unable to complete an initial business combination by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify 10X III to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which 10X III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to 10X III, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that 10X III may be entitled to distribute or pay over funds held by 10X III outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•        the fact that it is currently contemplated that a designee of 10X III will serve as a director of Addimmune following the Closing. As such, in the future such person may receive any cash fees or equity awards that the Addimmune Board determines to pay its directors.

As a result of the foregoing interests, the Sponsor and 10X III’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares on November 9, 2023 as reported on the NYSE American of $10.67, in the aggregate, the Sponsor and its affiliates have approximately $95.7 million at risk that depends upon the completion of a business combination. Such amount consists of: (i) 8,964,740 ordinary shares that will be held by the Sponsor following the Closing (which amount includes 881,000 Class A ordinary shares underlying the private placement units and (ii) $24,782.06 in unreimbursed out-of-pocket expenses as of November 9, 2023.

These interests may influence the 10X III Board in making its recommendation that you vote in favor of the approval of the Business Combination. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q.     What happens if I sell my 10X III ordinary shares before the extraordinary general meeting?

A.     The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. Shareholders may send a later-dated, signed proxy card to our secretary at 1 World Trade Center, 85th Floor, New York, New York 10007 so that it is received by our secretary prior to the vote at the extraordinary general meeting (which is scheduled to take place on             , 2023) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.     What happens if I fail to take any action with respect to the extraordinary general meeting?

A.     If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of Addimmune. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not consummated, you will remain a shareholder and/or warrant holder of 10X III. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q.     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A.     10X III will pay the cost of soliciting proxies for the extraordinary general meeting. 10X III has engaged           as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. 10X III has agreed to pay           a fee of $           , plus disbursements, and will reimburse for its reasonable out-of-pocket expenses and indemnify            and its affiliates against certain claims, liabilities, losses, damages and expenses. 10X III will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. 10X III’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Where can I find the voting results of the extraordinary general meeting?

A.     The preliminary voting results will be announced at the extraordinary general meeting. 10X III will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q.     Who can help answer my questions?

A.     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

You also may obtain additional information about 10X III from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, 10X III’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to          ,          Eastern Time, on           , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Business Combination Proposal — The Merger Agreement.”

The Parties to the Business Combination

10X III

10X III is a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted entity for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to throughout this proxy statement/prospectus as our initial business combination. Based on 10X III’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On January 14, 2021, 10X III completed its initial public offering of 30,000,000 units at a price of $10.00 per unit generating gross proceeds of $300,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments.

Following the closing of our initial public offering, an amount equal to $304,500,000 of the net proceeds from its initial public offering and the sale of the private placement units was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. In connection with the Initial Extension Meeting and subsequent redemption, a total of 186 shareholders elected to redeem an aggregate of 25,943,810 public shares. In connection with the Second Extension Meeting and subsequent redemption, certain shareholders of 10X III elected to redeem an aggregate of 2,014,907 public shares. As of October 19, 2023, following the Extension Redemptions, 10X III had approximately $22.0 million left in its Trust Account, all of which is held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of 10X III’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if 10X III does not complete a business combination by July 14, 2024, or (iii) the redemption of all of the public shares if 10X III is unable to complete the Business Combination or any other initial business combination by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

10X III’s units, public shares and public warrants are currently listed on the NYSE American under the symbols “VCXB.U,” “VCXB” and “VCXB WS,” respectively.

10X III’s principal executive office is located at 1 World Trade Center, 85th Floor, New York, New York 10007, and its telephone number is (212) 257-0069. 10X III’s corporate website address is https://www.10xspac.com/spacIII. 10X III’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

AGT

AGT is a pioneering clinical-stage gene therapy company that is dedicated to advancing innovative approaches for addressing and potentially eradicating the epidemic of the human immunodeficiency virus (“HIV”). AGT’s primary objective is to leverage its revolutionary technology to modify a patient’s immune cells, specifically

T cells, making them resilient to HIV infection and depletion. At the forefront of AGT’s development pipeline stands AGT103-T, an investigational, single-dose and potential adjunct therapy for HIV. AGT has completed both preclinical and Phase I studies for AGT103-T which have demonstrated that AGT103-T was well-tolerated, identified a proposed dose for use in further clinical trials and evaluated its efficacy. Phase Ib clinical trials are expected to begin in 2024.

Pursuant to the Merger Agreement and on the terms and subject to the Separation Agreement, prior to the Effective Time, AGT will complete the Internal Reorganization, resulting in SpinCo and its subsidiaries owning and operating the non-HIV SpinCo Business and AGT retaining the Addimmune Business.

AGT was incorporated under the laws of Delaware on September 4, 2008. The mailing address of AGT’s principal executive office is 9713 Key West Ave., Suite 500, Rockville, Maryland 20850 and its telephone number is (301) 337-2100.

10X AGT Merger Sub

Merger Sub is a Delaware limited liability company and wholly owned subsidiary of 10X III formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.

Merger Sub’s principal executive office is located at 1 World Trade Center, 85th Floor, New York, New York 10007, and its telephone number is (212) 257-0069.

Proposals to be put to the Shareholders of 10X III at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of 10X III and certain transactions contemplated by the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Charter Proposals are conditioned on the approval of the Charter Amendment Proposal. The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

The Business Combination Proposal

As discussed in this proxy statement/prospectus, 10X III is asking its shareholders to approve by ordinary resolution the Merger Agreement, pursuant to which, among other things, at the Effective Time, following the consummation of the Domestication, AGT will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of New 10X III. In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, (a) each issued and outstanding whole warrant to purchase New 10X III Common Stock will become exercisable for Addimmune Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement, and (b) each share of AGT Common Stock (including shares of AGT Common Stock issued in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards, Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New 10X III Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $500,000,000 by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time.

At the Closing, and as additional consideration for the Merger, the Earnout Shares will be deposited by New 10X III into an escrow account, to be established prior to the Closing, to be earned, released from escrow and distributed pro rata to each holder of AGT Common Stock immediately prior to the Effective Time upon satisfaction of the Triggering Events. Upon the occurrence of a Triggering Event, one-sixth of the Earnout Shares shall be released. Each Triggering Event shall only occur once, if at all; provided, that such Triggering Events may be achieved at the same time or on overlapping trading days. For further details, see “Business Combination Proposal — Consideration to AGT Holders in the Business Combination.”

After consideration of the factors identified and discussed in the section entitled “Business Combination Proposal — The 10X III Board’s Reasons for the Business Combination,” the 10X III Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for 10X III’s initial public offering, including that the businesses of AGT had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement. For more information about the transactions contemplated by the Merger Agreement, see “Business Combination Proposal.”

Structure of the Business Combination

At the Effective Time, following the consummation of the Domestication, AGT will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of New 10X III. In connection with the Closing, New 10X III will change its name to “Addimmune Inc.”

Description of the Spin-Off Transaction

In accordance with the terms and subject to the conditions of the Separation Agreement, prior to the Effective Time, AGT will contribute, convey, transfer, assign and deliver to SpinCo, all of AGT’s right, title, and interest in and to all assets and liabilities of the SpinCo Business. Following such contribution, conveyance, transfer, assignment and delivery, AGT will make a distribution to the holders of shares of AGT capital stock of all of the equity of SpinCo, with the same rights, preferences and privileges of AGT’s capital stock immediately prior to the SpinCo Record Date, on a one-for-one basis in accordance with the holders’ respective holdings of AGT’s common and preferred stock existing as of the SpinCo Record Date. It is currently intended that the Internal Reorganization and the Distribution will occur on or before December 31, 2023.

Consideration to AGT Holders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of AGT Common Stock (including shares of AGT Common Stock issued in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards, Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New 10X III Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $500,000,000 by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time. At the Closing, and as additional consideration for the Merger, the Earnout Shares will be deposited by New 10X III into an escrow account, to be established prior to the Closing, to be earned, released from escrow and distributed pro rata to each holder of AGT Common Stock upon satisfaction of the Triggering Events. Upon the occurrence of a Triggering Event, one-sixth of the Earnout Shares shall be released. Each Triggering Event shall only occur once, if at all; provided, that such Triggering Events may be achieved at the same time or on overlapping trading days.

Further, in accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each AGT Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically convert into an option to purchase a number of shares of New 10X III Common Stock equal to the product (rounded up to the nearest whole number) of (x) the number of shares of AGT Common Stock subject to such AGT Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of AGT Common Stock of such AGT Option immediately prior to the Effective Time divided by (B) the Exchange Ratio and (ii) each AGT Warrant issued and outstanding immediately prior to the Effective Time shall convert into a warrant covering a number of shares of New 10X III Common Stock equal to the product of (x) the total number of shares of AGT Stock subject to such AGT Warrant and (y) the Exchange Ratio, rounded up to the nearest whole share. Immediately prior to the Effective

Time, each AGT Restricted Stock Award then outstanding shall be assumed and converted into that number of whole shares of Addimmune Common Stock equal to the product of (x) the total number of shares of AGT Stock subject to such AGT Restricted Stock Award and (y) the Exchange Ratio, rounded down to the nearest whole share.

Additionally, at the Closing, and as additional consideration for the Merger, the Earnout Shares will be deposited by Addimmune into an escrow account, to be established prior to the Closing, to be earned, released from escrow and distributed pro rata to each holder of AGT Common Stock upon satisfaction of certain Triggering Events during the Earnout Period.

For further details, see “Business Combination Proposal — Consideration to AGT Holders in the Business Combination.”

Addimmune Lock-Up

At the Closing, Addimmune and certain stockholders of Addimmune intend to enter into the Addimmune Lock-Up Agreement pursuant to which the shares of Addimmune Common Stock, to be held by such stockholder immediately after the Effective Time (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted), shall become subject to limitations on disposition of Addimmune Common Stock during the Lock-Up Period of six months following the Closing, subject to certain exceptions. For further details, see “Business Combination Proposal — Related Agreements — Addimmune Lock-Up Agreement.”

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) expiration of the applicable waiting period under the HSR Act, (ii) the approval by the 10X III shareholders of the Condition Precedent Proposals being obtained; (iii) the approval by the requisite number of AGT stockholders of the Merger Agreement and, to the extent required, the transactions contemplated by the Merger Agreement (including the Merger) being obtained, (iv) the completion of the offer to redeem the Class A ordinary shares of 10X III; (v) this registration statement becoming effective in accordance with the provisions of the Securities Act; (vi) the Internal Reorganization and the Distribution being consummated; (vii) the Addimmune Common Stock and warrants having been approved for listing on a National Exchange and (viii) 10X III having Available Closing Cash in an amount that equals or exceeds $25,000,000. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, if these conditions are not satisfied, the Merger Agreement could terminate, and the Business Combination may not be consummated. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

Termination of the Merger Agreement

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Business Combination, including, among others, the following: (i) by mutual written consent of 10X III and AGT, (ii) by 10X III, subject to certain exceptions, if any of the representations and warranties of AGT are not true and correct or if AGT fails to perform any of its respective covenants or agreements set forth in the Merger Agreement such that certain conditions to the obligations of 10X III cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by AGT, subject to certain exceptions, if any of the representations and warranties made by 10X III are not true and correct or if 10X III fails to perform any of its covenants or agreements set forth in the Merger Agreement such that the condition to the obligations of AGT cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iv) by either 10X III or AGT if the Closing has not occurred on or before July 14, 2024 (the “Termination Date”) (unless such date is extended in accordance with the Existing Governing Documents); provided that, if 10X III seeks and obtains any additional extension of its term, 10X III shall have the right by providing written notice thereof to AGT to extend the Termination Date for an additional period equal to the shortest of (x) the period ending on the last date for 10X III to consummate its initial business combination pursuant to such extension(s) and (y) such period as determined by 10X III, (v) by either AGT or 10X III if the consummation of the Merger is permanently enjoined, prohibited or made illegal by the terms of a final, non-appealable governmental order or other law, (vi) prior to obtaining the required approvals by 10X III shareholders, by AGT if the 10X III

Board changes its recommendation that 10X III shareholders approve the proposals included in this proxy statement/prospectus or fails to include such recommendation in this proxy statement/prospectus, (vii) by AGT if certain required approvals are not obtained by 10X III shareholders after the conclusion of a meeting of 10X III’s shareholders held for the purpose of voting on such approvals, and (viii) by 10X III if the required approvals by AGT stockholders have not been obtained within ten (10) business days following the date that this registration statement is disseminated by AGT to its stockholders. For further details, see “Business Combination Proposal — Termination.”

Domestication Proposal

As discussed in this proxy statement/prospectus, 10X III will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the 10X III Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize (i) a change of 10X III’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware and (ii) the adoption of the Interim Charter in substantially the form attached as Annex _ hereto. Accordingly, while 10X III is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon Domestication, Addimmune will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Governing Documents and the Proposed Governing Documents. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by the holders at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

For further details, see “Domestication Proposal”, “Charter Amendment Proposal” and “The Advisory Charter Proposals.”

Charter Amendment Proposal

In accordance with the terms of the Merger Agreement, 10X III will ask its shareholders to approve and adopt by special resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Existing Governing Documents by their deletion and replacement with the Proposed Governing Documents of Addimmune, which, if approved, would take effect immediately after the Domestication, including the change in name from “10X Capital Venture Acquisition Corp. III” to “Addimmune Inc.” The approval of the Charter Amendment Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Advisory Charter Proposals

10X III will ask its shareholders to consider and vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following nine sub-proposals:

•        Advisory Charter Proposal 4A — to increase the authorized share capital of 10X III from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii)            shares of common stock, par value $0.0001 per share, of Addimmune and            shares of preferred stock, par value $0.0001 per share, of Addimmune.

•        Advisory Charter Proposal 4B — to provide that the number of authorized shares of any class of common stock or preferred stock of Addimmune may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Addimmune’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

•        Advisory Charter Proposal 4C — to permit removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of voting stock of Addimmune entitled to vote on the election of such director, voting together as a single class.

•        Advisory Charter Proposal 4D — to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the Addimmune Board.

•        Advisory Charter Proposal 4E — to eliminate the ability of Addimmune stockholders to act by written consent in lieu of a meeting.

•        Advisory Charter Proposal 4F — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the Addimmune Board present at any regular or special meeting of the Addimmune Board at which a quorum is present or (y) by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of Addimmune.

•        Advisory Charter Proposal 4G — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of Addimmune for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the Addimmune Board, removal of directors from office, and filling vacancies on the Addimmune Board, (ii) actions taken by the stockholders of Addimmune, (iii) exculpation of personal liability of a director of Addimmune and indemnification of persons serving as directors or officers of Addimmune, and (iv) amendments to the Proposed Charter and Proposed Bylaws.

•        Advisory Charter Proposal 4H — to provide that the Court of Chancery for the State of Delaware will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, for which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum.

•        Advisory Charter Proposal 4I — to provide that the Proposed Charter will eliminate provisions related to 10X III’s status as a blank check company.

The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “The Advisory Charter Proposals” and the full text of the Proposed Governing Documents of Addimmune, attached hereto as Annexes C and D.

Stock Exchange Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Stock Exchange Proposal. Our units, public shares and public warrants are currently listed on the NYSE American and, as such, we are seeking shareholder approval for issuance of Addimmune Common Stock in connection with the Business Combination pursuant to NYSE Rule 312.03.

For additional information, see “Stock Exchange Proposal.”

Equity Incentive Plan Proposal

Our shareholders are also being asked to consider and vote upon a proposal to approve, by ordinary resolution, the 2024 Plan.

For additional information, see “Equity Incentive Plan Proposal.”

Director Election Proposal

Our shareholders are also being asked to consider and vote upon a proposal to approve, by ordinary resolution, the processes and procedures to appoint the board of directors of Addimmune.

For additional information, see “Director Election Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize 10X III to consummate the Business Combination, the 10X III Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates. For additional information, see “Adjournment Proposal.”

The Adjournment Proposal is not conditioned on any other proposal.

The 10X III Board’s Reasons for the Business Combination

10X III was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The 10X III Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the 10X III Board and management to identify, acquire and operate one or more businesses. The members of the 10X III Board and management have extensive transactional experience.

As described under “Business Combination Proposal — Background to the Business Combination,” the 10X III Board, in evaluating the Merger, consulted with 10X III’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the 10X III Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the 10X III Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The 10X III Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of 10X III’s reasons for approving the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the combination, the 10X III Board received a fairness opinion, dated July 27, 2023 from ROTH, as to the fairness, from a financial point of view, to 10X III of the Merger Consideration to be issued and paid by 10X III in the Merger pursuant to the Merger Agreement. This opinion is discussed in greater detail in the section entitled “Business Combination Proposal — Opinion of the Financial Advisor to 10X III” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex I.

The 10X III Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following: Addimmune’s patent portfolio, the technical ability of Addimmune’s management and the potential for growth. The 10X III Board and management team alike were impressed with the AGT team during the diligence process and in their own investigation of the industry. More specifically, the 10X III Board took into consideration the following factors or made the following determinations, as applicable:

•        Meets the acquisition criteria that 10X III had established to evaluate prospective business combination targets;

•        Significant total addressable market;

•        Experienced management and scientific team;

•        Addimmune’s post-Closing financial condition; and

•        Valuation supported by fairness opinion, financial analysis and due diligence.

The 10X III Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions in connection with the shareholder vote, litigation and threats of litigation and broader macro risks, including the competitive landscape, nonperformance by contract counterparties, IP and licensing risk, and the execution risk that could create difficulties for Addimmune in effectively managing its growth and expanding its operations and other risk specific to Addimmune. Specifically, the 10X III Board considered the following issues and risks:

•        Risk that the benefits described above may not be achieved;

•        Risk of the liquidation of 10X III;

•        Exclusivity;

•        Risks regarding the shareholder vote;

•        Closing conditions;

•        Potential litigation;

•        Fees and expenses;

•        Business and clinical-stage company risks; and

•        Other risk factors.

In addition to considering the factors described above, the 10X III Board also considered that some officers and directors of 10X III might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of 10X III’s shareholders. 10X III’s independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the 10X III Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

The 10X III Board concluded that the potential benefits that it expected 10X III and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the 10X III Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, 10X III and its shareholders.

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Merger Agreement.

Separation Agreement

The Merger Agreement contemplates that AGT and SpinCo will enter into the Separation Agreement, which, among other things, sets forth the principal actions to be taken in connection with the Internal Reorganization and the Distribution. The Separation Agreement identifies assets (including contracts) to be transferred or assigned to, and liabilities to be assumed by SpinCo and AGT as part of the Internal Reorganization described therein and requires AGT to make the Distribution to holders of AGT’s capital stock as of the SpinCo Record Date. The Separation Agreement also sets forth other agreements that govern certain aspects of AGT’s relationship with SpinCo following the Business Combination. Pursuant to the terms and subject to the conditions of the Separation Agreement, AGT will distribute, on a one-for-one basis, all of the outstanding shares of SpinCo capital stock to the holders of AGT’s capital stock as of the SpinCo Record Date.

For further details, see “Business Combination Proposal — Related Agreements — Separation Agreement.”

Transition Services Agreement

In connection with the Internal Reorganization, AGT and SpinCo and its affiliates will provide to each other certain non-managerial services as set forth in the Transition Services Agreement. The fees for each of the transition services are set forth in the Transition Services Agreement, and the party receiving such transition services will reimburse the providing party for all reasonable out-of-pocket costs and expenses incurred by the receiving party in connection with providing the transition services. The Transition Services Agreement will expire on the two-year anniversary of the effective date of the Transition Services Agreement, unless earlier terminated by mutual written agreement of the parties, or by either party in the event of an uncured breach of the other party’s material obligations under the Transition Services Agreement.

For further details, see “Certain Relationships and Related Person Transactions — Addimmune — Transition Services Agreement.”

License Agreement

In connection with the Internal Reorganization, AGT and SpinCo will enter into the License Agreement. Pursuant to the terms of the License Agreement, SpinCo will grant to AGT a non-exclusive, transferable, irrevocable, royalty-free right and license (with the right to sublicense) under certain patents controlled by SpinCo to develop, manufacture, commercialize, use, practice and otherwise exploit products for the diagnosis, treatment, management or prevention of HIV worldwide. Employee Matters Agreement.

For further details, see “Certain Relationships and Related Person Transactions — Addimmune — License Agreement.”

Employee Matters Agreement

Concurrently with the execution of the Separation Agreement, AGT and SpinCo will enter into the Employee Matters Agreement, which will establish the obligations of AGT and SpinCo with respect to the liabilities associated with current and former employees of AGT and the covenants of the parties with respect to the employment and compensation of such individuals in the context of the Spin-Off Transaction, including employee claims, the treatment of retirement, health and welfare plans and equity and other incentive plans and awards.

For further details, see “Certain Relationships and Related Person Transactions — Addimmune — Employee Matters Agreement.”

Tax Matters Agreement

Prior to the Distribution, SpinCo and AGT will enter into the Tax Matters Agreement that will govern each party’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes.

Under the current form of the Tax Matters Agreement, in general, AGT will be liable for all U.S. federal, state, local and foreign taxes (and any related interest, penalties or audit adjustments) that are (i) imposed with respect to tax returns that include both SpinCo and AGT, except to the extent such taxes are attributable to the SpinCo Business for tax periods (or portions thereof) beginning after the Distribution, (ii) imposed with respect to tax returns that include AGT but not SpinCo, or (iii) imposed with respect to tax returns that include SpinCo but not AGT for tax periods (or portions thereof) ending on or before the Distribution.

AGT may also be liable for certain taxes resulting from the restructuring transactions undertaken to effectuate the Distribution.

The Distribution, together with certain related transactions, is intended to qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Code. Pursuant to the Tax Matters Agreement, taxes incurred by AGT or SpinCo relating to or arising out of the failure of the intended tax treatment will generally be shared equally by AGT, on the one hand, and SpinCo, on the other hand. If, however, such failure is attributable to certain acts or omissions by AGT, inaccuracies, misrepresentations or misstatements relating to AGT or certain events involving the stock of AGT or assets of AGT, AGT will generally bear all such taxes. Under certain circumstances, including if the failure is attributable to SpinCo or an event involving SpinCo’s stock or assets, SpinCo will bear all such taxes.

For further details, see “Certain Relationships and Related Person Transactions — Addimmune — Tax Matters Agreement.”

AGT Support Agreement

Concurrently with the execution of the Merger Agreement, certain stockholders of AGT representing the requisite votes necessary to approve the Business Combination entered into support agreements (each an “AGT Support Agreement”) with 10X III and AGT, pursuant to which each such stockholder agreed to (i) vote at any meeting of the stockholders of AGT all shares of AGT Stock held of record or thereafter acquired in favor of the proposals to be presented at such meeting, (ii) to the extent such stockholder holds Preferred Stock, to duly execute and deliver such votes or consents to consent to the Preferred Stock Conversion, (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) to the extent such stockholder holds Preferred Stock, to vote and consent to the Distribution and (v) be bound by certain transfer restrictions with respect to such securities, prior to the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the AGT Support Agreement. Pursuant to existing SEC guidance, the AGT stockholders who have entered into the AGT Support Agreement at the Closing will not be receiving shares of New 10X III Common Stock registered pursuant to this registration statement. Instead, the AGT stockholders that are parties to the AGT Support Agreement will receive shares of New 10X III Common Stock issued pursuant to an available exemption under the Securities Act.

For further details, see “Business Combination Proposal — Related Agreements — AGT Support Agreement.”

Acquiror Support Agreement

Concurrently with the execution of the Merger Agreement, 10X III entered into the Acquiror Support Agreement (the “Acquiror Support Agreement”) with AGT, Sponsor and the directors of 10X III (collectively, the “Class B Holders”) pursuant to which the Class B Holders agreed to, among other things, (i) vote at any meeting or pursuant to any action of written resolution of the shareholders of 10X III all of their Class B ordinary shares, par value $0.0001 per share, held of record or thereafter acquired (together with any other equity securities of 10X III that such Class B Holder holds of record or beneficially) in favor of the Business Combination, the Domestication and the other proposals and (ii) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement.

Additionally, pursuant to the Acquiror Support Agreement, the Class B Holders agreed not to Transfer (as defined in the Acquiror Support Agreement) any Lock-Up Shares (as defined in the Acquiror Support Agreement) during the period beginning on the Closing Date and ending on the date that is thirty-six (36) months after the Closing Date (the “Lock-Up Period” and such restriction, the “Transfer Restriction”), except in accordance with the following: (i) with respect to an amount of shares equal to one-half of the Lock-Up Shares (the “First Tranche”), the Transfer Restriction shall expire with respect to twenty-five percent (25%) of the First Tranche on the date that is thirty (30) calendar days after the Closing Date; (ii) the Transfer Restriction shall expire with respect to the remaining seventy-five percent (75%) of the First Tranche on the date that is one hundred eighty (180) calendar days after the Closing Date, provided that, if at any point the closing price of Addimmune Common Stock exceeds $12.00 for any fifteen (15) trading days within any consecutive thirty (30) trading day period, the Transfer Restriction shall expire with respect to an amount of Lock-Up Shares subject to this clause (ii) equal to the number of shares unlocked pursuant to clause (i) above on a date that may be earlier than one hundred eighty (180) calendar days after the Closing Date; (iii) with respect to the remaining one-half of the Lock-Up Shares (the “Second Tranche”), the Transfer Restriction shall expire with respect to one-sixth of the Second Tranche upon the occurrence of each Triggering Event. No Transfer Restrictions shall apply to any of the Lock-Up Shares after the expiration of the Lock-Up Period, and the Transfer Restriction will terminate with respect to all Lock-Up Shares on the date on which Addimmune completes a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all of its assets or other similar transaction that results in a majority of post-merger Addimmune stockholders having the right to exchange their shares for cash, securities, or other property.

For further details, see “Business Combination Proposal — Related Agreements — Acquiror Support Agreement.”

Amended and Restated Registration Rights Agreement

At the Closing, Addimmune, the Sponsor, Cantor and certain stockholders of AGT (the “New Holders” and together with the “Existing Holders”, the “Holders”) intend to enter into an Amended and Restated Registration Rights Agreement, which will supersede the registration and shareholder rights agreement between 10X III and its Initial Shareholders, pursuant to which, among other things, the Holders party thereto will be granted certain registration rights, on the terms and subject to the conditions therein.

For further details, see “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Committed Equity Facility

On August 9, 2023, 10X III and AGT entered into a non-binding letter of intent (the “Cantor LOI”) with CF Principal Investments LLC, an affiliate of Cantor, related to a committed equity facility (the “Facility”). Upon negotiation and execution of a definitive purchase agreement (the “Cantor Purchase Agreement”) between the parties with respect to the proposed transaction, 10X III (or Addimmune following the Business Combination, as applicable) will have the right, from time to time at its option, to sell to Cantor up to $50 million shares of Addimmune Common Stock (the “Securities”). Upon delivery of a purchase notice, Cantor would be required to buy a specified percent of the daily trading volume of the Securities (subject to a maximum of 25%) on the day Cantor receives such purchase notice.

The parties intend to negotiate and execute a definitive purchase agreement to reflect the above terms; however, until such purchase agreement is signed by all the parties, with the exception of a three-month exclusivity arrangement, which expired on November 9, 2023, no party will have any liability to any other party with respect to the proposed transaction.

For further details, see “Business Combination Proposal — Related Agreements — Committed Equity Facility.”

Non-Redemption Agreements

In connection with the Extension Meetings, certain shareholders of 10X III entered into non-redemption agreements with 10X III and the Sponsor as further described under “Certain Relationships and Related Person Transactions — 10X III — Founder Shares.”

Ownership After Giving Effect to the Business Combination

As of the date of this proxy statement/prospectus, there are 13,194,283 ordinary shares issued and outstanding, which includes an aggregate of 1,153,000 Class A ordinary shares held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering, 9,999,999 Class A ordinary shares held by the Sponsor, one Class B ordinary share held by the Sponsor, and 2,041,283 Class A ordinary shares subject to redemption by 10X III shareholders. Prior to the consummation of the Business Combination, pursuant to the certain non-redemption agreements entered into by and among 10X III, the Sponsor, and certain shareholders of 10X III, following approval of the Business Combination at the extraordinary general meeting, the Sponsor has agreed to transfer an aggregate of up to 1,916,260 ordinary shares to those certain shareholders on or prior to Closing. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 15,576,490 warrants to acquire ordinary shares, comprised of 576,500 private placement warrants held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering and 14,999,990 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Addimmune Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of 10X III’s outstanding public shares are redeemed in connection with the Business Combination), 10X III’s fully diluted share capital would be 107,587,667 ordinary shares.

The following table illustrates varying ownership levels in Addimmune Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

•        Assuming No Additional Redemptions:    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares, after giving effect to the Extension Redemptions.

•        Assuming 50% Redemptions:    This presentation assumes that 1,020,642 public shares are redeemed for aggregate redemption payments of approximately $11.0 million assuming a $10.75 per share redemption price and based on funds in the Trust Account as of October 19, 2023, after giving effect to the Extension Redemptions.

•        Assuming Maximum Redemptions:    This presentation assumes that 2,041,283 public shares are redeemed for aggregate redemption payments of $22.0 million assuming a $10.75 per share redemption price and based on funds in the Trust Account as of October 19, 2023, after giving effect to the Extension Redemptions. The maximum redemption amount reflects the maximum number of public shares that 10X III can redeem without violating the conditions of the Merger. This presentation includes all adjustments contained in the “no additional redemptions” and “50% redemptions” scenarios and presents additional adjustments to reflect the effect of the maximum redemptions.

There is no certainty that as of the date of this proxy statement/prospectus the Available Closing Cash condition will be met or that 10X III or AGT will be able to raise the necessary funding to enable the consummation of the Business Combination.

For the avoidance of doubt, the above reflects the Extension Redemptions.

See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Addimmune will be different and totals may not add up to 100% due to rounding.

It is anticipated that upon completion of the Business Combination and assuming no additional redemptions by 10X III Public Shareholders, Cantor will retain an ownership interest of 0.5%, 10X III Public Shareholders will retain an ownership interest of approximately 3.4% in the combined company, the Sponsor will retain an ownership interest of approximately 18.4% of the combined company, and the AGT stockholders will own approximately 77.7% (excluding the 29,556,650 Earnout Shares) of the combined company.

The ownership percentage does not take into account (i) the additional redemption of any Public Shares by Public Shareholders or (ii) the issuance of any additional shares pursuant to the potential sources of dilution noted below. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the 10X III shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following table shows all possible sources and the extent of dilution, pursuant to the exercise and conversion of Public Warrants, Private Placement Warrants, Addimmune options, warrants, restricted stock awards, and Earnout Shares, that 10X III shareholders who elect not to redeem their shares may experience in connection with the Business Combination, assuming minimum redemptions, 50% redemptions, and maximum redemptions scenarios:

	No Redemptions Scenario(1)		50% Redemptions Scenario(2)		Maximum Redemptions Scenario(3)
	Shares	Ownership %	Shares	Ownership %	Shares	Ownership %
AGT Stockholders(4)(5)	45,850,923	77.7%	45,850,923	78.9%	45,850,923	80.4%
Public Shareholders(6)(7)	2,041,283	3.4%	1,020,642	1.8%	—	—%
Sponsor(8)(9)	10,881,000	18.4%	10,881,000	18.8%	10,881,000	19.1%
Cantor(10)	272,000	0.5%	272,000	0.5%	272,000	0.5%
Pro forma fully diluted Class A Common Stock as of June 30, 2023	59,045,206	100.0%	58,024,565	100.0%	57,003,923	100.0%

Potential sources of dilution:
Public Warrants	14,999,990	25.4%	14,999,990	25.9%	14,999,990	26.4%
Private Placement Warrants – Sponsor	440,500	0.7%	440,500	0.8%	440,500	0.8%
Private Placement Warrants – Cantor	136,000	0.2%	136,000	0.2%	136,000	0.2%
Addimmune Options(11)	2,110,170	3.6%	2,110,170	3.6%	2,110,170	3.7%
Addimmune Warrants(12)	1,266,628	2.1%	1,266,628	2.2%	1,266,628	2.2%
Addimmune Restricted Stock Awards	32,620	0.1%	32,620	0.1%	32,620	0.1%
Earnout Shares(13)	29,556,650	50.1%	29,556,650	51.0%	29,556,650	51.9%

____________

(1)      Assumes that no additional Public Shares are redeemed. The Merger Agreement includes a condition to the Closing, Available Closing Cash being at least equal to or exceeding $25 million.

(2)      Assumes that 1,020,642 Public Shares are redeemed for aggregate redemption payments of approximately $11.0 million assuming a $10.75 per share redemption price that was calculated using the $22.0 million of cash remaining in the Trust Account divided by the remaining 2,041,283 Class A ordinary shares subject to possible redemption as of October 19, 2023.

(3)     Assumes that 2,041,283 Public Shares are redeemed for aggregate redemption payments of approximately $22.0 million assuming a $10.75 per share redemption price that was calculated using the $22.0 million of cash remaining in the Trust Account divided by the remaining 2,041,283 Class A Ordinary Shares subject to possible redemption as of October 19, 2023.

(4)      Excludes (i) 29,556,650 Earnout Shares as the Earnout Share conditions have not yet been met, (ii) 2,110,170 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT Options, which options at Closing shall automatically convert into an option to purchase a number of shares of New 10X III Common Stock calculated pursuant to the terms of the Merger Agreement (for further discussion see the section entitled “Business Combination Proposal — Consideration to AGT Holders in the Business Combination”), (iii) 29,815 shares of New 10X III Common Stock issuable in connection with outstanding AGT warrants that do not expire prior to the expected Closing Date, (iv) 1,236,813 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT warrants that may be exercised for shares of AGT Common Stock prior to the Closing Date and would otherwise expire prior to the expected Closing Date, and (v) 32,620 unvested Restricted Stock Awards issued to AGT shareholders.

(5)      Includes (i) 27,788,480 shares of New 10X III Common Stock issuable in exchange for 30,312,295 outstanding shares of AGT Common Stock and (ii) 18,062,442 shares of New 10X III Common Stock issuable in exchange for 19,702,915 outstanding shares of AGT Preferred Stock that are expected to be converted to 19,702,915 shares AGT Common Stock in connection with the Preferred Stock Conversion.

(6)      Excludes 14,999,990 shares issuable on exercise of public warrants.

(7)      Based on 4,056,190 redeemable shares of 10X III Class A ordinary shares outstanding as of June 30, 2023 and adjusted to reflect the redemption of 2,014,907 shares of 10X III Class A ordinary shares in connection with the Second Extension Meeting on October 12, 2023.

(8)      The Sponsor owns 881,000 private placement units. Each private placement unit consists of one private placement share and one half of one private placement warrant. The Sponsor owns 9,999,999 Class A ordinary shares and 1 Class B ordinary share as of the date of this proxy statement/prospectus. Pursuant to the certain non-redemption agreements entered into by and among 10X III, the Sponsor and certain public shareholders of 10X III, the Sponsor agreed to transfer up to an aggregate of up to 1,916,260 of its ordinary shares to those certain public shareholders under the terms of the non-redemption agreements. As of the date hereof, 1,496,260 ordinary shares are due to be transferred from Sponsor to those certain shareholders in connection with the Extension Meetings.

(9)      Excludes 440,500 private placement warrants underlying the private placement units owned by the Sponsor.

(10)    Cantor Fitzgerald & Co. owns 272,000 private placement units. Each private placement unit consists of one private placement share and one half of one private placement warrant. Excludes 136,000 private warrants underlying the private placement units.

(11)    Includes (i) 1,743,475 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT Options, which options at Closing shall automatically convert into an option to purchase a number of shares of New 10X III Common Stock calculated pursuant to the terms of the Merger Agreement (for further discussion see the section entitled “Business Combination Proposal — Consideration to AGT Holders in the Business Combination”), and (ii) 366,695 shares of New 10X III Common Stock issuable in connection with 400,000 unvested shares of AGT Common Stock securing the repayment obligations of certain non-recourse promissory notes.

(12)    Includes (i) 447,681 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding Series D-1 warrants that may be exercised for shares of AGT Preferred Stock prior to the Closing Date and would otherwise expire prior to the expected Closing Date; (ii) 789,132 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding Series E-1 warrants that may be exercised for shares of AGT Preferred Stock prior to the Closing Date and would otherwise expire prior to the expected Closing Date; and (iii) 29,815 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding Series F-1 warrants that do not expire prior to the expected Closing Date.

(13)    Assumes each Triggering Event has been satisfied.

For further details, see “Business Combination Proposal — Consideration to AGT Holders in the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of 10X III’s Shareholders

The extraordinary general meeting will be held at           , Time, on           , 2023 at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020, or you or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting and using a control number assigned by Continental Stock Transfer & Trust Company, unless the extraordinary general meeting is adjourned, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

10X III shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on          , 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date; provided that, solely in connection with the Domestication Proposal, holders of Class B ordinary shares will have ten votes for each Class B ordinary share owned at the close of business on the date and holders of Class A ordinary shares will have one vote for each Class A ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. 10X III’s warrants do not have voting rights. As of the close of business on the record date, there were          ordinary shares issued and outstanding, of which were          issued and outstanding public shares.

Quorum and Vote of 10X III Shareholders

A quorum of 10X III shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting,          ordinary shares would be required to achieve a quorum.

The Sponsor and the other Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 82.5% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

The proposals presented at the extraordinary general meeting require the following votes:

Business Combination Proposal:    The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Domestication Proposal:    The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share.

Charter Amendment Proposal:    The approval of the Charter Amendment Proposal requires a special resolution, being a resolution passed by at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Advisory Charter Proposals:    The separate approval of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Stock Exchange Proposal:    The approval of the Stock Exchange Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Equity Incentive Plan Proposal:    The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Director Election Proposal:    The approval of the Director Election Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Adjournment Proposal:    The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that 10X III redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(a)     (i) hold public shares or (ii) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(b)    submit a written request to Continental, 10X III’s transfer agent, in which you (i) request that 10X III redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(c)     deliver your certificates for public shares (if any) along with the redemption forms to Continental, 10X III’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to          ,         Eastern Time, on          , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of 10X III’s units must elect to separate the units into the underlying public shares and public warrants prior to exercising their redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, 10X III’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date for the extraordinary general meeting. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 10X III’s transfer agent, Addimmune will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $22.0 million of funds in the Trust Account and 2,041,283 public shares subject to possible redemption, in each case, as of October 19, 2023, this would have amounted to approximately $10.75 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of Addimmune Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of 10X III — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their founder shares and their other public shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 82.5% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither 10X III shareholders nor 10X III warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. 10X III has engaged to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of 10X III — Revoking Your Proxy.”

Interests of 10X III’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the 10X III Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including 10X III’s directors, may have interests in such proposal that are different from, or in addition to, those of 10X III shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 11,672,500 Class B ordinary shares, one of which is currently owned by the Sponsor after (i) the Sponsor surrendered 2,089,167 Class B ordinary shares for no consideration on December 1, 2021, (ii) 10X III effected a share capitalization of 421,667 Class B ordinary shares on January 11, 2022, (iii) 5,000 Class B ordinary shares were forfeited in connection with the underwriter’s partial exercise of the over-allotment option in the Initial Public Offering and the expiration of the remaining portion of the over-allotment option on March 11, 2022 and (iv) the conversion of 9,999,999 Class B ordinary shares to Class A ordinary shares on October 17, 2023. The Sponsor currently owns an aggregate of 10,881,000 ordinary shares, 8,964,740 of which will be owned following the consummation of the Business Combination after it transfers an aggregate of up to 1,916,260 ordinary shares to the certain investors that entered into non-redemption agreements in connection with the Extension Meetings, assuming the 10X III Board elects to extend the date by which 10X III is required to consummate a business combination or dissolve until July 14, 2024. The          shares of Addimmune Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $          based upon the closing price of $          per public share on the NYSE American on          , 2023, the most recent closing price. This represents a % gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the units in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the Addimmune Common Stock trades below $10.00 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the initial public offering, the Initial Shareholders and certain of 10X III’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if 10X III fails to complete an initial business combination by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents). The Initial Shareholders and our officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;

•        the fact that Sponsor paid $8,810,000 for 881,000 private placement units (each unit comprising one Class A ordinary share and one-half of one whole warrant to purchase a Class A ordinary share), which, if unrestricted and freely tradable, would have had an aggregate market value of $9,144,780.00 based upon the closing price of $10.38 per public unit (although holders of the private placement units have certain rights that differ from the rights of holders of the public units) on the NYSE American on November 9, 2023, the most recent closing price, and the fact that the private placement warrants contained in the private placement units will expire worthless and the Sponsor has waived liquidation rights to the private placement shares contained in the private placement units if a business combination is not consummated by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of 10X III;

•        the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, we are required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of 10X III’s directors and officers and (ii) continue 10X III’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and 10X III’s officers and directors will lose their entire investment in 10X III and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that if the Trust Account is liquidated, including in the event 10X III is unable to complete an initial business combination by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify 10X III to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which 10X III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to 10X III, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that 10X III may be entitled to distribute or pay over funds held by 10X III outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•        the fact that it is currently contemplated that a designee of 10X III will serve as a director of Addimmune following the Closing. As such, in the future such person may receive any cash fees or equity awards that the Addimmune Board determines to pay its directors.

As a result of the foregoing interests, the Sponsor and 10X III’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares on November 9, 2023 as reported on the NYSE American of $10.67, in the aggregate, the Sponsor and its affiliates have approximately $95.7 million at risk that depends upon the completion of a business combination. Such amount consists of: (i) 8,964,740 ordinary shares that will be held by the Sponsor following the Closing (which amount includes 881,000 Class A ordinary shares underlying the private placement units and (ii) $24,782.06 in unreimbursed out-of-pocket expenses as of November 9, 2023.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their founder shares and their public shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 82.5% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” for more information related to the Acquiror Support Agreement.

Interests of AGT’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the 10X III Board in favor of approval of the Business Combination Proposal, you should keep in mind that AGT’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the 10X III Shareholders and AGT’s stockholders generally. These interests include, among other things, the interests listed below:

•        AGT’s executive officers and certain of AGT’s directors are expected to become executive officers and directors, respectively, of Addimmune upon the Closing. As such, in the future they will receive any cash or equity-based compensation that the Addimmune Board determines to pay to such executive officers. For additional information, see “Management of Addimmune Following the Business Combination”.

•        Under the terms of the Merger Agreement, from and after the consummation of the Business Combination, Addimmune will indemnify certain persons, including AGT’s directors and executive officers.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding 10X III or its securities, the Sponsor, the other Initial Shareholders, AGT and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. In the event that the Sponsor, the other Initial Shareholders, AGT and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. The purpose of such share purchases and other transactions would be (i) to increase the likelihood of satisfaction of the requirements that the Business Combination Proposal, each Advisory Charter Proposal, the Stock Exchange Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter (ii) increase the likelihood of satisfaction of the requirement that the Charter Amendment Proposal is approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter and (iii) otherwise limit the number of public shares electing to be redeemed.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. 10X III will file or furnish a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X III and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of 10X III

The 10X III Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of 10X III and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Stock Exchange Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X III and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination (i) assuming that no additional shares of Class A ordinary shares are redeemed in connection with the Business Combination (ii) assuming that 50% of 10X III’s outstanding public shares are redeemed in connection with the Business Combination, and (iii) assuming maximum redemptions. For an illustration of the number of shares and percentage interests outstanding under each scenario see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

No Additional Redemptions

Sources of Funds (in millions)		Uses (in millions)
Cash held in Trust Account(1)	$22.0	Common stock of Combined Company issued to AGT Stockholders(3)	$488.3
Cash received on repayment of non-recourse loans	1.8	Transaction and other costs(4)	26.2
Financing(2)	50.0	Cash to Combined Company balance sheet	47.6
Common stock of Combined Company issued to AGT Stockholders(3)	488.3
Total Sources	$562.1	Total Uses	$562.1

____________

(1)      Reflects the redemption of 25,943,810 and 2,014,907 shares of 10X III Class A ordinary shares in connection with the Extension Meetings on December 28, 2022 and October 12. 2023, respectively.

(2)      As of the date of this proxy statement/prospectus, approximately $5.9 million has been raised by AGT from the issuance and sale of 2023 Convertible Promissory Notes. For illustrative purposes only, this presentation assumes that at or prior to the Closing of the Business Combination, AGT or 10X III may raise additional cash from one or more equity or equity-linked financings, including additional issuances and sales of the 2023 Convertible Promissory Notes, and proceeds from the trust which to-date is worth $22.0 million, up to $50 million. With the exception of the 2023 Convertible Promissory Notes already sold as of the date of this proxy statement/prospectus, the nature and degree of certainty that either AGT or 10X III will be able to raise additional cash from one or more equity or equity-linked financings cannot be determined as of the date of this proxy statement/prospectus.

(3)      Shares issued to AGT stockholders are at a deemed value of $10.15 per share. Assumes 45,850,923 shares of Addimmune Common Stock issued. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(4)      Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

50% Redemptions

Sources of Funds (in millions)		Uses (in millions)
Cash held in Trust Account(1)	$11.0	Common stock of Combined Company issued to AGT Stockholders(3)	$488.3
Cash received on repayment of non-recourse loans	1.8	Transaction and other costs(4)	26.2
Financing(2)	50.0	Cash to Combined Company balance sheet	36.6
Common stock of Combined Company issued to AGT Stockholders(3)	488.3
Total Sources	$551.1	Total Uses	$551.1

____________

(1)      Assumes that 1,020,642 public shares are redeemed for aggregate redemption payments of approximately $11.0 million (assuming a $10.75 per share redemption price and based on funds in the Trust Account), which is 50% of the maximum amount of redemptions. In the event cash available at Closing is insufficient to meet the Available Closing Cash condition, a condition to Closing would not be met and the Business Combination may not be consummated.

(2)      As of the date of this proxy statement/prospectus, approximately $5.9 million has been raised by AGT from the issuance and sale of 2023 Convertible Promissory Notes. For illustrative purposes only, this presentation assumes that at or prior to the Closing of the Business Combination, AGT or 10X III may raise additional cash from one or more equity or equity-linked financings, including additional issuances and sales of the 2023 Convertible Promissory Notes, and proceeds from the trust which to-date is worth $22.0 million, up to $50 million. With the exception of the 2023 Convertible Promissory Notes already sold as of the date of this proxy statement/prospectus, the nature and degree of certainty that either AGT or 10X III will be able to raise additional cash from one or more equity or equity-linked financings cannot be determined as of the date of this proxy statement/prospectus.

(3)      Shares issued to AGT stockholders are at a deemed value of $10.15 per share. Assumes 45,850,923 shares of Addimmune Common Stock issued. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(4)      Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Maximum Redemptions

Sources of Funds (in millions)		Uses (in millions)
Cash held in Trust Account(1)	$—	Common stock of Combined Company issued to AGT Stockholders(3)	$488.3
Cash received on repayment of non-recourse loans	1.8	Transaction and other costs(4)	26.2
Financing(2)	50.0	Cash to Combined Company balance sheet	25.6
Common stock of Combined Company issued to AGT Stockholders(3)	488.3
Total Sources	$540.1	Total Uses	$540.1

____________

(1)      Assumes that the remaining 2,041,283 public shares are redeemed for aggregate redemption payments of approximately $21.8 million (assuming a $10.68 per share redemption price and based on funds in the Trust Account), which is the maximum amount of redemptions. In the event cash available at Closing is insufficient to meet the Available Closing Cash condition, a condition to Closing would not be met and the Business Combination may not be consummated.

(2)      As of the date of this proxy statement/prospectus, approximately $5.9 million has been raised by AGT from the issuance and sale of 2023 Convertible Promissory Notes. For illustrative purposes only, this presentation assumes that at or prior to the Closing of the Business Combination, AGT or 10X III may raise additional cash from one or more equity or equity-linked financings, including additional issuances and sales of the 2023 Convertible Promissory Notes, and proceeds from the trust which to-date is worth $22.0 million, up to $50 million. With the exception of the 2023 Convertible Promissory Notes already sold as of the date of this proxy statement/prospectus, the nature and degree of certainty that either AGT or 10X III will be able to raise additional cash from one or more equity or equity-linked financings cannot be determined as of the date of this proxy statement/prospectus.

(3)      Shares issued to AGT stockholders are at a deemed value of $10.15 per share. Assumes 45,850,923 shares of Addimmune Common Stock issued. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more details.

(4)      Represents an estimated amount, inclusive of fees related to the Business Combination and related transactions.

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of 10X III as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Addimmune immediately following the Domestication will be the same as those of 10X III immediately prior to the Domestication.

The Business Combination

The Business Combination is expected to be accounted for as an asset acquisition of a Variable Interest Entity (“VIE”) that is not a business in accordance with U.S. GAAP. Under this method of accounting, 10X III is treated as the “accounting acquirer” and AGT as the “accounting acquiree” for financial reporting purposes. Upon consummation of the Business Combination, the cash on hand will result in the equity at risk being considered insufficient for AGT to finance its activities without additional subordinated financial support. Therefore, AGT will be considered a VIE and the primary beneficiary of AGT is treated as the accounting acquirer. 10X III will hold a variable interest in AGT and will own 100% of AGT’s equity. 10X III will be considered the primary beneficiary as it retains the obligation to absorb the losses and/or receive the benefits of AGT, and the power to direct the activities that could have potentially been significant to AGT. Accordingly, for accounting purposes, the acquisition of AGT will be accounted for as an acquisition of a VIE that is not a business as substantially all of the fair value is concentrated in in-process research and development (“IPR&D”), an intangible asset. AGT’s assets and liabilities will be measured and recognized based on their fair values as of the transaction date with any value associated with IPR&D with no alternative future use recorded as a expense.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Certain aspects of the Business Combination are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of Company assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. 10X III cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, 10X III cannot assure you as to its result.

None of 10X III and AGT are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

10X III is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. 10X III has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, 10X III, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of 10X III’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of 10X III’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Summary of Risk Factors

In evaluating the proposals to be presented at the 10X III extraordinary general meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Risks related to AGT’s business

•        AGT is in the early stages of clinical development and has a limited operating history and no products approved for commercial sale, which may make it difficult for you to evaluate AGT’s current business and predict its future success and viability.

•        AGT has incurred net losses since inception and expects to continue to incur significant net losses for the foreseeable future.

•        AGT’s history of recurring losses and anticipated expenditures raises substantial doubt about its ability to continue as a going concern. AGT’s ability to continue as a going concern requires that it obtain sufficient funding to finance its operations.

•        AGT’s management has identified a number of material weaknesses in its internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of its financial statements or cause AGT to fail to meet its periodic reporting obligations.

•        AGT’s ability to generate revenue and achieve profitability depends significantly on its ability to achieve a number of objectives.

•        AGT will require substantial additional capital to finance its operations. If AGT is unable to raise such capital when needed, or on acceptable terms, it may be forced to delay, reduce, and/or eliminate one or more of its research and development programs or future commercialization efforts.

•        There are risks associated with AGT’s 2023 Convertible Promissory Notes that could adversely affect AGT’s business and financial condition.

•        Conversion of the 2023 Convertible Promissory Notes will dilute the ownership interest of AGT’s existing stockholders or may otherwise depress the price of AGT’s Common Stock or if conversion occurs after the consummation of the Business Combination, will dilute the stockholders of Addimmune or may otherwise depress the price of Addimmune’s Common Stock.

Risks Related to the Business Combination and 10X III

•        10X III’s Initial Shareholders have entered into the Acquiror Support Agreement with 10X III and AGT to vote in favor of the Business Combination, regardless of how 10X III’s public shareholders vote.

•        Since 10X III’s Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with AGT is appropriate as 10X III’s initial business combination. Such interests include that 10X III’s Initial Shareholders, directors and executive officers, will lose their entire investment in 10X III if the initial business combination is not completed.

•        Because AGT is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of AGT’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

•        The consummation of the Business Combination is subject to compliance with the HSR Act, and, if certain conditions are not satisfied or waived, the Business Combination may not be completed.

•        The ability of 10X III’s public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of Addimmune and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

•        10X III’s Initial Shareholders, as well as AGT, 10X III’s directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

•        10X III’s and AGT’s ability to consummate the Business Combination, and the operations of Addimmune following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.

Risks Related to the Consummation of the Domestication

•        The Domestication may result in adverse tax consequences for holders of public shares and public warrants, including holders exercising their redemption rights with respect to the public shares.

•        Addimmune could be subject to changes in tax rates or the adoption of new tax legislation or could otherwise have exposure to additional tax liabilities, which could harm its business.

•        Delaware law and Addimmune’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Risks Related to the Redemption

•        Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

•        10X III does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for 10X III to complete the Business Combination even though a substantial majority of 10X III’s public shareholders have redeemed their shares.

•        A new 1% U.S. federal excise tax may be imposed on Addimmune in connection with the redemption of Addimmune Common Stock in connection with the Business Combination.

Risks if the Adjournment Proposal is Not Approved

•        If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the 10X III Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Risks if the Domestication and the Business Combination are not Consummated

•        We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), the date by which we are required to complete a business combination or be forced to liquidate.

If 10X III is not able to complete the Business Combination with AGT nor able to complete another business combination by July 14, 2024, in each case, as such date may be extended pursuant to its Existing Governing Documents, 10X III would cease all operations except for the purpose of winding up and 10X III would redeem its public shares and liquidate the Trust Account, in which case 10X III’s public shareholders may only receive approximately $10.00 per share and 10X III’s warrants will expire worthless.

SELECTED HISTORICAL FINANCIAL INFORMATION OF 10X III

10X III is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

10X III’s selected historical financial information is derived from 10X III’s audited and unaudited financial statements included elsewhere in this proxy statement/prospectus as of June 30, 2023 and December 31, 2022, and December 31, 2021.

AGT’s balance sheet data as of June 30, 2023, December 31, 2022 and December 31, 2021, and statements of operations and comprehensive loss data for the six months ended June 30, 2023, and 2022, and the fiscal years ended December 31, 2022 and December 31, 2021 are derived from AGT’s audited and unaudited financial statements included elsewhere in this proxy statement/prospectus.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, the text of the sections entitled “10X III’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AGT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. 10X III’s and AGT’s financial statements are prepared and presented in accordance with U.S. GAAP. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of future performance of 10X III or AGT.

Selected Historical Financial Information: 10X III

	As of June 30, 2023	As of December 31,
		2022	2021
	(in thousands)
Balance Sheet Data:
Cash	$1,964	$67	$—
Investments held in Trust Account	$42,626	$308,661	$—
Total assets	$44,692	$308,854	$567
Total liabilities	$18,433	$283,588	$587
Class A ordinary shares subject to possible redemption; 4,056,190 shares outstanding at a redemption value of approximately $10.48 per share as of June 30, 2023	$42,526	$41,860	$—
Total stockholders’ deficit	$(16,267)	$(16,594)	$(20)
	Six Months Ended June 30,		Years Ended December 31,
	2023	2022	2022	2021
	(in thousands, except share and per share data)
Statement of Operations Data:
Loss from operations	$(3,639)	$(866,811)	$(3,464)	$(45)
Income from investments held in Trust Account	$666	$406,850	$4,162	$—
Net income (loss)	$993	$(459,961)	$698	$(45)
Weighted average Class A ordinary shares – basic and diluted	7,645,901	28,915,492	30,043,441	—
Basic and diluted net income (loss) per share, Class A ordinary shares	$0.06	$(0.01)	$0.02	$—
Weighted average Class B ordinary shares – basic and diluted	10,000,000	9,906,630	10,000,000	8,700,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.06	$(0.01)	$0.02	$0.01

Statement of Cash Flows Data:
Net cash used in operating activities	$2,147	$(688)	$(1,362)	$—
Net cash used in investing activities	$266,701	$(304,500)	$(304,500)	$—
Net cash provided by financing activities	$(266,951)	$305,679	$305,929	$—

SUMMARY HISTORICAL FINANCIAL INFORMATION OF AGT

The summary historical statements of operations data of AGT for the years ended December 31, 2022 and 2021 and the historical balance sheet data as of December 31, 2022 and 2021 are derived from AGT’s audited financial statements included elsewhere in this proxy statement/prospectus. The summary historical statement of operations data of AGT for the six months ended June 30, 2023 and 2022 and the historical balance sheet data as of June 30, 2023 are derived from AGT’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus.

AGT’s historical results are not necessarily indicative of the results that may be expected for any other period in the future. You should read the summary historical financial data set forth below together with AGT’s financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus, the information in the section entitled “AGT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained elsewhere in this proxy statement/prospectus.

AGT is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

	As of June 30, 2023	As of December 31,
		2022	2021
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$142	$3,160	$166
Total assets	$7,286	$10,733	$6,625
Total liabilities	$18,604	$15,985	$16,960
Convertible preferred stock, $.0001 par value	$2	$2	$2
Total stockholders’ deficit	$(11,319)	$(5,252)	$(10,335)
	Six Months Ended June 30,		Years Ended December 31,
	2023	2022	2022	2021
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue
Laboratory services revenue	$1,166	$5,611	$9,124	$4,739
Expenses
Cost of revenue	$1,217	$2,457	$4,258	$2,972
Research and development	$2,608	$2,601	$4,781	$8,669
General and administrative	$6,156	$3,335	$6,975	$4,883
Operating loss	$(8,815)	$(2,783)	$(6,890)	$(11,785)
Net loss	$(8,695)	$(3,240)	$(7,750)	$(12,622)
Basic and diluted weighted average common shares outstanding	29,597,821	29,500,448	29,531,031	29,456,020
Basic and diluted net loss available to common stockholders per common share	$(0.29)	$(0.11)	$(0.26)	$(0.44)

Statement of Cash Flows Data:
Net cash used in operating activities	$(3,404)	$(1,815)	$(5,996)	$(10,038)
Net cash used in investing activities	$(156)	$(263)	$(636)	$(397)
Net cash provided by financing activities	$542	$2,384	$9,626	$9,031

SUMMARY UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination.

The summary unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the audited historical balance sheet of AGT as of June 30, 2023 with the audited historical balance sheet of 10X III as of June 30, 2023, giving effect to the Business Combination as if it had been consummated on June 30, 2023. The summary unaudited pro forma condensed combined statement of operations for the period ended June 30, 2023 and for the six months ended June 30, 2023 combine the historical statement of operations of AGT and 10X III for the period on a pro forma basis giving effect to the Business Combination as if it had been consummated on January 1, 2022.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of 10X III, historical financial statements and related notes of AGT for the applicable periods and the sections titled “10X III’s Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations” and “AGT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what 10X III’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of 10X III following the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of 10X III Class A ordinary shares. For the avoidance of doubt, the unaudited pro forma condensed combined financial information reflects the Extension Redemptions.

•        Assuming No Additional Redemptions:    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares, after giving effect to the Extension Redemptions.

•        Assuming 50% Redemptions:    This presentation assumes that 1,020,642 public shares are redeemed for aggregate redemption payments of approximately $11.0 million (based on an estimated per share redemption price of approximately $10.75 that was calculated using the $22.0 million of cash remaining in the Trust Account divided by the remaining 2,041,283 Class A Ordinary Shares subject to possible redemption as of October 19, 2023).

•        Assuming Maximum Redemptions:    This presentation assumes that 2,041,283 public shares are redeemed for aggregate payments of approximately $22.0 million (based on an estimated per share redemption price of approximately $10.75 that was calculated using the $22.0 million of cash remaining in the Trust Account divided by the remaining 2,041,283 Class A Ordinary Shares subject to possible redemption as of October 19, 2023). The maximum redemption amount reflects the maximum number of public shares that 10X III can redeem without violating the conditions of the Merger Agreement. This presentation includes all adjustments contained in the “no redemptions” presentations and presents additional adjustments to reflect the effect of the maximum redemptions.

There is no certainty that as of the date of this proxy statement/prospectus the Available Closing Cash condition will be met or that 10X III or AGT will be able to raise the necessary funding to enable the consummation of the Business Combination.

The Business Combination is expected to be accounted for as an asset acquisition of a VIE that is not a business in accordance with U.S. GAAP. Under this method of accounting, 10X III is treated as the “accounting acquirer” and AGT as the “accounting acquiree” for financial reporting purposes. Upon consummation of the Business Combination, the cash on hand will result in the equity at risk being considered insufficient for AGT to finance its activities without additional subordinated financial support. Therefore, AGT will be considered a VIE and the primary beneficiary of AGT is treated as the accounting acquirer. 10X III will hold a variable interest in AGT and will own 100% of AGT’s equity. 10X III will be considered the primary beneficiary as it retains the obligation to absorb the losses and/or receive the benefits of AGT, and the power to direct the activities that could have potentially been significant to AGT. Accordingly, for accounting purposes, the acquisition of AGT will be accounted for as an acquisition of a VIE that is not a business as substantially all of the fair value is concentrated in IPR&D, an intangible asset. AGT’s assets and liabilities will be measured and recognized based on their fair values as of the transaction date with any value associated with IPR&D with no alternative future use recorded as an expense.

	Pro Forma Combined
	No Additional Redemptions	50% Redemptions	Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Six Months Ended June 30, 2023
Net loss	$(8,759)	$(8,759)	$(8,759)
Basic and diluted net loss per share	$(0.15)	$(0.15)	$(0.15)
Weighted average shares outstanding	59,045,206	58,024,565	57,003,923

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Year Ended December 31, 2022
Net loss	$(790,353)	$(790,353)	$(790,353)
Basic and diluted net loss per share	$(13.39)	$(13.62)	$(13.86)
Weighted average shares outstanding	59,045,206	58,024,565	57,003,923

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data As of June 30, 2023
Total assets	$59,513	$48,537	$37,561
Total liabilities	$68,983	$68,983	$68,983
Total stockholders’ deficit	$(9,470)	$(20,446)	$(31,422)

COMPARATIVE PER SHARE DATA

The following table sets forth:

•        historical per share information of 10X III for the six months ended June 30, 2023 and for the year ended December 31, 2022;

•        historical per share information of AGT for the six months ended June 30, 2023 and for the year ended December 31, 2022; and

•        unaudited pro forma per share information of the combined company as of and for the six months ended June 30, 2023 and the year ended December 31, 2022, after giving effect to the Business Combination, assuming three redemption scenarios as follows:

•        Assuming No Additional Redemptions (Scenario 1):    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares, after giving effect to the Extension Redemptions.

•        Assuming 50% Redemptions (Scenario 2):    This presentation assumes that 1,020,642 public shares are redeemed for aggregate redemption payments of approximately $11.0 million assuming a $10.75 per share redemption price and based on funds in the Trust Account, after giving effect to the Extension Redemption.

•        Assuming Maximum Redemptions (Scenario 3):    This presentation assumes that 2,041,283 public shares are redeemed for aggregate redemption payments of $22.0 million assuming a $10.75 per share redemption price and based on funds in the Trust Account, after giving effect to the Extension Redemptions. The maximum redemption amount reflects the maximum number of public shares that 10X III can redeem without violating the conditions of the Merger.

The historical information should be read in conjunction with “Summary Historical Financial Information of AGT,” “Selected Historical Financial Information of 10X III,” “AGT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “10X III’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” each contained elsewhere in this proxy statement/prospectus and the audited financial statements and the related notes of AGT and 10X III, each contained elsewhere in this proxy statement/prospectus.

The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net loss per share information below is presented for illustrative purposes only and does not purport to represent what the actual results of operations of Addimmune would have been had the Business Combination been completed as of the indicated dates or to project Addimmune’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of Addimmune would have been had the Business Combination been completed as of the indicated dates nor the book value per share for any future date or period.

For the six months ended June 30, 2023:

	AGT (Historical)	10X III (Historical)	Scenario 1	Scenario 2	Scenario 3
Basic and diluted weighted average shares outstanding – Common Shares	29,597,821	$—	59,045,206	58,024,565	57,003,923
Basic and diluted net loss per share – Common Shares	$(0.29)	—	$(0.15)	$(0.15)	$(0.15)
Basic and diluted weighted average shares outstanding – Class A ordinary shares	—	7,645,901	—	—	—
Basic and diluted net loss per share – Class A ordinary shares	$—	$0.06	$—	$—	$—
Basic and diluted weighted average shares outstanding – Class B ordinary shares	—	10,000,000	—	—	—
Basic and diluted net loss per share – Class B ordinary shares	$—	$0.06	$—	$—	$—

For the year ended December 31, 2022:

	AGT (Historical)	10X III (Historical)	Scenario 1	Scenario 2	Scenario 3
Basic and diluted weighted average shares outstanding – Common Shares	29,531,031	$—	59,045,206	58,024,565	57,003,923
Basic and diluted net loss per share – Common Shares	$(0.26)	—	$(13.39)	$(13.62)	$(13.86)
Basic and diluted weighted average shares outstanding – Class A ordinary shares	—	30,043,441	—	—	—
Basic and diluted net loss per share – Class A ordinary shares	$—	$0.02	$—	$—	$—
Basic and diluted weighted average shares outstanding – Class B ordinary shares	—	9,953,699	—	—	—
Basic and diluted net loss per share – Class B ordinary shares	$—	$0.02	$—	$—	$—

MARKET PRICE AND DIVIDEND INFORMATION

10X III units, public shares and public warrants are currently listed on the NYSE American under the symbols “VCXB.U” and “VCXB” and “VCXB WS,” respectively.

The most recent closing price of the units, ordinary shares and redeemable warrants as of August 8, 2023, the last trading day before announcement of the execution of the Merger Agreement, was $10.50, $10.53, and $0.03, respectively. As of           , 2023, the record date for the extraordinary general meeting, the closing price for each unit, ordinary share and public warrant was $          , $           and $          , respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of 10X III’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there was holder of record of 10X III’s Class A ordinary shares, holders of record of 10X III’s Class B ordinary shares, holders of record of 10X III’s units and holder of 10X III’s public warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

10X III has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Addimmune subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Addimmune’s Board. 10X III’s Board is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that Addimmune’s Board will declare any dividends in the foreseeable future. Further, the ability of Addimmune to declare dividends may be limited by the terms of financing or other agreements entered into by Addimmune or its subsidiaries from time to time.

Price Range of AGT’s Securities

Historical market price information regarding AGT is not provided because there is no public market for AGT’s securities. For information regarding AGT’s liquidity and capital resources, see “AGT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS

Investing in 10X III’s securities involves a high degree of risk. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows and our prospects could be harmed. In that event, the price of our securities could decline and you could lose part or all of your investment. This “Risk Factors” section identifies all material risk factors currently known by 10X III that make investment in 10X III’s ordinary shares and warrants speculative or risky, but it does not purport to present an exhaustive description of all risks. 10X III shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to AGT

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements”, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks, and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.

Unless the context otherwise requires, all references in this subsection to “AGT”, “we”, “us” or “our” give effect to the Internal Reorganization and Distribution and] refer to the business of AGT following the Internal Reorganization and Distribution but prior to the Closing and to the Combined Company following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Addimmune, in which event the market price of the combined company’s common stock could decline, and you could lose part or all of your investment.

Risks Related to AGT’s Business, Financial Condition, and Need for Additional Capital

We are in the early stages of clinical development and have a limited operating history and no products approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success and viability.

We are an early clinical-stage biopharmaceutical company with a limited operating history. AGT was incorporated and commenced operations in 2008. We have no products approved for commercial sale and have not generated any revenue from commercial product sales. Our operations to date have been limited to performing research and development activities in support of our product development and licensing efforts, hiring personnel, raising capital to support and expand such activities, providing general and administrative support for these operations, developing product candidates, conducting preclinical studies and clinical trials, including clinical trials of AGT103-T our lead product candidate, and our other wholly owned product candidates, and entering into, and performing our obligations under, licensing arrangements that have resulted in additional product candidates in clinical development or commercialization by our licensees. Other than AGT103-T, all of our wholly owned programs are in preclinical or research development. We have not yet demonstrated our ability to successfully complete any large-scale pivotal clinical trials, obtain marketing approvals manufacture our product candidates on a commercial scale or arrange for a third party to do so on our behalf, or conduct sales and marketing activities. As a result, it may be more difficult for you to accurately predict our future success or viability than it could be if we had a longer operating history.

In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays, and other known and unknown factors and risks frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields. We also would need to transition from a company with a research and development focus to a company capable of supporting commercial activities after approval of any of our product candidates, which may never occur. We have not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If we do not adequately address these risks and difficulties or successfully make such a transition, our business will suffer.

AGT has incurred net losses since inception and expects to continue to incur significant net losses for the foreseeable future.

AGT has incurred net losses since inception, has not generated any significant revenue from its product candidates to date, and has financed its operations prior to this business combination primarily through the issuance of convertible preferred stock and convertible debt. AGT’s net loss was $7,750,194 for the year ended December 31, 2022 and $12,622,292 for the year ended December 31, 2021.

As of June 30, 2023 and December 31, 2022, AGT had an accumulated deficit of $(79,523,261) and $(70,828,360), respectively. AGT has devoted substantially all of its resources and efforts to date to research and development. Our clinical-stage pipeline currently consists of our one product candidate, AGT103-T, and our other internal programs are in preclinical or research development. As a result, we expect that it will be several years, if ever, before we generate revenue from product sales. Even if we succeed in receiving marketing approval for and commercializing one or more of our product candidates, we expect that we will continue to incur substantial research and development and other expenses in order to develop and market additional product candidates. In addition, in the future, if we enter into licenses to develop our product candidates the licensee may be entitled to receive royalty payments if they successfully develop and commercialize any products covered by licenses, we have with them. Further, there is no guarantee that a licensee’s product development and commercialization will lead to any such payments even if any such product candidates receive marketing approval for commercial sale.

While AGT has not yet generated significant revenue from its product candidates, beginning in 2021, AGT generated revenue from its clinical laboratory services related to COVID-19 testing services. Revenue generated from its clinical laboratory services yielded approximately $9.1 million in 2022, an increase from approximately $4.7 million in 2021. Following the Internal Reorganization and Distribution, the clinical laboratory services will not generate revenue to be recognized by AGT and AGT will continue to incur net losses for the foreseeable future.

Our history of recurring losses and anticipated expenditures raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations and if we are unable to do so, we may go out of business.

We have incurred significant operating losses to date, and it is possible we may never generate a profit. Our financial statements for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus, have been prepared assuming we will continue as a going concern. As a development stage company, we expect to incur significant and increasing losses unless and until marketing approval is granted for AGT103-T, our lead product candidate. Marketing approval is not guaranteed and may never be obtained. As a result, these conditions raise substantial doubt about our ability to continue as a going concern.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future after the Business Combination. The net losses we incur may fluctuate significantly from quarter-to-quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our expected future losses will continue to have an adverse effect on our working capital and our ability to achieve and maintain profitability. The uncertainty, considering the AGT’s current cash on hand, is such that it raises substantial doubt about AGT’s ability to continue as a going concern for at least one year from the issuance date of these financial statements. This estimate is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we expect. Changes may occur beyond our control that would cause us to consume our available capital before that time, including changes in and progress of our development activities and changes in regulation. If we are unable to finance our operations until we receive marketing approval for our lead product candidate, such liquidity and solvency problems may force us to go out of business.

We have identified a number of material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. When we are required to comply with Sections 404(a) and (b) of the Sarbanes-Oxley Act, our assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, and when we cease to be an emerging growth company, we will need to provide a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. In connection with the audit of our financial statements for the fiscal years ended December 31, 2022 and 2021, respectively, we identified a material weakness in our internal control over financial reporting due to lack of adequate segregation of duties and review procedures, as well as a failure to design and implement formal period-end financial reporting controls and procedures. In addition, we also identified a material weakness in our internal control over financial reporting due to inadequate design and implementation of information technology general controls over financial relevant accounting systems. Additionally, we also identified a material weakness in our internal control over financial reporting due to our lack of resources with sufficient expertise and training to assess non-routine transactions for proper accounting treatment to meet GAAP reporting requirements.

Our management is in the process of developing a remediation plan and is taking steps to remediate the material weaknesses, and will continue to monitor the effectiveness of our remediation plan once in place and make the necessary changes it determines to be appropriate. Although we intend to complete this remediation process as quickly as practicable, we cannot at this time estimate with certainty how long it will take, and our initiatives may not prove to be successful in remediating each of the material weaknesses. The remediation process may require significant additional time and expense and may divert management from the operation of our business. Moreover, because of the inherent limitations of any control system, material misstatements due to error or fraud may not be prevented or detected and corrected on a timely basis, or at all. If we are unable to remediate such material weaknesses, or if we identify or otherwise experience additional material weaknesses in ongoing or future audits, we may not be able to accurately record, process, and report our financial condition or results of operations, prevent fraud, or prepare financial statements within the time periods specified by the forms of the SEC, which, in turn, may adversely affect our reputation and business and the market price of Addimmune Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities, and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve a number of objectives.

Our business depends entirely on the successful development and commercialization of our product candidates. AGT currently generates no revenue from commercial sales of any products. AGT has no products approved for commercial sale and, after the business combination, we do not anticipate generating any revenue from product sales unless and until sometime after we have successfully completed clinical development and received marketing approval for the commercial sale of a product candidate, if ever. However, AGT may in the future develop products for commercial sale through the licensing of its research and development efforts, technology or commercial products once developed, if approved. In addition, we may not receive significant amounts of royalty revenue, if any, from potential licensees in the future for our product candidates if and when such candidates receive marketing approval for commercial sale and are commercialized. Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve a number of objectives, including:

•        successful and timely completion of preclinical and clinical development of current and any future product candidates;

•        timely receipt of marketing approvals from applicable regulatory authorities for current and any future product candidates for which we successfully complete clinical development;

•        the extent of any required post-marketing approval commitments or requirements agreed to with applicable regulatory authorities;

•        developing an efficient and scalable manufacturing process for current and any future product candidates, including establishing and maintaining commercially viable supply and manufacturing relationships with third parties to obtain finished products that are appropriately packaged for sale;

•        successful launch of commercial sales following any marketing approval, including the development of a commercial infrastructure, whether in-house or with one or more partners or collaborators;

•        a continued acceptable safety, purity and potency profile following any marketing approval;

•        commercial acceptance of current and any future product candidates, if approved, as viable treatment options by patients, the medical community, and third-party payors;

•        addressing any competing technological and market developments;

•        identifying, assessing, acquiring, and developing new product candidates;

•        obtaining and maintaining patent protection, regulatory exclusivity, and other intellectual property-related protection, both in the United States and internationally;

•        enforcing and defending our rights in our intellectual property portfolio, including our licensed intellectual property;

•        negotiating favorable terms in any partnership, collaboration, licensing, or other arrangements that may be necessary to develop, manufacture, or commercialize our product candidates; and

•        attracting, hiring, and retaining qualified personnel.

We may never be successful in achieving our objectives and, even if we do, may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to maintain or further our research and development efforts, raise additional necessary capital, grow our business, and/or continue our operations.

We will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce, and/or eliminate one or more of our research and development programs or future commercialization efforts.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive, and uncertain process that takes years to complete. We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct clinical trials of, and seek marketing approval for AGT103-T and our other product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing, and distribution. Commencing upon the Closing, we also expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we may be forced to delay, reduce, and/or eliminate one or more of our research and development programs or future commercialization efforts. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Advancing the development of our current and any future product candidates will require a significant amount of capital. The cash and cash equivalents available to us upon the Closing will not be sufficient to fund all of the actions that are necessary to complete the development of AGT103-T or any of our other product candidates. We will be required to obtain further funding through public or private equity offerings, sale of shares of our common stock through utilization of future equity lines, debt financings, partnership, collaborations, and licensing arrangements or other sources, which may dilute our stockholders or restrict our operating activities. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

There are risks associated with our 2023 Convertible Promissory Notes that could adversely affect our business and financial condition.

On October 5, 2023, our Board authorized the issuance of up to $50 million of 2023 Convertible Promissory Notes under the 2023 Convertible Note Purchase Agreement. As of October 31, 2023, we have issued approximately $5.9 million of 2023 Convertible Promissory Notes. The 2023 Convertible Promissory Notes provide for standard and customary events of default, such as failure to pay when due any principal or interest payment required under the terms of the 2023 Convertible Promissory Notes. Our ability to remain in compliance with the terms of the 2023 Convertible Promissory Notes depends on, among other things, our operating performance, competitive developments, financial market conditions, and stock exchange listing of our Common Stock, all of which are significantly affected by financial, business, economic, and other factors, many of which we are not able to control. Accordingly, our cash flow may not be sufficient to allow us to pay principal and interest on the 2023 Convertible Promissory Notes or meet our other obligations under the 2023 Convertible Note Purchase Agreement. Our level of indebtedness under the 2023 Convertible Note Purchase Agreement could have other important consequences, including the following:

•        We may need to use a substantial portion of our cash flow from operations to pay interest and principal on the 2023 Convertible Promissory Notes, which would reduce funds available to us for other purposes such as working capital, capital expenditures and other general corporate purposes;

•        We may be unable to refinance our indebtedness under the 2023 Convertible Note Purchase Agreement or to obtain additional financing for working capital, capital expenditures, acquisitions, or general corporate purposes;

•        We may be unable to comply with the terms of the 2023 Convertible Note Purchase Agreement, 2023 Convertible Promissory Notes, Security Agreement or Intellectual Property Security Agreement, which could result in an event of default that, if not cured or waived, may result in acceleration of the 2023 Convertible Promissory Notes. An event of default would have an adverse effect on our business and prospects and could force us into bankruptcy or liquidation; and

•        We may be more vulnerable to an economic downturn or recession and adverse developments in our business.

Conversion of the 2023 Convertible Promissory Notes will dilute the ownership interest of our existing stockholders or may otherwise depress the price of our Common Stock or if conversion occurs after the consummation of the Business Combination, will dilute the stockholders of Addimmune or may otherwise depress the price of Addimmune’s Common Stock.

The conversion of all or some of the 2023 Convertible Promissory Notes will dilute our existing stockholders if conversion occurs prior to the consummation of the Business Combination. However, if conversion occurs subsequent to the consummation of the Business Combination, conversion of all or some of the 2023 Convertible Promissory Notes will dilute the stockholders of Addimmune. Following the consummation of the Business Combination, any sales in the public market of Addimmune Common Stock issuable upon such conversion of the notes could adversely affect prevailing market prices of Addimmune Common Stock.

Although we have raised approximately $5.9 million in 2023 Convertible Promissory Notes and have conducted an initial closing, we may require additional financing to sustain or grow our operations and such additional capital may not be available to us, or only available to us on unfavorable terms.

Although we have raised approximately $5.9 million in 2023 Convertible Promissory Notes and have conducted an initial closing, the capital needs of our ongoing operations may be insufficient, and we may need to raise additional funds through debt or equity financings or curtail our growth. We may not be able to raise the remainder of the $50 million under the 2023 Convertible Note Purchase Agreement that our Board has authorized us to issue. We cannot be sure that we will be able to raise equity or debt financing on terms favorable to us and our stockholders in the amounts that we require, or at all. Our inability in the future to obtain additional equity or debt capital on acceptable terms, or at all, could adversely impact our ability to execute our business strategy, which could adversely affect our growth and future stockholder returns. Further, even if we raise $50 million in 2023 Convertible Promissory Notes, we cannot be sure that we will not require additional capital in the future to meet the needs of our ongoing operations.

Risks Related to the Discovery, Development, and Commercialization of AGT’s Product Candidates

Our HIV immunotherapy treatment technologies are based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for marketing approval.

We are seeking to identify and develop a broad pipeline of product candidates using our HIV immunotherapy technologies. The scientific research that forms the basis of our efforts to develop product candidates with our platform is still ongoing. Although lentiviral vector transduced cells, which we use in the development of AGT103-T and other of our product candidates, have been used in multiple FDA approved therapies, we are not aware of any FDA approved therapeutics utilizing similar technologies as ours, which makes it difficult to determine how long it will take or how much it will cost to obtain marketing approvals for our product candidates in the United States or other jurisdictions. Further, the scientific evidence to support the feasibility of developing therapeutic treatments based on our platform technologies is preliminary. As a result, we are exposed to a number of unforeseen risks and it is difficult to predict the types of challenges and risks that we may encounter during development of our product candidates. For example, clinical trials are ongoing and may not accurately predict the safety, purity and potency of our product candidates, and we may encounter significant challenges creating appropriate models and assays for demonstrating the safety, purity and potency of our product candidates. In addition, our gene circuit technologies have potential safety risks. It is possible that safety events or concerns such as these or others could negatively affect the development of our product candidates, including adversely affecting patient enrollment among the patient populations that we intend to treat.

Given the novelty of our technologies, we intend to work closely with the FDA and comparable foreign regulatory authorities to evaluate our proposed approaches to obtain marketing approval for our product candidates; however, due to a lack of comparable experiences, the clinical development pathway we need to pursue with respect to the FDA and comparable regulatory authorities may be more complex and time-consuming relative to other more well-known therapeutics. Even if we obtain human data that we believe support our product candidates, the FDA or comparable foreign regulatory agencies may lack experience in evaluating the safety, purity, and potency of our product candidates developed using our platforms, which could result in a longer than expected regulatory review process, increase our expected development costs, and delay or prevent commercialization of our product candidates. The validation process takes time and resources, may require independent third-party analyses, and may not be accepted or approved by the FDA and comparable foreign regulatory authorities. We cannot be certain that our approach will lead to the development of approvable or marketable products, alone or in combination with other therapies.

We may not be successful in our efforts to use and expand our gene therapy platform to expand our pipeline of product candidates.

A key element of our strategy is to use and advance our gene therapy platform to design, test and build our portfolio of product candidates focused on gene therapies for the treatment of HIV. Although our research and development efforts to date have resulted in our discovery and clinical development of AGT103-T, we cannot assure you that the clinical trials will demonstrate AGT103-T to be safe, pure, and potent, and we may not be able to successfully develop any other product candidates. Even if we are successful in expanding our pipeline of product candidates, any additional product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data, including as a result of being shown to have unacceptable effects or other characteristics that indicate that they are unlikely to be products that will receive marketing approval from the FDA or other regulatory authorities or achieve market acceptance. If we do not successfully develop and commercialize product candidates, we will not be able to generate product revenue in the future.

Although we intend to explore other therapeutic opportunities in addition to the product candidates that we are currently developing, we may fail to identify viable new product candidates for clinical development for a number of reasons. If we fail to identify additional product candidates, our business could be materially harmed.

Although a substantial amount of our efforts will focus on our planned clinical trials and our efforts to obtain marketing approval of the current and potential future product candidates we are evaluating, a key element of our strategy is to discover, develop, manufacture and globally commercialize product candidates beyond those in our current pipeline to treat various conditions and in a variety of therapeutic areas. Even if we identify product candidates that initially show promise, we may fail to successfully develop and commercialize such products for many reasons, including the following:

•        the research methodology used may not be successful in identifying additional product candidates;

•        competitors may develop alternatives that render our product candidates obsolete;

•        product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

•        a product candidate may be shown to have harmful side effects or other characteristics that make such product candidate unlikely to be effective or otherwise meet applicable regulatory criteria;

•        it may take greater human and financial resources than we will possess to identify additional opportunities for our product candidates or to develop suitable product candidates through internal research programs, thereby limiting our ability to develop, diversify and expand our product portfolio;

•        a product candidate may not be capable of being produced in clinical or commercial quantities at an acceptable cost, or at all; and

•        an approved product may not be accepted as safe, pure, and potent by trial participants, the medical community or third-party payors.

Identifying new product candidates requires substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Because we have limited financial and human resources, we may initially focus on research programs and product candidates for a limited set of indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. For example, if we do not accurately evaluate the commercial potential or target market for a particular product candidate or technology, we may relinquish valuable rights to that product candidate or technology through collaborations, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate or technology.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our product candidates or to develop suitable product candidates through internal research programs, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on product candidates or other potential programs that ultimately prove to be unsuccessful.

We are dependent on the success of our product candidates, including our lead product candidate, AGT103-T, which is currently in clinical development. If we are unable to obtain approval for and commercialize our product candidates for one or more indications in a timely manner, our business will be materially harmed.

Our success is dependent on our ability to timely complete clinical trials and obtain marketing approval for, and then successfully commercialize, our product candidates, including our lead product candidate, AGT103-T, for one or more indications. Our product candidates are in the early stages of development and we are investing the majority of our efforts and financial resources in the research and development of AGT103-T for multiple indications directly through our own efforts. Our product candidates will require additional clinical development, preclinical and manufacturing activities, marketing approval from government regulators, substantial investment, and significant marketing efforts before we generate any revenue from product sales. We are not permitted to market or promote any product candidates, in a jurisdiction before receiving marketing approval from the relevant regulatory authority, including, for example, the FDA for marketing in the United States and eventually the European Medicines Agency (“EMA”) for marketing in the European Union, and we may never receive such marketing approvals.

The success of our product candidates will depend on numerous factors, including the following:

•        successful and timely completion of our ongoing clinical trials;

•        initiation and successful patient enrollment and completion of additional clinical trials on a timely basis;

•        efficacy, safety, purity, potency and tolerability profiles, as applicable, that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;

•        raising additional funds necessary to complete the clinical development of and to commercialize our product candidates;

•        timely receipt of marketing approvals for our product candidates from applicable regulatory authorities;

•        the extent of any required post-marketing approval commitments to applicable regulatory authorities;

•        the maintenance of existing or the establishment of new supply arrangements with third-party product suppliers and manufacturers;

•        the maintenance of existing or the establishment of new scaled production arrangements with third-party manufacturers to obtain finished products that are appropriately packaged for sale;

•        obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•        protection of our rights in our intellectual property portfolio, including our licensed intellectual property;

•        successful launch of commercial sales following any marketing approval;

•        a continued acceptable safety profile following any marketing approval;

•        commercial acceptance by patients, the medical community, and third-party payors; and

•        our ability to compete with other therapies.

If we are unable to achieve one or more of the objectives set forth above, our business will be materially harmed.

Our clinical trials may reveal serious adverse events, toxicities, or other side effects of our current and any future product candidates that result in a safety profile that could inhibit marketing approval or market acceptance of our product candidates.

In order to obtain marketing approval for our current or any future product candidates, we must demonstrate the safety, purity and potency of the product candidate for the relevant clinical indication or indications through preclinical studies and clinical trials as well as additional supporting data. If our product candidates are associated with undesirable side effects in preclinical studies or clinical trials, or have unexpected characteristics, we may need to interrupt, delay, or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective.

Although we have conducted various preclinical studies and have data from early-stage clinical trials, we do not know the predictive value of these studies and trials for our future clinical trials, and we cannot guarantee that any positive safety results in preclinical studies or previous clinical trials will successfully translate to patients in our future clinical trials.

While we believe that AGT103-T has been reasonably well tolerated in our clinical trials, subjects have experienced adverse events (“AEs”) that have been considered treatment-related. Some of the common adverse events included chills, fatigue, malaise, pain, joint stiffness and swelling, dysgusia, headache, throat irritation, COVID-19, HIV viremia, Hordeolum, viral infection, cough and congestion. As of May 24, 2023, all of these events have been mild/moderate in severity, responded to symptomatic treatment and/or were transient and resolved with time. During the clinical studies of AGT103-T, no treatment-related serious adverse events (“SAEs”) or fatal events have been reported as of May 24, 2023.

We expect that subjects in our ongoing and planned clinical trials for our product candidates may in the future suffer AEs, SAEs or other side effects, including those not observed in our preclinical studies or previous clinical trials. Results of these trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our product candidates could result in the delay, suspension, or termination of clinical trials by us or the FDA, EMA or comparable foreign regulatory authority for a number of reasons. If we elect or are required to delay, suspend, or terminate any clinical trial, the commercial prospects of our product candidates will be harmed and our ability to generate product revenue from this product candidate will be delayed or eliminated. SAEs observed in clinical trials could hinder or prevent market acceptance of our product candidates. Any of these occurrences may harm our business, prospects, financial condition, and results of operations significantly.

Even in circumstances in which we do not believe that an AE is related to our product candidates, the investigation into the circumstances of such AE may be time-consuming or inconclusive. In particular, patients may face serious medical issues associated with the underlying HIV indications that our product candidates target, as well as AEs from toxicities and other complications related to other study therapies administered alongside or in combination with our product candidates in clinical trials. For example, some of our clinical trials involve combination therapies of our product candidate with other antiretroviral therapies, which is the primary standard-of-care for HIV infections and it may occur that patients become resistant to the standard-of-care therapies and may require second-line therapy. In these trials, it may be difficult to ascertain whether treatment-related AEs are attributable to our product candidates or to the other agents, and the combination of therapies may have a complicating multiplier effect on such AEs that cannot be determined. As a result, while not directly associated with our product candidates, there are attendant risks with the space in which our product candidates operate, and any related investigations may interrupt our development and commercialization efforts, delay our marketing approval process or impact and limit the type of marketing approvals our product candidates receive or maintain.

If further SAEs or other side effects are observed in any of our current or future clinical trials, we may have difficulty recruiting patients to the clinical trials, patients may discontinue treatment or withdraw from our trials or we may be required to abandon the trials or our development efforts of that product candidate altogether. We, the FDA, the EMA, other applicable regulatory authorities or an Institutional Review Board (“IRB”)/Ethics Committee may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude a product candidate from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition, and prospects.

Further, if any of our product candidates obtains marketing approval, toxicities associated with our product candidates may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional warnings being added to the labeling, significant restrictions on the use of the product, or the withdrawal of the product from the market. Any of these events could diminish the usage or otherwise limit the commercial success of our product candidates and prevent us from achieving or maintaining market acceptance of our product candidates, if approved by the FDA or other regulatory authorities. In such circumstances we may also be subject to fines, injunctions, or the imposition of criminal or civil penalties, or be sued and held liable for harm caused to subjects or patients, and our reputation may suffer.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary marketing approvals could be delayed or prevented.

We may not initiate, continue or complete clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, and subsequently the EMA, or comparable foreign regulatory authorities.

Patient enrollment is a significant factor in the timing of clinical trials, and our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate. Patient enrollment may also be affected by other factors, including:

•        size and nature of the patient population;

•        severity of the disease under investigation;

•        availability and efficacy of approved products for the disease under investigation;

•        patient eligibility criteria for the trial in question;

•        efforts to facilitate timely enrollment in clinical trials;

•        patient referral practices of physicians;

•        clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of, our product candidates in relation to other available therapies, including any new products that may be approved for the indications we are investigating;

•        the ability to monitor patients adequately during and after treatment;

•        competing ongoing clinical trials for the same indications as our product candidates;

•        proximity and availability of clinical trial sites for prospective patients;

•        whether we become subject to a partial or full clinical hold on any of our clinical trials; and

•        the risk that patients enrolled in clinical trials will drop out of such trials before completion.

We also rely on, and will continue to rely on, contract research organizations (“CROs”) and clinical trial sites to ensure proper and timely conduct of our clinical trials and preclinical studies. Though we have entered into agreements governing their services, we will have limited influence over their actual performance. In addition, as we are developing a novel cell and gene therapy candidate as a potential cure to HIV, we may face issues in enrolling a sufficient number of patients for our clinical trials. Potential patients may decide not to enroll in our clinical trials due to alternative treatment options available for HIV in the market. Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more of our clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates and jeopardize our ability to obtain marketing approval for the sale of our product candidates. Furthermore, even if we are able to enroll a sufficient number of patients for our clinical trials, we may have difficulty maintaining enrollment of such patients in our clinical trials.

The clinical trials of our current and any future product candidates may not demonstrate safety, purity, and potency to the satisfaction of regulatory authorities or otherwise be timely conducted or produce positive results.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety, purity, and potency of our product candidates. We will need to demonstrate that our product candidates are safe, pure, and potent for use in their target indications, which generally requires, among other things, that we demonstrate an adequate risk/benefit profile for our product candidates.

Clinical testing is expensive, difficult to design and implement, can take many years to complete, and its ultimate outcome is uncertain. A failure of one or more clinical trials can occur at any stage of the process. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. In some instances, there can be significant variability in safety, efficacy or durability results between different clinical trials of the same product candidates due to numerous factors, including among other things, differences in trial procedures set forth in protocols, differences in the characteristics of the trial sites and patient population. For example, we enrolled seven patients with HIV in the AGT103-T trial and treated those patients with AGT103-T. In our studies to date we have initiated the analytic treatment interruption (“ATI”) between 99 days post infusion and up to 490 days post infusion, whereas we expect future studies will assess the impact of ATI within 30 days post infusion, which could produce additional or different AEs. Product candidates in later stages of clinical trials may fail to show the desired safety, efficacy and durability profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or durability or unacceptable safety issues, notwithstanding promising results in earlier trials.

In addition, in our future clinical trials of AGT103-T that may be conducted in combination with other available therapies, the results may be uncertain as to the efficacy of the AGT103-T combination when compared to the efficacy of other therapies that are being applied in the trial.

We do not know whether our future clinical trials will begin on time or enroll patients on time, or whether our ongoing and/or future clinical trials will be completed on schedule or at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

•        inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials;

•        obtaining regulatory clearance or approval to commence a trial;

•        reaching, or the inability to reach, agreement on acceptable terms with prospective CROs, clinical trial sites, laboratory service providers, companion diagnostic development partners, contract manufacturing organizations (“CMOs”), and other service providers we may engage to support the conduct of our clinical trials;

•        identifying, recruiting and training suitable clinical investigators;

•        selection of clinical endpoints that require prolonged periods of clinical observation or extended analysis of the resulting data;

•        obtaining and maintaining IRB approval at each clinical trial site;

•        recruiting a sufficient number of suitable patients to participate in a trial;

•        patients failing to comply with trial protocol or dropping out of a trial, rendering them not evaluable for study endpoints;

•        clinical trial sites deviating from trial protocol or dropping out of a trial;

•        subjects experiencing severe or serious unexpected treatment-related adverse effects;

•        occurrence of serious adverse events in trials of the same class of agents conducted by other companies that could be considered similar to our product candidates;

•        the availability of any applicable combination therapies;

•        developments in the safety and efficacy of any applicable combination therapies;

•        changes or amendments to the clinical trial protocol;

•        the need to add new clinical trial sites; or

•        delays in the testing, validation and manufacturing of product candidates and the delivery of these product candidates to clinical trial sites.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent receipt of marketing approval or our ability to commercialize our product candidates, including:

•        receipt of feedback from regulatory authorities that requires us to modify the design of our clinical trials;

•        negative or inconclusive clinical trial results that may require us to conduct additional clinical trials or abandon certain development programs;

•        regulators or IRBs may not authorize us, our collaborators, or our investigators to commence a clinical trial or to conduct a clinical trial at a prospective site;

•        the number of patients required for clinical trials being larger than anticipated, enrollment in these clinical trials being slower than anticipated, or participants dropping out of these clinical trials at a higher rate than anticipated;

•        third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•        the suspension or termination of our clinical trials for various reasons, including non-compliance with regulatory requirements, a finding that our product candidates have undesirable side effects, safety, purity, potency concerns, or any particular combination therapy or other unexpected characteristics or risks;

•        the cost of clinical trials of our product candidates being greater than anticipated;

•        for clinical trials testing combination treatment of our product candidates with third-party products, delays in procuring such third-party products and the delivery of such third-party products to clinical trial sites, or the inability to procure such third-party products at all; and

•        regulators revising the requirements for approving our product candidates, including as a result of newly approved agents changing the standard of care of an indication.

Any unforeseen events may cause us to be required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, or to be unable to successfully complete clinical trials of our product candidates or other testing. Clinical trial or test results may also not be positive or may be only modestly positive or may have safety concerns. Any of the foregoing events may cause us to incur unplanned costs, be delayed in obtaining marketing approval, if ever, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements, or have the product removed from the market after obtaining marketing approval. Furthermore, any resulting delays to our clinical trials could shorten any period during which we may have the exclusive right to commercialize our product candidates. In such cases, our competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition and prospects.

Interim, top-line or preliminary data from our clinical trials that we announce or publish may change as new or revised patient data becomes available and is subject to source verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose new or revised preliminary, interim, or top-line data from our clinical trials. These updates are based on analyses of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the summary or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line or preliminary data also remain subject to source verification procedures that may result in the final data being materially different from the summary or preliminary data we previously published. As a result, top-line and preliminary data should be viewed with caution until the final data are available. In addition, we may report interim analyses of data from our clinical trials. Interim data from clinical trials that we may complete are further subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary, top-line or interim data from clinical trials that we conduct may not be indicative of the final results of the trials and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data becomes available. Adverse changes between top-line, interim or preliminary data and final data could significantly harm our business and prospects. Further, additional disclosure of preliminary data by us or by our competitors in the future could result in volatility in the price of our common stock.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate, and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is typically selected from a more extensive amount of available information. Interested parties may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities, or otherwise regarding a particular product candidate or our business. If the preliminary, interim or top-line data that we report differ from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, financial condition, results of operations, and prospects.

We and our collaborators may not achieve projected discovery and development milestones and other anticipated key events in the time frames that we or they announce, which could have an adverse impact on our business and could cause our stock price to decline.

From time to time, we expect that we will make public statements regarding the expected timing of certain milestones and key events, such as the commencement and completion of preclinical and clinical studies in our product candidate discovery programs with collaborators as well as the commencement and completion of planned clinical trials in those programs. The actual timing of these events can vary dramatically due to a number of factors such as delays or failures in our or any future collaborators’ product candidate discovery and development programs, the amount of time, effort and resources committed by us and any future collaborators, and the numerous uncertainties inherent in the development of therapies. As a result, there can be no assurance that our or any future collaborators’ programs will advance or be completed in the time frames we or they announce or expect. If we or any collaborators fail to achieve one or more of these milestones or other key events as planned, our business could be materially adversely affected, and the price of our common stock could decline.

Our product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community necessary for commercial success.

Even if our product candidates receive marketing approval, they may not gain adequate market acceptance among physicians, patients, healthcare payors, and others in the medical community. For example, current standard-of-care HIV treatments, such as existing oral and long-acting injectable anti-retrovirals, are well established in the medical community, and doctors may continue to rely on these treatments. The degree of market acceptance of any of our approved product candidates, if approved for commercial sale, will depend on a number of factors, including:

•        the safety, purity, and potency profile as demonstrated in clinical trials;

•        the timing of market introduction of the product candidate as well as competitive products;

•        the approval of other new therapies for the same indications;

•        the clinical indications for which the product candidate is approved;

•        restrictions on the use of our products, if approved, such as boxed warnings, contraindications in labeling, or restrictions on use of our products together with other medications, or a risk evaluation and mitigation strategy (“REMS”), if any, which may not be required of alternative treatments and competitor products;

•        the potential and perceived advantages of product candidates over alternative treatments or in combination therapies;

•        the cost of treatment in relation to alternative treatments;

•        the availability of coverage and adequate reimbursement and pricing by third parties and government authorities;

•        relative convenience and ease of administration;

•        the effectiveness of sales and marketing efforts;

•        the willingness of the target population to try new therapies and of physicians to prescribe these therapies; and

•        unfavorable publicity relating to the product candidate.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors, and patients, we may generate less revenue from that product candidate than anticipated, which could harm our financial results.

The size of the patient population suffering from HIV may be based on estimates that are inaccurate, may be small, or may be smaller than estimated.

We rely on estimates to project the incidence and prevalence of HIV and the subset of patients with HIV who have the potential to benefit from treatment with AGT103-T and our other product candidates. We derive these estimates from a variety of sources, including United States and global health databases, scientific literature, surveys of clinics, physician interviews, patient foundations, and market research, and they may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of HIV. The number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for AGT103-T and any other future product candidates may be more limited than we originally estimated or may not be amenable to treatment with AGT103-T and any other product candidates, if and when approved. Even if we obtain significant market share for AGT103-T and any other product candidates, small potential target populations for certain indications means we may never achieve profitability without obtaining market approval for additional indications.

Our additional internal programs are at earlier stages of development than compared to AGT103-T and may fail in development or suffer delays that adversely affect their commercial viability.

Other than AGT103-T, all of our internal programs are in preclinical development or at the research stage and may fail in development or suffer delays that adversely affect their commercial viability. These programs may fail to yield product candidates. A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to risks relating to safety, purity, potency, clinical execution, changing standards of medical care, and other unpredictable variables. The results from preclinical testing or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later-stage clinical trials of the product candidate. The success of any product candidates we may develop will depend on many factors, including the following:

•        generating sufficient data to support the initiation or continuation of clinical trials;

•        obtaining regulatory permission to initiate clinical trials;

•        contracting with the necessary parties to conduct clinical trials;

•        the successful enrollment of patients in, and the completion of, clinical trials;

•        the timely manufacture of sufficient quantities of the product candidate, and any combination therapy, for use in clinical trials; and

•        acceptable adverse profile in the clinical trials.

Even if we successfully advance any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, we cannot assure you that we will ever develop, obtain marketing approval of, commercialize, or generate significant revenue from any product candidate.

Any product candidates we develop may become subject to unfavorable third-party reimbursement practices and pricing regulations.

The availability and extent of coverage and adequate reimbursement by governmental and private payors is essential for most patients to afford the expense of antibody therapeutics like AGT103-T and our other product candidates. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations or reimbursed by government health administration authorities, private health coverage insurers, and other third-party payors. If reimbursement is not available, or is available only to limited levels, we may not successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.

There is significant uncertainty related to insurance coverage and reimbursement of newly approved biological products. In the United States, the Medicare and Medicaid programs increasingly are used as models for how private payors and other governmental payors develop their coverage and reimbursement policies for drugs. However, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Increasingly, third-party payors require that drug and biological product companies provide them with discounts from list prices and challenge the prices charged for medical products. Further, such payors increasingly challenge the price, examine the medical necessity and review the cost effectiveness of drug and biological products. There may be especially significant delays in obtaining coverage and reimbursement for newly approved products, including drug and biological products. Third-party payors may limit coverage to specific drugs and biological products on an approved list, known as a formulary, which might not include all FDA-approved products for a particular indication. We may need to conduct expensive studies to demonstrate the medical necessity and cost-effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits.

Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

If we are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates. Coverage policies and third-party reimbursement rates may change at any time. Even if we attain favorable coverage and reimbursement status for one or more products for which we receive marketing approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

If our competitors develop and market products that are more effective, safer, or less expensive than our product candidates, our commercial opportunities will be negatively impacted.

The biotechnology industry is highly competitive and subject to rapid and significant technological change. There are several cell and gene therapies in development for HIV and others could enter the field. In addition, our products may need to compete with off-label products used by physicians to treat the indications for which we seek approval. This may make it difficult for us to replace existing therapies with our products.

Major multinational pharmaceutical and biotechnology companies, emerging and start-up companies, universities, and other research institutions, could focus their future efforts on developing competing therapies and treatments for any of the indications we are currently targeting or may target in the future. In addition, there are new companies involved in improving standard-of-care therapies, including long-acting anti-retrovirals and new products with the potential for an improved safety profile.

Many of these current and potential competitors have significantly greater financial, manufacturing, marketing, product development, technical and human resources, and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining marketing approvals, recruiting patients, and manufacturing biotechnology products. These companies also have significantly greater research, development, and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of any of these factors, our competitors may succeed in obtaining approval from the FDA, EMA, or foreign regulatory authorities or discovering, developing, and commercializing products in our field before or more successfully than we do.

Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, the biotechnology industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

We have limited resources and are currently focusing our efforts on developing AGT103-T. As a result, we may fail to capitalize on other product candidates or indications that may ultimately have proven to be more profitable.

We are currently focusing our efforts on developing AGT103-T as a potential first-line, single-dose treatment for HIV, and possible adjuvant treatment for long-acting antiretrovial therapy. As a result, we may forego or delay pursuit of opportunities for other indications or with other product candidates that may have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable product candidates or profitable market opportunities. Our spending on current and future research and development activities for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target markets for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing, or other strategic arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

We may not succeed in our efforts to use our technology platform to expand our pipeline of product candidates and develop marketable products.

Because we have limited financial and managerial resources, we focus our pipeline research efforts on using our AGT cell and gene therapy platform to identify product candidates in areas of interest. Our business depends on our successful development and commercialization of AGT103-T and internal product candidates that may emerge from our preclinical research and development activities. Even if we continue to successfully expand our pipeline, development of the product candidates that we identify will require substantial investment in clinical development, management of preclinical, clinical, and manufacturing activities, marketing approval in multiple jurisdictions, obtaining manufacturing supply capability, building a commercial organization, and significant marketing efforts before we generate any revenue from product sales. Furthermore, such product candidates may not be suitable for clinical development, including as a result of their harmful side effects, limited efficacy, or other characteristics that indicate that they are unlikely to be products that will receive marketing approval and achieve market acceptance. If we cannot validate our technology platform by successfully developing and commercializing product candidates based upon our technological approach, we may not obtain product or partnership revenue in future periods, which would adversely affect our business, prospects, financial condition, and results of operations.

We are developing some of our product candidates for use in potential combination with standard-of-care as well as emerging or experimental HIV therapies, which exposes us to several risks beyond our control.

We are developing some of our product candidates, including AGT103-T, for use in potential combination with current standard of care or other emerging or experimental long-acting antiretroviral HIV therapies. This exposes us to supply risk to the extent there is not an adequate supply of these therapies for use in combination with our product candidates, either in clinical trials or after any approval, as well as pricing risk if these combination therapies are expensive and the addition of our product candidates would be too costly to support reimbursement or payor coverage. In particular, providers of some of these emerging or experimental therapies have been contributing their therapies to use in combination trials at generally no or limited cost to us. If this were to change, our trial costs could increase substantially. Also, although combinations with an experimental agent that has not been approved may prove to be clinically beneficial, the experimental agent will still need to meet marketing approval requirements for the combined therapy to become commercially available. In addition, if the standard of care were to evolve or change, the clinical utility of our product candidates could be diminished or eliminated. If any of these were to occur, our business could be materially harmed.

We may use companion diagnostics in the future in our development programs, and if such companion diagnostics for our product candidates are not successfully, and in a timely manner, validated, developed, or approved, we may not achieve marketing approval or realize the full commercial potential of our product candidates.

We may use companion diagnostics in our future product candidate development programs. If such companion diagnostics are developed in conjunction with clinical programs, the FDA, EMA, or comparable regulatory authority may require marketing approval of a companion diagnostic as a condition to approval of the product candidate. For example, according to FDA guidance, if the FDA determines that a companion diagnostic device is essential to the safe and effective use of a novel therapeutic product or indication, the FDA generally will not approve the therapeutic product or new therapeutic product indication if the companion diagnostic is not also approved or cleared for that indication. We may also be required to demonstrate to the FDA the predictive utility of a companion diagnostic, i.e. that the diagnostic selects for patients in whom the therapy will be effective or more effective compared to patients not selected for by the diagnostic. We do not have experience or capabilities in developing or commercializing diagnostics and plan to rely in large part on third parties to perform these functions. We do not currently have any agreement in place with any third party to develop or commercialize companion diagnostics for any of our product candidates. Companion diagnostics are subject to regulation by the FDA, the EMA, and other foreign regulatory authorities as medical devices and require separate marketing approval or clearance prior to commercialization. The approval or clearance of a companion diagnostic as part of the therapeutic product’s further labeling limits the use of the therapeutic product to only those patients who express the specific characteristic that the companion diagnostic was developed to detect.

If we or our partners, or any third party, are unable to successfully develop companion diagnostics in the future in our product candidates, or experience delays in doing so:

•        the development of our product candidates may be adversely affected if we are unable to appropriately select patients for enrollment in our planned clinical trials;

•        our product candidates may not receive marketing approval if their safe and effective use depends on a companion diagnostic; and

•        we may not realize the full commercial potential of any product candidates that receive marketing approval if, among other reasons, we are unable to appropriately identify patients targeted by our product candidates.

In addition, any future product candidates developed in conjunction with companion diagnostics may be perceived negatively compared to alternative treatments that do not require the use of companion diagnostics, either due to the additional cost of the companion diagnostic, the requirement of samples for testing, or the need to complete additional procedures to identify genetic markers prior to administering our product candidates. If any of these events were to occur, it would significantly harm our business, results of operations and prospects.

Our business entails a significant risk of product liability, and if we are unable to obtain sufficient insurance coverage, the costs of product liability could have an adverse effect on our business and financial condition.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing, and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA, EMA, or other regulatory investigation of the safety, purity and potency, or effectiveness of our products, our manufacturing processes and facilities, or our marketing programs. Such regulatory investigation could potentially lead to a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used, or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources, and substantial monetary awards to trial participants or patients. We would expect to obtain product liability insurance prior to marketing any of our product candidates. Any insurance AGT has now or that we may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business and financial condition.

Changes in methods of product candidate manufacturing or formulation may result in the need to perform new clinical trials, which would require additional costs and cause delay.

As product candidates are developed through preclinical to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of ongoing, planned or future clinical trials conducted with the altered materials. This could delay initiation or completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay potential marketing approval of our product candidates and jeopardize our ability to commence product sales and generate revenue.

Risks Related to Marketing Approval and Other Legal Compliance Matters for AGT’s Product Candidates

The marketing approval processes of the FDA, EMA, and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If we are ultimately unable to obtain marketing approval for our product candidates, we will be unable to generate product revenue and our business will be substantially harmed.

The time required to obtain approval by the FDA, EMA, and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors, including the type, complexity, and novelty of the product candidates involved. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical, or other studies. We have not submitted for, or obtained marketing approval for, any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain marketing approval. Of the large number of product candidates in development, only a small percentage successfully complete the FDA or foreign marketing approval processes and are commercialized.

Applications for our product candidates could fail to receive marketing approval in an initial or subsequent indication for many reasons, including the following:

•        the FDA, EMA, or comparable foreign regulatory authorities may disagree with the design, implementation, or results of our clinical trials;

•        the FDA, EMA, or comparable foreign regulatory authorities may determine that our product candidates are not safe, pure, and potent, only moderately effective, or have undesirable or unintended side effects, toxicities, or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use;

•        the population studied in the clinical program may not be sufficiently broad or representative to assure safety, purity and potency in the full population for which we seek approval, including for example due to biologic and genetic differences that might occur in subjects in certain populations such as defined by race or other factors;

•        we may be unable to demonstrate to the FDA, EMA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio when compared to the standard of care is acceptable;

•        the FDA, EMA, or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•        the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a Biologics License Application (“BLA”), or other submission or to obtain marketing approval in the United States or elsewhere;

•        we may be unable to demonstrate to the FDA, EMA, or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for a proposed indication is acceptable;

•        the FDA, EMA, or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which we contract for clinical and commercial supplies;

•        the FDA, EMA, or comparable foreign regulatory authorities may disagree with us regarding the formulation, labeling and/or the product specifications of our product candidates;

•        approval may be granted only for indications that are significantly more limited than those sought by us, and/or may include significant restrictions on distribution and use; and

•        the approval policies or regulations of the FDA, EMA, or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Further, development of our product candidates and/or marketing approval may be delayed for reasons beyond our control. For example, a U.S. federal government shutdown or budget sequestration, such as ones that occurred during 2018 and 2019, or other FDA priorities, such as responding to COVID-19, may result in significant reductions to, or demands on, the FDA’s budget, employees, and operations, which may lead to slower response times and longer review periods, potentially affecting our ability to progress development of our product candidates or obtain marketing approval for our product candidates.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in a delay or failure to obtain marketing approval to market any of our product candidates, which would significantly harm our business, results of operations, and prospects.

For any current and future clinical trials for our product candidates outside the United States, the FDA, EMA, and applicable foreign regulatory authorities may not accept data from such trials.

We may choose to conduct future clinical trials outside the United States, including in Europe. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA, EMA, or applicable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the

United States, the FDA will generally not approve the application on the basis of foreign data alone unless the data are applicable to the United States population and United States medical practice; the trials were performed by clinical investigators of recognized competence and pursuant to Good Clinical Practice (“GCP”) regulations; and the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. In addition, even where the foreign study data are not intended to serve as the sole basis for approval, the FDA will not accept the data as support for an application for marketing approval unless the study is well-designed and well-conducted in accordance with GCP requirements and the FDA is able to validate the data from the study through an onsite inspection if deemed necessary. Many foreign regulatory bodies have comparable approval requirements, including appropriate examination of the product in the country-specific population. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, EMA, or any applicable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA, EMA, or any applicable foreign regulatory authority does not accept such data, it may result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Obtaining and maintaining marketing approval of our product candidates in one jurisdiction does not mean that we will succeed in obtaining marketing approval of our product candidates in other jurisdictions.

Obtaining and maintaining marketing approval of our product candidates in one jurisdiction does not guarantee that we will obtain or maintain marketing approval in any other jurisdiction, but a failure or delay in obtaining marketing approval in one jurisdiction may have a negative effect on the marketing approval process in others. For example, even if the FDA, EMA, or comparable foreign regulatory authority grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval. Obtaining foreign marketing approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fails to comply with the regulatory requirements in international markets or fails to receive applicable marketing approvals, our target market will be reduced, and our ability to realize the full market potential of our product candidates will be harmed.

We may attempt to secure approval from the FDA through the use of the accelerated approval pathway. If we are unable to obtain such approval, we may be required to conduct additional preclinical studies or clinical trials beyond those that we contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals. Even if we receive accelerated approval from the FDA, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA may seek to withdraw any accelerated approval we have obtained.

We may in the future seek accelerated approval for our one or more of our product candidates. Under the accelerated approval program, the FDA may grant accelerated approval to a product candidate designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit.

The accelerated approval pathway may be used in cases in which the advantage of a new candidate over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional confirmatory studies to verity and describe the drug’s clinical benefit. If such post-approval studies fail to confirm the drug’s clinical benefit or are not completed in a timely manner, the FDA may withdraw its approval of the drug on an expedited basis. In addition, in December 2022, President Biden signed an omnibus appropriations bill to fund the U.S. government through fiscal year 2023. Included in the omnibus bill is the Food and Drug Omnibus Reform Act of 2022, which among other things, provided FDA new statutory authority to mitigate potential risks to patients from continued marketing of ineffective drugs previously granted accelerated approval. Under these provisions, the FDA may require a sponsor of a product seeking accelerated approval to have a confirmatory trial underway prior to such approval being granted.

Prior to seeking accelerated approval for any of our product candidates, we intend to seek feedback from the FDA and will otherwise evaluate our ability to seek and receive accelerated approval. There can be no assurance that after our evaluation of the feedback and other factors we will decide to pursue or submit a New Drug Application (“NDA”) for accelerated approval or any other form of expedited development, review or approval. Furthermore, if we decide to submit an application for accelerated approval for our product candidates, there can be no assurance that such application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. The FDA or other comparable foreign regulatory authorities could also require us to conduct further studies prior to considering our application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development, review or approval for our product candidate would result in a longer time period to commercialization of such product candidate, if any, could increase the cost of development of such product candidate and could harm our competitive position in the marketplace.

Even if we obtain marketing approval for a product candidate, our products will remain subject to extensive regulatory scrutiny.

If any of our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, distribution, storage, advertising, promotion, import, export, sampling, record-keeping, conduct of post-marketing studies, and submission of safety and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.

Manufacturers and manufacturers’ facilities are required to comply with extensive requirements imposed by the FDA, EMA, and comparable foreign regulatory authorities, including ensuring that quality control and manufacturing procedures conform to Good Manufacturing Practice (“GMP”) regulations. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with GMP and adherence to commitments made in any BLA or Marketing Authorization Application (“MAA”). Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

Any marketing approvals that we receive for our product candidates will be subject to limitations on the approved indicated uses for which the product may be marketed and promoted or to the conditions of approval (including potentially the requirement to implement a REMS) or contain requirements for potentially costly post-marketing testing. We will be required to report certain adverse reactions and production problems, if any, to the FDA, EMA, and comparable foreign regulatory authorities. Any new requirements addressing product safety issues could result in delays in product development or commercialization, or increased costs to ensure compliance. The holder of an approved BLA or MAA must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process. We could also be asked to conduct post-marketing clinical trials of our products in general or in specific patient subsets.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing, or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•        Issue fines, restitutions, disgorgement of profit or revenues, untitled letters, or warning letters that would result in adverse publicity;

•        impose civil or criminal penalties;

•        suspend or withdraw marketing approvals;

•        suspend any of our ongoing clinical trials;

•        refuse to approve pending applications or supplements to approved applications submitted by us;

•        impose restrictions on our operations, including closing our contract manufacturers’ facilities;

•        seize or detain products; or

•        require a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our products. If regulatory sanctions are applied or if marketing approval is withdrawn, this would significantly harm our business, financial condition, results of operations, and growth prospects.

In addition, the FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay marketing authorization of any product candidates we develop. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may be subject to enforcement action and we may not achieve or sustain profitability.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

The FDA strictly regulates marketing, labeling, advertising and promotion of prescription drugs. These regulations include standards and restrictions for direct-to-consumer advertising, industry-sponsored scientific and educational activities, promotional activities involving the internet and off-label promotion. Any marketing approval that the FDA grants is limited to those specific diseases and indications for which a product is deemed to be safe and effective by FDA. While physicians in the United States may choose, and are generally permitted, to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical trials and approved by the regulatory authorities, our ability to promote any products will be narrowly limited to those indications that are specifically approved by the FDA.

If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion any product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on our business and results of operations.

Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably. For example, in 2010, the Patient Protection and Affordable Care Act (“ACA”) was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for products that are inhaled, infused, instilled, implanted, or injected, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in

Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded products, and provided incentives to programs that increase the federal government’s comparative effectiveness research.

On March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminates the statutory cap on the Medicaid drug rebate, currently set at 100% of a drug’s AMP, beginning January 1, 2024. Further, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient assistance programs, and reform government program reimbursement methodologies for products.

Most recently, on August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“IRA”) into law. This statute marks the most significant action by Congress with respect to the pharmaceutical industry since adoption of the ACA in 2010. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare (beginning in 2026), with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation (first due in 2023); and replaces the Part D coverage gap discount program with a new discounting program (beginning in 2025). The IRA permits the Secretary of the Department of Health and Human Services (HHS) to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. On August 29, 2023, HHS announced the list of the first ten drugs that will be subject to price negotiations, although the Medicare drug price negotiation program is currently subject to legal challenges. The impact of the IRA on the pharmaceutical industry cannot yet be fully determined, but is likely to be significant. Additional drug pricing proposals could appear in future legislation.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Legally mandated price controls on payment amounts by third-party payors or other restrictions could harm our business, results of operations, financial condition and prospects. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for our product candidates, if approved, or put pressure on our product pricing, which could negatively affect our business, results of operations, financial condition, and prospects. There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at containing or lowering the cost of healthcare, including product costs. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:

•        the demand for our products after obtaining any marketing approval;

•        our ability to receive or set a price that we believe is fair for our products;

•        our ability to generate revenue and achieve or maintain profitability;

•        the level of taxes that we are required to pay; and

•        the availability of capital.

We expect that the IRA, as well as other healthcare reform measures that may be adopted in the future, in addition to actions by private commercial payers, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement and new payment methodologies. This could lower the price that we receive for any approved product. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our product candidates, if approved.

Any product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

The ACA, signed into law on March 23, 2010, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product.

We believe that any of our future product candidates approved as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to Congressional action or otherwise, or that the FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, could be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products will depend on a number of marketplace and regulatory factors that are still developing.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud, misconduct or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to:

•        comply with the laws administered by the FDA, EMA and other comparable foreign regulatory authorities;

•        provide true, complete and accurate information to the FDA, EMA and other comparable foreign regulatory authorities;

•        comply with applicable manufacturing standards;

•        comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or

•        report financial information or data accurately or to disclose unauthorized activities to us.

If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. In particular, research, sales, marketing, education and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission or certain customer incentive programs, potential referral arrangements, and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If we fail to comply with healthcare laws, we could face substantial penalties and our business, operations, and financial conditions could be adversely affected.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations will be subject to various federal and state fraud and abuse laws. The laws that may impact our operations include the following:

•        The federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order, or recommendation of any good, facility, item, or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Even if one purpose of an arrangement is to induce referrals of items or services payable by a federal healthcare program, the statute is violated. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act (“FCA”). The government may impose fines or penalties for violations of the federal Anti-Kickback Statute, and may exclude the entity from participation in federal healthcare programs.

•        Federal civil and criminal false claims laws, including the FCA, impose criminal and civil penalties, including through civil actions, against individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other third-party payors that are false or fraudulent, or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. When an entity is determined to have violated the FCA, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs.

•        The Health Care Fraud Statute (18 U.S.C. § 1347) prohibits knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. This is a criminal statute for which violations may result in monetary penalties or jail time.

•        The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and their respective implementing regulations, impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security, and transmission of individually identifiable health information without appropriate authorization. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s’ fees and costs associated with pursuing federal civil actions.

•        The federal Physician Payment Sunshine Act, created under the ACA, and its implementing regulations, require manufacturers of drugs, devices, biologicals, and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to the HHS under the Open Payments Program, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician practitioners (physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiology assistants and certified nurse-midwives), and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Such information is subsequently made publicly available in a searchable format on a CMS website. Monetary penalties may be imposed on reporting entities if they fail to report information in a timely, accurate, or complete manner.

•        Federal consumer protection and unfair competition laws broadly regulate marketplace activities and activities that potentially harm consumers.

•        Analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection, and unfair competition laws may apply to pharmaceutical business practices, including research, distribution, sales, and marketing arrangements, as well as submitting claims involving healthcare items or services reimbursed by any third-party payor, including commercial insurers.

•        State laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources.

•        State laws also require clinical product manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations, and other remuneration, and items of value provided to healthcare professionals and entities.

•        State and foreign laws also govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could, despite our efforts to comply, be subject to challenge under one or more of such laws. Efforts to ensure that our business arrangements will comply with applicable healthcare laws, including a compliance program and monitoring, may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices, which may include certain consulting agreements and advisory board agreements with physicians may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid, and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. Further, achieving and sustaining compliance with applicable federal and state privacy, security, and healthcare fraud and abuse laws may prove costly.

If we or any clinical collaborators, CROs, contract manufacturers, or other contractors and suppliers that we engage fail to comply with environmental, health, and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.

We and any clinical collaborators, CROs, contract manufacturers, or other contractors and suppliers that we engage are subject to numerous federal, state, and local environmental, health and safety laws, regulations, and permitting requirements, including:

•        those governing laboratory procedures;

•        the generation, handling, use, storage, treatment and disposal of hazardous and regulated materials and wastes;

•        the emission and discharge of hazardous materials into the ground, air and water; and

•        employee health and safety.

Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste. We generally contract with third parties for the disposal of these materials and waste. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Under certain environmental laws, we could be held responsible for costs relating to any contamination at our current or past facilities and at third-party facilities. We also could incur significant costs associated with civil or criminal fines and penalties.

Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our research, product development, and manufacturing efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty, and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or marketing approvals could be suspended, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our business activities may be subject to the FCPA and similar anti-bribery and anti-corruption laws.

Our business activities may be subject to the Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery or anti-corruption laws, regulations, or rules of other countries in which we operate in the future. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the researchers with whom we conduct clinical trials, and the healthcare providers who prescribe pharmaceuticals, are employed by their government, and the purchasers of pharmaceuticals are government entities. As a result, our dealings with these researchers, prescribers, and purchasers are subject to regulation under the FCPA. Recently the Securities and Exchange Commission (“SEC”) and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents, contractors or collaborators, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, the closing down of our facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results and financial condition.

Failure to comply with privacy and data protection laws, regulations, or contractual obligations could lead to government enforcement actions (which could include civil or criminal penalties), private disputes and litigation, and/or adverse publicity and could negatively affect our operating results and business.

We receive, generate, and store significant and increasing volumes of sensitive information, such as employee, personal, patient and collaborator data. In addition, we actively seek access to medical information, including patient data, through research and development partnerships and collaborations or otherwise. We have legal and contractual obligations regarding the protection of confidentiality and appropriate use of personal data. We and our partners may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). These data protection laws and regulations continue to evolve and may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions and increased costs of compliance.

In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the FTC Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our partners, including during our clinical trials. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH, which establish privacy and security standards that limit the use and disclosure of individually identifiable health information and require the implementation of administrative, physical, and technological safeguards to protect the privacy of individually identifiable health information and ensure the confidentiality, integrity, and availability of electronic protected health information. Determining whether individually identifiable health information has been handled in compliance with applicable privacy standards and our contractual obligations can require complex factual and statistical analyses and may be subject to changing interpretation. Depending on the facts and circumstances, we could be subject to civil and criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA. Enforcement activity can result in financial liability and reputational harm, and responses to such enforcement activity can consume significant internal resources. We cannot be sure how these regulations will be interpreted, enforced, or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems. Failure to comply with any of these laws could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation, and loss of goodwill (both in relation to existing and prospective customers), any of which could have a material adverse effect on our business, financial condition, results of operations, or prospects.

Although we take measures to protect sensitive data from unauthorized access, use or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance, or other malicious or inadvertent disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, manipulated, publicly disclosed, lost or stolen. Any such access, breach or other loss of information could result in legal claims or proceedings, and liability under federal or state laws that protect the privacy of personal information, such as HIPAA and HITECH, and regulatory penalties. Notice of breaches must be made to affected individuals, the Secretary of the HHS, and for extensive breaches, notice may need to be made to the media or State Attorneys General. Such a notice could harm our reputation and our ability to compete. The HHS has the discretion to impose penalties without attempting to resolve violations through informal means. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. Although we have implemented security measures to prevent unauthorized access to patient data, such data is currently accessible through multiple channels, and there is no guarantee we can protect our data from breach. Unauthorized access, loss, or dissemination could also damage our reputation or disrupt our operations, including our ability to conduct our analyses, deliver test results, process claims and appeals, provide customer assistance, conduct research and development activities, collect, process and prepare company financial information, provide information about our tests and other patient and physician education and outreach efforts through our website, and manage the administrative aspects of our business.

In the future, we may collect, process, use or transfer personal information from individuals located in the European Union in connection with our business, including in connection with conducting clinical trials in the European Union. Additionally, if any of our product candidates are approved, we may seek to commercialize those products in the European Union. The collection and use of personal health data in the European Union are governed by laws, regulations, and directives, including the General Data Protection Regulation (EU) 2016/679 (“GDPR”). This legislation imposes requirements relating to having legal bases for processing personal information relating to identifiable individuals and transferring such information outside of the European Economic Area (“EEA”), including to the United States, providing details to those individuals regarding the processing of their personal information, keeping personal information secure, having data processing agreements with third parties who process personal information, responding to individuals’ requests to exercise their rights in respect of their personal information, reporting security breaches involving personal data to the competent national data protection authority and affected individuals, appointing data protection officers, conducting data protection impact assessments and record-keeping. This legislation imposes significant responsibilities and liabilities in relation to personal data that we process, and we may be required to put in place additional mechanisms ensuring compliance. In particular, with respect to cross-border transfers of personal data, judicial and regulatory developments in the European Union have created uncertainty. In a decision issued by the Court of Justice of the European Union (“CJEU”) on July 16, 2020, the CJEU invalidated one mechanism for cross-border personal data transfer, the EU-U.S. Privacy Shield, and imposed additional obligations on companies, including us, relying on standard contractual clauses (“SCCs”) issued by the European Commission for cross-border personal data transfers. The European Commission released new SCCs designed to address the CJEU concerns on June 4, 2021. We have undertaken certain efforts to conform transfers of personal data from the EEA to the United States to our understanding of current regulatory obligations and guidance of data protection authorities, but the CJEU’s decision, the revised SCCs, regulatory guidance and opinions, and other developments relating to cross-border data transfer may require us to implement additional contractual and technical safeguards for any personal data transferred out of the EEA, which may increase compliance costs, lead to increased regulatory scrutiny or liability, may require additional contractual negotiations, and may adversely impact our business, financial condition and operating results. Any actual or alleged failure to comply with the requirements of the GDPR or other laws, regulations, and directives of the member states of the European Union may result in substantial fines, other administrative penalties and civil claims being brought against us, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, U.S. states are adopting new laws or amending existing laws and regulations, requiring attention to frequently changing regulatory requirements applicable to data related to individuals. For example, California has enacted the California Consumer Privacy Act (“CCPA”). The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined and which can include any of our current or future employees who may be California residents or any other California residents whose data we collect or process) and provide such residents new ways to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. As we expand our operations and trials (both preclinical or clinical), the CCPA may increase our compliance costs and potential liability. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in the election on November 3, 2020. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA modifies the CCPA significantly, potentially resulting in further uncertainty and requiring us to incur additional costs and expenses in an effort to comply. Additionally, other U.S. states continue to propose, and in certain cases adopt, privacy-focused legislation such as Colorado, Virginia, and Utah. Aspects of these state laws remain unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply.

Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

If we or third parties fail to adequately safeguard confidential personal, employee, or patient data, or if such information or data are wrongfully used by us or third parties or disclosed to unauthorized persons or entities, our reputation could suffer and we could be subject to claims for damages or other liabilities, regulatory investigations and enforcement action, litigation, the imposition of fines or other penalties, and significant costs for remediation. Any of these risks could have a material adverse effect on our business, financial condition, results of operations, or prospects.

Our internal computer systems, or those used by our third-party research institution collaborators, other contractors, or consultants, may fail or suffer other breakdowns, cyberattacks or information security breaches that could compromise the confidentiality, integrity and availability of such systems and data, result in material disruptions of our development programs and business operations, risk disclosure of confidential, financial or proprietary information, and affect our reputation.

Despite the implementation of security measures, our internal computer systems or those used by our third-party research institution collaborators, other contractors, or consultants, may be vulnerable to damage from computer viruses and unauthorized access. As the cyber-threat landscape evolves, attacks are growing in frequency, sophistication, and intensity, and are becoming increasingly difficult to detect. These risks are increased given the recent work from home arrangements because of the COVID-19 pandemic and the threats of Russian cyberattacks in response to the war in Ukraine. Such attacks could include the use of key loggers or other harmful and virulent malware, including ransomware or other denials of service, and can be deployed through malicious websites, the use of social engineering, and/or other means. If a breakdown, cyberattack, or other information security breach were to occur and cause interruptions in our operations, it could result in a misappropriation of confidential information, including our intellectual property or financial information, and a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed, ongoing, or future clinical trials could result in delays in our marketing approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we rely on our third-party research institution collaborators for research and development of our product candidates and other third parties for the manufacture of our product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or systems, or inappropriate disclosure of confidential, financial, or proprietary information, including data related to our personnel, we could incur liability or risk disclosure of confidential, financial, or proprietary information, and the further development and commercialization of our product candidates could be delayed. There can be no assurance that we and our business counterparties will be successful in efforts to detect, prevent, or fully recover systems or data from all breakdowns, service interruptions, attacks, or breaches of systems that could adversely affect our business and operations and/or result in the loss of critical or sensitive data, which could result in financial, legal, business, or reputational harm to us.

Risks Related to AGT’s Employee Matters, Managing Growth and Other Risks Related to AGT’s Business

Our success is highly dependent on the services of our Founder and Chief Executive Officer, Jeffrey Galvin, our Chief Science Officer, Jefferey Boyle, PhD, Chief Medical Officer, Marcus Conant, MD, and Nick Tressler, Chief Financial Officer and our other senior management, and our ability to attract and retain highly skilled executive officers and employees.

To succeed, we must recruit, retain, manage, and motivate qualified clinical, scientific, technical, and management personnel, and we face significant competition for experienced personnel, especially in the biotechnology industry in the Rockville, Maryland area. We are highly dependent on the principal members of our management and scientific and medical staff, particularly our Founder and Chief Executive Officer, Jeffrey Galvin and Chief Science Officer, Jefferey Boyle, PhD, Chief Medical Officer, Marcus Conant, MD, and Nick Tressler, Chief Financial Officer. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and achieve operating results. In particular, the loss of one or more of our members of senior management, including Messrs. Galvin, Boyle, Conant, or Tressler could be detrimental to us if we cannot recruit suitable replacements in a timely manner.

Many biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry. Some may also provide more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. As a result, we may be unable to continue to attract and retain qualified personnel necessary for the future success of our business. If we are unable to do so, the rate and success at which we can discover, develop, and commercialize our product candidates will be limited and the potential for successfully growing our business will be adversely affected.

In order to successfully implement our plans and strategies, we need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of September 30, 2023, AGT had 29 full-time employees, 10 of whom were engaged in research and development activities. To successfully implement our development and commercialization plans and strategies, and as we transition into operating as a public company after the business combination, we anticipate needing additional managerial, operational, sales, marketing, financial, and other personnel. Future growth would impose significant added responsibilities on members of management, including:

•        identifying, recruiting, integrating, maintaining, and motivating additional employees;

•        managing our internal development efforts effectively, including the clinical, FDA and eventual EMA review process for our current and any future product candidates, while complying with any contractual obligations to contractors and other third parties we may have; and

•        improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to successfully develop and, if approved, commercialize our current and any future product candidates will depend, in part, on our ability to effectively manage any future growth. In addition, our management may have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote sufficient time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including significant aspects of clinical management and manufacturing. We cannot guarantee that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third party service providers is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not meet expectations with respect to obtaining marketing approval of our current and any future product candidates or otherwise advancing our business. We cannot assure that we will manage our existing third-party service providers.

If we are not able to effectively expand our organization by hiring new employees and/or engaging additional third-party service providers, we may not successfully implement the tasks necessary to further develop and commercialize our current and any future product candidates and, accordingly, may not achieve our research, development, and commercialization goals.

Members of our management team have limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our company.

Members of our management team have limited experience in managing the day-to-day operations of a public company. As a result, we may need to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We also plan to hire additional personnel to comply with additional SEC reporting requirements. These compliance costs will make some activities more time-consuming and costly. If we lack cash resources to cover these costs in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

If we are unable to establish sales or marketing capabilities or enter into agreements with third parties to sell or market our product candidates after any approvals, we may not successfully sell or market our product candidates that obtain marketing approval.

We currently do not have and have never had a marketing or sales team for the marketing, sales and distribution of any of our product candidates that may obtain marketing approval in the future. To commercialize any product candidates, we must build marketing, sales, distribution, managerial, and other non-technical capabilities or make arrangements with third parties to perform these services for each of the territories in which we may have approval to sell or market our product candidates. We may not be successful in accomplishing these required tasks.

Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates will be expensive and time-consuming and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing, and distribution capabilities could adversely impact the commercialization of any of our product candidates that we obtain approval to market, if we do not have arrangements in place with third parties to provide such services on our behalf. Alternatively, if we choose to collaborate, either globally or on a territory-by-territory basis, with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we will be required to negotiate and enter into arrangements with such third parties relating to the proposed collaboration. If we are unable to enter into such arrangements when needed on acceptable terms, or at all, we may not successfully commercialize any of our product candidates that receive marketing approval or any such commercialization may experience delays or limitations. If we are unable to successfully commercialize our approved product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

Our anticipated international operations may expose us to business, regulatory, political, operational, financial, pricing, and reimbursement risks associated with doing business outside of the United States.

Our business strategy incorporates potential international expansion as we seek to obtain marketing approval for, and commercialize, our current and any future product candidates in patient populations outside the United States. If our product candidates are approved, we may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including:

•        multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits and licenses;

•        failure by us to obtain and maintain marketing approvals for the use of our products in various countries;

•        rejection or qualification of foreign clinical trial data by the competent authorities of other countries;

•        additional potentially relevant third-party patent rights;

•        complexities and difficulties in obtaining protection and enforcing our intellectual property;

•        difficulties in staffing and managing foreign operations;

•        complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems;

•        limits in our ability to penetrate international markets;

•        financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products, and exposure to foreign currency exchange rate fluctuations;

•        natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions;

•        certain expenses including, among others, expenses for travel, translation, and insurance; and

•        regulatory and compliance risks that relate to anti-corruption compliance and record-keeping that may fall within the purview of the FCPA, its accounting provisions or its anti-bribery provisions, or provisions of anti-corruption or anti-bribery laws in other countries.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

Risks Related to AGT’s Intellectual Property

If we are unable to obtain, maintain or protect intellectual property rights in any products we develop and in our technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, third parties could develop and commercialize products and technology similar or identical to ours, and we may not compete effectively in our market.

Our success depends in significant part on our ability to obtain, maintain and protect patents and other intellectual property rights and operate without infringing, misappropriating, or otherwise violating the intellectual property rights of others. We have filed numerous patent applications both in the United States and in foreign jurisdictions to obtain patent rights to inventions we have developed that are important to our business, including related to our product candidates. If we are unable to obtain or maintain patent protection with respect to such inventions and technology, our business, financial condition, results of operations, and prospects could be materially harmed.

The patent prosecution process is expensive, time-consuming, and complex, and we and our current or future licensors may not prepare, file, prosecute, maintain, and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. Patents may be invalidated and patent applications may not be granted for a number of reasons, including known and unknown prior art, deficiencies in the patent applications or the lack of novelty of the underlying inventions or technology. It is also possible that we or our current and future licensors will fail to identify patentable aspects of inventions made in the course of research, development and commercialization activities in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research, development, and commercialization activities, such as our employees, collaborators, CROs, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such activities before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, publications of discoveries in the scientific literature often lag behind actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our current or future licensors were the first to make the inventions claimed in our owned or any licensed patents or patent applications, or that we or our current or future licensors were the first to file for patent protection of such inventions.

Moreover, in some circumstances, we may not have the right to control the preparation, filing, prosecution, maintenance, enforcement, and defense of patents and patent applications covering technology that we license from third parties and are reliant on our current and future licensors. Therefore, these patents and applications may not be prepared, filed, prosecuted, maintained, enforced and defended in a manner consistent with the best interests of our business. If our current or future licensors fail to prosecute, maintain, enforce or defend such patents and other intellectual property rights, are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize any of our product candidates that are the subject of such licensed rights could be adversely affected.

The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. No consistent policy regarding the breadth of claims allowed in the biotechnology patents has emerge to date in the U.S. or in many foreign jurisdictions. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’ patent rights are highly uncertain. Our and our current or future licensors’ pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Moreover, the patent examination process may require us or our current and future licensors to narrow the scope of the claims of our or our current and future licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. Additionally, the scope of patent protection can be reinterpreted after issuance. Even if our or our current or future licensors’ pending and future patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we hold or in-license may be challenged, narrowed, circumvented, or invalidated by third parties in court or in patent offices in the United States and abroad. Our and our current or future licensors’ patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology. Our competitors or other third parties may also circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner.

We cannot assure you that we have found all of the potentially relevant prior art relating to our patents and patent applications. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if our patents do issue and even if such patents cover our product candidates, third parties may initiate oppositions, interferences, re-examinations, post-grant reviews, inter partes reviews, nullification or derivation actions in court or before patent offices, or similar proceedings challenging the inventorship, validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. An adverse determination in any such proceeding or litigation could reduce the scope of, or invalidate, the patent rights we own or license, allow third parties to commercialize our technology or products and compete directly with us, without payment to us.

Moreover, we, or our current or future licensors, may have to participate in interference proceedings declared by the United States Patent and Trademark Office (“USPTO”) to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge priority of invention or other features of patentability. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and product candidates, including AGT103-T. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Consequently, we do not know whether any of our technology or product candidates will be protectable or remain protected by valid and enforceable patents.

Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our current and future licensors were the first to file any patent application related to a product candidate. Furthermore, if third parties have filed such patent applications on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third parties have filed such applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether our invention was derived from theirs. Even where we have a valid and enforceable patent, we may not exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license.

We may not protect our intellectual property rights throughout the world.

Filing, prosecuting, enforcing, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our or our current and future licensors’ intellectual property rights may not exist in some countries outside the United States or may be less extensive in some countries than in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we and our current and future licensors may not prevent third parties from practicing our and our current or future licensors’ inventions in all countries outside the United States, or from selling or importing products made using our and our current or future licensors’ inventions in and into the United States or other jurisdictions. Competitors may use our and our current or future licensors’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our current and future licensors have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our and our current or future licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us and our current and future licensors to stop the infringement of our and our current or future licensors’ patents or marketing of competing products in violation of our and our current or future licensors’ intellectual property and proprietary rights generally. Proceedings to enforce our and our current or future licensors’ intellectual property and proprietary rights in foreign jurisdictions could result in substantial costs and divert our and our current or future licensors’ efforts and attention from other aspects of our business, could put our and our current or future licensors’ patents at risk of being invalidated or interpreted narrowly, could put our and our current or future licensors’ patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our current and future licensors. We or our current and future licensors may not prevail in any lawsuits that we or our current and future licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Some jurisdictions may refuse to honor intellectual property rights due to legislation or geopolitical reasons, such as Russia recently stating that it will not honor patent rights of companies from countries that have imposed sanctions on Russia in response to the war in Ukraine. Accordingly, our and our current and future licensors’ efforts to enforce intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or our current and future licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time-consuming, and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (“Leahy-Smith Act”), could increase those uncertainties and costs. The Leahy-Smith Act includes provisions that affect the way patent applications are prosecuted, redefine prior art, and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and may also affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. In addition, assuming that other requirements for patentability are met, prior to March 15, 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 15, 2013, under the Leahy-Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on any issued patent or patent application are due to be paid to the USPTO and various government patent agencies outside of the United States in several stages over the lifetime of our owned or licensed patents and applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent lapse can, in some cases, be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees, and failure to properly legalize and submit formal documents. If we or our current and future licensors fail to maintain the patents and patent applications covering our product candidates, our patent protection could be reduced or eliminated and our competitors might be better able to enter the market with competing products or technology, which could have a material adverse effect on our business, financial condition, results of operation, and prospects.

If we enter into an agreement to license intellectual property rights to third parties and fail to comply with our obligations in the agreements or otherwise experience disruptions to our business relationships with our licensors, we could lose the ability to continue the development and commercialization of our product candidates.

We are not party to any intellectual property or technology licenses. If in the future we enter into an agreement to license intellectual property rights and fail to comply with our obligations under these technology agreements, including payment and diligence terms, or other specified events occur such as our insolvency, our current and future licensors may have the right to terminate these agreements, in which event we may not develop, manufacture, market or sell any product that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could adversely affect the value of the technology or product candidate being developed or licensed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements, which may not be available to us on equally favorable terms, or at all, or cause us to lose our rights under these agreements, including our rights to intellectual property or technology important to our development programs.

Disputes may arise regarding intellectual property subject to a licensing agreement, including:

•        the scope of rights granted under the license agreement and other interpretation-related issues;

•        the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•        the sublicensing of patent and other rights under our existing collaborative development relationships and any collaboration relationships we might enter into in the future;

•        our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•        the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current and future licensors and us; and

•        the priority of invention of patented technology.

In addition, the agreements under which AGT may, in the future, license intellectual property or technology from third parties are expected to be generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, result of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.

We may not succeed in obtaining necessary rights to any product candidates we may develop through acquisitions and in-licenses.

A third party may hold intellectual property, including patent rights, that are important or necessary to the development of our current or future product candidates. In order to avoid infringing these third-party patents, we may find it necessary or prudent to obtain licenses from such third-party intellectual property holders. Moreover, we may need to obtain additional licenses from our existing licensors and others to advance our research or allow commercialization of product candidates we may develop. In addition, with respect to any patents we co-own with third parties, we may require licenses to such co-owners’ interest to such patents. However, we may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that we identify as necessary for product candidates we develop. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. As a result, we may be unable to obtain any such licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign our technology, product candidates, or the methods for manufacturing them, or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize the affected product candidates, which could harm our business, financial condition, results of operations, and prospects significantly. In addition, even if we obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Moreover, some of our owned and in-licensed patents and patent applications are, and may in the future be, co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may license their rights to other third parties, including our competitors, and such third parties could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Third parties may initiate legal proceedings against us alleging that we infringe, misappropriate, or otherwise violate their intellectual property rights, or we may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, the outcome of which would be uncertain and could have an adverse effect on the success of our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates and use our and our current or future licensors’ proprietary technologies without infringing, misappropriating, or otherwise violating the intellectual property rights of third parties. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Third parties may initiate legal proceedings against us or our current and future licensors alleging that we or our current and future licensors infringe, misappropriate, or otherwise violate their intellectual property rights. In addition, we or our current and future licensors may initiate legal proceedings against third parties to challenge the validity or scope of intellectual property rights controlled by third parties, including in oppositions, interferences, reexaminations, inter party reviews, or derivation proceedings in the United States or other jurisdictions. These proceedings can be expensive and time-consuming, and many of our or our current and future licensors’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our current and future licensors.

There are third-party patents relating to the production of lentiviral vectors and gene and cell therapy products, that may be construed to cover our product candidates, including AGT103-T. The third parties that control these patents may allege that our product candidates, including AGT103-T, infringe these patents. Parties making infringement, misappropriation, or other intellectual property claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. In addition, even if we believe any third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of validity, enforceability, priority, or non-infringement. A court of competent jurisdiction could hold that such third-party patents are valid, enforceable, and infringed, which could materially and adversely affect our ability to commercialize any of our products or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such third-party U.S. patents in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. An unfavorable outcome could require us or our current and future licensors to cease using the related technology or developing or commercializing our product candidates, or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our current and future licensors a license on commercially reasonable terms or at all. Even if we or our current and future licensors obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our current and future licensors, and it could require us to make substantial licensing and royalty payments. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent. A finding of infringement, misappropriation, or other violation of third-party intellectual property could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar material adverse effect on our business, financial condition, results of operations, and prospects.

We may be subject to claims by third parties asserting that we or our employees, consultants, or advisors have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees, consultants, and advisors, including our senior management, were previously employed at other biopharmaceutical companies, including our competitors or potential competitors. Some of these employees executed proprietary rights, non-disclosure, and/or non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms, or at all. Even if we successfully prosecute or defend against such claims, litigation could result in substantial costs and distract management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Our inability to protect our confidential information and trade secrets would harm our business and competitive position.

In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information to maintain our competitive position. Trade secrets can be difficult to protect. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors, and other third parties. We also enter into confidentiality agreements with our employees and consultants. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not obtain adequate remedies for such breaches. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. Some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent information and techniques and we cannot guarantee that our competitors will not independently develop substantially equivalent information and techniques. If a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us. Failure on our part to adequately protect our trade secrets and our confidential information would harm our business and our competitive position.

Issued patents covering one or more of our product candidates or technologies could be found invalid or unenforceable if challenged in court.

To protect our competitive position, we may from time to time need to resort to litigation in order to enforce or defend any patents or other intellectual property rights owned by or licensed to us, or to determine or challenge the scope or validity of patents or other intellectual property rights of third parties. Enforcement of intellectual property rights is difficult, unpredictable, and expensive, and many of our or our licensors’ or collaboration partners’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our licensors or collaboration partners can. Accordingly, despite our or our licensors’ or collaboration partners’ efforts, we or our licensors or collaboration partners may not prevent third parties from infringing upon or misappropriating intellectual property rights we own or control, particularly in countries where the laws may not protect those rights as fully as in the European Union and the United States. We may fail in enforcing our rights — in which case our competitors may be permitted to use our technology without being required to pay us any license fees. In addition, however, litigation involving our patents carries the risk that one or more of our patents will be held invalid (in whole or in part, on a claim-by-claim basis) or held unenforceable. Such an adverse court ruling could allow third parties to commercialize our products or use our technologies, including our HIV platform, and then compete directly with us, without payment to us.

If we or one of our licensors were to initiate legal proceedings against a third party to enforce a patent covering one of our products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States or in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. A claim for a validity challenge may be based on failure to meet any of several statutory requirements, for example, lack of novelty, obviousness, or non-enablement. A claim for unenforceability could involve an allegation that someone connected with prosecution of the patent withheld relevant information from the European Patent Office or the USPTO or made a misleading statement, during prosecution. Third parties may also raise similar claims before the USPTO or an equivalent foreign body, even outside the context of litigation. Potential proceedings include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our technology or any product candidates that we may develop. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our product candidates or certain aspects of our HIV platform technologies. Such a loss of patent protection could have a material adverse impact on our business, financial condition, results of operations, and prospects. Further, litigation could result in substantial costs and diversion of management resources, regardless of the outcome, and this could harm our business and financial results. Patents and other intellectual property rights also will not protect our technology if competitors design around our protected technology without infringing our patents or other intellectual property rights.

We may become involved in disputes or lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming, unsuccessful, and lead to challenges to our intellectual property ownership.

Competitors and other third parties may infringe, misappropriate, or otherwise violate our issued patents or other intellectual property or the patents or other intellectual property of our licensors, or we or our licensors may be required to defend against claims of infringement, misappropriation, or other violation. In addition, our patents or the patents of our licensors may become involved in inventorship or priority disputes. Other disputes may arise related to intellectual property rights that we believe are derived from, or related to, our patents or technology, including with respect to AGT103-T. We are in discussions with the former collaborator to assign their rights in this intellectual property to us, but there is no guarantee that we will come to a satisfactory resolution of this matter.

To counter infringement, misappropriation, or other unauthorized use, we or our licensors may be required to negotiate a solution to such dispute or file infringement claims, either of which can be expensive and time-consuming. Any claims we or our licensors assert against perceived infringers could provoke these parties to assert counterclaims against us or our licensors alleging that we or our licensors infringe their patents or that our or our licensors’ patents are invalid or unenforceable. In a patent infringement proceeding, a court may decide that a patent of ours or one of our licensors’ is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our or our licensors’ patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of our owned or licensed patents at risk of being invalidated, held unenforceable, or interpreted narrowly.

We may find it impractical or undesirable to enforce our intellectual property against some third parties. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our or our licensors’ patents or patent applications. If we or our licensors are unsuccessful in any interference proceedings to which we or they are subject, we may lose valuable intellectual property rights through the loss of one or more patents owned or licensed or our owned or licensed patent claims may be narrowed, invalidated, or held unenforceable. If we or our licensors are unsuccessful in any interference proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority of inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the product candidates we may develop. The loss of exclusivity or narrowing of our owned or licensed patent claims could limit our ability to stop others from using or commercializing similar or identical technology and products.

Any of the foregoing intellectual property disputes or litigation could result in a material adverse effect on our business, financial condition, results of operations, or prospects.

Intellectual property litigation or proceedings could cause us to spend substantial resources and distract our personnel.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims could result in substantial costs and diversion of management resources, which could harm our business. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs or in-license needed technology or other product candidates. There could also be public announcements of the results of the hearing, motions or other interim proceedings or developments. If securities analysts or investors perceive those results to be negative, it could cause the price of shares of our common stock to decline. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not prevent third parties from infringing upon, misappropriating, or otherwise violating our intellectual property. Any of the foregoing events could harm our business, financial condition, results of operations, and prospects.

If we do not obtain patent term extension or data exclusivity for any product candidates we may develop, our business may be materially harmed.

Patents have a limited lifespan. Due to the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and any licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including biosimilar or generic medications. For example, certain of our owned patents that cover AGT103-T will begin to expire in 2036 and 2037, absent extensions, in the United States and similar patent applications are pending in foreign jurisdictions. At the time of the expiration of the relevant patents, the underlying technology covered by claims of such patents can be used by any third party, including competitors, so long as such use doesn’t infringe on any of our patents that remain. Although the patent term extensions under the Drug Price Competition and Patent Term Restoration Action of 1984 (“Hatch-Waxman Act”) in the United States may be available to extend the patent term, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended, and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or term of any such extension is less than we request, our competitors may obtain approval of competing products following our patent expiration, and our business, financial condition, results of operations, and prospects could be materially harmed.

If our trademark and trade names are not adequately protected, then we may not build name recognition in our markets and our business may be adversely affected.

We cannot assure you that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. We cannot assure you that any future trademark applications that we will file will be approved. During trademark registration proceedings, we may receive rejections and although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and in proceedings before comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. An opposition or cancellation proceeding may be filed against our trademarks and our trademarks may not survive such proceedings, which may force us to rebrand our name.

Intellectual property rights do not necessarily address all potential threats to our business.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business. The following examples are illustrative:

•        others may be able to create gene therapy technologies that are similar to our technologies or our product candidates, but that are not covered by the claims of any patents that we own, license or control;

•        we or any strategic collaborators might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own, license or control;

•        we or our licensors might not have been the first to file patent applications covering certain of our owned and in-licensed inventions;

•        others may independently develop the same, similar, or alternative technologies without infringing, misappropriating or violating our owned or in-licensed intellectual property rights;

•        it is possible that our owned or in-licensed pending patent applications will not lead to issued patents;

•        issued patents that we own, in-license, or control may not provide us with any competitive advantages, or may be narrowed or held invalid or unenforceable, including as a result of legal challenges;

•        our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•        we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such trade secrets or know-how; and

•        the patents of others may have an adverse effect on our business.

Should any of these events occur, they could have a material adverse impact on our business and financial condition.

Risks Related to AGT’s Dependence on Third Parties

We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.

We do not have the ability to independently conduct our clinical trials. AGT currently relies on third parties to conduct clinical trials of its product candidates, including CROs and CMOs, clinical data management organizations, medical institutions and clinical investigators. We expect to continue to rely upon third parties to conduct additional clinical trials of our product candidates. Third parties have a significant role in the conduct of our clinical trials and the subsequent collection and analysis of data. These third parties are not our employees, and except for remedies available to us under our agreements, we have limited ability to control the amount or timing of resources that any such third party will devote to our clinical trials. In some cases, these third parties may not provide us with information about the ongoing clinical trials on a timely basis. The third parties may also violate the terms of the agreements governing such clinical trials in various ways, including asserting intellectual property rights that contractually belong to AGT. Some of these third parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our product development activities.

Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. The EMA also requires us to comply with similar standards. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA, or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with products produced under current GMP regulations. Our failure or the failure of the third parties we engage to comply with these regulations may require us to repeat clinical trials, which would delay the marketing approval process. We also are required to register certain ongoing clinical trials and post the results of certain completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity, and civil and criminal sanctions.

In addition, principal investigators for our clinical trials may be asked to serve as scientific advisors or consultants to us from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, or the FDA concludes that the financial relationship may have affected the interpretation of the study, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection by the FDA of any BLA we submit. Any such delay or rejection could prevent us from commercializing our product candidates.

If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms or at all. Switching or adding additional CROs, investigators and other third parties involves additional cost and requires our management’s time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we work to carefully manage our relationships with our CROs, investigators and other third parties, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

The third parties we rely on for these services may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines, or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

We contract with third parties for the production of AGT103-T and our other product candidates for preclinical studies and our ongoing clinical trials, and expect to continue to do so for additional clinical trials and ultimately for commercialization and for additional product candidates. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or such quantities at an acceptable cost, which could delay, prevent, or impair our development or commercialization efforts.

We do not currently have the infrastructure or internal capability to manufacture our product candidates for use in clinical development and commercialization. We rely, and expect to continue to rely, on third-party manufacturers for the production of our product candidates in compliance with GMP requirements for clinical trials under the guidance of members of our organization. For example, AGT currently relies on a single third-party manufacturer, City of Hope (“COH”), for the manufacture of our product candidate AGT103-T. We also rely on Lentigen a Miltenyi company for the manufacturing of viral vectors. If Lentigen provides viral vector and COH successfully manufactures AGT103-T, and the FDA and other relevant regulatory authorities accept our comparability protocol, we expect to have AGT103-T product ready for clinical use by mid-2024, assuming we can demonstrate comparability to the COH-manufactured product candidate. If COH or Lentigen experience delays in manufacturing or does not successfully manufacture AGT103-T or the FDA or other relevant regulatory authorities do not accept our comparability protocol, or if we are not able to adequately demonstrate comparability between lots, we may run out of AGT103-T product to supply the clinical development of AGT103-T by mid-2024.

The manufacture of biologic therapeutics is complex. It is anticipated that during development from early clinical trials to commercialization changes to the manufacturing cell line, manufacturing process or analytical methods will occur. These changes carry the risk that the intended goals of such changes are not achievable and that further development work may be needed to reach these goals, which may delay our ability to meet clinical or commercial supply needs. Our change in the manufacturing site, cell line, process and analytical methods for AGT103-T represent a specific elevated risk for the AGT103-T program. However, AGT currently has no alternative manufacturer in place for the AGT103-T product. We expect to have AGT103-T clinical material ready for use in the second half of 2024.

If we were to experience an unexpected loss of supply of our product candidates for any reason, whether as a result of manufacturing, supply, or storage issues or otherwise, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials, such as occurred with the prior switchover by AGT to a new contract manufacturer. Replacement of our sole manufacturer would likely result in substantial delay and could interrupt our clinical trials if we had not previously obtained enough supply of our product candidates.

We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. We may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•        the possible failure of the third party to manufacture our product candidates according to our specifications;

•        the possible failure of the third party to manufacture our product candidate according to our schedule, or at all, including if our third-party contractors give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between us and them;

•        the possible failure of our third-party manufacturer to procure raw materials from third-party suppliers and potential exposure to supply chain issues impacting delivery dates, quality, quantity and pricing of raw materials, including due to the COVID-19 pandemic, which may result in additional costs and delays in production of clinical trial materials, commercial product and marketing approvals;

•        the possible termination or nonrenewal of agreements by our third-party contractors at a time that is costly or inconvenient for us;

•        the possible breach by the third-party contractors of our agreements with them;

•        the failure of third-party contractors to comply with applicable regulatory requirements;

•        the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active product or placebo not being properly identified;

•        the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions, or, following approval by regulatory authorities, of product supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and

•        the possible misappropriation of our proprietary information, including our trade secrets and know-how.

We do not have control over many aspects of the manufacturing process of, and are dependent on, our contract manufacturing partners, including Lentigen and COH, for compliance with GMP regulations for manufacturing both active product substances and finished products. Third-party manufacturers may not comply with GMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, EMA, or others, they will not secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance, and qualified personnel. If the FDA, EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain marketing approval for, or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates, operating restrictions, and criminal prosecutions, any of which could significantly and adversely affect supplies of our products and harm our business and results of operations.

If our third-party manufactures do not comply with the terms of our contractual agreements such that development of our products is jeopardized, we may have to take legal action to enforce the terms of our agreements, which legal actions can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. For example, on January 31, 2022, we filed a complaint against one of our vendors for a breach of contract to process, manufacture, and deliver an HIV immunotherapy treatment that we developed. Following a year long process, on July 13, 2023, we entered into a settlement agreement requiring the vendor to waive all rights to payment of any kind from us. We have may to bring the same or similar claims in the future. Litigation is inherently unpredictable, and we may not be successful in enforcing our claims. If not resolved in our favor, we may not be awarded damages or expenses relied upon to support further manufacturing and development efforts. Even if resolved in our favor, litigation or other legal proceedings can be costly and time-consuming. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, are subject to change, and could adversely affect our financial condition and results of operations.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any products that receive marketing approval on a timely and competitive basis.

We may not gain the efficiencies we expect from further scale-up of manufacturing of our product candidates, and our third-party manufacturers may be unable to successfully scale up manufacturing in sufficient quality and quantity for our product candidates, which could delay or prevent the conducting of our clinical trials or the development or commercialization of our other product candidates.

We expect that our third-party manufacturer, COH, will manufacture our product candidates at a scale and on a timeline that is sufficient for us to complete our planned clinical trials and, if we receive marketing approval, we would need to transfer the process to another manufacturer to commercialize our product candidates, including AGT103-T, for the indications we are currently targeting. The transfer of manufacturing may not proceed as planned and we have yet to identify the scale needed and partner best suited to meet that scale. However, we may consider increasing the batch sizes of our raw materials and the number of patients processed concurrently to gain cost efficiencies. If our current manufacturer or any other manufacturer we use is unable to scale-up the manufacture of our product candidates at such time, we may not gain such cost efficiencies and may not realize the benefits that would typically be expected from further scale-up of manufacturing. In addition, quality or other technical issues may arise during scale-up activities. If our third-party manufacturers are unable to successfully scale up the manufacture of our product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or become infeasible, and marketing approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates progress through preclinical and late-stage clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield, manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. The FDA may not approve our third-party manufacturers’ processes or facilities. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates, and jeopardize our ability to commercialize our product candidates and generate revenue.

We have and may in the future enter into additional agreements with third parties under which those parties have or will be granted a license to develop product candidates discovered using our gene therapy platform. If any such programs are not successful or if disputes arise related to such programs, we may not realize the full commercial benefits from such programs.

Our likely counterparties for future licensing and collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, and biotechnology companies. Such arrangements generally allow the licensing parties to control the amount and timing of resources that they dedicate to the development or potential commercialization of any product candidates they develop from the technology we have licensed to them, subject to any territorial or field of use restrictions in the license.

We would negotiate milestone payments and royalty fees from our licensees that will require various levels of success with their product candidate development program in order for us to generate revenue from them. Our ability to generate revenue from these licensing arrangements will depend on our counterparties’ abilities to successfully develop and commercialize the product candidates they are developing. We cannot predict the success of any licensing program that we enter into or whether such program will lead to any meaningful milestone or royalty revenue to us.

Licensing programs involving third-party development of product candidates derived from our licensed technology pose the following risks to us:

•        counterparties generally have significant discretion, if not total control, in determining the efforts and resources that they will apply to these development efforts;

•        counterparties may not properly or adequately obtain, maintain, enforce, or defend intellectual property or proprietary rights relating to our intellectual property or may use our proprietary information in such a way as to expose us to potential litigation or other intellectual property-related proceedings, including proceedings challenging the scope, ownership, validity, and enforceability of our intellectual property;

•        counterparties may own or co-own with us intellectual property covering their product candidates, and, in such cases, we typically will not have the exclusive right to commercialize such intellectual property or their product candidates based on the terms of the licensing agreement;

•        we may need the cooperation of these counterparties to enforce or defend any intellectual property we contribute to the program;

•        counterparties typically will control the interactions with regulatory authorities related to their product candidates, which may impact our ability to obtain and maintain marketing approval of our own product candidates;

•        disputes may arise between the counterparties and us that result in the delay or termination of the research, development, or commercialization of our product candidates or research programs or that result in costly litigation or arbitration that diverts management attention and resources;

•        counterparties may decide to not pursue development and commercialization of any product candidates that are derived from our licensed technology, or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the counterparties’ strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities, or counterparties may elect to fund or commercialize a competing product;

•        counterparties could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates or research programs if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•        counterparties may not commit sufficient resources to the marketing and distribution of their product candidates, resulting in lower royalties to us;

•        counterparties may grant sublicenses to our technology or undergo a change of control, and the sublicensees or new owners may decide to pursue a strategy with respect to the program which is not in our best interest;

•        counterparties may become bankrupt, which may significantly delay our research or development programs, or may cause us to lose access to valuable technology, know-how, or intellectual property of the counterparty relating to our technology in relation to the terms of the licensing agreement;

•        if these counterparties do not satisfy their obligations under our agreements with them, or if they terminate our licensing agreements with them, we may be adversely impacted; and

•        licensing agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all.

Many of the risks relating to product development, intellectual property, marketing approval, and commercialization described in this “Risk Factors” section also apply to the activities of our licensees and any negative impact on these counterparties and their product development programs may adversely affect us.

If we seek to establish additional collaborations, but are unable to do so, we may have to alter our development and commercialization plans.

Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. We may seek to selectively form collaborations to expand our capabilities, potentially accelerate research and development activities, and provide for commercialization activities by third parties.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration, and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA, eventually EMA, or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if we successfully enter into a collaboration, the terms and conditions of that collaboration may restrict us from entering into future agreements on certain terms with potential collaborators.

If and when we seek to enter into collaborations, we may not negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization, or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.

If we engage in acquisitions or strategic partnerships or collaborations, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisition opportunities and strategic partnerships or collaborations, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•        exposure to unknown liabilities;

•        increased operating expenses and cash requirements;

•        the assumption of additional indebtedness or contingent liabilities;

•        the issuance of our equity securities;

•        assimilation of operations, intellectual property, and products of an acquired company, including costs and difficulties associated with integrating new personnel;

•        the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

•        retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

•        impairment of relationships with key collaborators and other counterparties of any acquired businesses due to changes in management and ownership;

•        risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

•        our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses, and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not locate suitable acquisition opportunities, and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

Other General Risks Applicable to AGT

Our operations are subject to the effects of a rising rate of inflation.

The United States has recently experienced historically high levels of inflation. According to the U.S. Department of Labor, the annual inflation rate for the United States was approximately 7.0% for the 12 months ended December 31, 2021. If the inflation rate continues to increase, for example due to increases in the costs of labor and supplies, it will affect our expenses, such as employee compensation and research and development charges. Research and development expenses account for a significant portion of our operating expenses. Such increased charges may not be readily recoverable during the period of time that we are bringing the product candidates to market. Additionally, the United States is experiencing an acute workforce shortage, which in turn, has created a very competitive wage environment that may increase the Company’s operating costs. To the extent inflation results in rising interest rates and has other adverse effects on the market, it may adversely affect our consolidated financial condition and results of operations.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations, and those of our third-party research institution and pharmaceutical company collaborators, manufacturers, and other contractors and consultants, could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical or public health crises, such as the COVID-19 pandemic, and other natural or man-made disasters or business interruptions, including terrorism and war. In addition, for some of our clinical trials, we rely on third-party research institution collaborators for conducting research and development of our product candidates, and they may be affected by government shutdowns or withdrawn funding. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce and process our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers are affected by a man-made or natural disaster or other business interruption.

The majority of our operations, including our corporate headquarters, are located in the Rockville area of Maryland. Damage or extended periods of interruption to our corporate, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease or delay development of some or all of our product candidates. Although we maintain customary insurance coverage, our insurance might not cover all losses under such circumstances and our business may be seriously harmed by such delays and interruption.

In February 2022, Russia commenced a war against Ukraine. The sanctions announced by the U.S. and other countries against Russia as a result include restrictions on selling or importing goods, services, or technology in or from affected regions and travel bans and asset freezes impacting connected individuals and political, military, business, and financial organizations in Russia. The United States and other countries could impose wider sanctions and take other actions should the conflict further escalate. It is not possible to predict the broader consequences of this conflict, which could include further sanctions, embargoes, regional instability, threats of cyberattacks, prolonged periods of higher inflation, geopolitical shifts, and adverse effects on macroeconomic conditions, currency exchange rates, and financial markets, all of which could have a material adverse effect on our business, financial condition, and results of operations.

Any legal proceedings or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome.

We may in the future become subject to legal proceedings and claims that arise in the ordinary course of business, including intellectual property, collaboration, licensing agreement, product liability, employment, class action, whistleblower and other litigation claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. In addition, the expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change, and could adversely affect our financial condition and results of operations. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Any of the foregoing could adversely affect our business, financial condition, and results of operations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2022, AGT had federal and state net operating loss (“NOL”) carryforwards totaling $62.0 million. These NOLs are subject to a full valuation allowance. Based on current law and when these NOLs were generated, AGT expects that all of its NOLs may be carried forward indefinitely, but their use will be subject to an 80% of taxable income limitation. Utilization of NOLs and credit carryforwards are also subject to annual limitations in the event of an ownership change, pursuant to the rules under Section 382 of the Code (and analogous provisions of state law). As a result of previous financing transactions and/or in connection with this business combination, AGT may have experienced, or we may experience, such an ownership change. We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership, some of which are outside our control. As a result, our ability to use our pre-change NOL carryforwards and other pre-change tax attributes to offset post-change taxable income or taxes may be subject to limitation.

Risks relating to the Internal Reorganization and Distribution

There may be negative impacts on our business and stock price as a result of the Internal Reorganization and Distribution.

Our financial results and operations could be adversely affected by the Internal Reorganization and Distribution and by the uncertainty regarding its outcome. The attention of management and our Board of Directors could be diverted from our business operations, and we have diverted capital and other resources to the process that otherwise could have been used in our business operations, and we will continue to do so until the process is completed. We could incur substantial expenses associated with the Internal Reorganization and Distribution, including those related to legal, accounting and financial advisor fees. The process could lead us to lose or fail to attract, retain and motivate key employees, and to lose or fail to attract customers or business partners, and could expose us to litigation. The public announcement of an Internal Reorganization and Distribution may also yield a negative impact on operating results if prospective or existing service providers are reluctant to commit to new or renewal contracts or if existing customers decide to move their business to a competitor. Additionally, speculation regarding any developments related to the review of the Internal Reorganization and Distribution and perceived uncertainties related to the future of the Company could cause our stock price to fluctuate significantly.

If the Distribution, together with certain related transactions, fails to qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, or the Merger fails to qualify as a reorganization under Section 368(a) of the Code, AGT and Addimmune could incur significant tax liabilities.

It is a condition to the obligation of 10X III to consummate the Business Combination, which condition is waivable by 10X III, that AGT obtain an opinion of RSM International, in form reasonably satisfactory to AGT and 10X III (the “Company Distribution Tax Opinion”), to the effect that the Internal Reorganization, the Contribution and Distribution, when taken together, should qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code, and the Merger and other transactions contemplated by the Merger Agreement (including the Pre-Closing Financing) should not cause the Distribution to be treated as a taxable transaction for AGT. For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.” Separately, in August 2022 before AGT began discussing business combination with 10X III, AGT obtained a private letter ruling (the “Ruling”) from the IRS with respect to certain aspects of the anticipated non-taxable nature of the Contribution and Distribution. The Ruling was, and the Company Distribution Tax Opinion will be, based on certain facts, assumptions, representations and undertakings from AGT and SpinCo, including those regarding the past and future conduct of AGT and SpinCo’s respective businesses and other matters. There is no assurance that all such facts, assumptions and representations have been and will remain accurate. If any of these facts, assumptions, representations or undertakings are incorrect or are not satisfied, AGT may not be able to rely on the Company Distribution Tax Opinion and/or the Ruling, and AGT as well as its shareholders could be subject to significant U.S. federal (as well as potential state and local) income tax liabilities. Any such income tax liabilities on AGT could adversely impact the value of Addimmune. In addition, the Company Distribution Tax Opinion will not be binding on the IRS or the courts. For example, the IRS could determine on audit that the Distribution or the Merger does not qualify as a reorganization if it determines that any of the facts, assumptions, representations or undertakings on which the Ruling is based are not correct or have been violated or that the Distribution or the Merger should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the Distribution.

If the Distribution, together with certain related transactions, is ultimately determined not to qualify as a reorganization, the Distribution could be treated as a taxable disposition of shares of SpinCo by AGT and as a taxable distribution to AGT’s shareholders for U.S. federal income tax purposes. If the Merger is ultimately determined not to qualify as a reorganization, the Merger could be treated as a taxable disposition of its assets by AGT and in turn adversely impact the qualification of the Distribution as a tax-free transaction. In either such case, AGT and Merger Sub as well as Addimmune could incur significant U.S. federal, state and local income tax liabilities.

AGT and, after the Business Combination, Addimmune might not be able to engage in certain transactions and equity issuances following the Distribution.

The ability of AGT and, after the Business Combination, Addimmune to engage in equity transactions could be limited or restricted after the Distribution in order to preserve, for U.S. federal income tax purposes, the qualification of the Distribution, together with certain related transactions, as a generally tax-free reorganization under Sections 355 and 368(a)(1)(D) of the Code. In particular, the Distribution may result in corporate-level taxable gain to AGT (the liability relating to which will be assumed by Merger Sub and Addimmune) if there is a 50% or greater change in ownership, by vote or value, of the stock of AGT or SpinCo or the stock of a successor of AGT or SpinCo occurring as part of a plan or series of related transactions that includes the Distribution. Any acquisitions or issuances of the stock of AGT, SpinCo or Addimmune within two years of the Distribution are generally presumed to be part of such a plan, although AGT, SpinCo or Addimmune, as applicable, may be able to rebut that presumption.

Risks Related to the Business Combination and 10X III

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “10X III,” “we,” “us” or “our” refers to 10X III prior to the Business Combination and to Addimmune and its subsidiaries following the Business Combination.

10X III’s Initial Shareholders have entered into the Acquiror Support Agreement with 10X III and AGT to vote in favor of the Business Combination, regardless of how 10X III’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, 10X III’s Initial Shareholders, pursuant to the Acquiror Support Agreement, have agreed, among other things, to vote all of their founder shares and other public shares in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal and the transactions contemplated thereby (including the Merger). As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 82.5% of 10X III’s issued and outstanding ordinary shares. Accordingly, 10X III would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum, consisting of not less than one-third of the issued and outstanding ordinary shares, is present at the extraordinary general meeting, 10X III would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved. Accordingly, the agreement by 10X III’s Initial Shareholders to vote in favor of each of the proposals at the extraordinary general meeting will increase the likelihood that 10X III will receive the requisite shareholder approval for the Business Combination and the transactions contemplated thereby.

The fairness opinion obtained in connection with the Business Combination will not reflect changes in circumstances between the date of such opinion and the closing of the Business Combination.

In connection with the Business Combination, 10X III’s Board obtained a fairness opinion, dated July 27, 2023, to the effect that, as of that date and based on and subject to certain assumptions, factors and qualifications set forth therein, the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to 10X III. The fairness opinion was based on assumptions, qualifications, limitations and other variables known at the time of its preparation. Such variables and assumptions are inherently uncertain and many are beyond the control of AGT or 10X III. 10X III will not obtain an additional updated fairness opinion prior to consummation of the Business Combination. Changes in the proposed operations and prospects of AGT, general market and economic conditions and other factors that may be beyond the control of 10X III or AGT, and on which the fairness opinion was based, may alter the value of 10X III or AGT or the price of 10X III’s securities by the time the Business Combination is completed. The fairness opinion does not speak to any date other than the date of such opinion, and as such, the opinion will not address the fairness of the Consideration, from a financial point of view, at any date after the date of such opinion, including at the time the Business Combination is completed. For a description of the opinion, see “Business Combination Proposal — Opinion of Financial Advisor to 10X III,” and a copy of the fairness opinion is attached hereto as Annex I.

Since 10X III’s Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with AGT is appropriate as 10X III’s initial business combination. Such interests include that 10X III’s Initial Shareholders, directors and executive officers, will lose their entire investment in 10X III if the initial business combination is not completed.

When you consider the recommendation of the 10X III Board in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that 10X III’s Initial Shareholders, including 10X III’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of 10X III shareholders generally.

These interests include, among other things, the interests listed below:

•        the fact that 10X III’s Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 11,672,500 Class B ordinary shares, one of which is currently owned by the Sponsor after (i) the Sponsor surrendered 2,089,167 Class B ordinary shares for no consideration on December 1, 2021, (ii) 10X III effected a share capitalization of 421,667 Class B ordinary shares on January 11, 2022, (iii) 5,000 Class B ordinary shares were forfeited in connection with the underwriter’s partial exercise of the over-allotment option in the Initial Public Offering and the expiration of the remaining portion of the over-allotment option on March 11, 2022 and (iv) the conversion of 9,999,999 Class B ordinary shares to Class A ordinary shares on October 17, 2023. The Sponsor currently owns an aggregate of 10,881,000 ordinary shares, 8,964,740 of which will be owned following the consummation of the Business Combination after it transfers an aggregate of up to 1,916,260 ordinary shares to the certain investors that entered into non-redemption agreements in connection with the Extension Meetings, assuming the 10X III Board elects to extend the date by which 10X III is required to consummate a business combination or dissolve until July 14, 2024. The            shares of Addimmune Common Stock that the Initial Shareholders will hold following the Business Combination, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $            based upon the closing price of $            per public share on the NYSE American on            , 2023, the most recent closing price. This represents a            % gain on the Sponsor’s investment. If 10X III does not consummate a Business Combination transaction by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents), then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold as part of the units in the initial public offering, the Sponsor may earn a positive rate of return on its investment even if the Addimmune Common Stock trades below $10.15 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.15 per share;

•        the fact that, at the time of the initial public offering, the Initial Shareholders and certain of 10X III’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if 10X III fails to complete an initial business combination by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents). The Initial Shareholders and 10X III’s officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units is dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;

•        the fact that Sponsor paid $8,810,000 for 881,000 private placement units (each unit comprising one Class A ordinary share and one-half of one whole warrant to purchase a Class A ordinary share), which, if unrestricted and freely tradable, would have had an aggregate market value of $9,144,780.00 based upon the closing price of $10.38 per public unit (although holders of the private placement units have certain rights that differ from the rights of holders of the public units) on the NYSE American on November 9, 2023, the most recent practicable closing price, and the fact that the private placement warrants contained in the private placement units will expire worthless and the Sponsor has waived liquidation rights to the private placement shares contained in the private placement units if a business combination is not consummated by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of 10X III;

•        the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, 10X III is required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of 10X III’s directors and officers and (ii) continue 10X III’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and 10X III’s officers and directors will lose their entire investment in 10X III and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that if the Trust Account is liquidated, including in the event 10X III is unable to complete an initial business combination by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify 10X III to ensure that the proceeds in the Trust Account are not reduced below $10.15 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which 10X III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to 10X III, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that 10X III may be entitled to distribute or pay over funds held by 10X III outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•        the fact that it is currently contemplated that a designee of 10X III will serve as a director of Addimmune following the Closing. As such, in the future such person may receive any cash fees or equity awards that the Addimmune Board determines to pay its directors.

As a result of the foregoing interests, the Sponsor and 10X III’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares on November 9, 2023 as reported on the NYSE American of $10.67, in the aggregate, the Sponsor and its affiliates have approximately $95.7 million at risk that depends upon the completion of a business combination. Such amount consists of: (i) 8,964,740 ordinary shares that will be held by the Sponsor following the Closing (which amount includes 881,000 Class A ordinary shares underlying the private placement units) and (ii) $24,782.06 in unreimbursed out-of-pocket expenses as of November 9, 2023.

See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

In addition, 10X III has not adopted a policy that expressly prohibits its directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by 10X III or in any transaction to which 10X III is a party or has an interest. 10X III does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by 10X III. Accordingly, such persons or entities may have a conflict between their interests and 10X III’s.

The personal and financial interests of 10X III’s Initial Shareholders as well as 10X III’s directors and executive officers may have influenced their motivation in identifying and selecting AGT as a business combination target, completing an initial business combination with AGT and influencing the operation of the business following the consummation of the Business Combination. In considering the recommendations of the 10X III Board to vote for the proposals, its shareholders should consider these interests.

If the conditions to closing contained in the Merger Agreement are not met or waived, the Business Combination may not occur.

Even if the Merger Agreement is approved by the shareholders of 10X III, certain customary closing conditions, including, but not limited to, (i) the completion of the offer to redeem the Class A ordinary shares of 10X III, (ii) the required shareholder approvals having been obtained, (iii) the effectiveness of this proxy statement/prospectus in accordance with the provisions of the Securities Act, (iv) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated (v) the Addimmune Common Stock to be issued in connection with the Business Combination having been approved for listing on a

National Exchange, (vi) 10X III having Available Closing Cash (as defined in the Merger Agreement) in an amount that equals or exceeds $25,000,000, (vii) no material adverse effect having occurred, (viii) as of the Closing, the effectiveness of each of the agreements ancillary to the Merger Agreement, and (ix) the Domestication having been consummated prior to the Closing in accordance with the Merger Agreement and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the Domestication having been delivered to AGT. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “Business Combination Proposal — Conditions to Closing of the Business Combination.” 10X III and AGT may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived by the applicable parties, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause 10X III and AGT to each lose some or all of the intended benefits of the Business Combination.

Further, satisfying the conditions to, and the completion of, the Business Combination may take longer and could cost more than 10X III expects. Any delay or additional costs incurred in connection with completing the Business Combination could materially affect the benefits that 10X III expects to achieve from the Business Combination.

10X III may change or waive one or more of the terms of, or conditions to, the Business Combination, and the exercise of 10X III’s directors’ and executive officers’ discretion in agreeing to such changes may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in 10X III’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require 10X III to agree to amend the Merger Agreement, to consent to certain actions taken by AGT or to waive one or more of the conditions to the Business Combination and/or rights that 10X III is entitled to under the Merger Agreement. Such events could arise because of changes in the course of AGT’s business, a request by AGT to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on AGT’s business and would entitle 10X III to terminate the Merger Agreement. In any of such circumstances, it would be at 10X III’s discretion, acting through the 10X III Board, to grant its consent or waive those conditions or rights. The existence of financial and personal interests of one or more of the directors or executive officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) or executive officer(s) between what he, she or they may believe is best for 10X III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, 10X III does not believe there will be any changes or waivers that 10X III’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, 10X III will circulate a new or amended proxy statement/prospectus and resolicit 10X III’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

10X III will not have any right to make damage claims against AGT for the breach of any representation, warranty or covenant made by AGT in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the Closing. Accordingly, there are no remedies available to 10X III with respect to any breach of the representations, warranties, covenants or agreements of AGT after the Closing, and, as a result, 10X III will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by AGT at the time of the Business Combination (except, in limited instances, for certain fraud claims and those covenants contained therein that by their terms apply or are to be performed in whole or in part after the closing).

The consummation of the Business Combination is subject to compliance with the HSR Act, and, if certain conditions are not satisfied or waived, the Business Combination may not be completed.

The Business Combination will not be able to be completed until the applicable waiting period under the HSR Act has expired or been terminated, and there can be no assurance that any appropriate filings will be made, or regulatory conditions will be satisfied prior to the Termination Date.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either 10X III or AGT can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on 10X III or AGT, including the following events (except, in some cases, where the change has a disproportionate effect on a party):

•        changes generally affecting the economy, financial or securities markets;

•        the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•        changes (including changes in law) or general conditions in the industry in which the party operates;

•        changes in GAAP (or the authoritative interpretation of GAAP); or

•        changes attributable to the public announcement or pendency of the transactions contemplated by the Merger Agreement (including the impact thereof on relationships with customers, suppliers, employees and any federal, state, or local government entities).

Furthermore, 10X III or AGT may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, 10X III’s share price may suffer.

Addimmune may issue additional shares of Addimmune Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

Addimmune may issue additional shares of Addimmune Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under the 2024 Plan, without stockholder approval, in a number of circumstances.

The issuance of additional shares of Addimmune Common Stock or other equity securities of equal or senior rank could have the following effects:

•        your proportionate ownership interest in Addimmune will decrease;

•        the relative voting strength of each previously outstanding share of Addimmune Common Stock may be diminished; or

•        the market price of your shares of Addimmune Common Stock may decline.

The Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event an initial business combination is not consummated. The Sponsor has also agreed to pay for any liquidation expenses if an initial business combination is not consummated. Such liability may have influenced the Sponsor’s decision to pursue the Business Combination.

If the Business Combination or another business combination is not consummated by 10X III by July 14, 2024, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by

10X III for services rendered or contracted for or products sold to 10X III. If 10X III consummates an initial business combination, including the Business Combination, on the other hand, 10X III will be liable for all such claims. Neither 10X III nor the Sponsor has any reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to 10X III.

These obligations of the Sponsor may have influenced the Sponsor’s decision to pursue the Business Combination. Certain of 10X III’s Initial Shareholders have an indirect economic interest in the founder shares and the private placement units purchased by the Sponsor as a result of his or her membership interest in the Sponsor. In considering the recommendations of the 10X III Board to vote for the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, 10X III’s shareholders should consider these interests.

10X III and AGT have incurred and expect to incur significant transaction costs in connection with the Business Combination.

10X III and AGT have both incurred and expect to incur significant, nonrecurring costs in connection with the Business Combination. 10X III and AGT will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

Past performance by 10X III and by its management team may not be indicative of future performance of an investment in 10X III or Addimmune.

Past performance by 10X III and by its management team is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of 10X III or its management team’s performance as indicative of the future performance of an investment in 10X III or Addimmune or the returns 10X III or Addimmune will, or is likely to, generate going forward.

The loss of any member or change in structure of AGT’s senior management team could adversely affect Addimmune’s business.

Addimmune’s success depends in large part upon the skills, experience and performance of members of its executive management team and others in key leadership positions as it depends on key management to run its business. The efforts of these people will be critical to Addimmune as it continues to develop and scale its business. Following the Closing, it is expected that the current executive management team of AGT will continue as the executive management team of Addimmune. If Addimmune were to lose one or more key executives, including Jeffrey Galvin, Jefferey Boyle, and Nick Tressler, among others, Addimmune may experience difficulties in competing effectively and implementing its business strategy. The loss of one or more executive officers or other key personnel or Addimmune’s inability to locate suitable or qualified replacements could be significantly detrimental to product development efforts and could have a material adverse effect on Addimmune’s business, financial condition and results of operations.

10X III’s Existing Governing Documents waive the doctrine of corporate opportunity.

10X III’s Existing Governing Documents provide that 10X III renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of 10X III and such opportunity is one 10X III is legally and contractually permitted to undertake and would otherwise be reasonable for 10X III to pursue, and to the extent the director or officer is permitted to refer that opportunity to 10X III without violating another legal obligation. 10X III believes there were no such corporate opportunities that were not presented as a result of these provisions in its Existing Governing Documents, but 10X III cannot assure you that this provision did not impact its search for a business combination target.

Activities taken by existing 10X III shareholders to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on 10X III’s securities.

At any time prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding 10X III, the Sponsor, 10X III’s directors, officers, advisors or any of their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Class A ordinary shares of 10X III or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on 10X III’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the extraordinary general meeting.

Because AGT is not conducting an underwritten public offering of its securities, no underwriter has conducted due diligence of AGT’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the issuer and vet the issuer’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because AGT intends to become publicly traded through a business combination with 10X III rather than through an underwritten public offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on AGT or 10X III in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter. Investors in 10X III and Addimmune must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of AGT’s business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of Addimmune’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of Addimmune’s securities or helping to stabilize, maintain or affect the public price of Addimmune’s securities following the Closing. Moreover, Addimmune will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Addimmune securities that will be outstanding immediately following the Closing. In addition, since Addimmune will become public through a merger, securities analysts of major brokerage firms may not provide coverage of AGT since there is no incentive to brokerage firms to recommend the purchase of its shares of common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on Addimmune’s behalf. All of these differences from an underwritten public offering of Addimmune’s securities could result in a more volatile price for Addimmune’s securities.

In addition, the Sponsor, certain members of the 10X III Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of Addimmune’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of Addimmune’s securities. Such interests may have influenced the 10X III Board in making its recommendation that 10X III shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See also “— Since 10X III’s Initial Shareholders, directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with AGT is appropriate as 10X III’s initial business combination. Such interests include that 10X III’s Initial Shareholders, directors and executive officers, will lose their entire investment in 10X III if the initial business combination is not completed.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Addimmune became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The SEC has recently issued proposed rules relating to certain activities of SPACs. Certain of the procedures that 10X III, a potential business combination target, or others may determine to undertake in connection with such proposals may increase 10X III’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which 10X III could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate 10X III at an earlier time than we might otherwise choose.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in business combination transactions between SPACs such as 10X III and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that 10X III, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which 10X III could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause 10X III to liquidate the funds in the Trust Account or liquidate 10X III at an earlier time than 10X III might otherwise choose.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate.

As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs, including companies like 10X III, could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement for its initial public offering.

Because the SPAC Rule Proposals have not yet been adopted, there is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours that does not complete its business combination within 24 months after the effective date of the registration statement for its initial public offering.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities.

•        In addition, we would be subject to burdensome compliance requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate.

If 10X III is deemed to be an investment company for purposes of the Investment Company Act, it may be forced to abandon its efforts to consummate an initial business combination and instead be required to liquidate 10X III. To avoid that result, on or shortly prior to the 24-month anniversary of the effective date of the IPO Registration Statement, 10X III will instruct Continental to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in an interest-bearing demand deposit account. Interest on such demand deposit accounts is variable, and 10X III cannot assure you that such rate will not decrease or increase significantly. As a result, following such liquidation, 10X III may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of 10X III.

The SPAC Rule Proposals relate, among other things, to circumstances in which SPACs, such as 10X III, could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a SPAC to file a report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement relating to the SPAC’s initial public offering. Such SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement relating to its initial public offering.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC that has not entered into a definitive agreement within 18 months after the effective date of the registration statement relating to its initial public offering or that does not consummate its initial business combination within 24 months after such date. While 10X III entered into the Merger Agreement within 18 months after the effective date of the IPO Registration Statement, 10X III cannot assure you that it will be able to consummate its initial business combination within 24 months of such date. As a result, it is possible that a claim could be made that 10X III has been operating as an unregistered investment company if 10X III has not consummated the Business Combination within 24 months after the effective date of the IPO Registration Statement. If 10X III were deemed to be an investment company for purposes of the Investment Company Act, it might be forced to abandon its efforts to consummate an initial business combination and instead be required to liquidate. If 10X III is required to liquidate, its investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of 10X III’s shares and warrants following such a transaction, and 10X III’s warrants would expire worthless.

The funds in the Trust Account have, since the initial public offering, been held only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. However, to mitigate the risk of 10X III being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), 10X III will, on or shortly prior to the 24-month anniversary of the effective date of the IPO Registration Statement, instruct its transfer agent, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of an initial business combination or liquidation. Interest on such demand deposit accounts is variable, and 10X III cannot assure you that such rate will not decrease or increase significantly. As a result, following such liquidation, 10X III may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of 10X III.

In addition, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, 10X III may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, there is a greater risk that 10X III may be considered an unregistered investment company, in which case 10X III may be required to liquidate. Accordingly, 10X III may determine, in its discretion, to liquidate the securities held in the Trust Account at any time, even prior to the 24-month anniversary, and instead hold all funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of an initial business combination or liquidation. Interest on such demand deposit accounts is variable, and 10X III cannot assure you that such rate will not decrease or increase significantly. As a result, following such liquidation, 10X III may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of 10X III.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect 10X III’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

10X III is subject to laws and regulations enacted by national, regional and local governments. In particular, 10X III will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on 10X III’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on 10X III’s business, including its ability to negotiate and complete its initial business combination, and results of operations.

On March 30, 2022, the SEC issued the SPAC Rule Proposals, which, if implemented, may materially adversely affect our business, financial condition and results of operations. See “— The SEC has recently issued proposed rules relating to certain activities of SPACs. Certain of the procedures that 10X III, a potential business combination target, or others may determine to undertake in connection with such proposals may increase 10X III’s costs and the time needed to complete its initial business combination and may constrain the circumstances under which 10X III could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate 10X III at an earlier time than we might otherwise choose” and “— If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we would expect to abandon our efforts to complete an initial business combination and instead to liquidate.”

To mitigate the risk that 10X III might be deemed to be an investment company for purposes of the Investment Company Act, 10X III may, at any time, instruct the trustee to liquidate the securities held in the Trust Account and instead instruct the trustee to hold the funds in the Trust Account in cash until the earlier of the consummation of 10X III’s initial business combination or its liquidation. As a result, following the liquidation of securities in the Trust Account, 10X III would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of 10X III.

The funds in the Trust Account have, since 10X III’s initial public offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of 10X III being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, 10X III may, at any time, and it expects that it will, on or prior to the 24-month anniversary of the effective date of the registration statement on Form S-1 that 10X III filed in connection with its initial public offering (the “IPO Registration Statement”), instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of the consummation of 10X III’s initial business combination or liquidation of 10X III. Following such liquidation, 10X III would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to 10X III to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of 10X III.

In addition, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, 10X III may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk that 10X III may be considered an unregistered investment company, in which case 10X III may be required to liquidate. Accordingly, 10X III may determine, in its discretion, to liquidate the securities held in the Trust Account at any time, even prior to the 24-month anniversary, and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the public shareholders would receive upon any redemption or liquidation of 10X III.

Subsequent to the consummation of the Business Combination, Addimmune may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the share price of its securities, which could cause you to lose some or all of your investment.

10X III cannot assure you that the due diligence conducted in relation to AGT has identified all material issues or risks associated with AGT, its business or the industry in which it competes. As a result of these factors, 10X III may incur additional costs and expenses and Addimmune may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if 10X III’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on Addimmune’s financial condition and results of operations and could contribute to negative market perceptions about its securities of Addimmune. Accordingly, any shareholders of 10X III who choose to remain Addimmune stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by 10X III’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

10X III may be targeted by securities actions and derivative suits that could result in substantial costs and may delay or prevent the consummation of the Business Combination.

Securities actions and derivative suits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against them could result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on 10X III’s liquidity and financial condition, or could result in equitable relief, such as an injunction prohibiting completion of the Business Combination. Any such judgment may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect 10X III’s and Addimmune’s respective business, financial condition, and results of operation.

10X III’s independent registered public accounting firm’s report for 10X III contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

10X III has incurred and expects to continue to incur costs in pursuit of its financing and acquisition plans. 10X III cannot assure you that its plans to raise capital or to complete an initial business combination will be successful. These factors, among others, raise substantial doubt about 10X III’s ability to continue as a going concern if 10X III fails to complete its initial business combination within the next 12 months. The financial statements of 10X III contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to continue as a going concern.

Addimmune will incur increased costs as a result of being a public company.

As a privately held company, AGT has not been required to comply with certain corporate governance and financial reporting practices required of a publicly traded company. As a publicly traded company, Addimmune will incur significant legal, accounting, and other expenses that AGT was not required to incur in the past, particularly after it is no longer an “emerging growth company.” In addition, new and changing laws, regulations, and standards relating to corporate governance and public disclosure, including changing regulations of the SEC and the National Exchanges, have created uncertainty for public companies and have increased the costs and the time that the Addimmune Board and management must devote to compliance. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert Addimmune management’s attention from implementing its growth strategy, which could negatively affect Addimmune’s business, results of operations, and financial condition.

10X III’s shareholders who do not redeem their public shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of Addimmune Common Stock in connection with the Business Combination, the percentage ownership of public shareholders who do not redeem their public shares will be diluted. The percentage of Addimmune Common Stock that will be owned by public shareholders as a group will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of public shareholders under different redemption levels, based on the number of issued and outstanding 10X III ordinary shares and AGT common stock on            , 2023, after giving effect to the Extension Redemptions, and based on the Addimmune Common Stock expected to be issued in the Business Combination, public shareholders, as a group, will own:

•        if there are no redemptions of public shares,            % of Addimmune Common Stock expected to be outstanding immediately after the Business Combination; or

•        if there are maximum redemptions of 100% of the outstanding public shares, 0.0% of Addimmune Common Stock expected to be outstanding immediately after the Business Combination.

Because of this, public shareholders, as a group, will have less influence on the board of directors, management and policies of Addimmune than they now have on the board of directors, management and policies of 10X III.

The ownership percentage with respect to Addimmune following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to public shareholders who do not redeem their public shares:

•        the issuance of up to 14,999,990 shares upon exercise of the public warrants at a price of $11.50 per share;

•        the issuance of up to 576,500 shares upon exercise of the private placement warrants held by the Sponsor following the Business Combination at a price of $11.50 per share;

•        the issuance of up to            shares under the 2024 Plan; and

•        if the Sponsor, or 10X III’s officers, directors or their affiliates make any working capital loans prior to the closing of the Business Combination, they may convert up to $1,500,000 of those loans into private placement-equivalent units at a price of $10.00 per unit.

If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding shares of 10X III ordinary shares and AGT common stock on            , 2023, after giving effect to the Extension Redemptions, and based on the Addimmune Common Stock expected to be issued in the Business Combination, non-redeeming public shareholders, assuming no redemptions of public shares, as a group, would own            % of Addimmune Common Stock outstanding assuming all such shares were issued immediately after the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Addimmune’s actual financial position or results of operations would have been.

10X III and AGT currently operate as separate companies and have had no prior history as a combined entity, and 10X III’s and AGT’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Addimmune. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from 10X III’s and AGT’s historical financial statements and certain adjustments and assumptions have been made regarding AGT after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of Addimmune.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Addimmune’s financial condition or results of operations following the Closing. Any potential decline in Addimmune’s financial condition or results of operations may cause significant variations in Addimmune’s stock price.

The ability of 10X III’s public shareholders to exercise redemption rights with respect to a large number of its public shares may not allow it to complete the Business Combination or optimize the capital structure of Addimmune and may increase the probability that the Business Combination would be unsuccessful and that you will have to wait for liquidation in order to redeem your shares.

At the time of entering into the Merger Agreement, 10X III did not know how many shareholders may exercise their redemption rights, and therefore, 10X III needed to structure the transaction based on its expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the applicable waiting period under the HSR Act relating to the Merger Agreement having expired or been terminated; (ii) the approval by the 10X III shareholders of the Condition Precedent Proposals being obtained; (iii) the completion of the offer to redeem the Class A ordinary shares of

10X III; (iv) the Addimmune Common Stock to be issued in connection with the Business Combination having been approved for listing on a National Exchange; and (v) 10X III having Available Closing Cash of at least $25.0 million. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate, and the Business Combination may not be consummated. In connection with the Initial Extension Meeting and subsequent redemption, a total of 186 shareholders elected to redeem an aggregate of 25,943,810 public shares. In connection with the Second Extension Meeting and subsequent redemption, certain shareholders of 10X III elected to redeem an aggregate of 2,014,907 Class A ordinary shares. As of October 19, 2023, following the Extension Redemptions, 10X III had approximately $22.0 million left in its Trust Account. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until 10X III liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time its shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with its redemption until 10X III liquidates or you are able to sell your shares in the open market. For further details, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”

10X III’s Initial Shareholders, as well as AGT, 10X III’s directors, executive officers, advisors and their respective affiliates may elect to purchase public shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of its Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding 10X III or its securities, its Initial Shareholders, AGT and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of its shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that 10X III’s Initial Shareholders, AGT and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. It is intended that Rule 10b-18 would govern any such purchases by our Initial Shareholders, officers, directors or their affiliates, to the extent Rule 10b-18 applies. Rule 10b-18 provides a safe harbor from liability for market manipulation for purchases made under conditions set out in the Rule, including with respect to timing, pricing and volume of purchases.

Entering into any such arrangements may have a depressive effect on the per share price of the public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares such investor owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the people described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of 10X III’s public shares and the number of beneficial holders of its securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of its securities on a national securities exchange.

If our Initial Shareholders, officers, directors or their affiliates elect to purchase public shares from public shareholders, such purchases may affect the market price of 10X III’s securities

Any purchases of public shares by our Initial Shareholders, officers, directors or their affiliates in public or privately negotiated transactions as described above may increase the market price of our securities. Further, although none of our Initial Shareholders, officers, directors or their affiliates currently anticipate paying a

premium to the market price for such shares, in the event they do pay a premium, such amount will not be more than $            (the redemption price available to 10X III shareholders based on funds in the Trust Account of approximately $            million as of            ) and such payment may not be in the best interest of those holders who have not sold their shares in such transaction or who have not received such premium. There is no other limit on the number of shares that our Initial Shareholders, officers, directors or their affiliates could acquire or the price such parties may pay. Any such securities purchased by our Initial Shareholders, officers, directors or their affiliates would not be voted in favor of approving the Business Combination and they will waive redemption rights with respect to such securities.

If the market does not view the Business Combination positively, purchases of public shares may have the effect of counteracting the market’s view, which otherwise would have been reflected in a decline in the market price of 10X III’s securities. In addition, once such purchases end, the termination of the price support they provide may materially adversely affect the market price of 10X III’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by us or the persons described above have been entered into with any public shareholder. If we become aware of any private arrangements entered into or significant private purchases made by any of the persons described above that would affect the vote on the Business Combination or other proposals, we will file a Current Report on Form 8-K to disclose (i) the amount of such securities purchased; (ii) the purpose of the purchases; (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved; (iv) the identities of security holders who sold the securities (if not purchased on the open market) or the nature of security holders who sold to our Initial Shareholders, officers, directors or their affiliates; and (v) the number of securities for which 10X III has received redemption requests pursuant to the vote to approve the Business Combination.

If third parties bring claims against 10X III, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.15 per share (which was the offering price in its initial public offering).

10X III’s placing of funds in the Trust Account may not protect those funds from third-party claims against 10X III. Although 10X III has and will continue to seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which 10X III does business execute agreements with 10X III waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against its assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, its management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to 10X III than any alternative.

Examples of possible instances where 10X III may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with 10X III and will not seek recourse against the Trust Account for any reason. Upon redemption of 10X III’s public shares, if 10X III is unable to complete its business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its business combination, 10X III will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.15 per share initially held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to 10X III if and to the extent any claims by a vendor for services rendered or products sold to 10X III, or a prospective target business with which 10X III has discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under its indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. 10X III has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and 10X III has not asked Sponsor to reserve for such indemnification obligations. Therefore, 10X III cannot assure you that the Sponsor would be able to satisfy those obligations. None of 10X III’s officers will indemnify 10X III for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if 10X III is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against 10X III which is not dismissed, or if 10X III otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, 10X III may not be able to return to its public shareholders $10.15 per share (which was the offering price in its initial public offering).

10X III’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per public share due to reductions in the value of the trust assets, in each case less taxes payable, and 10X III’s Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, its independent directors would determine whether to take legal action against its Sponsor to enforce its indemnification obligations. While 10X III currently expects that its independent directors would take legal action on its behalf against its Sponsor to enforce its indemnification obligations to 10X III, it is possible that its independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If 10X III’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to its public shareholders may be reduced below $10.15 per share.

10X III may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

10X III has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, its officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of public shares).

Accordingly, any indemnification provided will be able to be satisfied by 10X III only if (i) 10X III has sufficient funds outside of the Trust Account or (ii) 10X III consummates the Business Combination. 10X III’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against its officers and directors, even though such an action, if successful, might otherwise benefit 10X III and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent 10X III pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

In the event 10X III distributes the proceeds in the Trust Account to its public shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against 10X III that is not dismissed, a bankruptcy court may seek to recover such proceeds, and 10X III and the 10X III Board may be exposed to claims of punitive damages.

If, after 10X III distributes the proceeds in the Trust Account to its public shareholders, 10X III files a bankruptcy petition or an involuntary bankruptcy petition is filed against 10X III that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by its shareholders. In addition, the 10X III Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing it and 10X III to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. 10X III cannot assure you that claims will not be brought against 10X III for these reasons.

If, before distributing the proceeds in the Trust Account to 10X III’s public shareholders, 10X III files a bankruptcy petition or an involuntary bankruptcy petition is filed against 10X III that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of its shareholders and the per share amount that would otherwise be received by its shareholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to 10X III’s public shareholders, 10X III files a bankruptcy petition or an involuntary bankruptcy petition is filed against 10X III that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in 10X III’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by 10X III’s shareholders in connection with its liquidation may be reduced.

10X III’s shareholders may be held liable for claims by third parties against 10X III to the extent of distributions received by them upon redemption of their shares.

If 10X III is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, 10X III was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by its shareholders. Furthermore, 10X III’s directors may be viewed as having breached their fiduciary duties to 10X III or its creditors and/or may have acted in bad faith, and thereby exposing themselves and its company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against 10X III for these reasons. 10X III and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while 10X III was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of KYD$15,000 which equates to US$18,292.68 and to imprisonment for five years in the Cayman Islands.

10X III currently is and Addimmune will be an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if Addimmune takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make its securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

10X III currently is and Addimmune will be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and Addimmune may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Addimmune’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, Addimmune’s shareholders may not have access to certain information they may deem important. Addimmune could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if the market value of the Addimmune Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case Addimmune would no longer be an emerging growth company as of the following December 31. Addimmune cannot predict whether investors will find its securities less attractive because Addimmune will rely on these exemptions. If some investors find Addimmune’s securities less attractive as a result of its reliance on these exemptions, the trading prices of its securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Addimmune has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Addimmune, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, 10X III is and Addimmune will initially be a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Addimmune will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the Addimmune Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of the Addimmune Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent Addimmune takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for 10X III to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that 10X III is a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on 10X III as compared to other public companies. AGT is not a public reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Addimmune management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Addimmune after the Business Combination. If 10X III is not able to implement the requirements of Section 404, including any additional requirements once 10X III is no longer an emerging growth company, in a timely manner or with adequate compliance, 10X III may not be able to assess whether its internal controls over financial reporting are effective, which may subject 10X III to adverse regulatory consequences and could harm investor confidence and the market price of Addimmune Common Stock. Additionally, once 10X III is no longer an emerging growth company, 10X III will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.

A significant portion of 10X III’s total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Addimmune Common Stock to drop significantly, even if Addimmune’s business is doing well.

Upon completion of the Business Combination, sales of a substantial number of shares of Addimmune Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Addimmune Common Stock.

It is anticipated that, upon completion of the Business Combination, (i) the AGT Holders will own, collectively, approximately 77.7%, 78.9%, and 80.4% of the outstanding Addimmune Common Stock and (ii) 10X III’s Initial Shareholders will own approximately 18.4%, 18.8%, and 19.1% of the outstanding Addimmune Common Stock, in each case, on a fully-diluted basis assuming that none, 50% and the maximum number of 10X III’s outstanding public shares are redeemed in connection. These percentages assume that (i) 29,556,650 Earnout Shares of Addimmune Common Stock are issued to the AGT Holders immediately prior to the Effective Time and

(ii) none of the 10X III warrants to purchase Addimmune Common Stock that will be outstanding immediately following Closing have been exercised. If the actual facts are different than these assumptions, the ownership percentages in Addimmune will be different.

Although the Sponsor and certain of AGT’s stockholders will be subject to certain restrictions regarding the transfer of Addimmune Common Stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Acquiror Support Agreement and the Addimmune Lock-Up Agreements, respectively. Addimmune intends to file one or more registration statements shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of Addimmune Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Addimmune’s directors, executive officers and principal stockholders will continue to have substantial control over Addimmune’s company after the consummation of the Business Combination, which could limit Addimmune’s ability to influence the outcome of key transactions, including a change of control.

Upon the consummation of the Business Combination, Addimmune’s executive officers, directors and principal stockholders and their affiliates will own            shares of Addimmune’s Common Stock, or approximately            % of the outstanding shares of Addimmune Common Stock, after giving effect to the Business Combination. As a result, these stockholders will be able to exercise a level of control over all matters requiring stockholder approval, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to Addimmune’s interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of Addimmune, could deprive Addimmune’s stockholders of an opportunity to receive a premium for their common stock as part of a sale of Addimmune and might ultimately affect the market price of Addimmune Common Stock.

If the Cantor Purchase Agreement is not executed or the Facility is not consummated, there could be a potential material adverse effect on Addimmune.

If the Facility is not completed, the market price of shares of Addimmune Common Stock may decline to the extent that the market price reflects a market assumption that the Business Combination and the Facility will be completed. If the Facility is not completed and the board of directors of Addimmune decides to seek a committed equity facility from another investor, there can be no assurance that it will be able to find an investor that would be willing to provide a committed equity facility in an aggregate amount of $50 million with terms no less favorable to Addimmune than those agreed to in the Cantor LOI. Failure by Addimmune to have access to financing on the terms and conditions of the Facility may be materially adverse to Addimmune.

Warrants will become exercisable for Addimmune Common Stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 14,999,990 shares of Addimmune Common Stock will become exercisable in accordance with the terms of the 10X III warrant agreement. These warrants will become exercisable 30 days after Closing. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Addimmune Common Stock will be issued, which will result in dilution to the holders of Addimmune Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market prices of Addimmune Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The public warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and 10X III. The 10X III warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, 10X III may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement units or any provision of the 10X III warrant agreement with respect to the private placement units, 50% of the number of the then outstanding private placement units. Although 10X III’s ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of Addimmune Common Stock purchasable upon exercise of a warrant.

Addimmune may redeem a warrant holder’s unexpired warrants prior to their exercise at a time that may be disadvantageous to such warrant holder, thereby making its warrants worthless.

Addimmune will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Addimmune public shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like for certain issuances of public shares and equity-linked securities for capital raising purposes in connection with the closing of its initial business combination) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Addimmune sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by Addimmune, Addimmune may exercise its redemption right even if Addimmune is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder to: (i) exercise its warrants and pay the exercise price at a time when it may be disadvantageous for such warrant holder to do so; (ii) sell its warrants at the then-current market price when a warrant holder might otherwise wish to hold its warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of a warrant holder’s warrants. None of the private placement units will be redeemable by 10X III so long as they are held by their initial purchasers or their permitted transferees.

The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by 10X III, subject to certain circumstances, so long as they are held by their initial purchasers or their permitted transferees.

A warrant holder may only be able to exercise its public warrants on a “cashless basis” under certain circumstances, and if a warrant holder does so, such warrant holder will receive fewer Addimmune Common Stock from such exercise than if a warrant holder were to exercise such warrants for cash.

The 10X III warrant agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the Addimmune Common Stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the 10X III warrant agreement; (ii) if Addimmune has so elected and the Addimmune Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if Addimmune has so elected and it calls the public warrants for redemption. If you exercise your public warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of shares of Addimmune Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Addimmune Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of the Addimmune Common Stock (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Addimmune Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the warrants. As a result, you would receive fewer shares of Addimmune Common Stock from such exercise than if you were to exercise such warrants for cash.

Even if we consummate the Business Combination, there can be no assurance that our public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding public warrants is $11.50 per share. There can be no assurance that such warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

10X III’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with 10X III.

10X III warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against 10X III arising out of or relating in any way to the 10X III warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that 10X III irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. 10X III will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the 10X III warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of its warrants shall be deemed to have notice of and to have consented to the forum provisions in its 10X III warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the 10X III warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of 10X III’s warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with 10X III’s, which may discourage such lawsuits. Alternatively, if a court were to find this provision of 10X III’s warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, 10X III may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of its management and board of directors.

A National Exchange may not list Addimmune’s securities on its exchange, which could limit investors’ ability to make transactions in Addimmune’s securities and subject Addimmune to additional trading restrictions.

An active trading market for Addimmune’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of 10X III’s securities on a National Exchange, 10X III will be required to demonstrate compliance with the applicable exchange’s initial listing requirements. 10X III will apply to have Addimmune’s securities listed on a National Exchange upon consummation of the Business Combination. 10X III cannot assure you that 10X III will be able to meet all listing requirements. Even if Addimmune’s securities are listed on a National Exchange, Addimmune may be unable to maintain the listing of its securities in the future.

If Addimmune fails to meet the listing requirements and a National Exchange does not list its securities on its exchange, AGT would not be required to consummate the Business Combination. In the event that AGT elects to waive this condition, and the Business Combination is consummated without Addimmune’s securities being listed on a National Exchange, Addimmune could face significant material adverse consequences, including:

•        a limited availability of market quotations for Addimmune’s securities;

•        reduced liquidity for Addimmune’s securities;

•        a determination that Addimmune Common Stock is a “penny stock” which will require brokers trading in Addimmune Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Addimmune’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Addimmune’s securities were not listed on a National Exchange, such securities would not qualify as covered securities and Addimmune would be subject to regulation in each state in which Addimmune offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

An active, liquid trading market for Addimmune’s securities may not develop, which may limit your ability to sell such securities.

Although 10X III intends to apply to list the Addimmune Common Stock and Addimmune warrants on a National Exchange under the ticker symbols “            ” and “            ,” respectively, an active trading market for such securities may never develop or be sustained following the consummation of the Business Combination. The initial valuation of $10.15 per share may not be indicative of the market price of Addimmune Common Stock that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of Addimmune Common Stock and Addimmune warrants. The market price of Addimmune Common Stock may decline below $10.15 per share, and you may not be able to sell your Addimmune Common Stock at or above $10.15 per share, or at all. An inactive market may also impair Addimmune’s ability to raise capital to continue to fund operations.

Reports published by analysts, including projections in those reports that differ from Addimmune’s actual results, could adversely affect the price and trading volume of its common shares.

Securities research analysts may establish and publish their own periodic projections for Addimmune following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results Addimmune actually achieves. Addimmune’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on Addimmune downgrades its stock or publishes inaccurate or unfavorable research about its business, Addimmune’s share price could decline. If one or more of these analysts ceases coverage of Addimmune or fails to publish reports on Addimmune regularly, Addimmune’s share price or trading volume could decline. While 10X III expects research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of Addimmune, the market price and volume for Addimmune Common Stock could be adversely affected.

In addition, following the Business Combination, fluctuations in the price of Addimmune’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of AGT. Accordingly, the valuation ascribed to AGT in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of the Addimmune securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Addimmune’s control. Any of the factors listed below could have a material adverse effect on Addimmune’s securities and the Addimmune securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Addimmune securities may not recover and may experience a further decline.

Factors affecting the trading price of Addimmune’s securities may include:

•        actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about Addimmune’s operating results;

•        success of Addimmune’s competitors;

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Addimmune or the industry in which Addimmune operates in general;

•        operating and stock price performance of other companies that investors deem comparable to Addimmune;

•        changes in laws and regulations affecting Addimmune’s business;

•        commencement of, or involvement in, litigation involving Addimmune;

•        changes in Addimmune’s capital structure, such as future issuances of securities or the incurrence of debt;

•        the volume of shares of Addimmune Common Stock available for public sale;

•        any major change in the Addimmune Board or management;

•        sales of substantial amounts of Addimmune Common Stock by its directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of Addimmune’s securities irrespective of its operating performance. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Addimmune could depress its stock price regardless of Addimmune’s business, prospects, financial conditions or results of operations. A decline in the market price of Addimmune’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

Addimmune does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, Addimmune currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of Addimmune’s Board and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant. As a result, capital appreciation, if any, of Addimmune Common Stock will be your sole source of gain for the foreseeable future.

10X III is subject to, and Addimmune will be subject to, changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both 10X III’s costs and the risk of non-compliance and will increase both Addimmune’s costs and the risk of non-compliance.

10X III is and Addimmune will be subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. 10X III’s efforts to comply with new and changing laws and regulations have resulted in and Addimmune’s efforts to comply with new and changing laws and regulations likely will result in, increased general and administrative expenses and a diversion of management time and attention.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to Addimmune’s disclosure and governance practices. If Addimmune fails to address and comply with these regulations and any subsequent changes, Addimmune may be subject to penalties and its business may be harmed.

During the pendency of the Business Combination, 10X III will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

During the pendency of the Business Combination, 10X III will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement, in part because of the inability of the 10X III Board to change its recommendation in connection with the Business Combination. The Merger Agreement does not permit the 10X III Board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Proposals.

Certain covenants in the Merger Agreement impede the ability of 10X III to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, 10X III may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

10X III’s and AGT’s ability to consummate the Business Combination, and the operations of Addimmune following the Business Combination, may be materially adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has affected and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of Addimmune following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Business Combination even if AGT, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if AGT is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, AGT’s ability to consummate the Business Combination and Addimmune’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of AGT and Addimmune may also incur additional costs due to delays caused by COVID-19, which could adversely affect Addimmune’s financial condition and results of operations.

Recent increases in inflation and interest rates in the United States and elsewhere could make it more difficult for 10X III to consummate the Business Combination.

Recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for publicly traded securities, including 10X III’s, and may lead to other national, regional and international economic disruptions, any of which could make it more difficult for 10X III to consummate the Business Combination.

Military conflict in Ukraine or elsewhere may lead to increased volatility for publicly traded securities, which could make it more difficult for us to consummate an initial business combination.

Military conflict in Ukraine or elsewhere may lead to increased volatility for publicly traded securities, including ours, and to other national, regional and international economic disruptions and economic uncertainty, any of which could make it more difficult for us to identify a business combination target and consummate an initial business combination on acceptable commercial terms or at all.

Addimmune’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause Addimmune to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Addimmune Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Addimmune Board’s attention and resources from Addimmune’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to Addimmune’s future, adversely affect its relationships with suppliers, service providers and customers and make it more difficult to attract and retain qualified personnel. Also, Addimmune may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.

Further, Addimmune’s stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

Addimmune may need, but may be unable to obtain, funding following the consummation of the Business Combination on satisfactory terms, which could dilute Addimmune’s stockholders and investors, or impose burdensome financial restrictions on its business.

AGT has relied upon cash from financing activities and in the future, Addimmune intends to rely on revenues generated from operations to fund all of the cash requirements of its activities. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to Addimmune, if at all. Any debt financing or other financing of securities senior to Addimmune Common Stock will likely include financial and other covenants that will restrict its flexibility. Any failure to comply with these covenants may cause an event of default and acceleration of the obligation to pay the debt, which would have a material adverse effect on Addimmune’s business, prospects, financial condition and results of operations and Addimmune could lose its existing sources of funding and impair its ability to secure new sources of funding. There can be no assurance that Addimmune will be able to generate any further investor interest in its securities or other types of funding, in which case investors would likely lose the entirety of their investment in Addimmune.

Risks Related to the Consummation of the Domestication

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “10X III,” “we,” “us” or “our” refers to 10X III prior to the Business Combination and to Addimmune and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares and public warrants, including holders exercising their redemption rights with respect to the public shares.

It is intended that the Domestication qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code (an “F Reorganization”). Neither 10X III nor AGT has sought, nor do they intend to seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the qualification of the Domestication as an F Reorganization, and the closing of the Domestication or the Merger is not conditioned on the receipt of any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) of public shares or public warrants generally would recognize gain or loss with respect to its public shares or public warrants in an amount equal to the difference, if any, between the fair market value of the corresponding shares of New 10X III Common Stock or warrants representing the right to purchase shares of New 10X III Common Stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its public shares or public warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to public shares, U.S. Holders exercising such redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in 10X III for shares of New 10X III Common Stock and therefore subject to the potential tax consequences of the Domestication and also be subject to the tax consequences of the redemption. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on Addimmune Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of less than $50,000 and who, on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of 10X III stock entitled to vote and less than 10% of the total value of all classes of 10X III stock generally will not recognize any gain or loss and will not be required to include any part of 10X III’s earnings and profits in income as a result of the Domestication. A U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of $50,000 or more and, who on the date of the Domestication, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of 10X III stock entitled to vote and less than 10% of the total value of all classes of 10X III stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for New 10X III Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by 10X III the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of 10X III stock entitled to vote or 10% or more of the total value of all classes of 10X III stock, generally will be required to include in income as a deemed dividend deemed paid by 10X III the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the public shares held directly by such U.S. Holder as a result of the Domestication. 10X III does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose, under proposed Treasury Regulations that generally treat an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging public warrants for newly issued shares of New 10X III Common Stock or warrants representing the right to purchase shares of New 10X III Common Stock in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Based upon the composition of its income and assets, and upon a review of its financial statements, 10X III likely will not be eligible for the startup exception (as defined under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations — Definition of a PFIC”) and therefore likely was a PFIC for its most recent taxable year ended on December 31, 2022 and likely will be a PFIC for the taxable year which ends as a result of the Domestication. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of public shares to recognize gain under the PFIC rules on the exchange of public shares for New 10X III Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges public warrants for shares of New 10X III Common Stock or warrants representing the right to purchase shares of New 10X III Common Stock; currently, however, the elections mentioned above do not apply to public warrants (for discussion regarding the unclear application of the PFIC rules to warrants, see “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of 10X III. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

All holders should consult their tax advisors for the tax consequences of the Domestication to their particular situations. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders” And “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Tax Effects of the Domestication to Non-U.S. Holders.”

Addimmune could be subject to changes in tax rates or the adoption of new tax legislation or could otherwise have exposure to additional tax liabilities, which could harm its business.

Changes to tax laws or regulations in the jurisdictions in which Addimmune will operate, or in the interpretation of such laws or regulations, could significantly increase its effective tax rate and reduce its cash flow from operating activities, and otherwise have a material adverse effect on its financial condition. For example, the IRA signed into law in the United States on August 16, 2022 introduced a 15% corporate minimum tax on certain corporations and a 1% excise tax on certain stock repurchases by certain corporations, among other changes. Please see “— A new 1% U.S. federal excise tax may be imposed on Addimmune in connection with the redemption of Addimmune Common Stock in connection with the Business Combination” for a more detailed discussion of the impact of the IRA. There can be no assurance regarding whether other such changes will occur and, if so, the ultimate impact on Addimmune’s business or results of its operation.

In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of Addimmune’s deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, changes in transfer pricing methodologies, other changes in the apportionment of Addimmune’s income and other activities among tax jurisdictions, and changes in tax rates, could also increase its effective tax rate.

Addimmune’s tax filings will be subject to review or audit by the U.S. Internal Revenue Service (the “IRS”) and state, local and foreign taxing authorities. Addimmune may also be liable for taxes in connection with businesses it acquires. Addimmune’s determinations will not be binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in Addimmune’s tax provisions, accruals and returns. An assessment of additional taxes because of an audit could harm Addimmune’s business.

Upon consummation of the Business Combination, the rights of holders of Addimmune Common Stock arising under the DGCL as well as the Proposed Governing Documents will differ from and may be less favorable to the rights of holders of public shares arising under the Cayman Islands Companies Act as well as the Existing Governing Documents.

Upon consummation of the Business Combination, the rights of holders of Addimmune Common Stock will arise under the Proposed Governing Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Existing Governing Documents and the Cayman Islands Companies Act and, therefore, some rights of holders of Addimmune Common Stock could differ from the rights that holders of public shares currently possess. For instance, while class actions are generally not available to shareholders under the Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Addimmune will become involved in costly litigation, which could have a material adverse effect on Addimmune.

In addition, there are differences between the Proposed Governing Documents of Addimmune and the Existing Governing Documents of 10X III. For a more detailed description of the rights of holders of Addimmune Common Stock and how they may differ from the rights of holders of public shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Charter and the Proposed Bylaws of Addimmune are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus, and 10X III urges you to read them.

Delaware law and Addimmune’s Proposed Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Governing Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Addimmune Board and therefore depress the trading price of Addimmune Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Addimmune Board or taking other corporate actions, including effecting changes in 10X III’s management. Among other things, the Proposed Governing Documents include provisions regarding:

•        providing for a classified board of directors with staggered, three-year terms;

•        the ability of the Addimmune Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the Proposed Charter will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the limitation of the liability of, and the indemnification of, Addimmune’s directors and officers;

•        removal of the ability of Addimmune stockholders to act by written consent in lieu of a meeting;

•        the requirement that a special meeting of stockholders may be called only by or at the direction of the Addimmune Board, the chairperson of the Addimmune Board or the chief executive officer of Addimmune, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the ability of the Addimmune Board to amend the bylaws, which may allow the Addimmune Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•        advance notice procedures with which stockholders must comply to nominate candidates to the Addimmune Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Addimmune Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Addimmune.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Addimmune Board or management.

Addimmune’s Proposed Charter will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between Addimmune and its stockholders, which could limit Addimmune’s stockholders’ ability to obtain a favorable judicial forum for disputes with Addimmune or its directors, officers, stockholders, employees or agents.

The Proposed Charter, which will be in effect upon consummation of the Business Combination, provides that, unless Addimmune consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of Addimmune; (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Addimmune to Addimmune or to Addimmune’s stockholders, (iii) any action, suit or proceeding asserting a claim against Addimmune, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or the Proposed Charter or Proposed Bylaws, or (iv) any action, suit or proceeding asserting a claim against Addimmune, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless Addimmune consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Addimmune’s Proposed Charter will provide that, unless 10X III consents in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.

This choice of forum provision in the Proposed Charter may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Addimmune or any of Addimmune’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, Addimmune may incur additional costs associated with resolving such action in other jurisdictions, which could harm Addimmune’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

The Proposed Charter provides for indemnification of officers and directors of Addimmune at Addimmune’s expense, which may result in a significant cost to Addimmune and hurt the interests of its stockholders because corporate resources may be expended for the benefit of officers and/or directors.

The Proposed Charter and applicable Delaware law provide for the indemnification of Addimmune’s directors and officers, under certain circumstances, against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with Addimmune, other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. Addimmune will also bear the expenses of such litigation for any of the Addimmune directors or officers, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by Addimmune if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by Addimmune that we will be unable to recoup.

Risks Related to the Redemption

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “10X III,” “we,” “us” or “our” refers to 10X III prior to the Business Combination and to Addimmune and its subsidiaries following the Business Combination.

Public shareholders who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (i) (a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (ii) submits a written request to Continental, 10X III’s transfer agent, in which it (a) requests that 10X III redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (iii) delivers its public shares to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            , Eastern Time, on            , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is 10X III’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because 10X III does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares. The holders of public warrants have no redemption rights with respect to such securities. Based on a closing public warrant price on the NYSE American of $0.0897 as of November 9, 2023, the aggregate fair value of public warrants that can be retained by redeeming shareholders is approximately $1,345,499.10.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 10X III’s transfer agent, 10X III will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the remaining funds in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of 10X III — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of 10X III’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite 10X III’s compliance with the proxy rules, a public shareholder fails to receive 10X III’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of 10X III — Redemption Rights” for additional information on how to exercise your redemption rights.

10X III does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for 10X III to complete the Business Combination even though a substantial majority of 10X III’s public shareholders have redeemed their shares.

The Existing Governing Documents do not provide a specified maximum redemption threshold.

As a result, 10X III may be able to complete the Business Combination even though a substantial portion of public shareholders have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, 10X III will require each public shareholder seeking to exercise redemption rights to certify to 10X III whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to 10X III at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which 10X III makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over 10X III’s ability to consummate the Business Combination and you could suffer a material loss on your investment in 10X III if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if 10X III consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. 10X III cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge 10X III’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, 10X III’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

10X III can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in 10X III’s share price, and may result in a lower value realized now than a shareholder of 10X III might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

The securities in which 10X III invests the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public shareholders may be less than $10.15 per share.

The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that 10X III is unable to complete an initial business combination or make certain amendments to its Existing Governing Documents, its public shareholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of income taxes paid or payable (less, in the case 10X III is unable to complete the Business Combination, $100,000 of interest to pay dissolution expenses). Negative interest rates could reduce the value of the assets held in the Trust Account such that the per-share redemption amount received by public shareholders may be less than $10.15 per share.

U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. In addition, because the Domestication will occur prior to the redemption, if you exercise your redemption rights, you will be subject to the potential tax consequences of the Domestication as well.

The U.S. federal income tax consequences of exercising your redemption rights with respect to your public shares to receive cash from the Trust Account in exchange for the applicable shares deemed received upon the Domestication depend on your particular facts and circumstances. Additionally, because the Domestication will occur prior to the redemption of any shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares for shares of New 10X III Common Stock and therefore subject to the potential tax consequences of Section 367 of the Code as well as the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.”

A new 1% U.S. federal excise tax may be imposed on Addimmune in connection with the redemption of Addimmune Common Stock in connection with the Business Combination.

In August 2022, the IRA was signed into law in the United States, which, among other changes, introduced a 1% excise tax (the “Excise Tax”) on certain stock repurchases by certain publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded non-U.S. corporations occurring after December 31, 2022. The amount of the Excise Tax generally will be 1% of the fair market value of any stock repurchased during a taxable year. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of Treasury has released preliminary guidance on the implementation of the Excise Tax, but how the Excise Tax may apply with respect to the redemption of Addimmune Common Stock is still subject to some uncertainty.

Any redemption or other repurchase that occurs in connection with the Business Combination may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax would depend on a number of factors, including (i) the fair market value of the Addimmune Common Stock redeemed in connection with the Business Combination and the extent such redemption may be treated as a dividend rather than a repurchase, (ii) the fair market value of Addimmune Common Stock issued to the existing shareholders of AGT in connection with the Business Combination (as well as other Addimmune Common Stock during the same taxable year), and (iii) the content of future regulations and other guidance from the U.S. Department of the Treasury. In addition, the Excise Tax would be payable by us, and not by the redeeming holder, but the mechanics of any required payment of the Excise Tax have not been determined. All holders of public shares should consult their tax advisors about the potential tax consequences of the Excise Tax to their particular situations.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the 10X III Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The 10X III Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the 10X III Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “10X III,” “we,” “us” or “our” refers to 10X III prior to the Business Combination and to Addimmune and its subsidiaries following the Business Combination.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), the date by which we are required to complete a business combination or be forced to liquidate.

We cannot assure you that we will be able to complete the Business Combination or any other business combination prior to July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), the date by which we are required to complete a business combination or be forced to liquidate following the approval by 10X III’s shareholders to amend its Second Amended and Restated Memorandum and Articles of Association to extend the date by which 10X III is required to complete its initial business combination. 10X III’s ability to consummate any business combination is dependent on a variety of factors, many of which are beyond its control. Although 10X III is required to offer shareholders redemption rights in connection with any shareholder vote to approve a business combination, or if 10X III seeks to further extend the date by which it is required to complete its initial business combination at an extraordinary general meeting of shareholders to vote upon an amendment to its Second Amended and Restated Memorandum and Articles of Association for such further extension (a “Further Extension”), there may be no extraordinary general meeting of shareholders to vote upon 10X III’s initial business combination or a Further Extension before July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents). Even if 10X III’s initial business combination or a Further Extension is approved by its shareholders, it is possible that redemptions will leave 10X III with insufficient cash to consummate its initial business combination on commercially acceptable terms, or at all. The fact that 10X III will have separate redemption periods in connection with a shareholder vote upon a Further Extension and a vote upon 10X III’s initial business combination could exacerbate these risks. Other than in connection with a redemption offer or liquidation, 10X III’s shareholders may be unable to recover their investment, except through sales of its securities on the open market. The price of 10X III’s securities may be volatile, and there can be no assurance that shareholders will be able to dispose of 10X III’s securities at favorable prices, or at all.

If 10X III is not able to complete the Business Combination with AGT nor able to complete another business combination by July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), in each case, as such date may be extended pursuant to its Existing Governing Documents, 10X III would cease all operations except for the purpose of winding up and 10X III would redeem its public shares and liquidate the Trust Account, in which case 10X III’s public shareholders may only receive approximately $10.15 per share and 10X III’s warrants will expire worthless.

If 10X III is not able to complete the Business Combination with AGT nor able to complete another business combination by July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), in each case, as such date may be extended pursuant to its Existing Governing Documents 10X III will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and in all cases subject to other requirements of applicable law. In such case, 10X III’s public shareholders may only receive approximately $10.15 per share and its warrants will expire worthless.

You will not have any rights or interest in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

10X III’s public shareholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of an initial business combination (including the closing of the Business Combination), and then only in connection with those public shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of its obligation to provide holders of its public shares the right to have their shares redeemed in connection with a business combination or to redeem 100% of its public shares if 10X III does not complete its initial business combination by July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents) or (B) with respect to any other provision relating to the rights of holders of its public shares; and (iii) the redemption of its public shares if 10X III has not consummated an initial business combination by July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), subject to applicable law and as further described herein. Public shareholders who redeem their public shares in connection with a shareholder vote described in clause (ii) in the preceding sentence will not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if 10X III has not consummated an initial business combination by July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), with respect to such public shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If 10X III does not consummate the Business Combination or any other business combination by July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), 10X III’s public shareholders may be forced to wait until after July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents) before redemption proceeds from the Trust Account may become available to 10X III’s public shareholders.

If 10X III is unable to consummate the Business Combination or any other business combination by July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), 10X III will distribute the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to 10X III to pay its income taxes, if any (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to public shareholders by way of redemption and cease all operations except for the purposes of winding up 10X III’s affairs, as further described in this proxy statement/prospectus. Any redemption of public shares shall be affected automatically by the function of the Existing Governing Documents prior to any voluntary winding up. If 10X III is required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to its public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. 10X III has no obligation to return funds to investors prior to the date of its redemption or liquidation unless, prior thereto, 10X III consummates its initial business combination or amends certain provisions of its Existing Governing Documents, and only then in cases where investors have sought to redeem their public shares. Only upon 10X III’s redemption or any liquidation will public shareholders be entitled to distributions if 10X III does not complete its initial business combination and does not amend its Existing Governing Documents. 10X III’s Existing Governing Documents provide that, if 10X III winds up for any other reason prior to the consummation of its initial business combination, 10X III will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to the applicable provisions of the Cayman Islands Companies Act.

If the cash held outside the Trust Account is insufficient to allow 10X III to operate through July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), and 10X III is unable to obtain additional capital, 10X III may be unable to complete its initial business combination (including the Business Combination), in which case 10X III’s public shareholders may only receive $10.15 per share, and 10X III’s warrants will expire worthless.

As of June 30, 2023, 10X III had cash of approximately $1,963,929 held outside the Trust Account, which is available for use by 10X III to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of June 30, 2023, 10X III had total current liabilities of approximately $4,152,812. The funds available to 10X III outside of the Trust Account may not be sufficient to allow 10X III to operate until July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), assuming that its initial business combination is not completed during that time.

If 10X III is required to seek additional capital, 10X III would need to borrow funds from Sponsor, members of 10X III’s management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to 10X III upon completion of its initial business combination. If 10X III is unable to obtain additional financing, 10X III may be unable to complete its initial business combination. If 10X III is unable to complete its initial business combination because 10X III does not have sufficient funds available to it, 10X III will be forced to cease operations and liquidate the Trust Account. Consequently, 10X III’s public shareholders may only receive approximately $10.15 per share on its redemption of the public shares and the public warrants will expire worthless.

Because 10X III is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

Because 10X III is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. 10X III is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon 10X III’s directors or officers, or enforce judgments obtained in the United States courts against 10X III’s directors or officers.

Until the Domestication is effected, 10X III’s corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to 10X III under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of 10X III’s shareholders and the fiduciary responsibilities of its directors under the Cayman Islands Companies Act are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against 10X III judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against 10X III predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

The public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the 10X III Board or controlling shareholders than they would as public shareholders of a United States company.

EXTRAORDINARY GENERAL MEETING OF 10X III

General

10X III is furnishing this proxy statement/prospectus to 10X III’s shareholders as part of the solicitation of proxies by the 10X III Board for use at the extraordinary general meeting of 10X III to be held on            , 2023, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to 10X III’s shareholders on or about            , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides 10X III’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at            , Eastern Time, on            , 2023 at the offices of Latham & Watkins LLP located at 1271 6th Avenue, New York, New York 10020, unless the extraordinary general meeting is adjourned. We also intend to hold the extraordinary general meeting through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting            .

Purpose of the 10X III Extraordinary General Meeting

At the extraordinary general meeting, 10X III is asking holders of ordinary shares to consider and vote upon:

•        a proposal to approve by ordinary resolution and adopt the Merger Agreement, including the Merger, and the transactions contemplated thereby;

•        a proposal to approve by special resolution the Domestication;

•        a proposal to approve by special resolution the adoption of the Proposed Charter;

•        on a non-binding advisory basis, the following nine (9) separate resolutions to approve material differences between the Proposed Charter and the Existing Governing Documents:

•        a proposal to increase the authorized share capital of New 10X III from US$55,100 divided into (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 50,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii)            shares of common stock, par value $0.0001 per share, of Addimmune and            shares of preferred stock, par value $0.0001 per share, of Addimmune;

•        a proposal to authorize the board of directors of Addimmune (the “Addimmune Board”) to issue any or all shares of Addimmune preferred stock in one or more series, with such terms and conditions as may be expressly determined by the Addimmune Board and as may be permitted by the DGCL;

•        a proposal to permit removal of a director only for cause and only by the affirmative vote of the holders of at a majority of the voting power of all of the outstanding shares of voting stock of Addimmune entitled to vote at an election of directors, voting together as a single class;

•        a proposal to provide that, subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the Addimmune Board;

•        a proposal to eliminate the ability of Addimmune stockholders to act by written consent in lieu of a meeting;

•        a proposal to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the Addimmune Board present at any regular or special meeting of the Addimmune Board at which a quorum is present or (y) by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of Addimmune;

•        a proposal to provide that the Proposed Charter may be amended, altered, repealed or adopted by the approval of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock of Addimmune for amendments for certain provisions of the Proposed Charter relating to: (i) actions taken by the stockholders of Addimmune, (ii) exculpation of personal liability of a director of Addimmune and indemnification of persons serving as directors or officers of Addimmune, (iii) forum for certain legal actions, (iv) renunciation of certain corporate opportunities, and (v) amendments to the Proposed Charter and Proposed Bylaws;

•        a proposal to provide that the Court of Chancery for the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for certain stockholder actions, provided that that the exclusive forum provision in the Proposed Charter does not apply to claims arising out of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for which the federal district courts of the United States are the exclusive forum;

•        a proposal to provide that the Proposed Charter will eliminate provisions related to 10X III’s status as a blank check company;

•        a proposal to approve by ordinary resolution shares of Addimmune Common Stock issued in connection with the Business Combination pursuant to NYSE Rule 312.03;

•        a proposal to approve and adopt by ordinary resolution the 2024 Plan; and

•        a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Stock Exchange Proposal and the Equity Incentive Plan Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the 10X III Board

The 10X III Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of 10X III and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Stock Exchange Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X III and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

10X III’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on            , 2023, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date; provided that each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were            ordinary shares issued and outstanding, of which            were issued and outstanding public shares.

Quorum

A quorum of 10X III’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than one-third of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting,            ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to 10X III but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share.

Approval of the Charter Amendment Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of each of the Advisory Charter Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Stock Exchange Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holder of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Amendment Proposal, the Stock Exchange Proposal and the Equity Incentive Plan Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal. The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote, except for the Domestication Proposal, in which each holder of Class B ordinary shares will have ten votes per share. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•        You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the 10X III Board “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the separate Advisory Charter Proposals, “FOR” the Stock Exchange Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•        You can attend the extraordinary general meeting and vote in person or virtually at the time of the meeting. You will receive a ballot when you arrive, or if you attend the virtual meeting, you will be able vote your shares and submit questions during the extraordinary general meeting via a live webcast available at            . You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company no later than at least 72 hours in advance of the meeting at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way 10X III can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact            to have a control number generated.            contact information is as follows:            .

Revoking Your Proxy

If you are a 10X III shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another signed proxy card with a later date;

•        you may notify 10X III’s secretary in writing before the extraordinary general meeting that you have revoked your proxy; or

•        you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call            , our proxy solicitor, by calling free            , or banks and brokers can call collect at            , or by emailing            .

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request that 10X III redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed if you:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, 10X III’s transfer agent, in which you (a) request that 10X III redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your certificates for public shares (if any) along with the redemption forms to Continental, 10X III’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to            , Eastern Time, on            , 2023 (two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, 10X III’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, 10X III’s transfer agent, 10X III will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on approximately $22.0 million of funds in the Trust Account and 2,041,283 public shares subject to possible redemption, in each case, as of October 19, 2023, this would have amounted to approximately $10.75 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of Addimmune Common Stock that will be redeemed in connection with the consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of Addimmune Common Stock that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with 10X III’s consent until the Closing. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their founder shares and their public shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and the other Initial Shareholders own approximately 82.5% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public units on November 9, 2023 was $10.38 per share. For illustrative purposes, based on approximately $22.0 million of funds in the Trust Account and 2,041,283 public shares subject to possible redemption, in each case, as of October 19, 2023, this would have amounted to approximately $10.75 per issued and outstanding public share

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. 10X III cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

10X III is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. 10X III and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. 10X III will bear the cost of the solicitation.

10X III has hired            to assist in the proxy solicitation process. 10X III will pay that firm a fee of $            plus disbursements, and will reimburse            for its reasonable out-of-pocket expenses and indemnify            and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with non-Trust Account funds.

10X III will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. 10X III will reimburse them for their reasonable expenses.

10X III Initial Shareholders’ Agreements

As of the date of this proxy statement/prospectus, there are 13,194,283 ordinary shares issued and outstanding, which includes 1,153,000 Class A ordinary shares underlying the private placement units held by the Sponsor and Cantor, 9,999,999 Class A ordinary shares held by the Sponsor and one Class B ordinary share held by the Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 15,576,490 warrants to acquire Class A ordinary shares, comprised of 576,500 private placement warrants held by the Sponsor and Cantor and 14,999,990 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Sponsor, our other Initial Shareholders, AGT and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. In the event that the Sponsor, our other Initial Shareholders, AGT and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, each Advisory Charter Proposal, the Stock Exchange Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal are approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, (ii) the Domestication Proposal and the Charter Amendment Proposal are approved by the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter and (iii) otherwise limit the number of public shares electing to redeem their public shares.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or furnish a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). 10X III shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “Business Combination Proposal — The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The Initial Shareholders have agreed to vote all ordinary shares owned by them in favor of the Business Combination Proposal. See the section entitled “Related Agreements — Acquiror Support Agreement” for more information.

The Initial Shareholders own approximately 82.5% of the issued and outstanding ordinary shares of 10X III. Accordingly, it is expected that the ordinary shares held by the Initial Shareholders will be sufficient to approve the Business Combination Proposal. Therefore, assuming the Initial Shareholders all vote in favor of the Business Combination Proposal, and all outstanding ordinary shares held by the Initial Shareholders are represented at the extraordinary general meeting in person or by proxy, the affirmative vote of additional public shares is not required to approve the Business Combination Proposal.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but it does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the disclosure schedules (the “disclosure schedules”), which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to stockholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about 10X III, Merger Sub, AGT or any other matter.

On August 9, 2023, 10X III, Merger Sub and AGT entered into the Merger Agreement, which provides for, among other things, the following transactions:

(a)     Prior to the consummation of the transactions contemplated by the Merger Agreement, subject to the approval of the Domestication Proposal and at least the day prior to the Effective Time, 10X III will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and by way of continuation domesticate as a corporation incorporated under the laws of the State of Delaware;

(b)    Prior to the consummation of the transactions contemplated by the Merger Agreement, AGT will complete the Internal Reorganization and the Distribution, upon the terms and subject to the conditions set forth in the Separation Agreement, and pursuant to the Distribution described therein, AGT will distribute, without consideration, all of the shares of SpinCo Common Stock outstanding at the time of such Distribution to the AGT stockholders by way of a dividend;

(c)     Following the consummation of the Internal Reorganization and Distribution, SpinCo will operate all non-HIV related business and will initially continue existence under the name “AGT Holdings, Inc.” Following the Closing, Addimmune’s business will consist solely of its business involving researching, developing and marketing various pharmaceuticals and other products relating to the treatment of human immunodeficiency virus, upon the terms and subject to the conditions set forth in the Separation Agreement.

(d)    At least one day prior to the consummation of the Merger, subject to obtaining 10X III shareholder approval, 10X III will adopt the certificate of incorporation in the form set forth as Exhibit E to the Merger Agreement, and each issued and outstanding Class A ordinary share of 10X III and each issued and outstanding Class B ordinary share of 10X III will be converted into one share of New 10X III Common Stock. Further, immediately prior to the Effective Time, AGT shall cause each share of AGT’s Class A-1 Preferred Stock, Class B-1 Preferred Stock, Class C-1 Preferred Stock, Class D-1 Preferred Stock, Class E-1 Preferred Stock and Class F-1 Preferred Stock to be converted into a number of shares of common stock, par value $0.0001 per share, of AGT at the then-effective conversion price (as calculated pursuant to the AGT Charter) in accordance with the AGT Charter.

(e)     At the Effective Time, AGT (or, should AGT elect to undergo the AGT F-Reorganization, a newly formed subsidiary of AGT) will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of New 10X III. In connection with the closing of the Merger, 10X III will change its name to “Addimmune Inc.” The Domestication, the Merger and the other Transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.”

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Separation Agreement, the AGT Support Agreement, the Acquiror Support Agreement, the Amended and Restated Registration Rights Agreement and the Addimmune Lock-Up Agreement. See “Business Combination Proposal — Related Agreements” below for more information.

Consideration to AGT Holders in the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing, each share of AGT Common Stock (including shares of AGT Preferred Stock converted into AGT Common Stock in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards, cancelled shares and dissenting shares, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New 10X III Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $500,000,000 by (ii) ten dollars and fifteen cents ($10.15) by (y) the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each AGT Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically convert into an option to purchase a number of shares of New 10X III Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AGT Common Stock subject to such AGT Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of AGT Common Stock of such AGT Option immediately prior to the Effective Time divided by (B) the Exchange Ratio and (ii) each AGT Warrant issued and outstanding immediately prior to the Effective Time shall convert into a warrant covering a number of New 10X III Common Stock equal to the product of (x) the total number of shares of AGT Common Stock, AGT Preferred Stock or other equity securities issued by AGT subject to such AGT Warrant and (y) the Exchange Ratio, rounded up to the nearest whole share. Immediately prior to the Effective Time, each AGT Restricted Stock Award then outstanding shall be assumed and converted into that number of whole shares of Addimmune Common Stock equal to the product of (x) the total number of shares of AGT Stock subject to such AGT Restricted Stock Award and (y) the Exchange Ratio, rounded up to the nearest whole share.

At the Closing, and as additional consideration for the Merger and the other Transactions, the Earnout Shares will be deposited by Addimmune into an escrow account, to be established prior to the Closing, to be earned, released from escrow and distributed pro rata to each holder of AGT Common upon satisfaction of the following Triggering Events:

•        upon the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted a National Exchange (or such other exchange on which the shares of Addimmune Common Stock are then listed) is greater than or equal to $15.00 for any fifteen (15) trading days within any thirty (30) consecutive trading day period within the Earnout Period, one-sixth of the Earnout Shares shall be released;

•        upon the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on a National Exchange (or such other exchange on which the shares of Addimmune Common Stock are then listed) is greater than or equal to $17.50 for any fifteen (15) trading days within any thirty (30) consecutive trading day period within the Earnout Period, one-sixth of the Earnout Shares shall be released;

•        upon the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on a National Exchange (or such other exchange on which the shares of Addimmune Common Stock are then listed) is greater than or equal to $20.00 for any fifteen (15) trading days within any thirty (30) consecutive trading day period within the Earnout Period, one-sixth of the Earnout Shares shall be released;

•        upon the date within the Earnout Period on which Addimmune or any direct or indirect subsidiary of Addimmune begins a Subsequent Clinical Trial (i.e., the first dosing or treatment of a patient in the Subsequent Clinical Trial), one-sixth of the Earnout Shares shall be released;

•        upon the date within the Earnout Period on which Addimmune or any direct or indirect subsidiary of Addimmune issues a public announcement regarding the initial acquisition of data from at least one patient enrolled in a Subsequent Clinical Trial, one-sixth of the Earnout Shares shall be released; and

•        upon the date within the Earnout Period on which Addimmune or any direct or indirect subsidiary of Addimmune completes the acquisition of data from a Phase 2 Clinical Trial, one-sixth of the Earnout Shares shall be released.

For the avoidance of doubt, upon the occurrence of a Triggering Event, one-sixth of the Earnout Shares shall be released. Each Triggering Event shall only occur once, if at all; provided, that such Triggering Events may be achieved at the same time or on overlapping trading days.

Notwithstanding anything to the contrary contained herein, no fraction of a Earnout Share will be issued, and each Person who would otherwise be entitled to a fraction of a Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such holder in connection with the occurrence of such Triggering Event) shall instead have the number of Earnout Shares issued to such Person rounded up to the nearest whole Earnout Share.

If, during the Earnout Period, there is a change of control pursuant to which Addimmune stockholders have the right to receive consideration implying a value per share of Addimmune Common Stock equal to or in excess of the applicable share price required in connection with Triggering Events I, II, or III, then (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) the applicable AGT stockholders shall be eligible to participate in such change of control. If, during the Earnout Period, there is a change of control pursuant to which Addimmune stockholders have the right to receive consideration implying a value per share of Addimmune Common Stock less than the applicable share price required in connection with any Triggering Event, no Earnout Shares will be issuable with respect to such Triggering Event(s) in connection with the change of control.

Until the Earnout Shares have been released or forfeited, an amount equal to any dividends or distributions that would have been payable to the applicable AGT stockholders if the Earnout Shares had been released prior to the record date for such dividends or distributions shall be delivered by Addimmune to the escrow agent for the benefit of the applicable AGT stockholders with respect to the Earnout Shares.

The Addimmune Common Stock price targets specified in the definitions of “Triggering Event I,” “Triggering Event II” and “Triggering Event III” set forth in the Merger Agreement and the number of Earnout Shares to be issued to the applicable AGT stockholders will be equitably adjusted for stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Addimmune Common Stock occurring on or after the Closing.

Effect of the Domestication and Merger on Existing 10X III Equity in the Business Combination

Assuming 10X III shareholder approval of the proposals described in this proxy statement/prospectus, the Domestication will occur at least one day prior to the Closing Date, which will result in, among other things, the following:

•        each issued and outstanding Class A ordinary share 10X III and each issued and outstanding Class B ordinary share of 10X III will be converted into one share of New 10X III Common Stock;

•        each issued and outstanding warrant to purchase Class A ordinary shares of 10X III will automatically represent the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement;

•        the Existing Governing Documents of 10X III will be replaced with the Proposed Governing Documents of Addimmune as described in this proxy statement/prospectus; and

•        in connection with the first three bullets above, each issued and outstanding unit of 10X III that has not been previously separated into the underlying Class A ordinary shares of 10X III and underlying 10X III warrants upon the request of the holder thereof prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New 10X III Common Stock and one-half of one whole warrant, with a whole warrant representing the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the 10X III warrant agreement.

Assuming 10X III shareholder approval of the proposals described in this proxy statement/prospectus, at the Effective Time:

•        each issued and outstanding whole warrant to purchase New 10X III Common Stock will become exercisable for Addimmune Common Stock beginning 30 days after the Closing at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement; and

•        each share of AGT Common Stock (including shares of AGT Common Stock issued in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards, Cancelled Shares and Dissenting, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of New 10X III Common Stock equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $500,000,000 by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to AGT Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Merger Agreement is required to take place electronically by exchange of the Closing deliverables two business days following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “Business Combination

Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as 10X III and AGT may agree in writing.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Merger Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

•        the applicable waiting period under the HSR Act relating to the Business Combination having been expired or been terminated and any agreement with any governmental authority not to consummate the transactions contemplated by the Merger Agreement shall have expired or been terminated;

•        no order or law having been issued by any court of competent jurisdiction or other governmental entity with proper jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by Business Combination being in effect;

•        10X III having provided an opportunity to the 10X III public shareholders to redeem their public shares for consideration in accordance with the terms of the Existing Governing Documents and the Investment Management Trust Agreement, dated January 11, 2022, by and between 10X III and Continental Stock Transfer & Trust Company (the “Trust Agreement”), and such redemption offer having been completed in accordance with the terms of the Merger Agreement and this proxy statement/prospectus;

•        the approval of each Condition Precedent Proposal by the affirmative vote of the holders of the requisite number of ordinary shares of 10X III having been obtained in accordance with 10X III’s Existing Governing Documents and applicable law;

•        the approval of the Merger Agreement and, to the extent required, the transactions contemplated by the Merger Agreement (including the Merger) having been obtained by the requisite number of stockholders of AGT in accordance with the DGCL; and

•        this registration statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending with respect to this registration statement.

Other Conditions to the Obligations of 10X III

The obligations of 10X III to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by 10X III of the following further conditions:

•        the representations and warranties of AGT contained in Sections 4.01, 4.02(a), and 4.23 of the Merger Agreement (regarding organization and qualification of AGT, the authority and approvals of AGT to, among other things, execute and deliver the Merger Agreement, and each of the ancillary documents attached thereto to which it is or will be a party and to consummate the transactions contemplated thereby, and brokers fees) being true and correct in all material respects as of the Closing Date as if made at and as of such date (or, if given as of an earlier date, as of such earlier date);

•        the representations and warranties contained in Section 4.04 of the Merger Agreement (regarding the capitalization of AGT) being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date;

•        the other representations and warranties of AGT being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” (as defined below) or any similar limitation set forth in the Merger Agreement) as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in Material Adverse Effect;

•        AGT having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to the Closing, within the applicable time period or cure period specified in the Merger Agreement;

•        10X III having received a certificate signed by an officer of AGT confirming that the conditions set forth in the first four bullet points in the above section titled “Business Combination Proposal — Conditions to the Closing of the Business Combination — Conditions to Each Party’s Obligations” have been satisfied;

•        10X III having received the executed counterparts to all of the Ancillary Agreements (as defined in the Merger Agreement) to which AGT, or any AGT stockholder, is party, and each such agreement shall be in full force and effect, and to the extent applicable, performed the covenants to be performed by AGT thereunder prior to the Closing in all material respects;

•        the Internal Reorganization and the Distribution having been consummated in all material respects in accordance with the Separation Agreement;

•        no Material Adverse Effect having occurred since the date of the Merger Agreement that is continuing; and

•        10X III having received a written opinion from RSM International with respect to certain tax matters, in a form reasonably satisfactory to AGT and 10X III.

Other Conditions to the Obligations of AGT

The obligations of AGT to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by AGT of the following further conditions:

•        the representations and warranties of 10X III and Merger Sub contained in Sections 5.01, 5.02(a), 5.08 and 5.10(i) of the Merger Agreement (regarding organization and qualification, the authority to execute and deliver the Merger Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, brokers fees and the absence of certain changes or events) being true and correct, in all respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•        the representations and warranties contained in Section 5.13 of the Merger Agreement (regarding the capitalization of 10X III and Merger Sub) being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date;

•        the other representations and warranties regarding 10X III and Merger Sub being true and correct (without giving effect to any limitation of “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a Material Adverse Effect on 10X III;

•        10X III having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement;

•        AGT having received a certificate signed by an officer of 10X III confirming that the conditions set forth in the first four bullet points of the above section titled “Business Combination Proposal — Conditions to the Closing of the Business Combination — Conditions to Each Party’s Obligations” have been satisfied;

•        the Addimmune Common Stock and warrants having been approved for listing on a National Exchange, subject only to official notice of issuance thereof;

•        the Domestication being completed and AGT having received the executed counterparts to all of the agreements ancillary to the Merger Agreement to which 10X III or Sponsor is party;

•        certain directors and executive officers of 10X III specified in the Merger Agreement having been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time;

•        neither 10X III nor Merger Sub having any outstanding indebtedness in excess of $1,000,000, other than 10X III warrants and any working capital loans;

•        10X III having Available Closing Cash in an amount that equals or exceeds $25,000,000;

•        10X III having delivered to AGT a certificate signed by an officer of 10X III, dated the Closing Date, confirming a good faith calculation of (A) the aggregate number of public shares that public shareholders have duly elected to redeem in connection with the shareholder vote to approve the Business Combination and (B) the number of public shares that will be issued and outstanding after giving effect to such redemption; and its good faith estimate and calculation of the Available Closing Cash; and

•        AGT having received a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the completion of the Domestication.

Representations and Warranties

Under the Merger Agreement, AGT made customary representations and warranties to 10X III and Merger Sub relating to, among other things: organization, standing and corporate power; corporate authority; governmental approvals; capitalization; subsidiaries; financial statements; internal controls; compliance with laws; absence of certain changes or events; no undisclosed liabilities; information supplied; litigation; contracts; employment matters; employment benefits; taxes; intellectual property; data protection; information technology; real property; corrupt practices; sanctions; competition and trade regulation; environmental matters; brokers; affiliate agreements; healthcare regulatory matters; insurance; COVID-19; and other representations or warranties.

Under the Merger Agreement, 10X III and Merger Sub made customary representations and warranties to AGT relating to, among other things: organization, standing and corporate power; corporate authority; approval; non-contravention; litigation; compliance with laws; employee benefit plans; financial ability; trust account; taxes; brokers; 10X III SEC reports; financial statements; Sarbanes-Oxley Act; business activities; absence of changes; registration statement; no outside reliance; capitalization; NYSE stock market quotation; contracts; no defaults; title to property; Investment Company Act; affiliate agreements; corrupt practices; takeover statutes and charter provisions; and other representations or warranties.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of AGT, 10X III and Merger Sub are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of AGT are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, “Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of AGT and its subsidiaries, taken as a whole, or (ii) the ability of AGT to consummate the Transactions; provided, however, that in no event would any of the following (or any event, change, circumstance or development to the extent primarily arising out of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any actual or proposed change or development in applicable laws (including COVID-19 measures) or GAAP or any official interpretation thereof, (b) any change or development in interest rates, exchange rates, or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which AGT or its subsidiaries operate, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees, or contractors, (d) any change generally affecting any of the industries or markets in which AGT or its subsidiaries operate or the economy as a whole, (e) the compliance with the terms of the Merger Agreement or the taking of any action, or failure to take action, required or contemplated by the Merger Agreement or with the prior written consent of 10X III (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) of the Merger Agreement and, to the extent related thereto, the condition in Section 9.02(a) of the Merger Agreement), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any (x) armed hostilities or the escalation thereof, whether or not pursuant to the declaration of any national emergency or war, or (y) military or terrorist attack, or escalation thereof, and (h) any failure of AGT and its subsidiaries, taken as a whole to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on AGT and its subsidiaries, taken as a whole, as compared to other industry participants.

Covenants of the Parties

Covenants of AGT

AGT made certain covenants under the Merger Agreement, including, among others, the following:

•        Subject to certain exceptions (including with respect to potential suspension of operations for COVID-19 or any similar national or international health concern) or as consented to in writing by 10X III (such consent not to be unreasonably conditioned, withheld or delayed), prior to the Closing, AGT will use commercially reasonable efforts to conduct and operate the Addimmune Business in the ordinary course, consistent with past practice, in all material respects, carry on the Addimmune Business in compliance in all respects with all applicable laws, including all applicable health care laws, notify and consult with 10X III prior to meeting with, or submitting any material correspondence to, the FDA or any other comparable governmental authority, use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of Addimmune, and maintain its existing relations and goodwill with its customers, suppliers, distributors and creditors, and use commercially reasonable efforts to retain the services of its present officers.

•        Subject to certain exceptions, prior to the Closing, AGT will not do, among other things, any of the following without 10X III’s consent (such consent not to be unreasonably conditioned, withheld or delayed):

•        change or amend the certificate of incorporation, bylaws or other organizational documents of AGT or any of its subsidiaries;

•        declare, make or pay any dividend or other distribution to AGT stockholders or repurchase or redeem any AGT Stock;

•        other than issuances of shares of AGT Stock (x) upon exercises of AGT Options or AGT Warrants or (y) in accordance with the Preferred Stock Conversion, create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities convertible into AGT Stock, excluding repurchases in connection with termination of employment pursuant to existing repurchase rights;

•        enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any material contract to which AGT or any of its subsidiaries is a party or otherwise bound, other than either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $500,000;

•        enter into, or amend or modify any material term of, terminate, or waive or release any material right, claim or benefit under any related-party contract, Lease Document (as defined in the Merger Agreement) or any document governing the occupation of real property, other than either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $250,000;

•        sell, transfer, lease, abandon, cancel, fail to maintain, let lapse or convey, surrender or dispose of any assets, properties or businesses of AGT or its subsidiaries (including its intellectual property and software) except a few exceptions;

•        except as otherwise required by law, materially increase the compensation or benefits payable to any current or former executive officer, director or employee of AGT or any of its subsidiaries; adopt or materially amend any material benefit plan or any collective bargaining agreement; or waive or release any noncompetition, nonsolicitation, nondisclosure, nondisparagement or other restrictive covenant of current or former employees of AGT or any of its subsidiaries;

•        fail to maintain its existence or acquire any material portion of assets or equity of any business organization or division thereof or adopt any plan of liquidation, dissolution, merger or other reorganization (other than the transactions contemplated by the Merger Agreement);

•        make any capital expenditures outside of AGT’s annual capital expenditure budget in excess of $2,500,000 or expenditures for new equipment in an amount not to exceed in the aggregate $5,000,000;

•        make any loans, advances or capital contributions to, or investments in, any other person or materially change its existing borrowing and lending arrangements other than would be consistent with past practice in the ordinary course of business and those that do not exceed $50,000 in the aggregate;

•        make, revoke or change any material tax election or change any material tax accounting method or period;

•        enter into any waiver, release, compromise, settlements, or satisfaction, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $2,500,000 in the aggregate;

•        incur, issue, assume, guarantee or otherwise become liable for any indebtedness, other than (i) intercompany and related party indebtedness in the ordinary course of business in an aggregate amount not to exceed $500,000, (ii) indebtedness of the type referred to in various clauses of the definition of indebtedness in the Merger Agreement incurred in the ordinary course of business, of a nature and in amounts consistent with past practice, and (iii) indebtedness for which the net proceeds will fund capital expenditures approved pursuant to Section 6.01(i) of the Merger Agreement, in an amount not to exceed $5,000,000;

•        enter into any material new line of business other than natural extensions of existing lines of business;

•        make any material change in financial accounting methods, principles or practices;

•        voluntarily fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to AGT and its assets and properties or any of its subsidiaries and its assets and properties, in a manner detrimental to AGT or any of its subsidiaries;

•        become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining agreement or other labor union contract;

•        fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit that is material to the conduct of the Addimmune Business, taken as a whole;

•        fail to implement the Internal Reorganization consistent with the plan described in the Separation Agreement, except as otherwise permitted under the terms of the Separation Agreement; and

•        enter into any agreement or undertaking to do any action prohibited under Section 6.01 of the Merger Agreement.

•        As promptly as practicable after this registration statement of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, AGT shall solicit a consent in writing or by electronic transmission from AGT stockholders approving and adopting this Merger Agreement, the Merger, the Business Combination and, to the extent required by law, the transactions and, through its board of directors, will recommend to AGT stockholders, the approval and adoption of the Merger Agreement and the Business Combination (including the Merger).

•        AGT shall take all actions necessary to effect the Preferred Stock Conversion and the transactions contemplated by the Merger Agreement and the Separation Agreement.

•        AGT acknowledged that 10X III is a blank check company, waived any past, present or future claim of any kind against the Trust Account and agreed not to seek recourse against the Trust Account for any reason.

•        AGT shall cause certain entities, assets and liabilities to be contributed to, assigned to or divested from AGT or one of its subsidiaries.

•        Within sixty (60) days of the end of the fiscal year ended December 31, 2023, AGT will deliver to 10X III audited financial statements for the year ended 2023 and within forty-five (45) days of the end of each fiscal quarter beginning with the fiscal quarter ended March 31, 2024, AGT will deliver to 10X III unaudited financial statements for such fiscal quarter and the related prior period.

Prior to the Closing or termination of the Merger Agreement in accordance with its terms, AGT shall not, and shall cause its representatives not to: (i) initiate, solicit or knowingly encourage or facilitate any inquiry or request for information with respect to, or the making of, any inquiry regarding, or any proposal regarding, or any proposal or offer that constitutes or which is otherwise intended or is reasonably likely to result in an Acquisition Proposal (as defined in the Merger Agreement); (ii) engage in, continue or otherwise participate in any negotiation or discussion concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to, or that constitutes or which is otherwise intended or is could reasonably likely to lead to, an Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, Merger Agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing.

Covenants of 10X III

10X III made certain covenants under the Merger Agreement, including, among others, the following:

•        Subject to certain exceptions, prior to the Closing, 10X III will, and will cause Merger Sub to, not do any of the following without AGT’s written consent (such consent not to be unreasonably conditioned, withheld or delayed):

•        change, modify or amend the Trust Agreement or the organizational documents of 10X III or Merger Sub;

•        declare, make or pay any dividend or other distribution in respect of any of its outstanding capital stock or other equity interests or otherwise adjust its capital structure;

•        enter into, renew or amend in any material respect any related-party contract;

•        enter into, or amend or modify any material term of (in a manner adverse to AGT, Merger Sub, or 10X III), terminate, or waive or release any material right, claim or benefit under any material contract;

•        waive, release, compromise, settle or satisfy any pending or threatened claim, other than in the ordinary course of business consistent with past practice;

•        incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness;

•        offer, issue, grant, sell, or propose to offer, issue, deliver, grant or sell any of its capital stock or other equity interests or securities convertible into any such capital stock or equity interests, other than in connection with the exercise of outstanding warrants or the Business Combination;

•        adopt or amend any benefit plan or employment contract, hire any employee or any other individual to provide services following Closing or enter into any agreement to compensate any of its officers or directors;

•        fail to maintain its existence or acquire, merge or consolidate with, or purchase a material portion of the assets or equity of another person;

•        make any capital expenditures;

•        make any loans, advances or capital contributions to, or investments in, any other person or make any change in its existing borrowing or lending arrangements;

•        enter into any new line of business;

•        make any change in financial accounting methods, principles or practices;

•        fail to maintain, cancel or materially change coverage under any insurance policy maintained with respect to it and its assets and properties; and

•        enter into any agreement or undertaking to do any action prohibited under Section 6.01 of the Merger Agreement.

•        10X III will use reasonable best efforts, as promptly as reasonably practicable following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part, to duly convene and hold the special meeting in accordance with the Existing Governing Documents and Cayman Islands Companies Law.

•        Subject to certain exceptions, 10X III shall use its reasonable best efforts to cause the Addimmune Common Stock to be issued in connection with the Business Combination, including the Domestication and the Merger, to be approved for listing on a National Exchange.

•        The 10X III Board will adopt the Equity Incentive Plan Proposal with any modifications AGT proposes based on the recommendation of its compensation consultant and board of directors as 10X III may consider and approve (such approval not to be unreasonably withheld or delayed).

•        Take certain actions in furtherance of certain proposals by 10X III to extend its term.

•        Prior to the Closing or termination of the Merger Agreement, 10X III shall use its reasonable best efforts to cause its representatives to cease any solicitations, discussions or negotiations with any person conducted prior to entry into the Merger Agreement in connection with a Business Combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination. 10X III will also provide prompt written notice to AGT of the receipt of any inquiry, proposal, offer or request for information received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any Business Combination and will keep AGT reasonably informed of any material developments with respect to any such proposal.

Mutual Covenants of the Parties

The parties made certain covenants under the Merger Agreement, including, among others, the following:

•        using commercially reasonable efforts to consummate the Business Combination;

•        making relevant public announcements and solicitation of AGT stockholder approvals;

•        keeping certain information confidential in accordance with the existing non-disclosure agreements;

•        intending that the Domestication and the Merger will each constitute a transaction treated as a “reorganization” within the meaning of Section 368 of the Code and agreeing not to take any action that would reasonably be expected to cause the Domestication or the Merger to fail to qualify for such treatment; and

•        cooperating in connection with certain tax matters and filings.

In addition, 10X III and AGT agreed that 10X III and AGT will prepare and mutually agreed upon, and 10X III will file with the SEC, this registration statement relating to the Business Combination.

Board of Directors and Officers

Conditioned upon the occurrence of the Closing and subject to any limitation imposed under applicable laws and the National Exchange listing requirements, (i) each director of 10X III in office immediately prior to the Effective Time will cease to be a director immediately following the Effective Time and (ii) immediately after the Effective Time, the Addimmune Board will consist of seven (7) members, of which (A) AGT shall have the right to appoint four (4) initial members, which shall include the current Chief Executive Officer and the Chairman of the Board of AGT and will be in the second and third class of directors, (B) the Sponsor shall have the right to appoint two (2) initial members in the first class of directors and (C) AGT and the Sponsor will jointly agree on the appointment of the seventh initial director, in each case, as set forth in the Proposed Charter.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) the Article XI of the Merger Agreement.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

•        by the mutual written consent of 10X III and AGT;

•        by 10X III, subject to certain exceptions, if any of the representations or warranties made by AGT are not true and correct or if AGT fails to perform any of its respective covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of 10X III, as described in the section entitled “Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within certain time periods;

•        by AGT, subject to certain exceptions, if any of the representations or warranties made by 10X III are not true and correct or if 10X III fails to perform any of its covenants or agreements under the Merger Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of AGT, as described in the section entitled “Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within certain specified time periods;

•        by either 10X III or AGT, subject to certain limited exceptions, if the Business Combination is not consummated by the Termination Date; provided that the Termination Date may be extended at the discretion of 10X III for an additional period equal to the shortest of (x) the period ending on the last date for 10X III to consummate its Business Combination pursuant to its organizational documents and (y) such period as determined by 10X III; provided that such date is prior to the deadline by which 10X III must complete its Business Combination under its organizational documents;

•        by AGT, prior to obtaining the 10X III shareholder approvals if the 10X III Board shall have made a change in its recommendation;

•        by AGT, if the 10X III shareholder approvals are not obtained at the extraordinary general meeting (subject to any adjournment or recess of the meeting); and

•        by 10X III, if AGT stockholder approvals have not been obtained within ten business days following the date that this proxy statement is disseminated by AGT to AGT stockholders.

Expenses

The fees and expenses incurred in connection with the Merger Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, on the Closing Date, following the Closing, 10X III shall pay or cause to be paid (i) the Outstanding Company Expenses (as defined in Section 3.07(a) of the Merger Agreement) and (ii) the Outstanding Acquiror Expenses (as defined in Section 3.07(b) of the Merger Agreement).

Additionally, AGT and 10X III shall equally bear all HSR filing fees and SEC registration fees, and 10X III shall bear all fees incurred with any extension of the Termination Date in accordance with its organizational documents. Each party shall bear its own transfer, documentary, sales, use, stamp, registration, value added, or other similar taxes incurred in connection with the transactions contemplated by the Merger Agreement.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Companies Law also applies to the Domestication and AGT stockholder approvals).

Amendments

The Merger Agreement may be amended or modified only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement (but not necessarily by the same natural persons who executed the Merger Agreement) and which makes reference to the Merger Agreement.

Ownership After Giving Effect to the Business Combination

As of the date of this proxy statement/prospectus, there are 13,194,283 ordinary shares issued and outstanding, which includes an aggregate of 1,153,000 Class A ordinary shares held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering, 9,999,999 Class A ordinary shares held by the Sponsor, one Class B ordinary share held by the Sponsor, and 2,041,283 Class A ordinary shares subject to redemption by 10X III shareholders. Prior to the consummation of the Business Combination, pursuant to the certain non-redemption agreements entered into by and among 10X III, the Sponsor, and certain shareholders of 10X III, following approval of the Business Combination at the extraordinary general meeting, the Sponsor has agreed to transfer an aggregate of up to 1,916,260 ordinary shares to those certain shareholders on or prior to Closing. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 15,576,490 warrants to acquire ordinary shares, comprised of 576,500 private placement warrants held by the Sponsor and Cantor through the private placement units purchased simultaneously with the consummation of the initial public offering and 14,999,990 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Addimmune Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of 10X III’s outstanding public shares are redeemed in connection with the Business Combination), 10X III’s fully diluted share capital would be 107,587,667 ordinary shares.

The following table illustrates varying ownership levels in Addimmune Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

•        Assuming No Additional Redemptions:    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares, after giving effect to the Extension Redemptions.

•        Assuming 50% Redemptions:    This presentation assumes that 1,020,642 public shares are redeemed for aggregate redemption payments of approximately $11.0 million assuming a $10.75 per share redemption price and based on funds in the Trust Account as of October 19, 2023, after giving effect to the Extension Redemptions.

•        Assuming Maximum Redemptions:    This presentation assumes that 2,041,283 public shares are redeemed for aggregate redemption payments of $22.0 million assuming a $10.75 per share redemption price and based on funds in the Trust Account as of October 19, 2023, after giving effect to the Extension Redemptions. The maximum redemption amount reflects the maximum number of public shares that 10X III can redeem without violating the conditions of the Merger. This presentation includes all adjustments contained in the “no additional redemptions” and “50% redemptions” scenarios and presents additional adjustments to reflect the effect of the maximum redemptions.

There is no certainty that as of the date of this proxy statement/prospectus the Available Closing Cash condition will be met or that 10X III or AGT will be able to raise the necessary funding to enable the consummation of the Business Combination.

For the avoidance of doubt, the above reflects the Extension Redemptions.

See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in Addimmune will be different and totals may not add up to 100% due to rounding.

It is anticipated that upon completion of the Business Combination and assuming no additional redemptions by 10X III Public Shareholders, Cantor will retain an ownership interest of 0.5%, 10X III Public Shareholders will retain an ownership interest of approximately 3.4% in the combined company, the Sponsor will retain an ownership interest of approximately 18.4% of the combined company, and the AGT stockholders will own approximately 77.7% (excluding the 29,556,650 Earnout Shares) of the combined company.

The ownership percentage does not take into account (i) the additional redemption of any Public Shares by Public Shareholders or (ii) the issuance of any additional shares pursuant to the potential sources of dilution noted below. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the 10X III shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following table shows all possible sources and the extent of dilution, pursuant to the exercise and conversion of Public Warrants, Private Placement Warrants, Addimmune options, warrants, restricted stock awards, and Earnout Shares, that 10X III shareholders who elect not to redeem their shares may experience in connection with the Business Combination, assuming minimum redemptions, 50% redemptions, and maximum redemptions scenarios:

	No Redemptions Scenario(1)		50% Redemptions Scenario(2)		Maximum Redemptions Scenario(3)
	Shares	Ownership %	Shares	Ownership %	Shares	Ownership %
AGT Stockholders(4)(5)	45,850,923	77.7%	45,850,923	78.9%	45,850,923	80.4%
Public Shareholders(6)(7)	2,041,283	3.4%	1,020,642	1.8%	—	—%
Sponsor(8)(9)	10,881,000	18.4%	10,881,000	18.8%	10,881,000	19.1%
Cantor(10)	272,000	0.5%	272,000	0.5%	272,000	0.5%
Pro forma fully diluted Class A Common Stock as of June 30, 2023	59,045,206	100.0%	58,024,565	100.0%	57,003,923	100.0%

Potential sources of dilution:
Public Warrants	14,999,990	25.4%	14,999,990	25.9%	14,999,990	26.4%
Private Placement Warrants – Sponsor	440,500	0.7%	440,500	0.8%	440,500	0.8%
Private Placement Warrants – Cantor	136,000	0.2%	136,000	0.2%	136,000	0.2%
Addimmune Options(11)	2,110,170	3.6%	2,110,170	3.6%	2,110,170	3.7%
Addimmune Warrants(12)	1,266,628	2.1%	1,266,628	2.2%	1,266,628	2.2%
Addimmune Restricted Stock Awards	32,620	0.1%	32,620	0.1%	32,620	0.1%
Earnout Shares(13)	29,556,650	50.1%	29,556,650	51.0%	29,556,650	51.9%

____________

(1)      Assumes that no additional Public Shares are redeemed. The Merger Agreement includes a condition to the Closing, Available Closing Cash being at least equal to or exceeding $25 million.

(2)      Assumes that 1,020,642 Public Shares are redeemed for aggregate redemption payments of approximately $11.0 million assuming a $10.75 per share redemption price that was calculated using the $22.0 million of cash remaining in the Trust Account divided by the remaining 2,041,283 Class A Ordinary Shares subject to possible redemption as of October 19, 2023.

(3)      Assumes that 2,041,283 Public Shares are redeemed for aggregate redemption payments of approximately $22.0 million assuming a $10.75 per share redemption price that was calculated using the $22.0 million of cash remaining in the Trust Account divided by the remaining 2,041,283 Class A Ordinary Shares subject to possible redemption as of October 19, 2023.

(4)      Excludes (i) 29,556,650 Earnout Shares as the Earnout Share conditions have not yet been met, (ii) 2,110,170 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT Options, which options at Closing shall automatically convert into an option to purchase a number of shares of New 10X III Common Stock calculated pursuant to the terms of the Merger Agreement (for further discussion see the section entitled “Business Combination Proposal — Consideration to AGT Holders in the Business Combination”), (iii) 29,815 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT warrants that do not expire prior to the expected transaction date, (iv) 1,236,813 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT warrants that may be exercised for shares of AGT Common Stock prior to the Closing Date and would otherwise expire prior to the expected Closing Date, and (v) 32,620 unvested Restricted Stock Awards issued to AGT shareholders.

(5)      Includes (i) 27,788,480 shares of New 10X III Common Stock issuable in exchange for 30,312,295 outstanding shares of AGT Common Stock and (ii) 18,062,442 shares of New 10X III Common Stock issuable in exchange for 19,702,915 outstanding shares of AGT Preferred Stock that are expected to be converted to 19,702,915 shares AGT Common Stock in connection with the Preferred Stock Conversion.

(6)      Excludes 14,999,990 shares issuable on exercise of public warrants.

(7)      Based on 4,056,190 redeemable shares of 10X III Class A ordinary shares outstanding as of June 30, 2023 and adjusted to reflect the redemption of 2,014,907 shares of 10X III Class A ordinary shares in connection with the Second Extension Meeting on October 12, 2023.

(8)      The Sponsor owns 881,000 private placement units. Each private placement unit consists of one private placement share and one half of one private placement warrant. The Sponsor owns 9,999,999 Class A ordinary shares and 1 Class B ordinary share as of the date of this proxy statement/prospectus. Pursuant to the certain non-redemption agreements entered into by and among 10X III, the Sponsor and certain public shareholders of 10X III, the Sponsor agreed to transfer up to an aggregate of up to 1,916,260 of its ordinary shares to those certain public shareholders under the terms of the non-redemption agreements. As of the date hereof, 1,496,260 ordinary shares are due to be transferred from Sponsor to those certain shareholders in connection with the Extension Meetings.

(9)      Excludes 440,500 private placement warrants underlying the private placement units owned by the Sponsor.

(10)    Cantor Fitzgerald & Co. owns 272,000 private placement units. Each private placement unit consists of one private placement share and one half of one private placement warrant. Excludes 136,000 private warrants underlying the private placement units.

(11)    Includes (i) 1,743,475 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT Options, which options at Closing shall automatically convert into an option to purchase a number of shares of New 10X III Common Stock calculated pursuant to the terms of the Merger Agreement (for further discussion see the section entitled “Business Combination Proposal — Consideration to AGT Holders in the Business Combination”), and (ii) 366,695 shares of New 10X III Common Stock issuable in connection with 400,000 unvested shares of AGT Common Stock securing the repayment obligations of certain non-recourse promissory notes.

(12)    Includes (i) 447,681 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding Series D-1 warrants that may be exercised for shares of AGT Preferred Stock prior to the Closing Date and would otherwise expire prior to the expected Closing Date; (ii) 789,132 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding Series E-1 warrants that may be exercised for shares of AGT Preferred Stock prior to the Closing Date and would otherwise expire prior to the expected Closing Date; and (iii) 29,815 shares of New 10X III Common Stock issuable in connection with outstanding Series F-1 warrants that do not expire prior to the expected Closing Date.

(13)    Assumes each Triggering Event has been satisfied.

Related Agreements

This section describes the material terms of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the form of the Separation Agreement, AGT Support Agreement, Acquiror Support Agreement, Registration Rights Agreement, Addimmune Lock-Up Agreement which are attached hereto as Exhibit A to the Merger Agreement, where is attached hereto as Annex A, Annex F, Annex G, Annex E, Annex H, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Separation Agreement

As contemplated in the Merger Agreement, AGT and SpinCo will enter into the Separation Agreement, which, among other things, sets forth the principal actions to be taken in connection with the Internal Reorganization and the Distribution. The Separation Agreement identifies assets (including contracts) to be transferred or assigned to, and liabilities to be assumed by SpinCo and AGT as part of the Internal Reorganization described therein and requires AGT to make the Distribution to holders of AGT’s capital stock as of the SpinCo Record Date. The Separation Agreement also sets forth other agreements that govern certain aspects of AGT’s relationship with SpinCo following the Business Combination. Pursuant to the terms and subject to the conditions of the Separation Agreement, AGT will distribute, on a one-for-one basis, all of the outstanding shares of SpinCo capital stock to the holders of AGT’s capital stock as of the SpinCo Record Date. AGT Support Agreement

Concurrently with the execution of the Merger Agreement, certain stockholders of AGT representing the requisite votes necessary to approve the Business Combination entered into support agreements (each an “AGT Support Agreement”) with 10X III and AGT, pursuant to which each such stockholder agreed to (i) vote at any meeting of the stockholders of AGT all shares of AGT Stock held of record or thereafter acquired in favor of the proposals to be presented at the extraordinary general meeting, (ii) to the extent such stockholder holds Preferred Stock, to duly execute and deliver such votes or consents to consent to the Preferred Stock Conversion, (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) to the extent such stockholder holds Preferred Stock, to vote and consent to the Distribution and (v) be bound by certain transfer restrictions with respect to such securities, prior to the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the AGT Support Agreement. Pursuant to existing SEC guidance, the AGT stockholders who have entered into the AGT Support Agreement at the Closing will not be receiving shares of New 10X III Common Stock registered pursuant to this registration statement. Instead, the AGT stockholders that are parties to the AGT Support Agreement will receive shares of New 10X III Common Stock issued pursuant to an available exemption under the Securities Act.

Acquiror Support Agreement

Concurrently with the execution of the Merger Agreement, 10X III entered into the Acquiror Support Agreement with AGT, Sponsor and the directors of 10X III (collectively, the “Class B Holders”) pursuant to which the Class B Holders agreed to, among other things, (i) vote at any meeting or pursuant to any action of written resolution of the shareholders of 10X III all of their Class B ordinary shares held of record or thereafter acquired (together with any other equity securities of 10X III that such Class B Holder holds of record or beneficially) in favor of the Business Combination, the Domestication and the other proposals and (ii) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement.

The Class B Holders agreed not to Transfer any Lock-Up Shares (as defined below) during the period beginning on the Closing Date and ending on the date that is thirty six (36) months after the Closing Date (the “Lock-Up Period” and such restriction, the “Transfer Restriction”), except in accordance with the following: (i) with respect to an amount of shares equal to one-half of the Lock-Up Shares (the “First Tranche”), the Transfer Restriction shall expire with respect to twenty-five percent (25%) of the First Tranche on the date that is thirty (30) calendar days after the Closing Date; (ii) the Transfer Restriction shall expire with respect to the remaining seventy-five percent (75%) of the First Tranche on the date that is one hundred eighty (180) calendar days after the Closing Date, provided that, if at any point the closing price of Addimmune Common Stock exceeds $12.00 for any fifteen (15) trading days within any consecutive thirty (30) trading day period, the Transfer Restriction shall expire with respect to an amount of Lock-Up Shares subject to this clause (ii) equal to the number of shares unlocked pursuant to clause (i) above on a date that may be earlier than one hundred eighty (180) calendar days after the Closing Date; (iii) with respect to one-sixth of an amount of shares equal to the remaining one-half of the Lock-Up Shares (the “Second Tranche”), the Transfer Restriction shall expire upon the date on which Triggering Event I occurs; (iv) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event II occurs; (v) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event III occurs; (vi) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event IV occurs; (vii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event V occurs; and (viii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event VI occurs. No Transfer Restrictions shall apply to any of the Lock-Up Shares after the expiration of the Lock-Up Period, and the Transfer Restriction will terminate with respect to all Lock-Up Shares on the date on which Addimmune completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all Addimmune stockholders having the right to exchange their shares for cash, securities, or other property. Further, in the event that Addimmune completes a subsequent public offering of Addimmune Common Stock following Closing, the Class B Holders may transfer in connection with such public offering an amount of Lock-Up Shares no greater than 5% of the size of such subsequent public offering, and the amount of Lock-Up Shares in the Second Tranche shall be reduced by the same amount.

“Lock-Up Shares” means an amount of shares equal to the aggregate number of shares of Addimmune Common Stock held by the Class B Holder(s) immediately following the Closing (excluding the (i) shares of Addimmune Common Stock underlying (a) the private placement units issued to the Sponsor in connection with its initial public offering or (b) any private placement units issued on conversion of any loan made to 10X III by any of Sponsor, an affiliate of Sponsor or any of 10X III’s officers or directors, for the purpose of financing costs incurred in connection with a business combination (a “Working Capital Loan”) and (ii) Addimmune Common Stock acquired after August 9, 2023 in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares owned by the Class B Holders at Closing but which have been committed to be delivered following Closing to a third party shall not be considered “Lock-Up Shares.”

Amended and Restated Registration Rights Agreement

At the Closing, Addimmune, the Sponsor, Cantor and certain stockholders of AGT (the “New Holders” and together with the “Existing Holders”, the “Holders”) intend to enter into an Amended and Restated Registration Rights Agreement, which will supersede the registration rights agreement between 10X III, Cantor and its Initial Shareholders, pursuant to which, among other things, the Holders party thereto will be granted certain registration rights, on the terms and subject to the conditions therein.

The foregoing description of the Registration Rights Agreement is subject to and qualified in its entirety by reference to the full text of the form of Registration Rights Agreement attached to the Merger Agreement as Exhibit D.

In particular, the Registration Rights Agreement provides for the following registration rights:

•        Piggyback registration rights.    At any time after the Closing Date, if Addimmune proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Existing Holders, the New Holders, and certain other holders of piggyback registration rights are entitled to include their registrable securities in such registration statement.

•        Shelf registration rights.    Within thirty calendar days after the Closing Date, Addimmune will be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty business days after the initial filing date; provided, that the such deadline shall be extended to ninety days after the Closing Date if the registration statement is reviewed by, and receives comments from, the SEC. At any time Addimmune has an effective shelf registration statement with respect to Existing Holders’ or New Holders’ registrable securities, and following any applicable lock-up period, a Holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that such holder reasonably expects the aggregate gross proceeds in excess of $50,000,000 from such underwritten shelf takedown.

•        Expenses and indemnification.    All fees, costs and expenses of underwritten registrations will be borne by Addimmune and underwriting discounts and selling commissions will be borne by the Holders of the shares being registered. The Registration Rights Agreement contains customary cross-indemnification provisions, under which Addimmune is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to Addimmune, and Holders of registrable securities are obligated to indemnify Addimmune for material misstatements or omissions attributable to them.

•        Registrable securities.    Under the Registration Rights Agreement, the term “Registrable Securities” means (a) the founder shares (including any Class A ordinary shares, shares of Addimmune Common Stock or other equivalent equity security issued or issuable upon the conversion of any such founder shares or exercisable for Class A ordinary shares or shares of Addimmune Common Stock), (b) the Private Placement Shares (including any Class A ordinary shares or shares of Addimmune Common Stock issued or issuable upon conversion or exchange of the Private Placement Shares), (c) the Private Placement Warrants (including any Class A ordinary shares or shares of Addimmune Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (d) the Working Capital Units (including any securities underlying such Working Capital Units upon their split and any securities issued or issuable upon the exchange or conversion of the securities contained in the Working Capital Units), as applicable, (e) all shares of Addimmune Common Stock issued to the equity holders of AGT in the Merger, including the stockholders who entered into support agreements, (f) any outstanding Class A ordinary shares, Class B ordinary shares, shares of Addimmune Common Stock, Warrants, or any other equity security (including the Class A ordinary shares, Class B ordinary shares and shares of Addimmune Common Stock issued or issuable upon the exercise of any other equity security) held by a Holder as of the date of the Registration Rights Agreement, but only to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and (g) any other equity security of Addimmune issued or issuable with respect to any such Class A ordinary shares, Class B ordinary shares or shares of Addimmune Common Stock by way of a stock dividend, stock split, share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular registrable security, such securities shall cease to be registrable securities when: (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by Addimmune and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding;

(iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Holder, when all such securities held by such Holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the SEC).

Addimmune Lock-Up Agreement

At the Closing, Addimmune and certain Addimmune stockholders intend to enter into the Lock-up Agreement pursuant to which the shares of Addimmune Common Stock, to be held by such stockholder immediately after the Effective Time (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted), shall become subject to limitations on disposition of Addimmune Common Stock during the Lock-Up Period of six months following the Closing, except that such transfer restrictions shall expire with respect to those certain Addimmune stockholders that may transfer (i) up to an aggregate of 12.5% of its Addimmune Common Stock received as consideration for the Merger (“Merger Consideration”) in connection with a marketed, fully committed underwritten follow-on offering, liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Addimmune’s stockholders having the right to exchange their shares for cash, securities or other property following the date on which the closing price of the Addimmune Common Stock exceeds $12.00 for any fifteen (15) trading days within any consecutive thirty (30) trading day period, and (ii) all shares on the date on which Addimmune completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Addimmune’s stockholders having the right to exchange their shares for cash, securities or other property.

Committed Equity Facility

On August 9, 2023, 10X III and AGT entered into a non-binding letter of intent (the “Cantor LOI”) with CF Principal Investments LLC, an affiliate of Cantor, related to a committed equity facility (the “Facility”). Cantor LOI contemplates that upon negotiation and execution of a definitive purchase agreement (the “Cantor Purchase Agreement”) between the parties with respect to the proposed Facility, 10X III (or any successor entity to 10X III following the Business Combination, as applicable, collectively “PubCo”) will have the right, from time to time at its option, to sell to Cantor up to $50 million shares of Addimmune Common Stock (the “Securities”) pursuant to the terms of the Purchase Agreement. Upon delivery of a purchase notice, Cantor would be required to buy a specified percent of the daily trading volume of the Securities (subject to a maximum of 25%) on the day Cantor receives such purchase notice.

In accordance with the Cantor LOI, the Facility would terminate on the earlier of (i) 18 months from the closing of the Business Combination; (ii) the sale of all Securities allocated to the Purchase Agreement; and (iii) termination by PubCo upon 10 days’ notice.

Sales of the Securities to Cantor under the Facility, and the timing of any sales, will be determined by PubCo from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions and the trading price of the Securities. Prior to any sales under the Facility, PubCo would be required to file a resale registration statement with the SEC and have it declared and maintained effective.

The Cantor LOI can be terminated by the: (a) mutual written agreement of the parties; (b) Cantor (in its sole discretion) at any time if it no longer desires to pursue the proposed Facility; or (c) 10X III after the expiration of a three-month exclusivity period. Any termination of the Cantor LOI pursuant to clauses (b) or (c) above shall be pursuant to a written notice provided by the terminating party to the other party and, except as otherwise set forth in such notice, any such termination shall be effective upon receipt of such written notice by the non-terminating party. Upon such termination, the Cantor LOI will be deemed null, void and of no further force or effect, and all obligations and liabilities of the parties under the Cantor LOI or otherwise related to the proposed Facility will terminate. For the avoidance of doubt, 10X III’s termination of the Cantor LOI prior to the expiration of the three-month exclusivity period will not relieve it of its obligation to not pursue a transaction until the expiration of a three-month exclusivity period. The three-month exclusivity period expired on November 9, 2023.

The parties intend to negotiate and execute a definitive Purchase Agreement to reflect the terms of the Cantor LOI; however, until such purchase agreement is signed by all the parties, with the exception of a three-month exclusivity arrangement, which expired on November 9, 2023, no party will have any liability to any other party with respect to the proposed Facility.

Background to the Business Combination

10X III is a blank check company incorporated on February 10, 2021, as a Cayman Islands exempted company, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. In conducting a targeted search for a business combination target, as described in greater detail below, 10X III utilized the global network and investing, industry and sector and transaction experience of Sponsor, 10X III’s management and the 10X III Board. The terms of the Merger Agreement and the related ancillary documents are the result of extensive negotiations among 10X III, AGT and their respective representatives and advisors.

On January 14, 2022, 10X III completed its initial public offering of 30,000,000 units at a price of $10.00 per unit, generating gross proceeds of $300,000,000 before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of its initial public offering, 10X III completed the private placement of 1,153,000 private placement units to the Sponsor and Cantor, generating total proceeds of $11,530,000. Of the proceeds received from the consummation of the initial public offering and the private placement purchases by the Sponsor and Cantor an aggregate of $304,500,000 ($10.15 per unit) was deposited in the Trust Account. Cantor was the underwriter in the initial public offering.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to 10X III to pay income taxes, none of the funds held in the Trust Account will be released until the earlier of (a) the completion of an initial business combination, (b) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance or timing of 10X III’s obligation to redeem 100% of the public shares if 10X III does not complete an initial business combination by July 14, 2024, or (c) the redemption of the public shares if 10X III is unable to complete an initial business combination by July 14, 2024, subject to applicable law.

10X III did not select any business combination target in advance of its initial public offering and did not, nor did anyone on its behalf, initiate any substantive discussions, directly or indirectly, with any business combination target in advance of its initial public offering. After its initial public offering, representatives of 10X III contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities across a wide range of sectors. 10X III’s management team compiled a list of more than 100 high priority potential targets and evaluated, updated and supplemented such list from time to time. 10X III held several teleconferences and/or in-person meetings with many of these target companies and subsequently entered into confidentiality agreements with over 15 potential targets. 10X III decided to further evaluate these targets due to a variety of reasons, including (i) a review of financial and operating information of such targets, (ii) growth opportunity and competitive landscape of each of such targets and (iii) willingness of management to commit to a public company process. Such targets included both privately held companies and publicly traded companies listed on exchanges outside of the U.S.

10X III prioritized companies with long-term growth potential and whose products and technologies have low risk of obsolescence. 10X III also focused on companies that could serve as platforms for both organic and acquisitive growth and were led by an experienced management team with a proven track record and complementary capabilities. Additional criteria that 10X III considered in evaluating target companies were (i) public company readiness, (ii) strong value proposition, (iii) potential to expand, (iv) differentiated products or services and (v) an experienced management team. Throughout this process, 10X III leveraged the investing, industry and transaction experience of the Sponsor, 10X III’s management and the 10X III Board to screen, prioritize and diligence potential acquisition candidates. A number of the potential targets that 10X III evaluated did not, in 10X III’s opinion, meet enough of the criteria it sought after in its business combination partner.

Business Combination Agreement with Sparks

10X III was introduced to Sparks Energy, Inc., a Delaware corporation (“Sparks”), on October 27, 2022 by a representative of Benchmark International. Following several meetings conducted in person, including at Sparks’ headquarters, and virtually, and the undertaking of preliminary due diligence, 10X III presented Sparks with draft terms for a non-binding and non-exclusive letter of intent, which was executed on November 15, 2022 after several rounds of negotiations. On November 15, 2022, 10X III ceased discussions with other potential targets.

10X III ultimately decided to pursue a business combination with Sparks because of, among other things: (a) 10X III’s directors’ and officers’ belief, based on their preliminary evaluation and the terms of the letter of intent, that Sparks was the most attractive potential business combination target that met 10X III’s key criteria in a target 10X III established at its initial public offering, (b) the level of engagement and discussions with Sparks, (c) Sparks’ willingness to enter into the letter of intent, discussed below, on terms that 10X III’s directors and officers believed were attractive, and (d) Sparks’ willingness to devote appropriate resources to expeditiously sign a definitive business combination agreement.

On December 20, 2022, 10X III, 10X Sparks Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of 10X III (“Sparks Merger Sub”), and Sparks entered into an Agreement and Plan of Merger (the “Sparks Merger Agreement”). Pursuant to the Sparks Merger Agreement, each share of Sparks common stock of would be converted into the right to receive the number of shares common stock of the new combined company equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $275,000,000 plus an estimated net working capital adjustment by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of Sparks common stock outstanding at the closing, including shares of common stock issuable upon options, warrants or equity awards. The Sparks Merger Agreement also provided for an additional earnout of 4,926,108 shares of common stock upon certain trading prices. The Sparks Merger Agreement also contained customary representations, warranties, and covenants of each of the parties thereto that were customary in transactions of this type.

Following execution of the Sparks Merger Agreement, counsel for 10X III continued to work towards closing of the transaction. On January 23, 2023, Sparks and Ottis Jarrada Sparks, the founder and Chief Executive Officer of Sparks, advised 10X III that it had taken the position that the Sparks Merger Agreement was not a valid, binding agreement and refused to cooperate in proceeding towards a closing.

On January 27, 2023, Hans Thomas, Chairman and Chief Executive Officer of 10X III, and Latham & Watkins LLP (“Latham”), as counsel, notified Ottis Jarrada Sparks that, in the months following the execution of the Sparks Merger Agreement, Sparks committed a willful breach of the covenants set forth in Section 6.05(a), Section 8.01 and Section 8.02(a) of the Sparks Merger Agreement by failing to use its reasonable best efforts to make its officers and employees available to 10X III and its counsel in connection with the drafting of the registration statement by instructing the Sparks officers, employees, accountants and legal counsel to cease work on the preparation of the registration statement and for failure to provide the financial statements for use in the registration statement, such that the conditions specified in Section 9.02(a) and Section 9.02(b) would not be satisfied at closing. In addition, Mr. Thomas and counsel for 10X III stated that such breach by Sparks gave 10X III the right to terminate the Sparks Merger Agreement and entitled 10X III to pursue any and all remedies available under the terms of the Sparks Merger Agreement.

On January 30, 2023, 10X III and Sparks Merger Sub filed a verified complaint (the “complaint”) against Sparks seeking an order declaring that the Sparks Merger Agreement was a valid agreement binding on Sparks and imposed certain obligations upon Sparks.

To avoid the costs and disruption of further litigation, and without admitting the validity of any allegation or any liability with respect thereto, on February 2, 2023, 10X III, Sparks Merger Sub, and Sparks mutually agreed (i) to terminate the Sparks Merger Agreement and (ii) to a mutual release of all claims related to the Sparks Merger Agreement, the transactions contemplated thereby, and the complaint filed by 10X III.

In consideration for the mutual release of claims, Sparks agreed reimburse 10X III for certain of its costs in an amount equal to $4,000,000, which amount was used to settle related party payables and other operating expenses of 10X III.

Negotiations with AGT

The following is a brief description of the background of the negotiations between 10X III and AGT that summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation between the parties to the Merger Agreement or their representatives.

Following termination of the Sparks Merger Agreement, 10X III held discussions with at least 6 new targets in addition to re-initiating discussions with previously evaluated targets, including companies in the technology, financial services, energy, mining, industrials, and healthcare sectors.

Following preliminary diligence with these targets, 10X III determined that they lacked elements of the additional criteria that 10X III considered in evaluating target companies, including: (i) public company readiness, (ii) strong value proposition, (iii) potential to expand, (iv) differentiated products or services and (v) an experienced management team.

10X Capital was introduced to Jeffrey Galvin, Chief Executive Officer of AGT, in December 2020 by a venture capitalist in the bio health space and subsequently participated in its Series E funding round in 2021. On April 4, 2023, David Weisburd, Chief Operating Officer of 10X III and a member of the 10X III Board, reached out to Mr. Galvin via email to discuss a potential business combination with 10X III. On April 6, 2023, Mr. Weisburd and Mr. Galvin met alongside other representatives of 10X III and Barry Wells, M.D., AGT’s Head of Business Development, to discuss a potential business combination.

On April 12, 2023, representatives of 10X III had a follow up discussion with Mr. Galvin, Dr. Wells and Andrew Miller, VP of Finance of AGT regarding whether a merger with a SPAC was a desired outcome. AGT’s management team provided additional information on the status of AGT’s clinical trials, including an in-depth discussion of technical feasibility.

In April 2023, 10X III engaged Latham as outside counsel to help it evaluate a potential business combination with AGT.

In the following days, 10X III, its legal advisors, and Mr. Galvin and Dr. Wells of AGT exchanged emails and held teleconferences and in-person meetings both at AGT’s headquarters in Rockville, Maryland and at 10X Capital’s New York office regarding deal terms, which included, but were not limited to, valuation methodology; the potential for an earn-out component of the transaction consideration, which would be based on stock price targets as well as milestones related to clinical trials; the lock-up the Sponsor would be subject to, the ability to market external financing with the goal of raising at least $50 million in the form of equity, equity-linked financing facilities, convertible securities or intellectual property-backed financing; and timely execution of the transaction. Mr. Thomas and Mr. Galvin further discussed that AGT was contemplating the separation and spin-off of the non-HIV-related assets into a new entity given that AGT’s HIV business was better positioned for a public offering.

10X III deemed the potential business combination with AGT to be in shareholders’ best interest due to AGT’s progress on its clinical studies and AGT’s growth potential due to the large addressable market its lead product candidate, AGT103-T, is intended to serve. Following such discussions and preliminary due diligence review, 10X III ultimately decided to pursue a business combination with AGT because of, among other things: (a) 10X III’s directors’ and officers’ belief, based on their preliminary evaluation and the terms of the letter of intent, that AGT was the most attractive potential business combination target that met 10X III’s key criteria in a target, (b) the level of engagement and discussions with AGT, (c) AGT’s willingness to enter into the letter of intent, discussed below, on terms that 10X III’s directors and officers believed were attractive, (d) AGT’s desire to become a public company, and (e) AGT’s willingness to devote appropriate resources to expeditiously sign a definitive agreement and consummate a business combination.

On April 18, 2023, and upon AGT’s request, 10X III presented to AGT for consideration by AGT’s board of directors a letter of intent, detailing the proposed terms of a business combination between the parties. The presentation contemplated a business combination with American Gene Technologies International Inc., including its affiliates, divisions, subsidiaries and contemplated carveouts and spinoffs, with a valuation of $800,000,000 in total consideration, with $300,000,000 of such consideration subject to an earnout. The earnout would vest in six equal tranches, with three tranches based on stock price thresholds and the other three tranches based on the achievement of clinical study milestones. 10X III proposed such valuation based on a variety of factors, including AGT’s desire to value the business close to the Series F-1 Preferred Stock offering pre-money valuation of $640,000,000. 10X III did preliminary work to understand the valuation of similar companies and ultimately derived the valuation and later engaged ROTH Capital Partners, LLC (“Roth”) to provide a fairness opinion in connection with the proposed business combination.

Over the course of the next week, representatives from 10X III and AGT participated in discussions, both telephonic and in-person at 10X Capital’s New York office, regarding the terms of the letter of intent.

10X III and AGT executed a nonbinding letter of intent with respect to the Merger on April 28, 2023. The executed letter of intent proposed consideration to AGT stockholders of $800 million, consisting of newly issued shares of 10X III or a newly-formed holding company, subject to obtaining a fairness opinion at this valuation and continued diligence by 10X III, and included a requirement that 10X III obtain a minimum of $25 million and up to $50 million in committed financing by the time of the signing of the merger agreement. The letter of intent also included a lock-up of the Sponsor in which half of the Sponsor’s shares would be released in conjunction with the earnout for the AGT stockholders.

Following the execution of the letter of intent, 10X III engaged Mr. Sourav Sinha, who has a background in biotech and familiarity with the clinical process, as an outside consultant to assist with research and benchmarking regarding the prospects of AGT’s core products, and 10X III and its advisors, including Latham and Mr. Sinha, continued their commercial and legal due diligence.

Between May 2023 and July 2023, representatives of 10X III and Latham attended several videoconference meetings and telephone calls with AGT’s management team and AGT’s legal counsel, DLA Piper US LLP (“DLA Piper”), and accounting advisors/auditors to discuss several due diligence items, including timing and process for the audit of AGT’s financial statements and overall diligence of AGT’s intellectual property portfolio. Members of the management team, 10X III and legal counsel discussed a timeline for a potential transaction and diligence, among other topics.

On May 22, 2023, June 1, 2023, and June 6, 2023 diligence calls were held with AGT and DLA Piper, and 10X III and Latham further discussed several items that warranted further due diligence, including various regulatory, employment, benefits, corporate, data privacy, intellectual property, and healthcare related items. Concurrently with, and subsequent to, these discussions, 10X III and Latham engaged in a review of the information provided by AGT in response to 10X III’s preliminary due diligence requests. 10X III and Latham, along with Mr. Sinha, reviewed commercial, financial, and other company information provided in the data room.

In May 2023, Latham and representatives of 10X Capital had several videoconferences and telephone calls with AGT’s management, DLA Piper and RSM International (“RSM”). RSM was engaged by AGT to assist with the tax structuring of the transaction. Based on a private letter ruling from the Internal Revenue Service, the parties discussed the feasibility of different merger structures with the goal of having the Business Combination be characterized as a tax-free reorganization. Following such discussions, Latham, DLA Piper, RSM, 10X III and AGT agreed upon a transaction structure whereby prior to the Merger, AGT would undertake a separation of its non-HIV assets to a newly formed entity and distribute the equity in such entity to its existing stockholders.

On May 17, 2023, 10X III first held a videoconference meeting with James Antonpoulos from Roth to discuss the possible retention of Roth as financial advisor to provide a fairness opinion in connection with the business combination, to provide Roth with an overview of the business of AGT and an update on the transaction status and timing and to discuss the basis of a fairness opinion.

On May 23, 2023, 10X III and Roth held a meeting at Roth’s New York offices to introduce Mr. Galvin who was in attendance at the meeting.

On or about June 8, 2023, Roth was engaged by 10X III as a financial advisor in connection with the proposed transaction and to provide a fairness opinion.

During the months between the signing of the letter of intent and execution of the Merger Agreement on August 9, 2023, the parties had various discussions regarding a pre-closing fund raising and what form that would take. AGT and 10X III also met with potential financing sources.

Further discussions took place during that time period between executive officers and other representatives of 10X III, AGT and their respective advisors, including Latham and DLA Piper, regarding transaction structure and due diligence related matters. The parties had in-depth business, operational and strategic discussions, including a review of AGT’s strategic initiatives, plans for future growth and potential future capital requirements.

From May 2023 through the execution of the Merger Agreement, 10X III and AGT, along with their respective advisors, including Latham, Mr. Sinha, and DLA Piper, attended due diligence sessions on AGT with respect to, among other things, business, financial, regulatory, legal, and accounting matters and participated in bi-weekly meetings to discuss terms of the potential business combination, due diligence items and progress on documentation. The due diligence conducted by 10X III included, but was not limited to: (i) analysis of AGT’s business plans and financial statements, (ii) review of material contracts and counterparties, (iii) calls and discussions with AGT’s employees and management regarding tax, employee benefits and executive compensation, healthcare, regulatory, intellectual property, data privacy, sanctions, labor and employment, anti-trust, corporate, and financial matters,

(iv) review of public filings and records, including patent portfolios, (v) in-depth background research regarding the AGT103-T market and broader pharmaceutical industry and (vi) other customary due diligence. During the due diligence process, 10X III and its advisors reviewed government, customer, and vendor relationships, healthcare liabilities, regulatory and sanctions matters, and the overall ability of AGT to produce its HIV treatment at scale. 10X III also reviewed technical reports commissioned by AGT on its clinical trials.

The findings from 10X III’s diligence efforts supported, and did not result in any changes to, the agreed upon valuation of AGT. The due diligence was relevant to, or impacted, certain terms of the transaction unrelated to valuation, including: (i) negotiating the representations and warranties given by AGT in the Merger Agreement; (ii) certain covenants of AGT, including delivery of financial statements; (iii) the negotiation of the Separation Agreement and the related agreements and (iv) the accounting treatment of the combined company.

On June 3, 2023, Latham provided an initial draft of the Merger Agreement to DLA Piper, the proposed terms of which DLA Piper began to review with AGT. The draft that Latham shared with DLA Piper included the following terms: (i) the valuation as described above, (ii) representations and warranties regarding AGT’s business that 10X III viewed as customary in the industry, and (iii) customary covenants to support the transaction, including that AGT provide audited financial statements for inclusion in the proxy statement/prospectus and that AGT provide an opinion at Closing that the transaction qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Internal Revenue Code.

DLA Piper provided a revised draft of the Merger Agreement to Latham on June 12, 2023. The revised draft reflected changes to the representations, warranties and covenants made by AGT that DLA Piper and AGT viewed as appropriate given AGT’s business. In addition, the draft provided by DLA Piper (i) revised the requirements regarding delivery of the tax opinion, (ii) made AGT-favorable changes to the definitions of “Available Closing Cash” and “Knowledge,” (iii) built in the concept of the Preferred Stock Conversion, (iv) modified the treatment of the AGT Warrants, (v) included a covenant that, during the interim period, 10X III use reasonable best efforts to remain listed on a National Exchange, (vi) provided that all filing fees and expenses would be borne exclusively by 10X III, rather than equally by 10X III and AGT and (vii) provided that certain taxes incurred in connection with the Transactions would be borne equally by AGT and 10X III.

Following receipt of the Merger Agreement, Mr. Galvin, Mr. Thomas and representatives of 10X Capital discussed the minimum cash condition provision. 10X III held the position that the definition of “Available Closing Cash” should exclude the costs incurred by AGT. In addition, the parties discussed the earnout period and agreed to reduce it from seven years to five years. The parties further discussed the feasibility of getting a majority of AGT stockholders to execute support agreements and the time it would take to do so.

On June 27, 2023, Latham provided a further revised draft of the Merger Agreement and provided an initial draft of the Acquiror Support Agreement to DLA Piper and AGT. The revised draft eliminated the minimum cash condition but tied the vesting of the Sponsor’s shares to the achievement of certain levels of minimum cash. The revised draft also included (i) a closing condition that AGT shall have converted all of its preferred stock to AGT common stock, (ii) certain changes to the representations and warranties as Latham and 10X III believed appropriate and (iii) modifications to the non-stock price based Triggering Events tied to various stages of a Phase 2 Clinical Trial. Further, the revised draft removed the covenant that 10X III use reasonable best efforts to remain listed on a National Exchange during the interim period and provided that filing fees and expenses be borne equally by 10X III and AGT and that transfer taxes be borne solely AGT.

On July 7, 2023, DLA Piper provided a revised draft of the Merger Agreement. The major points of negotiation remaining at this time were: (i) certain representations and warranties made by AGT with respect to intellectual property, (ii) delivery of financial statements and the timing thereof, (iii) the structure of the Internal Reorganization and the Distribution, (iv) delivery of a tax opinion in connection with the transactions, (v) the lock-up of the Sponsor shares and (vi) whether or not the minimum cash condition would include expenses of AGT. Counsels to each of the parties discussed the various representations and warranties and their views on what is customary for a company in AGT’s position. The parties also agreed that AGT would solicit support of the transaction from a majority in voting power of its stockholders prior to signing, which would take a week after definitive documents were agreed. The parties, including RSM, DLA Piper and Latham, also participated in calls regarding the delivery of a tax opinion and what was customary and required in this context. The parties also agreed to keep the minimum cash condition in the Merger Agreement and remove the Sponsor vesting concept from the Acquiror Support Agreement. Further, the revised draft reinserted the covenant that 10X III use reasonable best efforts to remain listed on a National Exchange during the interim period and provided that filing fees and expenses be borne exclusively by 10X III.

On July 12, 2023, Latham provided a further revised draft of the Merger Agreement. This draft (i) proposed that DLA Piper provide a tax opinion in form and substance reasonably satisfactory to 10X III, (ii) removed AGT closing costs from the definition of “Available Closing Cash” and (iii) made certain other changes to the representations and warranties and covenants that Latham & Watkins and 10X III believed appropriate. The parties continued to iterate on these changes and certain representations and warranties related to intellectual property. Further, 10X III and AGT discussed and ultimately agreed to exclude the covenant that 10X III use reasonable best efforts to remain listed on a National Exchange during the interim period and that filing fees and expenses would be borne equally between 10X III and AGT.

On July 14, 2023 10X III engaged Dark Horse Consulting Group, Inc. (“DHC”) to aid in the diligence process and provide consultation and data review on topics related to chemistry, manufacturing and controls (CMC). DHC reviewed information provided to them by AGT and compiled their findings for 10X III’s review.

In response to the prior Latham draft, and in conjunction with continued discussions, DLA and Latham exchanged several drafts between July 17, 2023 and July 20, 2023. The parties engaged in several discussions regarding the drafts and agreed that “Available Closing Cash” would include cash costs of AGT, but the parties would agree to use commercially reasonable efforts to minimize such costs. The parties also agreed that RSM would provide a tax opinion in the form acceptable to 10X III. Such changes were reflected in a draft provided by DLA Piper on July 20, 2023.

The parties traded minor comments on the Merger Agreement, including minor changes (i) regarding the exclusivity of the License Agreement and (ii) to various definitions, before agreeing to a version that would be distributed to the stockholders of AGT on July 26, 2023.

During the months of June and July 2023, the parties prepared various ancillary agreements. Latham and DLA Piper traded drafts of the Separation Agreement, Equity Incentive Plan, form AGT Support Agreement, Acquiror Support Agreement, Registration Rights Agreement, Addimmune Lock-Up Agreement and various other agreements during this time. The terms of each such agreement are described in more detail under “Business Combination Proposal — Related Agreements.” Each party also reviewed and commented on the disclosure schedules to the Merger Agreement and addressed any outstanding diligence points related thereto during the month of July.

Merger Sub was incorporated under the laws of the State of Delaware on July 27, 2023.

On July 27, 2023, the 10X III Board held a meeting to discuss the transaction. The 10X III Board received draft resolutions, legal presentations summarizing the negotiation and due diligence processes, a legal diligence memorandum, a summary of the transaction structure and key transaction documents and updated copies of the key transaction documents, including the Merger Agreement, in advance of meeting via videoconference with management, Latham, Mr. Sinha and Maples Group, 10X III’s Cayman counsel (“Maples”). 10X III’s management provided an update on the proposed business combination and anticipated benefits of the transactions to 10X III’s shareholders as well as potential risks. Mr. Sinha presented his diligence on AGT’s products and answered questions from the 10X III Board. ROTH was also present at the meeting and delivered to the 10X III Board the fairness opinion as described in the section “Business Combination Proposal — Opinion of Financial Advisor to 10X III” and attached as Annex I to this proxy statement/prospectus. Representatives of Latham reviewed the terms of the proposed transaction documentation. During discussions with its advisors, the 10X III Board asked, and the representatives of Latham and Maples and Mr. Sinha answered, questions about the matters presented, including regarding key transaction documents and the broader pharmaceutical industry. The 10X III Board then discussed other factors, including those described under the caption “The 10X III Board’s Reasons for the Business Combination.” The 10X III Board was also made aware of, and considered the fact that certain of 10X III’s officers and directors have interests in the Business Combination that differ from the interests of 10X III’s shareholders generally, including the interests summarized under the caption “— Interests of 10X III’s Directors and Executive Officers in the Business Combination.” After comprehensive discussions, the 10X III Board unanimously adopted resolutions by written consent (i) determining that it was in the best interests of 10X III and its shareholders for 10X III to enter into the Merger Agreement and consummate the transactions contemplated thereby (including the Merger and the Domestication), (ii) authorizing management to negotiate, execute and deliver the transaction documents, (iii) authorizing management to consummate the transactions contemplated by the Merger Agreement, and (iv) recommending that 10X III shareholders vote “FOR” the proposals included in this proxy statement/prospectus among other things.

Between July 28, 2023 and August 8, 2023 the parties finalized the Separation Agreement (including the documents included as exhibits thereto), the Employee Incentive Plan, and certain other exhibits to the Merger Agreement. During this period, AGT management continued outreach to its shareholders and made minor changes to the Separation Agreement pursuant to the shareholders’ input and minor changes were made to the Merger Agreement, including changes to reflect that AGT does not have outstanding restricted stock units but rather restricted stock.

Prior to signing the Merger Agreement, on August 7, 2023, the parties negotiated certain additional changes to the milestones that would trigger the Earnout and the terms of the form of License Agreement between SpinCo and Addimmune.

Between June 5, 2023 and August 9, 2023, 10X III and AGT participated in various discussions regarding financing arrangements with CF Principal Investments LLC with respect to the terms of the Cantor LOI.

On August 8, 2023, the parties finalized the transaction documents (or forms thereof) with respect to the proposed Business Combination based on the terms agreed upon by the parties and approved by their respective boards of directors. The parties discussed a desire to announce the transaction concurrently with the entry into the Cantor LOI. Over the course of the day the parties negotiated the terms of the Cantor LOI and all parties agreed on final form thereof on August 9, 2023.

On August 9, 2023, 10X III, AGT, and Merger Sub executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, 10X III and/or AGT also entered into certain of the related agreements described herein, in each case, with the applicable other parties thereto. See “Business Combination Proposal — Related Agreements” for additional information.

On August 9, 2023, 10X III and AGT issued a joint press release announcing the execution of the Merger Agreement, which was filed as an exhibit to a Current Report on Form 8-K filed with the SEC.

The 10X III Board’s Reasons for the Business Combination

10X III was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The 10X III Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the 10X III Board and management to identify, acquire and operate one or more businesses. The members of the 10X III Board and management have extensive transactional experience.

As described under “Background to the Business Combination” above, the 10X III Board, in evaluating the Merger, consulted with 10X III’s management and legal advisors. In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the 10X III Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the proposed combination, the 10X III Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The 10X III Board contemplated its decision as in the context of all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of 10X III’s reasons for approving the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

In approving the combination, the 10X III Board received a fairness opinion, dated July 27, 2023 from ROTH, as to the fairness, from a financial point of view, to 10X III of the Merger Consideration to be issued and paid by 10X III in the Merger pursuant to the Merger Agreement. This opinion is discussed in greater detail in the section entitled “Business Combination Proposal — Opinion of the Financial Advisor to 10X III” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex I.

The 10X III Board considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following: Addimmune’s patent portfolio, the technical ability of Addimmune’s management and the potential for growth. The 10X III Board and management team alike were impressed with the AGT team during the diligence process and in their own investigation of the industry. More specifically, the 10X III Board took into consideration the following factors or made the following determinations, as applicable:

•        Meets the acquisition criteria that 10X III had established to evaluate prospective business combination targets.    The 10X III Board determined that Addimmune satisfies a number of the criteria and guidelines that 10X III established at its initial public offering, including strong value proposition, significant expansion opportunity, and experienced management team.

•        Significant total addressable market.    The 10X III Board considered the potential for Addimmune’s product candidates, should they proceed through clinical trials and be approved for use, to address a large market of patients coping with HIV. See “Information About AGT — Background on HIV/GCT” for further details.

•        Experienced management and scientific team.    The 10X III Board determined that Addimmune has a proven and experienced management and scientific team that is positioned to successively lead Addimmune after the Business Combination.

•        Addimmune’s post-Closing financial condition.    The 10X III Board also considered factors such as Addimmune’s outlook and financial plan, and AGT’s ability to raise capital from existing and new investors prior to Closing.

•        Valuation supported by fairness opinion, financial analysis and due diligence.    The 10X III Board determined that the fairness opinion delivered by ROTH and the valuation analysis conducted by 10X III’s management team, based on the trading levels of comparable companies, supported the equity valuation of Addimmune. As part of this determination, 10X III’s management, the 10X III Board and 10X III’s legal counsel conducted due diligence examinations of Addimmune and discussed with AGT’s management the financial, operational and business outlook of Addimmune.

The 10X III Board also considered a variety of uncertainties, risks and other potentially negative factors relating to the Merger including, but not limited to, the following: redemptions in connection with the shareholder vote, litigation and threats of litigation and broader macro risks, including the competitive landscape, nonperformance by contract counterparties, intellectual property and licensing risk, and the execution risk that could create difficulties for Addimmune in effectively managing its growth and expanding its operations and other risks specific to Addimmune. Specifically, the 10X III Board considered the following issues and risks:

•        Risk that the benefits described above may not be achieved.    The risk that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected timeframe.

•        Risk of the liquidation of 10X III.    The risks and costs to 10X III if the Merger is not completed, including the risk of diverting management’s focus and resources from other business combination opportunities, which could result in 10X III being unable to effect a business combination in the requisite timeframe and force 10X III to liquidate.

•        Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits 10X III from soliciting other business combination proposals, which restricts 10X III’s ability, so long as the Merger Agreement is in effect, to consider other potential business combinations.

•        Closing conditions.    The fact that completion of the Merger is conditioned on the satisfaction of certain Closing conditions that are not within 10X III’s control, including approval by 10X III shareholders, and approval by a National Exchange of the initial listing application in connection with the Merger.

•        Potential litigation.    The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.

•        Fees and expenses.    The fees and expenses associated with completing the Merger.

•        Business and clinical-stage company risks.    Addimmune is a clinical-stage biotechnology company, and the Board considered the risk that the future financial performance of Addimmune may not meet the Board’s expectations due to factors in or out of its control, including expectations regarding: (i) the timing, implementation and success of its planned clinical trials for its product candidates, and related implications, (ii) approval by the FDA (in a timely manner or at all) for its product candidates, (iii) its ability to successfully commercialize its product candidates, if approved, and (iv) ability to secure the necessary capital to fund its clinical trials and commercialize its product candidates.

•        Other risk factors.    Various other risk factors associated with the respective businesses of 10X III and Addimmune.

In addition to considering the factors described above, the 10X III Board also considered that some officers and directors of 10X III might have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of 10X III’s shareholders. 10X III’s independent directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the 10X III Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

The 10X III Board concluded that the potential benefits that it expected 10X III and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the 10X III Board unanimously determined that the Merger Agreement, and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of, 10X III and its shareholders.

Opinion of Financial Advisor to 10X III

On July 27, 2023, Roth rendered an oral opinion to the 10X III Board (which was confirmed in writing by delivery of Roth’s written opinion dated July 27, 2023), to the effect that, as of that date, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Roth in preparing its opinion, the Merger Consideration to be paid by 10X III pursuant to the Merger Agreement was fair from a financial point of view to 10X III.

Roth’s opinion was directed to the 10X III Board and only addressed the fairness from a financial point of view to 10X III of the Merger Consideration to be paid by 10X III pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger. The summary of Roth’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex I to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Roth in preparing its opinion. The opinion did not address the relative merits of the Merger or any alternatives to the Merger, 10X III’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. Roth’s opinion should not be construed as creating any fiduciary duty on Roth’s part to any party or entity. Roth’s opinion and the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are not intended to be, and do not constitute, a recommendation to any stockholder of 10X III as to how to vote with respect to the Merger or any other matter.

In arriving at its opinion, Roth:

•        reviewed the draft Merger Agreement dated July 25, 2023;

•        reviewed and analyzed certain information, including clinical plans for scientific and medical inquiry, relating to the estimated cash usage of AGT, on a stand-alone basis, that were furnished by AGT;

•        conducted discussions with members of senior management and representatives of 10X III and AGT concerning the matters described in the prior bullet point;

•        reviewed the pro forma ownership structure of the combined entity resulting from the Merger;

•        discussed the past and current operations, financial condition and the business and prospects of AGT with members of senior management of 10X III and AGT, respectively;

•        compared certain publicly available financial information of certain publicly-traded companies deemed relevant;

•        reviewed the financial terms, to the extent publicly available, of certain acquisition transactions deemed relevant; and

•        performed such other analyses, reviewed such other information and considered such other factors as deemed appropriate for the purpose of rendering its opinion.

Management of 10X III instructed Roth to assume, and with the approval of the 10X III Board and without independent verification, Roth assumed for purposes of its opinion that (i) the Merger Consideration will have an agreed-upon value of $500,000,000, (ii) AGT will consummate an AGT Pre-Closing Financing resulting in Available Closing Cash being $25,000,000 and (iii) no Earnout Shares will be released to the holders of AGT Common Stock at Closing.

For its opinion, Roth assumed and relied upon, without verifying independently, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to it or discussed with or reviewed by it, and further assumed that the financial information provided to it had been prepared by the respective managements of 10X III and AGT on a reasonable basis in accordance with industry practice, and that the managements of 10X III and AGT were not aware of any information or facts that would make any information provided to it incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Roth assumed that the respective managements of 10X III and AGT prepared reasonably the estimates and other forward-looking information reviewed by it, based on assumptions reflecting their best currently available estimates and judgments as to the expected future results of operations and financial condition of 10X III and AGT, respectively. Roth expressed no opinion as to any such estimates or forward-looking information or the assumptions on which they were based. In addition, Roth assumed that the final executed Merger Agreement would be in all material respects identical to the draft Merger Agreement reviewed by Roth. Roth relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties set forth in the Merger Agreement and all related documents and instruments that were referred to therein were true and correct, (ii) each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto, and (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Roth assumed that all the necessary regulatory approvals and consents required for the Merger, including the approval of the shareholders of 10X III and stockholders of AGT, would be obtained in a manner that would not adversely affect either such party.

In arriving at its opinion, Roth did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of 10X III and AGT, and was not furnished or provided with any such appraisals or valuations. Without limiting the generality of the foregoing, Roth did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which 10X III, AGT or any of their respective affiliates was a party or might be subject, and at the direction of the 10X III Board and with its consent, Roth’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

In connection with its opinion, Roth assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and noted that its opinion did not address any legal, regulatory, tax or accounting issues. Roth expressed no opinion with respect to the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees of AGT, whether or not relative to the Merger. Roth’s opinion did not address the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of 10X III. Roth’s opinion did not address the relative merits of the Merger or any alternatives to the Merger, 10X III’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. Roth did not express any opinion as to the value of the shares of Addimmune Common Stock to be issued in the Merger or the prices at which shares of Addimmune Common Stock may trade following announcement of the Merger or at any future time. Roth’s opinion was based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of Roth’s opinion may affect the opinion and the assumptions used in preparing it, and Roth did not assume any obligation to update, revise or reaffirm its opinion.

The issuance of Roth’s opinion was approved by a fairness opinion committee of Roth.

Summary of Material Financial Analysis

The following is a summary of the material financial analyses performed by Roth and reviewed by the 10X III Board in connection with Roth’s opinion relating to the Merger and does not purport to be a complete description of all financial analyses performed by Roth. The rendering of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Roth or of its presentation to the 10X III Board on July 27, 2023. The order of analyses described below does not represent the relative importance or weight given to those analyses by Roth. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Roth’s financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Roth’s financial analyses.

In performing its analyses, Roth made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of 10X III and AGT or any other parties to the Merger Agreement. Roth does not assume any responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below.

Publicly Traded Comparable Company Analysis

Roth reviewed selected financial data of 13 selected publicly traded companies in the biopharmaceutical industry focused on gene or cell therapy (excluding oncology) and with a lead product candidate in pre-clinical through Phase 2 clinical trials diluted enterprise values between $100 million and $3.0 billion. Although the companies referred to below were used for comparison purposes, none of these companies is directly comparable to AGT. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The companies included in the analysis were:

Lead Product Candidate		
Company Name	Exchange:Ticker	Last Share Price	Diluted Market Cap. ($MM)	Diluted Enterprise Value ($MM)	Product Name	Indication	Stage of Development
Intellia Therapeutics, Inc.	NasdaqGM:NTLA	$41.98	$3,709.8	$2,902.4	NTLA-2002	Hereditary Angioedema	Phase 1/2
Beam Therapeutics Inc.	NasdaqGS:BEAM	$32.11	$2,450.5	$1,569.9	BEAM-101	Sickle Cell Disease	Phase 1/2
Rocket Pharmaceuticals, Inc.	NasdaqGM:RCKT	$17.32	$1,443.6	$1,137.9	RP-L102	Fanconi Anemia	Phase 2
Prime Medicine, Inc.	NasdaqGM:PRME	$14.10	$1,381.5	$1,158.0	Blood (Target tissue)	Chronic Granulomatous Disease	Preclinical
Verve Therapeutics, Inc.	NasdaqGS:VERV	$20.42	$1,296.4	$867.8	VERVE-101	High-Risk Heterozygous Familial Hypercholesterolemia (HeFH)	Phase 1b
4D Molecular Therapeutics, Inc.	NasdaqGS:FDMT	$17.98	$761.4	$447.6	4D-150	Wet AMD	Phase 1/2
Cabaletta Bio, Inc.	NasdaqGS:CABA	$12.15	$499.6	$317.1	CABA-201	Systemic Lupus Erythematosus	Preclinical
MeiraGTx Holdings plc(1)	NasdaqGS:MGTX	$6.46	$384.4	$345.4	AAV-RPGR	X-Linked Retinitis Pigmentosa (XLRP)	Phase 1/2
Editas Medicine, Inc.	NasdaqGS:EDIT	$8.78	$715.5	$317.0	EDIT-301	Sickle Cell Disease; Transfusion-Dependent Beta Thalassemia	Phase 1/2
Wave Life Sciences Ltd.	NasdaqGM:WVE	$3.87	$380.2	$217.1	WVE-N531	Duchenne Muscular Dystrophy	Phase 1/2
Tenaya Therapeutics, Inc.	NasdaqGS:TNYA	$5.02	$335.7	$176.2	TN-201	Hypertrophic Cardiomyopathy (HCM)	Phase 1b
Voyager Therapeutics, Inc.	NasdaqGS:VYGR	$8.79	$382.7	$131.8	TRACER	Alzheimer's Disease	Preclinical
Generation Bio Co.	NasdaqGS:GBIO	$5.05	$331.7	$125.4	N/A	Hemophilia A	Preclinical

Summary Statistics	Diluted Market Cap. ($MM)	Diluted Enterprise Value ($MM)
Mean	**$1,082.5**	**$747.2**
Median	**$715.5**	**$345.4**

Sources:    S&P Capital IQ; Company filings, Company press releases; Yahoo Finance as of 7/26/23

Inclusion Criteria:    Companies with a focus on gene or cell therapy, Diluted Enterprise Values greater than $100MM and less than $3,000MM, Lead Product Candidate Indication excludes oncology and Lead Product Candidate Stage of Development of Preclinical through Phase 2

____________

(1)      MeiraGTx completed a PIPE transaction for gross proceeds of $62MM on 5/5/2023. The proforma shares outstanding number is reflected in the latest 10-Q, however the reported cash balance in the 10-Q does not reflect the proceeds from the PIPE

•        Diluted Market Cap. calculated using each company’s Last Share Price times the sum of such company’s most recent reported shares outstanding plus in-the-money options and warrants (as determined by the Treasury Method using such company’s Last Share Price) plus shares issued in financings announced after such company’s most recent financial reporting period

•        Diluted Enterprise Value calculated using each company’s Diluted Market Cap. plus such company’s reported debt, minority interest and preferred equity; minus such company’s reported cash and cash equivalents and proceeds received by way of financings that were announced after such company’s most recent financial reporting period

The 13 companies in the comparable company analysis had diluted market capitalizations between $331.7 million and $3.7 billion and diluted enterprise values between $125.4 million and $2.9 billion. Roth derived mean and median diluted market capitalizations of $1.1 billion and $715.5 million, respectively, and mean and median diluted enterprise values of $742.2 million and $345.4 million, respectively, from this analysis. Roth calculated a range of implied total equity values for AGT (by adding the assumed $25.0 million in cash at closing) to the median diluted enterprise value and the mean diluted enterprise value, which was $370.4 million to $772 million, which it compared to the assumed $500 million valuation of the Merger Consideration to be paid by 10X III.

Precedent Initial Public Offering Analysis

Roth reviewed the initial public offerings of 11 selected biopharmaceutical companies which completed an initial public offering since January 2020 focused on gene or cell therapy (excluding oncology) and with a lead product candidate in pre-clinical through Phase 2 clinical trials diluted enterprise values between $100 million and $3.0 billion.

Although the companies referred to below were used for comparison purposes, none of these companies is directly comparable to AGT. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The companies included in the analysis were:

IPO Date	Company Name	Exchange:Ticker	Diluted Market Cap at IPO ($MM)	Diluted Enterprise Value at IPO ($MM)	Lead Product Candidate: Indication	Lead Product Candidate: Stage of Development
10/19/2022	Prime Medicine Inc	NasdaqGM:PRME	$1,700.1	$1,455.8	Chronic Granulomatous Disease	Preclinical
02/05/2020	Beam Therapeutics Inc.	NasdaqGS:BEAM	$932.8	$663.2	Sickle Cell Disease	Preclinical
06/16/2021	Verve Therapeutics Inc	NasdaqGS:VERV	$993.6	$612.6	Familial Hypercholesterolemia	Preclinical
06/24/2021	Graphite Bio Inc	NasdaqGM:GRPH	$1,035.1	$606.5	Sickle Cell Disease	Phase 1/2
2/27/2020	Passage Bio, Inc.	NasdaqGS:PASG	$872.4	$485.4	Gangliosidosis (GM1)	Preclinical
09/23/2020	Taysha Gene Therapies Inc	NasdaqGS:TSHA	$739.9	$456.6	GM2 Gangliosidosis	Phase 1/2
06/18/2020	Forma Therapeutics Holdings Inc	NasdaqGM:FMTX	$880.2	$444.4	Sickle Cell Disease	Phase 1
12/10/2020	4D Molecular Therapeutics Inc	NasdaqGS:FDMT	$653.8	$361.8	X-Linked Retinitis Pigmentosa	Phase 1/2
04/29/2021	Vaccitech Plc	NasdaqGM:VACC	$614.3	$349.4	Chronic Hepatitis B	Phase 1/2a
07/29/2021	Tenaya Therapeutics Inc	NasdaqGS:TNYA	$641.7	$341.2	Genetic Hypertrophic Cardiomyopathy	Preclinical
08/07/2020	Freeline Therapeutics Holdings plc	NasdaqGS:FRLN	$498.5	$184.2	Hemophilia B	Phase 1/2

Summary Statistics	Diluted Market Cap at IPO ($MM)	Diluted Enterprise Value at IPO ($MM)
Mean	**$869.3**	**$541.9**
Median	**$872.4**	**$456.6**

Sources:    Dealogic, Company filings, Company websites

Inclusion Criteria:    initial public offering transactions from since 2020, of Companies with a focus on gene or cell therapy, greater than $100M and less than $3,000MM Diluted Enterprise Value at initial public offering, Lead Product Candidate Indication excludes oncology and Lead Product Candidate Stage of Development of Preclinical through Phase 2

•        Diluted Market Cap. at initial public offering calculated using each company’s initial public offering Offer Price times the sum of such company’s pro forma shares outstanding plus in-the-money options and warrants (as determined by the Treasury Method using such company’s initial public offering Offer Price), at the time of such company’s initial public offering

•        Diluted Enterprise Value at initial public offering calculated using each company’s Fully Diluted Market Cap. plus such company’s reported debt, minority interest and preferred equity at the time of such company’s initial public offering; minus such company’s reported pro forma cash and cash equivalents at the time of such company’s initial public offering

The 11 companies in the precedent initial public offering analysis had diluted market capitalizations between $498.5 million and $1.7 billion and diluted enterprise values between $184.2 million and $1.5 billion. Roth derived mean and median diluted market capitalizations of $869.3 million and $872.4 million, respectively, and mean and median diluted enterprise values of $541.9 million and $456.6 million, respectively, from this analysis. Roth calculated a range of implied total equity values for AGT (by adding the assumed $25.0 million in cash at closing) to the median diluted enterprise value and the mean diluted enterprise value, which was $481.6 million to $566.9 million, which it compared to the assumed $500 million valuation of the Merger Consideration to be paid by 10X III.

Precedent M&A Transactions

Roth also reviewed and compared the financial terms, to the extent publicly available, of selected acquisition transactions that were announced between October 2020 and March 2023 and involved the acquisition of companies focused on gene or cell therapy (excluding oncology) and with a lead product candidate in pre-clinical through Phase 2 clinical trials at the time of their respective transaction. Although the precedent transactions referred to below were used for comparison purposes, none of them involved companies directly comparable to AGT. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies involved and other factors that could affect the transaction value of such companies and AGT to which they are being compared. For each of the selected transactions, based on publicly available information at the time of the relevant transaction, Roth calculated and compared the resulting transaction values as an aggregate of upfront consideration and aggregate milestone consideration, unweighted for likelihood of success. The selected transactions analyzed are set out below:

Sources:    Biocentury, Pitchbook, CapitalIQ, Company filings, Company press releases

Inclusion Criteria:    Target/Sellers with a focus on gene or cell therapy, Target/Seller Lead Asset Stage at signing of Preclinical through Phase 2, Transactions announced between 01/01/2020 — 07/19/2023, in which valuation details were disclosed

____________

(1)      Total Deal Value calculated by adding the estimated value of stock offered and/or upfront cash, and total milestone consideration

(2)      Consideration denominated in $USD, exchange rate of 1.052 USD/EURO, at the date of the transaction announcement

(3)      Adaptimmune Therapeutics plc (ADAP) acquired TCR2 Therapeutics plc (TCRR) in an all-stock transaction. ADAP exchanged 1.51 shares of ADAP per each share of TCRR, acquiring 40.4M shares of TCRR at approx. $1.76 per share of ADAP

(4)      Consideration denominated in $USD, exchange rate of SEK to USD conversion rate 11/17/2020 1 USD = 8.62171 SEK, at the date of the transaction announcement

The upfront consideration values ranged from $68.2 million to $3.2 billion. The total milestone consideration ranged from $0 to $700.0 million. The total deal values ranged from $68.2 million to $3,2 billion. Roth derived mean and median upfront consideration values of $613.4 million and $225.7 million, respectively, mean and median total milestone consideration of $120.3 million and $52.6 million, respectively, and mean and median total deal values of $737.7 million and $278.3 million, respectively, from this analysis. Because Roth was instructed to assume that no Earnout Shares would be issued in the Merger, Roth compared the range of the median upfront consideration value and the mean upfront consideration value, which was $225.7 million to $613.4 million, to the assumed $500 million valuation of the Merger Consideration to be paid by 10X III.

General

The summary set forth above does not contain a complete description of the analyses performed by Roth, but does summarize the material analyses performed by Roth in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Roth believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Roth opinion. In arriving at its opinion, Roth considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Roth made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Roth’s view of the actual value of 10X III, AGT or the merger consideration.

As described above, Roth’s opinion was only one of many factors considered by the 10X III Board in making its determination to approve the Merger.

Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. The 10X III Board selected Roth to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement because Roth is a nationally recognized investment banking firm and because, Roth as part of its investment banking business, is consistently engaged in the valuation of companies and their securities in connection with merger and acquisition transactions, public and private offerings and placements of securities and other securities related activities. Roth has had no relationship with 10X III, AGT or any other parties to the Merger in the past two years for which it has received or may receive any compensation, except as described below and that in the ordinary course of business Roth and its affiliates may acquire, hold or sell, for it and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of 10X III and the other parties to the Merger, and, accordingly, may at any time hold a long or a short position in such securities. In December 2022, 10X III engaged Roth to provide a fairness opinion to the 10X III Board in connection with a prior transaction that was ultimately abandoned. In connection therewith, 10X III paid Roth $100,000 upon delivery of our fairness opinion in connection with the prior transaction (the “Prior Opinion”). When the transaction was abandoned, 10X III and Roth agreed that 10X III would pay Roth an additional $200,000 for the Prior Opinion and reimburse Roth for its related expenses in the amount of $36,000 upon the earlier of the consummation or abandonment of the Merger. Such payment is in addition to the amounts payable to Roth by 10X III in connection with the opinion provided by Roth in connection with the Merger. Roth and its affiliates may in the future provide investment banking and other financial services to 10X III, AGT and their respective affiliates for which Roth would expect to receive compensation.

Roth was engaged by 10X III to render a fairness opinion to the 10X III Board in connection with its evaluation of the Merger but is not otherwise acting as a financial advisor to 10X III in connection with the Merger. Pursuant to its engagement letter, 10X III agreed to pay Roth a cash fee of $400,000 for its fairness opinion, $125,000 of which became due and payable upon delivery of the opinion and the remainder of which is payable upon the closing of the Merger or the termination of the Merger Agreement. In the event that 10X III requests that Roth update its fairness opinion, Roth would be entitled to an additional $50,000 fee payable upon delivery of the updated opinion. In addition, 10X III has agreed to indemnify Roth for certain liabilities arising out of its engagement by 10X III and to reimburse certain of Roth’s out-of-pocket expenses, including fees and disbursements of Roth’s legal counsel, up to $50,000 in the aggregate. Roth has agreed to notify 10X III in advance for its approval if the total amount of such expenses will exceed $50,000.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents that any business acquired by 10X III have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of AGT generally used to approve the transaction, the 10X III Board determined that this requirement was met. The 10X III Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of 10X III and its shareholders and appropriately reflected AGT’s value. In reaching this determination, the 10X III Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, value of intellectual property, and technical skills, as well as quantitative factors such as AGT’s potential for future growth in revenue and profits. The 10X III Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of AGT met this requirement.

Interests of 10X III’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the 10X III Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Initial Shareholders, including 10X III’s directors and officers, may have interests in such proposal that are different from, or in addition to, those of 10X III shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        the fact that our Initial Shareholders have agreed not to redeem any ordinary shares held by them in connection with a shareholder vote to approve a proposed initial business combination;

•        the fact that the Sponsor paid an aggregate of $25,000 for 11,672,500 Class B ordinary shares, one of which is currently owned by the Sponsor after (i) the Sponsor surrendered 2,089,167 Class B ordinary shares for no consideration on December 1, 2021, (ii) 10X III effected a share capitalization of 421,667 Class B ordinary shares on January 11, 2022, (iii) 5,000 Class B ordinary shares were forfeited in connection with the underwriter’s partial exercise of the over-allotment option in the Initial Public Offering and the expiration of the remaining portion of the over-allotment option on March 11, 2022 and (iv) the conversion of 9,999,999 Class B ordinary shares to Class A ordinary shares on October 17, 2023. The 8,964,740 shares of Addimmune Common Stock that the Sponsor will hold following the Business Combination, after the Sponsor transfers an aggregate of up to 1,916,260 ordinary shares to the certain investors that entered into non-redemption agreements in connection with the Extension Meetings, assuming the 10X III Board elects to extend the date by which 10X III is required to consummate a business combination or dissolve until July 14, 2024, if unrestricted and freely tradable, and in the case of the shares held by the Sponsor, following expiration of the lock-up, would have had an aggregate market value of $95,653,775.80 based upon the closing price of $10.67 per public share on the NYSE American on November 9, 2023, the most recent practicable closing price. This represents a 1530% gain on the Sponsor’s investment. If 10X III does not consummate a Business Combination transaction by July 14, 2024 (or such other date that 10X III’s term is extended), then the founder shares will be worthless;

•        the fact that, given the differential in the purchase price that the Sponsor paid for the founder shares as compared to the price of the Class A ordinary shares sold in the initial public offering, the Sponsor may earn a positive rate of return on their investment even if the Addimmune Common Stock trades below $10.00 per share and the public shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while public shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share;

•        the fact that, at the time of the initial public offering, the Initial Shareholders and certain of 10X III’s current officers and directors agreed to waive their rights to liquidating distributions from the Trust Account with respect to any ordinary shares (other than public shares) held by them if 10X III fails to complete an initial business combination by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents). The Initial Shareholders and 10X III’s officers and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the founder shares and private placement units are dependent on the consummation of a business combination. This may incentivize such persons to complete a business combination on terms or conditions that are not in the best interest of the public shareholders;

•        the fact that the Sponsor paid $8,810,000 for 881,000 private placement units (each unit comprising one Class A ordinary share and one-half of one whole warrant to purchase a Class A ordinary share), which, if unrestricted and freely tradable, would have had an aggregate market value of $9,144,780.00 based upon the closing price of $10.38 per public unit (although holders of the private placement units have certain rights that differ from the rights of holders of the public units) on the NYSE American on November 9, 2023, the most recent practicable closing price, and the fact that the private placement warrants contained in the private placement units will expire worthless and the Sponsor has waived liquidation rights to the private placement shares contained in the private placement units if a business combination is not consummated by July 14, 2024 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the Amended and Restated Registration Rights Agreement will be entered into by the Sponsor and certain other affiliates of 10X III;

•        the fact that, pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, 10X III is required to (i) maintain provisions in the Proposed Charter providing for continued indemnification of 10X III’s directors and officers and (ii) continue 10X III’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that the Sponsor and 10X III’s officers and directors will lose their entire investment in 10X III and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by July 14, 2024 (or to such date as is extended in accordance with the Existing Governing Documents);

•        the fact that if the Trust Account is liquidated, including in the event 10X III is unable to complete an initial business combination by July 14, 2024 (or to such date as is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify 10X III to ensure that the proceeds in the Trust Account are not reduced below $10.15 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which 10X III has entered into an acquisition agreement or claims of any third party for services rendered or products sold to 10X III, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that 10X III may be entitled to distribute or pay over funds held by 10X III outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing; and

•        the fact that it is currently contemplated that, current directors of 10X III, will continue to serve as directors of Addimmune following the Closing. As such, in the future they may receive any cash fees or equity awards that the Addimmune Board determines to pay its directors.

As a result of the foregoing interests, the Sponsor and 10X III’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to public shareholders rather than liquidate. Based on the closing price per share of the public shares on November 9, 2023 as reported on the NYSE American of $10.67, in the aggregate, the Sponsor and its affiliates have approximately $95.7 million at risk that depends upon the completion of a business combination. Such amount consists of: (i) 8,964,740 ordinary shares that will be held by the Sponsor following the Closing (which amount includes 881,000 Class A ordinary shares underlying the private placement units and (ii) $24,782.06 in unreimbursed out-of-pocket expenses as of November 9, 2023.

The Sponsor and the other Initial Shareholders have, pursuant to the Acquiror Support Agreement, agreed to, among other things, vote all of their founder shares and their public shares in favor of the proposals being presented at the extraordinary general meeting in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Initial Shareholders own approximately 82.5% of the issued and outstanding ordinary shares. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” in the accompanying proxy statement/prospectus for more information related to the Acquiror Support Agreement.

Expected Accounting Treatment of the Business Combination

The Business Combination is expected to be accounted for as an asset acquisition of a VIE that is not a business in accordance with U.S. GAAP. Under this method of accounting, 10X III is treated as the “accounting acquirer” and AGT as the “accounting acquiree” for financial reporting purposes. Upon consummation of the Business Combination, the cash on hand will result in the equity at risk being considered insufficient for AGT to finance its activities without additional subordinated financial support. Therefore, AGT will be considered a VIE and the primary beneficiary of AGT is treated as the accounting acquirer. 10X III will hold a variable interest in AGT and will own 100% of AGT’s equity. 10X III will be considered the primary beneficiary as it retains the obligation to absorb the losses and/or receive the benefits of AGT, and the power to direct the activities that could have potentially been significant to AGT. Accordingly, for accounting purposes, the acquisition of AGT will be accounted for as an acquisition of a VIE that is not a business as substantially all of the fair value will be concentrated in acquired IPR&D, an intangible asset. AGT’s assets and liabilities will be measured and recognized based on their fair values as of the transaction date with any value associated with IPR&D with no alternative future use recorded as an expense.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Certain aspects of the Business Combination are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted.

At any time before or after consummation of the Business Combination, notwithstanding expiration or termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of AGT assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. 10X III cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority or private party will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, 10X III cannot assure you as to its result.

Neither 10X III nor AGT is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that 10X III’s entry into the Agreement and Plan of Merger, dated as of August 9, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X III”), 10X AGT Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of 10X III (“Merger Sub”) and American Gene Technologies International Inc., a Delaware corporation (“AGT”), pursuant to which, among other things, following the de-registration of 10X III as an exempted company in the Cayman Islands and the continuation and Domestication of 10X III as a corporation in the State of Delaware, AGT will merge with and into Merger Sub, with Merger Sub surviving, and 10X III will be renamed Addimmune Inc., and all other transactions contemplated by the Business Combination, will be approved, ratified and confirmed in all respects.”

Recommendation of the 10X III Board

THE 10X III BOARD UNANIMOUSLY RECOMMENDS THAT THE 10X III SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 10X III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. In addition, 10X III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “— Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, 10X III is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.

As a condition to closing the Business Combination, the 10X III Board has unanimously approved, and 10X III shareholders are being asked to consider and vote upon a proposal to approve, a change of 10X III’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, 10X III will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which 10X III will be domesticated and continue as a Delaware corporation.

In connection with the Domestication, at least one day prior to the Closing Date, (i) each issued and outstanding Class A ordinary share of 10X III and each issued and outstanding Class B ordinary share of 10X III will be converted into one share of New 10X III Common Stock; (ii) each issued and outstanding whole warrant to purchase Class A ordinary shares of 10X III will automatically represent the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement and (iii) the governing documents of 10X III will be replaced with the interim governing documents of New 10X III as described in this proxy statement/prospectus. In connection with clauses (i) and (ii), each issued and outstanding 10X III unit that has not been previously separated into the underlying Class A ordinary share and the underlying one-half of one 10X III warrant prior to the Domestication will be cancelled and will entitle the holder thereof to one share of New 10X III Common Stock and one-half of one whole warrant representing the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the 10X III warrant agreement. Upon the separation of units, only whole warrants will trade. Accordingly, unless you hold at least two units of 10X III, you will not be able to receive or trade a warrant when the units are separated.

In connection with the Domestication, New 10X III will adopt the Interim Charter, which will replace or remove certain provisions of the Existing Governing Documents which are no longer valid or otherwise applicable as a result of the Domestication (but without substantively changing such ongoing rights) and file the same with the Secretary of State of the State of Delaware. The Interim Charter will preserve the existing rights of 10X III ordinary shares, and the existing provisions of the Existing Governing Documents (including protective provisions with respect to the Trust Account and redemption rights) will be replicated or substantively replicated in the Interim Charter.

Following the consummation of the Business Combination, (i) the governing documents of New 10X III will be amended and restated and become the certificate of incorporation and bylaws of Addimmune Inc. as described in this proxy statement/prospectus, (ii) the form of the certificate of incorporation and the bylaws will be appropriately adjusted to give effect to any amendments contemplated by the form of certificate of incorporation or bylaws that are not adopted and approved by the 10X III shareholders, other than the amendments to the New 10X III governing documents that are contemplated by the Charter Amendment Proposal, which is a condition to the closing of the Business Combination Proposal, and (iii) New 10X III will change its name to “Addimmune Inc.”

The Domestication Proposal, if approved, will approve a change of 10X III’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while 10X III is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, Addimmune will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then 10X III will also ask its shareholders to approve the Charter Amendment Proposal and each Advisory Charter Proposal (discussed below), which, if approved, will replace the Existing Governing Documents with a new certificate of incorporation and bylaws of Addimmune under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Charter Amendment Proposal” and “The Advisory Charter Proposals,” the Existing Governing Documents of 10X III, attached hereto as Annex B and the Proposed Governing Documents of Addimmune, attached hereto as Annex C and Annex D.

Reasons for the Domestication

The 10X III Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the 10X III Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The 10X III Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of 10X III and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

Prominence, Predictability, and Flexibility of Delaware Law.    For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Addimmune, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Addimmune’s stockholders from possible abuses by directors and officers.

Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Addimmune’s incorporation in Delaware may make Addimmune more attractive to future candidates for the 10X III Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The 10X III Board therefore believes that providing the benefits afforded directors by Delaware law will enable Addimmune to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both the Cayman Islands Companies Act and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than the Cayman Islands Companies Act on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable Addimmune to compete more effectively with other public companies in attracting and retaining new directors. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of 10X III as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New 10X III immediately following the Domestication will be the same as those of 10X III immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Additionally, solely in connection with the Domestication Proposal, each holder of Class B ordinary shares will have ten votes per share while each holder of Class A ordinary shares will have one vote per share. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The domestication Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Domestication Proposal. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that 10X III be transferred by way of continuation to Delaware pursuant to Article 47 of the Existing Governing Documents of 10X III and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, 10X III be continued and domesticated as a corporation under the laws of the State of Delaware as New 10X III.”

Recommendation of the 10X III Board

THE 10X III BOARD UNANIMOUSLY RECOMMENDS THAT 10X III SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X III and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

CHARTER AMENDMENT PROPOSAL

Overview

In connection with the Business Combination, 10X III is asking its shareholders to approve by special resolution under the Cayman Islands Companies Act the Proposed Governing Documents of Addimmune, including the Proposed Charter in the form attached hereto as Annex C and the Proposed Bylaws in the form attached hereto as Annex D. If each of the Charter Amendment Proposal and Domestication Proposal is approved and the Business Combination is consummated, the Proposed Charter will be substantially adopted in the form attached hereto as Annex C.

Under the Merger Agreement, the approval of the Charter Amendment Proposal is a condition to the consummation of the Business Combination. Therefore, if the Charter Amendment Proposal is not approved, the Business Combination will not be completed unless the condition is waived.

Reasons for the Charter Amendment Proposal

The Proposed Charter was negotiated as part of the Business Combination. The following is a summary of the key changes to be affected by the Proposed Charter relative to the Interim Charter, as well as the 10X III Board’s reasons for asking the shareholders of 10X III to approve the Charter Amendment Proposal. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex C.

Corporate Name

The 10X III Board believes that changing the corporate name from “10X Capital Venture Acquisition Corp. III” to “Addimmune Inc.” in connection with the Business Combination is desirable to reflect the Business Combination and to clearly identify Addimmune as the publicly traded entity.

Changes in Share Capital

The 10X III Board believes that it is desirable to eliminate the provisions of the Interim Charter that allow for 10X III’s current Class B ordinary shares and to increase the number of 10X III’s authorized shares from 551,000,000 authorized shares, consisting of 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 1,000,000 preference shares, each with a par value of $0.0001 per share, to            authorized shares, consisting of            shares of Addimmune Common Stock and            shares of Addimmune Preferred Stock, to provide 10X III flexibility in considering future business needs and opportunities. Opt Out of DGCL 242(b)(2)

The 10X III Board believes that it is appropriate for the number of authorized shares of any class of common stock or preferred stock of Addimmune to be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Addimmune’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL. Therefore, the 10X III Board believes it is desirable to remove a separate class vote for increases and decreases of the authorized shares of any class of capital stock and to allow all stockholders to vote upon such matters.

Changing the Number of Directors; Stockholder Removal of Directors

The 10X III Board believes that it is desirable to give the Addimmune Board the exclusive authority to fix the number of directors from time to time and limit the ability of Addimmune stockholders to remove members of the Addimmune Board from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of voting stock of Addimmune entitled to vote on the election of such director, voting together as a single class, in order to increase board continuity, to increase the likelihood that experienced board members with familiarity of Addimmune’s business operations will serve on the board at any given time, and to make it more difficult for a potential acquiror or other person to gain control of the Addimmune Board.

Eliminating Action by Written Consent of Stockholders

The 10X III Board believes that it is desirable that any action required or permitted to be taken by the stockholders of Addimmune must be effected at an annual or special meeting of the stockholders and not by written consent since eliminating the right of Addimmune stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend Addimmune’s organizational documents outside of a duly called special or annual meeting of the stockholders of Addimmune.

Supermajority Vote Required to Amend the Bylaws

The 10X III Board believes that it is desirable that stockholder-adopted bylaws, and stockholder amendments or other alterations to the bylaws require approval of at least two-thirds (662/3%) of the voting power of the then-outstanding shares of voting stock of Addimmune, to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Supermajority Vote Required to Amend Certain Charter Provisions

The 10X III Board believes that it is desirable that the affirmative vote of the holders of at least two-thirds (662/3%) of the voting power of the then outstanding shares of voting stock of Addimmune to amend certain provisions of the Proposed Charter relating to: (i) classification and election of our Board, removal of directors from office, and filling vacancies of the Addimmune Board, (ii) actions taken by the stockholders of Addimmune, (iii) exculpation of personal liability of the directors of Addimmune and indemnification of persons serving as directors or officers of Addimmune, (iv) and amendments to the Proposed Charter and Proposed Bylaws. The 10X III Board believes that this requirement is appropriate to protect all stockholders against potential self-interested actions by one or more large stockholders.

Exclusive Forum Provision

The 10X III Board believes that it is desirable to adopt an exclusive forum for certain stockholder litigation in order to avoid multiple lawsuits in multiple jurisdictions regarding the same matter. Therefore, the Proposed Charter adopts (i) the Court of Chancery of the State of Delaware as the exclusive forum for certain stockholder litigation and (ii) the Court of Chancery of the State of Delaware and the federal district court of the District of Delaware, concurrently, for the resolution of complaints asserting a cause of action arising under the Securities Act.

Provisions Related to Status as a Blank Check Company

The elimination of certain provisions related to 10X III’s status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, the Proposed Charter allows Addimmune to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the 10X III Board believes it is the most appropriate period for Addimmune following consummation of the Business Combination. In addition, certain other provisions in the Existing Governing Documents require that proceeds from the initial public offering be held in the Trust Account until a business combination or liquidation of 10X III has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

The approval of the Charter Amendment Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Charter Amendment Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Charter Amendment Proposal. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, the Interim Charter of New 10X III be amended and restated by its deletion in its entirety and its replacement by the Proposed Governing Documents (annexed to this proxy statement/prospectus as Annex C and Annex D, respectively) and that these be approved as the certificate of incorporation and bylaws, respectively, of Addimmune, effective upon the effectiveness of the Domestication, including the change in name from “10X Capital Venture Acquisition Corp. III” to “Addimmune Inc.””

Recommendation of the 10X III Board

THE 10X III BOARD UNANIMOUSLY RECOMMENDS THAT 10X III SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X III and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

THE ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, 10X III is asking its shareholders to vote on a series of separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by the Cayman Islands Companies Act separate and apart from the Charter Amendment Proposal, but pursuant to SEC guidance, 10X III is required to submit these provisions to its shareholders separately for approval. However, the shareholder vote regarding these proposals is advisory in nature and is not binding on 10X III or the 10X III Board (separate and apart from the approval of the Charter Amendment Proposal, which is binding on 10X III). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal, which is cross-conditioned with approving the Business Combination Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, 10X III intends that the Proposed Charter will take effect at the Closing (assuming approval of the Charter Amendment Proposal).

Advisory Charter Proposal 4A — Changes in Share Capital

If the Charter Amendment Proposal is approved, the Proposed Charter will remove the provisions for 10X III’s current Class B ordinary shares (which will all convert into shares of New 10X III Common Stock in connection with the Domestication) and the Proposed Charter will increase the number of 10X III’s authorized shares, each with a par value of $0.0001 per share, from 551,000,000 authorized shares consisting of 500,000,000 Class A ordinary shares, 50,000,000 Class B ordinary shares, and 1,000,000 preference shares, to            shares consisting of            shares of Addimmune Common Stock and            shares of preferred stock.

Although 10X III has a sufficient number of authorized but unissued ordinary shares to complete the Business Combination, the 10X III Board has determined that the increase in the number of authorized shares is desirable and in the best interest of 10X III shareholders because it will enhance Addimmune’s flexibility following the Closing to consider and respond to future business needs and opportunities as they arise from time to time, without incurring the risk, delay, and potential expense associated with obtaining stockholder approval. Although there is no present intention to issue any shares beyond those contemplated by the Merger Agreement and the reservation of shares for grants pursuant to the 2024 Plan, the additional authorized shares of common stock would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since Addimmune stockholders will have no preemptive rights, the Addimmune Board may issue shares, including the additional authorized shares, at any time without further authorization from such stockholders, except to the extent otherwise required by law or NYSE rules. The terms upon which any such securities may be issued will be determined by the Addimmune Board. Incidental effects of the increase in the outstanding number of shares of common stock may include dilution of ownership and voting power of existing 10X III shareholders. Addimmune could also use the increased number of shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect the business or trading price of Addimmune Common Stock.

The determination to increase the number of authorized shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, stockholders should be aware that, while not the current intention, approval of Advisory Charter Proposal 4A could facilitate future efforts by Addimmune to deter or prevent changes in control of Addimmune, including transactions the Addimmune Board determines are not in the best interests of Addimmune or its stockholders. For example, without further stockholder approval, the Addimmune Board could sell shares of Addimmune Common Stock in a private transaction to purchasers who would oppose a takeover or favor the Addimmune Board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

Advisory Charter Proposal 4B — Opt out of DGCL 242(b)(2)

If the Charter Amendment Proposal is approved, the Proposed Charter will provide that the number of authorized shares of any class of common stock or preferred stock of Addimmune may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of Addimmune’s stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The 10X III Board believes it is appropriate at this time to remove the separate class vote for increases or decreases of the authorized shares of any class of capital stock to allow all stockholders to vote upon such matters.

Advisory Charter Proposal 4C — Stockholder Removal of Directors

Under the Existing Governing Documents, prior to the closing of a Business Combination (as defined in the Existing Governing Documents), members of the 10X III Board may be removed from office only by the affirmative vote of the holders of a majority of the Class B ordinary shares.

If the Charter Amendment Proposal is approved, under the Proposed Charter, stockholders may remove members of the Addimmune Board from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock of Addimmune entitled to vote on the election of such director, voting together as a single class.

The 10X III Board believes that the extraordinary action of removing a director, or the entire Addimmune Board, for cause should not be taken without the approval of a majority portion of Addimmune’s voting power. Imposition of a majority voting requirement for this action will ensure that any removal cannot be effected against the will of a majority portion of stockholders. In reaching this conclusion, the 10X III Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of Addimmune. 10X III further believes that, going forward, a majority voting requirement encourages persons seeking control of Addimmune to negotiate with its board of directors to reach terms that are appropriate for all stockholders.

Advisory Charter Proposal 4D — Required Vote to Change Number of Directors

Under the Existing Governing Documents, the number of directors of 10X III may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

If the Charter Amendment Proposal is approved, under the Proposed Charter, and subject to the rights of holders of any series of preferred stock, the number of directors will be fixed from time to time by a majority of the Addimmune Board.

The 10X III Board believes that the change giving exclusive authority to a majority of the Addimmune Board to fix the number of directors from time to time and thereby limiting the ability of the stockholders to increase or decrease the number of directors will help to reduce the vulnerability of Addimmune to a hostile change of control by large stockholders and to enhance the ability of the Addimmune Board to maximize long-term value creation for stockholders in connection with any unsolicited offer to acquire Addimmune.

Advisory Charter Proposal 4E — Eliminating Stockholder Ability to Act by Written Consent

Under the Existing Governing Documents, a unanimous written resolution of shareholders shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting.

If the Charter Amendment Proposal is approved, under the Proposed Charter, any action required or permitted to be taken by the stockholders of Addimmune must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting (subject to any right of preferred stockholders to act by written consent if granted by the applicable certificate of designation relating to such series of preferred stock).

Eliminating the right of stockholders of Addimmune to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend Addimmune’s organizational documents outside of a duly called special or annual meeting of the stockholders of Addimmune.

Further, the 10X III Board believes that eliminating the ability of stockholders of Addimmune to act by written consent will reduce the time and effort the Addimmune Board and Addimmune management would need to devote to responding to proposals submitted by stockholders of Addimmune, which time and effort could distract those directors and management from other important company business.

Advisory Charter Proposal 4F — Supermajority Vote Required to Amend the Bylaws

If the Charter Amendment Proposal is approved, under the Proposed Charter, the Addimmune Board is expressly authorized to adopt, amend, alter, or repeal the Proposed Bylaws. The Proposed Bylaws can also be adopted, amended, altered, or repealed by the stockholders, provided that any stockholder amendment to Proposed Bylaws will require approval of at least two-thirds (662/3%) of the voting power of all of the then-outstanding shares of voting stock of Addimmune.

The 10X III Board believes that this provision protects the Proposed Bylaws from arbitrary changes and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Charter Proposal 4G — Supermajority Vote Required to Amend Certain Charter Provisions

Amendments to the Existing Governing Documents (save for Article 29.4 of the Existing Governing Documents) require a special resolution, being a resolution passed by a majority of two-thirds of the holders of ordinary shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

Under the Proposed Charter, the affirmative vote of the holders of at least two-thirds (662/3%) of the voting power of all of the then outstanding shares of voting stock of Addimmune will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the 10X III Board, removal of directors from office, and filling vacancies on the Addimmune Board, (ii) actions taken by the stockholders of Addimmune, (iii) exculpation of personal liability of a director of Addimmune and indemnification of persons serving as directors or officers of Addimmune, and (iv) amendments to the Proposed Charter and Proposed Bylaws.

The 10X III Board believes that supermajority voting requirements are appropriate at this time to protect all stockholders against potential self-interested actions by one or a few large stockholders. 10X III further believes that, going forward, a supermajority voting requirement encourages the person seeking control of Addimmune to negotiate with the board of directors to reach terms that are appropriate for all stockholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of Addimmune stockholders from taking actions that may be harmful to other Addimmune stockholders or making changes to provisions that are intended to protect all Addimmune stockholders.

Advisory Charter Proposal 4H — Exclusive Forum Provision

Under the Existing Governing Documents, there is not an exclusive forum for certain shareholder litigation.

Under the Proposed Charter, the Court of Chancery for the State of Delaware (the “Court of Chancery”) will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action, suit or proceeding brought on Addimmune’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Addimmune to Addimmune or to Addimmune’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time), or (iv) any action, suit or proceeding asserting a claim against Addimmune or any current or former director, officer or stockholder governed by the internal affairs doctrine. The Proposed Charter will further provide that unless Addimmune consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States and the Court of Chancery will have concurrent jurisdiction for the resolutions of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The 10X III Board believes that adopting Delaware as the exclusive forum for certain stockholder litigation will assist Addimmune in avoiding multiple lawsuits in multiple jurisdictions regarding the same subject matter. The ability to require such claims to be brought in a single forum will help to ensure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The 10X III Board believes that the Delaware courts are best suited to address disputes involving internal corporate governance matters relating to Addimmune because, after the Domestication, Addimmune will be incorporated in Delaware and Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters.

Advisory Charter Proposal 4I — Exclusive Forum Provision

The Proposed Charter will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of Addimmune’s operations should Addimmune not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Governing Documents because, following the Closing, Addimmune will not be a blank check Company.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, casts votes at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast with respect to, and otherwise will have no effect on, the proposal.

The Advisory Charter Proposals are conditioned upon the approval of the Charter Amendment Proposal.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of each of the Advisory Charter Proposals. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” for more information.

Recommendation of the 10X III Board

THE 10X III BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT 10X III SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of 10X III and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK EXCHANGE PROPOSAL

Overview

In connection with the Business Combination, 10X III is asking its shareholders to approve by ordinary resolution under the Cayman Islands Companies Act a proposal to approve, for the purposes of complying with Rule 312.03 of the NYSE Listed Company Manual, the issuance of shares of Addimmune Common Stock in connection with the Business Combination (such proposal, the “Stock Exchange Proposal”).

Reasons for the Approval for Purposes of Rule 312.03 of the NYSE Listed Company Manual

Under Rule 312.03(c) of the NYSE Listed Company Manual, a listed company is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Business Combination is completed pursuant to the Merger Agreement, 10X III currently expects to issue an estimated            shares of Addimmune Common Stock in connection with the Business Combination, which is more than            of the ordinary shares of 10X III currently outstanding. In addition, Addimmune intends to reserve for issuance shares of Addimmune Common Stock for potential future issuances under the Addimmune Inc. 2024 Equity Incentive Plan. For further details, see “Business Combination Proposal — Consideration to AGT Stockholders in the Business Combination” and “Equity Incentive Plan Proposal.”

Additionally, under Rule 312.03(d) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. If the Business Combination is consummated there would be a change of control because after giving effect to the Business Combination, shareholders of AGT will control            % of the outstanding Addimmune Common Stock, assuming no redemptions by 10X III shareholders in connection with the Business Combination.

Additionally, pursuant to Rule 312.03(b) of the NYSE Listed Company Manual, a NYSE-listed company is required to obtain shareholder approval when such company proposes to issue securities to a director, officer or substantial security holder, if the number of shares of common stock to be issued, or the number of shares of common stock into which the securities may be convertible or exercisable, exceeds 1% of the number of shares of common stock outstanding before the issuance. Rule 312.04(e) of the NYSE Listed Company Manual defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. As Sponsor currently owns greater than 5% of 10X III’s ordinary shares, Sponsor is considered a substantial security holder of 10X III under Rule 312.04(e) of the NYSE Listed Company Manual and Sponsor will be receiving Addimmune Common Stock, or securities convertible into or exercisable for Addimmune Common Stock, in an amount exceeding 1% of the number of ordinary shares outstanding.

In the event that this proposal is not approved by 10X III shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by 10X III shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Addimmune Common Stock pursuant to the Merger Agreement, Addimmune will not issue such shares of Addimmune Common Stock.

For further details, see “Business Combination Proposal — Consideration to AGT Holders in the Business Combination,” and “Equity Incentive Plan Proposal.”

Vote Required for Approval

The approval of the Stock Exchange Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Stock Exchange Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Stock Exchange Proposal. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Rule 312.03 of the NYSE Listed Company Manual, the issuance of shares of Addimmune Common Stock be approved.”

Recommendation of the 10X III Board

THE 10X III BOARD UNANIMOUSLY RECOMMENDS THAT 10X III SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK EXCHANGE PROPOSAL.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 10X III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL

Overview

10X III is asking its shareholders to approve by ordinary resolution and adopt the Addimmune Inc. 2024 Equity Incentive Plan (the “2024 Plan”) and the material terms thereunder. The 10X III Board approved the 2024 Plan, subject to stockholder approval at the extraordinary general meeting. The 2024 Plan will become effective upon approval by the 10X III shareholders and consummation of the Transactions. If the 2024 Plan is not approved by the 10X III shareholders, it will not become effective, and no awards will be granted thereunder.

The 2024 Plan is described in more detail below. A copy of the 2024 Plan is attached to this proxy statement/prospectus as Annex J.

Purpose of the 2024 Plan

The purpose of the 2024 Plan is to enhance our ability to attract, retain and motivate management and other personnel and key service providers who make (or are expected to make) important contributions to Addimmune, by providing these individuals with stock ownership opportunities and stock-based compensatory opportunities. Stock awards and stock-based compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees, and consultants with those of shareholders by giving directors, employees, and consultants the perspective of an owner with an equity stake in our company and providing a means of recognizing their contributions to our success. We believe that stock and stock-based awards are necessary for Addimmune to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

Reasons for the Approval of the Equity Incentive Plan Proposal

Shareholder approval of the 2024 Plan is necessary in order for us to (i) meet the stockholder approval requirements of the New York Stock Exchange and (ii) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the 2024 Plan will constitute approval of the material terms of the 2024 Plan pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.

The 2024 Plan will become effective, if at all, upon the Closing of the Business Combination, subject to consummation of the Business Combination and subject to shareholder approval. If the 2024 Plan is not approved by 10X III’s shareholders, or if the Merger Agreement is terminated prior to the consummation of the Business Combination, the 2024 Plan will not become effective and we will not be able to grant equity awards under the 2024 Plan.

Summary of the 2024 Plan

This section summarizes certain principal features of the 2024 Plan. The summary is qualified in its entirety by reference to the complete text of the 2024 Plan.

Eligibility and Participation

The administrator selects the individuals who will participate in the 2024 Plan. Eligibility to participate is open to officers and employees of, and other natural individuals, including non-employee directors, who provide bona fide services to or for, Addimmune or any of its subsidiaries, so long as such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Addimmune’s securities. The administrator may also select as participant a prospective officer, employee, or service provider, at our recommendation, in connection with hiring and recruiting, but no award may be granted or become effective, vested, or exercisable before the individual’s start date with Addimmune or any of its subsidiaries. Following the Closing, Addimmune is expected to have approximately 25 employees, six non-employee directors, and 13 other individual service providers who will be eligible to receive awards under the 2024 Plan.

Administration

The compensation committee of the Addimmune Board will be the administrator of the 2024 Plan. Except as provided otherwise under the 2024 Plan, the administrator has plenary authority to grant awards pursuant to the terms of the 2024 Plan to eligible individuals, determine the types of awards and the number of shares covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the 2024 Plan.

The Addimmune Board or its compensation committee may appoint other committee(s) or officer(s) of Addimmune to administer the 2024 Plan or delegate to other committee(s) or officer(s) of Addimmune limited authority to perform administrative actions under the 2024 Plan to assist in its administration to the extent permitted by applicable law and stock exchange rules. With respect to any award to which Section 16 of the Exchange Act applies, the administrator will be the Addimmune Board. Any member of the administrator who does not meet the foregoing requirements must abstain from any decision regarding an award and will not be considered a member of the administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

Shares Available Under the 2024 Plan

The shares of Addimmune Common Stock issuable pursuant to awards under the 2024 Plan will be shares authorized for issuance under the Proposed Charter. When the 2024 Plan first becomes effective, the number of shares of Addimmune Common Stock issuable pursuant to awards granted under the 2024 Plan (the “Share Pool”) will be equal to            shares.

Adjustments to Share Pool.    Following the effective date of the 2024 Plan, the Share Pool will be adjusted as follows:

•        The Share Pool will be increased automatically on January 1 of each year, beginning in 2025 and ending on (and including) January 1, 2034, by a number of shares equal to the lesser of (x) 3% of the total number of shares of all classes of Addimmune Common Stock outstanding as of the immediately preceding December 31 (excluding any outstanding shares granted under the 2024 Plan that remain unvested and subject to forfeiture as of such December 31), or (y) a number as may be determined by the Addimmune Board before the relevant January 1.

•        The Share Pool will be reduced on the date of grant by one share for each share of Addimmune Common Stock made subject to an award granted under the 2024 Plan;

•        The Share Pool will be increased on the relevant date by the number of unissued shares of Addimmune Common Stock underlying or used as a reference measure for any award or portion of an award granted under the 2024 Plan that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares, and by the number of shares of Addimmune Common Stock used as a reference measure for any award that are not issued upon settlement of such award either due to a net settlement or otherwise; and

•        The Share Pool will be increased on the forfeiture date by the number of shares of Addimmune Common Stock that are forfeited back to us after issuance due to a failure to meet an award contingency or condition with respect to any award or portion of an award granted under the 2024 Plan.

In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting Addimmune or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Addimmune, the administrator will adjust the Share Pool proportionately to reflect the transaction or event. Similar adjustments will be made to the award limitations described below and to the terms of outstanding awards.

Types of Awards

The 2024 Plan enables the grant of Addimmune stock awards, performance shares, performance units, other stock-based awards, stock options, stock appreciation rights, and stock unit awards, each of which may be granted separately or in tandem with other awards.

Restricted Stock.    Awards of restricted stock are actual shares of Addimmune Common Stock that are issued to a participant, but that are subject to forfeiture if the participant does not remain employed by us for a certain period of time and/or if certain performance goals are not met. Except for these restrictions and any others imposed by the administrator, the participant will generally have all of the rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock, but will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock before the risk of forfeiture lapses.

Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned solely on continued service over a period of time either as soon as practicable following the dividend payment date or may be deferred for payment to such later date as determined by the administrator, and may be paid in cash or as unrestricted shares of Addimmune Common Stock or may be reinvested in additional shares of restricted stock. Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned on satisfaction of performance goals will be held by us and made subject to forfeiture at least until the applicable performance goal related and/or vesting to such shares of restricted stock has been satisfied.

Restricted Stock Units.    An award of restricted stock units represents a contractual obligation of Addimmune to deliver a number of shares of Addimmune Common Stock, an amount in cash equal to the fair market value of the specified number of shares subject to the award, or a combination of shares and cash. Until shares of Addimmune Common Stock are issued to the participant in settlement of stock units, the participant will not have any rights of a stockholder of Addimmune with respect to the stock units or the shares issuable thereunder. Vesting of restricted stock units may be subject to performance goals, the continued service of the participant or both. The administrator may provide that dividend equivalents will be paid or credited with respect to restricted stock units, but such dividend equivalents will be held by us and made subject to forfeiture at least until any applicable performance goal related or other service-based restriction to such restricted stock units has been satisfied.

Performance Shares and Performance Units.    An award of performance shares, as that term is used in the 2024 Plan, refers to shares of Addimmune Common Stock or stock units that are expressed in terms of Addimmune Common Stock, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of performance units, as that term is used in the 2024 Plan, refers to dollar-denominated units valued by reference to designated criteria established by the administrator, other than Addimmune Common Stock, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The applicable award agreement will specify whether performance shares and performance units will be settled or paid in cash or shares of Addimmune Common Stock or a combination of both or will reserve to the administrator or the participant the right to make that determination prior to or at the payment or settlement date.

The administrator will, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an award of performance shares or performance units upon (A) the attainment of performance goals during a performance period or (B) the attainment of performance goals and the continued service of the participant. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the administrator in the exercise of its absolute discretion. Performance goals may include minimum, maximum and target levels of performance, with the size of the award or payout of performance shares or performance units or the vesting or lapse of restrictions with respect thereto based on the level attained. An award of performance shares or performance units will be settled as and when the award vests or at a later time specified in the award agreement or in accordance with an election of the participant, if the administrator so permits, that meets the requirements of Section 409A of the Code.

Performance goals applicable to performance-based awards are based on performance metrics selected by the administrator. For this purpose, performance metrics mean criteria established by the administrator, relating to any of the following, as it may apply to individual, one or more business units, divisions, or affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

•        Earnings or Profitability Metrics:    any derivative of investment advisory revenue; mutual fund servicing revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes; earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins;

operating margins; combined ratio; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

•        Return Metrics:    any derivative of return on investment, assets, equity or capital (total or invested);

•        Investment Metrics:    relative risk-adjusted investment performance; investment performance of assets under management;

•        Cash Flow Metrics:    any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

•        Liquidity Metrics:    any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);

•        Stock Price and Equity Metrics:    any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or

•        Other:    other performance based metrics as determined by the administrator.

Other Stock-Based Awards.    The administrator may from time to time grant to eligible individuals awards in the form of Addimmune Common Stock or any other award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Addimmune Common Stock, including without limitation dividend equivalents and convertible debentures (“Other Stock-Based Awards”). Other Stock-Based Awards in the form of dividend equivalents may be (A) awarded on a free-standing basis or in connection with another award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the participant, including the reinvestment of such credited amounts in Addimmune Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Addimmune Common Stock as determined by the administrator; provided, however, that dividend equivalents payable on Other Stock-Based Awards that are granted as a performance award or restricted award will, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until the applicable performance goal or service-based restrictions related to such Other Stock-Based Awards has been satisfied, as applicable. Any such settlements, and any such crediting of dividend equivalents, may be subject to such conditions, restrictions and contingencies as the administrator may establish.

Stock Options and Stock Appreciation Rights.    Stock options represent a right to purchase a specified number of shares of Addimmune Common Stock from us at a specified price during a specified period of time. Stock options may be granted in the form of incentive stock options (“ISOs”), which are intended to qualify for favorable treatment for the recipient under U.S. federal tax law, or as nonqualified stock options (“NSOs”), which do not qualify for this favorable tax treatment. Only employees of Addimmune or its subsidiaries that are corporations may receive tax-qualified incentive stock options within the U.S. The administrator may establish sub-plans under the 2024 Plan through which to grant stock options that qualify for preferred tax treatment for recipients in jurisdictions outside the U.S. Stock appreciation rights represent the right to receive an amount in cash, shares of Addimmune Common Stock or both equal to the fair market value of the shares subject to the award on the date of exercise minus the exercise price of the award. All stock options and stock appreciation rights must have a term of no longer than ten years’ duration. Stock options and stock appreciation rights generally must have an exercise price equal to or above the fair market value of our shares of Addimmune Common Stock on the date of grant except as provided under applicable law or with respect to stock options and stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by us or an affiliate or with which we or our affiliate combine (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards. Based on the closing price per share of the public shares on November 9, 2023 as reported on the NYSE American of $10.67, the fair market value of a share of Addimmune Common Stock was $10.67.

Prohibition on Reload Options.    The administrator is prohibited from granting stock options under the 2024 Plan that contain a reload or replenishment feature. A reload or replenishment feature means that if an option holder delivers shares of Addimmune Common Stock to us in payment of the exercise price or any tax withholding obligation upon exercise of an outstanding stock option, we grant to that option holder a new at-the-market option for the number of shares that he or she delivered.

Prohibition on Repricing.    Except in connection with a corporate transaction involving Addimmune (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of stock options and stock appreciation rights granted under the 2024 Plan may not be amended, after the date of grant, to reduce the exercise price of such stock options or stock appreciation rights, nor may outstanding stock options or stock appreciation rights be canceled in exchange for (i) cash, (ii) stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original outstanding stock options or stock appreciation rights, or (iii) other awards, unless such action is approved by Addimmune’s shareholders.

Award Limitations

The following limitations on awards are imposed under the 2024 Plan:

ISO Award Limits.    The maximum number of shares of Addimmune Common Stock that may be issued in connection with awards granted under the 2024 Plan that are intended to qualify as incentive stock options under Section 422 of the Code is equal to the Share Pool as of the effective date of the 2024 Plan. The aggregate fair market value, determined at the time of grant, of Addimmune Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. ISOs or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Addimmune or any of our subsidiary corporations unless (1) the ISO exercise price is at least 110% of the fair market value of the stock subject to the ISO on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Annual Limit on Non-Employee Director Compensation.    Annual compensation awarded to any non-employee director during each calendar year, including both shares of stock subject to awards and any cash compensation paid to such non-employee director, may not exceed $750,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards). The administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving non-employee directors.

Adjustments to Awards for Corporate Transactions and Other Events

Mandatory Adjustments.    In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting us (a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Addimmune that occurs at any time after the adoption of the 2024 Plan, the administrator will make such equitable and appropriate substitutions or proportionate adjustments to:

•        the aggregate number and kind of shares of Addimmune Common Stock or other securities on which awards under the 2024 Plan may be granted to eligible individuals;

•        the maximum number of shares of Addimmune Common Stock or other securities that may be issued with respect to incentive stock options granted under the 2024 Plan;

•        the number of shares of Addimmune Common Stock or other securities covered by each outstanding award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding award; and

•        all other numerical limitations relating to awards, whether contained in the 2024 Plan or in award agreements.

Discretionary Adjustments.    In addition to the adjustments specified above, in the case of Corporate Events, the administrator may make such other adjustments to outstanding awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the administrator in its sole discretion, (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Addimmune and securities of entities other than Addimmune) for the shares of Addimmune Common Stock subject to outstanding awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the administrator, of the surviving or successor entity or a parent thereof. The administrator may, in its discretion, adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes.

Treatment of Awards upon Dissolution or Liquidation or a Change in Control

Dissolution or Liquidation.    Unless the administrator determines otherwise, all awards outstanding under the 2024 Plan will terminate upon the dissolution or liquidation of Addimmune.

Change in Control.    Outstanding Awards will terminate upon the effective time of a “Change in Control” unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the issuance therefor of substitute awards of, the surviving or successor entity or a parent thereof. Solely with respect to awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable award agreement: (i) the outstanding awards of stock options and stock appreciation rights that will terminate upon the effective time of the change in control will, immediately before the effective time of the change in control, become fully exercisable and the holders of such Awards will be permitted, immediately before the change in control, to exercise the Awards; (ii) the outstanding shares of restricted stock the vesting or restrictions on which are then solely time-based and not subject to achievement of performance goals will, immediately before the effective time of the change in control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture; (iii) the outstanding shares of restricted stock the vesting or restrictions on which are then subject to and pending achievement of performance goals will, immediately before the effective time of the change in control and unless the award agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a change in control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement; (iv) the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of performance goals will, immediately before the effective time of the change in control, become fully earned and vested and will be settled in cash or shares of Addimmune Common Stock (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and (v) the outstanding restricted stock units, performance shares and performance units the vesting, earning or settlement of which is then subject to and pending achievement of performance goals will, immediately before the effective time of the change in control and unless the award agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a change in control, become vested and earned in such amounts as if the applicable performance goals for the unexpired performance period had been achieved at the target level set forth in the applicable award agreement and will be settled in cash or shares of Addimmune Common Stock (consistent with the terms of the award agreement after taking into account the effect of the change in control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.

Under the terms of the 2024 Plan, a change in control is generally defined as (i) any acquisition by a person or entity of more than 50% of the total voting power of Addimmune’s capital stock, with certain exceptions, (ii) a contested change in the majority of the members of the Addimmune Board within a 12-month period or (iii) acquisition by a person or entity over a 12-month period of assets from Addimmune that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of Addimmune immediately prior to such acquisitions.

Amendment and Termination

The Addimmune Board or compensation committee may terminate, amend, suspend, or modify the 2024 Plan or any portion of it at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s consent, except such an amendment made to comply with applicable laws or listing rules or to prevent adverse tax or accounting consequences to Addimmune or the participant. No such amendment may be made without the approval of the stockholders to the extent such amendment would (i) materially increase the benefits accruing to participants under the 2024 Plan, (ii) materially increase the number of shares of Addimmune Common Stock which may be issued under the 2024 Plan or to a participant, (iii) materially expand the eligibility for participation in the 2024 Plan, (iv) eliminate or modify the prohibition on repricing of stock options and stock appreciation rights, (v) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (vi) modify the limitation on the issuance of reload or replenishment options.

The 2024 Plan is scheduled to expire ten years after its adoption by the Addimmune Board.

Compliance with Listing Rules

While shares are listed for trading on any stock exchange or market, the Addimmune Board agrees that it will not make any amendments, issue any awards or take any action under the 2024 Plan unless such action complies with the relevant listing rules.

Material U.S. Federal Income Tax Consequences of the 2024 Plan

The following discussion is intended only as a general summary of certain material U.S. federal income tax consequences of awards issued under the 2024 Plan, based upon the provisions of the Code, the regulations thereunder, and other applicable authorities as of the date of this proxy statement/prospectus, for the purposes of stockholders considering how to vote on this proposal. It is not intended as tax guidance to participants in the 2024 Plan and is not intended to address all considerations that may be applicable to a participant or to Addimmune. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the state income tax consequences of any award or the taxation of awards in jurisdictions outside of the U.S.

Stock Options and Stock Appreciation Rights.    The grant of a stock option or stock appreciation right generally has no income tax consequences for a participant or Addimmune. Likewise, the exercise of an incentive stock option generally does not have income tax consequences for a participant or Addimmune, except that it may result in an item of adjustment for alternative minimum tax purposes for the participant. A participant generally recognizes ordinary income upon the exercise of a nonqualified stock option or stock appreciation right equal to the fair market value of the shares or cash payable (without regard to income or employment tax withholding) minus the exercise price, if applicable. Addimmune should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option or stock appreciation right.

If a participant who is an employee of Addimmune holds shares acquired under an incentive stock option for the time specified in the Code (at least two years measured from the grant date and one year measured from the exercise date), any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss. If the shares are disposed of before the holding period is satisfied, the participant will recognize ordinary income equal to the lesser of (1) the amount realized upon the disposition and (2) the fair market value of such shares on the date of exercise minus the exercise price paid for the shares. Addimmune generally would be entitled to a deduction equal to the amount of any ordinary income recognized by the participant on a disqualifying disposition of the shares. Any disposition of shares acquired under a NSO or a stock appreciation right generally will result in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares.

Full Value Awards.    Any cash and the fair market value of any shares of Addimmune Common Stock received by a participant under a full value award are generally includible in the participant’s ordinary income. In the case of restricted stock awards, this amount is includible in the participant’s income when the awards vest, unless the participant has filed an election with the IRS to include the fair market value of the restricted shares in income as of the date the award was granted. In the case of restricted stock units, performance shares and performance units, generally the value of any cash and the fair market value of any shares of Addimmune Common Stock received by a participant are includible in income when such cash or shares are received.

Deductibility of Compensation.    Addimmune generally will be entitled to a deduction equal to the amount included in the ordinary income of participants and will not receive a deduction for amounts that are taxable to participants as capital gain.

In order for the amounts described above to be deductible by Addimmune, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The availability of a deduction for compensation under the 2024 Plan could be subject to other limitations imposed by the Code, including limitations imposed by Sections 162(m) and 280G of the Code.

New Plan Benefits

No awards have been previously granted under the 2024 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2024 Plan are subject to the discretion of the administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Equity Incentive Plan Proposal is conditioned upon the approval and adoption of each of the other Condition Precedent Proposals.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Equity Incentive Plan Proposal. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Addimmune Inc. 2024 Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Recommendation of the 10X III Board

THE 10X III BOARD UNANIMOUSLY RECOMMENDS THAT 10X III SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 10X III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

Overview

Pursuant to the Merger Agreement, 10X III has agreed to take all necessary action, including causing the members of the 10X III Board to resign, so that effective at the Closing, the entire Addimmune Board will consist of seven individuals, a majority of whom will be independent directors in accordance with the requirements of the NYSE. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where his or her successor is elected and qualified. Of the seven individuals, AGT has the right to appoint four of the initial members, which will include the current Chief Executive Officer and the current Chairman of the Board of AGT. Further, Sponsor has the right to appoint two of the initial members, and AGT and Sponsor will jointly agree on and appoint the seventh initial member.

10X III is proposing the approval by ordinary resolution of the election of the following seven individuals, who will take office immediately following the Closing and who will constitute all the members of the Addimmune Board: (a)            as Class I directors, (b)            as Class II directors, and (c)            as Class III directors.

If elected, the Class I directors will serve until the first annual meeting of shareholders of Addimmune to be held following the date of Closing; the Class II directors will serve until the second annual meeting of shareholders of Addimmune following the date of Closing; and the Class III directors will serve until the third annual meeting of shareholders of Addimmune to be held following the date of Closing. In addition, it is anticipated that            will be designated as Chairman of the Addimmune Board. Each of            is expected to qualify as an independent director under NYSE listing standards.

There are no family relationships among any of Addimmune’s directors and executive officers.

Subject to other provisions in the Proposed Charter and the Proposed Bylaws, the number of directors that constitutes the entire Addimmune Board will be fixed solely by resolution of the Addimmune Board but will not exceed nine. Each Addimmune director will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.

Under the Proposed Charter, the directors of Addimmune will be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Addimmune Board may assign members of the 10X III Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors of Addimmune will expire at the first regularly-scheduled annual meeting of its shareholders, the term of office of the initial Class II directors of Addimmune will expire at the second annual meeting of its shareholders, and the term of office of the initial Class III directors of Addimmune will expire at the third annual meeting of its shareholders. At each annual meeting of shareholders, commencing with the first regularly-scheduled annual meeting of shareholders, each of the successors elected to replace the directors of a class of director whose term will have expired at such annual meeting will be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor will have been duly elected and qualified.

If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the Addimmune Board as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Addimmune Board will shorten the term of any incumbent director.

For so long as the Addimmune Board is classified, any director may be removed from office by the Addimmune stockholders only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Addimmune capital stock entitled to vote generally in the election of directors, voting together as a single class. Vacancies occurring on the Addimmune Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Addimmune Board, although less than a quorum, or by a sole remaining director, and not by Addimmune stockholders. A person so elected by the Addimmune Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified.

The Director Election Proposal is conditioned upon the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by the holders of a majority of the of the votes cast by the holders of the issued 10X III ordinary shares.

The 10X III Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the record date and is based in part on information furnished by the nominees and in part on AGT and Addimmune’s records.

Information about Officers, Directors and Nominees

At the Effective Time, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in this section, the members of the Addimmune Board and officers of Addimmune will be as follows:

Name	Age	Position
Jeffrey A. Galvin	65	Chief Executive Officer, Founder and Director
Jefferey Boyle	57	Chief Science Officer
Nick Tressler	50	Chief Financial Officer

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

For more information about Messrs. Galvin, Boyle and Tressler, see the section entitled “Management of Addimmune Following the Business Combination” beginning on page 282 of this proxy statement/prospectus.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on the proposal.

Although the Existing Governing Documents indicate that, prior to the Closing, holders of 10X III Class A ordinary shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of 10X III ordinary shares.

In the event that one or more nominees is not elected under the Director Election Proposal, the 10X III Board is permitted under Article 29 of the Existing Governing Documents to appoint any person to be a director.

The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the Addimmune Board upon the Closing of the Business Combination:

Mr. Jeffrey A. Galvin

Mr. Jeffrey Boyle

Mr. Nick Tressler”

Recommendation of the 10X III Board

THE 10X III BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE ADDIMMUNE BOARD.

The existence of financial and personal interests of 10X III’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of 10X III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” beginning on page 158 of this proxy statement/prospectus for a further discussion.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the 10X III Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 10X III shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient 10X III ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (ii) in order to solicit additional proxies from 10X III shareholders in favor of one or more of the proposals at the extraordinary general meeting. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the 10X III Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on the proposal.

The Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Initial Shareholders have agreed to vote all of their ordinary shares in favor of the Adjournment Proposal. See “Business Combination Proposal — Related Agreements — Acquiror Support Agreement” for more information.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary or convenient to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to 10X III shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient 10X III ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting or (B) in order to solicit additional proxies from 10X III shareholders in favor of one or more of the proposals at the extraordinary general meeting be approved.”

Recommendation of the 10X III Board

THE 10X III BOARD UNANIMOUSLY RECOMMENDS THAT 10X III SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of 10X III’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of 10X III and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, 10X III’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of 10X III’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of public shares and public warrants (each, a “10X III Security”) of the Domestication and (ii) for Holders of public shares that elect to have the Addimmune Common Stock they are entitled to receive redeemed for cash if the Business Combination is completed. This section applies only to Holders that hold their 10X III Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a 10X III unit are generally separable at the option of the Holder, the Holder of a 10X III unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying public share and public warrant components of the 10X III unit, and the discussion below with respect to actual Holders of public shares and public warrants also should apply to holders of 10X III units (as the deemed owners of the underlying public shares and public warrants that constitute the 10X III units). Accordingly, the separation of a 10X III unit into the public share and the one-third of one public warrant underlying the 10X III unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of 10X III Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the Addimmune Common Stock) with respect to any public shares and public warrants held through 10X III units (including alternative characterizations of 10X III units).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to the 10X III Securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•        U.S. expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more (by vote or value) of public shares (except as specifically provided below);

•        the Sponsor or its affiliates, officers or directors;

•        persons that acquired their 10X III Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold their 10X III Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•        “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds 10X III Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any 10X III Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their public shares.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of a 10X III Security who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Tax Effects of the Domestication to U.S. Holders

Generally

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, 10X III will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “Addimmune Inc.” (the “Name Change”).

It is intended that the Domestication qualify as an F Reorganization. However, neither 10X III nor AGT has sought, nor do they intend to seek, nor is the closing of the Domestication or the Merger conditioned on the receipt of, any ruling from the IRS or any opinion of counsel with respect to the qualification of the Domestication as an F Reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of 10X III Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of 10X III Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “— Effects of Section 367 to U.S. Holders of Public Shares” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if 10X III (i) transferred all of its assets and liabilities to New 10X III in exchange for all of the outstanding common stock and warrants of New 10X III; and (ii) then distributed the common stock and warrants of New 10X III to the holders of securities of 10X III in liquidation of 10X III. The taxable year of 10X III will be deemed to end on the date of the Domestication.

Subject to the discussion below under the section entitled “— PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of 10X III Securities generally would recognize gain or loss with respect to its 10X III Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of New 10X III received in the Domestication and the U.S. Holder’s adjusted tax basis in its 10X III Securities surrendered.

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to public shares, U.S. Holders exercising such redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in 10X III for shares of New 10X III Common Stock and therefore will be subject to the potential tax consequences of the Domestication and also be subject to the tax consequences of the redemption. All U.S. Holders considering exercising redemption rights with respect to public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the New 10X III Common Stock and/or Addimmune Common Stock, as applicable, to the extent the distribution is paid out of Addimmune’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends received by a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for a dividend received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to U.S. federal income tax at preferential long-term capital gains rates. U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., Addimmune, rather than a non-U.S. corporation following the Domestication.

The Name Change is not expected to have any U.S. federal income tax consequences to U.S. Holders. The discussions below relating to New 10X III Common Stock apply equally to Addimmune Common Stock to the extent relevant.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— PFIC Considerations”:

(i)     the tax basis of a share of New 10X III Common Stock or a warrant representing the right to purchase a share of New 10X III Common Stock component received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the public share or public warrant component surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below); and

(ii)    the holding period for a share of New 10X III Common Stock or a warrant representing the right to purchase a share of New 10X III Common Stock component received by a U.S. Holder will include such U.S. Holder’s holding period for the public share or public warrant component surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the common stock and warrants of New 10X III would be equal to the fair market value of such common stock and warrants of New 10X III on the date of the Domestication, and such U.S. Holder’s holding period for the such common stock and warrants of New 10X III would begin on the day following the date of the Domestication. Shareholders who hold different blocks of 10X III Securities (generally, shares of 10X III Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of 10X III Securities.

Effects of Section 367 to U.S. Holders of Public Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights with respect to their public shares, U.S. Holders exercising such redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in 10X III for shares of New 10X III Common Stock and therefore subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “— PFIC Considerations,” as a result of the Domestication.

U.S. Holders Who Own 10 Percent or More (By Vote or Value) of 10X III Stock

Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of 10X III stock entitled to vote or 10% or more of the total value of all classes of 10X III stock (a “10% U.S. Shareholder”) on the date of the Domestication generally must include in income as a deemed dividend paid by 10X III the “all earnings and profits amount” attributable to the public shares it owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of 10X III (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code). Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

10X III does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If 10X III’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of 10X III’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend paid by 10X III under Treasury Regulations under Section 367 as a result of the Domestication.

U.S. Holders Who Own Less Than 10% (By Vote or Value) of 10X III Stock

Subject to the discussion below under the section entitled “— PFIC Considerations,” a U.S. Holder whose public shares, on the date of the Domestication, have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its public shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s public shares as described below.

Subject to the discussion below under the section entitled “— PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New 10X III Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New 10X III Common Stock over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of public shares (generally, public shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by 10X III the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from 10X III establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified 10X III (or Addimmune) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to 10X III or Addimmune no later than the date such tax return is filed. In connection with this election, 10X III may in its discretion provide each U.S. Holder eligible to make such an election with information regarding 10X III’s earnings and profits upon written request.

As discussed above, 10X III does not expect to have significant, if any, cumulative net earnings and profits through the date of the Domestication, but there is no assurance on this regard. If 10X III’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, U.S. Holders who make this election are not expected to have any income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of 10X III’s cumulative net earnings and profits could be positive through the date of the Domestication.

A U.S. Holder who is not a 10% U.S. Shareholder on the date of the Domestication and whose public shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— PFIC Considerations.”

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF THE DOMESTICATION INCLUDING THE MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS PUBLIC SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

Tax Consequences for U.S. Holders of Public Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described under the section entitled “— Effects of Section 367 to U.S. Holders of Public Shares — U.S. Holders Who Own 10 Percent or More (By Vote or Value) of 10X III Stock” above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “— PFIC Considerations” relating to the PFIC rules, a U.S. Holder of public warrants generally should not be subject to U.S. federal income tax with respect to the exchange of their public warrants for warrants representing the right to purchase shares of New 10X III Common Stock in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “— Effects of Section 367 to U.S. Holders of Public Shares” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if 10X III is considered a PFIC.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

PFIC Status of 10X III

Based upon the composition of its income and assets, and upon a review of its financial statements, 10X III likely will not be eligible for the startup exception and therefore likely was a PFIC for its most recent taxable year ended on December 31, 2022 and for the taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (which, under proposed Treasury Regulations may include a U.S. person exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of public shares and public warrants as a result of the Domestication if:

(i)     10X III were classified as a PFIC at any time during such U.S. Holder’s holding period in such public share or public warrants; and

(ii)    the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such public shares or in which 10X III was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such public shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants of a PFIC, as further described below.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of 10X III. Under these rules:

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Class A public shares or public warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which 10X III was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations discussed in the preceding paragraph applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by 10X III, the gain realized on the transfer is taxable under the rules described in the preceding paragraph, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— Effects of Section 367 to U.S. Holders of Public Shares.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. If the proposed regulations under Section 1291(f) were finalized in the current form, U.S. Holders of public shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) (a “Non-Electing Shareholder”) may be subject to taxation under the PFIC rules on the Domestication with respect to their public shares and public warrants in the manner set forth above.

The application of the PFIC rules to U.S. Holders of public warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a public warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF Election generally does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition on the exchange of public warrants for warrants representing the right to purchase one share of New 10X III Common Stock at an exercise price of $11.50 per share pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of public shares or a U.S. Holder of public warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if 10X III is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder’s gain, if any, would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares will depend on whether the U.S. Holder has made a timely and effective election to treat 10X III as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which 10X III qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s public shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its public shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its public shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to 10X III is contingent upon, among other things, the provision by 10X III of a “PFIC Annual Information Statement” to such U.S. Holder. 10X III will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of public shares with respect to each taxable year for which 10X III determines it is or has been a PFIC. There is no assurance, however, that 10X III will timely provide such information. As discussed further above, a U.S. Holder may not be able to make a QEF Election with respect to public warrants under applicable final Treasury Regulations. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (an “Electing Shareholder”) generally would not be subject to the adverse PFIC rules discussed above with respect to its public shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367 to U.S. Holders of Public Shares” and subject to the discussion above under “— Tax Effects of the Domestication to U.S. Holders.” If an Electing Shareholder has made a QEF Election, it would instead include annually in gross income its pro rata share of the ordinary earnings and net capital gain of 10X III, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (a “MTM Election”). No assurance can be given that the public shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their public shares in connection with the Domestication or otherwise. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its public shares at the end of its taxable year over its adjusted basis in its public shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its public shares over the fair market value of its public shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its public shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its public shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the warrants of 10X III.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED

TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of public shares (which will be exchanged for New 10X III Common Stock in the Domestication) that exercises its redemption rights with respect to its public shares to receive cash in exchange for all or a portion of its Addimmune Common Stock they are entitled to receive will depend on whether the redemption qualifies as a sale of shares of Addimmune Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Addimmune Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— Taxation of Redemption Treated as a Sale of Addimmune Common Stock.” If the redemption does not qualify as a sale of shares of Addimmune Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.”

Because the Domestication will occur prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights, although not free from doubt, will likely be deemed to have exchanged their public shares in 10X III for shares of New 10X III Common Stock and therefore subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above) and then to the tax consequences of the redemption discussed below.

Whether a redemption of shares of Addimmune Common Stock qualifies for sale treatment will depend on the particular circumstances specific to the redeemed U.S. Holder and largely on the total number of shares of Addimmune treated as held by the redeemed U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning Addimmune warrants and any Addimmune stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the Addimmune stock outstanding both before and after the redemption. The redemption of Addimmune Common Stock generally will be treated as a sale of Addimmune Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in Addimmune or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of Addimmune stock actually owned by the U.S. Holder, but also shares of Addimmune stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Addimmune Common Stock which could be acquired pursuant to the exercise of Addimmune warrants. Moreover, any Addimmune stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Addimmune’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of Addimmune Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of Addimmune’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of Addimmune Common Stock and the Addimmune stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of Addimmune stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of Addimmune stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Addimmune stock (including any stock constructively owned by the U.S. Holder as a result of owning Addimmune warrants). The redemption of Addimmune Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Addimmune. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Addimmune will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Addimmune Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Addimmune Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Addimmune stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Addimmune warrants or possibly in other Addimmune stock constructively owned by it.

Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares of Addimmune Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Addimmune’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Addimmune’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of Addimmune Common Stock on a per-share basis. Any remaining excess will be treated as gain realized on the sale of Addimmune Common Stock and will be treated as described below under the section entitled “— Taxation of Redemption Treated as a Sale of Addimmune Common Stock.”

Taxation of Redemption Treated as a Sale of Addimmune Common Stock

If the redemption of a U.S. Holder’s shares of Addimmune Common Stock is treated as a sale, as discussed above under the section entitled “— Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of Addimmune Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Addimmune Common Stock so disposed of exceeds one year. The holding period for the Addimmune Common Stock should include the holding period for the corresponding public shares if the Domestication qualifies as an F Reorganization. See above “— Tax Effects of the Domestication to U.S. Holders — Basis and Holding Period Considerations.” Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. However, it is unclear whether the redemption rights included in the public shares suspends the running of the holding period while the U.S. Holder holds such public shares.

U.S. Holders who hold different blocks of Addimmune Common Stock (including as a result of holding different blocks of public shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR ADDIMMUNE COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of Addimmune Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a 10X III Security who or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of 10X III Securities. The Name Change is not expected to have any U.S. federal income tax consequences to Non-U.S. Holders.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Addimmune Common Stock and Addimmune warrants by a Non-U.S. Holder after the Business Combination.

Distributions on Addimmune Stock and Addimmune Warrants

In general, any distributions (including constructive distributions, but not including certain distributions of Addimmune Common Stock or rights to acquire Addimmune Common Stock) made to a Non-U.S. Holder of shares of Addimmune Common Stock or Addimmune warrants, to the extent paid out of Addimmune’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute U.S. source dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Addimmune will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on IRS Form W-8BEN or W-8BEN-E). In particular, holders of Addimmune warrants could be treated as receiving constructive distributions that constitute dividends for U.S. federal income tax purposes as a result of an adjustment to the number of shares of Addimmune Common Stock for which the Addimmune warrants may be exercised in certain events.

In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Addimmune Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Addimmune Common Stock, which will be treated as described under “— Sale, Taxable Exchange or Other Taxable Disposition of Addimmune Common Stock and Addimmune Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a completed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Sale, Taxable Exchange or Other Taxable Disposition of Addimmune Common Stock and Addimmune Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding of U.S. federal income tax) in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Addimmune Common Stock or Addimmune warrants (including an expiration or redemption of the Addimmune warrants, or a redemption of Addimmune Common Stock that is treated as a sale or exchange as described under “— Tax Effects to Non-U.S. Holders of Exercising Redemption Rights”), unless:

(i)     the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(ii)    such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; and

(iii)   Addimmune is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other exchange or the period that the Non-U.S. Holder held Addimmune Common Stock or Addimmune warrants and, in the case where the class of Addimmune Common Stock or Addimmune warrants are considered to be regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of that class of Addimmune Common Stock or Addimmune warrants, as applicable, (or, if Addimmune’s warrants are not regularly traded on an established securities market but Addimmune Common Stock is so traded, such warrants with a fair market value more than five percent (5%) of Addimmune Common Stock) at any time within the shorter of the five-year period ending on the date of the sale or other disposition or such Non-U.S. Holder’s holding period for the shares of Addimmune Common Stock or Addimmune warrants.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, U.S. federal withholding at a rate of fifteen percent (15%) of the amount realized upon such sale or other exchange may apply, unless shares of Addimmune Common Stock or Addimmune warrants, as applicable, are considered regularly traded on an established securities market. Whether Addimmune is a “United States real property holding corporation” is fact specific and depends on the composition of its assets. It is not expected that Addimmune would be a “United States real property holding corporation” immediately after the Business Combination is completed and/or for future years. Due to the factual nature of the determination, no assurance can be provided as to whether Addimmune would be or would not be treated as a “United States real property holding corporation” in any future year.

NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE POSSIBILITY OF ADDIMMUNE’S STATUS AS UNITED STATES REAL PROPERTY HOLDING CORPORATION.

Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of public shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its Addimmune Common Stock (received in exchange for public shares in the Domestication) will depend on whether the redemption qualifies as a sale of the Addimmune Common Stock redeemed, as described above under “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally.” If such a redemption qualifies as a sale of Addimmune Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “— Sale, Taxable Exchange or Other Taxable Disposition of Addimmune Common Stock and Addimmune Warrants.” If such a redemption does not qualify as a sale of Addimmune Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “— Distributions on Addimmune Stock and Addimmune Warrants.”

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. In addition, as the redemption will take place after the Domestication, any dividend resulting from the redemption will be treated as U.S. source. Therefore, the applicable withholding agent may withhold U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Addimmune Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 of the Code tests described above under the section entitled “U.S. Holders — Tax Effects to U.S. Holders of Exercising Redemption Rights — Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Addimmune Common Stock and Addimmune warrants. A Non-U.S. Holder may have to comply with certification procedures to avoid such information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on Addimmune Common Stock and Addimmune warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Addimmune Common Stock and Addimmune warrants.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION TO THE HOLDERS

The Holders of 10X Securities will not participate in the Distribution with respect to their ownership of 10X Securities. Accordingly, the Holders of 10X Securities are not expected to recognize any gain or loss as a result of the Distribution.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

10X III is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of 10X III and AGT, adjusted to give the effect to the Business Combination, related transactions, and the separation of the SpinCo Business from AGT to effectively arrive at the financial information for the pro forma combined company, which will be renamed Addimmune. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The historical financial information of 10X III was derived from the unaudited financial statements of 10X III as of and for the six months ended June 30, 2023, and the audited financial statements for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus. The historical financial information of AGT was derived from the unaudited financial statements of AGT as of and for the six months ended June 30, 2023 and the audited financial statements for the years ended December 31, 2022 and December 31, 2021, included elsewhere in this proxy statement/prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited and unaudited financial statements of 10X III and AGT, respectively, and should be read in conjunction with the audited and unaudited historical financial statements and related notes, and the sections titled “10X III’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “AGT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical balance sheet of 10X III and the historical balance sheet of AGT, to arrive at the financial information for the newly combined company, Addimmune, on a pro forma basis as if the Business Combination, and the related transactions contemplated by the Merger Agreement, including the Internal Reorganization and corresponding adjustments to remove the SpinCo Business from legacy AGT financial statements, and material financing transactions necessary to complete the Business Combination, summarized below, had been consummated on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 gives effect to the Business Combination and the transactions contemplated by the Merger Agreement, summarized below, as if they had been consummated on January 1, 2022, the beginning of the most recent annual period presented, except the adjustments to remove the SpinCo Business from legacy AGT financial statements, which is expected to qualify as discontinued operations, has been reflected as if it occurred on January 1, 2021. Accordingly, the unaudited pro forma condensed statement of operations for the year ended December 31, 2021 (as presented in Note 3) only gives effect to the elimination of the SpinCo Business and not the Business Combination or the other related transactions.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the period presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The transaction accounting adjustments for the acquisition consist of those necessary to account for the Business Combination and related transactions. The unaudited pro forma condensed combined financial statements have been adjusted to give effect to the following adjustments:

•        the disposition, for accounting purposes, of the SpinCo Business, which we expect to qualify as discontinued operations and is, therefore, presented in the unaudited pro forma condensed combined financial statements in accordance with the guidance in ASC 205, Financial Statement Presentation, referred to as ASC 205;

•        the effect of the Business Combination as described in the Merger Agreement; and

•        the 2023 Convertible Promissory Notes that AGT plans to issue in a number of separate closings for up to an aggregate amount of $50 million, of which only approximately $5.9 million 2023 Convertible Promissory Notes have been sold as of the date of this proxy statement/prospectus, and the associated interest expense related to such 2023 Convertible Promissory Notes.

Description of the Merger

On August 9, 2023, (i) 10X III, (ii) AGT, and (iii) Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement and on the terms and subject to the conditions set forth in the Separation Agreement, prior to the effective time of the Merger, AGT will effect the Internal Reorganization and the Distribution. Following the consummation of the Internal Reorganization and Distribution, Spin Co will operate the SpinCo Business under the name “AGT Holdings, Inc.” Following the Distribution, AGT’s business will consist solely of the Addimmune Business. It is currently intended that the Internal Reorganization and the Distribution will occur on or before December 31, 2023.

In accordance with the terms and subject to the conditions of the Merger Agreement, at Closing Date, (a) each issued and outstanding whole warrant to purchase New 10X III Common Stock will become exercisable for Addimmune Common Stock beginning 30 days after the Closing Date at an exercise price of $11.50 per share on the terms and conditions set forth in the 10X III warrant agreement, and (b) each share of AGT Common Stock (including shares of AGT Preferred Stock converted into AGT Common Stock in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of AGT Common Stock subject to AGT Restricted Stock Awards, Cancelled Shares and Dissenting Shares, will be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Addimmune Common Stock (deemed to have a value of ten dollars and fifteen cents ($10.15) per share) pursuant to the Exchange Ratio.

At the Closing, as additional consideration for the Merger, the Earnout Shares will be deposited by New 10X III into an escrow account, to be established prior to the Closing, to be earned, released from escrow and distributed pro rata to each holder of AGT Common Stock immediately prior to the Effective Time upon satisfaction of the following Triggering Events during the Earnout Period:

(i)     the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on a National Exchange is greater than or equal to $15.00 for any fifteen (15) trading days within any thirty (30) consecutive trading day period within the Earnout Period;

(ii)    the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on a National Exchange is greater than or equal to $17.50 for any fifteen (15) trading days within any thirty (30) consecutive trading day period within the Earnout Period;

(iii)   the date on which the volume-weighted average trading sale price of one share of Addimmune Common Stock quoted on a National Exchange is greater than or equal to $20.00 for any fifteen (15) trading days within any thirty (30) consecutive trading day period within the Earnout Period;

(iv)   the date within the Earnout Period on which Addimmune or any of its direct or indirect subsidiaries begins a Subsequent Clinical Trial (i.e., the first dosing or treatment of a patient in the Subsequent Clinical Trial);

(v)    the date within the Earnout Period on which Addimmune or any of its direct or indirect subsidiaries issues a public announcement regarding the initial acquisition of data from at least one patient enrolled in a Subsequent Clinical Trial; and

(vi)   the date within the Earnout Period on which Addimmune or any of its direct or indirect subsidiaries completes the acquisition of data from a Phase 2 Clinical Trial.

Upon the occurrence of a Triggering Event, one-sixth of the Earnout Shares shall be released. Each Triggering Event shall only occur once, if at all; provided, that such Triggering Events may be achieved at the same time or on overlapping trading days.

Further, in accordance with the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (i) each AGT Option outstanding immediately prior to the Effective Time, whether vested or unvested, will automatically convert into an option to purchase a number of shares of New 10X III Common Stock equal to the product (rounded up to the nearest whole number) of (x) the number of shares of AGT Common Stock subject to such AGT Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of AGT Common Stock of such AGT Option immediately prior to the Effective Time divided by (B) the Exchange Ratio and (ii) each AGT Warrant issued and outstanding immediately prior to the Effective Time shall convert into a warrant covering a number of shares of New 10X III Common Stock equal to the product of (x) the total number of shares of AGT Stock subject to such AGT Warrant and (y) the Exchange Ratio, rounded up to the nearest whole share. Immediately prior to the Effective Time, each AGT Restricted Stock Award then outstanding will also be assumed and converted into that number of whole shares of 10X III Common Stock equal to the product of (x) the total number of shares of AGT Common Stock subject to such AGT Restricted Stock Award and (y) the Exchange Ratio, rounded down to the nearest whole share.

Concurrently with the execution of the Merger Agreement, 10X III entered into the Acquiror Support Agreement with AGT and the Class B Holders, pursuant to which the Class B Holders agreed to, among other things, (i) vote at any meeting or pursuant to any action of written resolution of 10X III shareholders all of their Class B ordinary shares held of record or thereafter acquired in favor of the Merger, the Redomicile and the other proposals presented in this proxy/statement prospectus and (ii) be bound by certain other covenants and agreements related to the Merger, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement.

Additionally, pursuant to the Acquiror Support Agreement, the Class B Holders agreed not to Transfer (as defined in the Acquiror Support Agreement) any Lock-Up Shares (as defined in the Acquiror Support Agreement) during the Lock-Up Period, subject to certain exceptions set forth the Acquiror Support Agreement.

Concurrently with the execution of the Merger Agreement, certain stockholders of AGT representing the requisite votes necessary to approve the Business Combination entered into support agreements with 10X III and AGT, pursuant to which such stockholders agreed to (i) vote at any meeting of the stockholders of AGT all shares of AGT Stock held of record or thereafter acquired in favor of the proposals to be presented at such meeting, (ii) to the extent such stockholder holds Preferred Stock, to duly executed and deliver such votes or consents to consent to the Preferred Stock Conversion, (iii) be bound by certain other covenants and agreements related to the Business Combination, (iv) to the extent such stockholder holds Preferred Stock, to vote and consent to the Distribution and (v) be bound by certain transfer restrictions with respect to such securities, prior to the Closing Date of the Business Combination, in each case, on the terms and subject to the conditions set forth in the AGT Support Agreement.

On October 31, 2023, AGT entered into a certain Senior Secured Convertible Promissory Note Purchase Agreement (the “2023 Convertible Note Purchase Agreement”) with certain accredited investors, including the Gaingels 10X Capital Diversity Fund (collectively, the “2023 Convertible Note Investors”), pursuant to which the 2023 Convertible Note Investors acquired certain AGT Senior Secured Convertible Promissory Notes (the “2023 Convertible Promissory Notes”). The 2023 Convertible Promissory Notes will bear simple interest at the minimum rate of interest equal to the I.R.S. applicable federal rate per annum, which is 5.17% at November 2023. The 2023 Convertible Promissory Notes are scheduled to mature on October 31, 2026 (the “2023 Convertible Promissory Note Maturity Date”). All unpaid principal, together with unpaid and accrued interest, is due and payable on demand at any time after the earlier of (i) the 2023 Convertible Promissory Note Maturity Date, or (ii) upon the occurrence of an event of default. Following the consummation of the Business Combination, the 2023 Convertible Promissory Notes may be converted into shares of Addimmune common stock automatically or at the option of the holder upon the triggering of certain events.

The 2023 Convertible Promissory Notes will automatically convert into shares of Addimmune Common Stock equal to the principal and accrued interest of such 2023 Convertible Promissory Notes divided by $10.15 if, following the Closing Date but prior to the 2023 Convertible Promissory Note Maturity Date, the volume-weighted average price of the Addimmune Common Stock is equal to or exceeds $30.45 per share for the twenty consecutive trading days within a trailing thirty-day period.

The 2023 Convertible Promissory Notes may convert at the option of the holder upon, ten business days’ written notice, beginning on the eighteen-month anniversary of the Closing Date and prior to the 2023 Convertible Promissory Note Maturity Date. Upon such conversion, the 2023 Convertible Promissory Notes will convert into such number of Addimmune Common Stock equal to (i) an amount equal to the unpaid principal, together with unpaid and accrued interest, outstanding under the 2023 Convertible Promissory Notes divided by (ii) $10.15. Such conversion may be deferred for up to six months by Addimmune. If the Business Combination does not get consummated, the 2023 Convertible Promissory Notes may convert prior to the Maturity Date pursuant to certain terms and conditions.

Extension Proposal

On October 12, 2023, 10X III’s shareholders voted at the Second Extension Meeting to approve the amendment of 10X III’s Second Amended and Restated Memorandum and Articles of Association to: (1) extend from October 14, 2023 to January 14, 2024, the date by which, 10X III must consummate an initial business combination, (2) eliminate the limitation that 10X III shall not redeem public shares to the extent that such redemption would cause 10X III’s net tangible assets be less than $5,000,001 following such redemptions; and (3) provide for a right of a holder of Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis at any time and from time to time prior to the closing of an initial business combination at the election of the holder.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of shares of 10X III Class A Ordinary Shares. For the avoidance of doubt, the unaudited pro forma condensed combined financial information reflects the Extension Redemptions.

•        Assuming No Additional Redemptions:    This presentation assumes that no public shareholders exercise redemption rights with respect to their public shares, after giving effect to the Extension Redemptions.

•        Assuming 50% Redemptions:    This presentation assumes that 1,020,642 public shares are redeemed for aggregate redemption payments of approximately $11.0 million (based on an estimated per share redemption price of approximately $10.75 that was calculated using the $22.0 million of cash remaining in the Trust Account divided by the remaining 2,041,283 Class A ordinary shares subject to possible redemption as of October 19, 2023).

•        Maximum Redemption Scenario:    This presentation assumes that 2,041,283 public shares are redeemed for aggregate payments of approximately $22.0 million (based on an estimated per share redemption price of approximately $10.75 that was calculated using the $22.0 million of cash remaining in the Trust Account divided by the remaining 2,041,283 Class A Ordinary Shares subject to possible redemption as of October 19, 2023). The maximum redemption amount reflects the maximum number of public shares that 10X III can redeem without violating the conditions of the Merger Agreement. This presentation includes all adjustments contained in the “no redemptions” presentations and presents additional adjustments to reflect the effect of the maximum redemptions.

There is no certainty that as of the date of this proxy statement/prospectus the Available Closing Cash condition will be met or that 10X III or AGT will be able to raise the necessary funding to enable the consummation of the Business Combination.

The pro forma ownership of shares of Addimmune Common Stock following the Business Combination under both the No Additional Redemptions, 50% Redemptions and Maximum Redemptions scenarios (amounts are based on information as of June 30, 2023, as adjusted for events that relate to material transactions consummated after such date through the date hereof) is as follows:

	Assuming No Additional Redemptions (Shares)%		Assuming 50% Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
AGT Stockholders(1)(2)	45,850,923	77.7%	45,850,923	78.9%	45,850,923	80.4%
10X III Public Shareholders(3)(4)	2,041,283	3.4%	1,020,642	1.8%	—	—%
Sponsor(5)(6)	10,881,000	18.4%	10,881,000	18.8%	10,881,000	19.1%
Cantor(7)	272,000	0.5%	272,000	0.5%	272,000	0.5%
Pro forma Common Stock as of June 30, 2023	59,045,206	100.0%	58,024,565	100.0%	57,003,923	100.0%

__________

(1)      Excludes (i) 29,556,650 Earnout Shares as the Earnout Share conditions have not yet been met, (ii) 2,110,170 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT Options, which options at Closing shall automatically convert into an option to purchase a number of shares of New 10X III Common Stock calculated pursuant to the terms of the Merger Agreement (for further discussion see the section entitled “Business Combination Proposal — Consideration to AGT Holders in the Business Combination”), (iii) 29,815 shares of New 10X III

Common Stock issuable in connection with the potential exercise of outstanding AGT warrants that do not expire prior to the expected Closing Date, (iv) 1,236,813 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding AGT warrants that may be exercised for shares of AGT Preferred Stock prior to the Closing Date and would otherwise expire prior to the expected Closing Date, and (v) 32,620 unvested Restricted Stock Awards issued to AGT stockholders.

(2)      Includes (i) 27,788,480 shares of New 10X III Common Stock issuable in exchange for 30,312,295 outstanding shares of AGT Common Stock and (ii) 18,062,442 shares of New 10X III Common Stock issuable in exchange for 19,702,915 outstanding shares of AGT Preferred Stock that are expected to be converted to 19,702,915 shares of AGT Common Stock in connection with the Preferred Stock Conversion.

(3)      Excludes 14,999,990 shares issuable upon exercise of public warrants.

(4)      Based on 4,056,190 redeemable shares of 10X III Class A ordinary shares outstanding as of June 30, 2023 and adjusted to reflect the redemption of 2,014,907 shares of 10X III Class A ordinary shares in connection with the Second Extension Meeting on October 12, 2023.

(5)      Includes 881,000 non-redeemable Class A ordinary shares underlying the 881,000 private placement units owned by the Sponsor, 9,999,999 Class A ordinary shares and one Class B ordinary share owned by the Sponsor as of the date of this proxy statement/prospectus. Pursuant to the certain non-redemption agreements entered into by and among 10X III, the Sponsor and certain public shareholders of 10X III, the Sponsor agreed to transfer up to an aggregate of up to 1,916,260 of its ordinary shares to those certain public shareholders under the terms of the non-redemption agreements. As of the date hereof, 1,496,260 ordinary shares are due to be transferred from Sponsor to those certain shareholders in connection with the Extension Meetings.

(6)      Excludes shares of New 10X III Common Stock issuable upon exercise of 440,500 private placement warrants underlying the private placement units owned by the Sponsor.

(7)      Includes 272,000 non-redeemable Class A ordinary shares underlying the 272,000 private placement units owned by Cantor. Excludes shares issuable upon exercise of 136,000 private placement warrants underlying the private placement units owned by Cantor.

The presentation of unaudited pro forma condensed combined financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer.

The Business Combination is expected to be accounted for as an asset acquisition of a Variable Interest Entity that is not a business in accordance with U.S. GAAP. Under this method of accounting, 10X III is treated as the “accounting acquirer” and AGT as the “accounting acquiree” for financial reporting purposes. Upon consummation of the Business Combination, the cash on hand will result in the equity at risk being considered insufficient for AGT to finance its activities without additional subordinated financial support. Therefore, AGT will be considered a VIE and the primary beneficiary of AGT is treated as the accounting acquirer. 10X III will hold a variable interest in AGT and will own 100% of AGT’s equity. 10X III will be considered the primary beneficiary as it retains the obligation to absorb the losses and/or receive the benefits of AGT, and the power to direct the activities that could have potentially been significant to AGT. Accordingly, for accounting purposes, the acquisition of AGT will be accounted for as an acquisition of a Variable Interest Entity that is not a business as substantially all of the fair value is concentrated in IPR&D, an intangible asset. AGT’s assets and liabilities will be measured and recognized based on their fair values as of the transaction date with any value associated with IPR&D with no alternative future use recorded as an expense.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands, except share and per share data)

	10X Capital Venture Acquisition Corp. III (Historical)	American Gene Technologies International Inc. (Historical)	Less Amounts Attributable to SpinCo (A)	Addimmune (AGT post- SpinCo Adjustments)	Senior Secured Convertible Notes Financing (B)	No Additional Redemptions			Maximum Redemption Scenario
						Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,964	$142	$142	$—	$50,000	$21,952	C	$49,516	$(21,952)	L	$27,564
						(6,220)	D
						(5,700)	E
						(14,280)	F
						1,800	K
Accounts receivable	—	130	130	—	—	—		—	—		—
Prepaid expenses and other current assets	102	363	129	234	—	—		336	—		336
Total current assets	2,066	635	401	234	50,000	(2,448)		49,852	(21,952)		27,900
Investments held in Trust Account	42,626	—	—	—	—	(42,626)	C	—	—		—
Property and equipment, net	—	1,765	57	1,708	—	—		1,708	—		1,708
Software intangible assets, net	—	380	380	—	—	—		—	—		—
Operating lease right-of-use assets	—	2,567	—	2,567	—	3,641	O	6,208	—		6,208
Finance lease right-of-use assets	—	455	194	261	—	—		261	—		261
Due from landlord	—	1,484	—	1,484	—	—		1,484	—		1,484
Total assets	$44,692	$7,286	$1,032	$6,254	$50,000	$(41,433)		$59,513	$(21,952)		$37,561

LIABILITIES, REDEEMABLE CLASS A COMMON STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$549	$6,574	394	$6,180	$—	(834)	E	$5,895	$—		$5,895
Accrued expenses	3,495	799	58	741	—	(2,157)	D	2,799	—		2,799
						720	K
Accrued expenses – related party	75	—	—	—	—	—		75	—		75
Related-party debt, including accrued interest	—	974	839	135	—	—		135	—		135
Current portion of 12% promissory notes, including accrued interest	—	1,534	—	1,534	—	—		1,534	—		1,534
Current portion of 12% promissory notes, including accrued interest – related party	—	1,636	—	1,636	—	—		1,636	—		1,636
Non-redemption agreement liability	34	—	—	—	—	—		34	—		34
Operating lease liability – current	—	482	—	482	—	—		482	—		482
Finance lease liability – current	—	156	90	66	—	—		66	—		66
Unvested shares liability – current	—	—	—	—	—	—		—	—		—
Total current liabilities	4,153	12,155	1,381	10,774	—	(2,271)		12,656	—		12,656
Operating lease liability, net of current portion	—	5,727	—	5,727	—	—		5,727	—		5,727
Finance lease liability, net of current portion	—	304	122	182	—	—		182	—		182
12% Promissory notes, including accrued interest	—	418	—	418	—	—		418	—		418

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)

AS OF JUNE 30, 2023

(in thousands, except share and per share data)

	10X Capital Venture Acquisition Corp. III (Historical)	American Gene Technologies International Inc. (Historical)	Less Amounts Attributable to SpinCo (A)	Addimmune (AGT post- SpinCo Adjustments)	Senior Secured Convertible Notes Financing (B)	No Additional Redemptions			Maximum Redemption Scenario
						Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Senior secured convertible promissory notes	—	—	—	—	50,000	—		50,000	—		50,000
Deferred underwriting commissions	14,280	—	—	—	—	(14,280)	F	—	—		—
Total liabilities	18,433	18,604	1,503	17,101	50,000	(16,551)		68,983	—		68,983

Class A ordinary shares subject to possible redemption; 4,056,190 shares outstanding at a redemption value of approximately $10.48 per share as of June 30, 2023	42,526	—	—	—	—	(20,674)	C	—	—		—
						(21,852)	G
Stockholders’ equity (deficit)
Convertible preferred stock, $.0001 par value	—	2	—	2	—	(2)	M	—	—		—
Class A ordinary shares, $0.0001 par value	—	—	—	—	—	—		—	—		—
Common stock, $0.0001 par value	—	3	—	3	—	—	G	6	—		6
						2	M
						1	J
						—	K
Class B ordinary shares, $0.0001 par value	1	—	—	—	—	(1)	J	—	—		—
Additional paid-in capital	—	68,200	—	68,200	—	21,852	G	774,990	(21,952)	L	753,038
						(68,200)	H
						753,138	N
Accumulated deficit	(16,268)	(79,523)	(471)	(79,052)	—	(4,063)	D	(784,466)	—		(784,466)
						79,052	H
						(764,135)	I
Total stockholders’ equity (deficit)	(16,267)	(11,318)	(471)	(10,847)	—	17,644		(9,470)	(21,952)		(31,422)
Total liabilities, redeemable Class A common stock, and stockholders’ (deficit) equity	$44,692	$7,286	$1,032	$6,254	$50,000	$(41,433)		$59,513	$(21,952)		$37,561

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023
(in thousands, except share and per share data)

	10X Capital Venture Acquisition Corp. III (Historical)	American Gene Technologies International Inc. (Historical)	Less Amounts Attributable to SpinCo (A)	Addimmune (AGT post-SpinCo Adjustments)	Senior Secured Convertible Notes Financing (B)	No Additional Redemptions			Maximum Redemption Scenario
						Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue
Laboratory services revenue	$—	$1,166	$1,166	$—	$—	$—		$—	$—	$—
Total revenue	—	1,166	1,166	—	—	—		—	—	—

Expenses
Cost of revenue	—	1,217	1,217	—	—	—		—	—	—
Research and development	—	2,608	522	2,086	—	—		2,086	—	2,086
General and administrative	3,414	6,156	308	5,848	—	—		9,262	—	9,262
Administrative expenses – related party	225	—	—	—	—	—		225	—	225
Total expenses	3,639	9,981	2,048	7,934	—	—		11,573	—	11,573

Operating loss	(3,639)	(8,815)	(881)	(7,934)	—	—		(11,573)	—	(11,573)

Other income (expense)
Interest expense	—	(199)	(33)	(166)	(1,275)	—		(1,441)	—	(1,441)
Gain on settlement agreement	4,000	—	—	—	—	—		4,000	—	4,000
Income from investments held in Trust Account	666	—	—	—	—	(666)	A.1	—	—	—
Change in fair value of non-redemption agreement liabilities	7	—	—	—	—	(7)	C.1	—	—	—
Loss in connection with non-redemption agreement	(41)	—	—	—	—	41	C.1	—	—	—
Other income, net	—	319	64	255	—	—		255	—	255
Total other income (expense)	4,632	120	31	89	(1,275)	(632)		2,814	—	2,814
Net income (loss)	$993	$(8,695)	$(850)	$(7,845)	$(1,275)	$(632)		$(8,759)	$—	$(8,759)

Net loss per share (Note 6)
Basic and diluted weighted average shares outstanding, Class A ordinary shares	7,645,901
Basic and diluted net loss per share	$0.06
Basic and diluted weighted average shares outstanding, Class B ordinary shares	10,000,000
Basic and diluted net loss per share	$0.06
Basic and diluted weighted average common shares outstanding		29,597,821						59,045,206		57,003,923
Basic and diluted net loss available to common stockholders per common share		$(0.29)						$(0.15)		$(0.15)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

	10X Capital Venture Acquisition Corp. III (Historical)	American Gene Technologies International Inc. (Historical)	Less Amounts Attributable to SpinCo (A)	Addimmune (AGT post-SpinCo Adjustments)	Senior Secured Convertible Notes Financing (B)	No Additional Redemptions			Maximum Redemption Scenario
						Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenue
Laboratory services revenue	$—	$9,124	$9,124	$—	$—	$—		$—	$—	$—
Total revenue	—	9,124	9,124	—	—	—		—	—	—

Expenses
Cost of revenue	—	4,258	4,258	—	—	—		—	—	—
In-process research and development	—	—	—	—	—	764,135	D.1	764,135	—	764,135
Research and development	—	4,781	956	3,825	—	—		3,825	—	3,825
Selling, general and administrative	3,051	6,975	349	6,626	—	8,929	B.1	18,606	—	18,606
Administrative expenses – related party	413	—	—	—	—	—		413	—	413
Total expenses	3,464	16,014	5,563	10,451	—	773,064		786,979	—	786,979
Loss from operations	(3,464)	(6,790)	3,561	(10,451)	—	(773,064)		(786,979)	—	(786,979)

Other income (expense)
Interest expense	—	(916)	(71)	(845)	(2,585)	—		(3,430)	—	(3,430)
Income from investments held in Trust Account	4,162	—	—	—	—	(4,162)	A.1	—	—	—
Other income, net	—	56	—	56	—	—		56	—	56
Total other income (expense)	4,162	(860)	(71)	(789)	(2,585)	(4,162)		(3,374)	—	(3,374)
Net income (loss)	$698	$(7,750)	$3,490	$(11,240)	$(2,585)	$(777,226)		$(790,353)	$—	$(790,353)
Net loss per share (Note 6)
Basic and diluted weighted average shares outstanding, Class A ordinary shares	30,043,441
Basic and diluted net loss per share	$0.02
Basic and diluted weighted average shares outstanding, Class B ordinary shares	9,953,699
Basic and diluted net loss per share	$0.02
Basic and diluted weighted average common shares outstanding		29,531,031						59,045,206		57,003,923
Basic and diluted net loss available to common stockholders per common share		$(0.26)						$(13.39)		$(13.86)

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.  Basis of Presentation

The Business Combination will be accounted for as an acquisition of a Variable Interest Entity that is not a business in accordance with U.S. GAAP. Under this method of accounting, 10X III is treated as the “accounting acquirer” and AGT as the “accounting acquiree” for financial reporting purposes. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. Accordingly, for accounting purposes, the acquisition of AGT will be accounted for as an acquisition of a Variable Interest Entity that is not a business as substantially all of the fair value is concentrated in IPR&D, an intangible asset. In preparing the pro forma financial statements, AGT’s assets and liabilities were preliminarily measured and recognized based on their estimated full fair values as of the transaction date with any value associated with IPR&D with no alternative future use recorded as an expense. The fair value measurements utilize estimates based on key assumptions of the Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 gives effect to the Business Combination and related transactions as if they had been completed on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and year ended December 31, 2022 give effect to the Business Combination and related transactions, including the issuance, by AGT, of $50 million of 2023 Convertible Promissory Notes as if they had been completed on January 1, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and year ended December 31, 2022 each assume AGT will sell 2023 Convertible Promissory Notes in an aggregate of $50 million, of which only approximately $5.9 million have been sold as of the date of this proxy statement/prospectus. All periods are presented on the basis that 10X III is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on certain currently available information and certain assumptions and methodologies that 10X III management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences may be material. 10X III management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the post-merger company. They should be read in conjunction with the historical financial statements and notes thereto of 10X III and AGT.

Note 2.  Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-merger company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Preferred Stock Conversion

Immediately prior to the Effective Time, AGT shall cause each outstanding share of Preferred Stock to be converted into a number of shares of AGT Common Stock at the then-effective conversion price as calculated pursuant to the AGT Charter.

Accounting for Stock Options and Restricted Stock Awards Conversion

AGT has certain stock-based compensation arrangements, which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options and restricted stock awards. At of the Effective Time, each AGT Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will automatically will automatically convert into an option to purchase a number of shares of Addimmune Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of AGT Common Stock subject to such AGT Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of AGT Common Stock of such AGT Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Immediately prior to the Effective Time, each AGT Restricted Stock Award then outstanding shall be assumed and converted into that number of whole shares of Addimmune Common Stock equal to the product of (A) the total number of shares of AGT Stock subject to such AGT Restricted Stock Award and (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole share. The converted restricted stock awards and options will continue to have the same terms and conditions as the AGT Restricted Stock Award and AGT Option, respectively, immediately prior to the Effective Time (including vesting and forfeiture conditions). Depending on the fair value measurement of the replacement awards and vesting conditions, either all or a portion of the fair value-based measure of the converted awards will be included in measuring the consideration transferred in the acquisition.

Accounting for Warrants Conversion

On February 25, 2022, the AGT Board and AGT’s shareholders approved a Note and Warrant Purchase Agreement to issue up to $10.0 million in principal of 10% Promissory Notes having an eighteen-month term (“10% Promissory Notes”), which are accompanied by the issuance of warrants to purchase shares of convertible Series F-1 preferred stock at $12.00 per share that have a term of five years from the date of the initial note closing, February 25, 2022 (“10% Promissory Note Warrants”). The 10% Promissory Note Warrants were issued by AGT to certain holders of 10% Promissory Notes as consideration for such noteholders making certain loans to AGT. The 10% Promissory Note Warrants vest according to the following schedule: 33.3% at issuance, 5.5% at seven months after issuance and the remainder vest monthly over the course of 11 months.

The Investors received a number of 10% Promissory Note Warrants equal to: 25% or 15% of the Note’s principal amount, depending on whether interest is payable at maturity or monthly, divided by $5.00. These Series F-1 Preferred Warrants may be exercised in full or in part once vested or from time to time until the Expiration Date (February 25, 2027).

At the Effective Time, each AGT Warrant that is issued and outstanding immediately prior to the Effective Time will be converted into a warrant covering a number of Addimmune Common Stock equal to the product of (A) the total number of shares of AGT Stock subject to such AGT Warrant and (B) the Exchange Ratio, rounding up to the nearest whole share. Each such warrant covering Addimmune Common Stock will be subject to the same terms and conditions as applied to the AGT warrant immediately prior to the Effective Time (including vesting conditions). The Acquiror Warrants will continue to be equity classified. Management notes that there are 32,524 Series F-1 Preferred Stock Warrants issued and outstanding as of the date that this proxy statement/prospectus is filed, which are expected to be converted to 29,815 Addimmune Warrants, per Exchange Ratio.

AGT also has Series D-1 and E-1 Preferred Stock Warrants outstanding which have an expiration date of February 14, 2024 and which, unless exercised prior to the Effective Time (assuming the Effective Time falls before February 14, 2024), would expire and not be converted.

Note 3.  Discontinued Operations

Due to the significance of SpinCo’s impact, its disposition for accounting purposes is expected to qualify as discontinued operations and thus requires retrospective presentation in accordance with ASC 205-20, Discontinued Operations. Unaudited pro forma condensed statements of operations have been included for the year ended December 31, 2021 in accordance with Regulation S-X item 11-02(c)(2)(ii).

UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS OF AGT
For the year ended December 31, 2021
(in thousands, except share and per share data)

	Historical AGT	Separation of Non-HIV Assets (SpinCo)	Addimmune (AGT post-SpinCo Adjustments)
Laboratory services revenue	$4,739	$4,739	$—
Operating expenses:
Cost of revenue	2,972	2,972	—
Research and development	8,669	1,734	6,935
General and administrative	4,883	244	4,639
Total operating expenses	16,524	4,950	11,574
Loss from operations	(11,785)	(211)	(11,574)
Other income (expense):
Gain on extinguishment of debt	552	—	552
Change in fair value of debt	(430)	—	(430)
Interest expense	(974)	(70)	(904)
Other income (expense), net	15	—	15
Total other expense, net	(837)	(70)	(767)
Net loss and comprehensive loss	(12,622)	(281)	(12,341)
Deemed dividend – warrants	(318)	—	(318)
Net loss and comprehensive loss attributable to common stockholders	$(12,940)	$(281)	$(12,659)
Basic and diluted net loss available to common stockholders per common share	(0.44)		(0.21)
Basic and diluted weighted average common shares outstanding	29,456,020		59,045,206

Note 4.  Preliminary Purchase Price and Identifiable IPR&D Asset

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated preliminary purchase price of approximately $753.1 million, comprised primarily of equity consideration of $488.3 million, estimated fair value of the Earnout Shares of approximately $257.3 million, and fair value of the AGT equity classified share-based awards of $7.5 million.

The table below represents the total estimated preliminary purchase price (dollars in thousands, except share data and value per share):

Estimated number of 10X III Converted Outstanding Shares(1)	45,850,923
Multiplied by the value per share of 10X III Common Stock as of October 19, 2023(2)	10.65
Total	$488,312
Estimated fair value of Earnout Shares(3)	257,302
Additional consideration related to AGT equity classified share-based awards and warrants(4)(5)	$7,527
Total estimated purchase price	$753,141

____________

(1)      For purposes of this unaudited pro forma combined financial information, 45,850,923 represents the 18,062,442 shares of New 10X III Common Stock issuable in exchange for 19,702,915 outstanding shares of AGT Preferred Stock that are expected to be converted to 19,702,915 shares of AGT Common Stock in connection with the Preferred Stock Conversion and the 27,788,480 shares of New 10X III Common Stock issuable exchange for 30,312,295 outstanding shares of AGT Common Stock pursuant to the Exchange Ratio of 91.674%, which was calculated by dividing the (x) quotient obtained by dividing (i) $500,000,000 by (ii) $10.15 by (y) the 53,735,090 shares of aggregate fully diluted AGT shares. The terms of this calculation of this Exchange Ratio is defined in Section 3.01(c) of the Merger Agreement.

(2)      If the 10X III stock price were to increase to $11.00 or $12.00 per share, then the estimated purchase price of Addimmune would increase by $16.0 million and $61.9 million, respectively. If the 10X III stock price were to decrease to $10.00 or $9.00 per share, the estimated purchase price of Addimmune would decrease by $29.8 million and $75.7 million, respectively. Each change in the estimated purchase price of Addimmune would have a corresponding impact to the value of the acquired in-process research and development.

(3)      Addimmune has preliminarily determined that the Earnout Shares for Addimmune participating stockholders will be indexed to Addimmune’s own stock and is therefore not precluded from equity classification. The pro forma estimated fair value of the Earnout Shares for Addimmune participating stockholders was calculated using a Monte-Carlo simulation to track the price-based Earnout Share fulfillment at the three milestone price thresholds of $15.00, $17.50, and $20.00. The event-based Earnout Shares, fulfilled upon successful completion of various Company milestone events, were valued using probability-weightings of each event provided by Management. The fair value reflects the average combined value of the six milestones over 100,000 simulation iterations.

(4)      Represents the fair market value attributable to precombination services of approximately $7.5 million, related to the AGT Options and AGT Restricted Stock Awards. In accordance with, and analogous to ASC 805, the amount included in the consideration transferred for awards that are replaced by the acquiror in the Business Combination, was calculated by multiplying the acquisition-date fair value-based measure of the AGT Awards by the ratio of the vested precombination service period over the total service period (by award, respectively), arriving at the fair value attributable to precombination services. The amount attributable to post-Business Combination services is approximately $14.0 million for the new Addimmune Awards, subject to service-based vesting conditions. Addimmune will recognize the share-based compensation expense for the replacement awards subject to service-based vesting conditions as additional compensation cost on a straight-line basis over the remaining vesting period of the original awards.

(5)      Includes the fair value of Series F-1 Warrants, in the amount of $278.0 thousand, that were issued in connection with 2021 10% Promissory Notes to purchase shares of convertible Series F-1 preferred stock at $12.00 per share and have a term of five years from the date of the initial note closing. As of June 30, 2023, Series F-1 warrants for 13,881 shares of AGT Common Stock had vested. The unvested Series F-1 warrants for 18,643 shares of AGT Preferred Stock will vest by October 1, 2024, provided that the associated 2021 10% Promissory Note is not retired prior to its due date. Additionally, the Series F-1 warrants are set to expire on February 26, 2027 as originally issued.

For purposes of this pro forma analysis, see below for a preliminary schedule detailing an estimated net amount of AGT’s identifiable assets and liabilities measured in accordance with Accounting Standards Codification (ASC) 805, Business Combinations (“ASC 805”) (in thousands):

Cash and cash equivalents	$51,800
Net working capital (excluding cash)	(16,127)
Fixed assets	1,707
Other assets (non-current)	7,953
Other liabilities (non-current)	(6,327)
Assumed convertible debt	(50,000)
Acquired in-process research and development	764,135
Net assets acquired	$753,141

In accordance with Accounting Standards Codification (ASC) 810, Consolidations (“ASC 810”), 10X III is the primary beneficiary of AGT, a Variable Interest Entity (“VIE”), that does not constitute a business and therefore, no goodwill will be recognized. The guidance states that 10X III shall initially measure assets and liabilities of AGT in accordance with ASC 805.

IPR&D represents the R&D asset of AGT which is in-process, but not yet completed, and which 10X III has the opportunity to advance. As the transaction will be accounted for as an acquisition of a VIE that is not a business, it was determined that the fair value of IPR&D asset acquired in the acquisition with no alternative future use will be charged to expense at the acquisition date.

Note 5.  Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. AGT will form AGT Holdings Inc., a newly formed, wholly owned, direct subsidiary of AGT, (SpinCo) and make a distribution to the holders of shares of AGT capital stock of all of the equity of SpinCo, while keeping the Addimmune Business (the “SpinCo Adjustments”). The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain estimates, assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. 10X III has determined that it is not necessary to present Management Adjustments and will be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. There were no pro forma adjustments required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information does not include an income tax adjustment. Upon Closing Date, it is likely that the combined company will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma does not necessarily reflect the amounts that would have resulted from a combined provision for income taxes had the combined company filed income tax returns during the period presented. The pro forma reflects the expectation that the spin-off of the non-HIV business and the Merger are expected to qualify as tax-free transactions. If the Merger is ultimately determined not to qualify as a reorganization, the Merger could be treated as a taxable disposition of its assets by AGT and also in turn adversely impact the qualification of the spin a tax-free transaction. To preserve the tax-free treatment of SpinCo, SpinCo will be restricted from taking any action that prevents it from being a tax-free transaction for U.S. federal income tax purposes for a two-year period following the Business Combination. These restrictions may limit SpinCo’s ability to pursue certain strategic transactions that it may believe to be in the best interest of its stockholders or that might increase the value of its business. Transaction results could materially differ if the transactions do not qualify for the intended tax treatment.

The pro forma basic and diluted earnings (loss) per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of Addimmune Class A Common Stock outstanding, assuming the Business Combination and related transactions occurred on the beginning of the earliest period presented. The pro forma basic and diluted earnings (loss) per share amounts exclude the impact of the Earnout Shares as the Earnout Shares contingencies have not yet been met. The Earnout Shares will be included in basic and diluted EPS once the shares vest and become issuable.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

A.     SpinCo Adjustments:

AGT plans to effect the Internal Reorganization to strategically separate the SpinCo Business from the Addimmune Business prior to the Merger. SpinCo and its subsidiaries will own and operate the non-HIV SpinCo Business and AGT will retain the Addimmune Business. Prior to the Effective Time, AGT will form SpinCo, and will make a distribution to the holders of shares of AGT capital stock of all of the equity of SpinCo. SpinCo will be considered its own legal entity unaffiliated with Addimmune. These adjustments represent the assets, liabilities and direct costs of the SpinCo Business that was part of AGT that, pursuant to the Internal Reorganization, will be contributed to SpinCo, and which are removed from AGT to present Addimmune, Inc. Certain SpinCo adjustments were based on estimated allocations of amounts directly attributable to SpinCo based on currently available information and certain estimates, assumptions and methodologies that management believes are reasonable under the circumstances. The spinoff is presented in accordance with the guidance in ASC 205 and, as such, the unaudited pro forma condensed statement of operations do not allocate any of AGT’s general corporate overhead expenses to the SpinCo business.

B.      Senior Secured Convertible Notes Adjustments:

On October 31, 2023, AGT entered into the 2023 Convertible Note Purchase Agreement with the 2023 Convertible Note Investors, pursuant to which the 2023 Convertible Note Investors acquired the 2023 Convertible Promissory Notes. AGT may issue 2023 Convertible Promissory Notes in a number of separate closings for up to an aggregate of $50 million, with the first closing having taken place on October 31, 2023 in the amount of approximately $5.9 million. The 2023 Convertible Promissory Notes will bear simple interest at the minimum rate of interest equal to the I.R.S. applicable federal rate per annum, which is 5.17% at November 2023. The 2023 Convertible Promissory Notes issued on October 31, 2023 are scheduled to mature on October 31, 2026 (the “2023 Convertible Promissory Note Maturity Date”). All unpaid principal, together with unpaid and accrued interest, is due and payable on demand at any time after the earlier of (i) the 2023 Convertible Promissory Note Maturity Date, or

(ii) upon the occurrence of an event of default. The 2023 Convertible Promissory Notes are subject to a number of conversion scenarios as described in the 2023 Convertible Promissory Notes. Following the consummation of the Business Combination, the 2023 Convertible Promissory Notes may be converted into shares of Addimmune Common Stock automatically or at the option of the holder upon the triggering of certain events.

The 2023 Convertible Promissory Notes will automatically convert into shares of Addimmune Common Stock equal to the principal and accrued interest of such 2023 Convertible Promissory Notes divided by $10.15 if, following the Closing but prior to the 2023 Convertible Promissory Note Maturity Date, the volume-weighted average price of the Addimmune Common Stock is equal to or exceeds $30.45 per share for the twenty consecutive trading days within a trailing thirty-day period.

The 2023 Convertible Promissory Notes may convert at the option of the holder, upon ten business days’ written notice, beginning on the eighteen-month anniversary of the Closing and prior to the 2023 Convertible Promissory Note Maturity Date. Upon such conversion, the 2023 Convertible Promissory Notes will convert into such number of Addimmune Common Stock equal to (i) an amount equal to the unpaid principal, together with unpaid and accrued interest, outstanding under the 2023 Convertible Promissory Notes divided by (ii) $10.15. Such conversion may be deferred for up to six months by Addimmune. If the Business Combination is not consummated, the 2023 Convertible Promissory Notes may convert prior to the 2023 Convertible Promissory Note Maturity Date pursuant to certain terms and conditions.

If on or prior to the 2023 Convertible Note Maturity Date, the Business Combination has not been consummated, and AGT has not been otherwise acquired or completed an initial public offering, then at the option of the holders constituting at least a majority of the then-outstanding principal note amount, the obligations under the 2023 Convertible Promissory Notes may be either (i) converted on the 2023 Convertible Promissory Note Maturity Date into shares of a new class of preferred stock of AGT, which preferred stock shall have identical rights and restrictions as AGT’s current classes of preferred stock; however, which new class of preferred stock shall have a liquidation preference of three times the amount of the obligations under the 2023 Convertible Promissory Notes, or (ii) redeemed for cash equal to the conversion value.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 assumes AGT has sold 2023 Convertible Promissory Notes in an aggregate amount of $50 million, of which only approximately $5.9 million have been sold as of the date of this proxy statement/prospectus, and reflects an outstanding balance of the 2023 Convertible Promissory Notes of $50 million. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2023 and for the year ended December 31, 2022 reflect interest expense in the amounts of $1.3 million and $2.6 million, respectively, as if the transaction had taken place on January 1, 2022. Interest expense was calculated using the simple interest rate method.

Transaction Accounting Adjustments:

C.     Reflects the reclassification of $22.0 million in cash held in the Trust Account, which is based on the amount held in the Trust Account as of June 30, 2023 of $42.6 million adjusted for interest earned of approximately $0.9 million and redemptions from the Trust Account of approximately $21.5 million through October 19, 2023 in relation to the Second Extension Meeting, to cash and cash equivalents that is available at closing of the Business Combination. The net amount of the $0.9 million interest earned and the $21.5 million redemptions related to the Second Extension Meeting is presented as a reduction of Class A ordinary shares subject to possible redemption of approximately $20.7 million. The impact of 50% redemption scenario on the unaudited pro forma condensed financial statements would be a reduction in cash and an increase in additional paid-in-capital of approximately $11 million.

D.     Represents 10X III’s preliminary estimated transaction costs, of $6.2 million inclusive of advisory, consulting, printing, legal, accounting fees and other professional fees that are to be incurred as a direct and incremental part of the Business Combination. The $6.2 million of estimated transaction costs to be incurred prior to Closing Date will be expensed as incurred. Of the estimated transaction costs to be incurred prior to Closing Date, $2.2 million has already been incurred and reflected in the historical financial statements of 10X III, of which $0 has already been paid.

E.      Represents Addimmune’s preliminary estimated transaction costs of $5.7 million inclusive of advisory, banking, legal and other professional fees. Of the estimated transaction costs, $0.8 million has already been incurred and reflected in the historical financial statements of Addimmune, of which $0 has already been paid.

F.      Reflects the settlement of $14.3 million in deferred underwriting commissions reflected within the historical financial statements of 10X III.

G.     Reflects the reclassification of the remaining $21.9 million balance of 10X III Class A ordinary shares subject to possible redemption from temporary equity to permanent equity.

H.     Reflects the elimination of AGT historical accumulated deficit of $79.1 million and additional paid-in capital of $68.2 million.

I.       Reflects the impact of expensing the acquired IPR&D upon consummation of the asset acquisition (Refer to D.1).

J.       Reflects the conversion of 9,999,999 Class A ordinary shares held by the Sponsor (after taking into account the conversion of 9,999,999 Class B ordinary shares, that occurred on October 17, 2023, which were converted to Class A ordinary shares held by the Sponsor), and 1 Class B ordinary share held by the Sponsor, the aggregate of which will convert to 10,000,000 shares of Addimmune Common Stock, which will occur immediately prior to the transaction.

K.     Represents repayment at or prior to the Closing Date to Addimmune of certain promissory notes issued to related parties in the amount of $1.8 million for the early exercise of 1,000,000 shares of AGT common stock, accounted for as unexercised options. As of June 30, 2023, 400,000 shares remain unvested and are reflected as unvested shares liabilities, within accrued expenses in the amounts of $0.7 million.

L.      Represents the redemption of 2,041,283 shares of 10X III Class A Ordinary Shares subject to redemption for the full value of the Trust Account.

M.     Reflects the conversion of AGT preferred stock to common stock.

N.     Reflects the Merger Consideration to be issued, including the estimated fair value of Class A Common Stock ($488.3 million), par value of $0.0001, the estimated fair value of the Earnout Shares for Addimmune participating stockholders ($257.3 million) (Note 4), and the additional consideration related to AGT equity classified share-based awards and warrants ($7.5 million). Addimmune has preliminarily determined that the Earnout Shares for Addimmune participating stockholders will be indexed to Addimmune’s own stock and is therefore not precluded from equity classification. The pro forma estimated fair value of the Earnout Shares for Addimmune participating stockholders was calculated using a Monte-Carlo simulation to track the price-based Earnout Share fulfillment at the three milestone price thresholds of $15.00, $17.50, and $20.00. The event-based Earnout Shares, fulfilled upon successful completion of various Company milestone events, were valued using probability-weightings of each event as determined by Management. The fair value reflects the average combined value of the six milestones over 100,000 simulation iterations.

O.     Preliminary adjustment of right-of-use asset for purchase accounting.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 and the year ended December 31, 2022 are as follows:

A.1   Reflects elimination of investment income on the Trust Account.

B.1    Reflects estimated transactions costs of $8.9 million, not already incurred at June 30, 2023, (including $4.1 million of estimated transaction costs to be incurred at 10X III and $4.9 million of estimated transaction costs to be incurred at Addimmune), as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. These costs are non-recurring.

C.1   Reflects the elimination of the initial loss in connection with entering into the 10X III non-redemption agreements, and the subsequent changes in fair value of the associated non-redemption agreement liability.

D.1   Reflects the impact of expensing the acquired IPR&D upon consummation of the asset acquisition (Note 4). These costs are non-recurring.

Note 6.  Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger and the related transactions, assuming the shares were outstanding since January 1, 2022. As the Merger and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger and related have been outstanding for the entirety of the period presented.

The following has been prepared to present the pro forma net loss per share with respect to the no additional redemptions, 50% redemptions and maximum redemption scenario of Class A Ordinary Shares by 10X III Public Shareholders at the time of the Merger for the six months ended June 30, 2023 and the year ended December 31, 2022.

	Six Months Ended June 30, 2023(1)			Twelve Months Ended December 31, 2022(1)
	No Additional Redemptions	50% Redemptions Scenario	Maximum Redemption Scenario	No Additional Redemptions	50% Redemptions Scenario	Maximum Redemption Scenario
	(in thousands, except share and per share data)
Pro forma net loss	$(8,759)	$(8,759)	$(8,759)	$(790,353)	$(790,353)	$(790,353)
Weighted average shares outstanding – basic and diluted	59,045,206	58,024,565	57,003,923	59,045,206	58,024,565	59,045,206
Net loss per share – basic and diluted	$(0.15)	$(0.15)	$(0.15)	$(13.39)	$(13.62)	$(13.86)
Excluded securities:(2)
10X III Private Placement Warrants	576,500	576,500	576,500	576,500	576,500	576,500
10X III Public Warrants	14,999,990	14,999,990	14,999,990	14,999,990	14,999,990	14,999,990
Addimmune Options	2,110,170	2,110,170	2,110,170	2,110,170	2,110,170	2,110,170
Addimmune Warrants(3)	1,266,628	1,266,628	1,266,628	1,266,628	1,266,628	1,266,628
Addimmune Restricted Stock Awards	32,620	32,620	32,620	32,620	32,620	32,620
Earnout Shares	29,556,650	29,556,650	29,556,650	29,556,650	29,556,650	29,556,650

____________

(1)      Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Adjustments to Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period presented.

(3)      Includes (i) 447,681 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding Series D-1 warrants that may be exercised for shares of AGT Preferred Stock prior to the Effective Time and would otherwise expire prior to the expected Closing Date; (ii) 789,132 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding Series E-1 warrants that may be exercised for shares of AGT Preferred Stock prior to the Effective Time and would otherwise expire prior to the expected Closing Date; and (iii) 29,815 shares of New 10X III Common Stock issuable in connection with the potential exercise of outstanding Series F-1 warrants that do not expire prior to the expected Closing Date.

INFORMATION ABOUT 10X III

We are a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and we entered into the Merger Agreement on August 9, 2023. We intend to finance the Business Combination through the issuance of New 10X III Common Stock plus the remaining cash in the Trust Account following redemptions and payment of transaction expenses.

Our Sponsor is an affiliate of 10X Capital, a New York City-based investment firm that connects Wall Street with Silicon Valley, aligning institutional capital with high growth ventures. Founded in 2004 by serial entrepreneur, Hans Thomas, 10X Capital invests alongside leading technology investors, with a focus on consumer-oriented software and technology companies disrupting major industries, including finance, healthcare, transportation and real estate, by leveraging advances in automation, artificial intelligence and data science.

10X Capital and its subsidiary, San Francisco-based venture capital firm Growth Technology Partners (“GTP”) are investors in over 100 high growth venture-backed companies such as Robinhood Markets, Inc. (“Robinhood”), Circle Internet Financial (“Circle”), Ripple, 23andMe, Headspace, Udemy and Pipefy. 10X Capital has invested in these and other venture-backed companies alongside well-known venture capital funds such as Sequoia Capital (“Sequoia”), New Enterprise Associates (“NEA”), Ribbit Capital (“Ribbit”), General Catalyst Partners, Google Ventures (“GV”), Founders Fund, Fidelity Investments Inc. (“Fidelity”), Andreesen Horowitz, DST Global, Kleiner Perkins, Thiel Capital, Khosla Ventures, Norwest Venture Partners, Insight Partners, Bessemer Venture Partners, Social Capital, 8VC, DCM, TCV and Wellington.

10X Capital utilizes data science to identify and evaluate investments, as well as support portfolio companies’ strategic growth, and through its network of relationships with founders, executives and venture capitalists, routinely meets with a variety of high growth technology companies seeking investment or financing.

10X Capital has been an early and active investor in companies that have gone public or are reported to be in the process of going public, including biotech firm Compass Therapeutics, which completed a reverse merger transaction with a public shell company in June 2020. 10X Capital was also an investor in Palantir Technologies (“Palantir”), which completed a direct listing on NYSE in September 2020. 10X Capital was also an early investor in DraftKings Inc. (Nasdaq: DKNG), which completed a business combination with a SPAC in April 2020. 10X Capital was also an investor in Wish, which completed an initial public offering on NYSE in December 2020 and 23andMe which closed its business combination with a SPAC in June 2021.

On January 14, 2022, 10X III completed its initial public offering of 30,000,000 units, at a price of $10.00 per unit, generating gross proceeds of $300,000,000 before underwriting discounts and expenses. Each unit consists of one Class A ordinary share and one-half of one public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of its initial public offering, 10X III completed the private sale of an aggregate of 1,530,000 private placement units to the Sponsor and Cantor at a purchase price of $10.00 per private placement unit, generating gross proceeds of $11,530,000. 881,000 of the private placement units were sold to the Sponsor and 272,000 of the private placement units were sold to Cantor. The private placement units are identical to the units issued in 10X III’s initial public offering, except that the private placement units (including the underlying securities) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and, if held by the original holder or their permitted assigns, the underlying warrants (i) may be exercised on a cashless basis, (ii) are not subject to redemption and (iii) with respect to such warrants held by Cantor, will not be exercisable more than five years from the commencement of sales in 10X III’s initial public offering. Prior to the consummation of 10X III’s initial public offering, neither 10X III, nor any authorized person on its behalf, initiated any substantive discussions, formal or otherwise, with respect to a business combination involving 10X III.

Following the closing of 10X III’s initial public offering, an amount equal to $304.5 million of the net proceeds from its initial public offering and the sale of the private placement units was placed in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. In connection with the Initial Extension Meeting and subsequent redemption, a total of 186 shareholders elected to redeem an aggregate of 25,943,810 public shares. In connection with the Second Extension Meeting and subsequent redemption, certain shareholders of 10X III elected to redeem an aggregate of 2,014,907 public shares. As of October 19, 2023, following the Extension Redemptions, 10X III had approximately $22.0 million left in its Trust Account, all of which was held in U.S. treasury securities. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of 10X III’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if 10X III does not complete a business combination by July 14, 2024, or (iii) the redemption of all of the public shares if 10X III is unable to complete the Business Combination or any other initial business combination by July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents), subject to applicable law.

10X III’s units, public shares and public warrants are currently listed on the NYSE American under the symbols “VCXB.U,” “VCXB,” and “VCXB WS,” respectively.

Financial Position

As of October 19, 2023, we had approximately $22.0 million in the Trust Account, not taking into account payment of $14.3 million of deferred underwriting commissions. With the funds available, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete our initial business combination using 10X III’s cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

Effecting Our Business Combination

Fair Market Value of Target Business

The NYSE American Company Guide requires that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. The 10X III Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:

•        subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•        cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.75 per public share as of October 19, 2023. The per share amount we will distribute to shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions that we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. Our Sponsor, other Initial Shareholders, and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 12 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Redemption of Public Shares and Liquidation if No Business Combination

We have until July 14, 2024 (unless such date is further extended in accordance with the Existing Governing Documents) to complete a business combination. If we are unable to consummate an initial business combination by July 14, 2024, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the 10X III Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under the Cayman Islands Companies Act to provide for claims of creditors and in all cases subject to other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by July 14, 2024. The Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to the applicable provisions of the Cayman Islands Companies Act.

Our Sponsor and our other Initial Shareholders and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares or private placement units they hold if we fail to consummate an initial business combination by July 14, 2024 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by July 14, 2024).

Our Sponsor, other Initial Shareholders, executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by July 14, 2024 or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, our other Initial Shareholders, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,963,929 of proceeds held outside the Trust Account as of June 30, 2023, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by shareholders upon our dissolution would be $10.15. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors, which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.15. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay for or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriter of our initial public offering and our independent registered public accounting firm have not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor does it apply to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.15 per public share. In such an event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor is also not liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $            of proceeds held outside the Trust Account, as of            , 2023, with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors. Since our initial public offering expenses were less than our estimate of $700,000, the amount of funds held outside the Trust Account increased by a corresponding amount.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.15 per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. Furthermore, the 10X III Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors — Risks Related to the Business Combination and 10X III — In the event 10X III distributes the proceeds in the Trust Account to its public shareholders and subsequently files a bankruptcy petition or an involuntary bankruptcy petition is filed against 10X III that is not dismissed, a bankruptcy court may seek to recover such proceeds, and 10X III and the 10X III Board may be exposed to claims of punitive damages.”

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by July 14, 2024, (ii) in connection with a shareholder vote to amend our Existing Governing Documents to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by July 14, 2024 or with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Existing Governing Documents, like all provisions of our Existing Governing Documents, may be amended with a shareholder vote.

Employees

We currently have four executive officers: Hans Thomas, David Weisburd, Guhan Kandasamy and Oliver Wriedt. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position
Hans Thomas	46	Chairman and Chief Executive Officer
David Weisburd	37	Chief Operating Officer, Head of Origination and Director
Guhan Kandasamy	42	Chief Financial Officer
Oliver Wriedt	51	President and Head of Capital Markets
Christopher Jurasek	57	Director
Woodrow H. Levin	45	Director
Kash Sheikh	54	Director

Hans Thomas, 46, has served as our Chief Executive Officer and Chairman since February 2021. Mr. Thomas founded 10X Capital in January 2004, and since its founding, he has served as Chief Executive Officer of 10X Capital. Since July 2019, he has served Chairman of 10X Capital subsidiary Growth Technology Partners. As an entrepreneur, Mr. Thomas was on the founding teams of venture-backed FinTech startup InternetCash (1999), online mortgage firm RefinanceOne (2004) and data science firm TheNumber (2015). Mr. Thomas is regarded as a top technology sector investor, financier and visionary because of his track record of identifying and investing in promising early-stage opportunities and connecting them with institutional capital to help accelerate their growth. Notable portfolio companies and personal investments include Robinhood, AlphaFlow, Inc., Milo Credit, Better and Climb, whose equity investors include Sequoia, Kleiner Perkins, Point72 Ventures, Social Capital, and QED Investors and whom have obtained significant financing from leading institutional investors and investment banks, such as The Blackstone Group, Inc. (NYSE: BX), The Goldman Sachs Group, Inc. (NYSE: GS) and Jefferies Group LLC. Mr. Thomas was also involved with 10X Capital’s role as an early investor in DraftKings Inc. (Nasdaq: DKNG), which completed a business combination with Diamond Eagle Acquisition Corp., a SPAC, in April 2020. Mr. Thomas also currently serves as Chairman and Chief Executive Officer of 10X II. Mr. Thomas attended New York University. We believe Mr. Thomas is qualified to serve on the 10X III Board because of his experience in providing financing solutions for businesses, including with respect to business combinations and SPACs.

David Weisburd, 37, has been our Chief Operating Officer, Head of Origination and a member of the 10X III Board since February 2021. Mr. Weisburd founded the venture capital firm Growth Technology Partners in May 2015 and served as general partner until December 2019, when the firm was acquired by 10X Capital. The portfolio companies of Growth Technology Partners include 23andMe, CaaStle, Circle, Palantir, Pipefy, Punchh, Ripple, Tonal, Vicarious and Wish. Mr. Weisburd now serves as General Partner and co-head of venture capital at 10X Capital, where he has led the firm’s investments into Robinhood, Compass Therapeutics, HeadSpace and DraftKings Inc. (Nasdaq: DKNG). Mr. Weisburd also serves as a partner of Flight VC, an investment syndicate with over 2700 members across Silicon Valley and other tech hubs including Boston, Los Angeles, and New York, and whose members range from angel investors to entrepreneurs and venture capitalists. Flight VC has a prolific track record investing in companies including Betterment, Carta, Cruise Automotive, Discord, Dollar Shave Club, Fastly, Inc. (NYSE: FSLY), LinkedIn, Paypal, Inc. (Nasdaq: PYPL), Rent the Runway, and many others. In addition to his direct investment activity, Mr. Weisburd has also conducted a substantial amount of secondary market investment into companies such as Lyft, Inc. (Nasdaq: LYFT), One Medical Group (Nasdaq: ONEM), Space X, and Spotify (NYSE: SPOT). Prior to his venture capital career, Mr. Weisburd was on the founding teams of two venture-backed technology startups, isocket (acquired by Magnite (Nasdaq: MGNI)) and RoomHunt (acquired by RentLingo). Mr. Weisburd also currently serves as Chief Operating Officer and a member of the board of directors of 10X II. Mr. Weisburd received a BS in management and entrepreneurship from Indiana University — Kelley School of Business, an MBA from Dartmouth — Tuck School of Business, and is currently pursuing a masters in psychology from Harvard University. We believe Mr. Weisburd is qualified to serve on the 10X III Board because of his track record of founding and investing in technology companies and his network of venture-backed founders, companies and venture capitalist co-investors throughout Silicon Valley.

Guhan Kandasamy, 42, has been our Chief Financial Officer since February 2021. Since April 2018, Mr. Kandasamy has served as the Chief Credit and Data Officer and a member of the board of directors of 10X Capital, where he also served as a member of the investment committee and oversaw the firm’s credit policy. In 2015, Mr. Kandasamy co-founded TheNumber, which provides credit market analytics and intelligence to leading credit hedge funds, Bulge Bracket Banks and Retail Banks. At TheNumber, he first served as the founding product manager and then as Chief Executive Officer from January 2016 to March 2018. From October 2010 to January 2015, Mr. Kandasamy served as Global Head of Product and Data Analytics at Opera Solutions, LLC (now ElectrifAi), where he co-founded the company’s financial services vertical while helping the founders raise its first private capital from Silver Lake Partners, KKR & Co. Inc. and Wipro Limited (NYSE: WIT). Mr. Kandasamy has also previously served as Vice President of US Structured Finance for the global credit ratings agency DBRS, Inc. and as an analyst for the private secondary market firm SecondMarket, Inc., which was later acquired by Nasdaq. From January 2004 to January 2007, as its first product employee, he served as the founding product manager at CoreLogic, Inc. (NYSE: CLGX) where he led development of CoreLogic’s product suite including Loansafe, the credit risk product used by a large portion of the mortgage market, as well as CoreLogic’s initial Automated Value Models (“AVMs”) and AVM cascade models for real estate assets, which remain the industry standard. During his tenure, he provided key evaluation and assistance to CoreLogic through several major corporate acquisitions, including that of First American Corporation. The company now produces over $1.7B in annual revenue and has an enterprise value of $5.3B. Mr. Kandasamy began his career in 2003 at the Federal National Mortgage Association (“Fannie Mae”) as a credit risk policy analyst, where he developed the agency’s still-operational and patented Consumer Credit Risk Assessment Model (FMCA), along with several capital allocation, collateral risk and property valuation models. Mr. Kandasamy also currently serves as Chief Financial Officer of 10X II. Mr. Kandasamy received an MBA with a concentration in Finance from Oxford University in 2010 and a double BA from Johns Hopkins University in 2003.

Oliver Wriedt, 51, has served as our President and Head of Capital Markets since February 2021. Mr. Wriedt has twenty-eight years of experience in lending, structuring, portfolio management and business development. He has been an investor in early-stage FinTech companies since 2014. Mr. Wriedt most recently served as Chief Executive Officer of Vibrant Capital Partners (formerly DFG Investment Advisers) (“Vibrant”) from April 2019 to July 2020. Vibrant is a structured credit asset manager focused on collateralized loan obligations (“CLOs”) and leveraged loans, with $8 billion of assets under management (“AUM”). Prior to Vibrant, Mr. Wriedt spent six years at CIFC Asset Management from March 2012 to May 2018, where he most recently served as Co-Chief Executive Officer. During his tenure at CIFC, Mr. Wriedt took the company private in a $333 million strategic sale. CIFC’s AUM have grown to $26 billion. Mr. Wriedt was responsible for business development at the credit arm of Providence Equity Partners from 2010 to 2012. Later renamed Benefit Street, the asset manager grew to $26 billion and was acquired by Franklin Templeton (NYSE: BEN). Mr. Wriedt was previously a partner at Sciens Capital Management from 2008 to 2009 and was a partner at Golden Tree Asset Management from 2004 to 2008. Mr. Wriedt was originally trained as a banker at Deutsche Bank (NYSE: DB) and NORD/LB in Hannover, Singapore, London and New York. Since February 2020, Mr. Wriedt has served on the board of directors of Cadence Group, Inc., a New York-based digital securitization and investment platform for private credit. He is a seed investor in FinTech lenders Milo Credit and Pollen VC and payment platforms EMQ and Qrails. In addition, he serves on the board of directors of The River Fund, a non-profit organization dedicated to eradicating hunger, homelessness and poverty in New York City. Mr. Wriedt also currently serves as President and Head of Capital Markets of 10X II. Mr. Wriedt graduated from Duke University in 1993 with an AB in History and Economics.

Christopher Jurasek, 57, has served on the 10X III Board since January 2022. Mr. Jurasek has been an operating executive for Clearlake Capital Group, L.P. (“Clearlake”) since 2014. Clearlake is a Los Angeles-based private equity investor with $24 billion of AUM. Clearlake’s core target sectors include software and technology-enabled services, industrials and consumer. Mr. Jurasek has served as Chief Executive Officer of Chelsea Football Club since May 2023. Since May 2023, Mr. Jurasek has served as Executive Chairman at EagleView, having also served as the Chief Executive Officer of EagleView from June 2020 to May 2023. EagleView is a leading technology provider of aerial imagery, data analytics and GIS solutions with more than 200 patents, backed by Clearlake and Vista Equity Partners. Prior to EagleView, from August 2018 to December 2019, Mr. Jurasek served as President of JetSmarter, a private aviation software company acquired by Vista Global. Between February 2013 and January 2020, Mr. Jurasek also held the roles of President, Chief Executive Officer and Vice Chairman of Calero Software, LLC, which merged with technology expense management software firm MDSL in a 2019 deal backed by Oak Hill Capital and Riverside Partners. From August 2017 to January 2019, he served as a member of the board of directors of ConvergeOne Holdings, Inc., a leading IT services provider of collaboration and technology solutions for large and medium enterprises, which went public through a business combination with a SPAC, Forum Merger Corp., in February 2018 at an enterprise value of $1.2 billion and was subsequently acquired by CVC for $1.8 billion ($12.50 per common share). Mr. Jurasek also currently serves as a member of the board of directors of 10X II. Mr. Jurasek earned his MBA from the Kellogg School of Management at Northwestern University and holds a bachelor’s degree from Bowling Green State University. We believe Mr. Jurasek is qualified to serve on the 10X III Board because of his decades of experience leading global software and industrial technology companies and his track record of driving innovation to generate long-term value, customer engagement and sustainable growth.

Woodrow H. Levin, 45, has served on the 10X III Board since January 2022. Mr. Levin has served on the board of directors of DraftKings Inc. (Nasdaq: DKNG) since December 2013 and has helped the company navigate numerous regulatory and strategic challenges throughout his tenure, culminating in the recent merger with a SPAC, Diamond Eagle Acquisition Corp., in April 2020. Since February 2019, Mr. Levin has been the founder and Chief Executive Officer of Extend, Inc., a venture-backed technology company offering an application programming interface-first solution for merchants to offer extended warranties and protection plans. From February 2018 to February 2019, Mr. Levin was the founder and Chief Executive Officer of 3.0 Capital, a multi-strategy crypto asset hedge fund. From August 2015 to February 2018, Mr. Levin was Vice President of Growth at DocuSign, Inc. (Nasdaq: DOCU) (“DocuSign”), which allows organizations to digitally prepare, sign and manage agreements. Mr. Levin founded Estate Assist, Inc. in February 2014 and served as its Chief Executive Officer until September 2015, when it was acquired by DocuSign. Mr. Levin also currently serves as a member of the board of directors of 10X II. Mr. Levin received a BA in business from the University of Wisconsin and a JD from the Chicago-Kent School of Law, Illinois Institute of Technology. We believe that Mr. Levin is qualified to serve on the 10X III Board because of his experience with SPACs.

Kashif “Kash” Sheikh, 54, has served on the 10X III Board since December 2022. Mr. Sheikh has a wide range of experience sourcing, evaluating, and executing transactions and strategic investments across various industries, particularly the automotive industry. Beginning in 2023, Mr. Sheikh has served as Chief Executive Officer of MRB Enterprises LLC, a private investment company. From March 2021 to October 2023, Mr. Sheikh served as the Chief Financial Officer of EVe Mobility Acquisition Corp. From February 2021 to September 2023, he served as Chief Financial Officer of Autonomy, an automotive subscription platform, in which capacity he was in frequent contact with innovators in the mobility sector. From January 2017 to December 2020, Mr. Sheikh was the Managing Partner of Optim Advisors, where he advised high net worth families and individuals on investment management, direct investing and other wealth management strategies. From 2009 to September 2016, Mr. Sheikh served as President and Chief Operating Officer of Andell Inc., a private investment company and family office where he oversaw all businesses, investments and family office services. Mr. Sheikh holds an MBA from the Anderson School at UCLA and an undergraduate degree from University of Illinois at Urbana Champaign. We believe Mr. Sheikh is well qualified to serve on the 10X III Board because of his extensive professional experience in the automotive industry.

Number and Terms of Office of Officers and Directors

The 10X III Board consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting) serving a three-year term. In accordance with the NYSE American corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE American. The term of office of the first class of directors, consisting of Mr. Jurasek, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Messrs. Levin and Sheikh, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Messrs. Thomas and Weisburd, will expire at the third annual meeting of shareholders.

Only holders of Class B ordinary shares will have the right to vote on the election of directors prior to or in connection with the completion of our initial business combination. Holders of our public shares will not be entitled to vote on the election of directors during such time. These provisions of our Existing Governing Documents relating to the rights of holders of Class B ordinary shares to elect directors may be amended by a special resolution passed by a majority of at least 90% of our ordinary shares voting in a general meeting.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The 10X III Board is authorized to appoint officers as it deems appropriate pursuant to our Existing Governing Documents.

Director Independence

The NYSE American listing standards require that a majority of the 10X III Board be independent. The 10X III Board has determined that each of Messrs. Jurasek, Levin and Sheikh are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation and Director Compensation and Other Interests

Our Sponsor, executive officers and directors, or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to Sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of the Business Combination, members of our management team who become directors of Addimmune will be eligible to receive fees as indicated in “AGT Executive Officer and Director Compensation.” Addimmune will not be paying any consulting or management fees to 10X III.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment or service.

Committees of the Board of Directors

The 10X III Board has three standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by the 10X III Board and has the composition and responsibilities described below. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the board of directors. Messrs. Sheikh, Jurasek and Levin serve as members of our audit committee. Under the NYSE American listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exception described below. Each of Messrs. Sheikh, Jurasek and Levin are independent.

Mr. Jurasek serves as the chairman of the audit committee. Each member of the audit committee is financially literate and the 10X III Board has determined that Mr. Jurasek qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•        assisting the board of director’s oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the 10X III Board. The members of our compensation committee are Messrs. Jurasek and Levin, and Mr. Levin serves as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to the 10X III Board with respect to the compensation and any incentive compensation and equity-based plans that are subject to Board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Nominating and Corporate Governance Committee

We established a nominating and corporate governance committee of the 10X III Board. The members of our nominating and corporate governance are Messrs. Jurasek and Levin, and Mr. Levin serves as chair of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•        developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the 10X III Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to the 10X III Board.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the 10X III Board.

Observers to the Board of Directors

We have appointed Gil Penchina as an observer of the 10X III Board. Mr. Penchina assists our management team with sourcing and evaluating business opportunities and devising plans and strategies to optimize any business that we acquire. Board observers are neither paid nor reimbursed for any out-of-pocket expenses in connection with the search for acquisition targets before or after the consummation of our initial business combination. We have not currently entered into any formal arrangements or agreements with board advisors to provide services to us and they will have no fiduciary obligations to present business opportunities to us.

Gil Penchina is a serial entrepreneur and accomplished venture investor, whose portfolio companies include PayPal, LinkedIn, Fastly (NYSE: FSLY), Cruise, Rent the Runway, PagerDuty (NYSE: PD), Discord, Dollar Shave Club, Carta and Wealthfront. Mr. Penchina is a co-founder of Fastly, an edge cloud computing services provider. Previously, he was the Chief Executive Officer of Wikia (now re-branded Fandom.com), whose investors include

TPG, Amazon.com, Inc. (Nasdaq: AMZN), Bessemer Venture Partners and Institutional Venture Partners. Beginning in 1998, Mr. Penchina was a member of the pre-IPO team at eBay (Nasdaq: EBAY), where he held various senior management positions including Director, Mergers & Acquisitions from 1999 to 2000 and Vice President and General Manager of eBay International from 2002 to 2006. Before eBay, Mr. Penchina worked at General Electric (NYSE: GE) and Bain & Company. Mr. Penchina received a Bachelors in Engineering from the University of Massachusetts, Amherst in 1991 and an MBA from the Kellogg school of Management at Northwestern University in 1997.

Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Conflicts of Interest

Under the Cayman Islands Companies Act, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under the Cayman Islands Companies Act. Our Existing Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Hans Thomas	10X Capital Venture Acquisition Corp. II	Special purpose acquisition company	Chairman and Chief Executive Officer
	10X Capital	Investment firm	Founder and Chief Executive Officer
	TheNumber, LLC	Data science and analytics	Co-Founder
	Gaingels 10X Capital Fund	Investment firm	General Partner
	Gaingels 10X Capital Fund I, LP	Investment firm	General Partner
	Growth Technology Partners	Investment firm	Chairman

David Weisburd	10X Capital Venture Acquisition Corp. II	Special purpose acquisition company	Chief Operating Officer, Head or Origination and Director
	10X Capital	Investment firm	General Partner and Co-Head of Venture Capital
	Gaingels 10X Capital Fund	Investment firm	General Partner
	Gaingels 10X Capital Fund I, LP	Investment firm	General Partner
	Growth Technology Partners	Investment firm	Founder and General Partner
	Flight VC	Investment Syndicate	Partner

Guhan Kandasamy	10X Capital Venture Acquisition Corp. II	Special purpose acquisition company	Chief Financial Officer
	10X Capital	Investment firm	Chief Credit and Data Officer and Director
	Gaingels 10X Capital Fund I, LP	Investment firm	Investment Committee Member

Oliver Wriedt	10X Capital Venture Acquisition Corp. II	Special purpose acquisition company	President

Christopher Jurasek	10X Capital Venture Acquisition Corp. II	Special purpose acquisition company	Director
	Eagle View	Technology	Executive Chairman
	Chelsea FC	Sports	Chief Executive Officer

Woodrow H. Levin	10X Capital Venture Acquisition Corp. II	Special purpose acquisition company	Director
	DraftKings Inc.	Sports entertainment and gaming	Director
	Extend, Inc.	Technology	Founder and Chief Executive Officer

Kash Sheikh	MRB Enterprises LLC	Private investment company	Chief Executive Officer

Potential investors should also be aware of the following other potential conflicts of interest:

Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

Our Sponsor and other Initial Shareholders purchased founder shares prior to the date of our initial public offering and our Sponsor purchased private placement units in a transaction that closed simultaneously with the closing of our initial public offering. Our Sponsor and other Initial Shareholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our Sponsor and other Initial Shareholders with respect to any public shares acquired by them in or after this offering. Additionally, our Sponsor and other Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if we fail to complete our initial business combination within the prescribed time frame or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our Existing Governing Documents. If we do not complete our initial business combination within the prescribed time frame, the private placement units will expire worthless. Furthermore, our Sponsor and other Initial Shareholders have agreed not to transfer, assign or sell any of their founder shares until consummation of our initial business combination. Subject to certain limited exceptions, the private placement units, private placement shares and private placement warrants, and the Class A ordinary shares underlying such warrants, will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors may own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our Sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our Sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment bank which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, we will pay our Sponsor $37,500 per month, for up to 12 months, for office space, secretarial and administrative services provided to members of our management team.

Our Initial Shareholders have agreed to vote their founder shares, and our Initial Shareholders and the other members of our management team have agreed to vote any founder shares they hold and any shares purchased in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

Facilities

We currently utilize office space at 1 World Trade Center, 85th Floor, New York, New York 10007. The cost for our use of this space is included in the $37,500 per month fee we pay to our Sponsor for office space and secretarial and administrative services. Upon consummation of the Business Combination, the principal executive offices of Addimmune will be located at 9713 Key West Ave., Suite 500, Rockville, Maryland 20850.

Competition

If we succeed in effecting the Business Combination with AGT, there will be, in all likelihood, significant competition from AGT’s competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively. Information regarding AGT’s competition is set forth in the section entitled “Information about AGT — Competition.”

Periodic Reporting and Audited Financial Statements

10X III has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, 10X III’s annual reports contain financial statements audited and reported on by 10X III’s independent registered public accounting firm.

We will provide shareholders with audited financial statements of the prospective target business as part of the proxy solicitation materials or tender offer documents sent to shareholders to assist them in assessing the target business. In all likelihood, these financial statements will need to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses we may conduct an initial business combination with because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential business combination candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, we do not believe that this limitation will be material.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ended December 31, 2022. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because a target business with which we seek to complete our initial business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

10X III’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “10X III,” “we,” “us” or “our” refer to 10X III prior to the consummation of the Business Combination. The following discussion and analysis of 10X III’s financial condition and results of operations should be read in conjunction with 10X III’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on February 10, 2021 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our “initial business combination.”

Our sponsor is 10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for our initial public offering (the “initial public offering”) was declared effective on January 11, 2022. On January 14, 2022, we consummated our initial public offering of 30,000,000 units (the “units”), including the issuance of 3,900,000 units as a result of the underwriter’s partial exercise of its over-allotment option. Each unit consists of one Class A ordinary share, par value $0.0001 per share, of the Company (“Class A ordinary shares” and, with respect to the Class A ordinary shares included in the units offered in the initial public offering, the “public shares”) and one-half of one redeemable warrant of the Company (each whole warrant, a “public warrant”), with each public warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share, subject to adjustment. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $300.0 million. In connection with the initial public offering, we incurred offering costs of approximately $20.2 million, of which approximately $14.3 million was for deferred underwriting commissions.

Simultaneously with the closing of the initial public offering, we consummated the private placement of 1,153,000 units (each, a “private placement unit” and collectively, the “private placement units”) at a price of $10.00 per private placement unit to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), generating proceeds of approximately $11.5 million. Each private placement unit consists of one Class A ordinary share (the “private placement shares”) and one-half of one redeemable warrant (the “private placement warrants”).

Upon the closing of the initial public offering and the private placement, $304.5 million ($10.15 per unit) of net proceeds, including the net proceeds of the initial public offering and certain of the proceeds of the private placement, was placed in a trust account (the “Trust Account”) and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to us to pay our taxes, the proceeds from the initial public offering and the sale of the private placement units will not be released from the Trust Account until the earliest of (i) the completion of the initial business combination, (ii) the redemption of the public shares if we are unable to complete the initial business combination by October 14, 2023 (the “Combination Period”), subject to applicable law, and (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to amend our Second Amended and Restated Memorandum and Articles of Association to modify the substance or timing of our obligation to redeem 100% of the public shares if we have not consummated the initial business combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. See “— Optional Extension.” The proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of holders of public shares.

Our management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and the private placement, although substantially all of the net proceeds (less deferred underwriting commissions) are intended to be generally applied toward consummating an initial business combination. Our initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into an initial business combination. However, we will only complete an initial business combination if the post-business combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that we will be able to successfully effect an initial business combination.

On December 28, 2022, a total of 186 shareholders elected to redeem an aggregate of 25,943,810 Class A ordinary shares, representing approximately 83.28% of the issued and outstanding Class A ordinary shares. The payment in connection with the redemption of these shares took place on January 18, 2023, whereby a total value of $266.7 million was paid out to shareholders from the Trust Account. Following such redemptions, there were 4,056,190 Class A ordinary shares subject to possible redemption outstanding.

Termination of Sparks Merger Agreement

On December 20, 2022, we entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Sparks Merger Agreement”) with 10X Sparks Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Sparks Merger Sub”), and Sparks Energy, Inc., a Delaware corporation (“Sparks”).

We were subsequently informed by the management of Sparks that it was their belief that the Sparks Merger Agreement did not constitute a binding contract. In response, on January 30, 2023, we filed a complaint in the Delaware Court of Chancery (the “Delaware Action”) to obtain a declaratory judgment that the Sparks Merger Agreement constitutes a binding and enforceable contract between us, Sparks Merger Sub and Sparks, requiring Sparks to take certain steps as may be reasonably necessary to consummate the business combination pursuant to the Sparks Merger Agreement as soon as practicable.

On February 2, 2023, we entered into the Settlement Agreement with Sparks Merger Sub, Sparks and Ottis Jarrada Sparks, pursuant to which the parties thereto (i) mutually agreed to terminate the Sparks Merger Agreement and (ii) agreed to a mutual release of all claims related to the Sparks Merger Agreement, the transactions contemplated thereby, and the Delaware Action.

By virtue of the termination of the Sparks Merger Agreement, the Ancillary Agreements (as defined in the Sparks Merger Agreement) were terminated in accordance with their terms.

Extension

On December 28, 2022, we held an extraordinary general meeting of shareholders, at which our shareholders approved, by special resolution, the proposal to amend and restate our amended and restated memorandum and articles of association to extend the date by which we must (1) consummate an initial business combination, (2) cease all operations except for the purpose of winding up if we fail to complete such initial business combination, and (3) redeem all of the Class A ordinary shares included as part of the units sold in the initial public offering from January 14, 2023 to July 14, 2023 (the “Extended Date”) and to allow our board of directors (the “Board”), without another shareholder vote, to elect to further extend the date to consummate an initial business combination after the Extended Date up to three times, by an additional month each time, upon two days’ advance notice prior to the applicable deadline, up to October 14, 2023 (the “Extension”). In connection with the Extension, a total of 186 shareholders elected to redeem an aggregate of 25,943,810 Class A ordinary shares, representing approximately 83.28% of the issued and outstanding Class A ordinary shares. As a result, an aggregate of $266.7 million (or approximately $10.28 per share) was released from the Trust Account to pay such shareholders.

Recent Developments

Optional Extension

On July 10, 2023, our Board approved the extension of the date by which we are required to complete an initial business combination until October 14, 2023 (the “Optional Extension”).

Proposed Business Combination

On August 9, 2023, we entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with 10X AGT Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and American Gene Technologies International Inc., a Delaware corporation (“AGT”), which provides for, among other things, our deregistration under the Companies Act (as revised) of the Cayman Islands and our domestication as a Delaware corporation (the “Redomicile”) and, following the Redomicile, the merger of AGT with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as our wholly owned subsidiary. In connection with the closing of the Merger (the “Closing”), we intend to change our name to “Addimmune Inc.” (“Addimmune”). The Redomicile, the Merger and the other transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

Prior to the Closing, AGT’s non-human immunodeficiency virus (“HIV”) assets will spin-off into an entity that will retain the American Gene Technologies name, and AGT’s business will consist solely of the business involving researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of HIV.

In accordance with the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.0001 per share, of AGT (“AGT Common Stock”) (including shares of preferred stock of AGT (“AGT Preferred Stock”) converted into AGT Common Stock in connection with the Business Combination as set forth in the Merger Agreement (the “Preferred Stock Conversion”)) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock of Addimmune (“Addimmune Common Stock”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (1) $500.0 million by (2) ten dollars and fifteen cents ($10.15) by (y) the sum, without duplication, of the aggregate number of shares of AGT Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion and including shares of AGT Common Stock subject to a grant of an award in respect of a share of AGT Common Stock subject to vesting, repurchase, forfeiture or other lapse restrictions granted under an AGT equity incentive plan) or (ii) issuable upon the exercise or settlement of options or warrants of AGT (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time.

Following the Closing, from time to time, and as additional consideration for the Merger and the other transactions contemplated by the Merger Agreement, in accordance with the terms and subject to the conditions of the Merger Agreement, holders of AGT Common Stock shall receive up to $300 million of Addimmune Common Stock, subject to the achievement of various clinical and priced-based milestones.

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Business Combination, including, but not limited to, (i) by our and AGT’s mutual written consent, (ii) by us, subject to certain exceptions, if any of the representations and warranties of AGT are not true and correct or if AGT fails to perform any of its respective covenants or agreements set forth in the Merger Agreement such that certain conditions to our obligations cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iii) by AGT, subject to certain exceptions, if any of the representations and warranties made by us are not true and correct or if we fail to perform any of our covenants or agreements set forth in the Merger Agreement such that the condition to the obligations of AGT cannot be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements, as applicable, are not cured or cannot be cured within certain specified time periods, (iv) by either us or AGT if the Closing has not occurred within the Combination Period; provided that, if we seek and obtain any additional extensions of the Combination Period, we shall have the right by providing written notice thereof to AGT to extend the Combination Period for an additional period equal to the shortest of (x) the period ending on the last date for us to consummate our initial business combination pursuant to such extension(s) and (y) such period as determined by us, (v) by either us or AGT if the consummation of the Merger is permanently enjoined, prohibited or made illegal by the terms of a final, non-appealable governmental order or other law; (vi) prior to obtaining the required approvals by our shareholders, by AGT if our Board changes its recommendation that our shareholders approve the proposals included in the proxy statement/prospectus or fails to include such recommendation in the proxy statement/prospectus, (vii) by AGT if certain required approvals are not obtained by our shareholders after the conclusion of a meeting of our shareholders held for the purpose of voting on such approvals, and (viii) by us if the required approvals by AGT stockholders have not been obtained within ten (10) business days following the date that the Registration Statement (as defined in the Merger Agreement) is disseminated by AGT to its stockholders.

In connection with the execution of the Merger Agreement, we, our Sponsor and our directors and officers (our Sponsor and our directors and officers are collectively referred to herein as the “Class B Holders”) entered into an Acquiror Support Agreement (the “Acquiror Support Agreement”) with AGT, pursuant to which the Class B Holders agreed to, among other things, (i) vote at any meeting or pursuant to any action of written resolution of our shareholders all of their Class B ordinary shares, par value $0.0001 per share, of the Company (“Class B ordinary shares”) held of record or thereafter acquired in favor of the Business Combination, the Redomicile and the other Proposals (as defined in the Merger Agreement), (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to certain securities held by them, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement.

In connection with the execution of the Merger Agreement, certain stockholders of AGT representing the requisite votes necessary to approve the Business Combination and the Preferred Stock Conversion entered into support agreements (each an “AGT Support Agreement”) with us and AGT, pursuant to which such stockholders agreed to, among other things, (i) vote in favor of the Business Combination and the other transactions contemplated by the Merger Agreement, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to certain securities held by them, prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the AGT Support Agreements. Pursuant to existing SEC guidance, the AGT stockholders who have entered into the AGT Support Agreement at the Closing will not be receiving New 10X III Common Stock shares registered pursuant to this registration statement. Instead, the AGT stockholders that are parties to the AGT Support Agreement will receive New 10X III Common Stock shares issued pursuant to an available exemption under the Securities Act.

The summaries of the Merger Agreement and the other agreements entered into by the parties are qualified in their entirety by reference to the text of the Merger Agreement and agreements entered into in connection therewith.

Committed Equity Facility

On August 9, 2023, we and AGT entered into a non-binding letter of intent with CF Principal Investments LLC, an affiliate of Cantor, related to a committed equity facility. Upon negotiation and execution of a definitive purchase agreement between the parties with respect to the proposed transaction, we (or any successor entity to us following the Business Combination, as applicable) will have the right, from time to time at our option, to sell to Cantor up to $50 million shares of Addimmune Common Stock. We, AGT and Cantor intend to negotiate and execute a definitive purchase agreement to reflect the above terms; however, until such purchase agreement is signed by all the parties, with the exception of a three-month exclusivity arrangement, no party will have any liability to any other party with respect to the proposed transaction.

Liquidity, Capital Resources, and Going Concern

For the six months ended June 30, 2023, net cash provided by operating activities was $2,146,836, which was due to our net income of $992,770, a loss in connection with the non-redemption agreement of $41,161 and changes in working capital accounts of $1,785,637, partially offset by income from investments held in the Trust Account of $665,872 and a change in fair value of non-redemption liabilities of $6,860.

For the six months ended June 30, 2022, net cash used in operating activities was $687,549, which was due to income from investments held in the Trust Account of 406,850 and our net loss of $459,961, offset in part by changes in working capital of $179,262.

For the six months ended June 30, 2023, net cash provided by investing activities was $266,701,252, which was due to cash withdrawn from the Trust Account for payment to redeeming shareholders in connection with the Extension.

For the six months ended June 30, 2022, net cash used in investing activities of $304,500,000 was the result of the amount of net proceeds from our initial public offering being deposited into the Trust Account.

For the six months ended June 30, 2023, net cash used in financing activities of $266,951,252 was a result of a payment to redeeming shareholders of $266,701,252 and the repayment of the promissory note — related party in the amount of $896,657, offset by proceeds received from the promissory note — related party of $646,657.

For the six months ended June 30, 2022, net cash provided by financing activities of $305,678,803 was comprised of $300,000,000 in proceeds from the issuance of units in our initial public offering, and proceeds from the private placement of $11,530,000, partially offset by the repayment of the promissory note with our Sponsor of $136,617 and payment of offering costs of $5,714,580.

As of June 30, 2023, we had approximately $1,963,929 held outside of the Trust Account and a working capital deficit of approximately $2.1 million.

Our liquidity needs prior to the consummation of the initial public offering were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on our behalf in exchange for issuance of Class B ordinary shares of the Company and loan proceeds from the Sponsor of approximately $137,000 under a promissory note, dated February 18, 2021 (as amended on December 31, 2021, the “Pre-IPO Promissory Note”). We fully repaid the Pre-IPO Promissory Note on January 14, 2022. Subsequent to the consummation of the initial public offering, our liquidity has been satisfied through the net proceeds from the consummation of the initial public offering and the private placement held outside of the Trust Account and a Working Capital Loan (as defined below) under an unsecured promissory note from the Sponsor of $2,500,000. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, members of our founding team or any of their affiliates may provide us with additional Working Capital Loans. As of June 30, 2023 and December 31, 2022, there was $0 and $250,000 outstanding under the Working Capital Loans, respectively.

Based upon the analysis above, our management has determined that we do not have sufficient liquidity to meet our anticipated obligations for at least twelve months after the financial statements are available to be issued, and as such, the events and circumstances raise substantial doubt about our ability to continue as a going concern.

We have until October 14, 2023 to consummate an initial business combination. It is uncertain that we will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by the applicable date, and a further extension is not approved by our shareholders, there will be a mandatory liquidation and subsequent dissolution. In connection with our assessment of going concern considerations in accordance with FASB Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” our management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. We intend to complete a business combination before the mandatory liquidation date. Over this time period, we will be using the funds outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating an initial business combination.

Results of Operations

Our entire activity since inception up to June 30, 2023 related to our formation, the preparation for the initial public offering, and since the closing of the initial public offering, the search for a prospective initial business combination and expenses related to consummating an initial business combination. We will not generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of investment income from the Trust Account. We will continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses and transaction expenses.

For the three months ended June 30, 2023, we incurred a net loss of $1,782,427, which consisted of $2,122,317 in general and administrative expense, $112,500 in administrative expenses — related party, and a loss in connection with the non-redemption agreement of $41,161, partly offset by $486,691 in income from investments held in the Trust Account and a change in fair value of non-redemption agreement liabilities of $6,860.

For the three months ended June 30, 2022, we incurred a net loss of $112,593, which consisted of $248,050 in general and administrative expense and $112,500 in administrative expenses — related party, partly offset by $247,957 in income from investments held in Trust Account.

For the six months ended June 30, 2023, we had net income of $992,770, which consisted of $665,872 in income from investments held in the Trust Account, a gain from a settlement agreement of $4,000,000, and a change in the fair value of non-redemption agreement liabilities of $6,860, partly offset by $3,413,801 in general and administrative expense, $225,000 in administrative expenses — related party, and a $41,161 loss in connection with the non-redemption agreement.

For the six months ended June 30, 2022, we incurred a net loss of $459,961, which consisted of $641,811 in general and administrative expense and $225,000 in administrative expenses — related party, partly offset by $406,850 in income from investments held in Trust Account.

Contractual Obligations

Promissory Notes — Related Party

The Sponsor agreed to loan us up to $300,000 pursuant to the Pre-IPO Promissory Note to be used for a portion of the expenses of the initial public offering. The Pre-IPO Promissory Note was non-interest bearing, unsecured and due upon the closing of the initial public offering. We borrowed approximately $137,000 under the Pre-IPO Promissory Note and fully repaid the balance of the Pre-IPO Promissory Note on January 14, 2022. Subsequent to the repayment, the facility was no longer available to the Company.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required for working capital purposes (“Working Capital Loans”). If we complete an initial business combination, we will repay the Working Capital Loans. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans, but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such loans may be convertible into units of the post-business combination entity (the “Working Capital Units”) at a price of $10.00 per unit at the option of the lender. The Working Capital Units would be identical to the private placement units. Each Working Capital Unit would consist of one Class A ordinary share and one-half of one redeemable warrant (the “Working Capital Warrants”). On May 17, 2023, we amended and restated an existing unsecured promissory note issued to our Sponsor (as amended and restated on May 17, 2023, the “New Note”). The New Note is for an aggregate principal amount of up to $2,500,000 for working capital purposes. The New Note bears no interest and is repayable in full upon the earlier of the consummation of our initial business combination and the day prior to the date we elect to liquidate and dissolve in accordance with the provisions of our Second Amended and Restated Memorandum and Articles of Association (such earlier date, the “Maturity Date”). Up to $1,500,000 of the principal amount of the New Note may also be converted into additional private placement-equivalent units, at a price of $10.00 per unit, at the option of the holder of the New Note at any time on or prior to the Maturity Date. During the six months ended June 30, 2023, we repaid $896,657 outstanding under the New Note. As of June 30, 2023 and December 31, 2022, we had $0 and $250,000 of such Working Capital Loans outstanding, respectively.

Registration and Shareholder Rights

The holders of the Class B ordinary shares, private placement units, private placement shares and private placement warrants and the Class A ordinary shares underlying the Working Capital Units and Working Capital Warrants will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights agreement signed upon the effective date of the initial public offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the registration statement filed in connection with the initial public offering and may not exercise its demand rights on more than one occasion. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

We granted the underwriter a 45-day option from the date of the initial public offering to purchase up to an additional 3,915,000 units to cover over-allotments, if any, at the initial public offering price less the underwriting discounts and commissions. On January 14, 2022, the underwriter partially exercised the over-allotment option to purchase an additional 3,900,000 units.

The underwriter was entitled to a cash underwriting discount of approximately $5.2 million in the aggregate paid upon the closing of the initial public offering. An additional fee of approximately $14.3 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement for the initial public offering.

Non-Redemption Agreements

In December 2022, certain of our investors (the “10X III Investors”) entered into non-redemption agreements (the “Non-Redemption Agreements”) with us and Sponsor. Pursuant to the Non-Redemption Agreements, such 10X III Investors agreed, for our benefit, to vote certain ordinary shares now owned or acquired, representing 4 million ordinary shares in the aggregate, in favor of a proposal to amend our organizational documents to extend the time we are permitted to close a business combination from January 14, 2023 to July 14, 2023 (the “Extended Date” and such extension, the “Initial Extension”) and to allow the Board, without another shareholder vote, to elect to further extend the date to consummate an initial business combination after the Extended Date up to three times, by an additional month each time, upon two days’ advance notice prior to the applicable deadline, up to October 14, 2023 (“Optional Extensions”) and not to redeem the Investor Shares in connection with such proposal. In connection with these commitments from the 10X III Investors, Sponsor has agreed to transfer to each 10X III Investor an amount of its Class B ordinary shares on or promptly after the closing of our initial business combination. The Sponsor will transfer 85,750 fully paid, non-assessable Class B ordinary shares plus 14,292 additional fully paid, non-assessable Class B ordinary shares per month for the three one-month Optional Extensions to the extent the Board elects to extend for those periods; provided that if there are less than 400,000 Investor Shares, the amount of Class B ordinary shares will be reduced proportionally. On July 10, 2023, the Board approved the Optional Extensions.

We estimated the fair value of the investor interests attributable to such Class B ordinary shares to be $41,161, or $0.06 per share and $0.10 per share as of December 8, 2022 and December 20, 2022, respectively. Each 10X III Investor acquired from the Sponsor an indirect economic interest in such Class B ordinary shares. The indirect economic interests were evaluated under ASC 480 and ASC 815. The value of the shares in the Initial Extension, and the shares eligible to be earned in the Optional Extensions will be treated as an expense. The shares that have been earned in the Initial Extension with a fixed-for-fixed value will be credited to additional paid-in-capital. The remaining shares affiliated with the Optional Extensions will be treated as a derivative liability as a result of the variability in the value of shares due to the amount of shares held by the 10X III Investor (can be reduced proportionally when the 10X III Investors hold less than 400,000 shares). As the shares in the Optional Extensions become determinable and therefore fixed-for-fixed, the value of those shares will be transferred from a liability to equity. Any changes in the fair value of the shares will be recognized as an expense in the period of remeasurement.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the periods reported. Actual results could materially differ from those estimates. Refer to our Amended Annual Report for our critical accounting policies.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed consolidated financial statements.

INFORMATION ABOUT AGT

Overview

Established in 2008, AGT is a pioneering clinical stage cell and gene therapy company that is dedicated to advancing innovative approaches for addressing and potentially curing, HIV.

Harnessing its cutting-edge proprietary cell and gene therapy platform, AGT is committed to combatting the global HIV epidemic, which, according to the World Health Organization (“WHO”), has claimed over 40 million lives worldwide. Their novel cell and gene therapy pipeline leverages diverse treatment strategies to potentially address the HIV epidemic that is currently impacting five million people across the U.S. and Europe. AGT’s lead clinical asset, AGT103-T, is a genetically modified autologous cell product candidate, in development as a adjuvant treatment for HIV.

AGT’s primary objective is to leverage its revolutionary technology to modify a patient’s immune cells, specifically T cells, making them resilient to HIV infection and depletion. This innovative approach is designed to allow these cells to maintain a normal response to HIV, preventing them from succumbing to the virus. Using this strategy, AGT is seeking to develop a potential functional cure for people living with HIV. AGT believes a functional cure would enable a patient’s immune system to suppress the virus below the level of transmissibility, and possible detectability, without the use of antiretroviral therapy (“ART”). AGT believes this could be achieved by protecting the T cells needed to fight HIV and enabling the immune system to lower the viral load such that the patient will not display symptoms of disease, will not be able to transmit the virus, will not be able to re-contract the virus, and the patient will not progress to acquired immunodeficiency syndrome (“AIDS”).

As more thoroughly discussed in this proxy statement/prospectus, pursuant to the Merger Agreement and on the terms and subject to the Separation Agreement, prior to the Effective Time, AGT will complete the Internal Reorganization, resulting in SpinCo and its subsidiaries owning and operating the non-HIV SpinCo Business and AGT retaining the Addimmune Business. Following the consummation of the Business Combination, SpinCo will operate the SpinCo Business under the name “American Gene Technologies International Inc.”

Background on HIV/GCT

References to HIV and AIDS were first made in 1982 in a New York Times article speculating on the cause and origin of as yet unknown disease. In the months prior to the article, there were several unusual outbreaks of pneumonia, Kaposi’s Sarcoma and fatal illnesses from what in a normal immune system are considered harmless bacteria. As discussed in “AIDs: the Early Years and the CDC’s Response”, the research found that the disease was prevalent in homosexual men and in IV drug users among other populations. As the 1980s progressed, the government dedicated additional resources to slow its spread. Testing for the virus was conducted, and education regarding transmission, methods of protection and risk prevention strategies were disseminated to help reduce infection rates. As research continued and new HIV treatments were launched, the mortality rate decreased in the latter half of the 1990s. More information was learned about the origins of the virus. Based on research using viral family tree ancestry it is speculated that the virus had been transmitted from chimpanzees to humans sometime early in the 20th century. Additional research published in the journal Science provided a remarkably detailed pathway of virus dissemination from Cameroon in the 1920s to the wider world over the following decades.

According to the Joint United Nations Program on HIV/AIDS 2023 Fact Sheet on global HIV Statistics (the “2023 Fact Sheet”), there were approximately 39.0 million people living with HIV around the world in 2022. This number is supported by statistics from the Kaiser Family Foundation, which found that just over 38 million people globally were living with HIV/AIDS in 2021. According to the U.S. Center for Disease Control and Prevention, this included about 1.2 million people in the U.S. in 2022. Approximately three quarters of the worldwide HIV/AIDS cases are in Africa. While the number of people dying from the disease has slowed dramatically since the advent and evolution of antiretroviral therapy, according to the WHO, just under 630,000 deaths for individuals diagnosed with HIV were recorded in 2022 around the globe. The 2023 Fact Sheet shows that over the duration of the HIV/AIDS epidemic, approximately 86 million people have been infected with HIV and 47% of them have died.

How Does HIV Infect?

HIV is an infection that damages the immune system and can ultimately lead to AIDS. The virus is passed from person to person through bodily fluids such as blood, semen, rectal fluids, vaginal fluids and breast milk. To infect, the fluids must come into contact with the mucous membrane or enter the bloodstream usually through needle drug use.

Figure 1 — Human Immunodeficiency Virus (HIV)

HIV is a retrovirus with an outer envelope presenting HIV cell surface glycoproteins and an inner capsid which contains two copies of the HIV RNA and HIV proteins reverse transcriptase, integrase and protease. The virus infects CD4+ T cells (T helper cells) through the binding of HIV surface protein, Gp120 to the CD4 receptor on the surface of the T cell, Gp120. After the HIV virion binds to the CD4 receptor, Gp120 binds a second receptor, chemokine co-receptor 5 (“CCR5”), to the T cell allowing for the fusion of the viral membrane with the membrane of the CD4+ T cell. Following the fusion of the viral and T cell membranes the viral capsid containing the HIV RNA and proteins is then inserted into the CD4 T cell.

Figure 2 — HIV Binding to CD4+ and Co-receptor on T Cell

1. Binding to CD4+ T Cell Receptor
HIV
gp120
2. Binding to Coreceptor
3. Binding to Fusion Domain
CD4+ T Cell Receptor
Coreceptor
Host Cell Membrane

After the viral capsid enters the cell, viral RNA and enzymes are released. Reverse transcriptase takes over and converts the single strand of RNA into a single strand of DNA using host nucleotides. It then synthesizes another complementary strand of DNA creating a double stranded form of viral DNA. Reverse transcriptase is error prone during its polymerization process creating many mutations in the viral DNA, which can confer resistance to some antiviral medications and can also render vaccines ineffective. After the conversion to double stranded DNA is complete, the integrase enzyme shuttles the DNA into the host cell nucleus where it finds an appropriate site in host cell chromosomal DNA and inserts the viral DNA into the host cell chromosome. This process creates a lifelong infection in the CD4+ T cell. If the viral DNA is not transcribed into messenger RNA (“mRNA”), then it is considered a latent infection. However, if the host cell DNA transcription enzyme transcribes the viral DNA, the mRNA will be expressed and exported from the nucleus to the host cell ribosomes where the mRNA is translated into viral proteins including the envelope protein. Other viral proteins (“polyproteins”) are also generated which eventually become reverse transcriptase, integrase and ancillary viral proteins that are needed for the virion to later become infectious. Along with the envelope protein, polyproteins accumulate on the surface of the CD4+ T cell to create a new HIV particle. As the new HIV particle begins to bud off, a protease cleaves the polyprotein into its component parts. After the proteins are all successfully cleaved into the components of a new viral cell, it now becomes mature and leaves the CD4+ cell to infect other CD4+ cells.

The HIV-specific T cells that are prone to infection by HIV are also critical in trying to fight it. HIV activates T cells which begin to expand at a high rate during infection concurrent with HIV replicating and spreading throughout the body. This leads to an increase in the number of infected HIV-specific T cells with peak viremia increasing up to 10 x 109 viral particles per mL of plasma. Following the acute infection, the number of cells declines dramatically through apoptosis and pyroptosis and virus levels decline as well as reach an average set point of approximately 10 x 104-5 viral particles per mL of plasma.

Following the acute infection phase, which lasts from one to three months, a period of clinical latency ensues, resulting in slow disease progression that can last from several years to over a decade. At some point the body then lacks the ability to fight infections and a broad array of illnesses and infections lead to AIDS and eventually death of the host.

Current therapeutic intervention is geared towards controlling viral replication and preserving immune function through the use of ART. In many but not all individuals with HIV infection, extended ART with good treatment compliance will partially reconstitute the circulating pool of CD4 T cells, slow disease progression, and extend life. However, despite dramatic and sustained declines in HIV-related morbidity and mortality since the introduction of ART in 1996, there remains no cure for the approximately 37 million people infected with HIV globally, according to the WHO. According to the WHO, only 23.3 million people living with HIV in 2018 were receiving ART. “Beyond viral suppression: the quality of life of people living with HIV in Sweden” notes that while ART can slow disease progression and extend lifespan, there remain serious issues related to treatment side effects, compliance, availability, and access to care.

About Cell and Gene Therapy

Cell and gene therapies (“CGTs”) are a rapidly growing field of medicine, with the potential to impact the treatment of a wide range of diseases. CGTs involve the use of living cells or genes to treat diseases and can be used to potentially cure diseases that were previously untreatable.

As of September 2023, there are 32 CGTs approved by the FDA. The majority of these are cell therapies, with a smaller number of gene therapies. CGTs are currently approved for a variety of diseases, including cancer, blood disorders, genetic diseases, and infectious diseases.

According to FDA, the following CGTs are currently approved for use in the U.S.:

1.      ABECMA (idecabtagene vicleucel) is a CAR T-cell therapy for the treatment of relapsed or refractory multiple myeloma after at least four prior lines of therapy in adults.

2.      ADSTILADRIN is a drug used to treat the rare genetic disorder alpha-1 antitrypsin deficiency.

3.      ALLOCORD (HPC, Cord Blood) is a cord blood transplant for the treatment of pediatric malignancies.

4.      BREYANZI (lisocabtagine maraleucel) is a CAR T-cell therapy for relapsed or refractory large B-cell lymphoma after at least two prior lines of systemic therapy in adults.

5.      CARVYKTI (ciltacabtagene autoleucel) is a CAR T-cell therapy for relapsed or refractory multiple myeloma after at least four prior lines of therapy in adults.

6.      CLEVECORD (HPC Cord Blood) is a cord blood transplant for the treatment of pediatric malignancies.

7.      Ducord, HPC Cord Blood is a cord blood transplant for the treatment of pediatric malignancies.

8.      ELEVIDYS is a gene therapy for the treatment of Duchenne muscular dystrophy.

9.      GINTUIT (Allogeneic Cultured Keratinocytes and Fibroblasts in Bovine Collagen) is a skin graft used to treat chronic wounds.

10.    HEMACORD (HPC, cord blood) is a cord blood transplant for the treatment of pediatric malignancies.

11.    HEMGENIX is a gene therapy for the treatment of hemophilia B.

12.    HPC, Cord Blood is a cord blood transplant for the treatment of pediatric malignancies.

13.    HPC, Cord Blood — MD Anderson Cord Blood Bank is a cord blood transplant for the treatment of pediatric malignancies.

14.    HPC, Cord Blood — LifeSouth is a cord blood transplant for the treatment of pediatric malignancies.

15.    HPC, Cord Blood — Bloodworks is a cord blood transplant for the treatment of pediatric malignancies.

16.    IMLYGIC (talimogene laherparepvec) is a viral immunotherapy for the treatment of melanoma.

17.    KYMRIAH (tisagenlecleucel) is a CAR T-cell therapy for relapsed or refractory B-cell acute lymphoblastic leukemia (ALL) and relapsed or refractory diffuse large B-cell lymphoma (DLBCL) in adults.

18.    LANTIDRA (donislecel) is a cell therapy for the treatment of complex perianal fistulas in Crohn’s disease.

19.    LAVIV (Azficel-T) is a cell therapy for the treatment of vitiligo.

20.    LUXTURNA is a gene therapy for the treatment of inherited retinal disease caused by RPE65 mutations.

21.    MACI (Autologous Cultured Chondrocytes on a Porcine Collagen Membrane) is a cartilage repair product used to treat articular cartilage defects.

22.    OMISIRGE (omidubicel-onlv) is a cell therapy for the treatment of acute myeloid leukemia (AML) in adults after induction chemotherapy.

23.    PROVENGE (sipuleucel-T) is a cancer vaccine for the treatment of metastatic castration-resistant prostate cancer.

24.    RETHYMIC is a gene therapy for the treatment of X-linked severe combined immunodeficiency (X-SCID).

25.    ROCTAVIAN (valoctocogene roxaparvovec-rvox) is a gene therapy for the treatment of severe hemophilia A.

26.    SKYSONA (elivaldogene autotemcel) is a gene therapy for the treatment of beta-thalassemia.

27.    STRATAGRAFT is a skin graft used to treat chronic wounds.

28.    TECARTUS (brexucabtagene autoleucel) is a CAR T-cell therapy for relapsed or refractory mantle cell lymphoma (MCL) in adults.

29.    VYJUVEK is a gene therapy for the treatment of relapsed or refractory multiple myeloma after at least four prior lines of therapy in adults.

30.    YESCARTA (axicabtagene ciloleucel) is a CAR T-cell therapy for relapsed or refractory DLBCL in adults and for relapsed or refractory primary mediastinal large B-cell lymphoma (PMBCL) in adults.

31.    ZYNTEGLO (betibeglogene autotemcel) is a gene therapy for the treatment of beta-thalassemia.

32.    ZOLGENSMA (onasemnogene abeparvovec-xioi) is a gene therapy for the treatment of spinal muscular atrophy (SMA).

The CGT market is expected to grow significantly in the coming years, as more CGTs are expected to be approved and associated manufacturing costs of these therapies are projected to decrease. As a result, the competitive landscape for CGTs is projected to become increasingly crowded.

Product Candidate(s)

Our lead product candidate AGT103-T utilizes a recombinant lentiviral vector encoding inhibitory RNA targeting the HIV coreceptor CCR5 and HIV sequences within the VIF/TAT coding regions. A representation of the gene-transfer vector is shown below. The lentivirus expresses three inhibitory microRNAs (“miRNAs”) within a single transcript driven by the RNA polymerase II promoter elongation factor-1 alpha. Transcription generates RNA containing three miRNA hairpin structures with targeting sequences specific for the following: (1) Homo sapiens CCR5 gene, (2) HIV transactivator of transcription gene (“TAT”) and (3) HIV viral infectivity factor gene (“VIF”).

Figure 3 — AGT103-T Gene Transfer Vector

We believe AGT’s approach is unique because it is designed to repair immune system damage caused by HIV by rendering the cells immune to further HIV infection. The manufacturing protocol enriches HIV-specific CD4+ T cells in culture prior to transduction with AGT103-T, which is designed to suppress HIV replication by expressing inhibitory miRNA. A 2020 research paper by Li et al. published in Molecular Therapy entitled “Preclinical Development and Clinical-Scale Manufacturing of HIV Gag-Specific, Lentivirus Modified CD4 T Cells for HIV Functional Cure” details the therapy and manufacturing process used.

Our approach with AGT103-T starts with a process called leukapheresis, a common procedure that we also use to collect cells needed for our cell and gene therapy. As seen in Figure 3, this process concentrates leukocytes including HIV-specific CD4+ T cells that are then modified through a transduction process that creates genetically modified CD4 T cells that are designed to survive attack by HIV and support antiviral immune responses. This process is achieved through multiple patented processes. First, filtration of leukocytes into a leukopak called leukapheresis is performed. The leukopak is then transferred to a cell processing unit. Within the cell processor the HIV specific helper T cells are stimulated with specific peptide antigens representing a conserved HIV protein called Gag. The next step is the depletion protocol, which concentrates the CD4 T cells by depleting CD8, NK and B cells. Next, the gene therapy is delivered through a viral vector. This crucial step modifies the patient’s existing HIV specific helper T cells to potentially be resistant to HIV infection. Then, the cells including the modified HIV helper T cells are transferred to a culture vessel where they are expanded with cytokine growth factors for seven days. Finally, the cell product is cryopreserved, tested and released for infusion into the patient.

Figure 4 — AGT103-T Cell and Gene Immunotherapy Candidate for treatment of HIV

Leukapheresis
Infusion
Cell and gene immunotherapy for HIV
0.05% Gag-specific CD4 T cell
15% Gag-specific CD4 T cell
P&MC Isolation
Peptide Activation
Non-Target Cell Depletion
Lentivirus Vector Transduction
Gag-specific CD4 T cell Expansion

Characterization of AGT103

Determining the Specificity of miRCCR5

Using primary human gamma delta (“Vγ9Vδ2”) T cells and the CEM.NKR-CCR5 cell, AGT tested the specificity of AGT103 miRCCR5. Tests were designed to evaluate whether miRCCR5 down-regulated cell surface CCR5 expression without impacting expression of the related receptor CCR2, and whether a panel of common T cell markers would be impacted by expression of the AGT103 transgene that contains miRCCR5.

AGT103 inhibited CCR5 expression in Vγ9Vδ2 T cells. AGT selected Vγ9Vδ2 T cells because they routinely express high levels of both CCR5 and CCR2 chemokine receptors. The Vγ9Vδ2 T cells transduced with AGT103 showed substantial down-regulation of cell surface expression for CCR5 with no discernible effect on cell surface expression of CCR2.

AGT103 also down-regulated CCR5 expression in the CEM.NKR-CCR5 cell line with no discernible impact on several other common markers of the T cell phenotype. While CCR5 expression was reduced to undetectable levels, there were no changes in expression for CD4, CD5, CD45, CCR7, CXCR4, CXCR5, or CD49d in transduced cells. Thus, AGT103 demonstrated specificity for reducing expression of CCR5 without broadly impacting well-known markers of normal T cell phenotype.

AGT103 Prevented T cell Infection by the CCR5-tropic HIV Stream BaL (NC- HIV-003)

The JC.53 cell line expresses CCR5 and is highly permissive for CCR5-tropic HIV infection. The JC.53 cells were transduced with AGT103 using a multiplicity of infection equal to 5, 1 or 0.2. The transduced cells were challenged with HIV-BaL-GFP virus that was engineered to express green fluorescent protein (NC-HIV-004). At multiplicity of infection equal to 5 of AGT103, >90% of JC.53 cells were protected from HIV-BaL-GFP infection. Protection in this model is defined as the combined effect of miRCCR5, miRTAT and miRVIF, and therefore AGT103 showed activity in this high dose HIV challenge model.

AGT103 Protected Primary CD4 T cells from depletion after CXCR4-tropic HIV Challenge

The lentivirus vector AGT103-GFP was used to transduce primary T cells using multiplicity of infection equal to 5, 1 or 0.2. Transduced cells were challenged with the CXCR4-tropic HIV strain NL 4.3. This test for AGT103 potency in primary CD4 T cells did not rely on the activity of miRCCR5; this test was designed to evaluate the potency of miRTAT and miRVIF effects on HIV infection. Activity was evaluated based on the proportion of surviving CD4 T cells with AGT103-GFP transduction after CXCR4-tropic HIV challenge.

At multiplicity of infection equal to 5 for AGT103, >80% of CD4 T cells were protected against depletion following HIV NL 4.3 virus challenge. This suggests that AGT103 provided substantial protection against HIV infection even during exposure to a non-CCR5 tropic HIV strain.

AGT103 Inhibited HIV Production by a Cell Already Carrying an Infectious HIV Provirus

During transduction of PBMCs from HIV positive trial participants, it is likely that a small fraction of transduced cells will already be carrying an infectious HIV provirus. Accordingly, we tested the effect of AGT103 transduction in a model for latent HIV reactivation (see NC-HIV-007) using the cell line J1.1.

The J1.1 cells were transduced with AGT103 using multiplicities of infection equal to 10, 2 or 0.4. Transduced cells in this model were treated with cytokine TNF-alpha, an inducer of HIV replication in this cell line. HIV released from the treated cells was collected as a cell-free culture fluid and used to infect the highly susceptible cell line C8166. Infected C8166 cells were enumerated by intracellular staining for expression of the p24 Gag protein followed by flow cytometry.

In this model for latent HIV expression, we measured the potency of AGT103 for inhibiting virus release after cytokine induction. At AGT103 multiplicities of infection equal to 10, there was a >95% reduction in the amount of HIV released after TNF-alpha treatment. Thus, AGT103 prevented release of HIV from a latently infected cell.

A Potential Potency Assay for AGT103 Based on Suppressing Cell Surface Expression of CCR5

An assay for AGT103 vector potency was developed by BioReliance. The assay is designed to measure AGT103 effects on CCR5 expression levels in a cell line model and was used to release the current Good Manufacturing Practices (“cGMP”) lot of AGT103 vector produced by Lentigen.

Strategy

AGT’s lead candidate, AGT103-T, is a cell and gene therapy candidate designed to enrich the population of HIV GAG-specific CD4 T cells and prevent their destruction by HIV. By stabilizing the critical subset of HIV-specific CD4 T cells, we anticipate that the capacity for de novo immune responses will increase, and viremia may be controlled. We believe improved viral immunity may allow HIV positive individuals to reduce, modify, or eliminate antiretroviral therapy. During HIV infection, the viral load typically increases sharply to a peak after infection before dropping rapidly to a steady state. This steady state is typically referred to as a patient’s set point. In most patients, without the intervention of ART, a set point will persist until progression into AIDS. By potentially lowering a patient’s set point, we believe AGT103-T can potentially improve the effect and durability of existing therapies, prevent disease progression, limit transmissibility, and could ultimately cure HIV.

Figure 5 — Potential Change to Standard of Care

Set Point is the steady state of an HIV patient’s viral load following their initial peak that persists until progression to AIDS.

AGT103-T Manufacturing

AGT103-T is comprised of autologous peripheral blood mononuclear cells (“PBMC”) transduced with a therapeutic lentivirus vector (AGT103) for infusion therapy of HIV disease. AGT103 is a third-generation self-inactivating vector expressing three inhibitory miRNA, which are designed to impede viral entry and replication by reducing protein expression of CCR5 (an important cell co-receptor for HIV), TAT (a positive regulator of HIV gene expression), and VIF (a positive regulator of virus assembly and release). AGT103-T is an autologous cell product candidate manufactured from leukapheresis materials. AGT103-T is enriched for CD4 T cells that are stimulated by synthetic peptides, representing the group antigen (“Gag”) polyprotein of HIV before exposure to lentivirus vector AGT103, which is designed to protect CD4 T cells from destruction by HIV.

Significant steps in AGT103-T manufacturing include purification of PBMC from a leukopak, stimulation of PBMC with synthetic Gag peptides, depletion of non-target cell subsets, transduction with lentivirus vector AGT103, static cell culture, removal of culture medium, and cryopreservation. The maximum contemplated dose ranges from 1x108 to 5x109 AGT103-transduced CD4 T cells given by intravenous infusion within 7 days after low-dose, non-myeloablative conditioning with cyclophosphamide in individuals who have maintained treatment with ART.

AGT103-T Cell and Gene Therapy Product Candidate

AGT103-T consists of autologous PBMC that are enriched for HIV-responsive CD4 T cells and genetically modified by stable transduction with AGT103 vector that is designed to modulate expression of the chemokine receptor CCR5 and degrade RNA species that contain sequences targeted within the HIV TAT and VIF genes.

The AGT103-T product candidate is designed for one-time treatment with a single dose of 1x108 to 5x109 Gag-specific CD4 T cells that were transduced with lentivirus vector AGT103. The objective is to reconstitute the Gag-specific CD4 T cell subset using gene-modified cells that will be durable in the presence of HIV and capable of providing immunologic help to improve antiviral immunity. If successful, we believe AGT103-T may reduce or modify the need for antiretroviral therapy and may reduce the latent viral reservoir.

AGT103 Lentivirus Vector

For persistent transgene expression, lentivirus vectors are attractive delivery vehicles because of their ability to stably integrate their DNA into the host cell genome, target multiple cell types, and infect both dividing and nondividing cells. One of the most encouraging advances in the use of lentivirus vectors has been to combat HIV. Recent studies have shown that lentiviruses can be used to target critical viruses or host genes to confer resistance against the HIV-1 virus. This can be achieved by targeting essential viral genes, such as the replication machinery, or by targeting host genes that are involved in allowing viral entry into the cell.

The current lentiviral vectors used in gene therapy trials are third-generation lentiviral vectors that are being engineered with the goal of promoting safety and preventing the formation of replication competent lentiviruses. The plasmids used in vector manufacturing contain only essential lentivirus genes, the gene for Vesicular stomatitis virus G protein (envelope glycoprotein) plus the therapeutic transgene separated across four distinct plasmids. By deleting unnecessary proteins and allocating parts of the genome to different plasmids, we believe the AGT103 lentivirus vector is unlikely to acquire replication-competent lentiviruses (“RCL”). RCL might arise during vector manufacturing and are a potential risk for unintended spread of the transgene. Comprehensive studies of manufactured products have not uncovered instances of RCL.

In addition to RCL, there is also a concern for insertional mutagenesis and the physiological impact on cells harboring these mutations. The transcriptional promoter activity of viral long terminal repeat sequences was removed in self-inactivating, third generation lentivirus vectors. This reduces the likelihood of lentivirus integration increasing expression of a nearby gene through increased transcription. Lentiviruses and lentiviral vectors are known to integrate in regions of open chromatin near expressed genes. Unlike earlier retroviral vectors, third generation lentiviral vectors do not favor integration in gene control regions and have not activated proto-oncogene expression in cell products for HIV therapy. A single example of clonal outgrowth of a transduced cell was observed in chimeric antigen receptor T cell (“CAR-T”) therapy. The lentivirus vector in that study had integrated within an intron of the TET2 gene in a single cell during product manufacturing. When combined with a previously undetected TET2 hypomorphic allele in the cell donor, the vector integration reduced TET2 function. After infusion, the modified T cell clone eventually dominated surviving CAR-T cells but was regulated normally and did not cause a leukemia. Overall, we believe the third-generation lentivirus vectors with self-inactivating long terminal repeat sequences could enable ex vivo modification of lymphocytes and especially T cells.

AGT103 is a self-inactivating lentivirus vector carrying three inhibitory RNAs that are embedded into endogenous miRNA backbones. The AGT103 transgene is designed to express the miRNA precursors that are processed into active forms by cellular enzymes. Individually, these three miRNAs are designed to decrease expression of the human chemokine receptor gene CCR5, HIV TAT gene, and HIV VIF gene. The miRNA targeting TAT and VIF sequences may also destabilize HIV genomic RNA.

The CCR5 gene is required for certain types of HIV to penetrate and infect T cells. Rare individuals born with a homozygous deletion in the CCR5 gene do not express the extracellular domain of this chemokine receptor. These people are resistant to infection with CCR5-tropic strains of HIV. The first clinical case of an HIV cure, the “Berlin patient,” was achieved by allogeneic bone marrow stem cell transplantation using a donor with homozygous deletion of the CCR5 gene. The engrafted immune system resisted HIV infection, virus replication went below detectable limits, and clinical progression and HIV disease were arrested and have stayed undetectable for 15 years so far. The absence of CCR5, due to homozygosity for CCR5 null alleles, has been generally well-tolerated in the rare individuals born with the CCR5 gene in a third-party trial.

The VIF and TAT genes are required for HIV infection and replication. Importantly, their sequences are well conserved across many HIV variants and miRNA targeting of these genes is broadly effective. The miRNA recognizes VIF and TAT sequences in RNA, bind to cognate sites and catalyze RNA destruction. We believe that the combination of reducing HIV co-receptor CCR5 expression and attacking both mRNA and genomic RNA for HIV could enable AGT103 to be a potent inhibitor of virus replication. The miRNA against VIF and TAT may protect cells from infection by HIV strains that use CXCR4 instead of CCR5 as the HIV co-receptor. The VIF and TAT miRNA also may inhibit virus release when the transduced cell is already carrying a latent provirus.

AGT103-T Development Progress

AGT has completed both preclinical and a Phase I study for AGT103-T, in which AGT103-T was well-tolerated identified a proposed dose for use in further clinical trials and evaluated its efficacy. A Phase Ib clinical trial is expected to begin in 2024.

A Phase I study (NCT04561258) was conducted to assess the safety of AGT103-T using autologous donor lymphocyte infusion in HIV positive participants with well-controlled viremia on antiretroviral therapy. The trial sought male and female participants between the ages of 18 and 60 with documented HIV infection for a minimum of three years. Candidates were required to demonstrate suppression of HIV to less than 50 copies of viral RNA/mL of plasma for a minimum of two years. Subjects were required to be otherwise healthy. Two dose cohorts were examined in the non-randomized trial which ultimately enrolled seven participants. The low dose cohort required a single infusion of between 1 x 108 to 1 x 109 genetically modified T cells. The high dose cohort required a single infusion of 1 x 109 to 5 x 109 genetically modified T cells.

AGT’s Phase I study (Figure 6) of AGT103-T explored the safety and feasibility of AGT103-T in HIV positive participants who were well-controlled on ART.

Figure 6 — Phase I Study Design

The Phase I trial demonstrated that AGT103-T was well-tolerated and that the enhanced T cells persisted in the body for up to 180 days. Data from this first-in-human study of AGT103-T were published in Frontiers in Medicine. AGT103-T was successfully infused into trial participants with no SAEs reported at low or high doses. Follow up monitoring showed no SAEs, and the collected blood data revealed that the modified T cells engrafted back into the body, coordinated with killer CD8 T cells and persisted, suggesting they were capable of responding to the target HIV antigens upon re-stimulation.

1. Clinical Trial Design:    The trial began with informed consent and participant screening, followed by leukapheresis for cell manufacturing. Participants received non-myeloablative conditioning with cyclophosphamide before infusion with autologous AGT103-T. Safety observations were conducted, and participants were monitored for up to 180 days after infusion.

2. Safety Assessments:    Adverse events were graded according to the National Cancer Institute’s Common Terminology Criteria for Adverse Events, version 5 . No serious adverse events were reported, and all reported adverse events were mild (Grade 1 and 2) and resolved within 1-2 days. The most common side effect was nausea, primarily related to cyclophosphamide conditioning.

3. AGT103-T Cell Product Infusions:    Low-dose and high-dose AGT103-T cell products were infused in several participants, with doses ranging from 2.00 × 106 to 21.33 × 106 cells per kg. Overall, the cell infusions were well-tolerated.

4. Persistence of Modified Cells:    Genetically modified AGT103-T cells were detected in all participants, with the highest levels observed on Day 3 after infusion. The levels gradually declined but remained detectable up to 180 days after infusion.

5. CD4+ and CD8+ T Cell Responses:    The study demonstrated an increase in Gag-specific CD4+ and CD8+ T cell responses following AGT103-T infusion. The peak response for Gag-specific CD4+ T cells occurred around Day 14 after infusion, with a substantial increase relative to baseline.

6. Discussion:    The study provided initial evidence regarding the safety and feasibility of AGT103-T in HIV positive participants who were previously well controlled on ART. Administration of AGT103-T led to the persistence of genetically modified cells and enhanced Gag-specific CD4+ T cell responses up to 180 days, suggesting a potential positive impact on antiviral immunity.

7. Limitations:    The study had limitations, including a small sample size, limited sampling locations (peripheral blood), and a conservative clinical sampling plan. Further research and larger trials are needed to further explore the findings.

In summary, there were no SAEs reported and all adverse events (“AEs”) reported were mild. Genetically modified AGT103-T cells were detected in most of the participant blood samples collected six months after infusion, which was the last scheduled monitoring visit. PBMC collected after cell product infusion were tested to determine the abundance of Gag-specific T cells as a measure of objective responses to therapy. Gag-specific CD4+ T cells were detected in all treated individuals and were substantially increased by 9 to 300-fold compared to baseline, by fourteen days after cell product infusion. Gag-specific CD8+ T cells were increased by 1.7 to 10-fold relative to baseline, by 28 days after cell product infusion. Levels of Gag-specific CD4+ T cells remained high (∼2 to 70-fold higher relative to baseline) throughout 3 – 6 months after infusion. AGT103-T at low or high doses was well tolerated and improved host T cell immunity to HIV. These patients will be followed for 15 years as part of a mandatory long term safety study.

The Phase I study results suggest that AGT103-T may positively impact HIV-specific immune responses, particularly CD4+ T cell responses. These initial results support the need for further investigation and clinical trials of AGT103-T for HIV disease.

Following the conclusion of the Phase I safety study, subjects were invited to join the subsequent ATI study (NCT05540964). The goal of this effort was to determine whether AGT103-T could allow HIV positive individuals to reduce, modify or eliminate ART. Enrolled subjects were invited to stop ART in one or two phases under close monitoring. If the subject’s viral load exceeded the set limit following the first phase of ATI, the participant was placed back on anti-retroviral therapy. The second ATI was instituted if both viral control was reestablished and CD4 T cells was within 10% of baseline. The goal of the two ATIs was to allow for adequate immunological sensitization and expansion of cells including CD8 positive T cells. Investigators hypothesized that the two-phased ATI may allow for more robust HIV suppression. The results of this study are expected to be published in late 2023. There were no serious adverse events reported in this study. Six of the seven patients from the Phase I study were enrolled in this study. ART was resumed if the viral load reached 100,000 copies/mL or the CD4 count fell below 300. A viral rebound was observed in each participant. All participants had an increase in total CD8 counts that peaked about 2-5-fold over baseline around 1-2 weeks after the peak of the viral rebound. This coincided with a rise in HIV-specific CD8+ T cells, which was attributed to the increase in antigen availability and memory recall. Since the protocol was amended to include a second ATI with the first ATI serving as an “auto vaccination,” four patients participated in a second ATI. During the second ATI, the Gag-specific CD8 T cells were either maintained or rose in response to viral rebound and the peak viremia during the second ATI was substantially decreased (~16 fold). The patients reached a viral set point ranging from 7,000 copies/mL to 25,000 copies/mL. Upon resuming ART, all participants achieved viral control more rapidly than during the first ATI — CD4 counts remained within 15% of baseline measurements without any reported SAEs or evidence of drug resistance. We believe that HIV cure-oriented cell and gene therapy trials should include ATI and may benefit from designs that include multiple ATIs when induction of CD8 T cells is required to establish viral control.

Figure 7 — Preclinical and Pipeline Programs

AGT is currently exploring multiple programs to potentially treat and cure various strains of HIV.

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Note: this chart does not reflect all steps or trials required to seek and obtain potential regulatory approval for our product candidates from the U.S. FDA or other comparable foreign regulatory authorities.

AGT103-T

AGT is developing a cellular product candidate, designated AGT103-T, comprised of autologous PBMC transduced with a therapeutic lentivirus vector (AGT103) for infusion therapy of HIV disease. AGT103 is a third-generation self-inactivating vector expressing three inhibitory miRNA, which are designed to impede viral entry and replication by reducing protein expression of C-C chemokine receptor 5 CCR5, TAT, and VIF. AGT103-T is an autologous cell product candidate manufactured from leukapheresis materials. AGT103-T is enriched for CD4 T cells that are stimulated by synthetic peptides, representing the Gag polyprotein of HIV before exposure to lentivirus vector AGT103, which is designed to protect CD4 T cells from destruction by HIV.

Major steps in AGT103-T manufacturing include purification of PBMC from a leukopak, stimulation of PBMC with synthetic Gag peptides, depletion of non-target cell subsets, transduction with lentivirus vector AGT103, static cell culture, removal of culture medium, and cryopreservation. The maximum dose ranges from 1x108 to 5x109 AGT103-transduced CD4 T cells given by intravenous infusion within 7 days after low-dose, non-myeloablative conditioning with cyclophosphamide in individuals who have maintained treatment with ART.

AGT103-T Vaccine Candidate

For use in combination with AGT103-T, AGT’s vaccine candidate is designed to support AGT’s treatment programs and AGT is conducting preclinical studies in effort to gain proof of principal for prevention of superinfection and potential activity of modified vaccine induced T cells in very recent “naïve” infected for transition to health non-infected population.

AGT103-T +

AGT103-T + builds on AGT’s autologous PBMC transduced with a therapeutic lentivirus vector (AGT103) for infusion therapy of HIV disease to support enhanced immune response.

AGT104T sCD4 and AGT105T

AGT’s AGT104T sCD4 and AGT105T programs are exploratory product candidates for the treatment of alternative variants of HIV. AGT is developing these product candidates as part of its robust approach toward enabling globally accessible functional cure product candidates for HIV

Competition

Medicines and treatments for HIV have progressed over the last four decades. Beginning with the weakly effective zidovudine that was toxic and caused long term discomfort and harm, treatment has evolved to a once-a-day pill that provides a near normal life. However, a search for a cure has persisted in an effort to address the remaining side effects, long term impacts and stigma related to chronic treatment. Several programs from Sangamo Therapeutics and Calimmune more than a decade ago to the ongoing work by Excision Bio Therapeutics (“Excision Bio”) and Caring Cross, fall into the cure category. Below is a summary of the key efforts seeking a cure for HIV.

Figure 8 — Summary of Gene and Cell Therapy Programs Developing an HIV Cure

ART has been life changing and life extending for HIV patients, but it has negative aspects that emerge in the side effect profile, as shown by “Adverse Effects of Antiretroviral Therapy” and “Grade 4 events are as important as AIDS events in the era of HAART”, and from the psychological burden of the disease, as demonstrated in “Interpersonal and intrapersonal manifestations of HIV stigma and their impacts on psychological distress and life satisfaction among people living with HIV: Toward a dual-process model”. Mitochondrial toxicity, hypersensitivity, liver and cardiovascular related events are among the adversities suffered by patients on ART. According to PLOS ONE journal, hypersensitivity to ART is also common and can lead to rash, pruritus, fevers and mucosal ulceration, among other adversities including life-long treatment and the resulting mental weight. This unmet need has led to research in search of a cure.

Many have worked diligently to identify a cure for HIV using gene therapy, most prominently Sangamo Therapeutics and Calimmune, which was later acquired by CSL Behring. While their efforts to identify a cure for HIV provided important findings, neither company was able to succeed and they have either abandoned or de-emphasized the programs in the last decade. AGT is building on the efforts of predecessors and plans to develop the most comprehensive and targeted gene and cell therapy program that may provide a cure for HIV.

New findings and technological advancements have spurred new investment into broadly neutralizing antibodies (“bnAbs”) and mRNA which have provided new hope for improvements in addressing the disease. A notable resource from the Treatment Action Group (“TAG”) is their 2023 HIV Pipeline Report, compiled by Richard Jefferys. This report evaluates more than 100 programs that are addressing HIV, ranging from gene therapy cures to therapeutics vaccines. In this report Jefferys highlights a few of the most salient development programs mentioned by TAG and discusses recently approved therapies in the HIV space. Jefferys begins with Caring Cross’ gp120 duo CAR-T, follow on with Excision Bio’s EBT-101 and then looks at several new in-development treatment programs as well as two new approvals that provide for an extended duration of treatment that can improve compliance and increase convenience.

Caring Cross’ LV gp120 duo CAR-T

CAR-T is a gene therapy technique most commonly used to fight blood cancers. Providers withdraw T cells from a patient and modify them in the lab so they can bind to certain receptors on target cancer cells. The resulting molecule is known as a chimeric antigen receptor (“CAR”). CAR-T therapy, also called chimeric antigen receptor T cell therapy, is a type of immunotherapy that engineers a patient’s own T cells to recognize and attack tumors. The approach can also be used in areas outside of cancer. In the case of duo CAR-T, the molecule expresses two different CARs, which allow it to recognize and destroy HIV infected cells. The modified cells are returned to the patient, where it is hoped they will provide long-term control of HIV and eliminate the need for antiretroviral therapy. DuoCAR-modified T cells target multiple highly conserved sites on the HIV-1 envelope glycoprotein (“Env”) and effectively kill HIV-1 infected cells that express Env on their surface. Additionally, according to Science Translational Medicine journal, the related study showed that anti-HIV duo CAR-T cells were simultaneously resistant to infection when exposed to several globally found HIV-1 strains. Bispecific duo CAR stimulates T cells to produce a strong immune response against HIV-infected cells in comparison to conventional mono CAR-T cells containing one or two Env specificities. Caring Cross is investigating this therapeutic approach in clinical trials and recently dosed its second patient at UC Davis Medical Center.

Excision Bio’s EBT-101

Excision Bio uses Clustered Regularly Interspaced Short Palindromic Repeats (“CRISPR”) gene editing to cut apart the HIV viral genome. Two guide RNAs are used to excise the integrated copies of the HIV genome. The approach has demonstrated suppression of viral RNA in rodent models and is now the subject of a Phase I clinical trial. When HIV infects a cell, it integrates a permanent copy of the HIV genome into the cell’s DNA. Upon the cell’s division, it will copy the HIV genome as if it were its own genetic material, which is one of the reasons why HIV-infected T cells are so difficult to clear. Excision Bio aims to cut the HIV blueprint out of cells altogether using EBT-101, a CRISPR-based biotechnology. By targeting distinct regions on the ends of the HIV genome, Excision Bio intends to excise HIV’s genetic sequence and restore cells to their uninfected state.

Gilead’s Broadly Neutralizing Antibodies

Gilead is also working on a combination therapy candidate for ART and bnAbs as a six-month treatment for HIV. The therapy will include lenacapavir along with teropavimab and zinlirvimab, which will provide long acting viral suppression for HIV. The therapy is still in early-stage clinical trials, recently completing Phase Ib studies. The journal Expert Review of Anti-infective Therapy found that although 90% of patients maintained virologic suppression and no serious adverse events were reported, the therapy is not a cure and is required for the life of the patient.

ViiV Healthcare’s Induce and Reduce

ViiV Healthcare (“ViiV”), which is majority owned by GlaxoSmithKline, is developing a strategy to “induce and reduce” HIV in an effort to expose the latent virus (induce) and eliminate (reduce) it. According to Fortune Business Insights, ViiV is the second largest healthcare company in the HIV space after Gilead Sciences. A new class of HIV drugs have been identified by a partnership between ViiV and the University of North Carolina at

Chapel Hill that may induce latent HIV to activate and become visible to the immune system. ViiV hypothesizes that the investigational drug, designated AZD5582, reverses HIV latency as a single agent in resting primary CD4+ T cells.

Recently Approved Therapies

The most recent entry into the HIV space called Apretude was developed by ViiV. Apretude is given as two initial injections of cabotegravir, one month apart, followed by bi-monthly injections thereafter. It is the first and only long-acting injectable option for HIV prevention. GlaxoSmithKline’s Cabenuva is another recent entry, which was launched in 2021. Cabenuva is an infused combination of previously approved components of cabotegravir and rilpivirine. The incremental benefit from Cabenuva compared with the previous iterations of its components is that it is a long acting formulation that is able to extend daily dosing to every two months.

While the most recently approved and leading development candidates offer an evolutionary improvement in side effects and convenience, we believe that they lack the revolutionary impact of a cure. A cure would eliminate the need for any treatment, remove medication-related side effects and erase the stigma associated with the disease.

Intellectual Property

AGT has filed numerous patent applications to provide intellectual property protection for AGT103-T and its use in treating and/or preventing HIV infections. AGT expects to continue prosecuting these filed patent applications to provide additional protection for AGT103-T. Any patents that issue from these filing submissions will provide protection for 20 years, which would extend to the late 2030s or early 2040s and perhaps even later if subsequent patents are issued and patent extensions are granted.

AGT has accrued an extensive global intellectual property portfolio to protect AGT103-T and its use treating and/or preventing HIV infections. To date, fourteen patents have been issued worldwide covering AGT103-T and methods of treating and preventing HIV infections. Additionally, there are forty-two patent applications pending worldwide which, if issued, will provide additional patent protection for the gene therapy product. The issued patents and any patents issued from the pending application will provide patent protection for AGT103-T and methods of using the gene therapy product, until the late 2030s and early 2040s.

AGT expects to file additional new patent applications to expand patent protection for AGT103-T in order to prevent the development and commercialization of similar gene therapy products. Any patents that issue from these new filing submissions will provide protection for 20 years, which would extend to the late 2030s or early 2040s and beyond if subsequent patents are issued. AGT will pursue regulatory review period patent term extension (“PTE”) if eligible. Regulatory review period patent term extension is a provision of the Drug Price Competition and Patent Term Restoration Act of 1984 that allows for an extension of the patent term of a drug product if the product was subject to regulatory review by the FDA before it was marketed. The amount of the extension is equal to the length of the regulatory review period, up to a maximum of 5 years. The PTE is determined based on the length of time for completion of the FDA’s regulatory review and can provide up to an additional five years of patent protection. The PTE is calculated based on the length of the regulatory review period, which is the time from the date on which the BLA was filed until the date on which the BLA was approved. AGT will also pursue regulatory exclusivity with the goal of obtaining twelve years of market exclusivity after AGT103-T is approved in the United States.

Government Regulation

Government authorities in the United States, both at the federal and state levels, as well as in other countries, exercise regulatory oversight over various aspects pertaining to drug and biological product development. These regulatory domains encompass research, development, testing, manufacturing, quality control, approval processes, labeling, packaging, storage, record-keeping, promotional activities, advertising, distribution, post-approval surveillance and reporting, marketing, as well as import and export.

Prior to the commercial introduction of a novel drug or biologic, an extensive body of data confirming its quality, safety, purity, and potency, and/or efficacy must be collected. This data is then organized in accordance with the specific requirements of each regulatory authority, submitted for thorough examination, and subsequently subject to approval by the relevant regulatory agency.

U.S. Drug Development

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act (“FDCA”) and biologics under the FDCA and the Public Health Service Act (“PHSA”). Both drugs and biologics are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with applicable requirements at any time during the product development or approval process or post-approval may subject an applicant to administrative or judicial sanctions. These sanctions could include, among other actions, the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, untitled or warning letters, product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, and civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

Biologic product candidates must be approved by the FDA through a BLA process before they may be legally marketed in the United States. The process generally involves the following:

•        completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with Good Laboratory Practice (“GLP”);

•        submission to the FDA of an investigational new drug application (“IND”), which must become effective before human clinical trials may begin;

•        approval by an institutional review board (“IRB”), or ethics committee at each clinical trial site before each trial may be initiated;

•        performance of adequate and well-controlled human clinical trials in accordance with applicable IND regulations, GCP requirements and other clinical trial-related regulations to establish the safety, purity and potency of the investigational product for each proposed indication;

•        preparation and submission to the FDA of a BLA;

•        a determination by the FDA within 60 days of its receipt of a BLA whether to accept the BLA for review;

•        satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with cGMP requirements, to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, strength, quality and purity and, if applicable, the FDA’s current good tissue practices (“cGTPs”) for human cellular and tissue products;

•        potential FDA audit of the preclinical study and/or clinical trial sites that generated the data in support of the BLA;

•        FDA review and approval, or licensure, of the BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug or biologic in the United States; and

Preclinical Studies and IND

Before testing any biological product candidate, including a cellular or gene therapy product candidate, in humans, the product candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND. An IND is a request for allowance from the FDA to administer an investigational product to humans. An IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, if the trial includes an efficacy evaluation. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin.

Clinical holds also may be imposed by the FDA at any time before or during clinical trials due to safety concerns or non-compliance with FDA requirements, in which case clinical trials may not begin or continue until the FDA notifies the sponsor that the hold has been lifted.

In addition to the submission of an IND to the FDA, under the National Institutes of Health, or NIH, Guidelines for Research Involving Recombinant DNA Molecules, or NIH Guidelines, supervision of certain human gene transfer trials may also require evaluation and assessment by an institutional biosafety committee, or IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to the public health or the environment, and such assessment may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.

Clinical trials

Clinical trials involve the administration of the investigational product to human subjects, and must be conducted under the supervision of one or more qualified investigators in accordance with GCPs, which include, among other things, the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria and the safety and effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND, and a separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and preclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs or biologics, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

Furthermore, an independent IRB or ethics committee at each institution participating in the clinical trial must review and approve each protocol before a clinical trial commences at that institution and must also approve the information regarding the trial and the consent form that must be provided to each trial subject or his or her legal representative, monitor the study until completed and otherwise comply with IRB regulations. The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biologic has been associated with unexpected serious harm to patients. In addition, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a trial may move forward at designated check points based on access to certain data from the trial. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries, including clinicaltrials.gov.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•        Phase I:    The product candidate is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion and, if possible, to gain an early indication of its effectiveness.

•        Phase II:    The product candidate is administered to a limited patient population with a specified disease or condition to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product candidate for specific targeted diseases and to determine dosage tolerance and appropriate dosage.

•        Phase III:    The product candidate is administered to an expanded patient population to further evaluate dosage, to provide substantial evidence of efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk-benefit ratio of the product candidate and provide an adequate basis for product labeling.

Post-approval trials, sometimes referred to as Phase IV studies, may be conducted after BLA approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase IV clinical trials as a condition of approval of a BLA.

Concurrent with clinical studies, companies usually complete additional animal studies and must also develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

BLA review process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, preclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational drug product to the satisfaction of the FDA. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

In addition, the Pediatric Research Equity Act, (“PREA”), requires sponsors to conduct pediatric clinical trials for most biologics, as well as for new indications, new dosage forms, new dosing regimens or new route of administrations. Under PREA, original BLAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the product candidate for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is deemed safe, pure and potent. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the biologic is ready for approval for use in adults before pediatric clinical trials are complete or that additional data need to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by three months by the FDA to review and respond to new information deemed a “major amendment” to the application.

The FDA reviews a BLA to determine, among other things, whether a proposed product is safe, pure and potent for its intended use, and whether the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued identity, safety, strength, quality, purity and potency.

The FDA may also convene an advisory committee to provide clinical insight on application review questions. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP regulations and adequate to assure consistent production of the product within required specifications. For a product candidate that is also a human cellular or tissue product, the FDA also will not approve the application if the manufacturer is not in compliance with cGTPs. These are FDA regulations that govern the methods used in, and the facilities and controls used for, the manufacture of human cells, tissues, and cellular and tissue based products(“HCT/Ps”), which are human cells or tissue intended for implantation, transplant, infusion, or transfer into a human recipient. The primary intent of the GTP requirements is to ensure that cell and tissue based products are manufactured in a manner designed to prevent the introduction, transmission and spread of communicable disease. FDA regulations also require tissue establishments to register and list their HCT/Ps with the FDA and, when applicable, to evaluate donors through screening and testing. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP requirements.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter (“CRL”). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor the safety or efficacy of a product. If a CRL is issued, the sponsor must resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy (“REMS”), to ensure the benefits of the product outweigh its risks, or otherwise limit the scope of any approval. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase IV post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited development and review programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, biological product candidates are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. The sponsor of a new biologic may request that the FDA designate the biologic as a fast track product candidate at any time during the clinical development of the product. The sponsor of a fast track designated product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the application may be eligible for priority review. A BLA for a fast track designated product candidate may also be eligible for rolling review, where the FDA may consider reviewing sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase I and an organizational commitment to expedite the development and review of the product candidate, including the involvement of senior managers.

Any marketing application for a biologic submitted to the FDA for approval, including a product candidate with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A product candidate is eligible for priority review if it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of a BLA designated for priority review in an effort to facilitate the review. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of receipt (as compared to ten months under standard review).

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled confirmatory clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit, and may require that such confirmatory trials be underway prior to granting accelerated approval. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required confirmatory studies in a timely manner or if such studies fail to verify the predicted clinical benefit. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the FDA, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the FDA for review during the pre-approval period.

In 2017, the FDA established the regenerative medicine advanced therapy (“RMAT”) designation, which is intended to facilitate an efficient development program for, and expedite the review of, any biologic candidate that meets the following criteria: (i) the biologic qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the biologic candidate is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the biologic candidate has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides all the benefits of breakthrough therapy designation, including more frequent meetings with the FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Product candidates granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of clinical trial sites, including through the expansion of trials to additional sites. RMAT-designated products that receive accelerated approval may, as appropriate, fulfill their post-approval requirements through the submission of clinical evidence, clinical studies, patient registries, or other sources of real-world evidence (such as electronic health records); through the collection of larger confirmatory data sets; or via post-approval monitoring of all patients treated with such therapy prior to approval of such therapy.

Fast track designation, breakthrough therapy designation, priority review, accelerated approval, and RMAT designation do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Post-Approval Requirements

Biologics are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon BLA holders and any third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon BLA holders and any third-party manufacturers that they may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of requirements for post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•        restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•        fines, warning letters, or untitled letters;

•        clinical holds on ongoing or planned clinical studies;

•        refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of approvals;

•        product seizure or detention, or refusal to permit the import or export of products;

•        consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•        mandated modification of promotional materials and labeling and the issuance of corrective information;

•        the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•        injunctions or the imposition of civil or criminal penalties.

In addition, the FDA closely regulates the marketing, labeling, advertising and promotion of biological products. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biological Product Marketing Exclusivity

The ACA, as amended by the Health Care and Education Reconciliation Act, signed into law in 2010, includes the BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

European Data and Market Exclusivity

In the EU, newly authorized medicinal products are qualified for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, prevents regulatory authorities in the EU from accepting generic applications referencing the innovator’s dossier for eight years. After eight years generic MA can be applied for and obtained. If a generic product is granted an MA, the generic product can nonetheless not be placed on the market for an additional two years from the expiration of the data exclusivity. The overall 10-year period of market protection can be extended to a maximum of 11 years if, during the first eight years of those 10 years, the MA holder obtains authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies (8+2+1).

On April 26, 2023, the European Commission adopted a proposal to revise and replace the existing EU general pharmaceutical legislation. The revision is likely to introduce a different incentive system which will amend the current 8+2+1 exclusivity rules. The proposal is currently in the legislative process and the new regime is likely to apply not before 2026.

Coverage and Reimbursement

Sales of our products will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance, and managed healthcare organizations. In the United States, no uniform policy of coverage and reimbursement for drug or biological products exists.

Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for any of our products will be made on a payor-by-payor basis. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

The United States government, state legislatures, and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price-controls, restrictions on reimbursement, and requirements for the substitution of generic products for branded prescription drugs. For example, the ACA contains provisions that may reduce the profitability of drug products through increased rebates for drugs reimbursed by Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Adoption of general controls and measures, coupled with the tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceutical drugs.

The Medicaid Drug Rebate Program was created in 1990 by the Omnibus Reconciliation Act in response to rising drug prices and projected increased Medicaid spending. It requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of the HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients.

The ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs from 15.1% of Average Manufacturing Price (“AMP”), to 23.1% of AMP or the difference between AMP and “best price,” whichever is greater; and providing an alternative rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) to apply to the more broadly defined “solid oral dosage forms” of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by enlarging the population potentially eligible for Medicaid drug benefits. Effective January 1, 2023, territories of the United States are now included in the Medicaid Drug Rebate program but may request a waiver to opt out.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”) established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and Part B, Part D coverage is not standardized. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan likely will be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

Section 340B of the PHSA requires pharmaceutical manufacturers participating in Medicaid to sell outpatient drugs at discounted prices to healthcare organizations that care for many uninsured and low-income patients. For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. Manufacturers also must submit 340B pricing information to the Health Resources and Services Administration, which is responsible for administrating the 340B program. The 340B ceiling price for a covered outpatient drug is equal to the AMP from the preceding calendar quarter for the smallest unit of measure minus the Unit Rebate Amount.

As noted above, the marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. Emphasis on cost containment measures in the United States has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status are attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, in the EU member states can typically control the prices of medicinal products for human use and restrict the range of medicinal products for which their national health insurance systems provide reimbursement. A member state may approve a specific price for the medicinal product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Pricing and reimbursement regulations in the EU vary significantly between member states, given that his is not a harmonized area at the EU level. Historically, products launched in the EU do not follow the price structures of the United States, and generally, prices tend to be significantly lower.

U.S. Healthcare Reform

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of drug candidates, restrict or regulate post-approval activities and affect a biopharmaceutical company’s ability to profitably sell any approved drugs.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness, and in 2010, the ACA created the Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effective research, along with funding for such research. The plan for the research was published in 2012 by the HHS, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures are made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private third-party payors, it is not clear what effect, if any, the research will have on the sales of our drug candidates, if any such drug or the condition that they are intended to treat are the subject of a trial. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s drug could adversely affect the sales of our drug candidate. If third-party payors do not consider our drugs to be cost-effective compared to other available therapies, they may not cover our drugs after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our drugs on a profitable basis.

The ACA has had a significant impact on the healthcare industry. The ACA expanded coverage for the uninsured while at the same time containing overall healthcare costs. Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. Most recently, in June 2021, the U.S. Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, dismissing the case on procedural grounds without specifically ruling on the constitutionality of the ACA. Thus, the ACA will remain in effect in its current form.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, included aggregate reductions to Medicare payments to providers, which started in April 2013, and, due to subsequent legislative amendments, will stay in effect through the 2032 fiscal year (known as the Medicare sequestration), unless additional Congressional action is taken, with the exception of a temporary suspension implemented under various COVID-19 relief legislation from May 1, 2020, through March 31, 2022.

On January 2, 2013, the then-U.S. President signed into law the American Taxpayer Relief Act of 2012, which, among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers, and cancer treatment centers, and increased the statute of limitations period for the government to identify overpayments to providers from three to five years.

Further, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, effective July 2019, direct-to-consumer television advertisements of prescription drugs and biological products for which payment is available through or under Medicare or Medicaid must include the Wholesale Acquisition Cost (“WAC” or list price) of that drug or biological product. In March 2022, HHS released guidance to drug manufacturers and states on reporting Medicaid Best Price under value-based purchasing (“VBP”) arrangements (Medicaid Best Price Guidance), which follows HHS’ final rule issued on December 31, 2020. Effective July 1, 2022, manufacturers can report multiple best prices for VBP arrangements so long as the manufacturer offers the VBP arrangement to state Medicaid programs. Finally, under the American Rescue Plan Act of 2021, effective January 1, 2024, the statutory cap on Medicaid Drug Rebate Program rebates that manufacturers pay to state Medicaid programs will be eliminated. Elimination of this cap may require pharmaceutical manufacturers to pay more in rebates than they receive on the sale of products, which could have a material impact on our business.

On August 16, 2022, President Biden signed into law the IRA, which includes a broad package of health, tax, and climate change provisions. The law includes several provisions to lower prescription drug costs for people with Medicare and reduce drug spending by the federal government. The IRA, among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost through a newly-established manufacturer discount program. It also (1) directs HHS to negotiate the price of certain high-expenditure, single-source drugs and biologics covered under Medicare and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. The IRA permits HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. HHS has and will continue to issue and update guidance as these programs are implemented. These provisions will take effect progressively starting in fiscal year 2023. On August 29, 2023, HHS announced the list of the first ten drugs that will be subject to price negotiations, although the Medicare drug price negotiation program is currently subject to legal challenges. In addition, in response to the Biden administration’s October 2022 executive order, on February 14, 2023, HHS released a report outlining three new models for testing by the Centers for Medicare and Medicaid Innovation which will be evaluated on their ability to lower the cost of drugs, promote accessibility, and improve quality of care. It is unclear whether the models will be utilized in any health reform measures in the future.

The impact of these statutes and regulations, as may be impacted by ongoing litigation, and any future healthcare measures and agency rules implemented by the Biden administration on us and the pharmaceutical industry as a whole is currently unknown. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our product candidates if approved. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, a number of states are considering or have recently enacted state drug price transparency and reporting laws that could substantially increase our compliance burdens and expose us to greater liability under such state laws once we begin commercialization after obtaining regulatory approval for any of our products.

We are unable to predict the future course of federal or state healthcare legislation in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. These and any further changes in the law or regulatory framework could reduce our ability to generate revenue in the future or increase our costs, either of which could have a material and adverse effect on our business, financial condition and results of operations. The continuing efforts of the government, insurance companies, managed care organizations, and other payers of healthcare services and medical products to contain or reduce costs of healthcare and/or impose price controls may adversely affect the demand for our product candidates, if approved, and our ability to achieve or maintain profitability.

Other Healthcare Laws

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation, U.S. federal and state anti-kickback, fraud and abuse, false claims, pricing reporting, and physician payment transparency laws and regulations regarding drug pricing and payments or other transfers of value made to physicians and other licensed healthcare professionals as well as similar foreign laws in the jurisdictions outside the United States. Violation of any of such laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative civil and criminal penalties, damages, disgorgement fines, additional reporting requirements and oversight obligations, contractual damages, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs and/or imprisonment.

Employees and Human Capital Resources

As of September 30, 2023, we had 29 full-time employees (and 0 part-time employees), 10 of whom were engaged in research and development activities. 7 of our employees hold Ph.D. or M.D. degrees. None of our employees are represented by a labor union or covered under a collective bargaining agreement.

We believe finding the right people who are passionate about the mission and who stay throughout the drug development journey is critical to success and minimizes delays in getting effective therapies. As a result, we dedicate significant resources to human capital resources, including the identification, recruitment, retention, incentivization, and seamless integration of both our current workforce and future employees within our collaborative organizational culture.

Facilities

Our corporate headquarters are located in Rockville, Maryland, where we lease approximately 27,000 square feet of office, research and development and laboratory space pursuant to a lease agreement that expires in 2031.

Legal Proceedings

During the normal course of running our business, we may be involved in litigation or other legal proceedings. Presently, we are not engaged in any litigation or legal proceedings that, our management believes, would have a material adverse impact on our business. However, it is important to note that irrespective of the final resolution, litigation can impose adverse consequences on our operations. These consequences may encompass expenses related to defense and settlement, diversion of managerial resources, and various other factors.

AGT’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our audited and unaudited financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans, objectives, expectations, projections, and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors identified below and those set forth in the “Risk Factors” section of this proxy statement/prospectus, our actual results and the timing of selected events could differ materially from the forward-looking statements contained in the following discussion and analysis. Please also see the section titled “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, references in this “AGT’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “our”, “us” and the “Company” refer to the business and operations of AGT prior to the Business Combination and to Addimmune following the consummation of the Business Combination.

Overview

American Gene Technologies International Inc. (“AGT”) was incorporated in the state of Delaware on September 4, 2008. Based in Rockville, Maryland, AGT is a clinical-stage biotechnology company at the forefront of genetic science dedicated to improving human health through innovative gene and cell therapies. Founded by Jeff Galvin, AGT is committed to harnessing the power of gene and cell therapy to develop cutting-edge solutions that help to alleviate human suffering and improve the quality of life for individuals affected by a wide range of human diseases. AGT’s lead product candidate, AGT103-T, is a lentiviral vector-based treatment designed to prevent new HIV infection by inhibiting human CCR5, reducing the viral multiplication by inhibiting viral genes as well as allowing the generation of immune response against HIV that enables viral clearance. Our Phase I clinical study indicated that AGT103-T cell therapy may positively impact HIV-specific immune responses, particularly CD4+ T cell responses, prompting AGT’s team to pursue further clinical development. If successful, AGT’s gene therapy could induce HIV remission without the need for antiretroviral medication, which would make it the world’s first functional cure. For more information about AGT103-T, please see the section of this proxy statement/prospectus titled “Information about AGT.”

Since inception, AGT has devoted substantially all of its resources to performing research and development activities in support of its product development efforts. AGT invested in patenting its gene and cell therapy innovations and does not in-license any technology. AGT currently does not have any products approved for sale and has not generated any revenue from product sales. AGT has funded its operations primarily through the issuance of convertible preferred stock, convertible debt and other fundraising efforts. AGT has generated services revenue from the establishment of a diagnostics testing laboratory in 2021 to provide primarily COVID diagnostics testing. As of October 31, 2023, AGT has raised approximately $9.4 million in gross proceeds in 2023 through the issuance of convertible preferred stock and convertible notes. AGT has incurred net losses each year since inception. AGT’s net losses were $7.8 million and $12.9 million during 2022 and 2021, respectively. AGT’s net losses were $8.7 million and $3.2 million during for the six months ended June 30, 2023 and 2022, respectively. AGT expects to continue to incur significant losses for the foreseeable future. As of June 30, 2023, AGT had an accumulated deficit of $79.5 million.

At present, AGT does not have any authorized products, and we do not anticipate obtaining such authorizations in the immediate future. Consequently, AGT possesses no capabilities related to sales, marketing, or the distribution of commercial products, and its corporate history lacks any involvement in drug marketing. In the event that any of AGT’s product candidates receive approvals for commercialization, AGT’s intention is to establish a comprehensive infrastructure for the commercialization of said products within multiple strategic markets, beginning with the U.S. AGT may also explore partnerships as a means to secure commercialization infrastructure, which may encompass sales, marketing, and commercial distribution activities.

AGT expects its operating expenses to increase significantly as AGT continues to discover, develop, seek regulatory approvals for and prepare for potential commercialization of its product candidates, including AGT103-T. AGT’s net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of its clinical trials and its expenditures on other research and development activities. AGT will need substantial additional funding, in addition to the net proceeds of the Business Combination, to support its continuing operations and to pursue its long-term development strategy. AGT may seek additional funding through the issuance of AGT’s common stock, other equity or debt financings or collaborations or partnerships with other companies.

The amount and timing of AGT’s future funding requirements will depend on many factors, including the pace and results of its clinical development efforts for its product candidates and other research, development, manufacturing and commercial activities.

Financial Overview

We have never been profitable from operations and, for the six-month period ended June 30, 2023, and for the fiscal years ended December 31, 2022 and December 31, 2021, respectively, we had an accumulated deficit of $79.5 million, $70.8 million, and $63.1 million, respectively. Losses from operations were $8.8 million, $6.9 million, and $11.8 million for the six months ended June 30, 2023, and the fiscal years ended December 31, 2022 and December 31, 2021, respectively. Consolidated net losses attributable to our common stockholders were $8.7 million, $7.8 million, and $12.9 million for the six months ended June 30, 2023 and the fiscal years ended December 31, 2022 and 2021, respectively. As of June 30, 2023, we had $0.1 million in cash. We have concluded that we do not have sufficient cash to fund our operations for 12 months from the date of our financial statements included within this proxy statement/prospectus without additional financing, and as a result, there is substantial doubt about our ability to continue as a going concern.

We do not expect to receive any revenue from AGT103-T or any future product candidates that we develop unless and until we obtain regulatory approval and commercialize AGT103-T or any future product candidates. We expect to continue to incur significant expenses and increased net operating losses (“NOLs”) for the foreseeable future as we seek regulatory approval, prepare for and, if approved, proceed to commercialization of AGT103-T. We utilize clinical research organizations, or CROs, to carry out our clinical development and we do not yet have a sales organization. We expect to incur significant expenses related to (i) building our commercialization infrastructure, including marketing, sales and distribution functions, (ii) building sufficient inventory prior to the commercial launch of AGT103-T and (iii) training and deploying a sales force and implementing a targeted marketing campaign.

Business Combination and Related Agreements

On August 9, 2023 AGT entered into the Merger Agreement by and among AGT, 10X III and Merger Sub. Pursuant to the Merger Agreement and on the terms and subject to the conditions set forth in the Separation Agreement, AGT will (i) contribute, convey, transfer, assign and deliver to SpinCo, all of AGT’s right, title and interest in and to all assets and liabilities that do not involve researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of HIV, resulting in (A) SpinCo and its subsidiaries owning and operating the SpinCo Business, and (B) AGT and its subsidiaries continuing to own and operate AGT’s business involving researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of HIV, and (ii) effect the Distribution. Following the consummation of the Internal Reorganization and the Distribution, SpinCo will operate the SpinCo Business under the name “AGT Holdings, Inc.” Following the Distribution, AGT’s business will consist solely of the Addimmune Business. It is currently intended that the Internal Reorganization and the Distribution will occur on or before December 31, 2023. For more information regarding the Internal Reorganization and the Distribution, please see “Certain Relationships and Related Person Transactions — Addimmune.”

At the Effective Time, AGT will merge with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of 10X III. Pursuant to the Merger Agreement, at least one day prior to the Closing of the Business Combination, 10X III’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the closing of the Merger, the combined company is expected to change its name to “Addimmune Inc.” and trade under the ticker symbol “HIV” with a pre-money enterprise value of $500 million. Following the consummation of the Business Combination, Addimmune will be dedicated to harnessing AGT’s gene and cell therapy technology to develop a functional cure for HIV.

Closing of the Business Combination is subject to certain conditions, including, among other things, (i) expiration of the applicable waiting period under the HSR Act, (ii) the approval by the 10X III shareholders of the Condition Precedent Proposals being obtained; (iii) the approval by the requisite number of AGT stockholders of the Merger Agreement and, to the extent required, the transactions contemplated by the Merger Agreement (including the Merger) being obtained, (iv) the completion of the offer to redeem the Class A ordinary shares of 10X III; (v) the registration statement of which this proxy statement/prospectus forms a part becoming effective in accordance with the provisions of the Securities Act; (vi) the Internal Reorganization and the Distribution being consummated; (vii) the Addimmune Common Stock and warrants having been approved for listing on a National Exchange and (viii) 10X III having Available Closing Cash (as defined in the Merger Agreement) in an amount that equals or exceeds $25,000,000.

Convertible Note Purchase Agreement

On October 31, 2023, AGT entered into the 2023 Convertible Note Purchase Agreement with the 2023 Convertible Note Investors, pursuant to which the 2023 Convertible Note Investors acquired the 2023 Convertible Promissory Notes. AGT may issue 2023 Convertible Promissory Notes in a number of separate closings for up to an aggregate of $50 million, with the first closing having taken place on October 31, 2023 in the amount of approximately $5.9 million. The 2023 Convertible Promissory Notes will bear simple interest at the minimum rate of interest equal to the I.R.S. applicable federal rate per annum, which is 5.17% at November 2023. The 2023 Convertible Promissory Notes are scheduled to mature on October 31, 2026 (the “2023 Convertible Promissory Note Maturity Date”). All unpaid principal, together with unpaid and accrued interest, is due and payable on demand at any time after the earlier of (i) the 2023 Convertible Promissory Note Maturity Date, or (ii) upon the occurrence of an event of default. The 2023 Convertible Promissory Notes are subject to a number of conversion scenarios as described in the 2023 Convertible Promissory Notes. Following the consummation of the Business Combination, the 2023 Convertible Promissory Notes may be converted into shares of Addimmune Common Stock automatically or at the option of the holder upon the triggering of certain events.

The 2023 Convertible Promissory Notes will automatically convert into shares of Addimmune Common Stock equal to the principal and accrued interest of such 2023 Convertible Promissory Notes divided by $10.15 if, following the Closing but prior to the 2023 Convertible Promissory Note Maturity Date, the volume-weighted average price of the Addimmune Common Stock is equal to or exceeds $30.45 per share for the twenty consecutive trading days within a trailing thirty-day period.

The 2023 Convertible Promissory Notes may convert at the option of the holder, upon ten business days’ written notice, beginning on the eighteen-month anniversary of the Closing and prior to the 2023 Convertible Promissory Note Maturity Date. Upon such conversion, the 2023 Convertible Promissory Notes will convert into such number of Addimmune Common Stock equal to (i) an amount equal to the unpaid principal, together with unpaid and accrued interest, outstanding under the 2023 Convertible Promissory Notes divided by (ii) $10.15. Such conversion may be deferred for up to six months by Addimmune. If the Business Combination is not consummated, the 2023 Convertible Promissory Notes may convert prior to the Maturity Date pursuant to certain terms and conditions.

Components of Our Results of Operation

Laboratory Services Revenue

We have generated no revenue from the sale of products and do not anticipate deriving any product revenue unless and until we receive regulatory approval for and are able to successfully commercialize any of our gene and cell therapy product candidates. We have generated revenue from diagnostic testing laboratory services primarily for COVID-19 and other respiratory viruses. During 2022, we generated approximately $9.1 million in revenue related to the diagnostics testing laboratory services to provide benefits to our Company, community, and broader human health. However, following the consummation of the Separation Agreement, we do not expect to generate future Laboratory Services Revenue, because the laboratory services will be part of the SpinCo Business.

Operating Expenses

Cost of Revenue

Cost of revenue reflects the aggregate costs incurred in delivering COVID-19 and other respiratory virus testing services and includes expenses for materials and supplies, personnel-related costs, freight, costs for lab services, equipment and infrastructure expenses and allocated overhead including rent, regular maintenance on information technology systems, equipment depreciation, intangible amortization, and utilities. Following the consummation of the Separation Agreement, we do not expect to generate future Laboratory Services Revenue, because the laboratory services will be part of the SpinCo Business.

Research and Development

Research and development (“R&D”) costs primarily consist of salaries and benefits and stock-based compensation for our research and development personnel along with a ratable share of our facility expenses along with costs for external service providers for product manufacturing, clinical trials, project management, regulatory and quality services, and ongoing product development projects and pre-clinical testing facilities. Other R&D expenses include fees paid to research-oriented third-party vendors and consultants, along with the cost of manufactured research materials.

The financial terms of agreements with contract research organizations are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee, unit price, or on a time and materials basis. A portion of the obligation to make payments under these contracts depends on factors such as the successful enrollment or treatment of patients or the completion of other clinical trial milestones.

Expenses related to clinical trials are accrued based on estimates and/or representations from service providers regarding work performed, including actual level of patient enrollment, completion of patient trials, and progress of the clinical trials. Other incidental costs related to patient enrollment or treatment are accrued when reasonably certain. Similarly, we accrue expenses related to the work performed by contract manufacturing organizations based on the progress of the work performed. If the amounts we are obligated to pay under clinical trial agreements and manufacturing agreements are modified (for instance, as a result of changes in the clinical trial protocol or scope of work to be performed), the accruals are adjusted accordingly. Revisions to contractual payment obligations are charged to expense in the period in which the facts that give rise to the revision become reasonably certain.

General and Administrative

General and administrative expenses (“G&A expenses”) consist primarily of compensation for personnel, including stock-based compensation, management, finance, legal, human resources, information technology, other corporate functions and marketing communications functions. Other G&A expenses include travel expenses, conferences and trade shows, professional services fees, including legal, intellectual property (“IP”) and patent issuance, audit and tax fees, insurance costs, general corporate expenses, and facilities-related expenses. We anticipate that our G&A expenses will increase in the future to support the regulatory requirements of a publicly listed company and to support our organization’s continued R&D activities.

Gain on Extinguishment of Debt

We received two loans under the Paycheck Protection Program (“PPP”). On November 19, 2020, we received notice that the first PPP loan and $3,227 of accrued interest was fully forgiven. On November 9, 2021, we received notice that the second PPP loan and $4,367 of accrued interest was fully forgiven. A gain on the early extinguishment of debt was recognized in our Statement of Operations of $552,167 for the year ended December 31, 2021.

Loss on Conversion of Debt

In August 2021, the AGT Board and AGT’s shareholders approved the issuance of up to $9.6 million of Series 2021 Convertible Promissory Notes (“2021 Notes”). The 2021 Notes were due on demand of the majority holders on or after December 31, 2022, or they would automatically convert upon us raising $100,000 through the sale of Series F-1 Preferred Stock (a “Qualified Financing”) and had a stated interest rate of 0.19% per year. The 2021 Notes and any unpaid accrued interest would automatically convert into equity securities sold in the Qualified Financing at a conversion price equal to $9.60, which represented the Series F-1 preferred stock cash price paid per share multiplied by 0.80. We elected the fair value option for the 2021 Notes. On December 3, 2021, we closed a Qualified Financing, and all 2021 Notes and unpaid accrued interest, amounting to $1,719,635, converted into 179,109 shares of convertible Series F-1 preferred stock. We incurred a loss of $429,673 upon extinguishment, which represents the difference between the carrying value of the 2021 Notes and the fair value of Series F-1 preferred stock issued in the exchange. As of December 31, 2022 and 2021, we did not have any outstanding 2021 Notes.

Interest Expense, Net

Interest expense, net is mainly comprised of interest costs incurred on our 12% Promissory Notes (as defined below), 10% Promissory Notes (as defined below), equipment financing, and other debt instruments. Any interest income earned by us is immaterial to the financial statements.

Other Income (Expense), Net

Other income (expense), net is entirely comprised of income and expenses related to miscellaneous or incidental corporate transactions and activities.

Deemed Dividend — Warrant

On October 21, 2021, the AGT Board deemed it advisable and in the best interest of the Company and its stockholders to extend the expiration date of all warrants set to expire in 2022 to February 14, 2024. This modification encompassed warrants issued to debt and equity holders and was equally applicable to all warrant holders. We concluded that the modification of the warrants was akin to a deemed dividend to the holders.

Results of Operations

The following table summarizes our results of operations for the six months ended June 30, 2023, and 2022:

	For the Six Months Ended June 30,		Change Dollars
	2023	2022
Laboratory services revenue	$1,165,706	$5,610,716	(4,445,010)

Operating expenses:
Cost of revenue	1,216,762	2,457,477	(1,204,715)
Research and development	2,608,286	2,600,856	7,430
General and administrative	6,156,134	3,335,406	2,820,728
Total operating expenses	9,981,182	8,393,739	1,587,443
Loss from operations	(8,815,476)	(2,783,023)	(6,032,453)

Other income (expense):
Interest expense	(198,738)	(515,349)	316,611
Other income, net	319,313	58,825	260,488
Total other income (expense), net	120,575	(456,524)	577,099
Net loss and comprehensive loss	(8,694,901)	(3,293,547)	(545,354)

Net loss and comprehensive loss attributable to common stockholders	$(8,694,901)	$(3,239,547)	$(5,455,354)

Comparison of Six Months Ended June 30, 2023 and 2022

Laboratory Services Revenue

Laboratory services revenue comprising of COVID-19 and other respiratory diagnostic testing services including influenza, respiratory syncytial virus, and streptococcus was $1.2 million and $5.6 million during the six months ended June 30, 2023 and 2022, respectively. The decrease of $4.4 million was related to a significant decrease in the volume of COVID-19 testing services provided during 2023 as compared to the prior year period due to the diminishing effects of the COVID-19 pandemic and the expiration of the Public Health Emergency on May 11, 2023 by the Department of Health and Human Services.

Cost of Revenue

Cost of revenue decreased by $1.3 million during the six months ended June 30, 2023 compared to the prior year period. $0.9 of this decrease was related to a reduction in testing materials costs because of the decrease in COVID-19 testing volume. The remaining decrease was related to a decrease in consulting fees, payroll, and other personnel related expenditures from the diagnostic testing services.

Research and Development

Research and development expenses remained relatively flat at $2.6 million during the six months ended June 30, 2023 when compared to $2.6 million during the six months ended June 30, 2022. The research and development expenses incurred during the six months ended June 30, 2023 and 2022 were almost entirely related to our lead product candidate, AGT103-T. This product is a lentiviral vector-based treatment designed to prevent new HIV infection by inhibiting human CCR5, reducing the viral multiplication by inhibiting viral genes as well as allowing the generation of immune response against HIV that enables viral clearance. The composition of our research and development expenses during the six months ended June 30, 2023 and 2022 was as follows:

	For the Six Months Ended June 30,
	2023	2022	$ Change
Research and development expense by category
Employee expenses	$1,000,631	$641,810	$358,821
External third-party expenses	808,076	1,300,074	(491,998)
Facilities and other expenses	799,579	658,972	140,607
Total research and development expenses	$2,608,286	$2,600,856	$7,430

General and administrative

General and administrative expenses were $6.2 million and $3.3 million during the six months ended June 30, 2023 and 2022, respectively. The $2.9 million increase was primarily due to an increase in legal, audit, accounting, financial reporting, and consulting expenses due to the planned merger with 10X III.

Other income (expense)

Interest expense, net

Interest expense amounted to $0.2 million for the six months ended June 30, 2023, compared to $0.5 million for the six months ended June 30, 2022. Interest expense is primarily related to interest incurred on our 12% Promissory Notes, 10% Promissory Notes, and other debt instruments. The $0.3 million decrease in interest expense was primarily a result of the maturing of promissory notes during 2023.

Other income (expense), net

Other income (expense), net was income of $0.3 million for the six months ended June 30, 2023, compared to income of $0.1 million for the six months ended June 30, 2022. The increase was primarily a result of the receipt of the Employee Retention Credit from the IRS during 2023.

The following table summarizes our results of operations for the years ended December 31, 2022, and 2021:

	For the Years Ended December 31,		Change Dollars
	2022	2021
Laboratory services revenue	$9,124,389	4,738,542	4,385,847

Operating expenses:
Cost of revenue	4,258,308	2,972,059	1,286,249
Research and development	4,781,210	8,668,515	(3,887,305)
General and administrative	6,974,678	4,883,365	2,091,313
Total operating expenses	16,014,196	16,523,939	(509,743)
Loss from operations	(6,889,807)	(11,785,397)	5,895,590

Other income (expense):
Gain on extinguishment of debt	—	552,167	(552,167)
Loss on change in fair value of debt	—	(429,673)	429,673
Interest expense	(916,443)	(974,016)	57,573
Other income (expense), net	56,056	14,627	41,429
Total other expense, net	(860,387)	(836,895)	(23,492)
Net loss and comprehensive loss	(7,750,194)	(12,622,292)	4,872,098
Deemed dividend – warrants	—	(318,098)	318,098
Net loss and comprehensive loss attributable to common stockholders	$(7,750,194)	$(12,940,390)	$5,190,196

Comparison of Years Ended December 31, 2022 and 2021

Laboratory Services Revenue

Laboratory services revenue comprising of COVID-19 diagnostic testing services was $9.1 million and $4.7 million during the years ended December 31, 2022 and 2021, respectively. The increase of $4.4 million was related to an increase in the volume of COVID-19 testing services provided during 2022 as compared to the prior year period, which was driven by the public’s increase in demand for polymerase chain reaction (“PCR”) testing services and the Company’s marketing efforts to obtain more customers.

Cost of Revenue

Cost of revenue was $4.3 million and $3.0 million for the years ended December 31, 2022 and 2021, respectively. Of the $1.3 million increase, $0.7 million was related to consulting fees, payroll, and other personnel related expenditures and $0.3 million of this increase was related to a rise in depreciation and amortization expense associated with additional purchases of software, property, and equipment used in the laboratory services business. The remaining increase was primarily related to materials and other COVID-19 testing service expenses.

Research and Development

R&D expenses were $4.8 million and $8.7 million during the years ended December 31, 2022 and 2021, respectively. Of the $3.9 million decrease, $2.3 million was related to a decrease in manufacturing costs due to the finalization of completion of the manufacturing of clinical trial materials for the Phase I clinical trials for AGT103-T in 2021. The remaining decrease was primarily related to a decrease in payroll-related costs and a decrease in expenses related to purchases of reagent materials for the HIV Phase I clinical trial.

The composition of our research and development expenses for the years ended December 31, 2022 and 2021 were as follows:

	For the Years Ended December 31,
	2022	2021	$ Change
Research and development expense by category
Employee expenses	$1,494,240	$2,766,195	$(1,271,955)
External third-party expenses	1,735,410	4,029,344	(2,293,934)
Facilities and other expenses	1,551,560	1,872,976	(321,416)
Total research and development expenses	$4,781,210	$8,668,515	$(3,887,305)

General and administrative

General and administrative expenses were $7.0 million and $4.9 million during the years ended December 31, 2022 and 2021, respectively. The $2.1 million increase was due to a $0.8 increase in legal costs related to our Intellectual Property, patent application costs and a $0.6 million increase in accounting and business consulting expenses, $0.4 increase in employee related expenses, and a $0.1 increase in marketing expense.

Other income (expense)

Gain on extinguishment of debt

There was no gain on extinguishment of debt for the fiscal year ended December 31, 2022. This was compared to a gain on extinguishment of debt for the fiscal year ended December 31, 2021 of $0.6 million, attributable to the full forgiveness of our second PPP loan during 2021.

Loss on conversion of debt

There was no loss on conversion of debt for the fiscal year ended December 31, 2022. This was compared to a loss on conversion of debt for the fiscal year ended December 31, 2021 of $0.4 million, attributable to the change in fair value of the 2021 Convertible Notes from the date of issuance through the conversion to Series F-1 preferred stock, during the year ended December 31, 2021.

Interest expense, net

Interest expense amounted to $0.9 million for the years ended December 31, 2022, compared to $1.0 million for the year ended December 31, 2021. Interest expense is primarily related to the accrued interest on our 12% Promissory Notes, 10% Promissory Notes, and other debt instruments. The $0.1 million decrease in interest expense was primarily a result of the maturing of promissory notes during 2022.

Other income (expense), net

Other income (expense), net was less than $0.1 million for the year ended December 31, 2022, compared to less than $0.1 million for the year ended December 31, 2021. The fluctuation in other income (expense), net during the year ended December 31, 2022 was immaterial.

Deemed dividend — warrants

There were no deemed dividends for the fiscal year ended December 31, 2022. This was compared to a deemed warrant dividend of $0.3 million for the year ended December 31, 2021. On October 21, 2021, the AGT Board deemed it advisable and in the best interest of the Company and its stockholders to extend the expiration date of all warrants set to expire in 2022 to February 14, 2024. This modification encompassed warrants issued to debt and equity holders and was equally applicable to all warrant holders. We concluded that the modification of the warrants was akin to a deemed dividend to the holders. The value of the deemed dividend to the holders was approximately $0.3 million.

Liquidity and Capital Resources

Sources of liquidity

To date, our primary sources of capital have been private placements of preferred stock, sales of shares of the Company, debt financing agreements and revenue from COVID-19 testing services. As of June 30, 2023, we had $0.1 million of cash, an accumulated deficit of $79.5 million, and $4.6 million of outstanding debt.

We have six separate classes of preferred stock in addition to common stock. Mr. Galvin (directly or through attribution) owns 27.0% of our stock, on a fully diluted basis, a family that invested in the Series A-1 round and later rounds owns 16.6% of our stock, on a fully diluted basis, and the remaining ownership is distributed across approximately 900 investors as of June 30, 2023. In September 2013, we raised $1,000,000 in a Series A-1 Preferred Stock financing round. In 2014, we raised $1,778,840 in a Series B-1 Preferred Stock financing round. In 2015, we raised $4,100,002 in a Series C-1 Preferred Stock financing round. In 2017, we raised $13,550,052 in a Series D-1 Preferred Stock financing round. In 2019, we raised $25,907,115 in a Series E-1 Preferred Stock financing round and in 2023, we raised $15,862,884 in a Series F-1 Preferred Stock Financing round. Each shares of the Preferred Stock is entitled to receive a liquidation preference equal to two times its original issue price or alternatively, at the choice of holder, is convertible on a one-to-one basis into shares of our common stock. In connection with the Business Combination, immediately prior to the Effective Time, each series of Preferred Stock will convert on a one-to-one basis into shares of our common stock.

Promissory Notes

Our notes include the 12% Promissory Notes and the 10% Promissory Notes, each described in more detail below.

12% Promissory Notes:    On June 25, 2021, the AGT Board and our shareholders approved a Note and Warrant Purchase Agreement to issue up to $10.0 million in principal of 12% Promissory Notes (the “12% Promissory Notes”), which are accompanied by the issuance of warrants to purchase shares of our Series E-1 preferred stock at $5.00 per share (the “12% Promissory Note Warrants”). Each 12% Promissory Note has an 18-month term from the date of issuance of such 12% Promissory Note to each investor and the 12% Promissory Note Warrants have a five year term and are set to expire on February 14, 2024. Additionally, the 12% Promissory Notes are required to be prepaid upon an event of default. We evaluated the 12% Promissory Notes and determined that the prepayment upon an event of default feature met the definition of an embedded derivative liability that is required to be bifurcated from the host instrument and measured at fair value. The fair value of the derivative liability at issuance and at December 31, 2022 and 2021 was de minimis as we concluded the likelihood of an event of default is remote. No events of default have occurred to date. During the years ended December 31, 2022 and 2021, seven 12% Promissory Notes with different maturity dates were modified to roll over principal and interest from 12% Promissory Notes initially issued, which matured during the periods, to the new 10% Promissory Notes with another 18-month term.

10% Promissory Notes:    On February 25, 2022, the AGT Board and our shareholders approved a Note and Warrant Purchase Agreement to issue up to $10.0 million in principal of 10% Promissory Notes, which are accompanied by the issuance of the 10% Promissory Note Warrants. Each 10% Promissory Note has an 18-month term from the date of issuance of such 10% Promissory Note to each investor and the 10% Promissory Note Warrants have a five-year term and are set to expire on February 22, 2027. The 10% Promissory Notes are required to be prepaid upon an event of default. We issued $500,000 in additional principal for cash under the 10% Promissory Notes during the years ended December 31, 2022.

On October 31, 2023, we also issued approximately $5.9 million in 2023 Convertible Promissory Notes. Refer to “Convertible Note Purchase Agreement” above for further discussion regarding this issuance.

Funding requirements

We have incurred operating losses and negative cash flows from operating activities since inception and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. We expect to continue to incur substantial costs to conduct R&D activities necessary to develop and commercialize our product candidates, including AGT103-T. These activities include continued product development of the pipeline, further clinical trial testing, regulatory approval costs, public company costs, and if one or more of our product candidates receives regulatory approval, investments in our sales and marketing functions to support product launch and commercialization. Until such time, if ever, as we can generate substantial product revenue from sales of our potential future products, we will need additional capital to undertake these activities and commercialization efforts, and, therefore, we intend to raise additional capital through the issuance of additional equity, debt, and potentially strategic alliances with other companies. However, if such financing is not available at adequate levels or on acceptable terms, we could be required to significantly reduce operating expenses and delay, reduce the scope of or eliminate some of the development programs or commercialization efforts, out-license intellectual property rights to our product candidates and sell unsecured assets, or a combination of the above, any of which may have a material adverse effect on our business, results of operations, financial condition and/or our ability to fund our scheduled obligations on a timely basis or at all. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish these plans and secure sources of financing and ultimately attain profitable operations, and if we are unable to do so, we may go out of business.

Our primary use of cash is to fund operating expenses, which consist of R&D expenditures as well as G&A expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay or prepay these expenses.

We intend to seek to raise additional funds through future equity or debt financings, such as the offering of 2023 Convertible Promissory Notes discussed above, or as permitted under the agreements governing our 12% Promissory Notes and 10% Promissory Notes (collectively, with the agreement governing our 2023 Convertible Promissory Notes, the “Convertible Note Purchase Agreements”), or through the issuance of notes pursuant to additional Convertible Note Purchase Agreements. If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Additional debt financing, if available, may be expensive or involve covenants restricting our operations or our ability to incur additional debt. There can be no assurance that our efforts to procure additional financing will be successful or that, if they are successful, the terms and conditions of such financing will be favorable to us or our stockholders. If we are unable to raise additional financing when needed, we may be required to delay, reduce, or terminate the development commercialization and marketing of our products and scale back our business and operations.

To the extent that we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or commercial rights of product candidates or to grant licenses on terms that may not be favorable to us.

As of June 30, 2023, our short-term contractual capital obligations primarily consist of payments due to vendors for legal and administrative activities relating to the merger, the current portion due on our promissory notes, and lease liabilities. Our lease obligations consist primarily of our corporate headquarters and laboratories as well as equipment used to conduct research and diagnostic testing services. As of June 30, 2023, we have a total of approximately $0.6 million in short-term lease obligations and $6.0 million in long-term lease obligations to be paid through 2030. Our outstanding debt as of June 30, 2023 is primarily comprised of our 12% Promissory Notes and 10% Promissory Notes. As of June 30, 2023, $3.3 million of these outstanding promissory notes are short-term and the remaining $0.4 million will mature during the latter half of 2024. In the past, when our promissory notes matured, we have either extended, repaid, or converted such promissory notes to equity. Our remaining short-term contractual capital obligation consists of approximately $0.8 million of deferred salary payable to our Chief Executive Officer which is accruing interest.

As a result of these conditions, management has concluded that substantial doubt about our ability to continue as a going concern exists as conditions and events, considered in the aggregate, indicate that it is probable that we will be unable to meet our obligations as they become due within one year after the date that the financial statements included in this proxy statement/prospectus are issued. Our financial information and our consolidated financial statements included in this proxy statement/prospectus have been prepared on a basis that assumes that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. This financial information and our consolidated financial statements do not include any adjustments that may result from an unfavorable outcome of this uncertainty. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plans and secure sources of financing and ultimately attain profitable operations, and if we are unable to do so, we may go out of business.

Cash Flows

The following table summarizes our cash flows for the years ended December 31, 2022 and 2021 and for the six months ended June 30, 2023 and 2022:

	For the Six Months Ended June 30,		Years ended December 31,
	2023	2022	2022	2021
Net cash used in operating activities	(3,404,274)	(1,814,569)	(5,996,038)	(10,038,315)
Net cash used in investing activities	(156,263)	(263,489)	(635,984)	(396,561)
Net cash provided by financing activities	542,387	2,383,552	9,626,499	9,031,101
Net increase (decrease) in cash and cash equivalents	(3,018,150)	305,494	2,994,477	(1,403,775)

Net Cash Used in Operating Activities

Net cash used in operating activities for the six months ended June 30, 2023 increased by $1.6 million from the prior year period primarily as a result of a $5.6 million increase in net loss which was mainly due to a decrease in COVID-19 testing volume and revenue. This increase in net loss was offset by an increase of $4.3 million in operating cash from changes in our accounts payable balances due to the timing of vendor invoicing and payments.

Net cash used in operating activities for the year ended December 31, 2022 decreased by $4.0 million from the prior year period primarily as a result of a $5.2 million decrease in net loss which was mainly due to a rise in COVID-19 testing volume and operating profit during 2022 as compared to 2021. The decrease in operating cash outflows was also due to an increase of $3.5 million in operating cash from changes in our accounts receivable balances due to the timing of customer invoicing and receipts. The total decrease of cash used in operating activities was offset by a decrease of $4.2 million in operating cash from changes in our accounts payable balances due to the timing of vendor invoicing and payments.

Net Cash Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2023 remained relatively flat at $0.2 million compared to $0.3 million in the prior year period. Cash used in investing activities consists primarily of capital expenditures on property, plant, and equipment as well as our internal software used in our testing business.

Net cash used in investing activities for the year ended December 31, 2022 remained relatively flat at $0.6 million compared to $0.4 million in the prior year period. Cash used in investing activities consists primarily of capital expenditures on property, plant, and equipment as well as our internal software used in our testing business.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2023 decreased by $1.8 million from the prior year period. This change was the result of a $1.8 million increase in the payments on our 10% Promissory Notes and 12% Promissory Notes as well as a $0.6 million decrease in the proceeds received from the issuances of shares of our Series F-1 Preferred Stock. These decreases were offset by increases in proceeds received from the issuance of our 10% Promissory Notes and convertible E-1 preference units.

Net cash provided by financing activities for the year ended December 31, 2022 increased by $0.6 million from the prior year period. This change was primarily the result of a $6.6 million increase in the proceeds received from the issuances of shares of our Series E-1 Preferred Stock and F-1 Preferred Stock offset by a $2.0 million increase in the payments on our 10% Promissory Notes and 12% Promissory Notes, a $1.7 million decrease in the proceeds from issuances of our Series F-1 preferred stock convertible promissory notes, a $1.4 million decrease in the proceeds received from issuances of our 6%, 10%, and 12% convertible promissory notes, and a $0.5 million decrease in proceeds received from the paycheck protection program loans.

Commitments and Contingencies

We may be, from time to time, a party to various disputes and claims arising from normal business activities. We continually assess litigation to determine if an unfavorable outcome would lead to a probable loss or reasonably possible loss which could be estimated. We accrue for all contingencies at the earliest date at which we deem it probable that a liability has been incurred and the amount of such liability can be reasonably estimated. If the estimate of a probable loss is a range and no amount within the range is more likely than another, we accrue the minimum of the range. In the cases where we believe that a reasonably possible loss exists, we disclose the facts and circumstances of the litigation, including an estimable range, if possible. We do not hold any contractual obligations to our manufacturing partners and vendors as of June 30, 2023.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue and expenses at the date of the financial statements as well as the expenses incurred during the reporting period. Generally, we base our estimates on historical experience and on various other assumptions in accordance with U.S. GAAP that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and such differences could be material to the financial position and results of operations. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts and experience.

While our significant accounting policies are more fully described in the notes to our consolidated financial statements appearing elsewhere in this proxy statement/prospectus, we believe the following accounting policies to be most critical for fully understanding and evaluating our financial condition and results of operations, as these policies relate to the more significant areas involving management’s judgments and estimates. We have identified the following as our critical accounting policies:

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Significant accounting estimates reflected in our consolidated financial statements include, but are not limited to, revenue recognition, estimates related to the fair value of assets, research and development accruals, recognition, and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, measurement of the warrants, measurement of certain convertible notes held at fair value, and the measurement of stock compensation. Although actual results may differ from those estimates, management does not believe such differences would be material.

Our management’s discussion and analysis of our financial position and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, we evaluate our estimates, which include estimates related to accruals, stock-based compensation expense, and reported amounts of revenues and expenses during the reported period. We base our estimates on historical experience and other market-specific or other relevant assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from those estimates or assumptions.

Risk and Uncertainties

We are subject to risks common to early-stage companies in the biopharmaceutical industry including, but not limited to, dependency on the clinical and commercial success of our current and any future product candidates, ability to obtain regulatory approval of our current and any future product candidates, the need for substantial additional financing to achieve our goals, uncertainty of broad adoption of our approved products, if any, by physicians and patients, and significant competition.

We have several contracts with vendors in the areas of lentiviral vector manufacturing, product manufacturing, and peptide supply. The successful delivery of the obligations under these contracts are essential to the timely and successful execution of our continued product development of AGT103-T for human trials.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

We account for recurring and nonrecurring fair value measurements in accordance with ASC 820, Fair Value Measurements (“ASC 820”). ASC 820 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and requires expanded disclosures about fair value measurements. The ASC 820 hierarchy ranks the quality of the reliability of inputs, or assumptions, used in the determination of fair value, and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

•        Level 1 — Fair value is determined by using unadjusted quoted prices that are available in active markets for identical assets and liabilities.

•        Level 2 — Fair value is determined by using inputs, other than Level 1 quoted prices, that are directly and indirectly observable. Inputs can include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Related inputs can also include those used in valuation or other pricing models that can be corroborated by observable market data.

•        Level 3 — Fair value is determined by inputs that are unobservable and not corroborated by market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity. In instances where the determination of the fair value measurement is based on inputs from different levels of fair value hierarchy, the fair value measurement will fall within the lowest level input that is significant to the fair value measurement in its entirety.

We evaluate financial assets and liabilities subject to fair value measurements to determine the appropriate level at which to classify them each reporting period. This determination requires us to make subjective judgments as to the significance of inputs used in determining fair value and where such inputs lie within the ASC 820 hierarchy.

Convertible instruments and embedded derivatives

We apply the accounting standards for derivatives and hedging and for distinguishing liabilities from equity when accounting for hybrid contracts that contain conversion options and other embedded features. We bifurcate embedded features from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria.

As permitted under ASC 825, Financial Instruments (“ASC 825”), we elected the fair value option for recognition of certain convertible notes, which meet the required criteria. We elected the fair value option to eliminate the burden of complying with the requirements of derivative accounting. Under the fair value option, applicable convertible instruments are recorded at fair value upon issuance, with subsequent changes in fair value recorded as a component of other (loss) income in the consolidated statements of operations and comprehensive loss. As a result of electing the fair value option, direct costs and fees related to the applicable convertible instruments are expensed as incurred.

Research and Development

R&D costs are expensed as incurred. R&D costs primarily consist of salaries and benefits and stock-based compensation for our research and development personnel along with a ratable share of our facility expenses. Other R&D expenses include fees paid to research-oriented third-party vendors and consultants, along with the cost of manufactured research materials.

We make payments in connection with clinical trials under contracts with contract research organizations that support conducting and managing clinical trials. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee, unit price, or on a time and materials basis. A portion of the obligation to make payments under these contracts depends on factors such as the successful enrollment or treatment of patients or the completion of other clinical trial milestones.

Expenses related to clinical trials are accrued based on estimates and/or representations from service providers regarding work performed, including the actual level of patient enrollment, completion of patient trials, and progress of the clinical trials. Other incidental costs related to patient enrollment or treatment are accrued when reasonably certain. Similarly, we accrue expenses related to the work performed by contract manufacturing organizations based on the progress of the work performed. If the amounts we are obligated to pay under clinical trial agreements and manufacturing agreements are modified (for instance, as a result of changes in the clinical trial protocol or scope of work to be performed), the accruals are adjusted accordingly. Revisions to contractual payment obligations are charged to expense in the period in which the facts that give rise to the revision become reasonably certain.

We may be obligated to make upfront payments upon execution of certain research and development agreements. Advance payments, including nonrefundable amounts, for goods or services that will be used or rendered for future research and development activities are deferred and included in prepaid expenses and other current assets or other non-current assets in the balance sheets. Such amounts are recognized as expenses as the related goods are delivered or the related services are performed, or at such time when we do not expect the goods to be delivered or services to be performed.

We recognize R&D expenditures as related goods and services that are received and consumed in our research activities. Accordingly, we accrue liabilities and defer advance payments based on differences between cash transactions and estimates of actual work accomplished under contract with third-party R&D vendors.

Revenue Recognition

In 2021, we began generating revenue from our clinical laboratory services from COVID- 19 testing services. We receive payments from our customers, physician practices, via direct- billing or third-party billing. Third-party billed testing fees are fees reimbursed from the insurance providers or government agencies (e.g., Medicare, Medicaid) of the physician practice’s patients. A third-party collection agency collects the fees on behalf of the Company. We use reasonable efforts and customary processes for obtaining reimbursement from the appropriate third-party insurance provider. Direct-billed testing fees are invoiced directly to the customers and payments are received directly from the customers in accordance with the agreements. Typically, we seek reimbursement from third-party payors (e.g., insurance providers or government agencies), if applicable, prior to billing the customer directly.

We recognize revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised goods or services to its customers. To determine revenue recognition for contracts with customers, we perform the following steps described in ASC 606, Revenue from Contracts with Customers: (1) identifies the contract with the customer, or Step 1, (2) identifies the performance obligations in the contract, or Step 2, (3) determines the transaction price, or Step 3, (4) allocates the transaction price to the performance obligations in the contract, or Step 4, and (5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5. The Company adopted ASC 606 effective January 1, 2021.

The COVID-19 testing services represent a single performance obligation that is fulfilled at the point in time when the customer receives the testing results. Typically, we pick up the tests from the customers and the results are reported during the same day or within 24 hours. The results are communicated to the customers via email, text message, or website.

The COVID-19 testing services fees are variable consideration, as we accept payments from third-party payors that are less than the contractually stated price, which are estimated using the expected value method under a portfolio approach and constrained to the extent that it is not probable that a significant revenue reversal will occur. The estimated fees are recognized when the testing is completed, and the results have been provided to the customer.

Stock-based Compensation

We account for stock-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees, non-employees and directors, including grants of incentive stock options, nonqualified stock options, RSPAs, unrestricted stock awards or restricted stock units to be recognized as an expense in the statement of operations and comprehensive loss based on their grant date fair values ratably over the requisite service period. We have elected to account for forfeitures as they occur.

To date, we have only utilized options to purchase common stock and restricted stock purchase agreement awards (“RSPAs”), which are in substance stock options, to provide stock-based compensation (collectively the “Equity Awards” or “Awards”). We generally estimate the grant date fair value of the Awards granted using the Black-Scholes-Merton (“Black-Scholes”) option pricing model, with the exception of any Awards which at the grant date are determined to be in-the-money options. For in-the-money Awards we estimate the grant date fair value of the Awards granted using a Monte Carlo simulation (lattice model) option pricing model. The Black-Scholes option pricing and Monte Carlo simulation (lattice model) option pricing models require inputs based on certain subjective assumptions (“Assumptions”). We issue stock options that can be exercised early through RSPAs to which the shares are then subject to a vesting period.            For accounting purposes, these RSPA’s are non-substantive option exercises until the underlying shares vest pursuant to the vesting requirements of the award. Certain RSPAs issued by us are not subject to a vesting period and vest immediately upon exercise. These awards are treated as in-substance Restricted Stock Awards (“RSAs”) with the grant date fair value being the share price on the grant date. These awards are immediately expensed upon exercise.

Our RSPAs and early exercised options with our promissory notes provide us with claw back rights, wherein, if the recipient separates from the Company prior to vesting, we are required to repurchase the unvested shares unless written notice is provided to the recipient within a number of specified days. The shares are repurchased at a price per share equal to the lesser of the fair market value of the shares at the time the repurchase occurs or the original purchase price. Based on the share repurchase rights outlined in the RSPA, we record the unvested portion of the awards as a liability on the balance sheet.

Given the lack of an active public market for stock, the fair value our stock is determined by the board of directors with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a clinical-stage company, we believe that it is appropriate to consider a range of factors to determine the fair market value of stock at each grant date. In determining the fair value of its stock, we use methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants’ (AICPA) Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation. In addition, we considered various objective and subjective factors. The factors included (1) the achievement of clinical and operational milestones; (2) the significant risks associated with the Company’s stage of development; (3) capital market conditions for life science companies, particularly similarly situated, privately held, early-stage life science companies; (4) our available cash, financial condition, and results of operations; (5) the most recent sales of our preferred stock; (6) the preferential rights of the outstanding preferred stock; (7) the probability and timing of a liquidity event; and (8) the spinoff of the Company’s non-HIV assets.

Recently Issued Accounting Pronouncements Adopted

We describe the recently issued accounting pronouncements that apply to us in Note 3, “Summary of Significant Accounting Policies — Recently Adopted Accounting Pronouncements” and “Recently Issued Accounting Pronouncements Not Yet Adopted” within the consolidated financial statements for the years ended December 31, 2022 and 2021, and the unaudited consolidated financial statements for the six months ended June 30, 2023 and 2022, respectively.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Key Factors Impacting Our Results

We may be obligated to make upfront payments upon execution of certain research and development agreements. Advance payments, including nonrefundable amounts, for goods or services that will be used or rendered for future research and development activities are deferred and included in prepaid expenses and other current assets or other non-current assets in the balance sheets. Such amounts are recognized as expense as the related goods are delivered or the related services are performed, or at such time when we do not expect the goods to be delivered or services to be performed.

We recognize R&D expenditures as related goods and services are received and consumed in our research activities. Accordingly, we accrue liabilities and defer advance payments based on differences between cash transactions and estimates of actual work accomplished under contract with third-party R&D vendors.

R&D activities will be critical to achieving our business strategy. As our pipeline programs enter the later stages of clinical development, we will generally incur greater development costs than those programs in the earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical studies. We expect our R&D expenses to be significant over the next several years as we advance the clinical development of AGT103-T and prepare to seek regulatory approval.

It is difficult to determine with certainty the duration and completion costs of any clinical study we may conduct. The duration, costs and timing of clinical studies of our current and future product candidates will depend on a variety of factors that include:

•        The number of studies required for approval;

•        The per patient study costs;

•        The number of patients that participate in the studies;

•        The number of sites included in the studies;

•        The countries in which the study is conducted;

•        The length of time required to enroll eligible patients;

•        The number of doses that patients receive;

•        The drop-out or discontinuation rates of patients;

•        The potential additional safety monitoring or other studies requested by regulatory agencies;

•        The duration of patient follow-up; the timing and receipt of regulatory approvals;

•        The costs of clinical study material; and

•        The efficacy and safety profile of the product candidate.

As a result, we are unable to determine the duration and completion costs of our programs or when and to what extent we will generate revenue from commercialization and sale of any of our product candidates. Our research and development activities may be subject to change from time to time as we evaluate our priorities and available resources.

We anticipate increased costs in G&A (General and Administrative) associated with being a public company, including expenses related to services associated with maintaining compliance with the requirements of the SEC, exchange listing fees, public company reporting, insurance, and investor relations costs. We expect to incur increased costs associated with establishing sales, marketing, and commercialization functions in advance of potential future regulatory approvals and commercialization of our product candidates. Upon U.S. Regulatory Biologics License Application (“BLA”) approval by the FDA of AGT103-T, we expect that we will incur significantly increased expenses associated with building a sales and marketing team and funding commercial activities.

MANAGEMENT OF ADDIMMUNE FOLLOWING THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

The following sets forth certain information, as of            , 2023, concerning the persons who are expected to serve as Addimmune’s executive officers and directors following the Business Combination.

Name	Age	Title
Executive Officers
Jeffrey A. Galvin	65	Chief Executive Officer, Founder and Director
Jefferey Boyle	57	Chief Science Officer
Nick Tressler	50	Chief Financial Officer
Non-Executive Directors

Jeffrey A. Galvin.    Upon consummation of the Business Combination, Mr. Galvin will serve as Addimmune’s Chief Executive Officer. Mr. Galvin is the founder of AGT and has served as its Chief Executive Officer and as a member of its board of directors since 2008. Mr. Galvin has over 30 years of business and entrepreneurial experience including founder or executive positions at a variety of Silicon Valley start-up companies. Mr. Galvin earned a Bachelor of Arts degree in Economics from Harvard University.

Jefferey Boyle.    Upon consummation of the Business Combination, Dr. Boyle will serve as Addimmune’s Chief Science Officer. Dr. Boyle has served as AGT’s Chief Science Officer since June 2022. Prior to that, he served as President of Ellume USA LLC, a developer and manufacturer of digitally enabled diagnostic products for healthcare professionals and consumers since April 2021. Before joining Ellume, Dr. Boyle spent over ten years at QIAGEN, a provider of sample and assay technologies for molecular diagnostics, applied testing, academic and pharmaceutical research, in increasing roles of responsibility including most recently as Global Head of Franchise. Dr. Boyle has over 25 years of experience in immunology research, assay development and commercialization, as well as a long research career and as an inventor. Dr. Boyle previously served as a member of the Board of Directors of the Maryland Tech Council and of BioHealh Innovation, Inc. Dr. Boyle earned his PhD from the University of Waterloo.

Nick Tressler.    Upon consummation of the Business Combination, Mr. Tressler will serve as Addimmune’s Chief Financial Officer. Mr. Tressler has served as AGT’s Chief Financial Officer since August 2023. Prior to joining AGT, Mr. Tressler served as Advisor to the CFO and Controller at Supernus Pharmaceuticals, Inc., a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, Chief Financial Officer of Senseonics, Incorporated, a public medical device company, from 2019 to 2022 and as Vice President, Financial Planning & Analysis at Sucampo Pharmaceuticals, Inc., a publicly traded global biopharmaceutical company, from 2016 until 2018 when it was acquired by Mallinckrodt plc. Mr. Tressler’s life science career began in 2004 at MedImmune, a public biotechnology company acquired by AstraZeneca in 2007 where he took on increasing roles of responsibility until departing in 2016. Mr. Tressler holds a Bachelor of Science degree in Finance from the University of Maryland and a Master of Business Administration (MBA) in Accounting from Johns Hopkins University.

Corporate Governance

We will structure our corporate governance in a manner AGT and Addimmune believe will closely align our interest with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•        we will have independent director representation on our audit, compensation and nominating and corporate governance committees immediately at the time of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and

•        at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers

Each executive officer will serve at the discretion of the board of directors and hold office until his or her successor is duly appointed or until his or her earlier resignation or removal.

Board Composition

Upon the Closing of the Business Combination, Addimmune’s board of directors will consist of up to seven (7) directors and be divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term:

•        Class I directors will be            ,            and            , and their terms will expire at the first annual meeting of stockholders following the date of this proxy statement/prospectus;

•        Class II directors will be            and            , and their terms will expire at the second annual meeting of stockholders following the date of this proxy statement/prospectus; and

•        Class III directors will be            and            ,            and their terms will expire at the third annual meeting of stockholders following the date of this proxy statement/prospectus.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The members of each class will hold office until the annual meeting stated above when their term expires and until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of Addimmune, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Director Independence

NYSE rules generally require that a majority of the board of directors be independent. Prior to the completion of the Business Combination, the parties undertook a review of the independence of the individuals named above and expect that the Addimmune Board will determine that            ,            ,            and            , representing            of Addimmune’s seven proposed directors, will be “independent” as that term is defined under the applicable SEC rules and NYSE listing requirements.

Board Committees

Upon the Closing of the Business Combination, the Addimmune Board will have three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The members of the audit committee will be            ,            and            .            will be the chair of the audit committee. The audit committee will provide assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving the services performed by the independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee will also oversee the audit efforts of our independent registered public accounting firm and take those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. The Addimmune Board is expected to determine that each proposed member of the audit committee qualifies as an independent director under the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and NYSE listing requirements. Following the Business Combination, the Addimmune Board will determine which member, if any, of its audit committee qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and which member or members have accounting or related financial management expertise, as defined under the rules of NYSE.

The Addimmune Board will adopt a new written charter for the audit committee, which will be available on its website after adoption. The information on the website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Compensation Committee

The members of Addimmune’s compensation committee will            ,            and            .            will be the chair of the compensation committee. The compensation committee will determine general compensation policies and the compensation provided to our officers. The compensation committee will also make recommendations to board of directors regarding director compensation. In addition, the compensation committee will review and determine security-based compensation for our directors, officers, employees and consultants and will administer Addimmune’s equity incentive plans. The compensation committee will also oversee corporate compensation programs. The Addimmune Board is expected to determine that each proposed member of the compensation committee is “independent” as defined under NYSE requirements and SEC rules and regulations.

The Addimmune Board will adopt a new written charter for the compensation committee, which will be available on its website after adoption.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee will be            ,            and            .            will be the chair of the nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing corporate governance and reporting and making recommendations to the board of directors concerning corporate governance matters. The Addimmune Board is expected to determine that each proposed member of the nominating and corporate governance committee is “independent” as defined under the applicable listing standards of NYSE and SEC rules and regulations.

The board of directors will adopt a new written charter for the nominating and corporate governance committee, which will be available on Addimmune’s website after adoption.

Role of Our Board of Directors in Risk Oversight

One of the key functions of Addimmune’s Board will be informed oversight of its risk management process. The board of directors will administer this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors will be responsible for monitoring and assessing strategic risk exposure, and the audit committee will have the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of internal controls over financial reporting. The nominating and corporate governance committee will be responsible for periodically evaluating Addimmune’s corporate governance policies and systems in light of the governance risks that the company faces and the adequacy of its policies and procedures designed to address such risks. The compensation committee will assess and monitor whether any of the company’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Following the Closing of the Business Combination, Addimmune’s Board will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all employees, executive officers and directors, including the Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Conduct will be available on Addimmune’s website after adoption. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on Addimmune’s website to the extent required by applicable rules and exchange requirements.

Corporate Governance Guidelines

Upon the Closing of the Business Combination, Addimmune intends to adopt a set of corporate governance guidelines to provide the framework for the governance of the Board and to assist the Board in the exercise of its responsibilities. These guidelines will reflect the Board’s commitment to monitoring the effectiveness of policy and decision-making both at the board and management levels, with a view to enhancing stockholder value over the long term. The corporate governance guidelines will be available on Addimmune’s website.

Compensation of Addimmune’s Executive Officers and Directors

Overview of Anticipated Executive Compensation Program

Following the Closing of the Business Combination, decisions with respect to the compensation of Addimmune’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of executive officers and directors following the Business Combination. The actual compensation will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

We anticipate that compensation for Addimmune’s executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. Addimmune will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Annual Bonuses

We expect that Addimmune will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect Addimmune to use stock-based awards in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of Addimmune’s equity holders. Stock-based awards will be awarded in future years under the 2024 Plan, which has been approved by the 10X III Board and is being submitted to 10X III stockholders for approval at the special meeting. For a description of the 2024 Plan, please see “Equity Incentive Plan Proposal.”

Other Compensation

We expect Addimmune to offer various employee benefit plans to employees and other benefits to its named executive officers, which are the same or similar to those currently offered by AGT. For more information, see “AGT Executive Officer and Director Compensation — Narrative Disclosure to Summary Compensation Table.” Addimmune may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

Upon the consummation of the Business Combination, our board of directors intends to approve a non-employee director compensation program, consistent with industry practice and standards.

AGT EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to AGT prior to the Business Combination and references to Addimmune refer to the combined company after the Closing of the Business Combination.

As an “emerging growth company” as defined in the JOBS Act, AGT is not required to include a Compensation Discussion and Analysis section and has elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Overview

This section discusses the material components of our executive compensation program for the fiscal year ended December 31, 2022 for the executive officers of AGT who were, in 2022, “named executive officers,” defined as AGT’s Chief Executive Officer and its two most highly compensated executive officers other than the CEO, who were serving as of December 31, 2022 in such capacity. During 2022, AGT had only two executive officers, as that term is defined under Rule 3b-7 of the Exchange Act.

This discussion may contain forward-looking statements that are based on current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Addimmune adopts following the completion of the Business Combination may differ materially from the historical, existing and currently planned programs summarized or referred to in this discussion.

AGT’s named executive officers for 2022 were:

•        Jeffrey A. Galvin, AGT’s Chief Executive Officer and a director of AGT; and

•        Jefferey Boyle, AGT’s Chief Science Officer.

2022 Summary Compensation Table

The following table sets forth information concerning the compensation of AGT’s named executive officers for the year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffrey A. Galvin	2022	301,034	—	—	—	49,620	350,654
Chief Executive Officer
Jefferey Boyle	2022	134,545	—	—	247,000	3,000	385,545
Chief Science Officer

____________

(1)      Mr. Boyle joined AGT in June 2022; the amount shown represents the pro-rated portion of his 2022 annual base salary of $300,000.

(2)      The amount reported represents the aggregate grant date fair value of the stock options computed in accordance with ASC Topic 718. Assumptions used in the calculation of this amount are include in Note 10, Stock-based Compensation, in the notes to the financial statement of AGT for the year ended December 31, 2022 included in this proxy statement/prospectus.

(3)      Between 2008 and 2015, Mr. Galvin provided loans to AGT by foregoing receipt of approximately $827,000 of his base salary in those years, as further described in “Certain Relationships and “Related Party Transactions — Certain Relationships and Related Party Transactions — AGT.” The amounts for Mr. Galvin herein represent the interest payments made by AGT to Mr. Galvin on the outstanding loans. Amounts for Dr. Boyle represent AGT matching 401(k) contribution.

Narrative Disclosure to Summary Compensation Table

Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Bonuses

AGT does not maintain any bonus plans, and AGT did not pay any bonuses to the named executive officers in 2022.

Equity Awards

AGT previously maintained the 2008 Stock Plan (the “2008 Plan”), which provided for the discretionary grant of incentive stock options, non-statutory stock options, and restricted stock awards to eligible employees, officers, directors, consultants or advisors of AGT, including the named executive officers. In April 2019, AGT adopted the 2019 Equity Incentive Plan (the “2019 Plan”). Upon approval of the 2019 Plan, any shares that were reserved but not issued pursuant to any awards granted under the 2008 Plan were rolled into the 2019 Plan. In addition, any shares subject to stock options or similar awards granted under the 2008 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2008 Plan that are forfeited or repurchased by AGT roll into the 2019 Plan. The 2019 Plan provides for the discretionary grant of incentive stock options, non-statutory stock options, restricted stock, restricted stock units and other stock awards.

In 2022, AGT granted stock options under the 2019 Plan to Dr. Boyle in connection with his joining AGT. For information on the grant date, vesting and expiration terms of Dr. Boyle’s stock option award, as well as other outstanding stock options under the 2008 Plan and 2019 Plan, see the Outstanding Equity Awards at Fiscal Year-End Table.

Pension Benefits

AGT’s named executive officers did not participate in, or otherwise receive any benefits under, a non-qualified deferred compensation plan sponsored by AGT in 2022.

Nonqualified Deferred Compensation

AGT’s named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by AGT in 2022. From 2008 through 2015, Mr. Galvin provided loans to AGT by foregoing receipt of approximately $827,000 of his base salary in those years, which amounts accrue interest at a rate of 6% per annum. See “Certain Relationships and Related Party Transactions — Certain Relationships and Related Party Transactions — AGT” for more information.

Retirement Plan

AGT maintains a qualified contributory retirement plan, established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan covers all employees, including AGT’s named executive officers, who may contribute up to the maximum statutory limits imposed by the Internal Revenue Code. Matching contributions by AGT are 100% of each participant’s contribution up to the first 3% of eligible compensation and 50% of each participant’s contributions that exceeds 3% of eligible compensation, not to exceed 5% of eligible compensation.

Other Benefits

AGT provides to all of its employees, including its named executive officers, certain broad-based benefits that are intended to attract and retain employees while providing them with health and welfare security. Other than the retirement plan discussed above, broad-based employee benefits include medical, dental and other benefits.

Offer Letters and Agreements

AGT entered into an offer letter with Dr. Boyle on May 28 2022, which provides for at-will employment and sets forth Dr. Boyle’s initial base salary, certain employee benefits, and eligibility (subject to Board approval) to receive a grant of stock options. The offer letter does not provide for any severance in the event of a termination of employment. The details of Mr. Boyle’s compensation for the year ended December 31, 2022 are included in “Summary Compensation Table” above.

On November 28, 2008, Mr. Galvin entered into AGT’s standard form of At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement that includes perpetual confidentiality and twelve-month post-termination employee non-solicitation provisions, as well as an assignment to AGT of inventions developed while employed by AGT. This agreement does not include any compensation, benefits or severance provisions.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of AGT common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022.

		Option Awards						Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Jeffrey A. Galvin	12/31/2018	100,000	(1)	—		$0.48	12/30/2023	—		—
	06/09/2020	—		—		$1.80	06/08/2030	500,000	(2)	1,960,000
Jefferey Boyle	06/02/2022	—		100,000	(3)	$3.74	06/01/2032	—		—

____________

(1)      The stock options vested in equal monthly increments over a period of 48 months beginning from the vesting commencement date of November 1, 2018.

(2)      On June 9, 2020, Mr. Galvin early exercised stock options to purchase 1,000,000 shares of AGT common stock granted to him on the same date. The shares received upon such early exercise remain restricted in accordance with the terms of the original stock option agreement and vest in accordance with the original schedule applicable to the stock options, which is vesting in equal monthly increments over a period of 60 months beginning from the vesting commencement date of June 2, 2020. The number of shares reported in the table reflect the number of shares that were unvested as of December 31, 2022. AGT has a right to repurchase any unvested shares subject to the award if Mr. Galvin ceases to provide services to AGT prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule.

(3)      The stock options vest 25% on the first anniversary of the vesting commencement date of June 27, 2022, with the remainder vesting in equal monthly increments thereafter for a period of 36 months.

Potential Payments Upon Termination or Change in Control

Generally, AGT’s named executive officers would not be entitled to any payments and benefits that would be payable upon a termination of employment or a change in control.

Director Compensation

AGT did not pay compensation to any of its directors in 2022, other than Mr. Galvin, who was paid for his role as Chief Executive Officer. For information on Mr. Galvin’s compensation, see the Summary Compensation Table. AGT has historically reimbursed all of its directors for any reasonable expenses incurred by them in connection with services provided in such capacity.

Executive Officer and Director Compensation Arrangements to Be Adopted in Connection with the Business Combination

In connection with the Business Combination, the equity-based awards for AGT’s named executive officers will be treated in accordance with the terms of the Merger Agreement and converted into equity-based awards that settle in shares of Addimmune common stock. For a description of such treatment, see “Business Combination Proposal — Consideration to AGT Holders in the Business Combination.” Following the Business Combination, no further awards will be issued under the 2019 Plan and, assuming it is approved by 10X III stockholders, future awards will be issued under the 2024 Plan. See “Equity Incentive Plan Proposal” and “Management of Addimmune Following the Business Combination — Compensation of Addimmune’s Executive Officers and Directors” for additional information.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of 10X III ordinary shares as of October 15, 2023 and (ii) the expected beneficial ownership of Addimmune Common Stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•        each person known by 10X III to be the beneficial owner of more than 5% of 10X III’s outstanding ordinary shares on October 15, 2023;

•        each person known by 10X III who may become the beneficial owner of more than 5% of Addimmune’s Common Stock immediately following the Business Combination;

•        each of 10X III’s current executive officers and directors;

•        each person who will become an executive officer or a director of Addimmune upon consummation of the Business Combination;

•        all of 10X III’s current executive officers and directors as a group; and

•        all of Addimmune’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of October 15, 2023. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of October 15, 2023 or subject to restricted stock units that vest within 60 days of October 15, 2023 are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to AGT Stock or underlying warrants and options of AGT listed in the table below are represented in shares of Addimmune Common Stock, after giving effect to the Business Combination, including application of the Exchange Ratio (as defined in the Merger Agreement). Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to 10X III, 10X III believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of 10X III ordinary shares prior to the Business Combination is based on              ordinary shares issued and outstanding as of October 15, 2023, which includes (i) 1,153,000 Class A ordinary shares underlying the private placement units and (ii) one Class B ordinary share outstanding, after giving effect to the conversion of 9,999,999 Class B ordinary shares to Class A ordinary shares on October 17, 2023, as of such date, and excludes the Earnout Shares as the Earnout Share conditions have not yet been met.

The expected beneficial ownership of shares of Addimmune Common Stock immediately following consummation of the Business Combination assumes two scenarios:

•        a “no redemption” scenario where no 10X III Class A ordinary shares are redeemed in connection with the Business Combination; and

•        a “maximum redemption” scenario where 100% of the public shares are redeemed in connection with the Business Combination, assuming 10X III will only proceed with the Business Combination if the requisite amount of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination.

Based on the foregoing assumptions, we estimate that there would be            shares of Addimmune Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and            shares of Addimmune Common Stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

The following table does not reflect record of beneficial ownership of any shares of Addimmune Common Stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of October 15, 2023.

Unless otherwise indicated, 10X III believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination					Post-Business Combination (Assuming no redemptions)		Post-Business Combination (Assuming maximum redemptions)
Name and Address of Beneficial Owner(1)	Number of Class A Shares Beneficially Owned	Number of Class B Shares Beneficially Owned(2)	% of Class A Ordinary Shares(3)	% of Class B Ordinary Shares(3)	% of Total Outstanding Ordinary Shares(3)	Number of Shares of Addimmune Common Stock	%	Number of Shares of Addimmune Common Stock	%
Five Percent Holders:
10X Capital SPAC Sponsor III LLC(3)	10,880,999	1	82.5%	100.0%	82.5%
Saba Capital Management, L.P.(6)	1,962,977	—	14.9%	—	14.9%
Directors and Executive Officers Pre-Business Combination
Hans Thomas(3)	10,880,999	1	82.5%	100.0%	82.5%
David Weisburd(3)	10,880,999	1	82.5%	100.0%	82.5%
Guhan Kandasamy	—	—	—	—	—
Oliver Wriedt	—	—	—	—	—
Christopher Jurasek	—	—	—	—	—
Woodrow H. Levin	—	—	—	—	—
Kash Sheikh	—	—	—	—	—
Directors and Executive Officers Post-Business Combination
Jeffrey A. Galvin
Jefferey Boyle
Nick Tressler

Other 5% Beneficial Owners
Bio Venture Entities
Aaron Galvin

____________

(1)      Unless otherwise noted, the business address of each of the entities, directors and executives in this table is 1 World Trade Center, 85th Floor, New York, New York 10007.

(2)      Interests shown consist of founder shares, classified as Class B ordinary shares. Such founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Business Combination or option the option of the holder, on a one for one basis, subject to adjustment.

(3)      Represents the interest directly held by the Sponsor. The Sponsor is controlled by its manager, 10X Capital Advisors, LLC (the “Manager”). The Manager has the sole voting and dispositive power of the securities held by the Sponsor. Hans Thomas and David Weisburd are the managing members of the Manager and accordingly may be deemed to have beneficial ownership of the securities reported herein. Each of Mr. Thomas and Mr. Weisburd disclaims any ownership of the securities reported herein other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)      Based on a Schedule 13G/A filed with the SEC on February 14, 2023 by Saba Capital Management, L.P., a Delaware limited partnership (“Saba Capital”), Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”), and Mr. Boaz R. Weinstein (together with Saba Capital and Saba GP, the “Reporting Persons”). The Reporting Persons reported shared voting and dispositive power with respect to 1,962,977 Class A ordinary shares. The business address for each of the Reporting Persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — 10X III

Founder Shares

On February 18, 2021, the Sponsor paid an aggregate of $25,000 for certain expenses on our behalf in exchange for issuance of 11,672,500 Class B ordinary shares, of which one remains outstanding. On December 1, 2021, the Sponsor surrendered 2,089,167 Class B ordinary shares for no consideration. A share capitalization of 421,667 Class B ordinary shares on January 11, 2022 resulted in an aggregate of 10,005,000 Class B ordinary shares outstanding. On February 25, 2022, 5,000 Class B ordinary shares were forfeited when the over-allotment option expired.

In connection with the Initial Extension Meeting, 10X III, the Sponsor and certain shareholders of 10X III entered into non-redemption agreements whereby those certain shareholders agreed for the benefit of 10X III to (i) vote certain ordinary shares held by them in favor of a proposal to amend 10X III’s amended and restated memorandum and articles of association to extend the date by which 10X III must (1) consummate an initial business combination, (2) cease all operations except for the purpose of winding up if it fails to complete such initial business combination, and (3) redeem all of the public shares, from January 14, 2023 to July 14, 2023 and to allow the 10X III Board, without another shareholder vote, to elect to further extend the date to consummate an initial business combination after July 14, 2023 up to three times, by an additional month each time, upon two days’ advance notice prior to the applicable deadline, up to October 14, 2023 (the “Optional Extension”) and (ii) not redeem such shares in connection with such proposal. On July 10, 2023, the 10X III Board approved the Optional Extension to October 14, 2023. In connection with the Second Extension Meeting, 10X III, the Sponsor and certain shareholders of 10X III entered into non-redemption agreements whereby those certain shareholders agreed for the benefit of 10X III to, among other things, (i) vote certain ordinary shares held by them in favor of a proposal to amend 10X III’s Second Amended and Restated Memorandum and Articles of Association to extend the date by which 10X III has to consummate an initial business combination from October 14, 2023 to January 14, 2024 and to allow the 10X III Board, without shareholder approval, to elect to further extend the date to consummate an initial business combination after January 14, 2024 for up to six additional months, by one or more months each time, upon two days’ advance notice prior to the applicable deadline, up to July 14, 2024, unless the closing of an initial business combination should have occurred prior thereto. In connection with these commitments from those certain shareholders, the Sponsor agreed to transfer a number of ordinary shares prior to the consummation of the Business Combination.

Additionally, on October 17, 2023, pursuant to the terms of the Charter, the Sponsor elected to convert 9,999,999 Class B ordinary shares held by it on a one-for-one basis into Class A ordinary shares (such shares, the “Converted Shares”). The Sponsor will not have any redemption rights in connection with the Converted Shares, and the Converted Shares will be subject to the restrictions on transfer included in the letter agreement entered into by the Sponsor in connection with the initial public offering.

The founder shares will automatically convert into shares of common stock, par value $0.0001 per share, of 10X III (after its domestication as a Delaware corporation) upon consummation of the Domestication, on a one-for-one basis, subject to adjustment. Our Sponsor and the other Initial Shareholders have agreed not to transfer, assign or sell any of their Class B ordinary shares until after the consummation of the Business Combination. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Class B ordinary shares currently represent less than one percent of 10X III’s issued and outstanding ordinary shares.

Related Party Loans

The Sponsor agreed to loan 10X III up to $300,000 pursuant to a promissory note, dated February 18, 2021 (as amended, the “Pre-IPO Promissory Note”), to be used for a portion of the expenses of 10X III’s initial public offering. The Pre-IPO Promissory Note was non-interest bearing, unsecured and due upon the closing of 10X III’s initial public offering. 10X III fully repaid the Pre-IPO Promissory Note balance on January 14, 2022.

In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of 10X III’s officers and directors may, but are not obligated to, loan 10X III funds as may be required (“Working Capital Loans”). If 10X III complete the initial business combination, it would repay the Working Capital Loans. In the event that a business combination does not close, 10X III may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1.5 million of such Working Capital Loans may be convertible into private placement-equivalent units of the post business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the private placement units. On November 14, 2022, 10X III issued an unsecured promissory note (as amended and restated on November 14, 2022, the “2022 Note”) to the Sponsor for an aggregate principal amount of up to $250,000 for working capital purposes. The 2022 Note bears no interest and is repayable in full upon the earlier of the consummation of 10X III’s initial business combination and the day prior to the date 10X III elects to liquidate and dissolve in accordance with the provisions of Existing Governing Documents (such earlier date, the “Maturity Date”). The 2022 Note may also be converted into additional private placement-equivalent units (the “Working Capital Units”), at a price of $10.00 per unit, at the option of the holder of the 2022 Note at any time on or prior to the Maturity Date. The Working Capital Units are identical to the private placement units, with each Working Capital Unit consisting of one Class A ordinary share and one-half of one redeemable warrant (the “Working Capital Warrants”). On May 17, 2023, the Sponsor agreed amend and restate the 2022 Note to increase the aggregate principal amount of the 2022 Note of up to $2,500,000. As of June 30, 2023 and December 31, 2022, 10X III had $0 and $250,000 of such Working Capital Loans outstanding, respectively.

Administrative Support Agreement

10X III entered into an agreement that provides that from January 11, 2022 through the earlier of consummation of an initial business combination and the liquidation, 10X III will pay the Sponsor $37,500 per month, for up to 12 months, for office space and secretarial and administrative services provided to 10X III. 10X III will cease paying these monthly fees upon the consummation of a business combination.

In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on 10X III’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. 10X III’s audit committee reviews on a quarterly basis all payments that are made by 10X III to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account.

Private Placement Units

Simultaneously with the closing of 10X III’s initial public offering, the Sponsor and Cantor purchased an aggregate of 1,153,000 private placement units at a price of $10.00 per private placement unit in a private placement, generating gross proceeds of $11.53 million. 881,000 of the private placement units were sold to the Sponsor and 272,000 private placement units were sold to Cantor. No underwriting discounts or commissions were paid with respect to sale of the private placement units. The issuance of the private placement units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act, as amended. The proceeds from the private placement units were added to the proceeds from the initial public offering held in the Trust Account.

The private placement units are identical to the units sold in 10X III’s initial public offering, except that the private placement units (including the underlying securities) are subject to certain transfer restrictions and the holders thereof are entitled to certain registration rights, and, if held by the original holder or their permitted assigns, the underlying warrants (i) may be exercised on a cashless basis, (ii) are not subject to redemption and (iii) with respect to such warrants held by Cantor will not be exercisable more than five years from the commencement of sales in the initial public offering. If the private placement units are held by holders other than the initial purchasers or their permitted transferees, then the warrants included in the private placement units will be redeemable by 10X III and exercisable by the holders on the same basis as the warrants included in the units sold in the initial public offering.

10X III Amended and Restated Registration Rights Agreement

On January 11, 2022, 10X III entered into a registration rights agreement pursuant to which the Sponsor, Cantor and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement units, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. At the Closing, Addimmune, the Sponsor and certain stockholders of AGT will enter into the Amended and Restated Registration Rights Agreement, which will supersede the registration rights agreement, and pursuant to which, among other things, the Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of Addimmune Common Stock. For additional information, see “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Certain Relationships and Related Person Transactions — AGT

2023 Convertible Promissory Notes

On October 31, 2023, AGT entered into the 2023 Convertible Note Purchase Agreement with the 2023 Convertible Note Investors, pursuant to which the 2023 Convertible Note Investors acquired the 2023 Convertible Promissory Notes. AGT may issue 2023 Convertible Promissory Notes in a number of separate closings for up to an aggregate of $50 million, with the first closing having taken place on October 31, 2023, in the amount of approximately $5.9 million. In connection with the first closing of 2023 Convertible Promissory Notes, Jim Robinson, a current director of AGT, purchased approximately $3 million of 2023 Convertible Promissory Notes.

AGT Loans to Directors in Connection with Option Exercises

In June 2020, AGT entered into promissory notes with Jeffrey A. Galvin, Aaron Galvin and Qi Tang, and in August 2020 entered into a promissory note with Jason Thompson, each currently a member of AGT’s board of directors. The promissory notes are secured by shares of AGT common stock and were entered into to facilitate the exercise of stock options to purchase AGT common stock by the directors. Pursuant to the notes, AGT loaned $1.8 million to Mr. Jeffrey Galvin, $45,000 to Mr. Aaron Galvin and Ms. Tang and $47,000 to Mr. Thompson. The notes have a maturity date of seven years from the date of execution and bear interest at a rate of 0.43% per annum, compounded annually, except for Mr. Thompson who has a note that bears an interest at a rate of 0.41% per annum, compounded annually. The notes provide that the director is required to repay the outstanding principal amount of the loan, together with all accrued and unpaid interest, on the earlier of (i) the maturity date, (ii) the date the individual is no longer in an employment relationship with AGT, (iii) any other change in the borrower or AGT’s status that would cause the loan to be a prohibited extension or maintenance of credit under Section 402 of the Sarbanes Oxley Act of 2002, and (vi) the date an event of default occurs. No principal or interest has been paid on the notes as of the date of this proxy statement/prospectus and the aggregate principal balances on the notes are as follows: Mr. Jeff Galvin — $1.8 million, Mr. Aaron Galvin — $45,000, Ms. Tang — $45,000 and Mr. Thompson — $47,000. Mr. Aaron Galvin, Ms. Tang and Mr. Thompson are expected to continue as directors of SpinCo, but will not be directors of Addimmune after the Spin-Off Transaction. The principal amount of Mr. Jeff Galvin’s note, together with all accrued but unpaid interest, will be settled on or before the Closing.

Director Loans to AGT

On March 27, 2019, AGT borrowed $194,958 from Jeffrey A. Galvin and Qi Tang under a promissory note (“March 2019 Promissory Note”) due September 23, 2020. In 2022, AGT repaid $60,000 of the principal amount outstanding. Notwithstanding the 2020 maturity date, the remaining balance of $134,958 remains outstanding and due at the request of Mr. Galvin and Ms. Tang. Outstanding borrowings under the March 2019 Promissory Note bear interest at a rate of 12% per annum. Also on March 27, 2019, AGT borrowed $200,000 from Yueying Tang, an immediate family member of Mr. Galvin and Ms. Tang, under a promissory note with a maturity date of September 23, 2020, which bears interest at a rate of 12% per annum. Notwithstanding its maturity, the promissory note remains outstanding and due at the request of the note holder, and no interest has been paid on the note to date. On June 7, 2021, AGT borrowed $300,000 from Jeffrey A. Galvin and Qi Tang under a promissory note (“June 2021 Promissory Note”) due December 7, 2022. Notwithstanding the 2022 maturity date, the June 2021 Promissory Note remains outstanding and due at the request of Mr. Galvin and Ms. Tang. Outstanding borrowings under the June 2021 Promissory Note bear interest at a rate of 12% per annum. On July 12, 2021, AGT borrowed $813,725 from Jeffrey A. Galvin under a promissory note (“July 2021 Promissory Note”) due January 1, 2023, which bore interest at a rate of 12% per annum. AGT repaid the July 2021 Promissory Note in full in January 2023. On August 25, 2023, AGT borrowed $980,000 from Jeffrey A. Galvin and Qi Tang under a promissory note (“August 2023 Promissory Note”) due February 25, 2025, or payable early upon notice from Jeffrey A. Galvin and Qi Tang. Outstanding borrowings under the August 2023 Promissory Note bear interest at a rate of 12% per annum. In addition, Jeffrey A. Galvin and Qi Tang made three short-term loans to AGT totaling $32,000 in August 2023, which are payable upon demand and bear interest at a rate of 12% per annum. Interest payments made to Mr. Galvin and Ms. Tang during the years ended December 31, 2020, 2021 and 2022 on the March 2019 Promissory Note, the June 2021 Promissory Note, and the July 2021 Promissory Note, were $0, $119,373 and $81,053, respectively. The aggregate principal amount outstanding under the notes (including accrued but unpaid interest) as of June 30, 2023 is approximately $1.8 million.

Additionally, Jeffrey A. Galvin deferred receipt of an aggregate of $827,000 in salary payments between 2008 and 2015 in order to provide AGT with additional funds for operations. No written agreements were entered into in connection with this arrangement. AGT pays interest to Mr. Galvin on the unpaid amounts at a rate of 6% per annum.

On July 3, 2023, August 7, 2023 and August 23, 2023, AGT borrowed $300,000, $100,000 and $90,000, respectively, from Aaron Galvin, the father of Jeffrey A. Galvin, under promissory notes that are payable on demand and bear interest at a rate of 12% per annum.

Certain Relationships and Related Person Transactions — Addimmune

SpinCo

Separation Agreement

In connection with the Merger Agreement, AGT and SpinCo will enter into the Separation Agreement, which, among other things, sets forth the principal actions to be taken in connection with the Internal Reorganization and the Distribution. The Separation Agreement identifies assets to be transferred or assigned to, and liabilities to be assumed by SpinCo and AGT as part of the Internal Reorganization described therein and requires AGT to make the Distribution to holders of AGT’s capital stock as of the SpinCo Record Date. The Separation Agreement also sets forth other agreements that govern certain aspects of AGT’s relationship with SpinCo following the Business Combination. Pursuant to the terms and subject to the conditions of the Separation Agreement, AGT will distribute, on a one-for-one basis, all of the outstanding shares of SpinCo capital stock to the holders of AGT’s capital stock as of the SpinCo Record Date.

Conditions to the Distribution.

The consummation of the Distribution shall be subject to the satisfaction or waiver by the Company in its sole and absolute discretion, of the following conditions: (a) the substantial completion of the Separation (as defined in the Separation Agreement) in accordance with the Reorganization Plan (as defined in the Separation Agreement); (b) the execution and delivery of the Ancillary Agreements (as defined in the Separation Agreement); (c) AGT’s board of directors having have authorized and approved the Distribution and not withdrawn such authorization and approval; and (d) no other events or developments shall have occurred that, in the sole discretion of the AGT’s board of directors, would result in the Distribution having a material adverse effect on AGT or its stockholders, or not being in the best interest of AGT or its stockholders.

Representations and Warranties

Except as otherwise set forth in the Separation Agreement, the Merger Agreement or any Ancillary Agreement, neither AGT nor SpinCo makes any representation or warranty as to the assets, business or liabilities transferred or assumed pursuant to the Separation Agreement, or as to the legal sufficiency of any contribution, assignment, document, certificate or instrument under any transaction agreement delivered to convey title to any asset or thing of value to be transferred in connection with the internal reorganization to be effected thereunder. AGT and SpinCo agree that all transfers of assets pursuant to the Separation Agreement will be on an “as is, where is” basis.

Indemnification and Release of Certain Claims

Pursuant to the Separation Agreement, each of AGT and SpinCo will release the other and its related persons from any liabilities arising before the Distribution Time (as defined in the Separation Agreement), including in connection with the Internal Reorganization (as defined in the Separation Agreement), the Separation, the Distribution, and any of the other transactions contemplated hereunder and under the Ancillary Agreements, other than the following matters for which the applicable parties will not be released.

(a)     any liability assumed, transferred or allocated to a party or a member of such party’s group pursuant to or as contemplated by, or any other liability of any member of such group under, the Separation Agreement or any Ancillary Agreement, including (i) with respect to AGT, any AGT retained liability, and (ii) with respect to SpinCo, any SpinCo Liability (as defined in the Separation Agreement);

(b)    any liability provided for in or resulting from any other contract or arrangement that is entered into after the Distribution Time between any party (and/or a member of such party’s or parties’ group), on the one hand, and any other party or parties (and/or a member of such party’s or parties’ group), on the other hand;

(c)     any liability that the parties may have with respect to indemnification pursuant to the Separation Agreement or otherwise for actions brought against the parties by third persons; and

(d)    any liability the release of which would result in a release of any person other than the persons released in the Separation Agreement.

After the Separation, each of AGT and SpinCo will indemnify the other and its related persons against losses arising out of their respective liabilities or assets arising at or after the Distribution Time, or breach of their respective obligations, under the Separation Agreement or any Ancillary Agreement.

No Restriction on Competition

Nothing set forth in the Separation Agreement creates any explicit or implied restriction or other limitation on (i) the ability of any party thereto to engage in any business or other activity which competes with the business of any other party thereto or (ii) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.

Termination

The Separation Agreement may be terminated at any time by the mutual written agreement of AGT and SpinCo.

Other matters governed by the Separation Agreement

Other matters governed by the Separation Agreement include, without limitation, insurance arrangements, confidentiality, privilege matters, mutual assistance and information sharing after completion of the Distribution, dispute resolution procedures, and transfer of and post-separation access to certain books and records.

This summary is qualified by reference to the complete text of the Separation Agreement, which is incorporated by reference into this proxy statement/prospectus.

Transition Services Agreement

In connection with the Internal Reorganization, AGT and SpinCo and its affiliates will provide to each other certain non-managerial services as set forth in the Transition Services Agreement. The fees for each of the transition services are set forth in the Transition Services Agreement, and the party receiving such transition services will reimburse the providing party for all reasonable out-of-pocket costs and expenses incurred by the receiving party in connection with providing the transition services. The Transition Services Agreement will expire on the two-year anniversary of the date of the Transition Services Agreement has been entered into, unless earlier terminated by mutual written agreement of the parties, or by either party in the event of an uncured breach of the other party’s material obligations under the Transition Services Agreement.

License Agreement

In connection with the Internal Reorganization, AGT and SpinCo will enter into the License Agreement. Under the License Agreement, SpinCo will grant to AGT a non-exclusive, transferable, irrevocable, royalty-free right and license (with the right to sublicense) under certain patents controlled by SpinCo to develop, manufacture, commercialize, use, practice and otherwise exploit products for the diagnosis, treatment, management or prevention of HIV worldwide.

Tax Matters Agreement

Prior to the Distribution, SpinCo and AGT will enter into the Tax Matters Agreement that will govern each party’s respective rights, responsibilities and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and certain other matters regarding taxes.

Under the current form of the Tax Matters Agreement, in general, AGT will be liable for all U.S. federal, state, local and foreign taxes (and any related interest, penalties or audit adjustments) that are (i) imposed with respect to tax returns that include both SpinCo and AGT, except to the extent such taxes are attributable to the SpinCo Business for tax periods (or portions thereof) beginning after the Distribution, (ii) imposed with respect to tax returns that include AGT but not SpinCo, or (iii) imposed with respect to tax returns that include SpinCo but not AGT for tax periods (or portions thereof) ending on or before the Distribution.

Notwithstanding the foregoing, AGT may be liable for certain taxes resulting from the restructuring transactions undertaken to effectuate the Distribution.

The Distribution, together with certain related transactions, is intended to qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Code. Pursuant to the Tax Matters Agreement, taxes incurred by AGT or SpinCo relating to or arising out of the failure of the intended tax treatment will generally be shared equally by AGT, on the one hand, and SpinCo, on the other hand. If, however, such failure is attributable to certain acts or omissions by AGT, inaccuracies, misrepresentations or misstatements relating to AGT or certain events involving the stock of AGT or assets of AGT, AGT will generally bear all such taxes. Under certain circumstances, including if the failure is attributable to SpinCo or an event involving SpinCo’s stock or assets, SpinCo will bear all such taxes.

Employee Matters Agreement

Concurrently with the execution of the Separation Agreement, AGT and SpinCo will enter into the Employee Matters Agreement, which establishes the obligations of AGT and SpinCo with respect to the liabilities associated with current and former employees of AGT and the covenants of the parties with respect to the employment and compensation of such individuals in the context of the Spin-Off Transaction, including employee claims, the treatment of retirement, health and welfare plans and equity and other incentive plans and awards. The key provisions of the Employee Matters Agreement will include the following:

General Allocation of Liabilities

The Employee Matters Agreement generally provides that, except as otherwise expressly provided in the Employee Matters Agreement, (1) AGT will retain responsibility for the employee benefits plans and programs maintained by the AGT Group, including employment-related liabilities associated with AGT employees and (2) SpinCo will assume responsibility for the benefit plans and programs that are sponsored or maintained by the SpinCo Group and employment-related liabilities associated with SpinCo Employees.

On and after the closing date of the Spin-Off Transaction, AGT will continue to maintain and administer the employee benefit plans and programs maintained by the AGT Group prior to the closing of the Spin-Off Transaction. On, or on the earliest date permitted by applicable law, after the closing date of the Spin-Off Transaction (the “plan transition date”), all members of the SpinCo Group will cease to participate in the employee benefit plans that are sponsored or maintained by the AGT Group. Prior to the plan transition date, the SpinCo Group will establish employee benefit plans for the benefit of individuals who are SpinCo employees immediately after the closing of the Spin-Off Transaction (“SpinCo employees”), which generally correspond to the AGT employee benefit plans in which such SpinCo employees participated immediately before the plan transition date.

Service Recognition

Under the Employee Matters Agreement, SpinCo will give SpinCo employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any SpinCo plan for such SpinCo employee’s service with any member of the AGT Group or SpinCo Group prior to the closing of the Spin-Off Transaction to the same extent such service was recognized by the corresponding AGT Group plans immediately prior to the closing of the Spin-Off Transaction; provided, however, that such service will not be recognized to the extent that such recognition would result in the duplication of benefits.

Post-Spin-Off Transaction Compensation and Benefits

Under the Employee Matters Agreement, SpinCo or a member of the SpinCo Group will provide each SpinCo employee who continues in employment with (1) base salary or hourly wage rate that is at least equal to the base salary or hourly wage rate provided to such SpinCo employee immediately prior to the closing of the Spin-Off Transaction, (2) cash incentive or sales commission opportunity no less favorable than the base salary or hourly wage rate provided to such SpinCo employee immediately prior to the closing of the Spin-Off Transaction, and (3) health, welfare, and retirement benefits that are substantially similar in the aggregate to those provided to such SpinCo employee immediately prior to the closing of the Spin-Off Transaction, in each case, for a period of 12 months after the closing of the Spin-Off Transaction.

Treatment of Retirement Savings Plan

Effective as of the plan transition date, the SpinCo Group will establish a defined contribution savings plan that satisfies the requirements of applicable law (the “SpinCo Savings Plan”) and that will accept a transfer of the full account balances (including outstanding loans) of then-current SpinCo employees under AGT’s defined contribution savings plan (the “AGT Savings Plan”). AGT will transfer all such account balances and assets and liabilities related thereto to the SpinCo Savings Plan no later than 60 days after the plan transition date, and will retain all accounts of, and all assets and liabilities relating to, SpinCo participants in the AGT Savings Plan who separated from service with SpinCo before the plan transition date.

Health and Welfare Benefits

The Employee Matters Agreement provides that, effective as of the plan transition date, the SpinCo Group will adopt certain health and welfare plans for the benefit of eligible SpinCo employees and their dependents and beneficiaries, including flexible benefits plans, with features that are substantially similar to those contained in AGT’s health and welfare plans in which SpinCo employees participated.

The Employee Matters Agreement requires the SpinCo Group to recognize and maintain all coverage and contribution elections made by SpinCo employees under the corresponding AGT’s health and welfare plans for the remainder of the applicable period or periods for which such elections apply. All waiting periods and pre-existing condition exclusions and actively-at-work requirements will be waived with respect to the SpinCo employees who were not subject to such waiting periods, exclusions or requirements under the applicable AGT health plan in which such employees participated immediately prior to the plan transition date. In addition, the SpinCo Group will use commercially reasonable efforts to cause the SpinCo health plans to give credit for all amounts applied to deductibles, out-of-pocket maximums and co-payments with respect to expenses incurred by SpinCo employees under AGT’s health plans for the remainder of the calendar year that includes the plan transition date.

Effective as of the plan transition date, SpinCo will pay and discharge all liabilities related to claims of current and former SpinCo employees that are not fully covered by insurance (including claims incurred on or prior to the effective date of the SpinCo benefit plans, whether incurred before, on, or after such date).

Equity-Based Awards

Under the terms of the Employee Matters Agreement, AGT stock option awards that were granted to SpinCo employees and are outstanding as of the closing date of the Spin-Off Transaction will remain AGT stock option awards and, to the extent not fully vested, such awards will fully vest and become exercisable for AGT Common Stock as of immediately before the closing of the Spin-Off Transaction. All AGT stock options will be exercisable for AGT Common Stock in accordance with the terms of the applicable AGT equity plan and the applicable award agreement for the holder of AGT stock options. The period during which such AGT stock options are exercisable under the terms of the applicable AGT equity plan will not be extended.

This summary is qualified by reference to the complete text of the Employee Matters Agreement, which is incorporated by reference into this proxy statement/prospectus.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, it is anticipated that Addimmune’s board of directors will adopt a policy with respect to the review, approval and ratification of related party transactions. Under the policy, Addimmune’s audit committee will be responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, the audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, Addimmune’s policy will require its audit committee to consider, among other factors it deems appropriate:

•        the related person’s relationship to Addimmune and interest in the transaction;

•        the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•        the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•        the benefits to Addimmune of the proposed transaction;

•        if applicable, the availability of other sources of comparable products or services; and

•        an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The audit committee will only approve those transactions that are in, or are not inconsistent with, our best interests and those of Addimmune’s stockholders, as the audit committee determines in good faith.

In addition, under Addimmune’s code of business conduct and ethics, which will be adopted effective upon the consummation of the Business Combination, employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

10X III is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Existing Governing Documents govern the rights of its shareholders. The Cayman Islands Companies Act generally differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Governing Documents. As a result, when you become a stockholder of Addimmune, your rights will differ in some regards as compared to when you were a shareholder of 10X III.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of 10X III and Addimmune according to applicable law and/or the organizational documents of 10X III and Addimmune. You also should review the Proposed Charter and the Proposed Bylaws of Addimmune attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to 10X III and Addimmune.

	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware.	Cayman Islands Companies Act (as revised)
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers under the Cayman Islands Companies Act require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder in connection with a tender offer/contractual acquisition of equity (i.e. not a statutory merger under the Cayman Islands Companies Act) has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number representing 75% in value of shareholders in attendance and voting at a general meeting.

	Delaware	Cayman Islands
Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Cayman Islands Companies Act and the Existing Governing Documents, routine corporate matters, requiring shareholder approval, may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Requirement for Quorum

Except as otherwise provided by applicable law, the Proposed Charter, or the Proposed Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Addimmune representing a majority of the voting power of all outstanding shares of capital stock of the Addimmune entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Quorum is set in the company’s memorandum and articles of association.
Stockholder/Shareholder Consent to Action Without Meeting

The Proposed Charter provides that, subject to the rights, if any, of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the stockholders of Addimmune must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the in lieu of a meeting.

Shareholder action by unanimous written resolutions is permitted by the articles of association.
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair value of their shares, which if necessary, may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

	Delaware	Cayman Islands
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise powers for the purposes conferred, exercise independent judgment, not make secret profits, avoid conflicts of interest and act in good faith in the best interests of the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and. With respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

A Cayman Islands exempted company generally may indemnify its directors or officers except with regard to fraud, willful neglect or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors

The Proposed Charter provides that, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of Addimmune shall not be personally liable to Addimmune or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of Addimmune hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Liability of directors may be eliminated except with regard to their own fraud or willful default.
Removal of Directors

The Proposed Charter provides that, subject to the rights of any one or more series of preferred stock to remove directors elected by such series of preferred stock, any individual director or the entire board of directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Addimmune entitled to vote generally in the election of directors, voting together as a single class.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

DESCRIPTION OF THE ADDIMMUNE SECURITIES

As a result of the Business Combination, 10X III shareholders who receive shares of Addimmune Common Stock in the transactions will become Addimmune stockholders. Your rights as Addimmune stockholders will be governed by Delaware law, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of Addimmune’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

In connection with the reorganization as part of the Business Combination, 10X III will amend and restate its charter and bylaws. The following summary of the material terms of Addimmune’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and Proposed Bylaws are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of the Addimmune securities following the Business Combination.

Authorized and Outstanding Capital Stock

The Proposed Charter authorizes the issuance            shares of capital stock, consisting of (i)            shares of Addimmune Common Stock and (ii)            shares of Addimmune Preferred Stock.

As of            , 2023, the record date, 10X III had approximately            Class A ordinary shares outstanding and            Class B ordinary shares outstanding. 10X III also has issued            warrants consisting of            public warrants and            private placement warrants. After giving effect to the Business Combination, Addimmune will have approximately            shares of Addimmune Common Stock outstanding (assuming no redemptions).

Addimmune Common Stock

Voting Rights

Except as otherwise required by law or the Proposed Charter (including any preferred stock designation), the holders of Addimmune Common Stock will exclusively possess all voting power with respect to Addimmune and will be entitled to one vote per share.

Except as otherwise required by law or the Proposed Charter (including any preferred stock designation), at any annual or special meeting of Addimmune stockholders, the holders of Addimmune Common Stock will have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of Addimmune. Notwithstanding the foregoing, except as otherwise required by law or the Proposed Charter (including any preferred stock designation), the holders of Addimmune Common Stock will not be entitled to vote on any amendment to the Proposed Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of Addimmune Preferred Stock if the holders of such affected series of Addimmune Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any preferred stock designation) or the DGCL.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Addimmune Preferred Stock, the holders of Addimmune Common Stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of Addimmune) when, as and if declared thereon by the Addimmune Board from time to time out of any assets or funds of Addimmune legally available therefor and will share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

Subject to applicable law, the rights, if any, of the holders of any outstanding series of Addimmune Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Addimmune, after payment or provision for payment of the debts and other liabilities of Addimmune, the holders of Addimmune Common Stock will be entitled to receive all the remaining assets of Addimmune available for distribution to its stockholders, ratably in proportion to the number of shares of Addimmune Common Stock held by them.

Preferred Stock

The Proposed Charter provides that the Addimmune Board has the authority to provide for the issue of all or any of the unissued and undesignated shares of Addimmune Preferred Stock in one or more series, and to fix the number of shares and to determine for each such series the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, which rights may be greater than the rights of the holders of Addimmune Common Stock. There will be zero shares of Addimmune Preferred Stock outstanding immediately upon consummation of the Business Combination.

The purpose of authorizing the Addimmune Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Addimmune’s outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Addimmune Common Stock by restricting dividends on the Addimmune Common Stock, diluting the voting power of the Addimmune Common Stock or subordinating the dividend or liquidation rights of the Addimmune Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Addimmune Common Stock.

Warrants

Public Shareholders’ Warrants

There are currently outstanding an aggregate of 14,999,990 public warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire 14,999,990 shares of Addimmune Common Stock.

Each whole public warrant entitles the registered holder to purchase one share of Addimmune Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, provided that Addimmune has an effective registration statement under the Securities Act covering the Addimmune Common Stock issuable upon exercise of the public warrants and a current prospectus relating to them is available (or Addimmune permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the 10X III warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the 10X III warrant agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of Addimmune Common Stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. The public warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Addimmune will not be obligated to deliver any shares pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares underlying the public warrants is then effective and a prospectus relating thereto is current, subject to Addimmune satisfying its obligations described below with respect to registration. No public warrant will be exercisable and Addimmune will not be obligated to issue a share upon exercise of a public warrant unless the share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant.

10X III is registering the shares of Addimmune Common Stock issuable upon the exercise of the public warrants in the registration statement of which this proxy statement/prospectus forms a part. Pursuant to the 10X III warrant agreement, Addimmune will be required to maintain a current prospectus relating to the shares issuable upon exercise of the public warrants until the expiration of the public warrants in accordance with the provisions of the 10X III warrant agreement. If a registration statement covering the shares of Addimmune Common Stock issuable upon exercise of the public warrants is not effective or the prospectus therein is not current by the sixtieth (60th) business day after the Closing, public warrant holders may, until such time as there is an effective registration statement and during any period when Addimmune will have failed to maintain an effective registration statement, exercise public warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Addimmune Common Stock are at the time of any exercise of a public warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Addimmune may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event it so elects, Addimmune will not be required to file or maintain in effect a registration statement, and in the event it does not so elect, Addimmune will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash

Once the public warrants become exercisable, Addimmune may call the public warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per public warrant;

•        upon not less than 30 days’ prior written notice of redemption to each public warrant holder; and

•        if, and only if, the closing price of the Addimmune Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the public warrant holders.

If and when the public warrants become redeemable by us for cash, Addimmune may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Addimmune has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and Addimmune issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Addimmune Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 public warrant exercise price after the redemption notice is issued.

Redemption procedures and cashless exercise

If we call the public warrants for redemption as described above, Addimmune will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” Addimmune will consider, among other factors, its cash position, the number of public warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of Addimmune Common Stock issuable upon the exercise of the public warrants. If Addimmune takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of New 10X III Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Addimmune Common Stock underlying the public warrants, multiplied by the excess of the “fair market value” of the Addimmune Common Stock over the exercise price of the public warrants by (y) the fair market value. The “fair market value” will mean the average closing price of a share of the Addimmune Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If Addimmune takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Addimmune Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Addimmune believes this feature is an attractive option if it does not need the cash from the exercise of the public warrants after the Business Combination. If Addimmune calls the public warrants for redemption and it does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other public warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a public warrant may notify Addimmune in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Addimmune Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Addimmune Common Stock is increased by a share capitalization payable in Addimmune Common Stock, or by a split-up of Addimmune Common Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Addimmune Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding Addimmune Common Stock. A rights offering to holders of Addimmune Common Stock entitling holders to purchase Addimmune Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Addimmune Common Stock equal to the product of (i) the number of shares of Addimmune Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Addimmune Common Stock) and (ii) the quotient of (x) the price per share of Addimmune Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Addimmune Common Stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Addimmune Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Addimmune Common Stock on account of such common stock (or other securities into which the public warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Addimmune Common Stock in respect of such event.

If the number of outstanding shares of Addimmune Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding share of Addimmune Common Stock.

Whenever the number of shares of Addimmune Common Stock purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Addimmune Common Stock purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Addimmune Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Addimmune Common Stock (other than those described above or that solely affects the par value of such Addimmune Common Stock), or in the case of any merger or consolidation of Addimmune with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Addimmune Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Addimmune as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of Addimmune Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their public warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the 10X III warrant agreement based on the Black-Scholes Warrant Value (as defined in the 10X III warrant agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and 10X III. The 10X III warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of warrants we may issue in connection with the Business Combination or any other business combination, or Post-IPO Warrants (as defined in the 10X III warrant agreement), at least 50% of the then outstanding Post-IPO Warrants. You should review a copy of the 10X III warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of Addimmune Common Stock and any voting rights until they exercise their public warrants and receive common stock. After the issuance of Addimmune Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, Addimmune will, upon exercise, round down to the nearest whole number the number of shares of Addimmune Common Stock to be issued to the public warrant holder.

Addimmune has agreed that, subject to applicable law, any action, proceeding or claim against Addimmune arising out of or relating in any way to the 10X III warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Addimmune irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — 10X III’s warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of its warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with 10X III.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the Addimmune Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to 10X III officers and directors and other persons or entities affiliated with the Sponsor and Cantor) The private placement warrants have terms and provisions that are identical to those of the public warrants, as described above.

Quorum; Voting

Unless otherwise provided under the Proposed Charter or Proposed Bylaws and subject to Delaware law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of Addimmune generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairperson of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Except as otherwise required by law, by applicable stock exchange rules or by the Proposed Charter or the Proposed Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes of the shares of capital stock of Addimmune present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Registration Rights

At the Closing, Addimmune, the Sponsor and certain other holders of AGT (the “AGT Holders”) will enter into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the Sponsor, the AGT Holders and the other parties thereto will be granted certain registration rights, on the terms and subject to the conditions therein. See “Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.”

Exclusive Forum

The Proposed Charter provides that, unless Addimmune consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Addimmune, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Addimmune to Addimmune or Addimmune’s stockholders, (iii) any action asserting a claim against Addimmune, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the

Proposed Bylaws, or (iv) any action asserting a claim against Addimmune, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law

Certain provisions of the Proposed Charter, the Proposed Bylaws, and laws of the State of Delaware, where Addimmune will be incorporated following the Domestication, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Addimmune Common Stock. 10X III believes that the benefits of increased protection give Addimmune the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure Addimmune and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

The authorized but unissued shares of Addimmune Common Stock and Addimmune Preferred Stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Addimmune Common Stock and Addimmune Preferred Stock could make more difficult or discourage an attempt to obtain control of Addimmune by means of a proxy contest, tender offer, merger or otherwise.

Number of Directors; Classified Board of Directors

The Proposed Charter provides that, except as otherwise provided for or fixed pursuant to the Proposed Charter or any preferred stock designation, the number of directors of Addimmune, which shall constitute the whole Addimmune Board, shall be as specified from time to time in the Proposed Bylaws (but in any event shall not be fewer than five nor greater than nine, the exact number of which shall be fixed exclusively by resolution adopted by a majority of the Addimmune Board then in office).

The Proposed Charter provides that, subject to any rights of the holders of any one or more series of preferred stock to elect additional directors under specified circumstances, the directors shall be divided into three classes, designated as Class I, Class II, and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one third of the number of directors authorized. The Addimmune Board is authorized to assign members of the Addimmune Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Addimmune Board, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors constituting the Addimmune Board shall remove or shorten the term of any incumbent director.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Addimmune with certain information. Generally, to be timely, a stockholder’s notice must be received at Addimmune’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Addimmune.

Limitations on Stockholder Action by Written Consent

The Proposed Charter provides that, subject to the terms of any series of Addimmune Preferred Stock, any action required or permitted to be taken by the stockholders of Addimmune must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Amendment of the Proposed Charter and Proposed Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s charter, unless the charter requires a greater percentage. The Proposed Charter provides that it may be amended by Addimmune in the manners provided therein or prescribed by statute. Generally, under the DGCL, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of Addimmune entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Proposed Charter; provided that certain provisions that require a supermajority vote under the Proposed Charter. The Proposed Charter provides that that the affirmative vote of the holders of at least two-thirds (66⅔%) of the voting power of all of the then outstanding shares of voting stock of Addimmune, voting together as a single class, is required for amendments of certain provisions of the Proposed Charter relating to, among other things, (i) classification, election and term of the Addimmune Board, removal of directors from office and filling vacancies on the Addimmune Board, (ii) amendments to the Proposed Bylaws, (iii) actions taken by the stockholders of Addimmune, and (iv) exculpation of personal liability of a director or officer of Addimmune and indemnification of persons serving as directors or officers of Addimmune.

The Proposed Charter also provides that the Addimmune Board shall have the power to adopt, amend, alter or repeal any provisions of the Proposed Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The stockholders of Addimmune shall also have the power to adopt, amend, alter or repeal the Proposed Bylaws; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Addimmune required by applicable law or by the Proposed Charter (including any preferred stock designation), such action by the stockholders shall require the affirmative vote of the holders of at least a sixty-six and two-thirds percent (662/3%) of the voting power of all then outstanding shares of capital stock of Addimmune entitled to vote generally in the election of directors, voting together as a single class.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)    prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)    at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of Addimmune’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Charter, Addimmune opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter provides that, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, an Addimmune director or officer shall not be personally liable to Addimmune or its shareholders for monetary damages for breach of fiduciary duty as a director.

The Proposed Bylaws provide that Addimmune must indemnify and advance expenses to Addimmune’s directors and officers to the fullest extent authorized by the DGCL. Addimmune also is expressly authorized to maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of Addimmune or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Addimmune would have the power to indemnify such person against such expense, liability or loss under Delaware Law. Addimmune believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Proposed Charter and Proposed Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Addimmune and its stockholders. In addition, your investment may be adversely affected to the extent Addimmune pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of Addimmune’s directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Addimmune’s stockholders will have appraisal rights in connection with a merger or consolidation of Addimmune. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery for the State of Delaware.

Stockholders’ Derivative Actions

Under the DGCL, any of Addimmune’s stockholders may bring an action in Addimmune’s name to procure a judgment in Addimmune’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Addimmune’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar; Warrant Agent

The transfer agent and registrar for Addimmune Common Stock, and the warrant agent for Addimmune warrants, will be Continental Stock Transfer & Trust Company.

Listing of common stock

Application will be made for the shares of Addimmune Common Stock and Addimmune warrants to be approved for listing on NYSE under the symbols “            ” and “            ,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF ADDIMMUNE’S COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of Addimmune Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Addimmune at the time of, or at any time during the three months preceding, a sale and (ii) Addimmune is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Addimmune was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Addimmune Common Stock shares for at least six months but who are affiliates of Addimmune at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Addimmune Common Stock then outstanding; or

•        the average weekly reported trading volume of the Addimmune Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Addimmune under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Addimmune.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, Addimmune will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Sponsor will be able to sell its Class B ordinary shares (and any Class A ordinary shares which were converted from Class B ordinary shares) and the shares and the warrants underlying the private placement units, and any shares of Addimmune Common Stock received as a result of exercise of the warrants, as applicable, pursuant to Rule 144 without registration one year after completion of the Business Combination.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Addimmune Board or any committee thereof, (iii) provided for in the certificate of designations for any class or series of Addimmune Preferred Stock or (iv) by any stockholder who is a stockholder of record at the time of giving of the notice and at the time of the annual meeting, is entitled to vote at such meeting and has complied with the notice procedures specified in the Proposed Bylaws. To be timely for Addimmune’s annual meeting of stockholders, Addimmune’s secretary must receive the written notice at Addimmune’s principal executive offices:

•        not later than close of business on the 90th day; and

•        not earlier than the close of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for Addimmune’s 2024 annual meeting) or Addimmune holds its annual meeting of stockholders more than 30 days before or 70 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the Proposed Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before Addimmune begins to print and send out its proxy materials for such 2024 annual meeting.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual general meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to Addimmune’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by Addimmune’s secretary within the time periods described above under “— Stockholder Proposals and Nominations” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the 10X III Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of 10X Capital Venture Acquisition Corp. III, 1 World Trade Center, 85th Floor, New York, New York 10007. Following the Business Combination, such communications should be sent in care of Addimmune Inc., 9713 Key West Ave., Suite 500, Rockville, Maryland 20850. Each communication will be forwarded, depending on the subject matter, to the 10X III Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Latham & Watkins LLP has passed upon the validity of the securities of Addimmune offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of 10X Capital Venture Acquisition Corp. III as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains explanatory paragraphs relating to the correction of certain misstatements related to the December 31, 2022 financial statement and substantial doubt about the ability of 10X Capital Venture Acquisition Corp. III to continue as a going concern), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of American Gene Technologies International Inc. at December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in the proxy statement of 10X Capital Venture Acquisition Corp. III, which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about American Gene Technologies International Inc’s ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, 10X III and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of 10X III’s annual report to shareholders and 10X III’s proxy statement. Upon written or oral request, 10X III will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that 10X III delivers single copies of such documents in the future. Shareholders may notify 10X III of their requests by calling or writing 10X III at its principal executive offices at 1 World Trade Center, 85th Floor, New York, New York 10007 or (212) 257-0069.

ENFORCEABILITY OF CIVIL LIABILITY

10X III is a Cayman Islands exempted company. If 10X III does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon 10X III. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against 10X III in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, 10X III may be served with process in the United States with respect to actions against 10X III arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of 10X III’s securities by serving 10X III’s U.S. agent irrevocably appointed for that purpose.

TRANSFER AGENT AND REGISTRAR

The transfer agent for 10X III’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

10X III has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

10X III files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on 10X III at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to 10X III has been supplied by 10X III, and all information relating to AGT has been supplied by AGT. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than            , 2023.

INDEX TO FINANCIAL STATEMENTS

10X CAPITAL VENTURE ACQUISITION CORP. III
UNAUDITED FINANCIAL STATEMENTS AS OF JUNE 30, 2023 AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022

10X CAPITAL VENTURE ACQUISITION CORP. III
AUDITED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2022 AND 2021 AND
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM FEBRUARY 10, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

Report of Independent Registered Public Accounting Firm	F-24
Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021	F-25
Consolidated Statements of Operations for the year ended December 31, 2022 and for the period from February 10, 2021 (Inception) through December 31, 2021	F-26
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from February 10, 2021 (Inception) through December 31, 2021	F-27
Consolidated Statements of Cash Flows for the year ended December 31, 2022 and for the period from February 10, 2021 (Inception) through December 31, 2021	F-28
Notes to Consolidated Financial Statements	F-29

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2023 AND DECEMBER 31, 2022 AND FOR THE SIX MONTHS ENDED JUNE 30, 2023 AND 2022

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2022 AND 2021 AND FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

10X CAPITAL VENTURE ACQUISITION CORP. III
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)	(As restated)
Assets:
Current assets:
Cash	$1,963,929	$67,093
Prepaid expenses	102,302	126,224
Total current assets	2,066,231	193,317
Investments held in Trust Account	42,626,135	308,661,515
Total Assets	$44,692,366	$308,854,832

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$548,906	$676,349
Accrued expenses	3,494,605	1,680,447
Accrued expenses – related party	75,000	—
Promissory note – related party	—	250,000
Non-redemption agreement liability	34,301	—
Class A ordinary shares tendered for redemption	—	266,701,252
Total current liabilities	4,152,812	269,308,048
Deferred underwriting commissions	14,280,000	14,280,000
Total Liabilities	18,432,812	283,588,048

Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 4,056,190 and 30,000,000 shares outstanding at redemption value of approximately $10.48 and $10.32 per share as of June 30, 2023 and December 31, 2022, respectively.	42,526,135	41,860,263

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding as of June 30, 2023 and December 31, 2022, respectively	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,153,000 non-redeemable shares issued and outstanding as of June 30, 2023 (unaudited) and December 31, 2022	115	115
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,000,000 shares issued and outstanding as of June 30, 2023 (unaudited) and December 31, 2022	1,000	1,000
Additional paid-in capital	—	—
Accumulated deficit	(16,267,696)	(16,594,594)
Total Shareholders’ Deficit	(16,266,581)	(16,593,479)
Total Liabilities, Class A Ordinary Shares Subject to Redemption and Shareholders’ Deficit	$44,692,366	$308,854,832

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. III
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
General and administrative expenses	$2,122,317	$248,050	$3,413,801	$641,811
Administrative expenses – related party	112,500	112,500	225,000	225,000
Loss from operations	(2,234,817)	(360,550)	(3,638,801)	(866,811)
Other income (loss):
Gain on settlement agreement	—	—	4,000,000	—
Income from investments held in Trust Account	486,691	247,957	665,872	406,850
Change in fair value of non-redemption agreement liabilities	6,860	—	6,860	—
Loss in connection with non-redemption agreement	(41,161)	—	(41,161)	—
Total other income	452,390	247,957	4,631,571	406,850
Net (loss) income	$(1,782,427)	$(112,593)	$992,770	$(459,961)

Weighted average Class A ordinary shares – basic and diluted	5,209,190	31,153,000	7,645,901	28,915,492
Basic and diluted net income (loss) per share, Class A ordinary shares (see Note 2)	$(0.12)	$(0.00)	$0.06	$(0.01)

Weighted average Class B ordinary shares – basic and diluted	10,000,000	10,000,000	10,000,000	9,906,630
Basic and diluted net income (loss) per share, Class B ordinary shares (see Note 2)	$(0.12)	$(0.00)	$0.06	$(0.01)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. III
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’ Deficit
	Non-redeemable Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	1,153,000	$115	10,000,000	$1,000	$—	$(16,594,594)	$(16,593,479)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(179,181)	(179,181)
Net income	—	—	—	—	—	2,775,197	2,775,197
Balance – March 31, 2023	1,153,000	115	10,000,000	1,000	—	(13,998,578)	(13,997,463)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(486,691)	(486,691)
Net loss	—	—	—	—	—	(1,782,427)	(1,782,427)
Balance – June 30, 2023	1,153,000	$115	10,000,000	$1,000	$—	$(16,267,696)	$(16,266,581)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’ Deficit
	Non-redeemable Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	10,005,000	$1,001	$23,999	$(44,607)	$(19,607)
Sale of private placement units in private placement	1,153,000	115	—	—	11,529,885	—	11,530,000
Fair value of warrants included in the Units sold in the Initial Public Offering	—	—	—	—	12,300,000	—	12,300,000
Offering costs associated with issuance of warrants as part of the Units in the Initial Public Offering	—	—	—	—	(829,867)	—	(829,867)
Forfeiture of Class B ordinary shares	—	—	(5,000)	(1)	1	—	—
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(23,024,018)	(13,186,764)	(36,210,782)
Net loss	—	—	—	—	—	(347,368)	(347,368)
Balance – March 31, 2022	1,153,000	115	10,000,000	1,000	—	(13,578,739)	(13,577,624)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(306,850)	(306,850)
Net loss	—	—	—	—	—	(112,593)	(112,593)
Balance – June 30, 2022	1,153,000	$115	10,000,000	$1,000	$—	$(13,998,182)	$(13,997,067)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. III
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Cash Flows from Operating Activities:
Net income (loss)	$992,770	$(459,961)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from investments held in Trust Account	(665,872)	(406,850)
Change in fair value of non-redemption agreement liabilities	(6,860)
Loss in connection with non-redemption agreement	41,161
Changes in operating assets and liabilities:
Prepaid expenses	23,922	(94,012)
Accounts payable	(127,443)	99,762
Accrued expenses	1,814,158	173,512
Accrued expenses – related party	75,000	—
Net cash provided by (used in) operating activities	2,146,836	(687,549)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(304,500,000)
Cash withdrawn from trust for payment to redeeming shareholders	266,701,252	—
Net cash provided by (used in) investing activities	266,701,252	(304,500,000)

Cash Flows from Financing Activities
Repayment of note payable to related party	—	(136,617)
Proceeds received from initial public offering, gross	—	300,000,000
Proceeds received from private placement	—	11,530,000
Proceeds received from promissory note – related party	646,657	—
Repayment of promissory note – related party	(896,657)	—
Payment to redeeming shareholders	(266,701,252)	—
Offering costs paid	—	(5,714,580)
Net cash (used in) provided by financing activities	(266,951,252)	305,678,803

Net Change in Cash	1,896,836	491,254
Cash – Beginning of period	67,093	—
Cash – End of period	$1,963,929	$491,254

Supplemental disclosure of noncash investing and financing
Offering costs included in accounts payable	$—	$95,000
Offering costs paid by related party under promissory note	$—	$1,847
Deferred underwriting commissions	$—	$14,280,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND ONGOING CONCERN

10X Capital Venture Acquisition Corp. III (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 10, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

As of June 30, 2023, the Company had not commenced any operations. All activities through June 30, 2023 related to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, the search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds held in the Trust Account (as defined below).

The Company’s Sponsor is 10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 11, 2022. On January 14, 2022, the Company consummated its Initial Public Offering of 30,000,000 units (the “Units”), including the issuance of 3,900,000 Units as a result of the underwriter’s partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $20.2 million, of which approximately $14.3 million was for deferred underwriting commissions (see Note 6). Each Unit consists of one Class A ordinary share, par value $0.0001 per share, of the Company (the “Public Shares”) and one-half of one redeemable warrant of the Company (each whole warrant, a “Public Warrant”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 1,153,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), generating proceeds of approximately $11.5 million (see Note 4). Each Private Placement Unit consists of one Class A ordinary share (the “Private Placement Shares”) and one-half of one redeemable warrant (each whole warrant, a “Private Placement Warrant”).

Upon the closing of the Initial Public Offering and the Private Placement, $304.5 million ($10.15 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (“Trust Account”) and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Initial Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination by October 14, 2023 (the “Combination Period”), subject to applicable law, and (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Company’s second amended and restated memorandum and articles of association (the “Amended and Restated Articles of Association”) to modify the substance or timing of its obligation to redeem 100% of the Public Shares if the Company has not consummated the initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Public Shareholders (as defined below). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions). The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND ONGOING CONCERN (cont.)

company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the Company’s outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders are entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account was initially $10.15 per Public Share.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares will be subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company elected to recognize the changes in redemption value immediately. The changes in redemption value were recognized as a one-time charge against additional paid-in capital (to the extent available) and accumulated deficit. While in no event will the Company redeem the Public Shares if such redemption would cause the Company’s Class A ordinary shares to be considered “penny stock” (as such term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Public Shares are redeemable and will be classified as redeemable on the consolidated balance sheets until such date that a redemption event takes place.

If the Company is unable to complete the Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND ONGOING CONCERN (cont.)

The holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) agreed to (i) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or any extended period of time that the Company may have to consummate the initial Business Combination as a result of an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period).

The Company’s Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per Public Share due to reductions in the value of the Trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Extraordinary General Meeting

On December 28, 2022, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), where the Company’s shareholders voted to approve, by special resolution, the proposal to amend and restate the Company’s amended and restated memorandum and articles of association to extend the date by which the Company must (1) consummate an initial business combination, (2) cease all operations except for the purpose of winding up if we fail to complete such initial business combination, and (3) redeem all of the Class A ordinary shares included as part of the Units sold in the Initial Public Offering from January 14, 2023 to July 14, 2023, and to allow the Company’s board of directors, without another shareholder vote, to elect to further extend the date to consummate an initial business combination after the Extended Date up to three times, by an additional month each time, upon two days’ advance notice prior to the applicable deadline, up to October 14, 2023. In connection with the Extraordinary General Meeting, holders of 29,486,306 ordinary shares, comprised of the Company’s Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), and the Company’s Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares,” together with the Class A ordinary shares, the “ordinary shares”), were present in person or by proxy, representing approximately 71.65% of the voting power of the 41,153,000 issued and outstanding ordinary shares of the Company, comprised of 31,153,000 Class A ordinary shares and 10,000,000 Class B ordinary shares, entitled to vote at the Extraordinary General Meeting at the close of business on November 21, 2022, which was the record date (the “Record Date”) for the Extraordinary General Meeting. The Company’s shareholders of record as of the close of business on the Record Date are referred to herein as “Shareholders.” In connection with the Extension (as defined below), a total of 186 Shareholders elected to redeem an aggregate of 25,943,810 Class A ordinary shares, representing approximately 83.28% of the issued and outstanding Class A ordinary shares. The payments for these redemptions took place on January 18, 2023.

On July 10, 2023, the Board approved the extension of the date by which the Company is required to complete an initial Business Combination until October 14, 2023 (the “Optional Extension”) (see Note 11).

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND ONGOING CONCERN (cont.)

Proposed Business Combination and Termination

On December 20, 2022, the Company entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Sparks Merger Agreement”) by and among the Company, 10X Sparks Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Sparks Merger Sub”), and Sparks Energy, Inc., a Delaware corporation (“Sparks”).

The Company was subsequently informed by the management of Sparks that it was their belief that the Sparks Merger Agreement did not constitute a binding contract. In response, on January 30, 2023, the Company filed a complaint in the Delaware Court of Chancery (the “Delaware Action”) to obtain a declaratory judgment that the Sparks Merger Agreement constitutes a binding and enforceable contract between the Company, Sparks Merger Sub and Sparks, requiring Sparks to take certain steps as may be reasonably necessary to consummate the business combination pursuant to the Sparks Merger Agreement as soon as practicable.

On February 2, 2023, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Sparks Merger Sub, Sparks and Ottis Jarrada Sparks, pursuant to which the parties thereto (i) mutually agreed to terminate the Sparks Merger Agreement and (ii) agreed to a mutual release of all claims related to the Sparks Merger Agreement, the transactions contemplated thereby, and the Delaware Action.

As a result of the Settlement Agreement, the Company recorded a $4,000,000 gain on settlement agreement in the unaudited condensed statements of operations for the six months ended June 30, 2023.

Liquidity and Going Concern

As of June 30, 2023, the Company had approximately $2.0 million in its operating bank account and a working capital deficit of approximately $2.1 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for issuance of Founder Shares (as defined in Note 5) and loan proceeds from the Sponsor of approximately $137,000 under the Note (as defined in Note 5). The Company fully repaid the Note (as defined in Note 5) on January 14, 2022. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account, as well as proceeds from the New Note (as defined in Note 2). In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 5) as may be required (of which up to $1.5 million may be converted at the lender’s option into private placement-equivalent units at a price of $10.00 per unit).

Based upon the analysis above, management has determined that the Company does not have sufficient liquidity to meet its anticipated obligations for at least twelve months after the unaudited condensed consolidated financial statements are available to be issued, as such, the events and circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with the ASC 205-40, the Company has until October 14, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND ONGOING CONCERN (cont.)

Risks and Uncertainties

In addition to the risks noted above, management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed consolidated financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed consolidated financial statements.

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X and pursuant to the rules and regulations of the SEC. Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these financial statements as they are not required for interim financial statements under U.S. GAAP and the rules of the SEC. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three and six months ended June 30, 2023, are not necessarily indicative of the results that may be expected through December 31, 2023, or any future period.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Amended Annual Report on Form 10-K/A filed by the Company with the SEC on May 22, 2023.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2023 and December 31, 2022.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation Coverage limit of $250,000. Any loss incurred or lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results from operations, and cash flows.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Promissory Note — Related Party

On November 14, 2022, the Company issued an unsecured promissory note (as amended and restated on November 14, 2022 and as may be further amended from time to time, the “New Note”) to the Sponsor for an aggregate principal amount of up to $250,000 for working capital purposes (“Working Capital Loan”). On May 17, 2023, the Company amended and restated the New Note. The New Note is for an aggregate principal amount of up to $2,500,000 for working capital purposes. The New Note bears no interest and is repayable in full upon the earlier of the consummation of the Company’s initial Business Combination and the day prior to the date the Company elects to liquidate and dissolve in accordance with the provisions of the Amended and Restated Articles of Association (such earlier date, the “Maturity Date”). Up to $1,500,000 of the principal amount of the New Note may also be converted into additional private placement-equivalent units, at a price of $10.00 per unit, at the option of the holder of the New Note at any time on or prior to the Maturity Date. As of December 31, 2022, the outstanding amount under the New Note was $250,000. During the six months ended June 30, 2023, the Company repaid the $896,657 outstanding under the New Note, bringing the total amount outstanding to $0.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Each whole warrant of the Company, the “Public Warrants,” and one-half of one redeemable warrant, the “Private Placement Warrants,” are classified in accordance with ASC 480 and ASC 815, which provides that the warrants are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The transfer to certain investors of the Company of Class B ordinary shares in connection with the approval of the Non-Redemption Agreements (see Note 5) are classified in accordance with ASC 480 and ASC 815, which provides that such Class B ordinary shares are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

The transfer to certain investors of the Company of Class B ordinary shares to the extent the Company’s board of directors approves the Optional Extensions (see Note 5) is recognized as a derivative liability in accordance with ASC 815. Accordingly, the Company recognizes the instrument as an asset or liability at fair value and with changes in fair value recognized in the Company’s condensed consolidated statements of operations.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1. Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering. Offering costs associated with the warrants were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs associated with the Class A ordinary shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, all outstanding Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets. On December 28, 2022, 25,943,810 Class A ordinary shares were tendered for redemption by shareholders for a total value of $266,701,252. The payment of these shares took place on January 18, 2023, after which 4,056,190 Class A ordinary shares subject to possible redemption remained outstanding.

Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A ordinary shares resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net (Loss) Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net (loss) income per ordinary share is calculated by dividing the net (loss) income by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net (loss) income per ordinary shares does not consider the effect of the Public Warrants and the Private Placement Warrants to purchase an aggregate of 15,576,500 Class A ordinary shares, because their exercise is contingent upon future events. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the three and six months ended June 30, 2023 and 2022. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The Company has considered the effect of Class B ordinary shares that were excluded from the weighted average number as they were contingent on the exercise of over-allotment option by the underwriter. Since the contingency was satisfied, with respect to the portion of the over-allotment exercised by the underwriter, the Company included these shares in the weighted average number as of the beginning of the reporting period to determine the dilutive impact of these shares.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of ordinary shares:
	For the Three Months Ended June 30, 2023		For the Three Months Ended June 30, 2022		For the Six Months Ended June 30, 2023		For the Six Months Ended June 30, 2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per ordinary share:
Numerator:
Allocation of net (loss) income	$(610,486)	$(1,171,941)	$(85,233)	$(27,360)	$430,163	$562,607	$(340,397)	$(119,564)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	5,209,190	10,000,000	31,153,000	10,000,000	7,645,901	10,000,000	28,915,492	9,906,630
Basic and diluted net (loss) income per ordinary share	$(0.12)	$(0.12)	$(0.00)	$(0.00)	$0.06	$0.06	$(0.01)	$(0.01)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INITIAL PUBLIC OFFERING

On January 14, 2022, the Company consummated its Initial Public Offering of 30,000,000 Units, including the issuance of 3,900,000 Units as a result of the underwriter’s partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $20.2 million, of which approximately $14.3 million was for deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 5). Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 1,153,000 Private Placement Units, at a price of $10.00 per Private Placement Unit, to the Sponsor and Cantor, generating proceeds of approximately $11.5 million. Each Private Placement Unit is identical to the Units sold in the Initial Public Offering, except as described below.

If the Company does not complete the initial Business Combination within the Combination Period, the Private Placement Units will expire worthless. The Private Placement Units, Private Placement Shares and Private Placement Warrants are subject to the transfer restrictions described below. The Private Placement Units have terms and provisions that are identical to those of the Units sold in the Initial Public Offering.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In February 2021, the Company’s Sponsor paid $25,000, or approximately $0.002 per share, to cover certain of the offering and formation costs in exchange for an aggregate of 11,672,500 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Shares and the associated amounts have been retroactively restated to reflect (i) the surrender of 2,089,167 Class B ordinary shares for no consideration on December 1, 2021; and (ii) the share capitalization of 421,667 Class B ordinary shares on January 11, 2022; resulting in an aggregate of 10,005,000 Class B ordinary shares outstanding. The Initial Shareholders agreed to forfeit up to 1,305,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter, so that the Founder Shares will represent 25% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the Class A ordinary shares underlying the Private Placement Units). On January 14, 2022, the underwriter partially exercised its over-allotment option to purchase additional 3,900,000 Units; thus, 5,000 Class B ordinary shares were subsequently forfeited when the over-allotment option expired on February 25, 2022.

The Company’s Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until consummation of the initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares (the “Lock-up”).

In December 2022, certain investors of the Company (“10X III Investors”) entered into non-redemption agreements with the Company and Sponsor (“Non-Redemption Agreements”). Pursuant to the Non-Redemption Agreements, such 10X III Investors agreed, for the benefit of the Company, to vote certain ordinary shares of the Company now owned or acquired (the “Investor Shares”), representing 4 million ordinary shares of the Company in the aggregate, in favor of the proposal to amend the Company’s organizational documents to extend the date by which the Company is permitted to close a business combination from January 14, 2023 to July 14, 2023 (the “Extended Date” and such extension, the “Initial Extension”) and to allow the Company’s board of directors, without another shareholder vote, to elect to further extend the date to consummate an initial business combination after the Extended Date up to three times, by an additional month each time, upon two days’ advance notice prior to the applicable deadline, up to October 14, 2023 (“Optional Extensions”) and not to redeem the Investor Shares

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

in connection with such proposal. In connection with these commitments from the 10X III Investors, Sponsor has agreed to transfer to each 10X III Investor an amount of its Class B ordinary shares on or promptly after the closing of the Company’s initial business combination. The Sponsor will transfer 85,750 fully paid, non-assessable Class B ordinary shares plus 14,292 additional fully paid, non-assessable Class B ordinary shares per month for the three one-month Optional Extensions to the extent the board of directors of the Company elects to extend for those periods; provided that if there are less than 400,000 Investor Shares, the amount of Class B ordinary shares will be reduced proportionally. On July 10, 2023, the board of directors of the Company approved the Optional Extensions.

The Company estimated the fair value of the investor interests attributable to such Class ordinary shares to be $41,161, or $0.06 per share and $0.10 per share as of December 8, 2022 and December 20, 2022, respectively. Each 10X III Investor acquired from the Sponsor an indirect economic interest in such Class B ordinary shares. The indirect economic interests were evaluated under ASC 480 and ASC 815. The value of the shares in the Initial Extension, and the shares eligible to be earned in the Optional Extensions will be treated as an expense. The shares that have been earned in the Initial Extension with a fixed-for-fixed value will be credited to additional paid-in-capital. The remaining shares affiliated with the Optional Extensions will be treated as a derivative liability as a result of the variability in the value of shares due to the amount of shares held by the 10X III Investor (can be reduced proportionally when the 10X III Investors hold less than 400,000 shares). As the shares in the Optional Extensions become determinable and therefore fixed-for-fixed, the value of those shares will be transferred from a liability to equity. Any changes in the fair value of the shares will be recognized as an expense in the period of remeasurement.

Due from Sponsor

During January 2023, the Company received a settlement pursuant to the terms of the Settlement Agreement in the amount of $4,000,000 related to the termination of the Sparks Merger Agreement described in Note 1. This amount was held by the Sponsor, using the amounts to settle any related party payables and other operating expenses. In May 2023, the Sponsor deposited the remaining amount in the Company’s account. As of June 30, 2023, the amount due from the Sponsor to the Company is $0.

Promissory Note — Related Party

The Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note, dated February 18, 2021 (as amended on December 31, 2021, the “Note”), to be used for a portion of the expenses of the Initial Public Offering. The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $137,000 under the Note and fully repaid the Note balance on January 14, 2022. Subsequent to the repayment, the facility was no longer available to the Company.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company will repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. On May 17, 2023, the Company amended and restated the New Note. The New Note, as amended and restated on May 17, 2023, is for an aggregate principal amount of up to $2,500,000 for working capital purposes. The New Note bears no interest and is repayable in full upon the earlier of the consummation of the Company’s initial Business Combination and the Maturity Date (as defined in Note 2). Up to $1,500,000 of the principal amount of the New Note may also be converted into additional private placement-equivalent units, at a price of $10.00 per unit, at the option of

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

the holder of the New Note at any time on or prior to the Maturity Date. During the six months ended June 30, 2023, the Company repaid $896,657 outstanding under the New Note. As of June 30, 2023 and December 31, 2022, the Company had $0 and $250,000 of such Working Capital Loans outstanding, respectively.

Administrative Support Agreement

On January 11, 2022, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to pay the Sponsor a total of $37,500 per month for office space, secretarial, and administrative services through the earlier of the Company’s consummation of a Business Combination and its liquidation. Upon consummation of a Business Combination, any remaining monthly payments shall be accelerated and due. For the three months ended June 30, 2023 and 2022, the Company incurred approximately $113,000 and $113,000 of administrative support expense, respectively. For the six months ended June 30, 2023 and 2022, the Company incurred $225,000 and $225,000 of administrative support expense, respectively. As of June 30, 2023 and December 31, 2022, there was $75,000 and $0 outstanding under this agreement in accrued expenses — related party on the Company’s condensed consolidated balance sheets, respectively.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates. For the three and six months ended June 30, 2023 and 2022, the Company did not incur or reimburse any Business Combination costs to the Sponsor. There were no outstanding amounts as of June 30, 2023 and December 31, 2022.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Units, private placement shares underlying the Private Placement Units, private placement warrants underlying the Private Placement Units, the Class A ordinary shares underlying such private placement warrants, and units that may be issued upon conversion of the Working Capital Loans will have registration rights which will require the Company to register a sale of any of the aforementioned securities of the Company held by them pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,915,000 Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On January 14, 2022, the underwriter partially exercised the over-allotment option to purchase additional 3,900,000 Units. On February 25, 2022, the remaining over-allotment option expired unexercised.

The underwriter was entitled to a cash underwriting discount of approximately $5.2 million in the aggregate paid upon the closing of the Initial Public Offering. An additional fee of approximately $14.3 million in the aggregate will be payable to the underwriter for deferred underwriting commission. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement for the Initial Public Offering.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A ordinary shares contain certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 5,209,190 and 31,153,000 shares of Class A ordinary shares outstanding, of which 4,056,190, and 30,000,000 shares were subject to possible redemption and are classified outside of permanent equity in the consolidated balance sheets, respectively. On December 28, 2022, a total of 186 shareholders elected to redeem an aggregate of 25,943,810 Class A ordinary shares, representing approximately 83.28% of the issued and outstanding Class A ordinary shares, and 4,056,190 Class A ordinary shares subject to possible redemption remained outstanding. The payment of these shares took place on January 18, 2023.

The Class A ordinary shares subject to possible redemption reflected on the accompanying consolidated balance sheets are reconciled in the following table:

Gross proceeds	$300,000,000
Less:
Proceeds allocated to Public Warrants	(12,300,000)
Class A ordinary shares issuance costs	(19,410,782)
Plus:
Accretion of carrying value to redemption value	36,210,782
Increase in redemption value of Class A ordinary shares subject to possible redemption	4,061,515
Class A ordinary shares subject to possible redemption at December 31, 2022	41,860,263
Less:
Redemption of shares	(266,701,252)
Plus:
Accretion of carrying value to redemption value	179,181
Class A ordinary shares subject to possible redemption at March 31, 2023	42,039,444
Plus:
Accretion of carrying value to redemption value	486,691
Class A ordinary shares subject to possible redemption at June 30, 2023	$42,526,135

NOTE 8. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. As of June 30, 2023, there were 4,056,190 Class A redeemable ordinary shares issued and outstanding, which were subject to possible redemption and were classified outside of permanent equity on the consolidated balance sheets and 1,153,000 non-redeemable Class A ordinary shares issued and outstanding. On December 28, 2022, a total of 186 shareholders elected to redeem an aggregate of 25,943,810 Class A ordinary shares, representing approximately 83.28% of the issued and outstanding Class A ordinary shares. The settlement of these shares took place on January 18, 2023 upon which, there were 4,056,190 Class A ordinary shares subject to possible redemption outstanding. As of December 31, 2022, there were 30,000,000 Class A ordinary shares issued and outstanding.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of June 30, 2023 and December 31, 2022, there were 10,000,000 Class B ordinary shares issued and outstanding (see Note 5).

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SHAREHOLDERS’ DEFICIT (cont.)

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 25% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders and not including the Class A ordinary shares underlying the Private Placement Units), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 9. WARRANTS

As of June 30, 2023 and December 31, 2022, the Company had 15,000,000 Public Warrants and 576,500 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use best efforts to file with the SEC a post-effective amendment to the registration statement used in connection with the Initial Public Offering or a new registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. WARRANTS (cont.)

with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described under “Redemption of warrants for cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash: Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Amount at Fair Value	Level 1	Level 2	Level 3
June 30, 2023 (Unaudited)
Assets
Investments held in Trust Account:
U.S. Treasury Securities	$42,626,135	$42,626,135	$—	$—
Liabilities
Derivative liabilities – Non-Redemption Agreement	$34,301	$—	$—	$34,301

December 31, 2022
Assets
Investments held in Trust Account:
Money Market investments	$308,661,515	$308,661,515	$—	$—

Subsequent to the redemption of Class A ordinary shares in January 2023, all of the funds transferred into the Trust Account were invested into U.S. Treasury Securities.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 for the three and six months ended June 30, 2023 and 2022.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of June 30, 2023	As of December 31, 2022
Expected redemption price	$11.50	$—
Stock price	$10.48	$—
Volatility	80.0%	—%
Term (years)	5.29	—
Risk-free rate	4.02%	—%
Discount percentage	0.7%	—%

The Company estimated the fair value of the investor interests attributable to the Class B ordinary shares in connection with the Non-Redemption Agreements (see Note 5) using a discount for the probability of liquidation approach. The discount for the probability of liquidation approach was determined based on Level 3 inputs. The Company estimated the fair value of the investor interests attributable to such Class B ordinary shares to be $41,161 or $0.06 per share and $0.10 per share as of December 8, 2022 and December 20, 2022, respectively. The fair value for December 8, 2022 was determined using a discount for the probability of liquidation approach with a discount of 0.5% for the probability of liquidation and the value per shares as of the valuation date of $10.24. The fair value for December 20, 2022 was determined using a discount for the probability of liquidation approach with a discount of 0.9% for the probability of liquidation and the value per shares as of the valuation date of $10.25. The fair value was estimated to be $34,301 or $0.08 per share as of June 30, 2023. The fair value for June 30, 2023 was determined using a discount of 0.7% for the probability of liquidation and the value per shares as of the valuation date of $10.48.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The change in the fair value of the non-redemption agreement liability, measured with Level 3 inputs, for the six months ended June 30, 2023 is summarized as follows:

Derivative liabilities at December 31, 2022	$—
Change in fair value of non-redemption agreement liability	—
Derivative liabilities at March 31, 2023	$—
Loss on entry into non-redemption agreement	41,161
Change in fair value of non-redemption agreement liability	(6,860)
Derivative liabilities at June 30, 2023	$34,301

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed consolidated financial statements were available to be issued. Based upon this review, other than described below, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements.

Optional Extension

On July 10, 2023, the Board approved the Optional Extension, extending the date by which the Company is required to complete an initial Business Combination until October 14, 2023.

AGT Merger Agreement

On August 9, 2023, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “AGT Merger Agreement”) with 10X AGT Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“AGT Merger Sub”), and American Gene Technologies International Inc., a Delaware corporation (“AGT”).

Pursuant to the AGT Merger Agreement, AGT (or, should AGT elect to undergo the F-Reorganization (as defined in the AGT Merger Agreement), a newly formed parent of AGT) will merge with and into AGT Merger Sub (the “Merger”), with AGT Merger Sub surviving the Merger as a wholly owned subsidiary of the Company.

The AGT Merger Agreement may be terminated under certain customary and limited circumstances prior to the closing of the Business Combination.

Acquiror Support Agreement

Concurrently with the execution of the AGT Merger Agreement, the Company entered into the Acquiror Support Agreement (the “Acquiror Support Agreement”) with AGT, the Sponsor and the Company’s directors and officers (the Sponsor and the Company’s directors and officers are collectively referred to as the “Class B Holders”), pursuant to which the Class B Holders agreed to, among other things, (1) vote at any meeting or pursuant to any action of written resolution of the Company’s shareholders all of their Class B ordinary shares held of record or thereafter acquired in favor of the Business Combination, the Redomicile and the other Proposals (each as defined in the AGT Merger Agreement) and (2) be bound by certain other covenants and agreements related to the Business Combination, in each case, on the terms and subject to the conditions set forth in the Acquiror Support Agreement.

Additionally, pursuant to the Acquiror Support Agreement, the Class B Holders agreed not to Transfer (as defined in the Acquiror Support Agreement) any Lock-Up Shares (as defined in the Acquiror Support Agreement) during the period beginning on the date of the closing of the Business Combination (the “Closing Date”) and ending on the date that is thirty-six (36) months after the Closing Date, with certain exceptions.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

AGT Support Agreements

Concurrently with the execution of the AGT Merger Agreement, certain stockholders of AGT representing the requisite votes necessary to approve the Business Combination and the Preferred Stock Conversion (as defined in the AGT Merger Agreement) entered into support agreements (the “AGT Support Agreements”) with the Company and AGT, pursuant to which such stockholders agreed to (i) to the extent such stockholder holds preferred stock of AGT (“AGT Preferred Stock”), to vote in favor of or consent to the Preferred Stock Conversion, (ii) to vote in favor of or consent to the Distribution (as defined in the Separation Agreement) and the other transactions contemplated by that certain Separation Agreement by and between AGT and a newly formed, wholly owned, direct subsidiary of AGT (the “Separation Agreement”), (iii) vote at any meeting of the stockholders of AGT all shares of common stock of AGT or AGT Preferred Stock held of record or thereafter acquired in favor of the Business Combination and the other transactions contemplated by the AGT Merger Agreement, (iv) be bound by certain other covenants and agreements related to the Business Combination and (v) be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the AGT Support Agreements.

Committed Equity Facility

On August 9, 2023, the Company and AGT entered into a non-binding letter of intent with CF Principal Investments LLC, an affiliate of Cantor, related to a committed equity facility. Upon negotiation and execution of a definitive purchase agreement between the parties with respect to the proposed transaction, the Company (or any successor entity to the Company following the Business Combination, as applicable) will have the right, from time to time at its option, to sell to Cantor up to $50 million shares of the post-Business Combination company’s common stock (the “Securities”). Upon the Company’s delivery of a purchase notice, Cantor would be required to buy a specified percent of the daily trading volume of the Securities (subject to a maximum of 25%) on the day Cantor receives such purchase notice.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
10X Capital Venture Acquisition Corp III

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of 10X Capital Venture Acquisition Corp III (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the consolidated financial statements, the Company redeemed an aggregate of 25,943,810 Class A ordinary shares on December 28, 2022. The payments for these redemptions took place on January 18, 2023. Management has since determined that the redemption should be recorded as a liability on December 31, 2022. Accordingly, the 2022 consolidated financial statements have been restated to correct the reclassification of the redemption payable as of December 31, 2022

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by July 14, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York
April 13, 2023
Except for Notes 2, and 8, as to which the date is May 22, 2023
PCAOB ID Number 100

10X CAPITAL VENTURE ACQUISITION CORP. III
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022 (As Restated)	2021
Assets
Current assets:
Cash	$67,093	$—
Prepaid expenses	126,224	26,800
Total current assets	193,317	26,800
Cash held in Trust Account	308,661,515	—
Offering costs associated with initial public offering	—	540,102
Total Assets	$308,854,832	$566,902

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$676,349	$215,247
Accrued expenses	1,680,447	236,491
Note payable – related party	—	134,771
Promissory note – related party	250,000	—
Class A ordinary shares tendered for redemption	266,701,252
Total current liabilities	269,308,048	586,509
Deferred underwriting commissions	14,280,000	—
Total Liabilities	283,588,048	586,509

Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 4,056,190 and -0- shares outstanding at redemption value of approximately $10.32 and $0.00 per share as of December 31, 2022 and 2021, respectively	41,860,263	—

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of December 31, 2022 and 2021	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,153,000 and -0- non-redeemable shares issued and outstanding as of December 31, 2022 and 2021, respectively	115	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 10,000,000 and 10,005,000 shares issued and outstanding as of December 31, 2022 and 2021	1,000	1,001 (1)
Additional paid-in capital	—	23,999
Accumulated deficit	(16,594,594)	(44,607)
Total Shareholders’ Deficit	(16,593,479)	(19,607)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$308,854,832	$566,902

____________

(1)      This number includes up to 1,305,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On January 14, 2022, the underwriter partially exercised the over-allotment option to purchase additional 3,900,000 Units; thus, 5,000 Class B ordinary shares were subsequently forfeited when the over-allotment option expired on February 25, 2022. Shares and associated amounts have been retroactively restated to reflect the share capitalization of 421,667 Class B ordinary shares outstanding (Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. III
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2022	For the period from February 10, 2021 (inception) through December 31, 2021
General and administrative expenses	$3,050,723	$44,607
Administrative expenses – related party	412,500	—
Loss from operations	(3,463,223)	(44,607)
Other income:
Income from investments held in Trust Account	4,161,515	—
Total other income	4,161,515	—
Net income (loss)	$698,292	$(44,607)

Weighted average Class A ordinary shares – basic and diluted	30,043,441	—
Basic and diluted net income per share, Class A ordinary shares	$0.02	$—

Weighted average Class B ordinary shares – basic	9,953,699	8,700,000 (1)
Weighted average Class B ordinary shares – diluted	10,000,000	8,700,000 (1)
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.02	$(0.01)

____________

(1)      This number excludes up to 1,305,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On January 14, 2022, the underwriter partially exercised the over-allotment option to purchase additional 3,900,000 Units; thus, 5,000 Class B ordinary shares were subsequently forfeited when the over-allotment option expired on February 25, 2022. Shares and associated amounts have been retroactively restated to reflect the share capitalization of 421,667 Class B ordinary shares outstanding (Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. III
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM FEBRUARY 10, 2021
(INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Non-redeemable Class A		Class B
	Shares	Amount	Shares	Amount
Balance – February 10, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	10,005,000	1,001	23,999	—	25,000
Net loss	—	—	—	—	—	(44,607)	(44,607)
Balance – December 31, 2021	—	—	10,005,000	1,001	23,999	(44,607)	(19,607)
Sale of private placement units in private placement	1,153,000	115	—	—	11,529,885	—	11,530,000
Fair value of warrants included in the Units sold in the Initial Public Offering	—	—	—	—	12,300,000	—	12,300,000
Offering costs associated with issuance of warrants as part of the Units in the Initial Public Offering	—	—	—	—	(829,867)	—	(829,867)
Forfeiture of Class B ordinary shares	—	—	(5,000)	(1)	1	—	—
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(23,024,018)	(13,186,764)	(36,210,782)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(4,061,515)	(4,061,515)
Net income	—	—	—	—	—	698,292	698,292
Balance – December 31, 2022	1,153,000	$115	10,000,000	$1,000	$—	$(16,594,594)	$(16,593,479)

____________

(1)      This number includes up to 1,305,000 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On January 14, 2022, the underwriter partially exercised the over-allotment option to purchase additional 3,900,000 Units; thus, 5,000 Class B ordinary shares were subsequently forfeited when the over-allotment option expired on February 25, 2022. Shares and associated amounts have been retroactively restated to reflect the share capitalization of 421,667 Class B ordinary shares outstanding (Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. III
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2022	For the period from February 10, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$698,292	$(44,607)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	—	10,547
Income from investments held in Trust Account	(4,161,515)	—
Changes in operating assets and liabilities:
Prepaid expenses	(99,424)	(26,800)
Accounts payable	548,127	33,223
Accrued expenses	1,652,810	27,637
Net cash used in operating activities	(1,361,710)	—

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(304,500,000)	—
Net cash used in investing activities	(304,500,000)	—

Cash Flows from Financing Activities:
Repayment of note payable to related party	(136,617)	—
Proceeds received from initial public offering, gross	300,000,000	—
Proceeds received from private placement	11,530,000	—
Proceeds from promissory note – related party	250,000	—
Offering costs paid	(5,714,580)	—
Net cash provided by financing activities	305,928,803	—

Net change in cash	67,093	—

Cash – beginning of the period	—	—
Cash – end of the period	$67,093	$—

Supplemental disclosure of noncash financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$14,453
Offering costs included in accounts payable	$95,000	$182,024
Offering costs included in accrued expenses	$—	$208,854
Offering costs paid by related party under promissory note	$1,847	$134,771
Deferred underwriting commissions	$14,280,000	$—
Class A ordinary shares tendered for redemption	$266,701,252	$—

The accompanying notes are an integral part of these consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN

10X Capital Venture Acquisition Corp. III (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on February 10, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

As of December 31, 2022, the Company had not commenced any operations. All activities through December 31, 2022 related to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, the search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds held in the Trust Account (as defined below).

The Company’s Sponsor is 10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on January 11, 2022. On January 14, 2022, the Company consummated its Initial Public Offering of 30,000,000 units (the “Units”), including the issuance of 3,900,000 Units as a result of the underwriter’s partial exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $20.2 million, of which approximately $14.3 million was for deferred underwriting commissions (see Note 7). Each Unit consists of one Class A ordinary share, par value $0.001 per share, of the Company (the “Public Shares”) and one-half of one redeemable warrant of the Company (each whole warrant, a “Public Warrant”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 1,153,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor and Cantor Fitzgerald & Co. (“Cantor”), generating proceeds of approximately $11.5 million (see Note 5). Each Private Placement Unit consists of one Class A ordinary share (the “Private Placement Shares”) and one-half of one redeemable warrant (each whole warrant, a “Private Placement Warrant”).

Upon the closing of the Initial Public Offering and the Private Placement, $304.5 million ($10.15 per Unit) of net proceeds, including the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement, was placed in a trust account (“Trust Account”) and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Initial Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the Initial Public Offering, or July 14, 2023 (the “Combination Period”), subject to applicable law, and (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Company’s second amended and restated memorandum and articles of association (the “Amended and Restated Articles of Association”) to modify the substance or timing of its obligation to redeem 100% of the Public Shares if the Company has not consummated the initial Business Combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Public Shareholders (as defined below).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions). The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (excluding the amount of deferred underwriting discounts held and taxes payable on

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the Company’s outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders are entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account was initially $10.15 per Public Share.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Amended and Restated Memorandum and Articles of Association. In accordance with U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets. Given that the Public Shares were issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares will be subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company elected to recognize the changes in redemption value immediately. The changes in redemption value were recognized as a one-time charge against additional paid-in capital (to the extent available) and accumulated deficit. While in no event will the Company redeem the Public Shares if such redemption would cause the Company’s Class A ordinary shares to be considered “penny stock” (as such term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the Public Shares are redeemable and will be classified as redeemable on the consolidated balance sheets until such date that a redemption event takes place.

If the Company is unable to complete the Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

The holders of the Founder Shares (as defined in Note 6) prior to the Initial Public Offering (the “Initial Shareholders”) agreed to (i) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period or any extended period of time that the Company may have to consummate the initial Business Combination as a result of an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period).

The Company’s Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per Public Share due to reductions in the value of the Trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Extraordinary General Meeting

On December 28, 2022, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), at which holders of 29,486,306 ordinary shares, comprised of the Company’s Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), and the Company’s Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares,” together with the Class A ordinary shares, the “ordinary shares”), were present in person or by proxy, representing approximately 71.65% of the voting power of the 41,153,000 issued and outstanding ordinary shares of the Company, comprised of 31,153,000 Class A ordinary shares and 10,000,000 Class B ordinary shares, entitled to vote at the Extraordinary General Meeting at the close of business on November 21, 2022, which was the record date (the “Record Date”) for the Extraordinary General Meeting. The Company’s shareholders of record as of the close of business on the Record Date are referred to herein as “Shareholders”. In connection with the Extension (as defined below), a total of 186 Shareholders elected to redeem an aggregate of 25,943,810 Class A ordinary shares, representing approximately 83.28% of the issued and outstanding Class A ordinary shares. The payments for these redemptions took place on January 18, 2023.

Proposed Business Combination and Termination

On December 20, 2022, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Company, 10X Sparks Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Sparks Energy, Inc., a Delaware corporation (“Sparks”).

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND GOING CONCERN (cont.)

On February 2, 2023, the Company, Merger Sub, Sparks, and Ottis Jarrada Sparks entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”), pursuant to which the parties thereto (i) agreed to terminate the Merger Agreement and (ii) agreed to a mutual release of all claims related to the Merger Agreement and the transactions contemplated thereby.

Liquidity and Going Concern

As of December 31, 2022, the Company had approximately $67,000 in its operating bank account and a working deficit of approximately $2.4 million.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for issuance of Founder Shares (as defined in Note 6) and loan proceeds from the Sponsor of approximately $137,000 under the Note (as defined in Note 6). The Company fully repaid the Note (as defined in Note 6) on January 14, 2022. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may provide the Company with Working Capital Loans (as defined in Note 6) as may be required (of which up to $1.5 million may be converted at the lender’s option into private placement-equivalent units at a price of $10.00 per unit).

Based upon the analysis above, management has determined that the Company does not have sufficient liquidity to meet its anticipated obligations for at least twelve months after the consolidated financial statements are available to be issued, as such, the events and circumstances raise substantial doubt about the Company’s ability to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with the ASC 205-40, the Company has until July 14, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The Company intends to complete a Business Combination before the mandatory liquidation date.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these consolidated financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these consolidated financial statements.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

On December 28, 2022, the Company held an extraordinary general meeting of shareholders at which a total of 186 shareholders elected to redeem an aggregate of 25,943,810 Public Shares for a total of $266,701,252. The payments for these redemptions took place on January 18, 2023. The Company determined that it incorrectly presented the Public Shares tendered for redemption within temporary equity instead of as a current liability as of December 31, 2022. The Company believes that the incorrect classification of the Public Shares tendered for redemption was material enough that the judgment of a reasonable person relying upon the report would have been changed or influenced by the inclusion or correction of the item. The Company concluded that restatement was required to reflect an aggregate of 25,943,810 Public Shares in the amount of $266,701252 as a reduction of temporary equity and an addition to current liabilities.

The reclassification of amounts from temporary equity to a liability resulted in non-cash financial statement corrections and will have no impact on the Company’s current or previously reported cash position, operating expenses, or total operating, investing or financing cash flows.

The following tables summarize the effect of the restatement on each financial statement line item as of the dates, and for the periods, indicated:

	December 31, 2022
	As Previously Reported	Adjustments	As Restated
Balance Sheet
Class A ordinary shares tendered for redemption	$—	$266,701,252	$266,701,252
Total current liabilities	$2,606,796	$266,701,252	$269,308,048
Class A ordinary shares subject to possible redemption; 4,056,190 and 0 shares outstanding at redemption value of approximately $10.32 and $0 per share as of December 2022 and December 31, 2021, respectively.	$308,561,515	$(266,701,252)	$41,860,263

NOTE 3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in the Trust Account in the accompanying consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation Coverage limit of $250,000. Any loss incurred or lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results from operations, and cash flows.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Working Capital Loan — Related Party

The Company accounts for its New Note under ASC Topic 815, Derivatives and Hedging (“ASC 815”). Under ASC 815-15-25, the election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC Topic 825, Financial Instruments (“ASC 825”). The primary reason for electing the fair value option is to provide better information on the financial liability amount given current market and economic conditions of the Company. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value recorded as change in the fair value of convertible note — related party on the accompanying consolidated statements of operations. The fair value, with a de minimis value, and classified on a combined basis with the loan in promissory note — related party in the accompanying consolidated balance sheets.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Each whole warrant of the Company, the “Public Warrants,” and one-half of one redeemable warrant, the “Private Placement Warrants,” are classified in accordance with ASC 480 and ASC 815, which provides that the warrants are not precluded from equity classification. Equity-classified contracts were initially measured at fair value (or allocated value). Subsequent changes in fair value will not be recognized as long as the contracts continue to be classified in equity in accordance with ASC 480 and ASC 815.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of FASB ASC 340-10-S99-1. Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering. Offering costs associated with the warrants were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs associated with the Class A ordinary shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, all outstanding Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets.

Under ASC 480, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A ordinary shares resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes

The Company complies with the accounting and reporting requirements of FASB ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average shares of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary shares does not consider the effect of the Public Warrants and the Private Placement Warrants to purchase an aggregate of 15,576,500 Class A ordinary shares, because their exercise is contingent upon future events. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2022 and for the period from February 10, 2021 (inception) through December 31, 2021. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The Company has considered the effect of Class B ordinary shares that were excluded from the weighted average number as they were contingent on the exercise of over-allotment option by the underwriter. Since the contingency was satisfied, with respect to the portion of the over-allotment exercised by the underwriter, the Company included these shares in the weighted average number as of the beginning of the reporting period to determine the dilutive impact of these shares.

The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:
	For the year ended December 31, 2022		For the period from February 10, 2021 (inception) through December 31, 2021
	Class A	Class B	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss) – basic	$524,515	$173,777	$(44,607)
Allocation of net income (loss) – diluted	$523,908	$174,384	$(44,607)
Denominator:
Basic weighted average ordinary shares outstanding	30,043,441	9,953,699	8,700,000
Diluted weighted average ordinary shares outstanding	30,043,441	10,000,000	8,700,000
Basic net income (loss) per ordinary share	$0.02	$0.02	$(0.01)
Diluted net income (loss) per ordinary share	$0.02	$0.02	$(0.01)

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 3. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Standards

In June 2022, the FASB issued Accounting Standards Update (“ASU”) 2022-03, ASC Subtopic 820, “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions.” The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is still evaluating the impact of this pronouncement on the consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

On January 14, 2022, the Company consummated its Initial Public Offering of 30,000,000 Units, including the issuance of 3,900,000 Units as a result of the underwriter’s partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of $300.0 million, and incurring offering costs of approximately $20.2 million, of which approximately $14.3 million was for deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6). Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 1,153,000 Private Placement Units, at a price of $10.00 per Private Placement Unit, to the Sponsor and Cantor, generating proceeds of approximately $11.5 million. Each Private Placement Unit is identical to the Units sold in the Initial Public Offering, except as described below.

If the Company does not complete the initial Business Combination within the Combination Period, the Private Placement Units will expire worthless. The Private Placement Units, private placement shares underlying the Private Placement Units and private placement warrants included in the Private Placement Units are subject to the transfer restrictions described below. The Private Placement Units have terms and provisions that are identical to those of the Units sold in the Initial Public Offering.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In February 2021, the Company’s Sponsor paid $25,000, or approximately $0.002 per share, to cover certain of the offering and formation costs in exchange for an aggregate of 11,672,500 Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”). Shares and the associated amounts have been retroactively restated to reflect (i) the surrender of 2,089,167 Class B ordinary shares for no consideration on December 1, 2021; and (ii) the share capitalization of 421,667 Class B ordinary shares on January 11, 2022; resulting in an aggregate of 10,005,000

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Class B ordinary shares outstanding. The Initial Shareholders agreed to forfeit up to 1,305,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter, so that the Founder Shares will represent 25% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the Class A ordinary shares underlying the Private Placement Units). On January 14, 2022, the underwriter partially exercised its over-allotment option to purchase additional 3,900,000 Units; thus, 5,000 Class B ordinary shares were subsequently forfeited when the over-allotment option expired on February 25, 2022.

The Company’s Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until consummation of the initial Business Combination. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares (the “Lock-up”).

In December 2022, certain investors of the Company (“10X III Investors”) entered into a non-redemption agreement with the Company and Sponsor (“Non-Redemption Agreements”). Pursuant to the Non-Redemption Agreements, such 10X III Investors agreed, for the benefit of the Company, to vote certain ordinary shares of the Company now owned or hereafter acquired (the “Investor Shares”), representing 4 million ordinary shares of the Company in the aggregate, in favor of the proposal to amend the Company’s organizational documents to extend the time the Company is permitted to close a business combination and not to redeem the Investor Shares in connection with such proposal. In connection with these commitments from the 10X III Investors, Sponsor has agreed to transfer to each 10X III Investor an amount of its Class B Ordinary Shares on or promptly after the closing of the Company’s initial business combination.

Promissory Note — Related Party

The Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note, dated February 18, 2021 (as amended on December 31, 2021, the “Note”), to be used for a portion of the expenses of the Initial Public Offering. The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $137,000 under the Note and fully repaid the Note balance on January 14, 2022. Subsequent to the repayment, the facility was no longer available to the Company.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units. On November 14, 2022, the Company issued an unsecured promissory note (as amended and restated on November 14, 2022, the “New Note”) to the Sponsor for an aggregate principal amount of up to $250,000 for working capital purposes (“Working Capital Loan”). The New Note bears no interest and is repayable in full upon the earlier of the consummation of our initial business combination and the day prior to the date the Company elects to liquidate and dissolve in accordance with the provisions of its Charter (such earlier date, the “Maturity Date”). The New Note may also be converted into additional private placement-equivalent units, at a price of $10.00 per unit, at the option of the holder of the New Note at any time on or prior to the Maturity Date. As of December 31, 2022 and 2021, the Company had $250,000 and $0 of such Working Capital Loans outstanding, respectively.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Administrative Support Agreement

On January 11, 2022, the Company entered into an agreement with the Sponsor, pursuant to which the Company agreed to pay the Sponsor a total of $37,500 per month for office space, secretarial, and administrative services through the earlier of the Company’s consummation of a Business Combination and its liquidation. Upon consummation of a Business Combination, any remaining monthly payments shall be accelerated and due. For the year ended December 31, 2022 and period from February 10, 2021 (inception) through December 31, 2021, the Company incurred and paid approximately $413,000 and $0 of administrative support expense, respectively. There were no outstanding balances as of December 31, 2022 and 2021.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, officers, directors or their affiliates. For the year ended December 31, 2022 and 2021, the Company incurred approximately $233,000 and $0, respectively in such costs and there was no outstanding amount as of December 31, 2022 and 2021, respectively, payable to the executive officers and related parties, as reflected in the accompanying balance sheets.

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Units, private placement shares underlying the Private Placement Units, private placement warrants underlying the Private Placement Units, the Class A ordinary shares underlying such private placement warrants, and units that may be issued upon conversion of the Working Capital Loans will have registration rights which will require the Company to register a sale of any of the aforementioned securities of the Company held by them pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years, respectively, after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to an additional 3,915,000 Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On January 14, 2022, the underwriter partially exercised the over-allotment option to purchase additional 3,900,000 Units. On February 25, 2022, the remaining over-allotment option expired unexercised.

The underwriter was entitled to a cash underwriting discount of approximately $5.2 million in the aggregate paid upon the closing of the Initial Public Offering. An additional fee of approximately $14.3 million in the aggregate will be payable to the underwriter for deferred underwriting commission. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement for the Initial Public Offering.

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 8. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A ordinary shares contain certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 31,153,000 shares of Class A ordinary shares outstanding, of which 30,000,000 shares were subject to possible redemption and are classified outside of permanent equity in the consolidated balance sheets. On December 28, 2022, a total of 186 shareholders elected to redeem an aggregate of 25,943,810 Class A ordinary shares, representing approximately 83.28% of the issued and outstanding Class A ordinary shares. Upon which, there were 4,056,190 Class A ordinary shares subject to possible redemption outstanding. The payment of these shares took place on January 18, 2023.

The Class A ordinary shares subject to possible redemption reflected on the accompanying consolidated balance sheets are reconciled in the following table:

Gross proceeds	$300,000,000
Less:
Proceeds allocated to Public Warrants	(12,300,000)
Class A ordinary shares issuance costs	(19,410,782)
Class A ordinary shares tendered for redemption	(266,701,252)
Plus:
Accretion of carrying value to redemption value	36,210,782
Increase in redemption value of Class A ordinary shares subject to possible redemption	4,061,515
Class A ordinary shares subject to possible redemption as of December 31, 2022	$41,860,263

NOTE 9. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. As of December 31, 2022, there were 30,000,000 Class A redeemable ordinary shares issued and outstanding, which were subject to possible redemption and were classified outside of permanent equity on the consolidated balance sheets and 1,153,000 non-redeemable Class A ordinary shares issued and outstanding. On December 28, 2022, a total of 186 shareholders elected to redeem an aggregate of 25,943,810 Class A ordinary shares, representing approximately 83.28% of the issued and outstanding Class A ordinary shares. Upon which, there were 4,056,190 Class A ordinary shares subject to possible redemption outstanding. As of December 31, 2021, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of December 31, 2022 and 2021, there were 10,000,000 and 10,005,000 Class B ordinary shares issued and outstanding, respectively (see Note 6).

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 25% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders and not including the Class A ordinary shares underlying the Private Placement Units), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 9. SHAREHOLDERS’ DEFICIT (cont.)

or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 10. WARRANTS

As of December 31, 2022, the Company had 15,000,000 Public Warrants and 576,500 Private Placement Warrants outstanding. There were no warrants issued and outstanding as of December 31, 2021.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use best efforts to file with the SEC a post-effective amendment to the registration statement used in connection with the Initial Public Offering or a new registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to

10X CAPITAL VENTURE ACQUISITION CORP. III
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Restated)

NOTE 10. WARRANTS (cont.)

115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described under “Redemption of warrants for cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash:    Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date consolidated financial statements were available to be issued. Based upon this review, except as noted in Note 1, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$142,180	$3,160,330
Accounts receivable	129,743	550,339
Prepaid expenses	95,976	141,763
Advances to related parties	88,015	62,132
Other current assets	178,939	147,366
Total current assets	634,853	4,061,930
Property, plant, and equipment, net	1,764,637	1,863,910
Software intangible assets, net	379,573	446,520
Operating lease right-of-use assets	2,567,345	2,579,384
Finance lease right-of-use assets	454,841	296,878
Due from landlord	1,484,280	1,484,280
Total assets	$7,285,529	$10,732,902

Liabilities and stockholder’s deficit
Current liabilities:
Accounts payable	$6,574,312	$2,419,452
Related-party debt, including accrued interest	974,405	857,000
Current portion of 10% and 12% promissory notes, including accrued interest	1,533,522	1,534,542
Current portion of 10% and 12% promissory notes, including accrued interest – related party	1,636,298	2,465,433
Operating lease liability – current	481,566	422,501
Finance lease liability – current	156,308	123,699
Accrued expenses and other current liabilities	799,422	981,603
Total current liabilities	12,155,833	8,804,230
Long term liabilities:
Operating lease liability, net of current portion	5,726,941	5,962,631
Finance lease liability, net of current portion	303,843	178,158
10% and 12% Promissory notes, including accrued interest	417,533	1,039,842
Total liabilities	18,604,150	15,984,861

Commitments and contingencies (Note 9)

Stockholders’ deficit:
Convertible preferred stock, $0.0001 par value, 22,247,276 shares authorized, 19,702,915 and 19,525,370 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively (liquidation preference of $62,988,562 and $60,944,822 as of June 30, 2023 and December 31, 2022, respectively)	1,970	1,953
Common stock, $0.0001 par value, 63,510,000 shares authorized, 29,612,295 and 29,586,558 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	2,961	2,958
Additional paid-in capital	68,199,709	65,571,490
Accumulated deficit	(79,523,261)	(70,828,360)
Total stockholders’ deficit	(11,318,621)	(5,251,959)
Total liabilities and stockholders’ deficit	$7,285,529	$10,732,902

The accompanying notes are an integral part of these Condensed financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Laboratory services revenue	$1,165,706	$5,610,716

Operating expenses:
Cost of revenue	1,216,762	2,457,477
Research and development	2,608,286	2,600,856
General and administrative	6,156,134	3,335,406
Total operating expenses	9,981,182	8,393,739
Loss from operations	(8,815,476)	(2,783,023)

Other income (expense):
Interest expense	(198,738)	(515,349)
Other income, net	319,313	58,825
Total other income (expense), net	120,575	(456,524)
Net loss and comprehensive loss attributable to common stockholders	$(8,694,901)	$(3,239,547)
Basic and diluted net loss available to common stockholders per common share	(0.29)	(0.11)
Basic and diluted weighted average common shares outstanding	29,597,821	29,500,448

The accompanying notes are an integral part of these Condensed financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (UNAUDITED)

	For the Six Months Ended June 30, 2022
	Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	18,516,267	$1,852	29,488,995	$2,949	$52,738,284	$(63,078,166)	$(10,335,081)
Issuance of convertible preferred stock:
Series D-1, on exercise of warrants	4,166	—	—	—	12,498	—	12,498
Series E-1, on exercise of warrants and on conversion of debt	2,900	—	—	—	14,500	—	14,500
Series F-1	227,515	23	—	—	2,730,157	—	2,730,180
Relative fair value of equity classified warrants	—	—	—	—	2,378	—	2,378
Stock based compensation expense	—	—	6,000	1	292,772	—	292,773
Vesting of equity awards	—	—	14,583	1	34,788	—	34,789
Net loss	—	—	—	—	—	(3,239,547)	(3,239,547)
Balance – June 30, 2022	18,750,848	$1,875	29,509,578	$2,951	$55,825,377	$(66,317,713)	$(10,487,510)
	For the Six Months Ended June 30, 2023
	Preferred Stock		Common Stock		Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2023	19,525,370	$1,953	29,586,558	$2,958	$65,571,490	$(70,828,360)	$(5,251,959)
Issuance of convertible preferred stock:
Series E-1, on exercise of warrants	12,400	1	—	—	61,999	—	62,000
Series F-1	165,145	16	—	—	1,981,723	—	1,981,739
Relative fair value of equity classified warrants	—	—	—	—	10,965	—	10,965
Stock based compensation expense	—	—	4,500	—	500,309	—	500,309
Vesting of equity awards	—	—	17,417	3	58,937	—	58,940
Exercise of stock options	—	—	3,820	—	14,286	—	14,286
Net loss	—	—	—	—	—	(8,694,901)	(8,694,901)
Balance – June 30, 2023	19,702,915	$1,970	29,612,295	$2,961	$68,199,709	$(79,523,261)	$(11,318,621)

The accompanying notes are an integral part of these Condensed financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,694,901)	$(3,239,547)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest	93,304	213,480
Amortization of warrant and debt issuance costs	16,368	107,161
Stock compensation expense	500,309	292,773
Depreciation and amortization	322,483	275,245
Amortization of finance lease right-of-use assets	83,313	46,133
Loss on asset disposal	—	3,140
Non-cash compensation expense	137,200	37,400
Non-cash operating lease expense	12,039	22,797
Changes in operating assets and liabilities:
Accounts receivable	420,596	1,021,979
Prepaid expenses	45,787	(16,068)
Advances to related parties	(25,883)	1,812
Other current assets	(31,573)	(49,173)
Accounts payable	4,154,860	(182,138)
Accrued expenses and other current liabilities	(261,551)	(141,800)
Operating lease liability	(176,625)	(174,123)
Other long-term liabilities	—	(33,640)
Net cash used in operating activities	(3,404,274)	(1,814,569)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(46,613)	(30,318)
Disposals of property, plant, and equipment	—	23,189
Cash paid for software intangible assets costs	(109,650)	(256,360)
Net cash used in investing activities	(156,263)	(263,489)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible Series E-1 preferred stock on the exercise	62,000	—
Proceeds from issuance of convertible Series F-1 preferred stock	1,981,739	2,556,122
Proceeds from issuance of 10% promissory notes	250,000	—
Proceeds from exercise of stock options	14,286	12,498
Proceeds from issuance of related-party debt	105,000	60,000
Payments on related-party debt	—	(165,417)
Payments on 10% and 12% promissory notes	(975,040)	(22,000)
Payments on 10% and 12% promissory notes – related party	(813,726)	—
Principal on repayments on finance leases	(81,872)	(57,651)
Net cash provided by financing activities	542,387	2,383,552

Net (decrease) increase in cash and cash equivalents	(3,018,150)	305,494
Cash and cash equivalents at beginning of period	3,160,330	165,853
Cash and cash equivalents at end of period	$142,180	$471,347

Supplemental cash flow information
Other interest paid	$42,667	$140,229
Cash paid for related party interest	$53,884	$69,600

Supplemental disclosure of non-cash investing and financing information:
ASC 842 adoption – lease liability	$—	$6,747,621
Finance lease obligation entered into for the purchase of a fixed asset	$221,306	$47,238
Relative fair value of equity classified warrants	$10,965	$2,378
Conversion of 12% promissory notes	$—	$7,000
Conversion of debt to convertible preferred stock	$—	$7,500
Issuance of convertible Series E-1 and F-1 preferred stock in exchange for liabilities	$—	$174,058
Rollover of matured 12% promissory notes into 10% promissory notes	$—	$100,000

The accompanying notes are an integral part of these Condensed financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

1. Description of Business

American Gene Technologies International Inc. (“AGT,” “We,” “Our,” or the “Company”) was incorporated in the state of Delaware on September 4, 2008. AGT, was founded by our CEO, Jeff Galvin with the belief that viral vectors could enable cell and gene therapy to become the treatment platform to redefine the standard of care for a wide range of human diseases including cancers, monogenic disorders, and infectious diseases. The Company intends to enter into a merger agreement (the “SPAC Merger”) with 10X Capital Venture Acquisition Corp. III (“10X III”). Prior to the effective time of the SPAC Merger, AGT will spin-out its non-HIV business. Once the separation occurs, the HIV business will merge with 10X III, and become a publicly traded company under the name Addimmune Inc. (“Addimmune”). Addimmune will focus on developing novel cell and gene therapy candidates to treat, and potentially cure, human immunodeficiency virus (HIV).

2. Basis of Presentation and Liquidity

Basis of Presentation

The accompanying financial statements were prepared based on the accrual method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the ASC and Accounting Standards Updates (“ASU”) of the FASB. The accompanying interim financial information includes all adjustments of a normal recurring nature necessary for a fair presentation of the results of operations, financial position, comprehensive loss, changes in stockholders’ deficit, and cash flows, on the same basis as the annual financial statements. The accompanying condensed financial statements are unaudited and should be read in conjunction with the 2022 audited consolidated financial statements and notes thereto.

Going Concern

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC Topic 205-40, Presentation of Financial Statements — Going Concern (“ASC 205-40”), requires management to assess the Company’s ability to continue as a going concern for one year after the date the condensed financial statements are issued. Under ASC 205-40, management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about the Company’s ability to meet future financial obligations as they become due within one year after the date that the condensed financial statements are issued. As required by this standard, management’s evaluation shall initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the condensed financial statements are issued.

The accompanying condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring operating losses and negative cash flows from operations. The condensed financial statements do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

At June 30, 2023, the Company had an accumulated deficit of $79.5 million, negative cash flows from operating activities of $3.4 million for the period ended June 30, 2023, significant ongoing expenses and $18.6 million amount in total liabilities. As of June 30, 2023, the Company had $0.1 million in cash and cash equivalents and the Company expects its negative cash flows from operating activities to continue. The Company’s operations are subject to certain risks and uncertainties associated with biopharmaceutical companies including, among others, the risk associated with development of products that must receive regulatory approval before market launch. Since inception, the Company has incurred losses from operations, negative working capital, and negative cash flows from operations and has relied on debt and equity investments to fund its operations. Whether, and when, the Company can attain profitability and positive cash flows from operations is uncertain. This uncertainty, considering the Company’s current cash on hand, is such that it raises substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance date of these condensed financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

2. Basis of Presentation and Liquidity (cont.)

As the Company’s research and development activities mature and develop over the next year, the Company will likely require substantial funds to continue such activities, depending upon events that are difficult to predict at this time. In this regard, management plans to raise additional capital through financing activities that may include public offerings and private placements of its common stock, preferred stock offerings, collaborations and licensing arrangements and issuances of debt and convertible debt instruments. In the absence of additional capital, the Company plans to strategically manage its uncommitted spend, execute its priorities and implement cost saving measures to reduce research and development and general and administrative expenditures which could include minimizing staff costs and delaying or terminating manufacturing and clinical trial costs.

There are inherent uncertainties associated with fundraising activities and activities to manage the Company’s uncommitted spending and the successful execution of these activities may not be within the Company’s control. There are no assurances that such additional funding will be obtained and that the Company will succeed in its future operations. If the Company cannot successfully raise additional capital, its liquidity, financial condition and business prospects will be materially and adversely affected. The Company is continually looking into further capital planning and the evaluation of strategic alternatives. There is substantial doubt about the Company’s ability to continue as a going concern.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting periods.

Significant accounting estimates reflected in the Company’s condensed financial statements include, but are not limited to, revenue recognition, estimates related to research and development accruals, recognition and measurement of the valuation allowance of deferred tax assets resulting from net operating losses, recognition and measurement of the valuation of warrants, and the measurement of stock compensation. Although actual results may differ from those estimates, management does not believe such differences would be material.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and money market funds with financial institutions that are federally insured. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements.

The Company holds cash and cash equivalents in banks in excess of federally insured limits. However, the Company believes risk of loss is minimal as the cash and cash equivalents are held by large high rated financial institutions. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds cash and cash equivalents. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the FDIC protection limits. The Company has not experienced any losses on balances deposited with financial institutions.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Cash and cash equivalents

The Company considers all investments in highly liquid financial instruments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents include investments in money market funds with commercial banks and financial institutions. Cash equivalents are stated at amortized cost, plus accrued interest, which approximates fair value.

Accounts Receivable

Accounts receivable are customer obligations due to the Company under normal trade terms. The majority of the Company’s accounts receivable balances are due from third-party insurance providers or government agencies (e.g., Medicare, Medicaid) which limits uncollectible accounts receivable. The Company reserves for any accounts receivable balances that are determined to be uncollectible in the allowance for credit losses. After all attempts to collect an accounts receivable balance have failed, the accounts receivable balance is written off against the allowance for credit losses. The Company assessed all existing accounts receivable recorded and concluded that no allowance for credit losses was necessary as of June 30, 2023 and December 31, 2022.

Property and Equipment, Net

The Company records property and equipment at cost less accumulated depreciation. Costs of renewals and improvements that extend the useful lives of the assets are capitalized. Routine expenditures for maintenance and repairs are expensed as incurred. Depreciation expense is determined on a straight-line basis over the estimated useful lives of the assets including capitalized lease assets that were previously recorded under property and equipment prior to adoption of ASC 842. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the term of the related lease. Upon retirement or disposition of assets, the costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses, if any, reflected in the results of operations.

The estimated useful lives of property and equipment are as follows:

Asset Category	Useful Life in Years
Laboratory equipment	2 – 10
Computers and office equipment	3 – 5
Furniture and fixtures	3 – 7
Leasehold improvements	Shorter of the estimated useful life or remaining lease term

Due from Landlord

The Company leases office and research space in Rockville, Maryland under an operating lease with a term from December 5, 2019 through August 15, 2031 that is subject to annual rent increases. The landlord provided $3,247,200 for leasehold improvements and/or a refundable security deposit. The Company is required to pay a $1.5 million security deposit, which the Company elected to fund with the remaining leasehold improvement allowance, per the lease agreement. In October 2021, the Company and landlord executed the first amendment to the deed of lease, which slightly reduced the Company’s rentable space. The amendment also reduced the leasehold improvement allowance and security deposit by $15,720. As of June 30, 2023 and December 31, 2022, the total security deposit was $1,484,280. Provided the Company is not in default under the lease, the amount of the security deposit shall be reduced by increments of $240,000 on August 1st occurring in the years of 2025, 2026, 2027, 2028, and 2029. As of June 30, 2023, the Company was current with lease obligations.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Software intangible assets, net

The Company accounts for its software intangible assets in accordance with ASC 350-40, Internal-Use Software- Computer Software Developed or Obtained for Internal Use, ASC 350-50, Website Development Costs, and ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets. ASC Subtopic 350-40 requires assets to be recorded at the cost to develop the software intangible asset to be amortized over its useful life. The determined useful life is required to be evaluated every reporting period to determine whether events or circumstances warrant a revision to the remaining period of amortization. Any changes in the Company’s intent to the use the asset could have a material effect on the useful life of the software intangible. If the estimate of useful life is changed the remaining carrying amount of the software intangible asset is amortized prospectively over the revised remaining useful life.

During the six months ended June 30, 2023 and 2022, the Company capitalized website development costs of $109,650 and $256,360, respectively, which were incurred to develop a website used to support all of the Company’s laboratory testing services. A small portion of these capitalized costs is related to interest expense incurred by the Company which is allocated to the software project. These capitalized interest costs are immaterial to the financial statements.

The capitalized costs incurred during the six months ended June 30, 2023 and 2022 are being amortized over their useful life. Through March 31, 2023, the amortization period used for the capitalized software ended on November 30, 2023. On April 1, 2023, the Company extended the useful life of the internal use software through December 31, 2025 on a prospective basis. For the six months ended June 30, 2023 and 2022, the Company recognized $176,597 and $98,841 of amortization expense in cost of revenue in its Condensed Statement of Operations and Comprehensive Loss. At June 30, 2023 and December 31, 2022, the Company had accumulated amortization on the capitalized website development costs of $494,414 and $317,817, respectively. The remaining useful life of the capitalized software was 2.5 years and 0.9 years as of June 30, 2023 and December 31, 2022, respectively.

Impairment of Long-Lived Assets

The Company periodically assesses the recoverability of the carrying value of its long-lived asset group in accordance with the provisions of ASC 360, Property, Plant, and Equipment (“ASC 360”). ASC 360 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset group. If the carrying value exceeds the sum of undiscounted cash flows, the Company then determines the fair value of the underlying asset group. Any impairment to be recognized is measured as the amount by which the carrying amount of the asset group exceeds the estimated fair value of the asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. There were no impairment losses recognized during for the six months ended June 30, 2023 and 2022.

Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses (included within Accrued expenses and other current liabilities on the balance sheet), 10% Promissory Notes, 12% Promissory Notes, and derivative liabilities. The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximated their carrying values at June 30, 2023 and December 31, 2022 due to their short-term maturities. The carrying values of the 10% Promissory Notes and 12% Promissory Notes reasonably approximate fair value due to the stated interest rate approximating current market rates of interest for similar arrangements (considered level 3 inputs under the fair value hierarchy). The 10% Promissory Notes and 12% Promissory Notes as discussed further in Note 6 contain embedded derivative features that are required to be bifurcated and remeasured to fair value each reporting period; however, the fair values of these embedded features were de minimis at issuance and remain de minimis.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

The Company accounts for recurring and nonrecurring fair value measurements in accordance with ASC 820, Fair Value Measurements (“ASC 820”). ASC 820 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and requires expanded disclosures about fair value measurements. The ASC 820 hierarchy ranks the quality of reliability of inputs, or assumptions, used in the determination of fair value, and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

•        Level 1 — Fair value is determined by using unadjusted quoted prices that are available in active markets for identical assets and liabilities.

•        Level 2 — Fair value is determined by using inputs, other than Level 1 quoted prices, that are directly and indirectly observable. Inputs can include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Related inputs can also include those used in valuation or other pricing models that can be corroborated by observable market data.

•        Level 3 — Fair value is determined by inputs that are unobservable and not corroborated by market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity. In instances where the determination of the fair value measurement is based on inputs from different levels of fair value hierarchy, the fair value measurement will fall within the lowest level input that is significant to the fair value measurement in its entirety.

The Company evaluates financial assets and liabilities subject to fair value measurements to determine the appropriate level at which to classify them each reporting period. This determination requires the Company to make subjective judgments as to the significance of inputs used in determining fair value and where such inputs lie within the ASC 820 hierarchy.

Financial assets measured at fair value on a recurring basis were as follows:

Fair Value Measurement at June 30, 2023
	Total	Quoted Prices in Active Markets for Identical	Significant Other Observable Inputs	Significant Unobservable Inputs
		Level 1	Level 2	Level 3
Money market funds	$—	$—	$—	$—

	Fair Value Measurement at December 31, 2022
	Total	Quoted Prices in Active Markets for Identical	Significant Other Observable Inputs	Significant Unobservable Inputs
		Level 1	Level 2	Level 3
Money market funds	$60	$60	$—	$—

There were no other assets or liabilities at June 30, 2023 or December 31, 2022 that were measured on a recurring fair value basis. The derivative liabilities discussed below and in Note 6, is a Level 3 fair value measurement and de minimis at June 30, 2023 and December 31, 2022. Significant changes in the Company’s assumption of an event of default being remote would result in increases to the fair value of the derivative liabilities.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Embedded derivatives

The Company applies the accounting standards for derivatives and hedging and for distinguishing liabilities from equity when accounting for hybrid contracts that contain conversion options and other embedded features. The Company bifurcates embedded features from their host instruments and accounts for them as free-standing derivative financial instruments according to certain criteria.

The Company has identified a derivative instrument related to certain features embedded within the Company’s 10% Promissory Notes and 12% Promissory Notes as discussed in Note 6. The derivative is accounted for as a derivative liability and remeasured to fair value as of each condensed balance sheet date. The related remeasurement adjustments are recognized in the accompanying condensed statements of operations and comprehensive loss. The fair value of the derivative was de minimis at issuance and has remained de minimis as of June 30, 2023 and December 31, 2022 and as result there are no fair value remeasurements in the Company’s condensed statement of operations and comprehensive loss.

Revenue Recognition

In 2021, the Company began generating revenue from its clinical laboratory services from COVID-19 testing services. The Company currently receives payments from its customers, physician practices, via direct- billing or third-party billing. Third-party billed testing fees are fees reimbursed from the insurance providers or government agencies (e.g., Medicare, Medicaid) of the physician practice’s patients. A third-party collection agency collects the fees on behalf of the Company. The Company uses reasonable effort and customary process for obtaining reimbursement from the appropriate third-party insurance provider. Direct-billed testing fees are invoiced directly to the customers and payments are received directly from the customers in accordance with the agreements. Typically, the Company seeks reimbursement from third-party payors (e.g., insurance providers or government agencies), if applicable, prior to billing the customer directly.

The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised goods or services to its customers. To determine revenue recognition for contracts with customers, the Company performs the following steps described in ASC 606, Revenue from Contracts with Customers: (1) identifies the contract with the customer, or Step 1, (2) identifies the performance obligations in the contract, or Step 2, (3) determines the transaction price, or Step 3, (4) allocates the transaction price to the performance obligations in the contract, or Step 4, and (5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5.

The COVID-19 testing services represent a single performance obligation that is fulfilled at the point in time when the customer receives the testing results. Typically, the Company picks up the tests from the customers and the results are reported during the same day or within 24 hours. The results are communicated to the customers via email, text message, or website.

The COVID-19 testing services fees are variable consideration, as the Company accepts payments from third-party payors that are less than the contractually stated price, which are estimated using the expected value method under a portfolio approach and constrained to the extent that it is not probable that a significant revenue reversal will occur. The estimated fees are recognized when the testing is completed, and the results have been provided to the customer.

Cost of Revenue

Cost of revenue reflects the aggregate costs incurred in delivering COVID-19 testing services and includes expenses for materials and supplies, personnel-related costs, freight, costs for lab services, equipment and infrastructure expenses and allocated overhead including rent, regular maintenance on information technology systems, equipment depreciation, intangible amortization, and utilities.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Segment Information

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The chief operating decision maker, the CEO, manages the Company’s operations as a single operating segment for the purposes of assessing performance and making operating decisions.

Research and Development

Research and development (“R&D”) costs are expensed as incurred. R&D costs primarily consist of salaries and benefits and stock-based compensation for our research and development personnel along with a ratable share of our facility expenses. Other R&D expenses include fees paid to research-oriented third-party vendors and consultants, along with the cost of manufactured research materials.

The Company makes payments in connection with clinical trials under contracts with contract research organizations that support conducting and managing clinical trials. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee, unit price, or on a time and materials basis. A portion of the obligation to make payments under these contracts depends on factors such as the successful enrollment or treatment of patients or the completion of other clinical trial milestones.

Expenses related to clinical trials are accrued based on estimates and/or representations from service providers regarding work performed, including actual level of patient enrollment, completion of patient trials, and progress of the clinical trials. Other incidental costs related to patient enrollment or treatment are accrued when reasonably certain. Similarly, the Company accrues expenses related to the work performed by contract manufacturing organizations based on the progress of the work performed. If the amounts the Company is obligated to pay under clinical trial agreements and manufacturing agreements are modified (for instance, as a result of changes in the clinical trial protocol or scope of work to be performed), the accruals are adjusted accordingly. Revisions to contractual payment obligations are charged to expense in the period in which the facts that give rise to the revision become reasonably certain.

The Company may be obligated to make upfront payments upon execution of certain research and development agreements. Advance payments, including nonrefundable amounts, for goods or services that will be used or rendered for future research and development activities are deferred and included in prepaid expenses and other current assets or other non-current assets in the condensed balance sheets. Such amounts are recognized as expense as the related goods are delivered or the related services are performed, or at such time when the Company does not expect the goods to be delivered or services to be performed.

We recognize R&D expenditures as related goods and services are received and consumed in our research activities. Accordingly, we accrue liabilities and defer advance payments based on differences between cash transactions and estimates of actual work accomplished under contract with third-party R&D vendors.

Patent Costs

Patent costs, including related legal costs, are expensed as incurred and recorded within general and administrative expenses on the condensed statements of operations.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

is recognized in operations during the period that such tax rate changes are enacted. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Financial statement recognition of a tax position taken or expected to be taken in a tax return is determined based on a more-likely-than-not threshold of that position being sustained on examination by a taxing authority, assuming they possess full knowledge of the position and facts. If the tax position meets this threshold, the benefit to be recognized is measured as the largest amount that is more likely than not to be realized upon ultimate settlement. Interest and penalties related to uncertain tax positions are recognized as a component of income tax expense.

Comprehensive Loss

Comprehensive loss comprises net loss and other changes in equity that are excluded from net loss. For the six months ended June 30, 2023 and 2022, the Company’s net loss equals comprehensive loss and, accordingly, no additional disclosure is presented.

Net Loss Per Share

Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the if-converted method for preferred stock and the treasury stock method for all other instruments. Potential common shares are excluded from the computation when their effect is antidilutive.

Any dividends declared by the Company over and above the preferred stock dividends are to be allocated to preferred and common stockholders. As such, the Company’s convertible preferred stock is a participating security. However, the Company has experienced net losses in both fiscal periods and preferred stockholders are not contractually obligated to share in those losses. Accordingly, no additional net loss per share has been disclosed under the two-class method.

Potential common shares, presented based on amounts outstanding at period end, that were excluded from the computation of diluted net loss per share attributable to common stockholders as their effect would be anti-dilutive, are as follows:

	Six Months Ended June 30,
	2023	2022
Outstanding convertible preferred stock	19,702,915	18,750,848
Outstanding warrants on preferred stock	1,381,667	1,363,774
Stock options, RSPAs and in-substance non-recourse issued and outstanding	3,018,381	2,026,026

Stock-based Compensation

The Company accounts for its stock-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation (ASC 718). ASC 718 requires all stock-based payments to employees, non-employees and directors, including grants of incentive stock options, nonqualified stock options, restricted stock awards, unrestricted stock awards or restricted stock units to be recognized as expense in the statement of operations and comprehensive loss based on their grant date fair values ratably over the requisite service period. The Company accounts for forfeitures as they occur.

To date, the Company has only utilized options to purchase common stock and restricted stock purchase agreement awards (“RSPAs”), which are in substance stock options, to provide stock-based compensation (collectively the “Equity Awards” or “Awards”). The Company estimates the grant date fair value of the Awards granted using the Black-Scholes-Merton (“Black-Scholes”) option pricing model, with the exception of any

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Awards which at the grant date are determined to be in-the-money options. For in-the-money Awards the Company estimates the grant date fair value of the Awards granted using a Monte Carlo simulation option pricing model. The Black-Scholes option pricing and Monte Carlo simulation option pricing models require inputs based on certain subjective assumptions (“Assumptions”), which are detailed in Note 10, Stock-based compensation. The resulting fair value is both materially affected by the Assumptions used and recognized ratably by the straight-line attribution method over the requisite service period, generally the vesting period.

Equity Awards to employees typically vest over a four-year period and each option, if not exercised or terminated, expires on the tenth anniversary of the grant date. Certain of our Equity Awards provide the holder with the right to early exercise. Equity Awards to independent consultants typically vest over the estimated service period of the consulting relationship and range from a few months to a few years.

Restricted Stock Purchase Agreements (RSPAs)

The Company issues stock options that can be exercised early through RSPAs to which the shares are then subject to a vesting period. For accounting purposes, these RSPA’s are non-substantive option exercises until the underlying shares vest pursuant to the vesting requirements of the award. The Company estimates the grant date fair value of these RSPAs using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires inputs based on certain subjective Assumptions as detailed in Note 10, Stock-based compensation. The total fair value of the award is then recognized as stock-based compensation expense over the vesting term which has been deemed as the requisite service period due to the claw back rights defined below.

The Company’s RSPAs provide the Company with claw back rights, wherein, if the recipient separates from the Company prior to vesting, the Company is required to repurchase the unvested shares unless written notice is provided to the recipient within a number of specified days. The shares are repurchased at a price per share equal to the lesser of the fair market value of the shares at the time the repurchase occurs or the original purchase price. Based on the share repurchase rights outlined in the RSPA, the Company records the unvested portion of the awards as a liability on the balance sheet.

Certain RSPAs issued by the Company are not subject to a vesting period and vest immediately upon exercise. These awards are treated as in-substance Restricted Stock Awards (“RSAs”) with the grant date fair value being the share price on the grant date. These awards are immediately expensed upon exercise.

Novel Coronavirus (COVID-19) Financial Statement Impact

The United States Federal Public Health Emergency (PHE) ended on May 11, 2023, which lowered insurance reimbursement rates and no longer required private insurance companies to cover COVID-19 testing for out-of-network providers. This impacted but did not cease the Company’s revenue. Some insurance companies continued to pay out-of-network claims. In addition, the Company’s diagnostic testing lab is approved by Medicare, Washington D.C. Medicaid, Maryland Medicaid, and several Managed Care Organizations. The Company also bills customers directly for patients that do not have insurance.

Leases

In February 2016, the FASB issued a new accounting standard, ASC Topic 842, related to leases to increase transparency and comparability among organizations by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the condensed balance sheet. Most significant among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. Under the new standard, disclosures are required to meet the objective of enabling users of condensed financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company adopted ASC Topic 842 effective January 1, 2022, using the modified retrospective transition approach as of the period of adoption. The Company’s financial statements prior to January 1, 2022, were not modified for the application of the new lease standard. Upon adoption of ASC Topic 842, the Company recognized $2,632,848

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

of ROU assets, $362,489 of current and $6,385,132 of non-current lease liabilities associated with operating leases, derecognized of the entire deferred rent balance as of December 31, 2021 of $4,114,773, and recognized $382,255 of ROU assets and $101,014 of current and $272,717 of non-current lease liabilities associated with finance leases. The accounting for finance leases remained unchanged as a result of the election of certain practical expedients in the transition to ASC 842. Management has elected the optional transition method, the package of practical expedients under ASC 842-10-65-1(f), the practical expedient to combine lease and non-lease components, the option to not recognize an ROU asset or lease liability for any leases with original terms of 12 months or less, and the option to use the portfolio approach when analyzing leases. During the six months ended June 30, 2023, the Company recognized additional ROU assets of $267,332 and additional lease liabilities of $256,451. During the six months ended June 30, 2022, the Company recognized additional ROU assets of $47,238 and additional lease liabilities of $45,499.

The Company determines if an arrangement is a lease at inception of the contract. Operating leases are included in operating lease ROU assets, current portion of operating lease liabilities, and long-term operating lease liabilities on the balance sheets. Finance leases are included in finance lease ROU assets, current portion of finance lease liabilities, and long-term finance lease liabilities on the balance sheets.

ROU assets represent the Company’s right to use underlying assets for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate, which is derived from information available at the lease commencement date, in determining the present value of lease payments. The Company uses the implicit rate when readily determinable.

The exercise of lease renewal options is at the Company’s sole discretion. In general, the Company does not consider renewal options to be reasonably likely to be exercised, therefore renewal options are generally not recognized as part of the ROU assets and lease liabilities. Lease costs for lease payments are recognized on a straight-line basis over the lease term. The Company does not record operating leases with an initial term of 12 months or less (“short-term leases”) on the condensed balance sheets.

Certain of the Company’s lessee lease agreements contain both lease and non-lease components, which are generally accounted for as a single lease component. For leases in place through adoption, the Company has elected to use the package of practical expedients included in ASC 842-10-65-1(f). As such, management did not reassess (a) whether any expired or existing contracts are or contain leases, (b) the lease classification for any expired or existing leases, and (c) the initial direct costs for any existing leases. Management notes that there have been no initial direct costs recorded under ASC 840. In accordance with the package of practical expedients, management did not reassess the classification of its existing real estate leases under the new ASC 842 classification criteria as there was no significant risk to historical classification.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”), which modifies the measurement of expected credit losses on certain financial instruments. In addition, for available-for-sale debt securities, the standard eliminates the concept of other-than-temporary impairment and requires the recognition of an allowance for credit losses rather than reductions in the amortized cost of the securities. The standard is effective for interim and annual periods beginning after December 15, 2022 and requires a modified-retrospective approach with a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period. As the Company has trade accounts receivable and amounts due from landlord which are within scope of this guidance, the Company adopted ASU No. 2016-13 as of January 1, 2023. Adoption of the standard had no material impact on the Company’s financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

4. Property and Equipment

Property and equipment consisted of the following:

	June 30, 2023	December 31, 2022
Laboratory equipment	$882,057	$835,444
Computers and office equipment	245,001	245,001
Furniture and fixtures	105,758	105,758
Leasehold improvements	1,941,088	1,941,088
Total property and equipment	3,173,904	3,127,291
Less accumulated depreciation & amortization	(1,409,267)	(1,263,381)
Total property, plant, and equipment, net	$1,764,637	$1,863,910

Total depreciation expense was $145,886 and $175,843 for the six months ended June 30, 2023 and 2022, respectively.

5. Other Current Liabilities

Other current liabilities consisted of the following:

	June 30, 2023	December 31, 2022
Accrued expenses and other current liabilities:
Accrued expenses	$348,258	$652,388
Accrued payroll liabilities	274,397	232,914
Other current liabilities	176,767	96,301
Total other current liabilities	$799,422	$981,603

6. Debt

Related-party Debt

Related-party debt consists of operational loans made by the Company’s Founder, President and Chief Executive Officer, his family members, Board members, and employees; and includes both cash loans, unpaid salary, and accrued interest. Simple interest has been accrued at an annual rate of 6%. There are no contractual payment terms associated with these obligations, as such they are all classified as current liabilities. During the six months ended June 30, 2023, the Company issued $105,000 of short-term loans to executives in exchange for cash. Interest expense incurred on related-party debt for the six months ended June 30, 2023 and 2022 was $24,810. Certain related parties also invested in the 12% and 10% Promissory Notes as discussed below.

12% and 10% Promissory Notes

The Company’s Board and shareholders approved a Note and Warrant Purchase Agreement to issue up to $10.0 million in principal of 12% Promissory Notes having an eighteen-month term (“12% Promissory Notes”), which are accompanied by the issuance of warrants to purchase shares of convertible Series E-1 preferred stock at $5.00 per share that have a term of five years from the date of the initial note closing, February 14, 2019 (“12% Promissory Note Warrants”). Additionally, the 12% Promissory Notes are required to be prepaid upon an event of default.

The fair value of the 12% Promissory Note Warrants, which were initially recorded as a reduction to the 12% Promissory Note balance as a debt discount, are amortized over 18 months from issuance. Additionally, during the year ended December 31, 2022 certain 12% Promissory Notes were modified to roll over principal and interest

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

6. Debt (cont.)

from 12% Promissory Notes initially issued which matured during the periods to new 10% Promissory Notes with another 18 month term discussed below. The Company evaluated the 12% Promissory Notes and determined that the prepayment upon an event of default feature met the definition of an embedded derivative liability that is required to be bifurcated from the host instrument and measured at fair value. The fair value of the derivative liability at issuance and at June 30, 2023 and December 31, 2022, was de minimis as we concluded the likelihood of an event of default is remote. No events of default have occurred to date.

The Company’s Board and shareholders approved a Note and Warrant Purchase Agreement to issue up to $10.0 million in principal of 10% Promissory Notes having an eighteen-month term (“10% Promissory Notes” and collectively with the 12% Promissory Notes the “Promissory Notes”), which are accompanied by the issuance of warrants to purchase shares of convertible Series F-1 preferred stock at $12.00 per share that have a term of five years from the date of the initial note closing, February 25, 2022 (“10% Promissory Note Warrants”). Additionally, the 10% Promissory Notes are required to be prepaid upon an event of default.

During the year ended December 31, 2021 and December 31, 2022, several 12% Promissory Notes, scheduled to mature during these periods were modified per the request of the noteholders. During those periods, several 12% Promissory Notes were modified to remain outstanding or roll over into new 12% Promissory Notes per the request of the noteholders, and the Company continued to accrue interest per the terms of the 12% Promissory Notes. During the six months ended June 30, 2023 and during the year ended December 31, 2022, several 12% Promissory Notes were modified to roll over principal and interest to the new 10% Promissory Notes. The newly issued 10% and 12% Promissory Notes are shown as issuance of principal and conversion to debt in the below table. The Company evaluated the amendments and concluded that the amendments represented a debt modification. Debt issuance costs were expensed as incurred as they were immaterial. The Company issued $250,000 and $0 in principal for cash under the Promissory Notes (as defined below) during the six months ended June 30, 2023 and 2022, respectively.

The 10% Promissory Notes and 12% Promissory Notes carry the same terms and conditions where both are required to be prepaid upon an event of default. The Company evaluated the Promissory Notes and determined that the prepayment upon an event of default feature met the definition of an embedded derivative liability that is required to be bifurcated from the host instrument and measured at fair value. The fair value of the derivative liability at issuance and at June 30, 2023 and December 31, 2022 was de minimis as the Company concluded the likelihood of an event of default is remote. No events of default have occurred to date.

In addition, Promissory Note Warrants were issued to purchase 8,535 shares of convertible Series F-1 preferred stock and 2,231 shares of convertible Series F-1 preferred stock during the six months ended June 30, 2023 and 2022, respectively (“the Promissory Note Warrants”). The Promissory Note Warrants, classified in equity, had a relative fair value of $10,965 and $2,378 and were recorded within additional paid-in capital (“APIC”), during the six months ended June 30, 2023 and 2022, respectively. The fair value of the Promissory Note Warrants, which were initially recorded as a reduction to the Promissory Notes balance as a debt discount, are amortized over 18 months from issuance.

The Promissory Note Warrants were valued using the Black-Scholes model and a probability-weighted expected return method (“PWERM”). The PWERM model is significantly impacted by the subjective assumptions around the probability of different liquidity event, the risk-free interest rate, expected dividend yield, expected volatility, and the expected life of the award (the “Assumptions”). The resulting warrant relative fair value is materially affected by the Assumptions used. The PWERM considers the probability of different liquidity events and the following key, Black Scholes assumptions:

	June 30, 2023	December 31, 2022
Fair value of common stock	$3.92	$3.74 – $3.92
Risk-free rate	4.56% – 4.74%	0.17% – 4.74%
Expected term (in years)	1.08 – 1.5	0.83 – 1.5
Expected volatility	75.00%	75.00%
Expected dividend yield	0.00%	0.00%

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

6. Debt (cont.)

•        Risk-Free Interest Rate — This is the range of U.S. Treasury rates with a term that most closely resembles the expected life of the warrant.

•        Expected Term — This is the period of time that the warrant is expected to remain outstanding, which is the remaining life of the warrant.

•        Expected Volatility — This is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (implied volatility) during a period. Expected volatility incorporates the volatility of the common stock of comparable companies as the Company does not have historical volatility of its own equity securities.

•        Expected Dividend Yield — This is the anticipated dividend return for an investor over the expected life. For the Company, this amount is zero as it is not anticipated that dividends will be paid for the foreseeable future.

A summary of the Promissory Notes follows:

12% and 10% Promissory Note
Balance, January 1, 2022	$6,582,512
Issuance of principal	1,151,734
Accrual of interest	679,806
Amortization of fair value of detachable warrants	191,846
Less relative fair value of detachable warrants	(27,847)
Payments	(2,886,115)
Conversion to equity	(7,500)
Conversion to debt	(644,619)
Balance, December 31, 2022	5,039,817
Issuance of principal	409,796
Accrual of interest	151,536
Amortization of fair value of detachable warrants	16,368
Less relative fair value of detachable warrants	(10,965)
Payments	(1,859,402)
Conversion to debt	(159,797)
Balance, June 30, 2023	$3,587,353

Details of the net liability balances follow:

12% and 10% Promissory Note
December 31, 2022:
Principal	$4,537,185
Accrued interest	530,758
Unamortized fair value of detachable warrants	(28,126)
$5,039,817
June 30, 2023:
Principal	$3,009,830
Accrued interest	600,246
Unamortized fair value of detachable warrants	(22,724)
$3,587,353

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

6. Debt (cont.)

The following sets forth future payments required by the 10% Promissory Notes as of June 30, 2023:

2023	$2,071,340
2024	1,672,578
Total future payments	3,743,918
Less future interest	(133,841)
Less unamortized fair value of detachable warrants	(22,724)
Present value of future payments	3,587,353
Less current portion	(3,169,820)
Long-term portion	417,533

Prior to December 31, 2019, the Company’s Chief Executive Officer and a member of their immediate family invested $194,958 and $200,000, respectively, through the purchase of 12% Promissory Notes. A shareholder with more than 5% voting interest and a member of their immediate family invested $294,958 and $289,763, respectively, through the purchase of 12% Promissory Notes. These 12% Promissory Notes reached their stated maturity date during 2020, but they remain outstanding per the request of the noteholder. The Company continues to accrue interest per the terms of the 12% Promissory Notes per annum. During 2021, the Company’s Chief Executive Officer invested in two 12% Promissory Notes, for $300,000 and $813,726, which totaled $1,113,726. The $300,000 12% Promissory Note reached its stated maturity date during 2021, but it remains outstanding per the request of the noteholder, and the $813,726 12% Promissory Note due in January 2023, remained outstanding at December 31, 2022. This 12% Promissory Note was repaid by the Company in January 2023. During the six months ended June 30, 2023, the Company’s Chief Executive Officer received payments of accrued interest of $29,274, compared to $44,790 during the six months ended June 30, 2022. As the outstanding balances are payable at any time by the Company, any interest the Company may incur beyond the amount the Company has accrued as of June 30, 2023 is not reflected in the future payment table above. There were no 12% Promissory Notes issued to the Chief Executive Officer or any member of their immediate family during the six months ended June 30, 2023 and 2022.

The total outstanding principal and accrued interest owed to related parties and principal owners for the 12% Promissory Notes was $1,636,298 and $2,465,433 at June 30, 2023 and December 31, 2022, respectively. Related party interest expense recognized for the six months ended June 30, 2023 and 2022 was $63,292 and $106,720, respectively.

7. Leases

The Company leases facilities under an operating lease expiring August 15, 2031. The Company’s current facility lease provides for two 5-year extensions at a rate to be mutually agreed. During the six months ended June 30, 2023, the Company entered into a 14 month operating lease and recorded an initial ROU assets of $35,825 and lease liabilities of $35,145. Operating leases include variable lease payments, which are primarily related to common area maintenance, taxes and utility charges.

The Company entered into a new finance lease during the six months ended June 30, 2023 for equipment to be used in the AGT103-T clinical trials and recorded ROU assets of $231,507 and lease liabilities of $221,306.

Total accumulated amortization on finance lease laboratory equipment as of June 30, 2023 was $408,249.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

7. Leases (cont.)

Additional information on the Company’s lease activity, for the six months ended June 30, 2023 and 2022 is as follows:

	Six Months Ended June 30,
	2023	2022
Components of lease expense:
Finance lease cost:
Amortization of right-of-use assets	$73,544	$65,827
Interest on lease liabilities	13,510	14,030
Operating lease cost	321,568	312,139
Total lease cost	$408,622	$391,996
	Six Months Ended June 30,
	2023	2022
Cash paid for amounts included in the measurements of lease liabilities:
Operating cash flows from finance leases	$13,510	$14,030
Operating cash flows from operating leases	485,475	463,465
Financing cash flows from finance leases	81,872	57,651
	As of June 30,
	2023	2022
Weighted-average remaining lease term:
Finance leases (in years)	3.39	2.96
Operating leases (in years)	8.05	9.08
	As of June 30,
	2023	2022
Weighted-average discount rate:
Finance leases	8.72%	7.15%
Operating leases	8.77%	8.77%

The following sets forth future minimum lease payments under operating and finance leases as of June 30, 2023:

	Operating Leases	Finance Leases
Remainder of 2023	$498,424	$100,772
2024	997,384	170,637
2025	1,012,437	124,521
2026	1,040,279	66,496
2027	1,068,886	58,201
2028	1,098,281	14,552
Thereafter	3,025,953	—
Total minimum lease payments	8,741,644	535,179
Less interest	(2,533,137)	(75,028)
Present value of minimum lease payments	$6,208,507	$460,151

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

8. Commitments and Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount.

Research and Development

The Company entered into a Master Services Agreement (“MSA”) with Beckman Research Institute of City of Hope (“Beckman”) on May 11th, 2023 for a term date of five years. This agreement contains a non-cancelable purchase commitment. Under the terms of the agreement Beckman will supply the Company with non-GMP grade materials and release testing. The price of the contract is $255,500 for the term of the Agreement with payment due before the start of the scheduled production run. In case the project runs past the five year term, Beckman may increase the contract price by an amount not to exceed 5% of the contract price.

Legal Proceedings

On January 31, 2022, the Company filed a complaint against one of our vendors for a breach of contract to process, manufacture, and deliver an HIV immunotherapy treatment developed by the Company. The complaint also sought a declaratory judgment that the vendor purported termination of the contract in November 2021 based on alleged non-payment of invoices was ineffective because those invoices had been properly disputed. The parties thereafter entered into an interim settlement agreement that obviated the need for any further injunctive relief with respect to future deliveries, but otherwise preserved the Company’s claims that the vendor breached the contract and that the vendor’s purported termination of the MSA was ineffective. On July 15, 2022, the Company filed an amended complaint that added a third claim for breach of the parties’ interim settlement agreement due to the vendor’s failure to deliver certain lots of the treatment as promised. The Company’s amended complaint sought a minimum of $2.1 million in damages, plus applicable interest, reasonable attorneys’ fees, and costs of suit, as well as a declaratory judgment that the vendor’s purported termination of the MSA was ineffective and that the Company must pay no more than $708,830. On August 17, 2022, the vendor filed its answer to the amended complaint and asserted counterclaims for breach of contract, account stated, and unjust enrichment in connection with the outstanding invoices, seeking payment of $970,503 plus interest, costs, disbursements, and reasonable attorneys’ fees. On September 14, 2022, the Company moved to dismiss these counterclaims for account stated and unjust enrichment. On September 23, 2022, the vendor filed an amended answer and counterclaims that removed the counterclaims for account stated and unjust enrichment. The Company thereafter withdrew its motion to dismiss as moot and, on October 13, 2022, filed its reply to the amended counterclaims in which it denied that the vendor is entitled to any of the relief sought. As of June 30, 2023 and December 31, 2022, the Company has liabilities of $892,922 recorded in accounts payable within the balance sheet related to this vendor. On July 13, 2023, the Company entered into a settlement agreement requiring the vendor to waive all rights to payment of any kind from the Company. Refer to Note 13, Subsequent Events, for further discussion.

9. Equity Securities

Common Stock

The Company is authorized to issue two classes of stock, designated common stock and preferred stock. The Company is authorized to issue 85,757,276 total shares, consisting of 63,510,000 shares of common stock of which 30,748,689 and 30,705,369 are legally issued and outstanding as of June 30, 2023 and December 31, 2022 and 22,247,276 shares of convertible Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, and Series F-1 preferred stock of which 19,702,915 and 19,525,370 are issued and outstanding in the aggregate as of June 30, 2023 and December 31, 2022. Common stock legally issued and outstanding included shares issued from the early exercise of stock options as discussed further below.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

9. Equity Securities (cont.)

The shares legally issued and outstanding include certain shares issued which for accounting purposes are not considered to be outstanding common stock shares. Shares legally outstanding at June 30, 2023, include 36,394 issued for certain stock options that have been early exercised through RSPA’s. Based on the share repurchase rights outlined in the RSPA, in the case of termination of employment, the Company has the right to repurchase all of the unvested shares at the price paid by the employee for such shares, therefore the Company records such early exercises as a liability on the balance sheet. For accounting purposes, RSPA’s are non-substantive option exercises and are not considered outstanding shares until the underlying shares vest pursuant to the vesting requirements of the award. Shares legally outstanding at June 30, 2023, also include 1,100,000 shares issued for the early exercise of options with promissory notes determined to be substantively non-recourse, therefore, for accounting purposes, the shares sold subject to such promissory notes are considered to be unexercised options and the shares are not considered outstanding. The early exercise of options in exchange for promissory notes are non-substantive option exercises until the promissory note is paid and shares have vested pursuant to the vesting requirements of the awards.

Below is a reconciliation of legally issued and outstanding common shares to issued and outstanding shares for accounting purposes:

	June 30, 2023	December 31, 2022
Total shares of common stock legally issued and outstanding	30,748,689	30,705,369
Less: unvested RSPA and in-substance non-recourse note shares of common stock	(1,136,394)	(1,118,811)
Total shares issued and outstanding	29,612,295	29,586,558

The Company reserved shares of common stock for future issuance at June 30, 2023, are as follows:

Conversion of convertible preferred stock	19,702,915
Exercise of outstanding stock options	1,882,798
Exercise of outstanding stock warrants	1,381,667
Total common shares reserved for future issuance	22,967,380

Liquidation Rights

In the event of any liquidation or dissolution of the Company, the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of outstanding convertible preferred stock.

Dividend and Voting Rights

The holders of common stock are entitled to receive dividends if and when declared by the Company, but not until holders of convertible preferred stock have been paid a dividend on each outstanding share equal to at least 8% of the original issue price. Holders of both common and convertible preferred stock have the right to vote together and not as separate classes.

Convertible Preferred Stock

During the six months ended June 30, 2023, the Company authorized and issued 165,145 shares of convertible Series F-1 preferred stock with an aggregate cash price of $1,981,739.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

9. Equity Securities (cont.)

Details of the Company’s convertible preferred stock at the dates indicated, are as follows:

	June 30, 2023
	Shares
	Authorized	Issued & outstanding	Liquidation preference
Series A-1	2,170,610	2,170,610	$1,000,000
Series B-1	4,166,666	3,705,917	1,778,840
Series C-1	2,900,000	2,733,335	4,100,003
Series D-1	5,010,000	4,516,684	13,550,052
Series E-1	6,500,000	5,193,823	25,969,115
Series F-1	1,500,000	1,382,546	16,590,552
	22,247,276	19,702,915	$62,988,562
	December 31, 2022
	Shares
	Authorized	Issued & outstanding	Liquidation preference
Series A-1	2,170,610	2,170,610	$1,000,000
Series B-1	4,166,666	3,705,917	1,778,840
Series C-1	2,900,000	2,733,335	4,100,003
Series D-1	5,010,000	4,516,684	13,550,052
Series E-1	6,500,000	5,181,423	25,907,115
Series F-1	1,500,000	1,217,401	14,608,812
	22,247,276	19,525,370	$60,944,822

Dividend Rights

The Company may not declare, pay, or set aside any dividends on any class or series of capital stock unless the holders of the convertible preferred stock are first paid a dividend on each outstanding share equal to 8% of the original issue price. Such dividends shall not be cumulative and shall be payable only when, as and if declared by the Board, and the Company shall be under no obligation to pay any such dividends. Any additional dividends will be divided pro rata among the holders of convertible preferred stock and Common Stock, on an as converted basis. To date, the Board has not declared any dividends.

Voting Rights

Convertible preferred stockholders’ are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of convertible preferred stock held by such holder are convertible.

Conversion Rights

The holders of the convertible preferred stock have the right to convert their shares to common stock at any time. In addition, each share of outstanding convertible preferred stock shall automatically be converted into common stock immediately upon the closing of a firm commitment underwritten public offering of common stock by the Company, where aggregate gross proceeds are at least $30,000,000, pursuant to an effective registration statement under the Securities Act of 1933, as amended, or upon the majority vote of the requisite holders of preferred stock. The number of shares of common stock to which a preferred share can be converted shall be the number obtained by dividing the original issue price by the applicable conversion price. Initially the conversion price is set equal to the original issue price but can be adjusted in the event the Company issues stock at a price less than the conversion price then in effect. At June 30, 2023 and December 31, 2022, the conversion prices for all series of convertible preferred stock equal their original issue price. No fractional shares will be issued upon conversion.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

9. Equity Securities (cont.)

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or upon a defined liquidation event, the holders of the convertible preferred stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount per share equal to either (i) the original issue price plus any declared but unpaid dividends on the respective series or (ii) a lesser amount as approved by a vote of the requisite holders of preferred stock, (the “Liquidation Preference”).

In accordance with ASC 480, Distinguishing Liabilities from Equity, the Company’s convertible preferred stock is classified as permanent equity as it is not mandatorily redeemable upon an event that is considered outside of the Company’s control. Further, in accordance with ASC 815-40, Derivatives and Hedging — Contracts in an Entity’s Own Equity, the convertible preferred stock does not meet any of the criteria that would preclude equity classification. The Company concluded that the convertible preferred stock is more akin to an equity-type instrument than a debt-type instrument, therefore the conversion features associated with the convertible preferred stock were deemed to be clearly and closely related to the host instrument and were not bifurcated as a derivative under ASC 815.

Warrants to Purchase Convertible Preferred Stock

The Company periodically issues warrants to purchase convertible preferred stock in connection with its various debt and equity financing transactions. The following is a summary of warrant activity:

	Shares of Series D-1 exercisable at $3.00 per share	Shares of Series E-1 exercisable at $5.00 per share	Shares of Series F-1 exercisable at $12.00 per share
Outstanding, January 1, 2022	492,506	876,103	—
Issued	—	—	23,989
Exercised	(4,166)	(2,900)	—
Outstanding, December 31, 2022	488,340	873,203	23,989
Issued	—	—	8,535
Exercised	—	(12,400)	—
Outstanding, June 30, 2023	488,340	860,803	32,524

All Series D-1 and Series E-1 warrants are set to expire in 2022 to February 14, 2024. The Series F-1 warrants are set to expire on February 25, 2027 as originally issued.

Series E-1 warrants that were issued in connection with 2019 12% Promissory Notes vest over 18-months. As of June 30, 2023, Series E-1 warrants for 860,803 shares had fully vested.

Series F-1 warrants that were issued in connection with 2021 10% Promissory Notes vest over 18-months. As of June 30, 2023, Series F-1 warrants for 13,881 shares had vested. The unvested Series F-1 warrants for 18,643 shares of AGT Common Stock will vest by October 1, 2024, provided that the associated 2021 10% Promissory Note is not retired prior to its due date.

Recourse Promissory Notes to Related Parties

In 2020, the Company issued promissory notes to related parties for $2,536,700 total, each with an interest rate of 0.43% per annum. The aggregate principal amount was used to early exercise 1,400,000 stock options. The promissory notes were considered to be non-recourse in substance and accordingly, the shares sold subject to such promissory notes are considered to be unexercised stock options for accounting purposes, and the shares of common stock legally outstanding are not considered to be outstanding for accounting purposes. In accordance with accounting guidance, the Company’s non-recourse loans are not recorded on the balance sheet, and interest earned on these loans are not recorded on the Statement of Operations and Comprehensive Loss. The board approved the

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

9. Equity Securities (cont.)

forgiveness of $104,700 of these promissory notes in 2021 and $450,000 of these promissory notes in 2022 for return of the shares, which were treated as cancellations of outstanding stock options. As of June 30, 2023, the outstanding balance related to these promissory notes is $1,982,000.

10. Stock-based Compensation

The Company’s Equity Incentive Plan (the “EIP”) allows the Company to attract and retain the services of qualified employees, officers and directors, and consultants whose efforts develop and expand the Company’s business. The EIP provides additional incentives to such individuals by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company. The Company’s 2008 Stock Plan (the “2008 Plan”) expired and was replaced during 2019 by the 2019 Equity Incentive Plan (the “2019 Plan”). The 2008 Plan, which was most recently amended in 2017 to make 7,000,000 shares available for issuance, was terminated and no further awards may be issued under the 2008 Plan. Shares initially made available under the 2019 Plan were set equal to the shares that remained available for issuance under the 2008 Plan, which were 3,325,702. Any shares of common stock subject to Equity Awards under the 2008 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited, or repurchased without having been fully exercised, or resulting in any common stock being issued, will become available for issuance under the 2019 Plan. At June 30, 2023, the 2019 Plan’s size was 4,051,968 and 3,018,381 options were outstanding. At June 30, 2023, the options outstanding include 1,136,394 of shares issued for early exercise of options related to RSPAs subject to future vesting and those issued in exchange for promissory notes determined to be substantively non-recourse and, as such, for accounting purposes are considered to be unexercised stock options as discussed in Note 9.

The value of the RSPAs that remain subject to future vesting recorded as liabilities were $132,292 of which $132,292 was recorded within other current liabilities and $0 was recorded within other long-term liabilities in the condensed balance sheet as of June 30, 2023.

The following stock-based compensation amounts were recognized:

	For the Six Months Ended June 30,
	2023	2022
Cost of revenue	$15,133	$13,380
Research and development	70,790	44,197
General and administrative	414,386	235,196
	$500,309	$292,773

At June 30, 2023, the total compensation cost related to non-vested Awards not yet recognized and the weighted-average period over which it will be recognized was as follows:

	Unrecognized expense	Weighted average amortization period (in years)
Stock options	$5,764,876	3.15

Key Assumptions used by the Black-Scholes model to estimate the fair value of certain Awards granted during the six months ended June 30, 2023 and 2022 were as follows:

	For the Six Months Ended
	2023	2022
Fair value of common stock	$3.92	$3.74
Risk-free interest rate	4.30%	1.7% – 2.9%
Expected term (in years)	5.9 – 6.1	5.1 – 6.2
Expected volatility	73.7% – 74.2%	70.5% – 72.3%
Expected dividend yield	—%	—%

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

10. Stock-based Compensation (cont.)

•        Fair Value of Common Stock — Given the lack of an active public market for stock, the fair value of the Company’s stock is determined by the board of directors with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a clinical-stage company, the Company believes that it is appropriate to consider a range of factors to determine the fair market value of stock at each grant date. In determining the fair value of its stock, the Company uses methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants’ (AICPA) Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation. The Company considered various objective and subjective factors used to determine the value of the common stock. The factors included (1) the achievement of clinical and operational milestones by the Company; (2) the significant risks associated with the Company’s stage of development; (3) capital market conditions for life science companies, particularly similarly situated, privately held, early-stage life science companies; (4) the Company’s available cash, financial condition, and results of operations; (5) the probability of achievement of the contemplated SPAC transaction and the timeline to complete such a transaction, (6) the achievement of various earnouts based on milestones in the executed business combination agreement with the SPAC entity, (7) the most recent sales of the Company’s preferred stock; and 8) the preferential rights of the outstanding preferred stock.

•        Risk-Free Interest Rate — This is the U.S. Treasury rate for the month of each option grant during the year, having a term that most closely resembles the expected life of the option.

•        Expected Term — This is a period of time that the options are expected to remain unexercised. The Company’s stock options have a maximum term of 10 years. The Company uses the simplified method to calculate the average expected term for these options. The Company also issues RSPAs. These awards are treated as early exercised in-substance stock options which are valued using the Black-Scholes model and they typically have a vesting period of 12 to 24 months which is used as the expected term when the awards are valued.

•        Expected Volatility — Volatility is a measure of the amount by which a financial variable such as share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company utilizes the historical volatilities of a peer group (e.g., several public entities of similar size, complexity, and stage of development).

•        Expected Dividend Yield — The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

•        Expected Forfeiture Rate — Forfeitures are accounted for as they occur.

During the six months ended June 30, 2023, the Company granted option and RSPA awards to certain employees, including the Company’s CEO and a member of the Board of Directors, under the 2019 plan, which were determined to be in the money as of the grant date (the “In-the-money Awards”). A total of 1,070,600 In-the-money Awards were issued, with 1,000,000 and 35,000 of those issued to the CEO and Board Member, respectively. The aggregate estimated grant date fair value of the In-the-money Awards was approximately $4,741,476, which included $4,440,000 and $140,000 related to the CEO and Board member In-the-money Awards, respectively. In addition to the above, during the six months ended June 30, 2023, the Company granted an additional 25,000 option and RSPA awards which were not determined to be in the money as of the grant date.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

10. Stock-based Compensation (cont.)

Key Assumptions used by the Monte Carlo simulation model to estimate the fair value of in the In-the-money Awards follow:

For the Six Months Ended June 30,
Fair value of common stock	$5.81
Risk-free interest rate	3.44% – 4.65%
Expected term	Maximum 10 years
Expected volatility	92% – 95%
Expected dividend yield	—%
Assumption minimum exercise price multiple	2.5X

•        Fair Value of Common Stock — Consistent with disclosure related to the Black-Scholes model above.

•        Risk-Free Interest Rate — Consistent with disclosure related to the Black-Scholes model above.

•        Expected Term — The time to expiration is based on the contractual term, giving consideration to the potential early exercise of the options once these have vested.

•        Expected Volatility — Consistent with disclosure related to the Black-Scholes model above.

•        Expected Dividend Yield — Consistent with disclosure related to the Black-Scholes model above.

•        Assumed minimum exercise price multiple — This represents the multiple of the exercise price at which it has been assumed that the option holder will choose to early exercise any vested options. An assumption has been made that award holders would early exercise vested options/RSPAs when the share price equaled or exceeded 2.5 times the exercise price.

The following is a summary of option activity through June 30, 2023:

	Number of options	Weighted average exercise price	Weighted-average remaining contractual term (in years)	Aggregate Intrinsic value
Outstanding, December 31, 2022	1,997,977	2.06	7.3	$3,713,789
Granted	1,095,700	3.92
Exercised	(21,237)	3.45
Forfeited or expired	(54,059)	3.74
Outstanding, June 30, 2023	3,018,381	2.70	7.8	9,398,777
Exercisable, June 30, 2023	1,227,750	1.71	6.3	5,035,796

The weighted-average grant-date fair value for stock options granted for the six months ended June 30, 2023 and 2022 was $4.39 and $2.35 per share, respectively. Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding Awards. The total intrinsic value of stock options exercised during the six months ended June 30, 2023 and 2022 was $50,161 and $19,751, respectively. The total fair value of stock options vested during the six months ended June 30, 2023 and 2022 was $403,420 and $222,510, respectively. At June 30, 2023, and December 31, 2022, the number of non-vested stock options was 1,799,653 and 975,638, respectively. At June 30, 2023, the total unrecognized compensation expense related to non-vested stock options, was $5,764,876, which the Company expects to recognize over a weighted-average period of approximately 3.1 years.

During the six months ended June 30, 2023 and 2022, the Company issued 4,500 and 6,000 restricted stock awards that were fully vested at issuance respectively. The 2023 and 2022 awards had a weighted average grant date fair value of $3.92 and $3.74, respectively.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

11. Income Taxes

The Company files U.S. federal and Maryland state tax returns. All tax returns for the year ended December 31, 2008 and after, remain open for examination due to tax attributes available to be carried forward to open or future tax years. As of June 30, 2023 and December 31, 2022, the Company had no interest or penalties related to uncertain income tax positions.

No income tax expense was recorded for the six months ended June 30, 2023 and 2022, as the Company did not have taxable income. The Company estimates an annual effective tax rate of 0% for the year ended December 31, 2023 as the Company incurred losses for the six month period ended June 30, 2023 and is forecasting an estimated net loss for both financial statement and tax purposes for the year ended December 31, 2023. Therefore, no federal or state income taxes are expected and none have been recorded at this time. Income taxes have been accounted for using the liability method in accordance with FASB ASC 740.

Due to the Company’s history of losses since inception, there is not enough evidence at this time to support that the Company will generate future income of a sufficient amount and nature to utilize the benefits of its net deferred tax assets. Accordingly, the deferred tax assets have been reduced by a full valuation allowance, since the Company cannot currently support that realization of its deferred tax assets is more likely than not.

At June 30, 2023, the Company has not recognized any uncertain tax positions and no examinations are being conducted by U.S., state, or local taxing authorities.

12. 401(k) Savings Plan

The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all employees. Under the 401(k) Plan, employees may make elective salary deferrals. The Company provides for a safe harbor matching of deferrals equal to 100% for the first 3% of deferred salary and 50% for the next 2% percent of deferred salary. During the six months ended June 30, 2023 and 2022, the Company made matching contributions of $37,499 and $33,423, respectively.

13. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements, except as noted below:

Proposed Merger with 10X III

On August 9, 2023, 10X Capital Venture Acquisition Corp. III (“10X III”) and the Company executed an Agreement and Plan of Merger (the “Merger Agreement”). Concurrent with the execution of the Merger Agreement, the Company also entered into the Separation and Distribution Agreement (the “Separation Agreement”), whereby, prior to the effective time of the Merger (as defined) the Company will (i) contribute, a newly formed, wholly owned, direct subsidiary of the Company (“SpinCo”), all of the Company’s right, title and interest in and to all assets and liabilities that do not involve researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of human immunodeficiency virus (the “SpinCo Business”), resulting in (A) SpinCo and its subsidiaries owning and operating the SpinCo Business, and (B) the Company and its subsidiaries continuing to own and operate the Company’s business involving researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of human immunodeficiency virus (the “Addimmune Business”), and (ii) make a distribution to the holders of shares of the Company’s capital stock of all of the equity of SpinCo, with the same rights, preferences and privileges of the Company’s capital stock as of immediately prior to the SpinCo Record Date (as defined), on a one-for-one basis in accordance with the holders’ respective holdings of the Company’s common and preferred stock existing as of the SpinCo Record Date.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS

13. Subsequent Events (cont.)

Settlement Agreement

On July 13, 2023, the Company entered into a settlement agreement with a vendor for a breach of contract to process, manufacture, and deliver an HIV immunotherapy treatment developed by the Company. The settlement agreement requires the vendor to waive all rights to payment of any kind from the Company to an outstanding balance as of December 31, 2022, of approximately $900,000. The settlement agreement also requires the vendor to provide data and documentation to AGT, technology transfer to a new manufacturer, and to pay a sum of $200,000 to AGT within 10 days of the execution of the agreement, which was received by the Company on July 21, 2023.

On August 9, 2023, the Company entered into a settlement agreement with a vendor related to an outstanding balance as of June 30, 2023, of approximately $140,000. On August 30, 2023, the Company made a payment of approximately $75,000 in full settlement of this outstanding amount by the Company on July 21, 2023.

Related Party Loans

On August 11, 2023 and August 14, 2023, the Company borrowed $10,000 and $22,000 from the Company’s Chief Executive Officer. These short-term loans are due upon notice from the lender and simple interest is accrued at an annual rate of 12%. On August 25, 2023, the Company borrowed $980,000 from the Company’s Chief Executive Officer. The loan is due February 25, 2025, or payable early upon notice from the lender.

On July 3, 2023, August 7, 2023, and August 23, 2023, the Company borrowed $300,000, $100,000, and $90,000, respectively, from a family member of the Company’s Chief Executive Officer. These short-term loans are due upon notice from the lender and simple interest is accrued at an annual rate of 12%.

Convertible Preferred Stock

The Company raised private capital in an amount of $0.8 million through the issuance of shares of its convertible Series F-1 preferred stock through September 30, 2023. Furthermore, the Company issued 33,333 shares of convertible Series D-1 preferred stock and 67,724 shares of convertible Series E-1 preferred stock upon the exercise of warrants for aggregate proceeds to the Company of $99,999 and $338,620, respectively.

October Convertible Notes Issuance

In October 2023, the Company approved the issuance of up to $50 million of Senior Secured Convertible Promissory Notes (the “2023 Convertible Notes”). The Company may sell the 2023 Convertible Notes in a number of separate transactions up to an aggregate of $50 million, with the first closing to take place in connection with the initial sale of no less than $5 million worth of Notes (the “First Closing”). The Notes will bear simple interest at the minimum rate of interest equal to the I.R.S. applicable federal rate per annum. All unpaid principal, together with the unpaid and accrued interest, is due and payable on demand at any time after the earlier of (i) three year anniversary of the issuance of the Notes (the “Maturity Date”), or (ii) upon the occurrence of an Event of Default (as defined within the 2023 Convertible Notes). On October 31, 2023, the Company completed the First Closing to various investors for a principal balance of approximately $5.9 million.

The 2023 Convertible Notes will convert into shares of common stock according to the terms of the 2023 Convertible Notes agreement.

Due to multiple embedded features within the 2023 Convertible Notes, the Company plans to elect to account for the 2023 Convertible Notes and the embedded features at fair value at inception. Subsequent changes in fair value would be recorded as a component of other income (loss) in the Consolidated Statements of Operations.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
For the Years Ended December 31, 2022 and 2021

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of American Gene Technologies International Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of American Gene Technologies International Inc. (the Company) as of December 31, 2022 and 2021, the related statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has negative cash flows from operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2016.

Tysons, Virginia

November 13, 2023

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
BALANCE SHEETS

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,160,330	$165,853
Accounts receivable	550,339	2,009,178
Prepaid expenses	141,763	275,535
Advances to related parties	62,132	1,812
Other current assets	147,366	57,594
Total current assets	4,061,930	2,509,972
Property, plant, and equipment, net	1,863,910	2,435,769
Software intangible assets, net	446,520	195,343
Operating lease right-of-use assets	2,579,384	—
Finance lease right-of-use assets	296,878	—
Due from landlord	1,484,280	1,484,280
Total assets	$10,732,902	$6,625,364

Liabilities and stockholder’s deficit
Current liabilities:
Accounts payable	$2,419,452	$3,969,685
Related-party debt, including accrued interest	857,000	1,082,970
Current portion of 10% and 12% promissory notes, including accrued interest	1,534,542	3,026,558
Current portion of 10% and 12% promissory notes, including accrued interest – related party	2,465,433	2,356,589
Operating lease liability – current	422,501	—
Finance lease liability – current	123,699	—
Accrued expenses and other current liabilities	981,603	855,999
Total current liabilities	8,804,230	11,291,801
Long term liabilities:
Operating lease liability, net of current portion	5,962,631	—
Finance lease liability, net of current portion	178,158	—
Deferred rent, net of current portion	—	4,114,773
10% and 12% Promissory notes, including accrued interest	1,039,842	1,199,365
Other long-term liabilities	—	354,506
Total liabilities	15,984,861	16,960,445

Commitments and contingencies (Note 8)

Stockholders’ deficit:
Convertible preferred stock, $0.0001 par value, 22,247,276 shares authorized, 19,525,370 and 18,516,267 shares issued and outstanding as of December 31, 2022 and 2021, respectively; (liquidation preference of $60,944,822 and $48,893,380 as of December 31, 2022 and 2021, respectively)	1,953	1,852
Common stock, $0.0001 par value, 63,510,000 shares authorized, 29,586,558 and 29,488,995 shares issued and outstanding at December 31, 2022 and 2021, respectively	2,958	2,949
Additional paid-in capital	65,571,490	52,738,284
Accumulated deficit	(70,828,360)	(63,078,166)
Total stockholders’ deficit	(5,251,959)	(10,335,081)
Total liabilities and stockholders’ deficit	$10,732,902	$6,625,364

The accompanying notes are an integral part of these financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2022	2021
Laboratory services revenue	$9,124,389	$4,738,542

Operating expenses:
Cost of revenue	4,258,308	2,972,059
Research and development	4,781,210	8,668,515
General and administrative	6,974,678	4,883,365
Total operating expenses	16,014,196	16,523,939
Loss from operations	(6,889,807)	(11,785,397)

Other income (expense):
Gain on extinguishment of debt	—	552,167
Change in fair value of debt	—	(429,673)
Interest expense	(916,443)	(974,016)
Other income (expense), net	56,056	14,627
Total other expense, net	(860,387)	(836,895)
Net loss and comprehensive loss	(7,750,194)	(12,622,292)
Deemed dividend – warrants	—	(318,098)
Net loss and comprehensive loss attributable to common stockholders	$(7,750,194)	$(12,940,390)
Basic and diluted net loss available to common stockholders per common share	$(0.26)	$(0.44)
Basic and diluted weighted average common shares outstanding	29,531,031	29,456,020

The accompanying notes are an integral part of these financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	17,092,972	$1,709	29,365,010	$2,937	$43,204,369	$(50,455,874)	$(7,246,859)
Issuance of convertible preferred stock:
Series E-1	1,011,442	101	—	—	5,057,109	—	5,057,210
Series E-1, on conversion of debt	196,489	20	—	—	982,425	—	982,445
Series F-1	36,255	4	—	—	435,056	—	435,060
Series F-1, on conversion of debt	179,109	18	—	—	2,149,290	—	2,149,308
Relative fair value of equity classified warrants	—	—	—	—	311,302	—	311,302
Stock based compensation expense	—	—	13,750	1	512,481	—	512,482
Vesting of equity awards	—	—	10,775	1	21,134	—	21,135
Exercise of stock options	—	—	99,460	10	65,118	—	65,128
Net loss	—	—	—	—	—	(12,622,292)	(12,622,292)
Balance – December 31, 2021	18,516,267	$1,852	29,488,995	$2,949	52,738,284	(63,078,166)	(10,335,081)
Issuance of convertible preferred stock:
Series D-1, on exercise of warrants	4,166	—	—	—	12,498	—	12,498
Series E-1, on exercise of warrants and on conversion of debt	2,900	—	—	—	14,500	—	14,500
Series F-1	987,532	99	—	—	11,850,286	—	11,850,385
Series F-1, on conversion of debt	14,505	2	—	—	174,058	—	174,060
Relative fair value of equity classified warrants	—	—	—	—	27,847	—	27,847
Stock based compensation expense	—	—	28,500	3	653,805	—	653,808
Vesting of equity awards	—	—	34,751	3	93,899	—	93,902
Exercise of stock options	—	—	34,312	3	6,313	—	6,316
Net loss	—	—	—	—	—	(7,750,194)	(7,750,194)
Balance – December 31, 2022	19,525,370	$1,953	29,586,558	$2,958	$65,571,490	$(70,828,360)	$(5,251,959)

The accompanying notes are an integral part of these financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,750,194)	$(12,622,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Accrued interest	196,339	447,251
Amortization of warrant and debt issuance costs	191,846	192,996
Stock compensation expense	653,808	512,481
Depreciation and amortization	570,711	438,427
Amortization of finance lease right-of-use assets	132,615	—
Loss on asset disposal	3,699	—
Non-cash compensation expense	71,060	76,639
Non-cash operating lease expense	53,464
Change in fair value of debt	—	429,673
Gain on extinguishment of debt	—	(552,167)
Changes in operating assets and liabilities:
Accounts receivable	1,458,839	(2,009,178)
Prepaid expenses	133,772	254,589
Advances to related parties	(60,320)	(1,812)
Other current assets	(89,772)	108,418
Due from landlord	—	15,720
Accounts payable	(1,550,233)	2,605,923
Accrued expenses and other current liabilities	828,097	(124,761)
Operating lease liability	(362,489)	—
Other long-term liabilities	(477,280)	—
Deferred rent	—	189,778
Net cash used in operating activities	(5,996,038)	(10,038,315)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(127,480)	(167,058)
Disposals of property, plant, and equipment	26,330	—
Cash paid for software intangible assets costs	(534,834)	(229,503)
Net cash used in investing activities	(635,984)	(396,561)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible Series D-1 preferred stock on exercise	12,498	—
Proceeds from issuance of convertible Series E-1 preferred stock on exercise	7,000	—
Proceeds from issuance of convertible Series E-1 preferred stock	—	4,789,850
Proceeds from issuance of convertible Series F-1 preferred stock	11,850,385	435,060
Proceeds from issuance of 6% convertible promissory notes	—	450,000
Proceeds from issuance of 10% and 12% promissory notes	500,000	1,453,726
Proceeds from issuance of Series F-1 preferred stock convertible promissory notes	—	1,719,000
Proceeds from paycheck protection program loan	—	547,800
Proceeds from exercise of stock options	13,816	65,128
Proceeds from issuance of related-party debt	60,000	165,000
Payments on related-party debt	(416,643)	(178,816)
Payments on 12% promissory notes	(2,219,475)	(325,000)
Payments on 12% promissory notes – related party	(60,000)	—
Principal on repayments on finance leases	(121,082)	—
Principal on repayments on capital leases	—	(90,647)
Net cash provided by financing activities	9,626,499	9,031,101

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
STATEMENTS OF CASH FLOWS — (Continued)

	Years ended December 31,
	2022	2021
Net increase (decrease) in cash and cash equivalents	2,994,477	(1,403,775)
Cash and cash equivalents at beginning of period	165,853	1,569,628
Cash and cash equivalents at end of period	$3,160,330	$165,853

Supplemental cash flow information
Other interest paid	$551,555	$337,502
Cash paid for related party interest	$148,726	$178,816

Supplemental disclosure of non-cash investing and financing information:
ASC 842 adoption – lease liability	$6,747,621	$—
Finance lease obligation entered into for the purchase of a fixed asset	$47,238	$—
Capital lease obligation entered into for the purchase of a fixed asset	$—	$140,166
Conversion of debt to convertible preferred stock	$7,500	$3,131,753
Issuance of convertible Series E-1 and F-1 preferred stock in exchange for liabilities	$174,060	$267,361
Recording of fair value of warrants at issuance	$27,847	$311,302
Rollover of matured 12% promissory notes into 10% and 12% promissory notes	$644,619	$3,064,195
Gain on extinguishment of debt	$—	$552,167
Change in fair value of debt	$—	$429,673

The accompanying notes are an integral part of these financial statements.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

1. Description of Business

American Gene Technologies International Inc. (“AGT,” “We,” “Our,” or the “Company”) was incorporated in the state of Delaware on September 4, 2008. AGT, was founded by our CEO, Jeff Galvin with the belief that viral vectors could enable cell and gene therapy to become the treatment platform to redefine the standard of care for a wide range of human diseases including cancers, monogenic disorders, and infectious diseases. The Company intends to enter into a merger agreement (the “SPAC Merger”) with 10X Capital Venture Acquisition Corp. III (“10X III”). Prior to the effective time of the SPAC Merger, AGT will spin-out its non-HIV business. Once the separation occurs, the HIV business will merge with 10X III, and become a publicly traded company under the name Addimmune Inc. (“Addimmune”). Addimmune will focus on developing novel cell and gene therapy candidates to treat, and potentially cure, human immunodeficiency virus (HIV).

2. Basis of Presentation and Liquidity

Basis of Presentation

The accompanying financial statements were prepared based on the accrual method of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the ASC and Accounting Standards Updates (“ASU”) of the FASB.

Going Concern

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification ASC Topic 205-40, Presentation of Financial Statements — Going Concern (“ASC 205-40”), requires management to assess the Company’s ability to continue as a going concern for one year after the date the financial statements are issued. Under ASC 205-40, management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about the Company’s ability to meet future financial obligations as they become due within one year after the date that the financial statements are issued. As required by this standard, management’s evaluation shall initially not take into consideration the potential mitigating effects of management’s plans that have not been fully implemented as of the date the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred recurring operating losses and negative cash flows from operations. The financial statements do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

At December 31, 2022, the Company had an accumulated deficit of $70.8 million, negative cash flows from operating activities of $6.0 million for the period ended December 31, 2022, significant ongoing expenses and $16.0 million amount in outstanding liabilities. As of December 31, 2022, the Company had $3.2 million in cash and cash equivalents and the Company expects its negative cash flows from operating activities to continue. The Company’s operations are subject to certain risks and uncertainties associated with biopharmaceutical companies including, among others, the risk associated with development of products that must receive regulatory approval before market launch. Since inception, the Company has incurred losses from operations, negative working capital, and negative cash flows from operations and has relied on debt and equity investments to fund its operations. Whether, and when, the Company can attain profitability and positive cash flows from operations is uncertain. This uncertainty, considering the Company’s current cash on hand, is such that it raises substantial doubt about the Company’s ability to continue as a going concern for at least one year from the issuance date of these financial statements.

As the Company’s research and development activities mature and develop over the next year, the Company will likely require substantial funds to continue such activities, depending upon events that are difficult to predict at this time. In this regard, management plans to raise additional capital through financing activities that may

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

2. Basis of Presentation and Liquidity (cont.)

include public offerings and private placements of its common stock, preferred stock offerings, collaborations and licensing arrangements and issuances of debt and convertible debt instruments. In the absence of additional capital, the Company plans to strategically manage its uncommitted spend, execute its priorities and implement cost saving measures to reduce research and development and general and administrative expenditures which could include minimizing staff costs and delaying or terminating manufacturing and clinical trial costs.

There are inherent uncertainties associated with fundraising activities and activities to manage the Company’s uncommitted spending and the successful execution of these activities may not be within the Company’s control. There are no assurances that such additional funding will be obtained and that the Company will succeed in its future operations. If the Company cannot successfully raise additional capital, its liquidity, financial condition and business prospects will be materially and adversely affected. The Company is continually looking into further capital planning and the evaluation of strategic alternatives. There is substantial doubt about the Company’s ability to continue as a going concern.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Significant accounting estimates reflected in the Company’s financial statements include, but are not limited to, revenue recognition, estimates related to research and development accruals, measurement of the warrants, measurement of certain convertible notes held at fair value, and the measurement of stock compensation. Although actual results may differ from those estimates, management does not believe such differences would be material.

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and money market funds with financial institutions that are federally insured. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other hedging arrangements.

The Company holds cash and cash equivalents in banks in excess of federally insured limits. However, the Company believes risk of loss is minimal as the cash and cash equivalents are held by large high rated financial institutions. To reduce its risk associated with the failure of such financial institutions, the Company evaluates at least annually the rating of the financial institutions in which it holds cash and cash equivalents. Any material loss that the Company may experience in the future could have an adverse effect on its ability to pay its operational expenses or make other payments and may require the Company to move its cash to other high quality financial institutions. Currently, the Company is reviewing its bank relationships in order to mitigate its risk to ensure that its exposure is limited or reduced to the FDIC protection limits. The Company has not experienced any losses on balances deposited with financial institutions.

The Company’s financial instruments that are subject to concentration risk consist entirely of their accounts receivable balance from their diagnostic testing services. The Company currently receives payments for the services via direct- billing or third-party billing. Third-party billed testing fees are fees reimbursed from the insurance providers or government agencies (e.g., Medicare, Medicaid) of the physician practice’s patients. Direct-billed testing fees are invoiced directly to the customers and payments are received directly from the customers in accordance with the agreements. As of December 31, 2022, 59% of the Company’s accounts receivable balance consisted of payments due from one insurance provider and 10% consisted of payments due directly from one physician practice. As of December 31, 2021, 31% and 12% of the Company’s accounts receivable balance consisted

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

of payments due from two separate insurance providers, respectively, and 29% of the Company’s accounts receivable balance consisted of payments due from government payers. The remaining portions of accounts receivable as of December 31, 2022 and 2021 consisted of various individually insignificant balances due from other insurance carriers, physician practices, and government payers.

Cash and cash equivalents

The Company considers all investments in highly liquid financial instruments with a maturity of 90 days or less at the date of purchase to be cash equivalents. Cash and cash equivalents include investments in money market funds with commercial banks and financial institutions. Cash equivalents are stated at amortized cost, plus accrued interest, which approximates fair value.

Accounts Receivable

Accounts receivable are customer obligations due to the Company under normal trade terms. The majority of the Company’s accounts receivable balances are due from third-party insurance providers or government agencies (e.g., Medicare, Medicaid) which limits uncollectible accounts receivable. The Company reserves for any accounts receivable balances that are determined to be uncollectible in the allowance for doubtful accounts. After all attempts to collect an accounts receivable balance have failed, the accounts receivable balance is written off against the allowance for doubtful accounts. The Company assessed all existing accounts receivable recorded and concluded that no allowance for doubtful accounts was necessary as of December 31, 2022 and 2021.

Property and Equipment, Net

The Company records property and equipment at cost less accumulated depreciation. Costs of renewals and improvements that extend the useful lives of the assets are capitalized. Routine expenditures for maintenance and repairs are expensed as incurred. Depreciation expense is determined on a straight-line basis over the estimated useful lives of the assets including capitalized lease assets that were previously recorded under property and equipment prior to adoption of ASC 842. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the term of the related lease. Upon retirement or disposition of assets, the costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses, if any, reflected in the results of operations.

The estimated useful lives of property and equipment are as follows:

Asset Category	Useful Life in Years
Laboratory equipment	2 – 10
Computers and office equipment	3 – 5
Furniture and fixtures	3 – 7
Leasehold improvements	Shorter of the estimated useful life or remaining lease term

Due from Landlord

The Company leases office and research space in Rockville, Maryland under an operating lease with a term from December 5, 2019 through August 15, 2031 that is subject to annual rent increases. The landlord provided $3,247,200 for leasehold improvements and/or a refundable security deposit. The Company is required to pay a $1,500,000 security deposit, which the Company elected to fund with the remaining leasehold improvement allowance, per the lease agreement. In October 2021, the Company and landlord executed the first amendment to the deed of lease, which slightly reduced the Company’s rentable space. The amendment also reduced the leasehold improvement allowance and security deposit by $15,720. As of December 31, 2022 and 2021, the total security

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

deposit was $1,484,280. Provided the Company is not in default under the lease, the amount of the security deposit shall be reduced by increments of $240,000 on August 1st occurring in the years of 2025, 2026, 2027, 2028, and 2029. As of December 31, 2022, the Company was current with lease obligations.

Software intangible assets, net

The Company accounts for its software intangible assets in accordance with ASC 350-40, Internal-Use Software- Computer Software Developed or Obtained for Internal Use, ASC 350-50, Website Development Costs, and ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets. ASC Subtopic 350-40 requires assets to be recorded at the cost to develop the software intangible asset to be amortized over its useful life. The determined useful life is required to be evaluated every reporting period to determine whether events or circumstances warrant a revision to the remaining period of amortization. Any changes in the Company’s intent to use the asset could have a material effect on the useful life of the software intangible. If the estimate of useful life is changed, the remaining carrying amount of the software intangible asset is amortized prospectively over the revised remaining useful life.

During the years ended December 31, 2022 and 2021, the Company capitalized website development costs of $534,834 and $229,504, respectively, which were incurred to develop a website used to support all of the Company’s laboratory testing services. A small portion of these capitalized costs is related to interest expenses incurred by the Company which is allocated to the software project. These capitalized interest costs are immaterial to the financial statements.

The capitalized costs incurred during 2022 and 2021 are being amortized over a useful life ending on November 30, 2023. For the years ended December 31, 2022 and 2021, the Company recognized $283,657 and $34,161 of amortization expense in cost of revenue in its Statement of Operations and Comprehensive Loss. At December 31, 2022 and 2021, the Company had accumulated amortization on the capitalized website development costs of $317,817 and $34,161, respectively. The remaining useful life of the capitalized software was 0.9 years and 1.9 years as of December 31, 2022 and 2021, respectively.

Impairment of Long-Lived Assets

The Company periodically assesses the recoverability of the carrying value of its long-lived asset group in accordance with the provisions of ASC 360, Property, Plant, and Equipment (“ASC 360”). ASC 360 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset group. If the carrying value exceeds the sum of undiscounted cash flows, the Company then determines the fair value of the underlying asset group. Any impairment to be recognized is measured as the amount by which the carrying amount of the asset group exceeds the estimated fair value of the asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. There were no impairment losses recognized during the years ended December 31, 2022 or 2021.

Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses (included within Accrued expenses and other current liabilities on the balance sheet), Series F-1 Preferred Stock Convertible Notes (“2021 Notes”), 6% Convertible Promissory Notes, 10% Promissory Notes, 12% Promissory Notes, and derivative liabilities. The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximated their carrying values at December 31, 2022 and 2021 due to their short-term maturities. The carrying values of the 6% Convertible Promissory Notes, 10% Promissory Notes and 12% Promissory Notes reasonably approximate fair value due to the stated interest rate approximating current market rates of interest for similar arrangements (considered level 3 inputs under the fair value hierarchy). The Company elected to record and measure the 2021 Notes at their fair value until such

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

time in 2021 that they were converted into Convertible Preferred Stock. The 6% Convertible Promissory Notes, 10% Promissory Notes and 12% Promissory Notes as discussed further in Note 6 contain embedded derivative features that are required to be bifurcated and remeasured to fair value each reporting period; however, the fair values of these embedded features were de minimis at issuance and remain de minimis.

The Company accounts for recurring and nonrecurring fair value measurements in accordance with ASC 820, Fair Value Measurements (“ASC 820”). ASC 820 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and requires expanded disclosures about fair value measurements. The ASC 820 hierarchy ranks the quality of reliability of inputs, or assumptions, used in the determination of fair value, and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

•        Level 1 — Fair value is determined by using unadjusted quoted prices that are available in active markets for identical assets and liabilities.

•        Level 2 — Fair value is determined by using inputs, other than Level 1 quoted prices, that are directly and indirectly observable. Inputs can include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Related inputs can also include those used in valuation or other pricing models that can be corroborated by observable market data.

•        Level 3 — Fair value is determined by inputs that are unobservable and not corroborated by market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity. In instances where the determination of the fair value measurement is based on inputs from different levels of fair value hierarchy, the fair value measurement will fall within the lowest level input that is significant to the fair value measurement in its entirety.

The Company evaluates financial assets and liabilities subject to fair value measurements to determine the appropriate level at which to classify them each reporting period. This determination requires the Company to make subjective judgments as to the significance of inputs used in determining fair value and where such inputs lie within the ASC 820 hierarchy.

Financial assets measured at fair value on a recurring basis were as follows:

	Fair Value Measurement at December 31, 2022
		Quoted Prices in Active Markets for Identical	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	Level 1	Level 2	Level 3
Money market funds	$60	$60	$—	$—
	Fair Value Measurement at December 31, 2021
		Quoted Prices in Active Markets for Identical	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	Level 1	Level 2	Level 3
Money market funds	$1,990	$1,990	$—	$—

There were no other assets or liabilities at December 31, 2022 or 2021 that were measured on a recurring fair value basis. The derivative liabilities discussed below and in Note 6, is a Level 3 fair value measurement and de minimis at December 31, 2022 and 2021. Significant changes in the Company’s assumption of an event of default being remote would result in increases to the fair value of the derivative liabilities.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

As discussed in the convertible instruments and embedded derivatives section below and Note 6, the Company elected the fair value option for the recognition of the 2021 Notes. The fair value of the 2021 Notes at issuance was $1,719,000, which represented the cash consideration received. At issuance, the Company expected the 2021 Notes to convert into convertible Series F-1 preferred stock within a short period of time. The Company remeasured the 2021 Notes immediately prior to conversion into shares of convertible Series F-1 preferred stock which occurred in December 2021. The fair value of the 2021 Notes immediately prior to conversion was $2,148,673, which reflected the fair value of the convertible Series F-1 preferred stock that the 2021 Notes converted into. The Company recorded a $429,673 loss on the remeasurement of the fair value of the 2021 Notes immediately prior to conversion. The fair value of the convertible Series F-1 preferred stock, issued in the 2021 Notes conversion, was based on the cash purchase price paid by third-party non-related party investors. See Note 6, Debt, for additional information related to the 2021 Notes.

Convertible instruments and embedded derivatives

The Company applies the accounting standards for derivatives and hedging and for distinguishing liabilities from equity when accounting for hybrid contracts that contain conversion options and other embedded features. The Company bifurcates embedded features from their host instruments and accounts for them as free-standing derivative financial instruments according to certain criteria.

The Company has identified a derivative instrument related to certain features embedded within the Company’s 6% Convertible Notes, 10% Promissory Notes and 12% Promissory Notes as discussed in Note 6. The derivative is accounted for as a derivative liability and remeasured to fair value as of each balance sheet date. The related remeasurement adjustments are recognized in the accompanying statements of operations and comprehensive loss. The fair value of the derivative was de minimis at issuance and has remained de minimis as of December 31, 2022 and 2021 and as result there are no fair value remeasurements in the Company’s statement of operations and comprehensive loss.

In 2021, the Company issued 2021 Notes to various investors. As permitted under ASC 825, Financial Instruments (“ASC 825”), the Company elected the fair value option for recognition of the 2021 Notes. The Company elected the fair value option to eliminate the burden of complying with the requirements of derivative accounting. Under the fair value option, the 2021 Notes were recorded at fair value upon issuance and remeasured at fair value at their subsequent conversion in 2021. The Company recognized the change in fair value in the statement of operations and comprehensive loss as a loss on change in fair value of debt. All of these notes issued in 2021 were converted in 2021 as discussed further in Note 6, Debt.

Revenue Recognition

In 2021, the Company began generating revenue from its clinical laboratory services from COVID- 19 testing services. The Company currently receives payments from its customers, physician practices, via direct- billing or third-party billing. Third-party billed testing fees are fees reimbursed from the insurance providers or government agencies (e.g., Medicare, Medicaid) of the physician practice’s patients. A third-party collection agency collects the fees on behalf of the Company. The Company uses reasonable effort and customary process for obtaining reimbursement from the appropriate third-party insurance provider. Direct-billed testing fees are invoiced directly to the customers and payments are received directly from the customers in accordance with the agreements. Typically, the Company seeks reimbursement from third-party payors (e.g., insurance providers or government agencies), if applicable, prior to billing the customer directly. During the year ended December 31, 2022, the Company determined that it had two major customers that make up 23% and 17% of total revenue, respectively. During the year ended December 31, 2021, the Company determined that it had three major customers that make up 38%, 11%, and 10% of total revenue, respectively.

The Company recognizes revenue in an amount that reflects the consideration to which it expects to be entitled in exchange for the transfer of promised goods or services to its customers. To determine revenue recognition for contracts with customers, the Company performs the following steps described in ASC 606, Revenue from Contracts

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

with Customers: (1) identifies the contract with the customer, or Step 1, (2) identifies the performance obligations in the contract, or Step 2, (3) determines the transaction price, or Step 3, (4) allocates the transaction price to the performance obligations in the contract, or Step 4, and (5) recognizes revenue when (or as) the entity satisfies a performance obligation, or Step 5. The Company adopted ASC 606 effective January 1, 2021.

The COVID-19 testing services represent a single performance obligation that is fulfilled at the point in time when the customer receives the testing results. Typically, the Company picks up the tests from the customers and the results are reported during the same day or within 24 hours. The results are communicated to the customers via email, text message, or website.

The COVID-19 testing services fees are variable consideration, as the Company accepts payments from third-party payors that are less than the contractually stated price, which are estimated using the expected value method under a portfolio approach and constrained to the extent that it is not probable that a significant revenue reversal will occur. The estimated fees are recognized when the testing is completed, and the results have been provided to the customer.

Cost of Revenue

Cost of revenue reflects the aggregate costs incurred in delivering COVID-19 testing services and includes expenses for materials and supplies, personnel-related costs, freight, costs for lab services, equipment and infrastructure expenses and allocated overhead including rent, regular maintenance on information technology systems, equipment depreciation, intangible amortization, and utilities.

Segment Information

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The chief operating decision maker, the CEO, manages the Company’s operations as a single operating segment for the purposes of assessing performance and making operating decisions.

Research and Development

Research and development (“R&D”) costs are expensed as incurred. R&D costs primarily consist of salaries and benefits and stock-based compensation for our research and development personnel along with a ratable share of our facility expenses. Other R&D expenses include fees paid to research-oriented third-party vendors and consultants, along with the cost of manufactured research materials.

The Company makes payments in connection with clinical trials under contracts with contract research organizations that support conducting and managing clinical trials. The financial terms of these agreements are subject to negotiation and vary from contract to contract and may result in uneven payment flows. Generally, these agreements set forth the scope of work to be performed at a fixed fee, unit price, or on a time and materials basis. A portion of the obligation to make payments under these contracts depends on factors such as the successful enrollment or treatment of patients or the completion of other clinical trial milestones.

Expenses related to clinical trials are accrued based on estimates and/or representations from service providers regarding work performed, including actual level of patient enrollment, completion of patient trials, and progress of the clinical trials. Other incidental costs related to patient enrollment or treatment are accrued when reasonably certain. Similarly, the Company accrues expenses related to the work performed by contract manufacturing organizations based on the progress of the work performed. If the amounts the Company is obligated to pay under clinical trial agreements and manufacturing agreements are modified (for instance, as a result of changes in

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

the clinical trial protocol or scope of work to be performed), the accruals are adjusted accordingly. Revisions to contractual payment obligations are charged to expense in the period in which the facts that give rise to the revision become reasonably certain.

The Company may be obligated to make upfront payments upon execution of certain research and development agreements. Advance payments, including nonrefundable amounts, for goods or services that will be used or rendered for future research and development activities are deferred and included in prepaid expenses and other current assets or other non-current assets in the balance sheets. Such amounts are recognized as expense as the related goods are delivered or the related services are performed, or at such time when the Company does not expect the goods to be delivered or services to be performed.

We recognize R&D expenditures as related goods and services are received and consumed in our research activities. Accordingly, we accrue liabilities and defer advance payments based on differences between cash transactions and estimates of actual work accomplished under contract with third-party R&D vendors.

Patent Costs

Patent costs, including related legal costs, are expensed as incurred and recorded within general and administrative expenses on the statements of operations.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations during the period that such tax rate changes are enacted. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Financial statement recognition of a tax position taken or expected to be taken in a tax return is determined based on a more-likely-than-not threshold of that position being sustained on examination by a taxing authority, assuming they possess full knowledge of the position and facts. If the tax position meets this threshold, the benefit to be recognized is measured as the largest amount that is more likely than not to be realized upon ultimate settlement. Interest and penalties related to uncertain tax positions are recognized as a component of income tax expense.

Comprehensive Loss

Comprehensive loss comprises net loss and other changes in equity that are excluded from net loss. For the years ended December 31, 2022 and 2021, the Company’s net loss equals comprehensive loss and, accordingly, no additional disclosure is presented.

Net Loss Per Share

Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the if-converted method for preferred stock and the treasury stock method for all other instruments. Potential common shares are excluded from the computation when their effect is antidilutive.

Any dividends declared by the Company over and above the preferred stock dividends are to be allocated to preferred and common stockholders. As such, the Company’s convertible preferred stock is a participating security. However, the Company has experienced net losses in both fiscal periods and preferred stockholders are not contractually obligated to share in those losses. Accordingly, no additional net loss per share has been disclosed under the two-class method.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Potential common shares, presented based on amounts outstanding at period end, that were excluded from the computation of diluted net loss per share attributable to common stockholders as their effect would be anti-dilutive, are as follows:

	Years Ended December 31,
	2022	2021
Outstanding convertible preferred stock	19,525,370	18,516,267
Outstanding warrants on preferred stock	1,385,532	1,368,609
Stock options, RSPAs and in-substance non-recourse issued and outstanding	1,997,977	2,250,580

Stock-based Compensation

The Company accounts for its stock-based compensation in accordance with ASC Topic 718, Compensation — Stock Compensation (ASC 718). ASC 718 requires all stock-based payments to employees, non-employees and directors, including grants of incentive stock options, nonqualified stock options, restricted stock awards, unrestricted stock awards or restricted stock units to be recognized as expense in the statement of operations and comprehensive loss based on their grant date fair values ratably over the requisite service period. The Company accounts for forfeitures as they occur.

To date, the Company has only utilized options to purchase common stock and restricted stock purchase agreement awards (“RSPAs”), which are in substance stock options, to provide stock-based compensation (collectively the “Equity Awards” or “Awards”). The Company estimates the grant date fair value of the Awards granted using the Black-Scholes-Merton (“Black-Scholes”) option pricing model. The Black-Scholes option pricing model requires inputs based on certain subjective assumptions (“Assumptions”), which are detailed in Note 10, Stock-based compensation. The resulting fair value is both materially affected by the Assumptions used and recognized ratably by the straight-line attribution method over the requisite service period, generally the vesting period.

Equity Awards are granted at exercise prices not less than the estimated fair market value of the Company’s common stock at the date of grant. Equity Awards to employees typically vest over a four-year period and each option, if not exercised or terminated, expires on the tenth anniversary of the grant date. Certain of our Equity Awards provide the holder with the right to early exercise. Equity Awards to independent consultants typically vest over the estimated service period of the consulting relationship and range from a few months to a few years.

Restricted Stock Purchase Agreements (RSPAs)

The Company issues stock options that can be exercised early through RSPAs to which the shares are then subject to a vesting period. For accounting purposes, these RSPA’s are non-substantive option exercises until the underlying shares vest pursuant to the vesting requirements of the award. The Company estimates the grant date fair value of these RSPAs using the Black-Scholes-Merton (“Black-Scholes”) option pricing model. The Black-Scholes option pricing model requires inputs based on certain subjective assumptions as detailed in Note 10, Stock-based compensation. The total fair value of the award is then recognized as stock-based compensation expense over the vesting term which has been deemed as the requisite service period due to the claw back rights defined below.

The Company’s RSPAs provide the Company with claw back rights, wherein, if the recipient separates from the Company prior to vesting, the Company is required to repurchase the unvested shares unless written notice is provided to the recipient within a number of specified days. The shares are repurchased at a price per share equal to the lesser of the fair market value of the shares at the time the repurchase occurs or the original purchase price. Based on the share repurchase rights outlined in the RSPA, the Company records the unvested portion of the awards as a liability on the balance sheet.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Certain RSPAs issued by the Company are not subject to a vesting period and vest immediately upon exercise. These awards are treated as in-substance Restricted Stock Awards (“RSAs”) with the grant date fair value being the share price on the grant date. These awards are immediately expensed upon exercise.

Novel Coronavirus (COVID-19) Financial Statement Impact

On March 25, 2020, Congress enacted the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) to provide certain relief as a result of the COVID-19 pandemic. The Company took advantage of the CARES Act provisions by securing two U.S. Small Business Administration Paycheck Protection Paycheck Protection Program (“PPP”) loans as described in Note 6 and deferring $121,594 in payroll tax liabilities as of December 31, 2020. The deferral of payroll tax liabilities only applies to employer social security taxes. The first $60,797 of the liability was repaid in January, 2022 and the remaining $60,797 of the liability was repaid in December 2022.

Leases

In February 2016, the FASB issued a new accounting standard, ASC Topic 842, related to leases to increase transparency and comparability among organizations by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. Most significant among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. Under the new standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company adopted ASC Topic 842 effective January 1, 2022, using the modified retrospective transition approach as of the period of adoption. The Company’s financial statements prior to January 1, 2022, were not modified for the application of the new lease standard. Upon adoption of ASC Topic 842, the Company recognized $2,632,848 of ROU assets, $362,489 of current and $6,385,132 of non-current lease liabilities associated with operating leases, derecognized of the entire deferred rent balance as of December 31, 2021 of $4,114,773, and recognized $382,255 of ROU assets and $101,014 of current and $272,717 of non-current lease liabilities associated with finance leases. The accounting for finance leases remained unchanged as a result of the election of certain practical expedients in the transition to ASC 842. Management has elected the optional transition method, the package of practical expedients under ASC 842-10-65-1(f), the practical expedient to combine lease and non-lease components, the option to not recognize an ROU asset or lease liability for any leases with original terms of 12 months or less, and the option to use the portfolio approach when analyzing leases. For the year ended December 31, 2021, equipment leases are classified as capital leases under property, plant, and equipment, net.

The Company determines if an arrangement is a lease at inception of the contract. Operating leases are included in operating lease ROU assets, current portion of operating lease liabilities, and long-term operating lease liabilities on the balance sheets. Finance leases are included in finance lease ROU assets, current portion of finance lease liabilities, and long-term finance lease liabilities on the balance sheets.

ROU assets represent the Company’s right to use underlying assets for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the leases. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate, which is derived from information available at the lease commencement date, in determining the present value of lease payments. The Company uses the implicit rate when readily determinable.

The exercise of lease renewal options is at the Company’s sole discretion. In general, the Company does not consider renewal options to be reasonably likely to be exercised, therefore renewal options are generally not recognized as part of the ROU assets and lease liabilities. Lease costs for lease payments are recognized on a straight-line basis over the lease term. The Company does not record operating leases with an initial term of 12 months or less (“short-term leases”) on the balance sheets.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

3. Summary of Significant Accounting Policies (cont.)

Certain of the Company’s lessee lease agreements contain both lease and non-lease components, which are generally accounted for as a single lease component. For leases in place through adoption, the Company has elected to use the package of practical expedients included in ASC 842-10-65-1(f). As such, management did not reassess (a) whether any expired or existing contracts are or contain leases, (b) the lease classification for any expired or existing leases, and (c) the initial direct costs for any existing leases. Management notes that there have been no initial direct costs recorded under ASC 840. In accordance with the package of practical expedients, management did not reassess the classification of its existing real estate leases under the new ASC 842 classification criteria as there was no significant risk to historical classification.

Recently Adopted Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (the “FASB”) or other standard-setting bodies issue accounting standards that are adopted by the Company as of the specified effective date. The Company adopted ASC Topic 842 effective January 1, 2022, as discussed above.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”), which modifies the measurement of expected credit losses on certain financial instruments. In addition, for available-for-sale debt securities, the standard eliminates the concept of other-than-temporary impairment and requires the recognition of an allowance for credit losses rather than reductions in the amortized cost of the securities. The standard is effective for interim and annual periods beginning after December 15, 2022 and requires a modified-retrospective approach with a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period. Early adoption is permitted. There was no material impact of adoption on January 1, 2023.

With the exception of the new standards discussed above, there have been no new accounting pronouncements that have significance, or potential significance, to the Company’s financial statements.

4. Property and Equipment

Property and equipment consisted of the following:

	December 31,
	2022	2021
Laboratory equipment	$835,444	$1,413,307
Computers and office equipment	245,001	183,984
Furniture and fixtures	105,758	78,186
Leasehold improvements	1,941,088	1,941,088
Total property and equipment	3,127,291	3,616,565
Less accumulated depreciation & amortization	(1,263,381)	(1,180,796)
	$1,863,910	$2,435,769

Total depreciation expense was $287,054 and $404,267 for the years ended December 31, 2022 and 2021, respectively.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

5. Other Current Liabilities

Other current liabilities consisted of the following:

	December 31,
	2022	2021
Accrued expenses and other current liabilities:
Accrued expenses	$652,388	$323,566
Accrued payroll liabilities	232,914	320,404
Other current liabilities	96,301	111,014
Capital lease liabilities	—	101,015
Total other current liabilities	$981,603	$855,999

6. Debt

Paycheck Protection Program Loans

The Company received two loans under the Paycheck Protection Program (“PPP”). The first PPP loan for $547,800 was received on April 22, 2020, and the second PPP loan for $547,800 was received on January 25, 2021. The PPP loans helped to offset potential adverse effects on results of operations and financial conditions caused by the COVID-19 pandemic. The PPP loans and accrued interest were forgivable if the borrower used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintained its payroll levels. The Company used the loan proceeds for purposes consistent with the PPP requirements and applied for loan forgiveness. On November 19, 2020, the Company received notice that the first PPP loan and $3,227 of accrued interest was fully forgiven. On November 9, 2021, the Company received notice that the second PPP loan and $4,367 of accrued interest was fully forgiven. A gain on the early extinguishment of debt was recognized in the Company’s Statement of Operations of $552,167 for the year ended December 31, 2021.

Related-party Debt

Related-party debt consists of operational loans made by the Company’s Founder, President and Chief Executive Officer, his family members, Board members, and employees; and includes both cash loans, unpaid salary, and accrued interest. Simple interest has been accrued at an annual rate of 6%. There are no contractual payment terms associated with these obligations, as such they are all classified as current liabilities. Interest expense incurred on related-party debt for the years ended December 31, 2022 and 2021 was $49,620 and $53,995, respectively. Certain related parties also invested in the 12% Promissory Notes as discussed below.

Series F-1 Preferred Stock Convertible Notes

In August 2021, the Company’s Board and shareholders approved up to $9.6 million in Series F-1 Preferred Stock Convertible Notes (“2021 Notes”). The 2021 Notes were due on demand of the majority holders on or after December 31, 2022, or they would automatically convert upon the Company raising $100,000 through the sale of convertible Series F-1 Preferred Stock (a “Qualified Financing”) and had a stated interest rate of 0.19% per year. The 2021 Notes and any unpaid accrued interest would automatically convert into equity securities sold in the Qualified Financing at a conversion price equal to $9.60, which represented the convertible Series F-1 Preferred Stock cash price paid per share multiplied by 0.80. As discussed in Note 3, the Company elected the fair value option for the 2021 Notes and issued $1,719,000 in principal. On December 3, 2021, the Company achieved Qualified Financing, and all 2021 Notes and unpaid accrued interest, amounting to $1,719,635, converted into 179,109 shares of convertible Series F-1 preferred stock. The Company remeasured the 2021 Notes immediately prior to conversion into shares of convertible Series F-1 preferred stock. The fair value of the 2021 Notes immediately prior to conversion was $2,148,673, which reflected the fair value of the convertible Series F-1 preferred stock that the 2021 Notes converted into. The Company recorded a $429,673 loss on the remeasurement of the fair value of the 2021 Notes immediately prior to conversion. As of December 31, 2022 and 2021, the Company did not have any outstanding 2021 Notes.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

6. Debt (cont.)

6% Convertible Promissory Notes

The Company’s Board and shareholders approved a Note Purchase Agreement to issue 6% Convertible Promissory Notes (“6% Convertible Notes”). The 6% Convertible Notes are convertible into shares of convertible Series E-1 preferred stock at $5.00 per share. The 6% Convertible Notes are convertible at the option of the holder, upon qualified financing, or on December 31, 2021. Additionally, the 6% Convertible Notes are required to be prepaid upon an event of default. The Company evaluated the 6% Convertible Notes and determined that the prepayment upon an event of default feature met the definition of an embedded derivative liability that is required to be bifurcated from the host instrument and measured at fair value. The fair value of the derivative liability at issuance and at December 31, 2021 was deemed to be de minimis as the Company concluded the likelihood of an event of default is remote. No events of default occurred. Debt issuance costs were expensed as incurred as they were immaterial. As of December 31, 2021, all outstanding 6% Convertible Notes converted into 196,489 shares of Series E-1 preferred stock in accordance with its terms. At the time of conversion, the principal balance and accrued interest on the 6% Convertible Note was $982,445.

12% and 10% Promissory Notes

The Company’s Board and shareholders approved a Note and Warrant Purchase Agreement to issue up to $10.0 million in principal of 12% Promissory Notes having an eighteen-month term (“12% Promissory Notes”), which are accompanied by the issuance of warrants to purchase shares of convertible Series E-1 preferred stock at $5.00 per share that have a term of five years from the date of the initial note closing, February 14, 2019 (“12% Promissory Note Warrants”). Additionally, the 12% Promissory Notes are required to be prepaid upon an event of default.

The Company’s Board and shareholders approved a Note and Warrant Purchase Agreement to issue up to $10.0 million in principal of 10% Promissory Notes having an eighteen-month term (“10% Promissory Notes” and collectively with the 12% Promissory Notes the “Promissory Notes”), which are accompanied by the issuance of warrants to purchase shares of convertible Series F-1 preferred stock at $12.00 per share that have a term of five years from the date of the initial note closing, February 25, 2022 (“10% Promissory Note Warrants”). Additionally, the 10% Promissory Notes are required to be prepaid upon an event of default.

During the years ended December 31, 2021 and December 31, 2022, several 12% Promissory Notes, scheduled to mature during those periods were modified per the request of the noteholders. During those periods, several 12% Promissory Notes were modified to remain outstanding or roll over into new 12% Promissory Notes per the request of the noteholders, and the Company continued to accrue interest per the terms of the 12% Promissory Notes. During the year ended December 31, 2022, several 12% Promissory Notes were modified to roll over principal and interest to the new 10% Promissory Notes. The newly issued 10% and 12% Promissory Notes are shown as issuance of principal and conversion to debt in the below table. The Company evaluated the amendments and concluded that the amendments represented debt modifications. Debt issuance costs were expensed as incurred as they were immaterial. The Company issued $500,000 and $1,453,726 in principal for cash under the Promissory Notes during the years ended December 31, 2022 and 2021, respectively.

The 10% Promissory Notes and 12% Promissory Notes carry the same terms and conditions where both are required to be prepaid upon an event of default. The Company evaluated the Promissory Notes and determined that the prepayment upon an event of default feature met the definition of an embedded derivative liability that is required to be bifurcated from the host instrument and measured at fair value. The fair value of the derivative liability at issuance and at December 31, 2022 and 2021 was de minimis as the Company concluded the likelihood of an event of default is remote. No events of default have occurred to date.

In addition, Promissory Note Warrants were issued to purchase 23,989 shares of convertible Series F-1 preferred stock and 250,159 shares of convertible Series E-1 preferred stock during 2022 and 2021, respectively (“the Promissory Note Warrants”). The Promissory Note Warrants, classified in equity, had a relative fair value of $27,847 and $311,302 and were recorded within additional paid-in capital (“APIC”), during 2022 and 2021, respectively. The fair value of the Promissory Note Warrants, which were initially recorded as a reduction to the Promissory Notes balance as a debt discount, are amortized over 18 months from issuance. The effective interest rate on the Company’s promissory notes for the years ended December 31, 2022 and 2021 was 16.19% and 15.55%, respectively.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

6. Debt (cont.)

The Promissory Note Warrants were valued using the Black-Scholes model and a probability-weighted expected return method (“PWERM”). The PWERM model is significantly impacted by the subjective assumptions around the probability of different liquidity events, the risk-free interest rate, expected dividend yield, expected volatility, and the expected life of the award (the “Assumptions”). The resulting warrant relative fair value is materially affected by the Assumptions used. The PWERM considers the probability of different liquidity events and the following key, Black Scholes assumptions:

	Years Ended December 31,
	2022	2021
Fair value of common stock	$3.74 – $3.92	$1.88 – $2.29
Risk-free rate	0.17% – 4.74%	0.17% – 0.38%
Expected term (in years)	0.83 – 1.5	0.83 – 1.50
Expected volatility	75.00%	75.00%
Expected dividend yield	0.00%	0.00%

•        Risk-Free Interest Rate — This is the range of U.S. Treasury rates with a term that most closely resembles the expected life of the warrant.

•        Expected Term — This is the period of time that the warrant is expected to remain outstanding, which is the remaining life of the warrant.

•        Expected Volatility — This is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (implied volatility) during a period. Expected volatility incorporates the volatility of the common stock of comparable companies as the Company does not have historical volatility of its own equity securities.

•        Expected Dividend Yield — This is the anticipated dividend return for an investor over the expected life. For the Company, this amount is zero as it is not anticipated that dividends will be paid for the foreseeable future.

A summary of the 6% Convertible Notes and the Promissory Notes follows:

	6% Convertible Note	12% & 10% Promissory Notes
Balance, January 1, 2021	$510,849	$5,373,240
Issuance of principal	450,000	4,553,298
Accrual of interest	21,596	677,813
Amortization of fair value of detachable warrants	—	192,996
Less relative fair value of detachable warrants	—	(311,302)
Payments	—	(755,338)
Conversion to equity	(982,445)	(84,000)
Conversion to debt	—	(3,064,195)
Balance, December 31, 2021	—	6,582,512
Issuance of principal	—	1,151,734
Accrual of interest	—	679,806
Amortization of fair value of detachable warrants	—	191,846
Less relative fair value of detachable warrants	—	(27,847)
Payments	—	(2,886,115)
Conversion to equity	—	(7,500)
Conversion to debt	—	(644,619)
Balance, December 31, 2022	$—	$5,039,817

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

6. Debt (cont.)

Details of the net liability balances follow:

12% & 10% Promissory Notes
December 31, 2021:
Principal	$6,259,977
Accrued interest	514,661
Unamortized fair value of detachable warrants	(192,126)
$6,582,512
December 31, 2022:
Principal	$4,537,185
Accrued interest	530,758
Unamortized fair value of detachable warrants	(28,126)
$5,039,817

The following sets forth future payments required by the 12% and 10% Promissory Notes as of December 31, 2022, for the years ending December 31:

2023	$4,021,645
2024	1,201,312
Total future payments	5,222,957
Less future interest	(155,014)
Less unamortized fair value of detachable warrants	(28,126)
Present value of future payments	5,039,817
Less current portion	(3,999,975)
Long-term portion	$1,039,842

Prior to December 31, 2019, the Company’s Chief Executive Officer and a member of their immediate family invested $194,958 and $200,000, respectively, through the purchase of 12% Promissory Notes. A shareholder with more than 5% voting interest and a member of their immediate family invested $294,958 and $289,763, respectively, through the purchase of 12% Promissory Notes. These 12% Promissory Notes reached their stated maturity date during 2020, but they remain outstanding per the request of the noteholder. The Company continues to accrue interest per the terms of the 12% Promissory Notes per annum. During 2021, the Company’s Chief Executive Officer invested in 12% Promissory Notes, for $300,00 and $813,726, which totaled $1,113,726. The $300,000 12% Promissory Note reached its stated maturity date during 2021, but it remains outstanding per the request of the noteholder, and the $813,726 12% Promissory Note due in January 2023, remained outstanding at December 31, 2022. During 2022, the Company’s Chief Executive Officer received payments of accrued interest that total to $79,403, compared to $54,572 in 2021. As the outstanding balances are payable at any time by the Company, any interest the Company may incur beyond the amount the Company has accrued as of December 31, 2022 is not reflected in the future payment table above.

The total outstanding principal and accrued interest owed to related parties and principal owners for the 12% Promissory Notes was $2,465,433 and $2,356,589 at December 31, 2022 and 2021, respectively. Related party interest expense recognized for 2022 and 2021 was $249,897 and $183,992, respectively.

7. Leases

The Company leases facilities under an operating lease expiring August 15, 2031 and had previously leased facilities under a lease that expired in June 2020. The Company’s current facility lease provides for two 5-year extensions at a rate to be mutually agreed. Operating leases include variable lease payments, which are primarily related to common area maintenance, taxes and utility charges.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

7. Leases (cont.)

During 2022 and 2021, the Company entered into finance leases and capital leases, respectively, for laboratory equipment costing $47,238 and $140,166, respectively. As of December 31, 2022 and 2021, total gross assets under finance and capital leases, respectively, were $631,583 and $584,345, respectively. Total finance and capital lease amortization for the years ended December 31, 2022 and 2021, respectively, was $132,615 and $108,728, respectively. Total accumulated amortization on finance and capital lease laboratory equipment as of December 31, 2022 and 2021, respectively, was $334,706 and $202,091, respectively. Capital leases in 2021 were recorded within property, plant and equipment, net in the Company’s balance sheet.

Additional information on the Company’s lease activity, for the year ended December 31, 2022 is as follows:

Year Ended December 31, 2022
Components of lease expense:
Finance lease cost:
Amortization of right-of-use assets	$132,615
Interest on lease liabilities	25,969
Operating lease cost	624,278
Variable lease cost	$389,484
Total lease cost	$1,172,346
Year Ended December 31, 2022
Cash paid for amounts included in the measurements of lease liabilities:
Operating cash flows from finance leases	$25,969
Operating cash flows from operating leases	933,302
Financing cash flows from finance leases	121,082
As of December 31, 2022
Weighted-average remaining lease term:
Finance leases (in years)	2.50
Operating leases (in years)	8.58
As of December 31, 2022
Weighted-average discount rate:
Finance leases	7.14%
Operating leases	8.77%

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

7. Leases (cont.)

The following sets forth future minimum lease payments under operating and finance leases for the years ending December 31:

	Operating Leases	Finance Leases
2023	$958,968	$143,343
2024	985,340	112,436
2025	1,012,437	66,320
2026	1,040,279	8,295
2027	1,068,886	—
Thereafter	4,124,234	—
Total minimum lease payments	9,190,144	330,394
Less interest	(2,805,012)	(28,537)
Present value of minimum lease payments	$6,385,132	$301,857

8. Commitments and Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and that such expenditures can be reasonably estimated. Significant judgement is required to determine both probability and the estimated amount.

Research and Development

The Company had entered into a Master Services Agreement (“MSA”) with a vendor on July 1, 2019 to process, manufacture, and deliver an HIV immunotherapy treatment developed by the Company. Subsequently, the Company executed the first statement of work under the MSA dated July 12, 2019 (collectively with the MSA, the “Agreement”). This agreement contains a non-cancelable purchase commitment. Under the terms of the agreement, the vendor will provide the Company with two manufacturing product runs per month. The monthly minimum product fee is $134,630 for the first product and $59,630 for the second product, plus materials. The second product fee can be cancelled by the Company by written notice more than fifteen days prior to the start to the following calendar month. The services agreement will terminate upon mutual agreement in writing, or nine months advance written notice. The MSA expired on July 1, 2022 and was not renewed or extended. The Company also enters into contracts in the normal course of business that include, among others, arrangements with CROs for clinical trials, vendors for preclinical research, and vendors for manufacturing. These contracts generally provide for termination upon notice, and therefore the Company believes that its obligations under these agreements are cancellable and only pertain to services rendered through the period or any period leading up to a termination.

Legal Proceedings

On January 31, 2022, the Company filed a complaint against one of our vendors for a breach of contract to process, manufacture, and deliver an HIV immunotherapy treatment developed by the Company. The complaint also sought a declaratory judgment that the vendor purported termination of the contract in November 2021 based on alleged non-payment of invoices was ineffective because those invoices had been properly disputed. The parties thereafter entered into an interim settlement agreement that obviated the need for any further injunctive relief with respect to future deliveries, but otherwise preserved the Company’s claims that the vendor breached the contract and that the vendor’s purported termination of the MSA was ineffective. On July 15, 2022, the Company filed an amended complaint that added a third claim for breach of the parties’ interim settlement agreement due to the vendor’s failure to deliver certain lots of the treatment as promised. The Company’s amended complaint sought a minimum of $2.1 million in damages, plus applicable interest, reasonable attorneys’ fees, and costs of suit, as well as a declaratory judgment that the vendor’s purported termination of the MSA was ineffective and that the Company must pay no more than $708,830. On August 17, 2022, the vendor filed its answer to the amended complaint

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

8. Commitments and Contingencies (cont.)

and asserted counterclaims for breach of contract, account stated, and unjust enrichment in connection with the outstanding invoices, seeking payment of $970,503 plus interest, costs, disbursements, and reasonable attorneys’ fees. On September 14, 2022, the Company moved to dismiss these counterclaims for account stated and unjust enrichment. On September 23, 2022, the vendor filed an amended answer and counterclaims that removed the counterclaims for account stated and unjust enrichment. The Company thereafter withdrew its motion to dismiss as moot and, on October 13, 2022, filed its reply to the amended counterclaims in which it denied that the vendor is entitled to any of the relief sought. As of December 31, 2022, the Company has liabilities of $892,922 recorded in accounts payable within the balance sheet related to this vendor. On July 13, 2023, the Company entered into a settlement agreement requiring the vendor to waive all rights to payment of any kind from the Company. Refer to Note 13, Subsequent Events, for further discussion.

9. Equity Securities

Common Stock

The Company is authorized to issue two classes of stock, designated common stock and preferred stock. The Company is authorized to issue 85,757,276 total shares, consisting of 63,510,000 shares of common stock of which 30,705,369 and 30,873,557 are legally issued and outstanding as of December 31, 2022 and 2021 and 22,247,276 shares of convertible Series A-1, Series B-1, Series C-1, Series D-1, Series E-1, and Series F-1 preferred stock of which 19,525,370 and 18,516,267 are issued and outstanding in the aggregate as of December 31, 2022 and 2021. Common stock legally issued and outstanding included shares issued from the early exercise of stock options as discussed further below.

The shares legally issued and outstanding include certain shares issued which for accounting purposes are not considered to be outstanding common stock shares. Shares legally outstanding at December 31, 2022, include 18,811 issued for certain stock options that have been early exercised through RSPA’s. Based on the share repurchase rights outlined in the RSPA, in the case of termination of employment, the Company has the right to repurchase all of the unvested shares at the price paid by the employee for such shares, therefore the Company records such early exercises as a liability on the balance sheet. For accounting purposes, RSPA’s are non-substantive option exercises and are not considered outstanding shares until the underlying shares vest pursuant to the vesting requirements of the award. Shares legally outstanding at December 31, 2022, also include 1,100,000 shares issued to employees for the early exercise of options with promissory notes determined to be substantively non-recourse, therefore, for accounting purposes, the shares sold subject to such promissory notes are considered to be unexercised options and the shares are not considered outstanding. The early exercise of options in exchange for promissory notes are non-substantive option exercises until the promissory note is paid and shares have vested pursuant to the vesting requirements of the awards.

Below is a reconciliation of legally issued and outstanding common shares to issued and outstanding shares for accounting purposes:

	December 31,
	2022	2021
Total shares of common stock legally issued and outstanding	30,705,369	30,873,557
Less: unvested RSPA and in-substance non-recourse note shares of common stock	(1,118,811)	(1,384,562)
Total shares issued and outstanding	29,586,558	29,488,995

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

9. Equity Securities (cont.)

The Company reserved shares of common stock for future issuance at December 31, 2022, are as follows:

Conversion of convertible preferred stock	19,525,370
Exercise of outstanding stock options	879,977
Exercise of outstanding stock warrants	1,385,532
Total common shares reserved for future issuance	21,790,879

Liquidation Rights

In the event of any liquidation or dissolution of the Company, the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of outstanding convertible preferred stock.

Dividend and Voting Rights

The holders of common stock are entitled to receive dividends if and when declared by the Company, but not until holders of convertible preferred stock have been paid a dividend on each outstanding share equal to at least 8% of the original issue price. Holders of both common and convertible preferred stock have the right to vote together and not as separate classes.

Convertible Preferred Stock

During the year ended December 31, 2021, the Company authorized and issued shares of convertible Series F-1 preferred stock. The Company issued 36,255 shares of convertible Series F-1 preferred stock for an aggregate cash purchase price of $435,060 or $12.00 per share, and issued 179,109 shares of convertible Series F-1 preferred stock upon the conversion of all outstanding 2021 Notes. Additionally, during the year ended December 31, 2021, 957,970 shares of convertible Series E-1 preferred stock were purchased for an aggregate cash purchase price of $4,789,850 and 53,452 shares of convertible Series E-1 preferred stock were issued in exchange for $267,259 of other current liabilities, or $5.00 per share. The Company also issued 196,489 shares of convertible Series E-1 preferred stock upon the conversion of all outstanding 6% Convertible Notes in accordance with its terms.

During the year ended December 31, 2022, the Company issued 987,532 shares of convertible Series F-1 preferred stock with an aggregate cash price of $11,850,385 and 14,497 shares of Series F-1 convertible preferred stock were issued in exchange for $173,959 of other current liabilities, or $12.00 per share. Furthermore, the Company issued 4,166 shares of convertible Series D-1 preferred stock and 2,900 of convertible Series E-1 preferred stock upon the exercise of warrants for aggregate proceeds to the Company of $12,498 and $14,500 respectively.

Details of the Company’s convertible preferred stock at the dates indicated, are as follows:

	December 31, 2022
	Shares
	Authorized	Issued & outstanding	Liquidation
Series A-1	2,170,610	2,170,610	$1,000,000
Series B-1	4,166,666	3,705,917	1,778,840
Series C-1	2,900,000	2,733,335	4,100,003
Series D-1	5,010,000	4,516,684	13,550,052
Series E-1	6,500,000	5,181,423	25,907,115
Series F-1	1,500,000	1,217,401	14,608,812
	22,247,276	19,525,370	$60,944,822

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

9. Equity Securities (cont.)

	December 31, 2021
	Shares
	Authorized	Issued & outstanding	Liquidation
Series A-1	2,170,610	2,170,610	$1,000,000
Series B-1	4,166,666	3,705,917	1,778,840
Series C-1	2,900,000	2,733,335	4,100,003
Series D-1	5,010,000	4,512,518	13,537,554
Series E-1	6,500,000	5,178,523	25,892,615
Series F-1	1,500,000	215,364	2,584,368
	22,247,276	18,516,267	$48,893,380

Dividend Rights

The Company may not declare, pay, or set aside any dividends on any class or series of capital stock unless the holders of the convertible preferred stock are first paid a dividend on each outstanding share equal to 8% of the original issue price. Such dividends shall not be cumulative and shall be payable only when, as and if declared by the Board, and the Company shall be under no obligation to pay any such dividends. Any additional dividends will be divided pro rata among the holders of convertible preferred stock and Common Stock, on an as converted basis. To date, the Board has not declared any dividends.

Voting Rights

Convertible preferred stockholders’ are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of convertible preferred stock held by such holder are convertible.

Conversion Rights

The holders of the convertible preferred stock have the right to convert their shares to common stock at any time. In addition, each share of outstanding convertible preferred stock shall automatically be converted into common stock immediately upon the closing of a firm commitment underwritten public offering of common stock by the Company, where aggregate gross proceeds are at least $30,000,000, pursuant to an effective registration statement under the Securities Act of 1933, as amended, or upon the majority vote of the requisite holders of preferred stock. The number of shares of common stock to which a preferred share can be converted shall be the number obtained by dividing the original issue price by the applicable conversion price. Initially the conversion price is set equal to the original issue price but can be adjusted in the event the Company issues stock at a price less than the conversion price then in effect. At December 31, 2022 and 2021, the conversion prices for all series of convertible preferred stock equal their original issue price. No fractional shares will be issued upon conversion.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or upon a defined liquidation event, the holders of the convertible preferred stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount per share equal to either (i) the original issue price plus any declared but unpaid dividends on the respective series or (ii) a lesser amount as approved by a vote of the requisite holders of preferred stock, (the “Liquidation Preference”).

In accordance with ASC 480, Distinguishing Liabilities from Equity, the Company’s convertible preferred stock is classified as permanent equity as it is not mandatorily redeemable upon an event that is considered outside of the Company’s control. Further, in accordance with ASC 815-40, Derivatives and Hedging — Contracts in an Entity’s Own Equity, the convertible preferred stock does not meet any of the criteria that would preclude equity

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

9. Equity Securities (cont.)

classification. The Company concluded that the convertible preferred stock is more akin to an equity-type instrument than a debt-type instrument, therefore the conversion features associated with the convertible preferred stock were deemed to be clearly and closely related to the host instrument and were not bifurcated as a derivative under ASC 815.

Warrants to Purchase Convertible Preferred Stock

The Company periodically issues warrants to purchase convertible preferred stock in connection with its various debt and equity financing transactions. The following is a summary of warrant activity:

	Shares of Series D-1 exercisable at $3.00 per share	Shares of Series E-1 exercisable at $5.00 per share	Shares of Series F-1 exercisable at $12.00 per share
Outstanding, January 1, 2021	492,506	637,944	—
Issued	—	250,159	—
Exercised	—	(12,000)	—
Outstanding, December 31, 2021	492,506	876,103	—
Issued	—	—	23,989
Exercised	(4,166)	(2,900)	—
Outstanding, December 31, 2022	488,340	873,203	23,989

On October 21, 2021, the Board deemed it advisable and in the best interest of the Company and its stockholders to extend the expiration date of all Series D-1 and Series E-1 warrants set to expire in 2022 to February 14, 2024. This modification encompassed warrants issued to debt and equity holders and was equally applicable to all Series D-1 and Series E-1 warrant holders. The Series F-1 warrants were not impacted by this modification and remain set to expire on February 25, 2027 as originally issued.

The Company concluded that the modification of the warrants was akin to a deemed dividend to the holders. The value of the deemed dividend to the holders was approximately $318,098, however, since the warrants are equity classified this deemed dividend has no impact on the company’s overall additional paid in capital, stockholders’ deficit or balance sheet. The fair value of the deemed dividend is calculated as the difference between the fair value of the warrants immediately before and immediately after the modification. The fair value of the warrants was determined using the Black-Scholes model and a probability-weighted expected return method (“PWERM”). The PWERM model is significantly impacted by the subjective assumptions around the probability of different liquidity events, the risk-free interest rate, expected dividend yield, expected volatility, and the expected life of the award (the “Assumptions”). The resulting warrant fair value is materially affected by the Assumptions used. The PWERM considers the probability of different liquidity events and the following key, Black Scholes assumptions:

	Immediately Before		Immediately After
	Series D-1	Series E-1	Series D-1	Series E-1
Risk-free interest rate	0.10%	0.10%	0.30%	0.30%
Expected term (in years)	0.90	0.30	2.30	2.30
Expected volatility	53.00%	48.00%	53.00%	48.00%
Expected dividend yield	—%	—%	—%	—%

•        Risk-Free Interest Rate — This is the range of U.S. Treasury rates with a term that most closely resembles the expected life of the warrant.

•        Expected Term — This is the period of time that the warrant is expected to remain outstanding, which is the remaining life of the warrant.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

9. Equity Securities (cont.)

•        Expected Volatility — This is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (implied volatility) during a period. Expected volatility incorporates the volatility of the common stock of comparable companies as the Company does not have historical volatility of its own equity securities and the historically volatility of the preferred stock.

•        Expected Dividend Yield — This is the anticipated dividend return for an investor over the expected life. For the Company, this amount is zero as it is not anticipated that dividends will be paid for the foreseeable future.

Series E-1 warrants that were issued in connection with 2019 12% Promissory Notes vest over 18-months. As of December 31, 2022, Series E-1 warrants for 867,615 shares had vested. The unvested Series E-1 warrants for 5,588 shares will vest by April 25, 2023, provided that the associated 2019 12% Promissory Note is not retired prior to its due date.

Series F-1 warrants that were issued in connection with 2022 10% Promissory Notes vest over 18-months. As of December 31, 2022, Series F-1 warrants for 8,478 shares had vested. The unvested Series F-1 warrants for 15,511 shares will vest by June 12, 2024, provided that the associated 2022 10% Promissory Note is not retired prior to its due date.

Recourse Promissory Notes to Related Parties

In 2020, the Company issued promissory notes to related parties for $2,536,700 total, each with an interest rate of 0.43% per annum. The aggregate principal amount was used to early exercise 1,400,000 stock options. The promissory notes were considered to be non-recourse in substance and accordingly, the shares sold subject to such promissory notes are considered to be unexercised stock options for accounting purposes, and the shares of common stock legally outstanding are not considered to be outstanding for accounting purposes. In accordance with accounting guidance, the Company’s non-recourse loans are not recorded on the balance sheet, and interest earned on these loans are not recorded on the Statement of Operations and Comprehensive Loss. The board approved the forgiveness of $104,700 of these promissory notes in 2021 and $450,000 of these promissory notes in 2022 for return of the shares, which were treated as cancellations of outstanding stock options. As of December 31, 2022, the outstanding balance related to these promissory notes is $1,982,000.

10. Stock-based Compensation

The Company’s Equity Incentive Plan (the “EIP”) allows the Company to attract and retain the services of qualified employees, officers and directors, and consultants whose efforts develop and expand the Company’s business. The EIP provides additional incentives to such individuals by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company. The Company’s 2008 Stock Plan (the “2008 Plan”) expired and was replaced during 2019 by the 2019 Equity Incentive Plan (the “2019 Plan”). The 2008 Plan, which was most recently amended in 2017 to make 7,000,000 shares available for issuance, was terminated and no further awards may be issued under the 2008 Plan. Shares initially made available under the 2019 Plan were set equal to the shares that remained available for issuance under the 2008 Plan, which were 3,325,702. Any shares of common stock subject to Equity Awards under the 2008 Plan that expire, terminate, or are otherwise surrendered, canceled, forfeited, or repurchased without having been fully exercised, or resulting in any common stock being issued, will become available for issuance under the 2019 Plan. At December 31, 2022, the 2019 Plan’s size was 4,051,968 and 1,997,977 options were outstanding. At December 31, 2022, the options outstanding include 1,118,811 of shares issued for early exercise of options related to RSPAs subject to future vesting and those issued in exchange for promissory notes determined to be substantively non-recourse and, as such, for accounting purposes are considered to be unexercised stock options as discussed in Note 9.

The value of the RSPAs that remain subject to future vesting recorded as liabilities were $54,032 of which $54,032 was recorded within other current liabilities in the balance sheet as of December 31, 2022.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

10. Stock-based Compensation (cont.)

The following stock-based compensation amounts were recognized:

	Years Ended December 31,
	2022	2021
Cost of revenue	$36,608	$5,944
Research and development	106,161	131,061
General and administrative	511,039	375,476
	$653,808	$512,481

At December 31, 2022, the total compensation cost related to non-vested Awards not yet recognized and the weighted-average period over which it will be recognized was as follows:

	Unrecognized expense	Weighted average amortization period (in years)
Stock options	$1,526,096	2.87

Key Assumptions used by the Black-Scholes model to estimate the fair value of Awards follow:

	Years Ended December 31,
	2022	2021
Fair value of common stock	$3.74	$1.88 – $2.29
Risk-free interest rate	1.7% – 4.3%	0.6% – 1.2%
Expected term (in years)	5.1 – 6.2	5.0 – 6.6
Expected volatility	70.5% – 74.1%	69.1% – 70.8%
Expected dividend yield	—%	—%

•        Fair Value of Common Stock — Given the lack of an active public market for stock, the fair value of the Company’s stock is determined by the board of directors with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a clinical-stage company, the Company believes that it is appropriate to consider a range of factors to determine the fair market value of stock at each grant date. In determining the fair value of its stock, the Company uses methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants’ (AICPA) Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation. In addition, the Company considered various objective and subjective factors. The factors included (1) the achievement of clinical and operational milestones by the Company; (2) the significant risks associated with the Company’s stage of development; (3) capital market conditions for life science companies, particularly similarly situated, privately held, early-stage life science companies; (4) the Company’s available cash, financial condition, and results of operations; (5) the most recent sales of the Company’s preferred stock; and (6) the preferential rights of the outstanding preferred stock.

•        Risk-Free Interest Rate — This is the U.S. Treasury rate for the month of each option grant during the year, having a term that most closely resembles the expected life of the option.

•        Expected Term — This is a period of time that the options are expected to remain unexercised. The Company’s stock options have a maximum term of 10 years. The Company uses the simplified method to calculate the average expected term for these options. The Company also issues RSPAs. These awards are treated as early exercised in-substance stock options which are valued using the Black-Scholes model and they typically have a vesting period of 12 to 24 months which is used as the expected term when the awards are valued.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

10. Stock-based Compensation (cont.)

•        Expected Volatility — Volatility is a measure of the amount by which a financial variable such as share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company utilizes the historical volatilities of a peer group (e.g., several public entities of similar size, complexity, and stage of development).

•        Expected Dividend Yield — The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

•        Expected Forfeiture Rate — Forfeitures are accounted for as they occur.

The following is a summary of option activity during 2022:

	Number of options	Weighted average exercise price	Weighted- average remaining contractual term (in years)	Aggregate Intrinsic value
Outstanding, December 31, 2021	2,250,580	$1.44	7.4	$5,170,653
Granted	584,900	3.74
Exercised	(69,064)	1.52
Forfeited or expired	(768,439)	1.58
Outstanding, December 31, 2022	1,997,977	$2.06	7.3	$3,713,789
Exercisable, December 31, 2022	1,032,339	$1.54	6.5	$2,460,340

The weighted-average grant-date fair value for stock options granted during 2022 and 2021 was $2.37 and $1.26 per share. The total intrinsic value of stock options exercised during 2022 and 2021 was $165,677 and $150,971, respectively. The total fair value of stock options vested during 2022 and 2021 was $484,352 and $485,799, respectively. At December 31, 2022, and 2021, the number of non-vested options that were exercisable was 975,638 and 1,877,539, respectively. At December 31, 2022, the total unrecognized compensation expense related to non-vested stock options, was $1,526,096, which the Company expects to recognize over a weighted-average period of approximately 2.9 years.

The Company issued 28,500 and 13,750 restricted stock awards that were fully vested at issuance during the years ended December 31, 2022 and 2021, respectively. The 2022 and 2021 awards had a weighted average grant date fair value of $3.74 and $2.10, respectively.

11. Income Taxes

The Company files U.S. federal and Maryland state tax returns. All tax returns for the year ended December 31, 2008 and after, remain open for examination due to tax attributes available to be carried forward to open or future tax years. The Company has not recognized any uncertain tax positions and no examinations are being conducted by U.S., state, or local taxing authorities. As of December 31, 2022 and 2021,the Company had no interest or penalties related to uncertain income tax positions. No income tax expense was recorded for the years ended December 31, 2022 and 2021, as the Company did not have taxable income. The Company’s effective tax rate differs from the statutory rate due to permanent differences between book and tax deductions and the change in the valuation allowance. A full valuation allowance has been recorded against the Company’s net deferred tax asset for all periods presented.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

11. Income Taxes (cont.)

Deferred tax assets (liabilities) were comprised of the following:

	Years Ended December 31,
	2022	2021
Deferred income tax assets
U.S. federal net operating loss carryforward	$13,017,749	$12,454,075
State net operating loss carryforward	4,040,152	3,865,211
Research and development credits	1,817,071	1,738,025
Related-party debt	227,570	227,570
Equity compensation	100,484	35,845
Lease liability	867,806	—
Depreciation	29,319	25,186
Deferred Rent	—	238,734
174 Capitalization	1,234,990	—
Other	84,451	76,226
Total deferred income tax assets	21,419,592	18,660,872
Less: valuation allowance	(20,709,810)	(18,660,872)
Deferred tax assets, net of valuation	709,782	—
Deferred income tax liabilities
Right of use lease asset	(709,782)	—
Total deferred income tax liabilities	(709,782)	—
Net deferred income tax asset/(liability)	$—	$—

At December 31, 2022, the Company had U.S. federal and state net operating loss carryforwards of approximately $62.0 million; of this, $2.7 million was generated in 2022 and $12.1 million in 2021. Under the 2017 Tax Cuts and Jobs Act, operating losses generated in taxable years starting after December 31, 2017 will carryforward indefinitely with a limitation of 80% of taxable income. Operating losses of $16.6 million were generated as of or prior to December 31, 2017, as such, these will begin to expire if not utilized by 2028. The Company’s R&D tax credit carryforward is $1.8 million and begins to expire in 2033. Certain tax attributes, including net operating losses and R&D credit carryforwards, may be subject to an annual limitation under Internal Revenue Code Section 382 and 383. Under Section 382 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which generally occurs if the percentage of the corporation’s stock owned by 5% stockholders increases by more than 50% over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes to offset its post-change income may be limited. The Company has not determined if it has experienced Section 382 ownership changes in the past and if a portion of its NOL and tax credit carryforwards are subject to an annual limitation under Section 382. In addition, the Company may experience ownership changes in the future as a result of subsequent shifts in its stock ownership, some of which may be outside of its control. If the Company determines that an ownership change has occurred and its ability to use its historical NOL and tax credit carryforwards is materially limited, it would harm the Company’s future operating results by effectively increasing the Company’s future tax obligations. The Company has not identified any uncertain tax positions and did not recognize any adjustments for unrecognized tax benefits. The Company’s Federal and State tax returns for all years, remain subject to examination by taxing authorities due to the tax attribute carryforwards. For tax years beginning on or after January 1, 2022, the Tax Cuts and Jobs Act of 2017 eliminates the option to currently deduct research and development expenses and requires taxpayers to capitalize and amortize them over five years for research activities performed in the United States and 15 years for research activities performed outside the United States pursuant to Internal Revenue Code Section 174.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

11. Income Taxes (cont.)

Reconciliations between the statutory federal income tax rate and the effective income tax rate of income tax expense is as follows as of the dates indicated:

	Years Ended December 31,
	2022	2021
Federal tax at statutory rate	21.00%	21.00%
State tax at statutory rate	6.52%	6.52%
Perms at Fed/State statutory rate	(1.46)%	(0.93)%
R&D credit	1.03%	3.74%
Other	(0.27)%	(0.16)%
Change in valuation allowance	(26.82)%	(30.17)%
Provision for income taxes	—%	—%

12. 401(k) Savings Plan

The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all employees. Under the 401(k) Plan, employees may make elective salary deferrals. The Company provides for a safe harbor matching of deferrals equal to 100% for the first 3% of deferred salary and 50% for the next 2% percent of deferred salary. During the years ended December 31, 2022 and 2021, the Company made matching contributions of $60,891 and $121,427, respectively.

13. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as noted below:

Proposed Merger with 10X III

On August 9, 2023, 10X Capital Venture Acquisition Corp. III (“10X III”) and the Company executed an Agreement and Plan of Merger (the “Merger Agreement”). Concurrent with the execution of the Merger Agreement, the Company also entered into the Separation and Distribution Agreement (the “Separation Agreement”), whereby, prior to the effective time of the Merger (as defined) the Company will (i) contribute, a newly formed, wholly owned, direct subsidiary of the Company (“SpinCo”), all of the Company’s right, title and interest in and to all assets and liabilities that do not involve researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of human immunodeficiency virus (the “SpinCo Business”), resulting in (A) SpinCo and its subsidiaries owning and operating the SpinCo Business, and (B) the Company and its subsidiaries continuing to own and operate the Company’s business involving researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of human immunodeficiency virus (the “Addimmune Business”), and (ii) make a distribution to the holders of shares of the Company’s capital stock of all of the equity of SpinCo, with the same rights, preferences and privileges of the Company’s capital stock as of immediately prior to the SpinCo Record Date (as defined), on a one-for-one basis in accordance with the holders’ respective holdings of the Company’s common and preferred stock existing as of the SpinCo Record Date.

Settlement Agreements

On July 13, 2023, the Company entered into a settlement agreement with a vendor for a breach of contract to process, manufacture, and deliver an HIV immunotherapy treatment developed by the Company. The settlement agreement requires the vendor to waive all rights to payment of any kind from the Company to an outstanding balance as of December 31, 2022, of approximately $900,000. The settlement agreement also requires the vendor to provide data and documentation to AGT, technology transfer to a new manufacturer, and to pay a sum of $200,000 to AGT within 10 days of the execution of the agreement, which was received by the Company on July 21, 2023.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

13. Subsequent Events (cont.)

On August 9, 2023, the Company entered into a settlement agreement with a vendor related to an outstanding balance as of December 31, 2022, of approximately $140,000. On August 30, 2023, the Company made a payment of approximately $75,000 in full settlement of this outstanding amount.

Related Party Loans

The Company’s Chief Executive Officer’s 12% Promissory for $813,726 was repaid on January 13, 2023. On August 11, 2023 and August 14, 2023, the Company borrowed $10,000 and $22,000 from the Company’s Chief Executive Officer. These short-term loans are due upon notice from the lender and simple interest is accrued at an annual rate of 12%. On August 25, 2023, the Company borrowed $980,000 from the Company’s Chief Executive Officer. The loan is due February 25, 2025, or payable early upon notice from the lender.

On July 3, 2023, August 7, 2023, and August 23, 2023, the Company borrowed $300,000, $100,000, and $90,000, respectively, from a family member of the Company’s Chief Executive Officer. These short-term loans are due upon notice from the lender and simple interest is accrued at an annual rate of 12%.

Convertible Preferred Stock

The Company raised private capital in an amount of $2.7 million through the issuance of shares of its convertible Series F-1 preferred stock through September 30, 2023. Furthermore, the Company issued 33,333 shares of convertible Series D-1 preferred stock and 80,124 shares of convertible Series E-1 preferred stock upon the exercise of warrants for aggregate proceeds to the Company of $99,999 and $400,620, respectively.

October Convertible Notes Issuance

In September, 2023, the Company approved the issuance of up to $50 million of Senior Secured Convertible Promissory Notes (the “2023 Convertible Notes”). The Company may sell the 2023 Convertible Notes in a number of separate transactions up to an aggregate of $50 million, with the first closing to take place in connection with the initial sale of no less than $5 million worth of Notes (the “First Closing”). The Notes will bear simple interest at the minimum rate of interest equal to the I.R.S. applicable federal rate per annum. All unpaid principal, together with the unpaid and accrued interest, is due and payable on demand at any time after the earlier of (i) three year anniversary of the issuance of the Notes (the “Maturity Date”), or (ii) upon the occurrence of an Event of Default (as defined within the 2023 Convertible Notes). On October 31, 2023, the Company completed the First Closing to various investors for a principal balance of $5,888,892.

The 2023 Convertible Notes will convert into shares of common stock according to the terms of the 2023 Convertible Notes agreement.

Due to multiple embedded features within the 2023 Convertible Notes, the Company plans to elect to account for the 2023 Convertible Notes and the embedded features at fair value at inception. Subsequent changes in fair value would be recorded as a component of other income (loss) in the Consolidated Statements of Operations.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

August 9, 2023

by and among

10X CAPITAL VENTURE ACQUISITION Corp. III,

10X AGT Merger Sub, LLC,

and

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

Annex A Page Nos.
ARTICLE I
CERTAIN DEFINITIONS		A-3

1.01	Definitions	A-3
1.02	Construction	A-17

ARTICLE II
THE MERGER; CLOSING		A-17

2.01	The Merger	A-17
2.02	Effects of the Merger	A-17
2.03	Closing	A-17
2.04	Organizational Documents of the Company and Acquiror.	A-18
2.05	Directors and Officers of the Companies	A-18

ARTICLE III
EFFECTS OF THE MERGER		A-18

3.01	Effect on Capital Stock	A-18
3.02	Equitable Adjustments	A-19
3.03	Exchange of Company Certificates and Company Book-Entry Shares.	A-19
3.04	Treatment of Company Options, Warrants and RSUs	A-20
3.05	Withholding	A-21
3.06	No Fractional Shares	A-21
3.07	Payment of Expenses	A-21
3.08	Dissenting Shares	A-21
3.09	Earnout	A-22

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-24

4.01	Organization, Standing and Corporate Power	A-24
4.02	Corporate Authority; Approval; Non-Contravention.	A-24
4.03	Governmental Approvals	A-24
4.04	Capitalization	A-25
4.05	Subsidiaries	A-25
4.06	Financial Statements; Internal Controls.	A-26
4.07	Compliance with Laws	A-26
4.08	Absence of Certain Changes or Events	A-27
4.09	No Undisclosed Liabilities	A-27
4.10	Information Supplied	A-27
4.11	Litigation.	A-27
4.12	Contracts	A-28
4.13	Employment Matters	A-29
4.14	Employee Benefits	A-30
4.15	Taxes	A-32
4.16	Intellectual Property	A-33
4.17	Data Protection	A-34
4.18	Information Technology	A-35

Annex A-i

Annex A Page Nos.
4.19	Real Property	A-35
4.20	Corrupt Practices; Sanctions	A-37
4.21	Competition and Trade Regulation	A-37
4.22	Environmental Matters	A-37
4.23	Brokers	A-38
4.24	Affiliate Agreements	A-38
4.25	Insurance	A-38
4.26	FDA and Health Care Regulatory Matters	A-39
4.27	COVID-19	A-39
4.28	No Other Representations or Warranties	A-40

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB		A-40

5.01	Organization, Standing and Corporate Power	A-40
5.02	Corporate Authority; Approval; Non-Contravention	A-40
5.03	Litigation	A-41
5.04	Compliance with Laws	A-41
5.05	Employee Benefit Plans	A-41
5.06	Financial Ability; Trust Account.	A-42
5.07	Taxes	A-42
5.08	Brokers	A-43
5.09	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.	A-43
5.10	Business Activities; Absence of Changes	A-44
5.11	Registration Statement	A-45
5.12	No Outside Reliance	A-45
5.13	Capitalization.	A-46
5.14	NYSE Stock Market Quotation	A-47
5.15	Contracts; No Defaults.	A-47
5.16	Title to Property	A-47
5.17	Investment Company Act	A-47
5.18	Affiliate Agreements	A-48
5.19	Corrupt Practices	A-48
5.20	Takeover Statutes and Charter Provisions	A-48
5.21	No Other Representations or Warranties	A-48

ARTICLE VI
COVENANTS OF THE COMPANY		A-49

6.01	Conduct of Business	A-49
6.02	Inspection	A-51
6.03	HSR Act and Regulatory Approvals	A-52
6.04	No Claim Against the Trust Account	A-52
6.05	Proxy Solicitation; Other Actions	A-53
6.06	Non-Solicitation; Acquisition Proposals	A-54
6.07	Company Lock-up	A-55
6.08	Litigation	A-55
6.09	Financial Statements	A-55

Annex A-ii

Annex A Page Nos.
ARTICLE VII
COVENANTS OF ACQUIROR		A-56

7.01	HSR Act and Regulatory Approvals	A-56
7.02	Indemnification and Insurance	A-57
7.03	Conduct of Acquiror During the Interim Period	A-57
7.04	Trust Account	A-59
7.05	Inspection	A-59
7.06	Acquiror National Exchange Listing	A-59
7.07	Acquiror Public Filings	A-60
7.08	Additional Insurance Matters	A-60
7.09	Section 16 Matters	A-60
7.10	Director and Officer Appointments	A-60
7.11	Exclusivity	A-60
7.12	Redomicile	A-61
7.13	Management Incentive Package	A-61
7.14	Stockholder Litigation	A-61
7.15	Extension of Time to Consummate a Business Combination	A-61

ARTICLE VIII
JOINT COVENANTS		A-62

8.01	Support of Transaction	A-62
8.02	Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Stockholder Approvals	A-62
8.03	Tax Matters	A-64
8.04	Confidentiality; Publicity	A-66
8.05	Ratification of Covenants	A-66
8.06	Post-Closing Cooperation; Further Assurances	A-66
8.07	Financing Cooperation	A-66

ARTICLE IX
CONDITIONS TO OBLIGATIONS		A-67

9.01	Conditions to Obligations of All Parties	A-67
9.02	Additional Conditions to Obligations of Acquiror	A-67
9.03	Additional Conditions to the Obligations of the Company	A-68

ARTICLE X
TERMINATION/EFFECTIVENESS		A-69

10.01	Termination	A-69
10.02	Effect of Termination	A-70

ARTICLE XI
MISCELLANEOUS		A-70

11.01	Waiver	A-70
11.02	Notices	A-70
11.03	Assignment	A-71
11.04	Rights of Third Parties	A-71
11.05	Expenses	A-71

Annex A-iii

Annex A Page Nos.
11.06	Governing Law	A-71
11.07	Captions; Counterparts	A-71
11.08	Schedules and Exhibits	A-72
11.09	Entire Agreement	A-72
11.10	Amendments	A-72
11.11	Severability	A-72
11.12	Jurisdiction; WAIVER OF TRIAL BY JURY	A-72
11.13	Enforcement	A-73
11.14	Non-Recourse	A-73
11.15	Non-survival of Representations, Warranties and Covenants	A-73
11.16	Acknowledgements	A-73

Exhibits

Exhibit A – Separation Agreement

Exhibit B – Form of Company Support Agreement

Exhibit C – Form of Acquiror Support Agreement

Exhibit D – Form of Registration Rights Agreement

Exhibit E – Form of Certificate of Incorporation of Acquiror

Exhibit F – Form of Bylaws of Acquiror

Exhibit G – Form of Company Lock-Up Agreement

Exhibit H – Form of FIRPTA Certificate

Exhibit I – Form of Acquiror Equity Incentive Plan

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 9, 2023, is entered into by and among 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“Acquiror”), 10X AGT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and American Gene Technologies International Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated for the purpose of acquiring one or more operating businesses through a Business Combination;

WHEREAS, the Merger Sub is a newly formed, wholly owned, direct Subsidiary of Acquiror classified as a disregarded entity for U.S. federal income tax purposes that was formed for the sole purpose of the Merger;

WHEREAS, the Company, directly and indirectly, is engaged in the SpinCo Business and the Company Retained Business;

WHEREAS, SpinCo is a newly formed, direct, wholly owned Subsidiary of the Company;

WHEREAS, prior to the Effective Time, the Company will complete the Internal Reorganization and the Distribution, upon the terms and subject to the conditions set forth in that certain Separation Agreement by and between the Company and SpinCo, substantially in the form attached as Exhibit A hereto (the “Separation Agreement”), and pursuant to the Distribution described therein, the Company will distribute, without consideration, all of the shares of SpinCo Common Stock outstanding at the time of such Distribution to the Company Stockholders by way of a dividend;

WHEREAS, following the consummation of the Internal Reorganization and Distribution, SpinCo will operate the SpinCo Business and will continue in existence under the name “AGT Holdings, Inc.”;

WHEREAS, following the Closing, the Company’s business operations shall consist solely of the Company Retained Business;

WHEREAS, pursuant to an intercompany license agreement executed by and between the Company and SpinCo in connection with the Internal Reorganization and Distribution, SpinCo will license certain Intellectual Property to the Company (the “License Agreement”);

WHEREAS, in accordance with the terms and subject to the conditions hereof, at the Effective Time, the Company (or, should the Company elect to undergo the F-Reorganization pursuant to Section 8.03(h) of this Agreement, NewCo) will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned Subsidiary of the Acquiror (Merger Sub, in its capacity as the surviving entity of the Merger, is referred to as the “Surviving Entity”);

WHEREAS, the Company Board has (a) determined that the Transactions, including the Merger, are advisable, fair to, and in the best interests of the Company and its stockholders, in each case on the terms and subject to the conditions set forth in this Agreement, (b) authorized and approved this Agreement and the Ancillary Agreements to which the Company is a party, and (c) directed that the adoption and approval of this Agreement be submitted to the Company Stockholders for consideration and recommended that the Company Stockholders adopt and approve this Agreement;

WHEREAS, each of the Acquiror Board and the board of directors of Merger Sub has (a) determined that the Transactions, including the Merger, are advisable, fair to and in the best interests of each of Acquiror and Merger Sub and their respective stockholders, as applicable, in each case on the terms and subject to the conditions set forth in this Agreement, (b) authorized and approved this Agreement and the Ancillary Agreements to which Acquiror and Merger Sub are a party, as applicable, (c) directed that the adoption and approval of this Agreement be submitted to the Acquiror Shareholders and the sole member of Merger Sub, as applicable, and (d) approved the recommendation to the Acquiror Shareholders and the sole member of Merger Sub, as applicable, that each approve this Agreement;

Annex A-1

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into certain Support Agreements (the “Company Support Agreements”) with Acquiror and the Company, in the form set forth on Exhibit B, pursuant to which, among other things, such Company Stockholders have agreed to execute and deliver a consent constituting the Company Stockholder Approvals;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor, certain directors and officers of Acquiror, Acquiror and the Company have entered into a Support Agreement, dated as of the date hereof (the “Acquiror Support Agreement” and together with the Company Support Agreements, the “Support Agreements”), with the Company, in the form set forth on Exhibit C, pursuant to which, among other things, (i) the Sponsor and such directors and officers have agreed to vote in favor of this Agreement and the Transactions, and (ii) the Sponsor and such directors and officers have agreed to certain transfer restrictions with respect to their Acquiror Common Stock;

WHEREAS, contemporaneously with the Closing, in connection with the Transactions, Acquiror, the Company, certain Acquiror Shareholders and certain Company Stockholders who will receive Acquiror Common Stock pursuant to Article III, will enter into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit D to be effective upon the Closing;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Public Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, at least one day prior to the consummation of the Merger, Acquiror shall, subject to obtaining the Acquiror Shareholder Approvals, domesticate and transfer by way of continuation as a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the CACI (the “Redomicile”), pursuant to which, among other things, (i) the Acquiror will adopt the certificate of incorporation in the form set forth on Exhibit E (the “Acquiror Charter”), which shall be the certificate of incorporation of Acquiror until thereafter supplemented or amended in accordance with its terms and the DGCL and (ii) each Acquiror Class B Ordinary Share and each Acquiror Class A Ordinary Share shall convert into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Acquiror Common Stock”);

WHEREAS, prior to the consummation of the Merger, and immediately following the Redomicile, Acquiror shall adopt the bylaws in the form set forth on Exhibit F, which shall be the bylaws of Acquiror, until thereafter supplemented or amended in accordance with its terms and the DGCL;

WHEREAS, one day prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Majority Acquiror Shareholder Approval, adopt the 2024 Equity Incentive Plan (the “Acquiror Equity Incentive Plan”), in the form set forth on Exhibit I;

WHEREAS, Acquiror shall be renamed “Addimmune Inc.” (the “Name Change”) and shall trade publicly on a National Exchange under a new ticker symbol selected by the Company;

WHEREAS, immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock to be converted into a number of shares of Company Common Stock at the then-effective conversion price (as calculated pursuant to the Company Charter) in accordance with the Company Charter (such conversions, the “Preferred Stock Conversion”); and

WHEREAS, the parties intend that, for United States federal income tax purposes, (i) the Contribution and the Distribution, taken together, qualify as a “reorganization” pursuant to Sections 368(a)(1)(D) and 355(a) of the Code and the Treasury Regulations, (ii) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations, (iv) the Merger (taking into account any Pre-Closing Financing) will not cause Section 355(e) of the Code to apply to the Distribution (the tax treatment contemplated under clauses (i) through (iv), the “Intended Tax Treatment”), and (v) this Agreement and the Separation Agreement are intended to be, and are adopted as, a plan of reorganization for purposes of Sections 354, 355, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

Annex A-2

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“2023 Audited Financial Statements” has the meaning specified in Section 6.09(a).

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.18.

“Acquiror and Merger Sub Representations” means the representations and warranties of each of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror and Merger Sub Representations are solely made by Acquiror and Merger Sub.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Change in Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Ordinary Share” means a Class A ordinary share, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Share” means a Class B ordinary share, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Equity Incentive Plan” has the meaning specified in the Recitals hereto.

“Acquiror Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Material Contracts” has the meaning specified in Section 5.15(a).

“Acquiror Ordinary Shares” means prior to the Redomicile, collectively, the Acquiror Class A Ordinary Shares and the Acquiror Class B Ordinary Shares.

“Acquiror Organizational Documents” means (a) prior to the Redomicile, the Articles of Association and Acquiror’s memorandum of association, in each case as may be amended from time to time in accordance with their terms, and (b) after the Redomicile, the Acquiror Charter and the bylaws of Acquiror.

“Acquiror Pre-Closing Financing” means (a) the incurrence of any Indebtedness by the Acquiror, (b) the issuance by the Acquiror of any shares of capital stock or equity-linked securities or rights exercisable for or convertible into shares of capital stock or (c) equity financing facilities or non-redemption pools entered into by the Acquiror, in each case with respect to clauses (a)-(c), on or after April 28, 2023 and prior to or simultaneously with the Closing, the net proceeds of which will remain with the Acquiror following Closing.

“Acquiror Public Shares” means the Acquiror Class A Ordinary Shares initially included in the units sold by Acquiror in its initial public offering (or, after the Redomicile, the shares of Acquiror Common Stock into which such Acquiror Class A Ordinary Shares shall have been converted).

“Acquiror Restricted Stock Award” has the meaning specified in Section 3.04(e).

“Acquiror SEC Reports” has the meaning specified in Section 5.09(a).

Annex A-3

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Organizational Documents) holder of Acquiror Public Shares to redeem all or a portion of the Acquiror Public Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) calculated as of two (2) Business Days prior to Closing (as determined in accordance with the Acquiror Organizational Documents) in connection with the Proposals.

“Acquiror Shareholder” means (a) prior to the Redomicile, a holder of Acquiror Ordinary Shares and (b) after the Redomicile, a holder of Acquiror Common Stock.

“Acquiror Shareholder Approvals” means the Majority Acquiror Shareholder Approval and the Supermajority Acquiror Shareholder Approval.

“Acquiror Support Agreement” has the meaning specified in the Recitals hereto.

“Acquiror Warrants” means (a) prior to the Redomicile, the Existing Acquiror Public Warrants and the Existing Acquiror Private Placement Warrants, and (b) from and after the Redomicile, the Domesticated Acquiror Public Warrants and the Domesticated Acquiror Private Placement Warrants.

“Acquisition Proposal” has the meaning specified in Section 6.06(b)(i).

“Action” means any claim, action, suit, assessment, audit, investigation, examination, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 8.02(c).

“Advisory Amendment Proposal” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Fully Diluted Company Shares” means the sum, without duplication, of the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time (for avoidance of doubt, (x) after giving effect to the Preferred Stock Conversion and (y) including shares of Company Common Stock subject to Restricted Stock Awards) or (ii) issuable upon the exercise or settlement of Company Options or Company Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means the Support Agreements, the Separation Agreement, the Tax Matters Agreement, the Registration Rights Agreement, the Trust Agreement and any other agreement related to the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust, competition or merger control Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” means the Second Amended and Restated Articles of Association of Acquiror, adopted by special resolution and effective on December 28, 2022, and as may be amended from time to time in accordance with this Agreement and the CACI.

Annex A-4

“Attributed Dividends” has the meaning specified in Section 3.09(c).

“Audited Financial Statements” has the meaning specified in Section 4.06(a).

“Available Closing Cash” means (i) all amounts in the Trust Account, plus (ii) the aggregate amount of cash funded to the Acquiror or the Company pursuant to any Pre-Closing Financing at or prior to the Closing, plus (iii) any other cash then held by Acquiror as of immediately prior to the Closing, minus (iv) the aggregate amount of payments required to be made by Acquiror in connection with the Acquiror Share Redemption, and minus (v) all reasonable cash fees, costs and expenses of Acquiror and the Company incurred prior to and through the Closing Date in connection with the Transactions, including deferred underwriting discounts or fees and the cash fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror and the Company, which cash fees, costs and expenses Acquiror and the Company shall each use commercially reasonable efforts to minimize as may be required or appropriate to effect the closing of the Transactions.

“Balance Sheet Date” means December 31, 2022.

“Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, individual consulting, retirement, severance, termination pay, change in control, transaction or retention arrangements, deferred compensation, equity or equity-based compensation, incentive compensation, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration plan, program, policy, agreement or arrangement of any kind.

“Business Combination” has the meaning ascribed to such term in the Articles of Association.

“Business Data” means all data collected, generated or received in connection with the services rendered by the Company and its Subsidiaries and the marketing, delivery or use of any product, including any de-identified data, confidential data, tracking data and all credentials collected, held or otherwise managed by or on behalf of the Company and its Subsidiaries.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Grand Cayman, Cayman Islands are authorized or required by Law to close.

“CACI” means the Companies Act (As Revised) of the Cayman Islands.

“Cancelled Shares” has the meaning specified in Section 3.01(b).

“Capitalized Lease Obligations” means obligations pursuant to a lease that is, or is required in accordance with GAAP to be, classified as a finance lease (specifically excluding any obligations pursuant to operating leases that, prior to adoption of the Financial Accounting Standards Board’s Accounting Standard Codification Topic 842, would not have been required to be recognized on a balance sheet prepared in accordance with GAAP).

“CBA” has the meaning specified in Section 4.12(a)(xiii).

“Certificate of Merger” has the meaning specified in Section 2.01.

“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Acquiror or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than fifty percent (50%) of the voting power of Acquiror or any of their respective Subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Acquiror Board immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not

Annex A-5

converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror to any person.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Available Software” means non-customized or non-modified Software that is (a) licensed to the Company or any of its Subsidiaries by any Person solely in executable or object code form pursuant to a non-exclusive Software license, and (b) made generally commercially available on and actually licensed under standard terms.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” means each Benefit Plan, sponsored, maintained or contributed to (or obligated to be contributed to) by the Company or any of its Subsidiaries, in which any current or former employee or other service provider to the Company participates or has any rights or benefits, whether absolute or contingent, other than any plan sponsored or maintained by a Governmental Authority.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 8.02(f).

“Company Certificates” has the meaning specified in Section 3.03(a).

“Company Change in Recommendation” has the meaning specified in Section 8.02(f).

“Company Charter” means that certain Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on December 3, 2021, as in effect on the date hereof.

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Counsel” means DLA Piper LLP (US), RSM International or any other nationally recognized law firm or accounting firm retained by the Company.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property.

“Company Lock-up Parties” means each director and executive officer of the Company and each Company Stockholder receiving more than 0.5% of the outstanding Acquiror Common Stock upon Closing.

“Company Option” has the meaning specified in Section 3.04(a).

“Company Organizational Documents” means the Company Charter and bylaws of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Permits” has the meaning specified in Section 4.07(d).

“Company Pre-Closing Financing” means the issuance by the Company of any shares of capital stock or equity-linked securities or Indebtedness or other rights exercisable for or convertible into shares of capital stock, in each case, on or after April 28, 2023 and prior to or simultaneously with the Closing.

“Company Preferred Stock” means each of the Company’s Class A-1 Preferred Stock, Class B-1 Preferred Stock, Class C-1 Preferred Stock, Class D-1 Preferred Stock, Class E-1 Preferred Stock and Class F-1 Preferred Stock.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

Annex A-6

“Company Retained Business” means the Company’s business involving researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of human immunodeficiency virus (commonly known as “HIV”).

“Company Restricted Stock Award” means the grant of an award in respect of a share of Company Common Stock subject to vesting, repurchase, forfeiture or other lapse restrictions granted under a Company equity incentive plan.

“Company Software” means all Software used in the Company Retained Business, as currently conducted.

“Company Stock” means the Company Common Stock, the Company Preferred Stock and any other equity securities issued by the Company.

“Company Stockholder” means the holder of a share of Company Stock.

“Company Stockholder Approvals” means the affirmative vote or consent of (i) with respect to the Transactions (other than the Preferred Stock Conversion), the holders of a majority of the outstanding shares of Company Common Stock (for the avoidance of doubt, after giving effect to the Preferred Stock Conversion), and (ii) with respect to the Preferred Stock Conversion, the holders of a majority of the outstanding shares of Company Preferred Stock, voting as a single class.

“Company Support Agreements” has the meaning specified in the Recitals hereto.

“Company Warrants” shall mean each warrant to purchase Company Stock granted and that remains outstanding.

“Competing Proposal” has the meaning specified in Section 7.11(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement (as may be amended or supplement), dated as of February 12, 2023, between Acquiror and the Company.

“Contract” means any legally binding contract, agreement, subcontract, lease, and purchase order.

“Contribution” has the meaning specified in the Separation Agreement.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 or any mutation of the same, including any resulting epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, isolation, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning specified in Section 3.08.

“Distribution” has the meaning specified in the Separation Agreement.

“Distribution Date” has the meaning specified in the Separation Agreement.

“Domesticated Acquiror Private Placement Warrants” means the Existing Acquiror Private Placement Warrants after giving effect to the Redomicile, as a result of which each shall automatically become a warrant to acquire one share of Acquiror Common Stock.

“Domesticated Acquiror Public Warrant” means the Existing Acquiror Public Warrants after giving effect to the Redomicile, as a result of which each shall automatically become a warrant to acquire one share of Acquiror Common Stock.

“Earnout Period” means the time period beginning on the Closing Date and ending on the five-year anniversary of the Closing Date.

“Effective Time” has the meaning specified in Section 2.01.

Annex A-7

“Employment Laws” has the meaning specified in Section 4.13(e).

“Enforceability Exceptions” has the meaning specified in Section 4.02(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), public and worker health and safety (to the extent relating to exposure to Hazardous Materials), or the investigation, cleanup, use, generation, storage, emission, treatment, transportation, disposal or Release of or exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity (whether or not incorporated) which is or was, together with the Company, treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Ex-Im Laws” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” has the meaning specified in Section 3.01(c).

“Exchanged Company Option” has the meaning specified in Section 3.04(a).

“Existing Acquiror Private Placement Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven dollars fifty cents ($11.50), that was included in the Private Placement Units.

“Existing Acquiror Public Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven dollars fifty cents ($11.50), that was included in the units sold as part of Acquiror’s initial public offering.

“Extension” means an extension, in accordance with the Acquiror Organizational Documents and the Trust Agreement, of the deadline by which Acquiror must complete its Business Combination, as contemplated by any Extension Proposal.

“Extension Meeting” means a special meeting of Acquiror Shareholders to approve any Extension Proposal.

“Extension Proposal” means a proposal to amend the Acquiror Organizational Documents to extend the period of time Acquiror is afforded under the Acquiror Organizational Documents to consummate an initial Business Combination, or any Additional Proposal to further extend such period of time.

“Extension Proxy Statement” means any definitive proxy statement related to any Extension Proposal.

“Extraordinary General Meeting” means a meeting of the holders of Acquiror Ordinary Shares to be held for the purpose of approving the Proposals.

“F-Reorganization” has the meaning specified in Section 8.03(h).

“FDA” means the United States Food and Drug Administration.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

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“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a party hereto based on a representation or warranty of such party hereto contained in this Agreement; provided, that at the time such representation was made (i) such representation was inaccurate, (ii) such party hereto had actual Knowledge (and not imputed or constructive Knowledge) of the inaccuracy of such representation, (iii) such party hereto had the specific intent to deceive another party hereto, and (iv) the other party hereto acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Future Unaudited Financial Statements” has the meaning specified in Section 6.09(b).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Official” means any official or employee of any directly or indirectly government-owned or controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, legislature, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, agreement, or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), or otherwise subject to liability or standards of care under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, toxic mold or pesticides.

“Health Care Laws” shall mean any health care Laws applicable to the ownership, testing, research, development, manufacture, quality, safety, accreditation, packaging, storage, use, distribution, labeling, promotion, sale, offer for sale, marketing, import, export or disposal of pharmaceutical products, including, without limitation, the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Public Health Service Act (42 U.S.C. §§ 201 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286, 287, 1035, 1347, 1349 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) (“HIPAA”), the exclusions law (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), Medicare (Title XVIII of the Social Security Act), and Medicaid (Title XIX of the Social Security Act), any other Law governing or pertaining to a government health care program, any comparable applicable Laws outside the U.S., each as amended, and the regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or

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otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) Capitalized Lease Obligations, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) any other indebtedness or obligation reflected or required to be reflected as indebtedness in a consolidated balance sheet, in accordance with GAAP, (i) the aggregate amount of any underfunded or unfunded pension or retiree health or welfare liabilities (calculated on a termination basis, where applicable), (j) the amount of any accrued and unpaid base salary, annual or other bonuses (whether or not accrued), commissions or similar payments earned in respect of any period prior to the Closing, and any unpaid severance, termination pay or similar amounts payable or to become payable to any employee or other service provider whose employment or engagement terminated at or prior to the Closing, (k) the value of all earned or accrued but unused paid time off or vacation/sick benefits of the employee or other service provider, (l) all 401(k) plan employer matching, profit sharing, true-up or other contributions or allocations in respect of the period prior to the Closing (including any partial payroll period) (whether or not accrued) that have not been contributed or otherwise remain unpaid or unallocated, (m) payroll, social security, unemployment and similar Taxes payable by such Person in respect of any payments or benefits described in subsections (i) through (l) as if paid on the Closing Date, (n) any accrued and unpaid income Taxes of such Person with respect to any tax period (or a portion thereof) ending on or before the Closing Date, (o) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (n) above, and (p) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Governmental Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby.

“Intellectual Property” means any and all intellectual property rights, whether registered or unregistered, as they exist anywhere in the world, including any and all states, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (i) United States, foreign, and international patents and patent applications (including any provisionals, non-provisionals, renewals, extensions, divisions, continuations, continuations-in-part, reissues, invention disclosures, reexaminations and interferences thereof, substitutions and foreign counterparts relating to any such patents and patent applications, and industrial property rights); (ii) trademarks, service marks, trade dress, trade and brand names and logos and social media designations, together with all goodwill associated therewith and symbolized thereby and any registrations and applications for registration therefor; (iii) works of authorship (whether copyrightable or not), including exclusive exploitation rights, copyrights, mask works and designs and related moral rights, and any registrations and applications for registration therefor, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation; (iv) internet domain names, URLs, or other names and locators associated with the internet; (v) trade secrets, know-how, inventions, processes, procedures, recipes, specifications, improvements, formulae, manufacturing and other procedures, operating procedures, methods, techniques and all research and development information, and other confidential and proprietary information rights and all documentation related to the foregoing; (vi) databases and data collections (including knowledge databases, customer lists and customer databases); (vii) Software; and (viii) all past, present and future rights to sue or recover and retain damages and costs and attorneys’ fees, claims and causes of action arising out of or related to infringement, dilution, misappropriation, or other violation of any of the foregoing.

“Intended Tax Treatment” has the meaning specified in the preamble hereto.

“Interim Period” has the meaning specified in Section 6.01.

“Internal Reorganization” has the meaning specified in the Separation Agreement.

“Intervening Event” means an event, fact, development, circumstance or occurrence, that materially and negatively affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Acquiror or the Acquiror Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Acquiror Board as of the date hereof), and that becomes known to the Acquiror Board after the date of this Agreement (but specifically excluding (i) a

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Competing Proposal, and (ii) any event, fact, development, circumstance or occurrence described in clauses (b), (d), (f) and (g) of the definition of Material Adverse Effect). For the avoidance of doubt the Acquiror Share Redemption shall not be deemed to be an Intervening Event.

“Intervening Event Notice Period” has the meaning specified in Section 8.02(d).

“IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with the foregoing), data Processing systems, Software, and all other information technology equipment owned or controlled by the Company and its Subsidiaries and used in the operation of the Company Retained Business.

“Knowledge” shall mean the actual knowledge of (i) in the case of the Company, its Chief Executive Officer, Chief Financial Officer, Chief Science Officer and Chief Medical Officer, and (ii) in the case of Acquiror, its Chief Executive Officer and Chief Financial Officer.

“Law” means any statute, law (including common law), constitution, act, treaty, convention, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lease Documents” has the meaning specified in Section 4.19(d).

“Leased Company Properties” has the meaning specified in Section 4.19(c).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial easements, rights of way, covenants, encumbrances or restrictions that do not materially detract from the value of the underlying asset or interfere with the use of, or in the case of real property, occupancy of, the asset.

“License Agreement” has the meaning specified in the Recitals hereto.

“Licensed Intellectual Property” means all Intellectual Property that is used in the Company Retained Business as currently conducted that is (a) owned by a third party and licensed or (b) owned by SpinCo and will be licensed under the License Agreement, in each case to the Company or any of its Subsidiaries pursuant to a Contract to which they are a party.

“Listing Application” has the meaning specified in Section 7.06.

“Majority Acquiror Shareholder Approval” means, with respect to any Proposal other than the Redomicile Proposal, the Name Change Proposal and the Amendment Proposal, the affirmative vote of at least a majority of the votes cast by holders of Acquiror Ordinary Shares voting in person or by proxy at the Extraordinary General Meeting.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions; provided, however, that in no event would any of the following (or any event, change, circumstance or development to the extent primarily arising out of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” pursuant to clause (i) above: (a) any actual or proposed change or development in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (b) any change or development in interest rates, exchange rates, or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operate, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees, or contractors, (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action, or failure to take action, required or contemplated by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.02(b) and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire

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or other natural disaster, epidemic, disease outbreak, pandemic (including COVID-19 (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any (x) armed hostilities or the escalation thereof, whether or not pursuant to the declaration of any national emergency or war, or (y) military or terrorist attack, or escalation thereof, and (h) any failure of the Company and its Subsidiaries, taken as a whole to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.01(c).

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Name Change Proposal” has the meaning specified in Section 8.02(c).

“NASDAQ” means any tier of The Nasdaq Stock Market LLC.

“National Exchange” means NYSE, NASDAQ, or NYSE American.

“National Exchange Proposal” has the meaning specified in Section 8.02(c).

“NewCo” has the meaning specified in Section 8.03(h).

“NYSE” means any tier of The New York Stock Exchange.

“NYSE American” means the NYSE American.

“Offer” has the meaning specified in the Recitals hereto.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).

“Owned Company Software” means all Software assigned to the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries purport to own.

“Owned Intellectual Property” means all Intellectual Property used in the Company Retained Business, as currently conducted that is owned by or purported to be owned by the Company or any of its Subsidiaries.

“Payor” has the meaning specified in Section 3.05.

“Permits” means permits, approvals, orders, authorizations, consents, licenses, certificates, clearances, franchises, exemptions or waivers of, or filings, notices, or registrations with, or issued by, any Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes (A) not yet delinquent or (B) which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or

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in the aggregate, materially interfere with the present uses or occupancy of such real property, or which do not materially detract from the value of the underlying asset, (v) non-exclusive licenses of Intellectual Property, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements (which such Liens are referenced or the existence of which such Liens is referred to in the notes to the balance sheet included in the Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, or which do not materially detract from the value of the underlying asset, and (viii) Liens described on Schedule 101(a).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” has the same meaning as the term “personal data,” “personal information,” “protected health information” or the equivalent under Privacy Laws.

“Phase 2 Clinical Trial” means any controlled human clinical trial, or a portion thereof, that generally meets the requirements of 21 C.F.R. 312.21(b), as amended (or its successor regulation), whose endpoints are primarily intended to establish efficacy of cellular therapy in the treatment of HIV. For the avoidance of doubt, a “Phase 2 Clinical Trial” shall include any study or hybrid clinical trial that combines more than one phase (e.g., phase 1(b)/2(a) trial, phase 2(b)/3 trial, or phase 2/3 trial) or represents a more advanced phase of drug development (e.g., phase 3 clinical trial, drug submission or drug approval).

“Pre-Closing Financing” means any Acquiror Pre-Closing Financing or Company Pre-Closing Financing, as applicable.

“Preferred Stock Conversion” has the meaning specified in the Recitals hereto.

“Privacy Commitments” has the meaning specified in Section 4.17(a).

“Privacy Laws” means any and all Laws and binding guidelines and industry standards, in each case, as applicable to the Company or any of its Subsidiaries, relating to the Processing of Personal Information, data privacy, data security, data breach notification, and the cross-border transfer of Personal information.

“Privacy Policies” means all published, posted, and internal agreements and policies relating to the Company’s and its Subsidiaries’ Processing of Personal Information or other Business Data.

“Private Placement Units” means the private placement units sold to Sponsor and Cantor Fitzgerald & Co. simultaneously with the closing of Acquiror’s initial public offering, each consisting of one Acquiror Class A Ordinary Share and one-half of one Existing Acquiror Private Placement Warrant.

“Processing” means any operation or set of operations performed on data, including storing, use, disclosure, collection, disposal, transferring or otherwise accessing or interacting with such data.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Extraordinary General Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their Acquiror Public Shares in conjunction with a shareholder vote on the Business Combination).

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem its Acquiror Public Shares for cash in connection with the transactions contemplated hereby or otherwise in accordance with the Acquiror Organizational Documents.

“Redomicile” has the meaning specified in the Recitals hereto.

“Redomicile Proposal” has the meaning specified in Section 8.02(c).

“Registered IP” means all Owned Intellectual Property and all Licensed Intellectual Property that is licensed from SpinCo or exclusively licensed from a third party, in each case that is the subject of a registration or an application for registration with any Governmental Authority in any jurisdiction.

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“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).

“Related Party” means, with respect to any party hereto, any Subsidiary or Affiliate thereof, or any business, entity or Person that any of the foregoing controls, is controlled by or is under common control with.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into or through the indoor or outdoor environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Acquiror Shareholder Approvals” means approval by Acquiror Shareholders of the Transaction Proposal, Redomicile Proposal, Name Change Proposal, Amendment Proposal, National Exchange Proposal, and the Acquiror Equity Plan Proposal.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Schedules” means the disclosure schedules of the Company or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning specified in Section 4.18(c).

“Separation Agreement” has the meaning specified in the Recitals hereto.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“SpinCo” means a newly formed, wholly owned, direct Subsidiary of the Company, formed for the purpose of consummating the transactions contemplated by the Separation Agreement, pursuant to the filing of a certificate of formation with the Secretary of State of the State of Delaware, which will continue in existence following the Closing as American Gene Technologies, Inc.

“SpinCo Business” means any businesses of the Company other than the Company Retained Business.

“SpinCo Common Stock” means the shares of common stock of SpinCo, par value $0.0001 per share.

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“Sponsor” means 10X Capital SPAC Sponsor III LLC.

“Steps Plan” has the meaning specified in the Separation Agreement.

“Subsequent Clinical Trial” means any controlled human clinical trial, or a portion thereof, that generally meets the requirements of 21 C.F.R. 312.21, as amended (or its successor regulation), whose endpoints include efficacy of cellular therapy in the treatment of HIV.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supermajority Acquiror Shareholder Approval” means, with respect to the Redomicile Proposal, the Name Change Proposal and the Amendment Proposal, the affirmative vote of two-thirds (2/3) of the votes eligible to be cast by the holders of the outstanding Acquiror Ordinary Shares who, being present in person or by proxy and entitled to vote at the Extraordinary General Meeting, actually vote at the Extraordinary General Meeting, with, in respect of the Redomicile Proposal only, each holder of Acquiror Class B Ordinary Shares having 10 votes for every Acquiror Class B Ordinary Share held and each holder of Acquiror Class A Ordinary Shares having one vote for every Acquiror Class A Ordinary Share held.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, sales, use, or other tax, escheat or unclaimed property obligation, governmental fee or other like assessment, together with any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Authority” means any Governmental Authority with jurisdiction or authority to impose, administer, levy, assess or collect Tax.

“Tax Matters Agreement” means the Tax Matters Agreement entered into prior to the Distribution Date by and between the Company and SpinCo.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Tax Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Trading Day” means any day on which shares of Acquiror Common Stock is actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

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“Transactions” means the Internal Reorganization, the F-Reorganization (if relevant), the Distribution, and the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Redomicile, the Merger and the Preferred Stock Conversion.

“Transfer Taxes” has the meaning specified in Section 8.03(a).

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” means any of Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V or Triggering Event VI.

“Triggering Event I” means the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $15.00 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $17.50 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event III” means the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $20.00 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period within the Earnout Period.

“Triggering Event IV” means the date within the Earnout Period on which the Company or any Subsidiary begins a Subsequent Clinical Trial (i.e., the first dosing or treatment of a patient in the Subsequent Clinical Trial).

“Triggering Event V” means the date within the Earnout Period on which the Company or any of its Subsidiaries issue a public announcement regarding the initial acquisition of data from at least one patient enrolled in a Subsequent Clinical Trial.

“Triggering Event VI” means the date within the Earnout Period on which the Company or any Subsidiary completes the acquisition of data from a Phase 2 Clinical Trial.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“WARN Act” has the meaning specified in Section 4.13(f).

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 11, 2022, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Withholding Amount” has the meaning specified in Section 3.09(c).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

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1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) any reference to a Law shall mean such Law as amended.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

ARTICLE II
THE MERGER; CLOSING

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, following the Redomicile, at the Effective Time, the Company (or, should the Company elect to undergo the F-Reorganization pursuant to Section 8.03(h), NewCo) shall be merged with and into Merger Sub, with Merger Sub being the Surviving Entity. Following the Merger, the separate corporate existence of the Company (or, should the Company elect to undergo the F-Reorganization pursuant to Section 8.03(h), NewCo) shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger (the “Certificate of Merger”), such Merger to be consummated upon filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (i) the Company

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shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL, (ii) by virtue of the Merger, the Name Change will occur, and (iii) Acquiror shall have been approved to trade publicly on a National Exchange under a new ticker symbol selected by the Company.

2.04 Organizational Documents of the Company and Acquiror. At the Effective Time, the certificate of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Entity, until thereafter supplemented or amended in accordance with its terms and the DGCL.

2.05 Directors and Officers of the Companies.

(a) Persons constituting the officers of the Company prior to the Effective Time shall be appointed as the officers of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

(b) Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and applicable National Exchange listing requirements, Acquiror shall take all necessary action prior to the Effective Time such that (i) each director of Acquiror in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time), (ii) immediately after the Effective Time, the Acquiror Board shall consist of seven (7) members, of which (A) the Company shall have the right to appoint four (4) initial members, which shall include the current Chief Executive Officer and the Chairman of the Board of the Company and will be in the second and third class of directors, (B) the Sponsor shall have the right to appoint two (2) initial members and (C) the Company and the Sponsor will jointly agree on the appointment of the seventh initial director, in each case, as set forth in the Acquiror Charter, and (iii) the initial members of the Acquiror Board shall be the individuals set forth by the designating parties at least sixty (60) days prior to Closing, each to serve in the applicable class of directors identified therein. If necessary to effect the foregoing, the Acquiror Board shall adopt resolutions prior to the Effective Time that expand or decrease the size of the Acquiror Board and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Acquiror Board. Each person appointed as a director of Acquiror pursuant to this Section 2.05(b) shall remain in office as a director of Acquiror until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If any of the directors set forth by the designating parties shall be unable or unwilling to serve at the Closing, the party entitled to nominate such individual’s replacement shall promptly designate a replacement director and provide any relevant information about such appointee as the other party may reasonably request.

(c) Acquiror shall take all necessary action prior to the Effective Time such that (i) each officer of Acquiror in office immediately prior to the Effective Time shall cease to be an officer immediately following the Effective Time and (ii) the persons constituting the officers of the Company prior to the Effective Time shall, as of immediately following the Effective Time, be appointed the officers of Acquiror in identical positions until the earlier of their death, resignation or removal or until their respective successors are duly appointed.

ARTICLE III
EFFECTS OF THE MERGER

3.01 Effect on Capital Stock. By virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or the holder of any Company Stock:

(a) Conversion of Merger Sub Common Stock. Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into one validly issued, fully paid and nonassessable share of common stock of the Surviving Entity, par value $0.0001 per share, and such shares will constitute the only outstanding equity interests of the Surviving Entity following the Merger.

(b) Cancellation of Certain Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time that is held by the Company in treasury or owned by Acquiror or by Merger Sub shall no longer be outstanding and shall be automatically cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

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(c) Conversion of All Other Company Stock. Each share of Company Common Stock (including shares of Company Preferred Stock converted to Company Common Stock in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock subject to Restricted Stock Awards, Cancelled Shares and Dissenting Shares, shall be converted into the right to receive the number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Common Stock (deemed to have a value of ten dollars and fifteen cents ($10.15) per share) (the “Merger Consideration”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $500,000,000 by (ii) ten dollars and fifteen cents ($10.15) by (y) the Aggregate Fully Diluted Company Shares (the “Exchange Ratio”).

3.02 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock or Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, change, combination or exchange of shares, or any similar event shall have occurred (in each case, other than pursuant to the Preferred Stock Conversion), then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock or Acquiror Ordinary Shares will be appropriately adjusted to provide to the holders of Company Stock and the holders of Acquiror Ordinary Shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03 Exchange of Company Certificates and Company Book-Entry Shares.

(a) Exchange Procedures. At the Closing, the Company Stockholders holding Company Common Stock shall deliver the certificates or book entry statements evidencing their right to shares of Company Common Stock (which, if applicable, may be the certificates that formerly represented shares of Company Preferred Stock that converted into such shares of Company Common Stock pursuant to the Preferred Stock Conversion), to the extent such shares of Company Common Stock are certificated (collectively, the “Company Certificates”), other than Cancelled Shares and Dissenting Shares, to Acquiror for cancellation, or in the case of a lost, stolen or destroyed Company Certificate, will deliver to Acquiror an affidavit (and indemnity if required) in the manner provided in Section 3.03(e) below, and, in exchange therefor, Acquiror shall instruct its transfer agent to issue the Merger Consideration in book-entry form, and Company Certificates shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration as prescribed by this Agreement. Earnout Shares shall be delivered to the Escrow Agent in accordance with Section 3.09.

(b) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates, Acquiror shall promptly deliver to the record holders thereof, without interest, the Merger Consideration issued in exchange therefor in book-entry form and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect thereto; provided, however, any dividends or other distributions with respect to Earnout Shares shall be subject to the provisions of Section 3.09.

(c) Transfers of Ownership. If Merger Consideration is to be issued in book-entry form in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of the Merger Consideration in any name other than that of the registered holder of the Company Certificates surrendered, or established to the reasonable satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(d) No Further Ownership Rights in Company Common Stock. All shares of Acquiror Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the

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Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Section 3.03.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Company Certificates shall have been lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the aggregate Merger Consideration into which the shares of Company Common Stock formerly represented by such Company Certificates was converted into and any dividends or distributions payable pursuant to Section 3.03(b); provided, however, that, as a condition precedent to the delivery of such Merger Consideration, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Acquiror against any claim that may be made against Acquiror or the Surviving Entity with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

3.04 Treatment of Company Options, Warrants and Restricted Stock Awards.

(a) Treatment of Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Company Common Stock (a “Company Option”) and shall be converted into an option to purchase a number of shares of Acquiror Common Stock (such option, an “Exchanged Company Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, if and as determined pursuant to Section 3.01(c); provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time.

(b) Company Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (i) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to Section 3.04(a) and (ii) take all actions necessary to ensure that from and after the Effective Time Acquiror will not be required to deliver shares of Company Stock or other shares of capital stock of the Company to any Person pursuant to or in settlement of Company Options.

(c) Acquiror Actions. Acquiror shall take all actions that are necessary for the assumption and conversion of the Company Options, Company Restricted Stock Awards and Company Warrants pursuant to this Section 3.04 including the reservation, issuance and listing of shares of Acquiror Common Stock as necessary to effect the transactions contemplated by this Section 3.04. If registration of the Exchanged Company Options or shares of Acquiror Common Stock is required under the Securities Act, Acquiror shall file with the SEC, as promptly as practicable after the date that is sixty (60) days after the Form 8-K announcing the Closing is filed (or any such earlier date permitted by applicable Law), a registration statement on Form S-8 with respect to such Exchanged Company Options or shares of Acquiror Common Stock, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the applicable Exchanged Company Options remain outstanding and such registration of the shares of Acquiror Common Stock issuable thereunder continues to be required.

(d) Treatment of Company Warrants. At the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holder of any such Company Warrant, shall be converted into a warrant (an “Acquiror Warrant”) covering a number of Acquiror Common Stock equal to the product of (A) the total number of shares of Company Stock subject to such Company Warrant and (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole share. Each such Acquiror Warrant, as so assumed and converted, shall be subject to the same terms and conditions as applied to the Company Warrant immediately prior to the Effective Time (including vesting conditions) except to the extent such terms or conditions are rendered inoperative by the Transactions.

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(e) Treatment of Company Restricted Stock Awards. As of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company Restricted Stock Award that is then outstanding shall be assumed and converted into that number of whole shares of Acquiror Common Stock equal to the product of (A) the total number of shares of Company Stock subject to such Company Restricted Stock Award and (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole share (an “Acquiror Restricted Stock Award”). Each such Acquiror Restricted Stock Award, as so assumed and converted, shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Restricted Stock Award immediately prior to the Effective Time (including vesting and forfeiture conditions) except to the extent such terms or conditions are rendered inoperative by the Transactions.

3.05 Withholding. Each of Acquiror, Merger Sub, the Company, the Surviving Entity and their respective Affiliates and agents (each, a “Payor”) shall be entitled to deduct and withhold from any consideration or amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law; provided, however, that the relevant Payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments (other than (i) payroll withholding because of the compensatory nature of the applicable payment, (ii) U.S. backup withholding or (iii) withholding required by Section 1445 of the Code as a result of a failure by the Company to deliver the certificate contemplated by Section 8.03(d)) to determine whether any such deductions or withholding payments are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that a Payor withholds or deducts such amounts with respect to any Person, such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes.

3.06 No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Stock. In lieu of the issuance of any such fractional share, Acquiror shall issue to each former Company Stockholder who otherwise would be entitled to receive such fractional share, after aggregating all fractional shares that otherwise would be paid to such Person, one (1) share of Acquiror Common Stock.

3.07 Payment of Expenses.

(a) On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of the Company for outside counsel incurred in connection with the Transactions and reasonable and documented fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”).

(b) On the Closing Date following the Closing, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all reasonable, documented out-of-pocket fees and disbursements of Acquiror and Merger Sub for outside counsel incurred in connection with the Transactions and reasonable and documented fees and expenses of Acquiror and Merger Sub for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror or Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding Acquiror Expenses”).

3.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder entitled to vote in respect of such shares of Company Stock who has not voted in favor of the Merger or consented thereto in writing or by electronic transmissions and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with, and to the extent provided by, Section 262 of the DGCL. At the Effective Time, (i) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (ii) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine such holder

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is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such Dissenting Shares under Section 262 of the DGCL shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall only represent the right to receive the Merger Consideration upon the surrender of such shares in accordance with this Article III. The Company shall give Acquiror reasonably prompt notice of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Acquiror shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

3.09 Earnout.

(a) At the Closing, and as additional consideration for the Merger and the other Transactions, Acquiror shall issue or cause to be issued in the name of each holder of Company Common Stock its, his or her pro rata share of a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) $300,000,000 by (ii) ten dollars and fifteen cents ($10.15) (the “Earnout Shares”) and, in accordance with actual or deemed written instructions from the Company, Acquiror shall deposit or cause to be deposited such shares at an account (the “Escrow Account”) with an escrow agent reasonably selected by Acquiror (the “Escrow Agent”) in accordance with an escrow agreement in form and substance reasonably acceptable to Acquiror and the Company, to be entered into on the Closing Date by and among Acquiror, the Company and the Escrow Agent. The parties hereto agree that the Company Stockholders shall be treated as the owners of the Earnout Shares for so long as they are in the Escrow Account for income Tax purposes, and shall file all Tax Returns consistent with such treatment.

(b) Promptly upon the occurrence of any Triggering Event, Acquiror shall prepare and deliver, or cause to be prepared and delivered, a written notice to the Escrow Agent (a “Release Notice”), which Release Notice shall set forth the specific release instructions with respect thereto (including the number of Earnout Shares to be released to each Company Stockholder). No Company Stockholder shall, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Shares until the date on which the relevant Triggering Event has occurred as described in Section 3.09(d) and such shares have been released to the Company Stockholders. Any Earnout Shares not eligible to be released from the Escrow Account in accordance with the terms of Section 3.09(d) on or before the last day of the Earnout Period shall immediately thereafter be forfeited to Acquiror and canceled and the Company Stockholders shall not have any rights with respect thereto. Effective as of the Closing, each Company Stockholder shall have the right to vote each of its Earnout Shares until such Earnout Shares are forfeited as if the Company Stockholder was the owner of record of such Earnout Shares.

(c) Until Earnout Shares have been released or forfeited hereunder, an amount equal to any dividends or distributions with respect to such Earnout Shares shall accrue and be payable to the Company Stockholders as if the Earnout Shares had been released prior to the record date for such dividends or distributions (the “Attributed Dividends”). The Attributed Dividends shall be released, pro rata amongst the Company Stockholders, upon the release of the corresponding Earnout Shares from the Escrow Account.

(d) The Earnout Shares shall be released and delivered from the Escrow Account and distributed to or on behalf of the Company Stockholders upon receipt of the applicable Release Notice by the Escrow Agent as follows:

(i) upon the occurrence of Triggering Event I, one-sixth (1/6) of the Earnout Shares shall be released;

(ii) upon the occurrence of Triggering Event II, one-sixth (1/6) of the Earnout Shares shall be released;

(iii) upon the occurrence of Triggering Event III, one-sixth (1/6) of the Earnout Shares shall be released;

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(iv) upon the occurrence of Triggering Event IV, one-sixth (1/6) of the Earnout Shares shall be released;

(v) upon the occurrence of Triggering Event V, one-sixth (1/6) of the Earnout Shares shall be released; and

(vi) upon the occurrence of Triggering Event VI, one-sixth (1/6) of the Earnout Shares shall be released.

(e) The right of the Company Stockholders to receive the Earnout Shares is solely a contractual right, will not be evidenced by a certificate or other instrument and does not constitute a security.

(f) Each Triggering Event shall only occur once, if at all; provided, that such Triggering Events may be achieved at the same time or on overlapping Trading Days.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a Earnout Share will be issued, and each Person who would otherwise be entitled to a fraction of a Earnout Share (after aggregating all fractional Earnout Shares that otherwise would be received by such holder in connection with the occurrence of such Triggering Event) shall instead have the number of Earnout Shares issued to such Person rounded up to the nearest whole Earnout Share.

(h) If, during the Earnout Period, there is a Change of Control that will result in the holders of Acquiror Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Acquiror Common Stock, as determined in good faith by the Acquiror Board) equal to or in excess of the applicable share price required in connection with Triggering Events I, II or III, then immediately prior to the consummation of such Change of Control (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) the Company Stockholders shall be eligible to participate in such Change of Control. If, during the Earnout Period, there is an Change of Control that will result in the holders of Acquiror Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Acquiror Common Stock, as determined in good faith by the Acquiror Board) that is less than the applicable share price required in connection with Triggering Events I, II or III and such Triggering Event has not previously occurred, then this Section 3.09 shall terminate and no Earnout Shares shall be issuable hereunder with respect to such Triggering Event(s) in connection with or following completion of the Change of Control.

(i) The issuance of Earnout Shares is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law).

(j) In the event the issuance of Earnout Shares is subject to the notification and waiting period requirements of the HSR Act or the receipt of consents or approvals under any other applicable Antitrust Laws (an “Antitrust Issuance”), Acquiror’s obligation to make such issuance shall be delayed until, and contingent upon the occurrence of, the time that all applicable Persons have filed all required notifications under the HSR Act and any other applicable Antitrust Laws and all applicable waiting periods under the HSR Act (including any extensions thereof) have expired or terminated and any required consents and approvals under other applicable Antitrust Laws have been obtained with respect to such Antitrust Issuance.

(k) The Earnout Shares and the underlying target price for Triggering Events I, II and III will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible in Acquiror Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Acquiror Common Stock, occurring on or after the date hereof and prior to the time any such Earnout Shares are issued. It is the intent of the parties that such adjustments will be made in order to provide the Company Stockholders with the same economic effect as contemplated by this Agreement as if no change with respect to the Acquiror Common Stock had occurred.

(l) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, any Earnout Shares to be released and delivered from the Escrow Account and distributed to or on behalf of the Company Stockholders shall be so released, delivered and distributed within five (5) years of the Closing Date.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01 Organization, Standing and Corporate Power. The Company is an entity duly organized, validly existing and in good standing under the DGCL, and has all requisite legal entity power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or have a Material Adverse Effect. The Company Organizational Documents that have been made available to Acquiror are true, correct and complete and are in effect as of the date of the Agreement and the Company is not in default under or in violation of any provision thereunder.

4.02 Corporate Authority; Approval; Non-Contravention.

(a) Except for the Company Stockholder Approvals, the Company has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate consent and authorizations on the part of the Company, and no other corporate actions on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (the “Enforceability Exceptions”)). The sole stockholder of SpinCo has approved and declared the advisability of the Separation Agreement and the transactions contemplated thereby.

(b) Except as set forth on Schedule 4.02(b), the execution, delivery and, subject to receipt of the Company Stockholder Approvals, performance of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the Transactions, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Company Organizational Documents or the organizational documents of any of the Company’s Subsidiaries and (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default or Change of Control under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the assets of the Company or any of its Subsidiaries and Affiliates pursuant to, any Material Contract to which the Company or any of its Subsidiaries and Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.02(a), under any Law to which the Company or any of its Affiliates is subject (except Laws that are applicable due to the Company Retained Business, or the Contracts or licenses of the Company), except (in the case of clause (ii) above) for such violations, breaches, defaults or Changes of Control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.03 Governmental Approvals. No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Transactions, except for (i) the applicable requirements of the HSR Act, (ii) such other consents, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

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4.04 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consisted of (i) 63,510,000 shares of Company Common Stock, of which 30,705,369 shares of Company Common Stock were outstanding, including 24,206,776 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (ii) 2,170,610 shares of Class A-1 Preferred Stock of the Company, of which 2,170,610 shares are outstanding, (iii) 4,166,666 shares of Class B-1 Preferred Stock of the Company, of which 3,705,917 shares are outstanding, (iv) 2,900,000 shares of Class C-1 Preferred Stock of the Company, of which 2,733,335 shares are outstanding, (v) 5,010,000 shares of Class D-1 Preferred Stock of the Company, of which 4,516,684 shares are outstanding, (vi) 6,500,000 shares of Class E-1 Preferred Stock of the Company, of which 5,181,423 shares are outstanding and (vii) 1,500,000 shares of Class F-1 Preferred Stock of the Company, of which 1,257,238 shares are outstanding. The outstanding shares of capital stock contemplated by the immediately preceding sentence constitute all of the outstanding shares of capital stock of the Company. All of the issued Company Stock has been duly authorized and are validly issued, fully paid and nonassessable.

(b) As of the date hereof, Company Warrants to purchase 1,381,292 shares of Company Stock are authorized, all of which are issued and outstanding as of the date hereof. All outstanding Company Warrants have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions. As of the date hereof, 1,886,591 shares of Company Common Stock are issuable pursuant to outstanding Company Options.

(c) Set forth on Schedule 4.04(c) is a true, correct and complete list of (i) each holder of issued and outstanding capital stock or other equity securities (including any securities convertible into equity securities) of the Company and the number of shares or other equity interests held by each such holder as of the date hereof and (ii) all of the holders of outstanding Company equity awards, including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Stock underlying the award, including the cumulative number of shares underlying vested awards, grant date, vesting schedule, exercise price (if applicable), expiration date (if applicable) and equity incentive plan under which the award was granted. Each of the outstanding shares of capital stock of the Company (i) is duly authorized, validly issued, fully paid and nonassessable, (ii) was issued in compliance in all material respects with applicable Laws, (iii) was not issued in breach or violation of any preemptive rights or Contract to which the Company is a party, and (iv) is owned free and clear of any Lien imposed by or resulting from any Contract to which the Company is party (other than the Company Organizational Documents and Contracts that have been provided to Acquiror that set forth the Company Stockholders’ obligations to the Company).

(d) Except as set forth on Schedule 4.04(d), there are no other outstanding equity interest in the Company, including any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights, restricted stock or other rights, agreements, arrangements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which the Company is obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any equity securities of the Company.

(e) Other than set forth on Schedule 4.04(e), the Company has no equity interest in, nor has it agreed to acquire, any share capital or other equity security of any other company (wherever incorporated).

(f) Following the Preferred Stock Conversion, all of the shares of Company Preferred Stock will no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall cease to have any rights with respect to such securities. Subject to and upon receipt of the Company Stockholder Approvals, the Preferred Stock Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

4.05 Subsidiaries. The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.05, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing

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as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The outstanding shares of capital stock and other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in compliance with all applicable Laws. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock and other equity interests of such Subsidiaries free and clear of any Liens other than transfer restrictions under applicable Laws and such Subsidiaries’ organizational documents.

4.06 Financial Statements; Internal Controls. (a) The audited statements of total assets, total liabilities and shareholders’ equity and total comprehensive income of the Company for the fiscal years ended December 31, 2022 and 2021 (collectively, the “Audited Financial Statements”), were prepared and audited in accordance with the standards, principles and practices specified therein and, subject thereto, in accordance with GAAP, the standards of the American Institute of Certified Public Accountants and applicable Law as at the Balance Sheet Date, except as otherwise noted therein. Prior to the date hereof, true, complete and correct copies of the Audited Financial Statements and the accompanying independent auditors’ reports, as applicable, have been made available to Acquiror.

(b) Prior to the date hereof the Company has made available to Acquiror true, complete and correct copies of the unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Company as of March 31, 2022 and March 31, 2023 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Subject to notes and normal year-end audit adjustments that are not material in amount or effect, the Unaudited Financial Statements were prepared in accordance with the standards, principles and practices specified in the Audited Financial Statements and, subject thereto, in accordance with applicable Law and show a true and fair view, in all material respects, of the: (i) assets, liabilities, the financial position and state of affairs of the Company as of March 31, 2022 and March 31, 2023 and (ii) the profits and losses and cash flow of the Company for the three-month period ended as of March 31, 2022 and March 31, 2023, respectively.

(c) The Financial Statements were derived from the books and records of the Company and prepared in accordance with GAAP, except as may be indicated in the notes thereto and using in all material respects the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the consolidated financial statements of the Company in the last two (2) years. The Financial Statements fairly present in all material respects the assets, liabilities, cash flow and financial condition and results of operations of the Company as of the times and for the periods referred to therein. Since the Balance Sheet Date, the Company has not made any material change in the accounting practices or policies applied in the preparation of the Financial Statements, except as required by applicable Law or GAAP.

(d) The Company maintains a system of accounting and internal controls designed to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of the financial statements of the Company in accordance in all material respects with GAAP. Since its inception, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) have not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any Fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing. The Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

4.07 Compliance with Laws.

(a) The Company and its Subsidiaries are conducting and, over the past three (3) years have conducted, their respective businesses in material compliance with all Laws applicable to them and the Company’s and its Subsidiaries’ business, properties or other assets.

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(b) There is no, and, to the Knowledge of the Company, in the past three (3) years there has been no, Action by or against the Company or any of its Subsidiaries pending or threatened in writing by any Governmental Authority, nor has any Governmental Authority indicated in writing to the Company or any of its Subsidiaries an intention to initiate or conduct the same other than office actions and prosecution in the ordinary course for the registration of Intellectual Property.

(c) Except as set forth on Schedule 4.07(c), over the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority (i) with respect to an alleged, actual or potential violation and/or failure to comply, in any material respect, with any such applicable Law or (ii) requiring the Company or any of its Subsidiaries to take or omit any action to ensure compliance with any such applicable Law.

(d) To the Knowledge of the Company, the Company and its Subsidiaries possess all material Permits necessary for the ownership and use of the assets of the Company and its Subsidiaries and the operation of the Company Retained Business, as currently conducted (the “Company Permits”). To the Knowledge of the Company, all such Company Permits are valid and in full force and effect, and there are no lawsuits or other proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse material modification thereof. Neither the Company nor any of its Subsidiaries is in default in any material respect of, and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a material default, under the Company Permits.

4.08 Absence of Certain Changes or Events. Except as set forth on Schedule 4.08, (a) since the Balance Sheet Date and except as expressly required by this Agreement, (i) the Company and its Subsidiaries have conducted the Company Retained Business in all material respects in the ordinary course of business and (ii) no action has been taken by the Company or its Subsidiaries that would require consent under Section 6.01 if such action were taken after signing of this Agreement and prior to Closing (other than for any such actions for which such consent has been received in accordance with Section 6.01) and (b) as of the date hereof, there has not been any change, effect, event, circumstance, occurrence or state of facts that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.09 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Financial Statements, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) as expressly permitted or contemplated by this Agreement or otherwise incurred in connection with the Transactions, (d) as disclosed on Schedule 4.09, (e) contingent liabilities under executory contracts and (f) for liabilities that have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any of its Subsidiaries have any liabilities of any nature, whether accrued, contingent or otherwise, of the type required by GAAP to be disclosed or reserved for on a consolidated balance sheet of the Company and its Subsidiaries.

4.10 Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the Acquiror Shareholders and at the time of any meeting of the Acquiror Shareholders to be held in connection with the Transactions, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to: (x) statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by Acquiror for inclusion therein or (y) any projections or forecasts or forward-looking statements included in the Registration Statement or Proxy Statement.

4.11 Litigation.

(a) Except as set forth on Schedule 4.11(a), neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their officers, directors, agents or employees, in their capacities as such, is the subject of or engaged in any material Action or other dispute resolution process before a third party, whether as claimant, defendant or otherwise, and no such Action or dispute resolution process is pending or threatened in writing to the Company on the date hereof. As of the date hereof, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company is any of its officers, directors, agents or employees, in their capacities as

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such, is subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material Actions. For the avoidance of doubt, this Section does not apply to office actions and similar ex-parte proceedings in connection with prosecution in the ordinary course of applications for the registration or issuance of any Intellectual Property.

(b) Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any outstanding Governmental Order (except if generally applicable without the Company or any of its Subsidiaries being named therein).

4.12 Contracts.

(a) Schedule 4.12(a) sets forth a true and complete list as of the date hereof, of the following Contracts that are effective as of the date hereof and to which the Company or any of its Subsidiaries is a party or is bound (all such Contracts set forth on Schedule 4.12(a), the “Material Contracts”):

(i) all such Contracts with a supplier of the Company or any of its Subsidiaries with a total annual payment or financial commitment exceeding $1,000,000 on an annual basis;

(ii) all such Contracts with third party manufacturers and suppliers for the manufacture and supply of products providing for minimum order quantities, minimum purchase requirements or exclusive supply, manufacturing or purchase requirements with a total annual payment or financial commitment exceeding $2,500,000 on an annual basis;

(iii) all such Contracts with (or with obligations of the Company or any of its Subsidiaries to) a Related Party;

(iv) all such Contracts that contain any covenant materially limiting or prohibiting the right of the Company or any of its Subsidiaries (A) to engage in any line of business or conduct business in any geographic area, (B) to distribute or offer any products or services, (C) to compete with any other person in any line of business or in any geographic area or levying a fine, charge or other payment for doing any of the foregoing or (D) to employ, hire or enter into a consultancy agreement with any person or entity, in each case other than provisions of non-solicitation in the ordinary course in agreements with suppliers and customers;

(v) all such Contracts in which the aggregate outstanding expenditure or payment obligations of the Company or any of its Subsidiaries exceeds $2,500,000, excluding obligations that are contingent liabilities in respect of a breach or indemnification obligation or similar contingent obligation as a result of a breach or default;

(vi) any Contract for the use by Company or its Subsidiaries of any tangible property where the annual lease payments are greater than $500,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(vii) any partnership, joint venture or other similar agreement or arrangement providing for the formation, creation, operation, management or control of any partnership or joint venture with a third party to which the Company or any of its Subsidiaries is a party, other than bona fide customer-supplier relationships or a trade association;

(viii) all such Contracts providing for the acquisition or disposition of any business, equity interests or material assets (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has any ongoing obligation (including for deferred purchase price obligations, earn-out obligations, indemnification obligations and other contingent liabilities (including payment obligations in respect of the future utilization of any net operating losses));

(ix) all such Contracts that obligate the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees for business expenses in the ordinary course of business consistent with past practice);

(x) any note, mortgage, indenture or other obligation or agreement or other instrument for or relating to indebtedness for borrowed money in excess of $1,000,000, or any guarantee of third-party obligations in excess of $1,000,000, or any letters of credit, performance bonds or other credit support for the Company;

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(xi) any Contract that creates guarantees or Liens of any nature on the Company’s or its Subsidiaries’ assets not in the ordinary course of business and in an amount equal to or greater than $1,000,000;

(xii) any Contract that is related to the governance or operation of any material joint venture, partnership or similar arrangement;

(xiii) any collective bargaining agreement or other Contract (including side letters) with any labor or trade union, works council, employee associations or other labor organization (each a “CBA”);

(xiv) all such Contracts or agreements with any employee, officer, director or other individual service provider (including those providing services through their own entities) that (A) provide for annual compensation in excess of $250,000 (B) are not terminable by the Company or its Subsidiaries on no more than thirty (30) days’ notice and without liability or financial obligation to the Company or its Subsidiaries, or (C) any Contract providing for sale, change in control, severance, retention, transaction or similar bonuses, or any other compensation or benefits triggered or accelerated in connection with or otherwise related to the consummation of the transaction contemplated hereby, whether alone or in connection with any other event, that are (or may become) payable to any current or former employee or other service provider of the Company or any of its Subsidiaries;

(xv) all such Contracts providing for the development of any material Owned Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries, other than Contracts entered into in the ordinary course of business between the Company or such Subsidiary and a contractor or an employee of the Company or such Subsidiary, as applicable, regarding the development of Intellectual Property by such contractor or employee; and

(xvi) all Contracts pursuant to which the Company or any of its Subsidiaries (A) grants or (B) is granted a license (whether or not such license is currently exercisable) to, or otherwise has received or acquired, by ownership or otherwise, any other rights in, to or under any Intellectual Property, excluding Contracts entered into in the ordinary course of business consistent with reasonable business practices and the expiration, termination, violation or breach of which would not reasonably be expected to result in, or contribute to, a Material Adverse Effect, including Contracts for, any Commercially Available Software, Software that is open source, source available, or freeware, and any non-disclosure agreements and non-exclusive licenses granted by the Company in the ordinary course of business or in connection with the provision or sale of any Company product or service.

(b) Neither the Company nor any of its Subsidiaries (i) is, nor has it received written notice that any other party to any Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under during the past three (3) years or (ii) has waived or failed to enforce any material rights or material benefits under any Material Contract to which it is a party or any of its properties or other assets is subject. No Material Contract is the subject of a notice to terminate, except for any expiration of the term of a Material Contract following the date of this Agreement in accordance with its terms. Each Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on the Company or the applicable Subsidiary, and, to the Knowledge of the Company, each other party thereto, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole. There is no default under any such Material Contracts by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, in each case, except as would be material and adverse to the Company and its Subsidiaries, taken as a whole.

4.13 Employment Matters.

(a) Except as set forth on Schedule 4.13(a), (i) neither the Company nor any of its Subsidiaries is a party to or bound by any CBA, or is negotiating or required to negotiate a CBA; (ii) no employees of the Company or any of its Subsidiaries are represented by any labor or trade union, works council, or other labor organization with respect to their employment with the Company or its Subsidiaries; (iii) in the past three (3) years, no labor or trade union, works council, other labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending, threatened in writing, or, to the Knowledge of the Company, threatened orally to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) in the past three (3) years, there have been no actual or threatened union organizing activities with respect to any employees of the Company

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or any of its Subsidiaries as it relates to such employees’ employment with the Company or any of its Subsidiaries, and no such activities are currently pending or threatened in writing; (v) in the past three (3) years, there has been no actual or threatened strike, lockout, work stoppage, slowdown, picketing, hand billing, unfair labor practice charge, material labor grievance, material labor arbitration or other material labor dispute against or affecting the Company or any of its Subsidiaries, and no such dispute is currently pending, threatened in writing, or, to the Knowledge of the Company, threatened orally; and (vi) with respect to the Transactions, the Company and its Subsidiaries have satisfied all applicable notice, bargaining, consent, consultation or other obligations to its employees and any unions, works councils or other Representatives of any employees, if any, under applicable Law and any CBA.

(b) Over the past three (3) years (i) no employee of the Company or its Subsidiaries has made allegations of sexual harassment, sexual misconduct or other harassment against any officer, director or senior management level employee of the Company or its Subsidiaries pertaining to conduct that occurred while such officer, director, or employee was employed by or providing services to the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to sexual harassment, sexual misconduct or other harassment by or against any current or former employee, independent contractor, director or officer of the Company or its Subsidiaries.

(c) The Company has provided Acquiror a complete and accurate list of each employee employed by the Company or any of its Subsidiaries as of the date hereof, including each such employee’s (i) job title, (ii) date of hire, (iii) employing entity, (iv) primary work location (country, state (where applicable) and city), (v) full or part-time status, (vi) status as exempt or non-exempt under applicable wage and hour Laws, (vii) pay type (salary, hourly, or other), (viii) base salary, hourly rate, or other applicable base rate, (ix) eligibility for commissions, incentive pay, or other non-discretionary compensation, and (x) union affiliation (if any). The Company has also provided Acquiror a complete and accurate list of all individual independent contractors (including those providing services through their own entities) engaged by the Company or any of its Subsidiaries as of the date hereof, including for each such contractor (i) a brief description of their services provided, (ii) the name of the Company entity that engages them, (iii) their first date of engagement, (iv) their compensation terms, (v) the approximate number of hours per week the contractor provides services for the Company and its Subsidiaries, if known, and (vi) whether the Company or its applicable Subsidiary has a written agreement with the contractor.

(d) Except as set forth on Schedule 4.13(d), neither the Company nor any of its Subsidiaries is a party to or, within the three (3) year period preceding this Agreement, has received an active written threat or, to the Knowledge of the Company, an oral threat, of any Action involving any applicant for employment, any former or current employee, any former or current individual independent contractor (including those who provide services through their own entity), or otherwise concerning compliance with Employment Laws.

(e) Except as set forth on Schedule 4.13(e), the Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws relating to labor and/or employment, including any applicable Laws regarding fair employment practices, hiring, background checks, immigration status, terms and conditions of employment, authorization to work, employee health and safety, wages, hours, classification of exempt employees, classification of independent contractors, prohibited harassment, discrimination and retaliation, disability rights or benefits (including accommodations), plant closings and mass layoffs, workers’ compensation, benefits, labor relations, statutory leaves of absences, statutory time off, privacy, COVID-19, affirmative action, unemployment insurance, withholding and paying payroll Taxes, record retention, termination, or any other labor or employment related matters (collectively, the “Employment Laws”).

(f) Neither the Company nor its Subsidiaries have, within the past three (3) years, engaged in, implemented or effectuated a “plant closing” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act or any similar applicable foreign, state or local Law (each a “WARN Act”), or engaged in, implemented or effectuated any other event that would require the Company or its Subsidiaries to provide notice under a WARN Act. As of the date hereof, no employee of the Company or its Subsidiaries is on an involuntary temporary layoff or furlough or involuntarily working reduced hours of work of more than fifty percent (50%).

4.14 Employee Benefits.

(a) Except as set forth on Schedule 4.14(a) or as required by applicable Law in any non-US jurisdictions where the Company or its Subsidiaries have operations or employees, there are no material Company Benefit Plans. The Company has provided to Acquiror with respect to each Company Benefit Plan: (i) true,

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correct and complete copies of such Company Benefit Plan, or with respect to any unwritten Company Benefit Plan, a written description of all material terms thereof, and any award documentation thereunder, (ii) the most recent determination, option or advisory letter received from the Internal Revenue Service, if any, (iii) the Form 5500 annual report and the financial statements and actuarial summary or other valuation reports prepared with respect thereto in the past three (3) years, (iv) each trust, insurance, annuity, stop-loss or other funding Contract or arrangement related thereto, (v) the most recent summary plan description and any summaries of material modification with respect thereto, (vi) discrimination or similar testing (and evidence of corrective action related thereto) for the past three (3) years, and (vii) all material non-routine correspondence or communications relating thereto with any Governmental Authority or participant within the past three (3) years.

(b) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and with the requirements of applicable Law, including the Code and ERISA, (ii) all contributions, premiums or payments due to date have been made timely and in compliance with the terms of such Company Benefit Plan and applicable Law, or if not yet due, properly accrued, and (iii) there are no proceedings pending or, to the Knowledge of the Company, threatened against or involving such Company Benefit Plan brought by or on behalf of any current or former employee or other service provider of the Company (or dependent or beneficiary thereof) or Governmental Authority (other than routine claims for benefits made in the ordinary course of business), in each case, except as could not reasonably be expected to result in material liability to the Company. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service or, with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, as to its qualification and to the effect that the plan’s related trust is exempt from federal income taxes under Section 501(a) of the Code, and nothing has occurred that would reasonably be expected to result in the revocation of such favorable determination.

(c) Except as set forth on Schedule 4.14(c), neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to or been obligated to contribute to (or has ever maintained, sponsored or contributed to or been obligated to contribute to) or has any obligation with respect to, (i) any employee benefit plan that is subject to Title IV of ERISA, (ii) any Multiemployer Plan, (iii) any multiple employer plan (as defined in Section 413(c) of the Code), (iv) any voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any “funded welfare plan” within the meaning of Section 419 of the Code, or (v) any multiple employer welfare arrangement (as defined under Section 3(40) of ERISA).

(d) Each Company Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in all material respects, in form and operation, the requirements of Section 409A of the Code and the guidance thereunder. Except as set forth on Schedule 4.14(d), no current or former employee or other service provider of the Company is entitled to receive any gross-up or additional payment in connection with any Tax (including those imposed under Section 409A or Section 4999 of the Code).

(e) No Company Benefit Plan, fiduciary of such plan or administrator of such plan has taken any action, or failed to take any action, which action or failure could subject Acquiror or any of its Affiliates, or any current or former employee or other service provider of the Company, to any material Tax, fine, Lien, penalty or other obligation imposed by ERISA, the Code or other applicable Laws, with respect to or in connection with any Company Benefit Plan. The Company is not bound by or otherwise subject to any agreement or Contract related to any obligation under Section 4204 of ERISA.

(f) The Company does not provide (or has not at any time provided) or have any obligation to provide post-employment health, life or other welfare benefits, other than as required under Section 4980B of the Code (the full cost of which is borne by the applicable recipient of such benefits).

(g) Except as set forth on Schedule 4.14(g), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with the occurrence of any other event, would be reasonably likely to result in (i) any material payment or benefit becoming due to, or a material increase in, or acceleration of the timing of payment, funding or vesting of, the compensation or benefits of, any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (ii) the receipt (whether in cash, property or the vesting of property) by any “disqualified individual” or

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any “parachute payment” (as such terms are defined in Section 280G of the Code), or (iii) any breach or violation of or default under or, except pursuant to applicable Law, limit the rights of the Company, Acquiror or their respective Subsidiaries, or Affiliates to amend, modify or terminate any Company Benefit Plan.

(h) As of the Closing, except as contemplated in the Separation Agreement, any applicable employee matters agreement agreed to by Acquiror, the Company and its Subsidiaries will have no liabilities (actual or contingent) or obligations with respect to any current or former employees or other individual service providers of SpinCo or under any Benefit Plans sponsored, contributed to or maintained by, or required to be sponsored, contributed to or maintained by, SpinCo.

4.15 Taxes.

(a) Each of SpinCo, the Company and their Subsidiaries has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of SpinCo, the Company and their Subsidiaries has paid all material Taxes due and payable (whether or not shown on any Tax Return). No written claim has ever been made by a Tax Authority in a jurisdiction where SpinCo, the Company or any of their Subsidiaries does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) Each of SpinCo, the Company and their Subsidiaries has (i) withheld all material Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority, except where such failure would not reasonably be expected to result in a material liability.

(c) No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed in writing by any Tax Authority against SpinCo, the Company or any of their Subsidiaries that remains unresolved or unpaid. There is no Tax audit or other examination of SpinCo, the Company or any of their Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes or Tax Returns of SpinCo, the Company or any of their Subsidiaries, nor has any request been made in writing for any such extension or waiver.

(d) Neither SpinCo, the Company nor any of their Subsidiaries is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), or (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group for income tax purposes (other than any such Tax group the common parent of which was the Company).

(e) Neither SpinCo, the Company nor any of their Subsidiaries is or has been a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(f) Neither SpinCo, the Company nor any of their Subsidiaries has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is the Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by operation of Law by Contract or otherwise.

(g) Other than in connection with the Distribution, neither SpinCo, the Company nor any of their Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(h) Neither SpinCo, the Company nor any of their Subsidiaries has taken any action, nor to the Knowledge of the Company are there any facts or circumstances, that would reasonably be expected to impede or prevent the Intended Tax Treatment.

(i) SpinCo, the Company and their Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices and terms for the provision of any

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property, services or licensing by or to SpinCo, the Company or any of their Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(j) Neither SpinCo, the Company nor any of their Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Tax purposes.

(k) Neither SpinCo, the Company nor any of their Subsidiaries (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past 5 years; (ii) has been a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); or (iii) has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(l) There are no Liens with respect to Taxes on any of the assets of SpinCo, the Company or any of their Subsidiaries, other than Permitted Liens.

(m) Neither SpinCo, the Company nor any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending on or after the Closing Date as a result of any installment sale, open transaction or other transaction on or prior to the Closing Date, any accounting method change, improper use of an accounting method or agreement with any Tax Authority filed or made on or prior to the Closing Date or any deferred revenue or prepaid amount received on or prior to the Closing.

4.16 Intellectual Property.

(a) Schedule 4.16(a) contains a true, complete and accurate list of all Registered IP, indicating for each item, as applicable, the record owner (and name of any other Person with an ownership interest in such item of Registered IP and the nature of such interest), the registration or application number, status, any actions known by the Company as of the date of this Agreement that are required to be taken within one hundred and eighty (180) days of the Closing Date (including the payment of any patent issuance, registration, maintenance or renewal fees or the filing of or response to any documents, applications or certificates, for the purposes of avoiding abandonment of any Registered IP), the applicable filing jurisdiction and the date of filing or issuance and, with respect to domain names, the applicable domain name registrar. The Registered IP is subsisting and, excluding any Registered IP which is the subject of a registration or an application for registration, is, to the Knowledge of the Company, valid and enforceable (assuming registration where required for enforcement). All documents and instruments necessary to register or apply for or renew registration of Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have filed all statements of use and paid all renewal and maintenance fees, annuities and other fees with respect to the Registered IP that are required to have been filed and paid as of the date of this Agreement except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each item of Registered IP has been maintained and the Company, and its Subsidiaries have taken commercially reasonable measures to avoid the abandonment, invalidation, cancellation, forfeiture, or relinquishment of any Owned Intellectual Property.

(b) To the Knowledge of the Company, the Company Intellectual Property constitutes all material Intellectual Property necessary for the Company to conduct the Company Retained Business, as currently conducted. Except as identified in Section 4.16(b) of the Company Schedules, neither the Company nor its Subsidiaries are bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any material way limits or restricts the ability of the Company or any Subsidiaries to use, exploit, assert, or enforce any Company Intellectual Property currently, or immediately after the consummation of the transactions contemplated hereunder (except, with respect to Licensed Intellectual Property, the rights of the licensors).

(c) Except as identified in Section 4.16(c) of the Company Schedules, the Company exclusively owns all right, title, and interest to and in the Registered IP included within the Owned Intellectual Property, free and clear of any Liens other than Permitted Liens. Except as identified in Section 4.16(c) of the Company Schedules, each Person who is or was an employee, contractor or consultant of the Company or its Subsidiaries and who is or was involved in the creation, discovery, reduction to practice, or development of any Owned Intellectual Property

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has signed a valid, enforceable written employment or consulting agreement presently assigning all right, title and interest in and to such Owned Intellectual Property to Company and confidentiality provisions protecting trade secrets and confidential information of the Company, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, no current or former member, officer, director, or employee of the Company or its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Owned Intellectual Property. No employee of the Company or any of its Subsidiaries is, to the Knowledge of the Company, (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning Owned Intellectual Property or confidentiality provisions protecting trade secrets and confidential information comprising Owned Intellectual Property.

(d) To the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property, and no Governmental Authority or educational institution has any right to, or right to royalties for, or to impose any requirement on the manufacture or commercialization of any product incorporating, any Company Intellectual Property.

(e) To the Knowledge of the Company: (i) the operation of the Company Retained Business, and the manufacture, marketing, sale, offering for sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Company in connection with the Company Retained Business, as currently conducted, does not infringe, misappropriate, dilute or otherwise violate, and since January 1, 2021, has not infringed, misappropriated, diluted or otherwise violated, any third-party Intellectual Property and (ii) no third party is infringing, misappropriating, diluting or otherwise violating, and no third party has infringed, misappropriated, diluted or otherwise violated since January 1, 2021, any Company Intellectual Property.

(f) As of the date hereof, there is no Action (excluding investigations unbeknownst to Company) pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters or invitations to take a license) in writing against the Company or any of its Subsidiaries (i) challenging the ownership, validity, registrability, patentability, or enforceability of the Company Intellectual Property (excluding office actions and similar ex-parte proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property) or (ii) asserting that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any third-party Intellectual Property since January 1, 2021.

(g) Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect and maintain (i) the confidentiality of all material confidential information that the Company and its Subsidiaries hold as a trade secret, and (ii) its ownership of, or rights in, all Company Intellectual Property. Without limiting the foregoing, none of the Company or any of its Subsidiaries has made any of its trade secrets or other material confidential or proprietary information that it intended to maintain as confidential information (including source code of any Company Software) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such confidential information except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.17 Data Protection.

(a) The Company and its Subsidiaries are, and in the three (3) years prior to the date of this Agreement, the Company and its Subsidiaries: (i) have been in compliance in all material respects with (A) all Privacy Laws; (B) Privacy Policies of the Company and its Subsidiaries; and (C) contractual requirements relating to the Company’s and Subsidiaries’ Processing of Personal Information (collectively, the “Privacy Commitments”); and (ii) have not been subject to any Action by any Governmental Authority relating to any Privacy Commitments. The Company and its Subsidiaries have taken all necessary and appropriate steps to ensure that all IT Systems, and Personal Information and Business Data Processed by the Company and its Subsidiaries, is protected in all material respects against loss or unauthorized Processing. In the three (3) years prior to the date of this Agreement, there has been no material loss, theft or unauthorized access to or misuse of any Personal Information.

(b) The Company and its Subsidiaries have obtained written agreements from all subcontractors to which the Company and its Subsidiaries have provided or disclosed Personal Information or other Business Data that satisfy the requirements of applicable Privacy Commitments, and to the Knowledge of the Company, no such subcontractor is in material breach of any such agreement.

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(c) Neither the Company nor any of its Subsidiaries has received any written requests, complaints or objections: (i) to its Processing of Personal Information or Business Data; or (ii) relating to the Company and its Subsidiaries compliance with any Privacy Commitment, from any Person. No Person has been awarded compensation from the Company or any of its Subsidiaries under any Privacy Commitments, and no written claim for such compensation is outstanding.

(d) Neither the Company nor any of its Subsidiaries sells, rents or otherwise makes available to any Person any Personal Information, except in a manner that complies in all material respects with all Privacy Commitments. The execution, delivery and performance of this Agreement and the transaction contemplated herein comply, and will comply with all Privacy Commitments.

(e) To the extent applicable, the Company and its Subsidiaries have all necessary authority, rights, consents and authorizations to Process any Personal Information or other Business Data maintained by or for the Company and its Subsidiaries in connection with the operation of the Company Retained Business, as currently conducted.

4.18 Information Technology.

(a) The IT Systems operate and perform, and at all times during the past three (3) years, have operated and performed, as required in connection with the Company Retained Business, as currently conducted, free and clear from material bugs and other defects and have not experienced any material malfunctions or failures in the past three (3) years which have caused the IT Systems to be unavailable to the Company and its Subsidiaries and which have not been remedied in all material respects.

(b) The Company and its Subsidiaries have implemented with respect to the IT Systems commercially reasonable backup, security and disaster recovery technology consistent with industry practices for a similar business to the Company Retained Business.

(c) At all times during the past three (3) years, there has been no security breach or unauthorized access to, or use of, the IT Systems, which has resulted in the unauthorized Processing of Personal Information or Business Data contained therein (“Security Incident”), nor any under internal review or investigation relating to the same. To the Knowledge of the Company, no subcontractor of the Company and its Subsidiaries has experienced any Security Incident or made or has been required to make any disclosure, notification or take any other action under any Privacy Commitment in connection with any Security Incident with respect to any Personal Information or other Business Data Processed by the subcontractor for or on behalf of the Company and its Subsidiaries.

4.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries currently owns or has ever owned any land or other real property.

(b) [Reserved];

(c) Schedule 4.19(c) contains a complete and accurate list by property, city, state and country, of all land and real property leasehold or subleasehold estates and other rights to use or occupy any interest in land or real property held by the Company or any of its Subsidiaries as of the date of this Agreement (the “Leased Company Properties”). The Leased Company Properties are the only properties used by the Company or any of its Subsidiaries in, or otherwise related to, the Company Retained Business as of the date of this Agreement, and subject to any permitted action pursuant to Section 6.01, as of the Closing Date. The Company or any of its Subsidiaries have legal, valid, good and marketable title to the Leased Company Properties. The Company or any of its Subsidiaries are the sole legal and beneficial owner of (or is solely legally and beneficially entitled to) a leasehold interest in, or a right to use or occupy, the Leased Company Properties. Except as set forth on Schedule 4.18(c), neither the Company nor its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy any Leased Company Properties or any portion thereof.

(d) Schedule 4.19(d) contains a complete and accurate list and description of all leases, subleases, licenses, concessions, and other Contracts, agreements and leasehold or land use arrangements and all related supplemental or ancillary documents pursuant to which the Company or any of its Subsidiaries leases, licenses, subleases or otherwise occupies any Leased Company Property on the date hereof, except for any leases or

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licenses which arrange for a temporary occupancy arrangement of less than six months (collectively, the “Lease Documents”). The Company has delivered to Acquiror a true and complete copy of each such Lease Document. Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other party to any Lease Document is in material breach or material default under such Lease Document, nor has any event occurred which with notice or the passage of time or both would constitute a breach or default under any Lease Document.

(e) To the Knowledge of the Company, each Lease Document is a written agreement in full force and effect, is valid, binding and enforceable, subject to proper authorization and execution of each Lease Document by the other parties thereto. The Company and its Subsidiaries have paid the rent and all other sums that are due and payable under such Lease Documents and there are no material arrears nor any sums which have been waived, deferred or accelerated, and no rent reviews are outstanding, in progress nor have been deferred. All consents, permits and approvals required for the grant of each Lease Document have been obtained and complied with in all material respects.

(f) To the Knowledge of the Company, there exists no restrictions, covenants or encumbrances which prevent any of the Leased Company Properties from being used now or in the future for their current use and at materially the same cost as at present or would prevent or require consent from a third party as a result of the transactions contemplated by this Agreement or would be material and adverse to the Company and its Subsidiaries, taken as a whole, except as set forth on Schedule 4.19(f).

(g) There are no outstanding options, rights of first offer or rights of first refusal to purchase any Leased Company Properties or any portion thereof or interest therein (which are binding on or in favor of the Company or a Subsidiary). There are no Contracts relating to the right to receive any portion of the income or profits from the sale, operation or development of any Leased Company Properties or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any land or real property or interest therein, nor is in the process of negotiating any such agreement or option to purchase as at the date of this Agreement.

(h) To the Knowledge of the Company, as of the date hereof, each Leased Company Property and any structures built on them comply with all applicable Laws, the current use of each Leased Company Property is the lawful use, no Leased Company Property is subject to any restrictions relating to flood zoning limiting its use in any material respect, and there are no material outstanding or threatened disputes, actions, claims, demands, adverse notices or complaints to which the Company or its Subsidiaries has received notice or is a party in respect of any of the Leased Company Properties.

(i) As of the date hereof, there are no pending, or, to the Knowledge of the Company, threatened, material appropriation, condemnation, eminent domain, compulsory purchase or like proceedings relating to the whole or any part of any Leased Company Properties.

(j) Each Leased Company Property is adequately served by permanent drainage, sewage, water, electricity and gas services and, to the Knowledge of the Company, there is no imminent or likely interruption of the passage or provision of such services; and the principle means of access to each Leased Company Property is over a publicly maintained highway and no means of access is subject to rights of determination by any other party.

(k) No material item of expenditure in respect of works carried out at any Leased Company Properties by the Company or its Subsidiaries is outstanding. To the Knowledge of the Company, no material item of expenditure is expected to be incurred within the next 24 months in relation to the Leased Company Properties by the Company or its Subsidiaries, nor by the landlord of any Leased Company Properties which is recoverable from or payable by, in whole or part, the Company or its Subsidiaries. Neither the Company nor any Subsidiaries have, in the past 12 months, received an adverse report in connection with the state and condition of any Leased Company Property.

(l) To the Knowledge of the Company, for so long as the Leased Company Properties have been occupied or used by the Company or its Subsidiaries, none of the Leased Company Properties have suffered from flooding, subsidence, heave, landslip, mining activities, infestation or major defects in drains and services serving Leased Company Properties, and no casualty event has occurred with respect to the Leased Company Property that has not been fully remedied.

(m) Neither the Company nor any Subsidiaries have any actual or contingent liability in respect of previously owned, leased, licensed, used or occupied land or buildings.

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4.20 Corrupt Practices; Sanctions.

(a) Except as set forth on Schedule 4.20(a), neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its Representatives have directly or indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation of any Anti-Corruption Laws. The Company (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company operates and (y) has maintained such policies and procedures in force. No Government Official nor any of his or her immediate family members is an officer or director or owns any securities of the Company or its Subsidiaries.

(b) Neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any of its Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates any applicable Anti-Corruption Laws.

(c) Neither the Company nor any of its Subsidiaries is conducting and has not conducted, directly or indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the direct or indirect benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanctions or Ex-Im Law.

(d) Neither the Company nor any of its directors, officers, employees, or to the Knowledge of the Company, any other Persons acting for or on behalf of any of the foregoing is, or has been, a Sanctioned Person.

(e) There is no current investigation, allegation, request for information, or any other inquiry by any Governmental Authority regarding the actual or possible violation of Sanctions by the Company, and over the past five years, the Company has not received any notice that there is any investigation, allegation, request for information, or any other inquiry by any Governmental Authority regarding an actual or possible violation of Sanctions.

4.21 Competition and Trade Regulation.

(a) The Company and its Subsidiaries have been and currently are in compliance with relevant Sanctions and Ex-Im Laws and regulations in jurisdictions in which the Company and its Subsidiaries do business or to which the Company and its Subsidiaries are otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control. The Company also has policies and procedures in place designed to ensure compliance with the applicable Sanctions and Ex-Im Laws and are following such policies and procedures.

(b) The Company and its Subsidiaries are in compliance with all applicable Antitrust Laws in all material respects. Neither the Company nor its Subsidiaries is not nor has been a party to or is or has been concerned in any agreement or arrangement with a Governmental Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company or its Subsidiaries has assets or carries or intends to carry on business or where its activities may have an effect.

4.22 Environmental Matters.

(a) To the Knowledge of the Company, the Company and its Subsidiaries are and, over the past three (3) years have been, in compliance in all material respects with all Environmental Laws and, without limiting the foregoing, all Company Permits required under Environmental Laws in connection with the operation of the Company Retained Business or the Leased Company Properties, which Company Permits have been obtained by the Company and its Subsidiaries and are current and valid;

(b) there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries has received any written notification of, nor, to the Knowledge of the Company, is the Company or its Subsidiaries otherwise responsible for any material

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violation of or material liability under, Environmental Laws, including for the contamination by or manufacture, generation, storage, treatment, use, transportation, disposal, Release or threatened Release at any location of, or exposure of any Person to, any Hazardous Material, and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such an Action;

(c) there have been no Releases of any Hazardous Materials at, on, under, or from the current or former Leased Company Properties, or to the Knowledge of the Company, any third-party property in quantities that have triggered or could trigger the need for investigation, remediation, removal, cleanup or monitoring of Hazardous Materials pursuant to Environmental Laws;

(d) to the Knowledge of the Company, no material Liens pursuant to Environmental Laws have been imposed on the Leased Company Properties, and to the Knowledge of the Company, no such Liens have been threatened;

(e) neither the Company nor any of its Subsidiaries has entered into any Contract or other binding agreement pursuant to which it has retained or assumed any material liabilities or material obligations of any other Person arising under Environmental Laws; and

(f) the Company has furnished to Acquiror copies of all material environmental reports, assessments, audits, inspections and any communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of its Subsidiaries with, or material liability of the Company or any of its Subsidiaries under, Environmental Law or any Company Permits required under Environmental Law in its possession relating to the past or current operations or facilities of the Company or any of its Affiliates.

4.23 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 4.23, the fees and expenses of which will be paid by the Company or any of its Subsidiaries pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates.

4.24 Affiliate Agreements. After taking into account the effects of the Internal Reorganization and the Distribution, except (a) as contemplated by the Separation Agreement and (b) as set forth on Schedule 4.24, neither the Company nor its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of the Company or any of its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror, Merger Sub or the Company or any of its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.25 Insurance. Schedule 4.25 sets forth a true and complete list of the material current insurance policies or binders of fire, liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company and its Subsidiaries (the “Insurance Policies”). To the Knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a claim under the Insurance Policies in an amount of $500,000 or more. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company and its Subsidiaries, and the limits thereunder have not been impaired, exhausted or materially diminished. As of the date hereof, neither the Company nor its Subsidiaries has received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, subject to Enforceability Exceptions and (ii) have not been subject to any lapse in coverage. Except as set forth on Schedule 4.25, there are no material claims related to the Company or its Subsidiaries or the assets, business, operations, employees, officers and directors of the Company or its Subsidiaries pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

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4.26 FDA and Health Care Regulatory Matters.

(a) The Company and its Subsidiaries are, and for the past three (3) years have been, in material compliance with all applicable Health Care Laws. Neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Authority alleging any material violation of any applicable Health Care Law that remains unresolved. There are no investigations, suits, claims, actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the Company Retained Business or alleging any material violation by the Company of any such applicable Health Care Law. None of the Company, its Subsidiaries or any of its respective directors, officers, and employees or, to the Knowledge of the Company, agents, are a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred or non-prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any Governmental Authority.

(b) The Company and its Subsidiaries hold, and are operating in material compliance with, such Permits of the FDA and any similar Governmental Authority required for the conduct of the Company Retained Business, as currently conducted (collectively, the “FDA Permits”). The Company and its Subsidiaries have fulfilled and performed all of their material obligations with respect to the FDA Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any FDA Permit.

(c) The clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Company and/or its Subsidiaries or in which the Company and/or its Subsidiaries or their products or product candidates have participated were and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312. Except to the extent disclosed on Schedule 4.26(c), no investigational new drug application filed by or on behalf of the Company and its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any other Governmental Authority has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company and/or its Subsidiaries.

(d) None of the Company or, to the Knowledge of the Company, any person acting on behalf of the Company or any of its Subsidiaries has during the past three (3) years, with respect to any Company product related to the Company Retained Business: (i) been subject to a shutdown or import or export prohibition imposed by any Governmental Authority; or (ii) received any FDA Form 483, or other written notice of inspectional observations, “warning letters,” “untitled letters” or any similar written correspondence from any Governmental Authority in respect of such entity or the Company Retained Business, alleging or asserting material noncompliance with any applicable Health Care Law or Permit, and, to the Knowledge of the Company, no Governmental Authority has threatened such action.

(e) None of the Company or any of its Subsidiaries has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to any Governmental Authority or (iii) committed an act, made a disclosure, or failed to commit an act or make a disclosure, including with respect to any scientific data or information, that, at the time of such action, failure to act, disclosure or failure to disclose (as applicable), would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), and any amendments thereto, or for the FDA or any other Governmental Authority to invoke any similar policy. None of Company, any of its Subsidiaries, or any of its respective directors, officers, employees or, to the Knowledge of the Company, agents, is or has been (i) excluded, suspended or debarred from participation in any U.S. federal health care program or (ii) subject to a governmental inquiry, investigation, proceeding, or other similar action, or convicted of any crime or engaged in any conduct that has resulted in, or would reasonably be expected to result in, debarment from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b) or debarment, suspension or exclusion from participation in any federal health care program.

4.27 COVID-19. Except as disclosed on Schedule 4.27, neither the Company nor any of its Subsidiaries have participated in the federal Paycheck Protection Program or sought material benefits or relief thereunder.

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4.28 No Other Representations or Warranties. The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made by the Company, its Affiliates and their respective Representatives. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. For the avoidance of doubt, the Company, its Affiliate and each of their respective Representative has not made and does not make any express or implied representation or warranty, either written or oral, with respect to the Company. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the other parties hereto, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties expressly made by the Company in this Article IV, written information made available to the other parties hereto in the course of their evaluation of the Company and the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the Acquiror SEC Reports filed or furnished by Acquiror on or after January 14, 2022 (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Reports will be deemed to modify or qualify the representations and warranties set forth (i) in Section 5.01, Section 5.02, Section 5.06, Section 5.07 and Section 5.13, or (ii) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

5.01 Organization, Standing and Corporate Power.

(a) Acquiror is an entity duly incorporated, validly existing and in good standing under the CACI (and following the Redomicile, shall be an entity duly incorporated, validly existing and in good standing under the DGCL), and has all requisite legal entity power and authority to carry on its business as now being conducted. Acquiror is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the Transactions or be material and adverse to Acquiror.

(b) Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Other than the Merger Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02 Corporate Authority; Approval; Non-Contravention.

(a) Each of Acquiror and Merger Sub has all requisite corporate or other legal entity power and authority, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions to Closing contemplated hereby and the adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate or other consent and authorizations on the part of Acquiror and Merger Sub, and no other corporate or other actions on the part of Acquiror or Merger Sub are necessary to authorize the execution and delivery by Acquiror or Merger Sub of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions, in each case, subject to receipt of the Acquiror Shareholder Approvals and the adoption of this Agreement by Acquiror as

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sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery hereof by the other parties, is a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms (subject to the Enforceability Exceptions).

(b) The execution, delivery, and performance of this Agreement and the Ancillary Agreements to which Acquiror and/or Merger Sub is a party, and the consummation of the Transactions, and (in the case of Acquiror) subject to receipt of the Acquiror Shareholder Approvals, do not, and will not, constitute or result in (i) a breach or violation of, or a default under, the Acquiror Organizational Documents or any organizational documents of Merger Sub or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Acquiror, Merger Sub or any of their Affiliates pursuant to, any Contract to which Acquiror, Merger Sub or any of their Affiliates is a party or, assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.02(a), under any Law to which Acquiror, Merger Sub or any of their Affiliates is subject, except (in the case of clause (ii) above) for such violations, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(c) The Acquiror Support Agreement executed and delivered contemporaneously with the execution and delivery of this Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery thereof by the other parties, is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the other parties thereto, enforceable against Acquiror and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions).

5.03 Litigation.

(a) Neither Acquiror nor, to the Knowledge of Acquiror, any of its officers, in their capacities as such, is the subject of or engaged in any material Action before a Governmental Authority, arbitration or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, and no such litigation, arbitration or dispute resolution process is pending or threatened in writing on the date hereof, in each case, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. As of the date hereof, Acquiror is not, nor to the Knowledge of Acquiror is any of its officers, in their capacities as such, subject to any settlement agreements or arrangements, whether written or oral, or is in discussions for a settlement or arrangement, regarding any material disputes or material claims.

(b) As of the date of this Agreement, neither Acquiror nor Merger Sub is a party to or subject to the provisions of any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (except if generally applicable without Acquiror or a Merger Sub being named therein) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04 Compliance with Laws. Acquiror and Merger Sub are, and since their respective dates of incorporation, have been, operating in all material respects in a manner that is customary for businesses similar to Acquiror and Merger Sub, and each of Acquiror and Merger Sub is conducting and, since their respective dates of incorporation, has conducted its business in material compliance with all Laws.

5.05 Employee Benefit Plans. Except as may be contemplated by the Acquiror Equity Plan Proposal, neither Acquiror nor Merger Sub maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any Benefit Plan with respect to which Acquiror, Merger Sub or any of their respective Affiliates have any remaining obligations or liabilities and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of Acquiror or Merger Sub, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of Acquiror or Merger Sub to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

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5.06 Financial Ability; Trust Account.

(a) As of the date hereof, the Investment Management Trust Agreement, dated January 11, 2022, by and between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”) (the “Trust Agreement”), in connection with the trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by the Trustee, is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except solely to the extent necessary in connection with an Extension Proxy Statement, an Extension Proposal, an Extension Meeting or the approval of an Extension Proposal, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. To the Knowledge of Acquiror, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated January 11, 2022, as amended. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account. Since January 14, 2022, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account to pay the tax obligations of the Acquiror as permitted by the Trust Agreement or in connection with payments to Redeeming Shareholders). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder and solely to the extent receipt of any such amount is for an Acquiror Share Redemption.

(b) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness in excess of $1,000,000, excluding any Working Capital Loans.

5.07 Taxes.

(a) Each of Acquiror and Merger Sub has filed with the appropriate Tax Authority, or has caused to be filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns were and are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has paid all material Taxes due and payable (whether or not shown on any Tax Return). No written claim has ever been made by a Tax Authority in a jurisdiction where Acquiror or Merger Sub does not files a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b) Each of Acquiror and Merger Sub, as applicable, has (i) withheld all Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Tax Authority, except where such failure would not reasonably be expected to result in a material liability.

(c) No claim, assessment, deficiency or proposed adjustment for any amount of Tax has been asserted or assessed in writing by any Tax Authority against Acquiror or Merger Sub that remains unresolved or unpaid. There is no Tax audit or other examination of Acquiror or Merger Sub presently in progress, and there are

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no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes or Tax Returns of Acquiror or Merger Sub, nor has any request been made in writing for any such extension or waiver.

(d) Neither Acquiror nor Merger Sub is or has been (i) a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes), (ii) a member of an affiliated, consolidated, combined, unitary or similar Tax group for income tax purposes (other than any such Tax group the common parent of which was Acquiror), or (iii) a party to any “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(e) Neither Acquiror nor Merger Sub has any liability for Taxes of any other Person (other than any such Tax group the common parent of which is Acquiror) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by operation of Law, by Contract or otherwise.

(f)   Neither Acquiror nor Merger Sub has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(g) Neither Acquiror nor Merger Sub has taken any action, nor to the Knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to impede or prevent the Intended Tax Treatment.

(h) There are no Liens with respect to Taxes on any of the assets of Acquiror or Merger Sub, other than Permitted Liens.

(i) Merger Sub has been classified as a disregarded entity for U.S. federal income tax purposes at all times since its formation, and there is no election pending to treat Merger Sub as other than a disregarded entity for U.S. federal income tax purposes.

5.08 Brokers. No broker, investment banker, financial advisor or other Person, other than those set out in Schedule 5.08, the fees and expenses of which will be paid by Acquiror or Merger Sub pursuant to an engagement letter entered into therewith, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, Merger Sub or any of their Affiliates.

5.09 Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) Except as disclosed in Schedule 5.09(a) hereto, Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 11, 2022 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). Except as set forth on Schedule 5.09(a) hereto, none of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.09(a) hereto, the audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and

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reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c) Acquiror has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as disclosed on Schedule 5.09(e), neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any Fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the Knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

5.10 Business Activities; Absence of Changes.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03), (ii) as set forth on Schedule 5.10(c) and (iii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not party to any Contract with any other Person that would require payments by Acquiror in excess of $100,000 in the aggregate with respect to any individual Contract or when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.10(c)).

(d) Except for any Indebtedness incurred by Acquiror or a Merger Sub with the consent of the Company as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation against Acquiror or Merger Sub, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended March 31, 2023 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be,

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in the aggregate, material to Acquiror and the Merger Sub, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2022 in the ordinary course of the operation of business (including Working Capital Loans) of Acquiror and the Merger Sub (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and the Merger Sub, taken as a whole) or (iii) disclosed in Schedule 5.10(d).

(e) Since its organization, the Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger.

(f) Except as set forth in the Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

(g) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(h) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(i) Since the date of Acquiror’s incorporation, there has not been any change, development, condition, occurrence, event or effect relating to Acquiror or Merger Sub that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.11 Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.12 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, partners, members or Representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective directors, officers, employees, partners, members, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(c), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company, and each of Acquiror and Merger Sub, on its own behalf and on behalf of their Affiliates and its and their directors, officers, employees, partnership, members or Representatives, disclaim reliance on any representations and warranties, express or implied, other than those expressly given by the Company in Article IV or any certificate delivered in accordance with Section 9.02(c). Without limiting the generality of the foregoing, it is understood that any cost or other estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement or any certificate delivered in accordance with Section 9.02(c). Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets,

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properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.13 Capitalization.

(a) The authorized share capital of Acquiror consists of (i) 500,000,000 Acquiror Class A Ordinary Shares, of which (A) 5,209,190 Acquiror Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 576,500 Acquiror Class A Ordinary Shares are reserved for issuance upon the exercise of 576,500 outstanding Existing Acquiror Private Placement Warrants as of the date of this Agreement, at an exercise price of $11.50 per share, (C) 15,000,000 Acquiror Class A Ordinary Shares are reserved for issuance upon the exercise of 15,000,000 outstanding Existing Acquiror Public Warrants as of the date of this Agreement, at an exercise price of $11.50 per share, and (D) 10,000,000 Acquiror Class A Ordinary Shares are reserved for issuance upon the conversion of Acquiror Class B Ordinary Shares, (ii) 50,000,000 Acquiror Class B Ordinary Shares, of which 10,000,000 Acquiror Class B Ordinary Shares are issued and outstanding, and (iii) 1,000,000 preference shares of Acquiror, par value $0.0001, none of which are issued and outstanding. All of the issued and outstanding Acquiror Ordinary Shares (w) have been duly authorized and validly issued and are fully paid and nonassessable, (x) were offered, sold and issued in compliance with applicable Law and the Acquiror Organizational Documents, (y) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any applicable Law, Acquiror Organizational Document or Contract and (z) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. The total amount in the Trust Account as of the date of this Agreement is at least $43,001,518.57.

(b) Subject to the terms and conditions of the Warrant Agreement, as of immediately after the Closing, each Acquiror Warrant will be exercisable, after giving effect to the Merger, for one share of Acquiror Common Stock at an exercise price of $11.50 per share, beginning 30 days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state Securities Laws, and all requirements set forth in (A) the Acquiror Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities to which Acquiror is a party or otherwise bound and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Acquiror Organizational Documents or any Contract to which Acquiror is a party or otherwise bound.

(c) Except for this Agreement, the Acquiror Warrants, the Acquiror Class B Ordinary Shares, Working Capital Loans or as disclosed on Schedule 5.13(c), there are (i) no subscriptions, calls, options, warrants, rights, restricted stock or other securities convertible into or exchangeable or exercisable for Acquiror Ordinary Shares or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Shareholders may vote. Except as disclosed in the Acquiror SEC Reports, there are no registration rights, and Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement, rights plan, anti-takeover plan or similar agreements relating to Acquiror Ordinary Shares or any other equity interests of Acquiror. Other than the Merger Sub, Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

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(d) As of the date hereof, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which one share is issued and outstanding and beneficially held (and held of record) by Acquiror as of the date of this Agreement.

(e) Subject to approval of the Proposals, the Acquiror Common Stock to be issued by Acquiror in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, (i) will be duly authorized, validly issued, fully paid and nonassessable, (ii) will have been issued in compliance with applicable Law and the Acquiror Organizational Documents, (iii) will not be subject to any preemptive rights of any other shareholder of Acquiror and (iv) will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

5.14 NYSE Stock Market Quotation. As of the date hereof, the issued and outstanding Acquiror Public Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “VCXB”. As of the date hereof, except for the Private Placement Units, the issued and outstanding units of Acquiror, each unit consisting of one Acquiror Class A Ordinary Share and one-half of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “VCXB. U”. As of the date hereof, the issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “VCXB WS”. As of the date hereof, except as disclosed on Schedule 5.14, Acquiror is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Warrants under the Exchange Act. At the Closing, each then issued and outstanding unit of Acquiror, which consists of Acquiror Class A Ordinary Share and one-half of one Existing Acquiror Public Warrant, shall, to the extent not already split by the holder thereof, be separated and convert automatically into one share of Acquiror Common Stock and one-half of one Domesticated Acquiror Public Warrant.

5.15 Contracts; No Defaults.

(a) The Acquiror SEC Reports disclose every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or Merger Sub is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”). True, correct and complete copies of the Acquiror Material Contracts have been delivered to or made available to the Company or its agents or Representatives.

(b) Neither Acquiror nor Merger Sub is, nor has it received written notice that any other party to any such Acquiror Material Contract is, in material violation or material breach of or material default (immediately or upon notice or lapse of time) under any such Acquiror Material Contract to which it is a party or any of its properties or other assets is subject. No such Acquiror Material Contract is the subject of a notice to terminate, except for any expiration of the term of such Contract following the date of this Agreement in accordance with its terms. Each Acquiror Material Contract is in full force and effect and, subject to the Enforceability Exceptions, is legal, valid and binding on Acquiror or a Merger Sub, as applicable, and, to the Knowledge of Acquiror, each other party thereto, except as would not be material and adverse to Acquiror and Merger Sub, taken as a whole. There is no default under any such Acquiror Material Contract by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or Merger Sub, or, to the Knowledge of Acquiror, any other party thereto, in each case, except as would be material and adverse to Acquiror and Merger Sub, taken as a whole.

5.16 Title to Property. Neither the Acquiror nor Merger Sub (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.17 Investment Company Act. Neither the Acquiror nor Merger Sub is an “investment company” within the meaning of the Investment Company Act.

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5.18 Affiliate Agreements. Except as set forth on Schedule 5.18, neither of the Acquiror nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of either of the Acquiror or Merger Sub, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Acquiror or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.19 Corrupt Practices.

(a) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub, nor any of their respective Representatives, have directly or knowingly indirectly paid, offered or promised to pay, or authorized or ratified the payment, directly or knowingly indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect any Anti-Corruption Laws. Acquiror (x) has instituted policies and procedures designed to ensure compliance with the Anti-Corruption Laws and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which Acquiror operates and (y) has maintained such policies and procedures in force. To the Knowledge of Acquiror, no Government Official nor any of his or her immediate family members is an officer or director or owns any securities of Acquiror.

(b) Since their respective dates of incorporation, neither Acquiror nor Merger Sub nor, to the Knowledge of Acquiror, any of their respective Representatives, has, or is presently or has agreed to become, engaged in any conduct that violates in any material respect any applicable Anti-Corruption Laws.

(c) Since their respective dates of incorporation, to the Knowledge of Acquiror, neither Acquiror nor Merger Sub is conducting and has not conducted, directly or knowingly indirectly, any business (including, without limitation, sales, reselling, licensing or sub-licensing arrangements, funding, making payments, procuring, insurance or otherwise providing assistance or support in connection with operations, business or any other activity) with or for the benefit of or on behalf of any Sanctioned Person, nor otherwise violated any applicable Sanction or Ex-Im Law.

5.20 Takeover Statutes and Charter Provisions. The Acquiror Board has, and represents that it has, and the Acquiror has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Merger Consideration. As of the date of the Redomicile and through the Effective Time, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. As of the date of the Redomicile and through the Effective Time, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

5.21 No Other Representations or Warranties. The representations and warranties made by Acquiror and Merger Sub in this Article V are the exclusive representations and warranties made by Acquiror, Merger Sub, their Affiliates, and their respective Representatives. Except for the representations and warranties contained in this Article V, neither Acquiror nor Merger Sub, nor any other Person, has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror or Merger Sub, to the accuracy or completeness of any information regarding Acquiror or Merger Sub available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. Without limiting the foregoing, neither Acquiror nor Merger Sub, nor any other Person, makes or has made any representation or warranty to the other parties hereto with respect to, and shall have no liability in respect of, (a) any financial projection, forecast, estimate, budget or prospect information relating to Acquiror or Merger Sub or (b) any oral or, except for the representations and warranties expressly made by Acquiror or a Merger Sub in this Article V, written information made available to the other parties hereto in the course of their evaluation of Acquiror and the Merger Sub and the negotiation of this Agreement or in the course of the Transactions.

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ARTICLE VI
COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement, in connection with the Internal Reorganization and Distribution or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use its commercially reasonable efforts to conduct and operate the Company Retained Business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to preserve intact the current business organization and Company Retained Business, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, distributors and creditors of the Company and its Subsidiaries, (iii) carry on the Company Retained Business in compliance in all respects with all applicable Laws, including without limitation, all applicable Health Care Laws, (iv) notify and consult with Acquiror prior to meeting with, or submitting any material correspondence to, the FDA or any other comparable Governmental Authority, other than routine correspondence as may be required in connection with any Permit and (v) use commercially reasonable efforts to keep available the services of its present officers; provided, that, in the case of each of the preceding clauses (i)-(v), during any period of full or partial suspension of operations related to COVID-19, or any similar national or international health concern, the Company may, in connection with therewith, take such actions in good faith as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or its Subsidiaries’ or (B) to respond to third-party supply or service disruptions caused thereby, including, but not limited to COVID-19 Measures, and any such actions taken (or not taken) as a result of, in response to, or otherwise related to such health concerns shall be deemed to be taken in the “ordinary course of business” for all purposes of this Section 6.01 and not be considered a breach of this Section 6.01; provided, further, that following any such suspension, to the extent that the Company or any of its Subsidiaries took any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice in all material respects as soon as reasonably practicable. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b) declare, make or pay any dividend or other distribution (whether in cash, equity or property, including any deemed distribution for Tax purposes) to stockholders of the Company or repurchase or redeem any Company Stock;

(c) other than issuances of shares of Company Stock (x) upon exercises of Company Options or Company Warrants, or (y) in accordance with the Preferred Stock Conversion, create, allot, issue, redeem or repurchase or agree to create, allot, issue, redeem or repurchase any shares or other securities of whatsoever nature convertible into shares (or any option to subscribe for the same) of the Company, (excluding repurchases in connection with termination of employment pursuant to an existing repurchase right);

(d) enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract (or any Contract, that if existing on the date hereof, would be a Material Contract), to which the Company or any of its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $500,000;

(e) enter into, or amend or modify any material term of, terminate, or waive or release any material rights, claim or benefits under any Material Contract, Lease Document or any document governing the occupation of real property, or other arrangement to which the Company or any of its Subsidiaries, on one hand, and a Company Stockholder or its Affiliate, on the other hand, are parties or by which they are bound or which is for the benefit of a Company Stockholder or its Affiliates, other than issuances, settlements or exercises of Company Options or

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Company Warrants, as the case may be, and other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such Contracts or arrangements either (i) in the ordinary course of business consistent with past practice or (ii) involving an annual aggregate payment of less than $250,000;

(f) sell, transfer, lease, abandon, cancel, fail to maintain, let lapse or convey, surrender or dispose of any assets, properties or business of the Company or its Subsidiaries (including Company Intellectual Property and Company Software), except for (i) dispositions of obsolete or worthless assets, or equipment that does not employ the most current available technologies or is otherwise not useful for the Company’s ongoing business activities, (ii) sales of inventory or grants of non-exclusive licenses in the ordinary course of business and (iii) sales, abandonment, lapses of assets or items or materials (other than Owned Intellectual Property and Owned Company Software) in an amount not in excess of $5,000,000 in the aggregate;

(g) except as otherwise required pursuant to applicable Law, (i) grant any increase in compensation, benefits or severance to any current or former executive officer, director or employee of the Company or any of its Subsidiaries other than increases to base salary in the ordinary course of business consistent with past practice, (ii) adopt, enter into, amend, modify, or terminate any material Company Benefit Plan or any CBA or similar agreement to which the Company or any of its Subsidiaries is a party or by which it is bound, (iii) grant or provide any material severance or termination payments, deferred compensation, or transaction, retention or change in control payments or benefits to any current or former director, employee, officer or other individual service provider of the Company or any of its Subsidiaries, except in connection with the promotion, hiring or firing (in each case, to the extent permitted by clause (v)) of any employee in the ordinary course of business and consistent with past practice or which is less than $250,000 in aggregate value, (iv) recognize or certify any labor union, works council, other labor organization or group of employees as the bargaining Representative for any employees of the Company or any of its Subsidiaries, except to the extent already in existence, (v) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reduction in terms and conditions of employment, or other actions that could trigger notice obligations under any WARN Act, or (vi) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(h) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements of the acquired business to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement);

(i) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $2,500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with historical practices and the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror prior to the date hereof or expenditures for new equipment in an amount not to exceed in the aggregate $5,000,000, as proposed in the proposed budget provided to Acquiror;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), or enter into any agreement in respect of the acquisition of real property, make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except (i) advances to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, (ii) extended payment terms for customers in the ordinary course of business and (iii) those that do not exceed $50,000 in the aggregate;

(k) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to material Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes (other than in connection with an extension to file any Tax Return in the ordinary course of business), incur any material liability for Taxes outside the

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ordinary course of business, or enter into any material Tax sharing, indemnification, allocation or similar agreement or arrangement (excluding pursuant to customary provisions in any commercial Contract entered into in the ordinary course of business and not primarily related to Taxes);

(l) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any related liability, other than in the ordinary course of business consistent with past practice or where such waiver, release, compromise, settlement or satisfaction involves monetary damages not to exceed $2,500,000 in the aggregate;

(m) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, or in any material respect, modify any Indebtedness, other than (x) intercompany and related party Indebtedness in the ordinary course of business and not to exceed $500,000 in the aggregate, (y) Indebtedness of the type referred to in clauses (i), (j) or (k) of the definition thereof incurred in the ordinary course of business, of a nature and in amounts consistent with past practice and (z) Indebtedness for which the net proceeds will fund capital expenditures approved in Section 6.01(i) above, in an amount not to exceed $5,000,000.

(n) enter into any material new line of business outside of the Company Retained Business other than natural extensions of existing lines of business;

(o) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by the SEC, by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), or by applicable Law;

(p) voluntarily fail to maintain, cancel or materially change coverage under, in a manner detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(q) become a party to, establish, adopt, amend, commence participation in or enter into any CBA or other labor union Contract;

(r) fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any Permit that is material to the conduct of the Company Retained Business, taken as a whole;

(s) fail to implement the Internal Reorganization consistent with the Steps Plan, except as otherwise permitted under the terms of the Separation Agreement; and

(t) enter into any agreement or undertaking to do any action prohibited under this Section 6.01.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) in the judgment of legal counsel (including in-house counsel) of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company is bound, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance written notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries and that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any environmental media at any of the properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time. Notwithstanding the foregoing, the Company shall not be required to provide

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to Acquiror or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Company with respect to confidentiality, non-disclosure or privacy, if Company shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (D) jeopardize protections afforded to Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D)).

6.03 HSR Act and Regulatory Approvals

In connection with the transactions contemplated by this Agreement, the Company shall, and shall cause its Affiliates to, promptly, but in no event later than thirty (30) days following the receipt of comments on the Registration Statement from the SEC, comply with the notification and reporting requirements of the HSR Act. The Company shall, and shall cause its Affiliates to, use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to Acquiror as promptly as reasonably practicable all information required for any application or other filing required to be made by Acquiror pursuant to any Antitrust Law. The Company shall, and shall cause its Affiliates to, substantially comply with any Information or Document Requests. The Company shall, and shall cause its Affiliates to, exercise its reasonable best efforts to (x) obtain termination or expiration of the waiting period under the HSR Act and any required consents or approvals pursuant to any other applicable Antitrust Laws, (y) prevent the entry in any Action brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or materially delay the consummation of the transactions contemplated by this Agreement and (z) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted. The Company shall promptly notify Acquiror of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to Acquiror upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act, or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement, without the written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Company, and to remove competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to Acquiror under this Section 6.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates to, and the Company and its Affiliates shall not, without the prior written consent of Acquiror, offer, propose, negotiate, consent to, agree to or effect (i) any action, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action or enter into any agreement that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any interest therein or (ii) any other remedy, condition or commitment of any kind. The Company and the Acquiror shall equally bear all filing fees payable pursuant to Antitrust Laws in connection with the transactions contemplated by this Agreement.

6.04 No Claim Against the Trust Account. The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a Business Combination, and the Company has read Acquiror’s final prospectus, dated January 11, 2022 and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror, Acquiror’s public shareholders and the underwriters of Acquiror’s initial public offering and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public

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offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of Acquiror, its public shareholders and the underwriters of Acquiror’s initial public offering. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination, are not consummated by such date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its public shareholders the amounts being held in the Trust Account. For and in consideration of Acquiror entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind (whether based on Contract, tort, equity or otherwise) that it has or may have in the future in or to any monies or other assets in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or in connection with, this Agreement or any negotiations, Contracts or agreements or transactions with Acquiror. Notwithstanding the foregoing sentence, (a) nothing herein shall limit or prohibit the Company’s right to pursue any claim against Acquiror for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance to consummate the Closing (including any claim for Acquiror to specifically perform its obligations under this Agreement to cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemption) at the Closing to the Company in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemption or otherwise violate the Trust Agreement and (b) nothing herein shall limit or prohibit any claim that the Company may have following the Closing against Acquiror’s assets or funds that are not held in the Trust Account (including any such funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.04 shall survive the termination of this Agreement for any reason.

6.05 Proxy Solicitation; Other Actions.

(a) The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. The Company agrees to provide Acquiror as promptly as practicable following the date hereof, the Audited Financial Statements, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB including a signed audit opinion, which signed audit opinion shall be delivered upon the initial filing of the Registration Statement with the SEC, (iii) unaudited financial statements, including consolidated condensed balance sheets and consolidated condensed statements of income and comprehensive income, shareholder’s equity and cash flows, of the Company and its Subsidiaries for each fiscal quarter beginning with the fiscal quarter ending March 31, 2023 and ending at least 45 days prior to the date on which the Registration Statement is effective, in each case, prepared in accordance with GAAP and Regulation S-X and (iv) auditor’s reports and consents to use such financial statements and reports in the Registration Statement. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with Acquiror’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act until the Closing Date, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

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(c) Prior to the Closing, the Company shall keep Acquiror reasonably informed of the status of the Internal Reorganization, including the Company’s progress in obtaining any necessary third-party consents or Regulatory Approvals, and shall reasonably consult with Acquiror regarding the terms of any arrangement established pursuant to the Separation Agreement.

(d) The Company shall take all actions necessary to cause the Preferred Stock Conversion.

(e) Subject to the terms of the Separation Agreement, from time to time after the Closing, without additional consideration, each party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another party hereto to make effective the transactions contemplated by this Agreement and the Separation Agreement.

6.06 Non-Solicitation; Acquisition Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or which is otherwise intended or is reasonably likely to result in or lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or which is otherwise intended or is reasonably likely to result in or lead to, an Acquisition Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal;

(iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing.

The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in twelve (12) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. The Company shall promptly (and in any event within one (1) Business Day) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its Subsidiaries or their respective Representatives). Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to an exclusivity agreement and is unable

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to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal for as long as that exclusivity agreement remains in effect. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the Company’s or the Company’s Subsidiaries’ Representatives acting on the Company’s or its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.06 by the Company.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Merger Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

6.07 Company Lock-up. At the Closing, the Company shall procure that the Company Lock-up Parties shall enter into a Lock-Up Agreement with Acquiror in substantially the form attached as Exhibit G hereto (the “Company Lock-Up Agreement”).

6.08 Litigation. In the event that the Company is subject to any litigation or material Action or other dispute resolution process before a third party unrelated to the dispute, whether as claimant, defendant or otherwise, or such Action or dispute resolution process is pending or threatened in writing, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company shall promptly notify the Acquiror of any such litigation or Action and keep the Acquiror reasonably informed with respect to the status thereof.

6.09 Financial Statements.

(a) Within sixty (60) days of the end of the fiscal year ended December 31, 2023, the Company will deliver to Acquiror true, complete and correct copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2023 and the related audited consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years then ended (collectively, the “2023 Audited Financial Statements”), together with the accompanying independent auditors’ reports.

(b) Within forty-five (45) days of the end of each fiscal quarter beginning with the fiscal quarter ended March 31, 2023, the Company will deliver to Acquiror true, complete and correct copies of the unaudited consolidated balance sheets of the Company and its Subsidiaries as of such fiscal quarter and the related prior period and the related unaudited consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for the periods then ended (the “Future Unaudited Financial Statements”).

(c) The 2023 Audited Financial Statements and Future Unaudited Financial Statements, when delivered (i) will be derived from the books and records of the Company and its Subsidiaries, (ii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (x) as otherwise noted therein to the extent permitted by Regulation S-X of the SEC) and, with respect to the 2023 Audited Financial Statements, the standards of the Public Company Accounting Oversight Board and (y) in the case of Future Unaudited Financial Statements, subject to year-end adjustments and the absence of notes thereto, none of which would be material individually or in the aggregate, and (iii) will fairly present in all material respects the consolidated assets, liabilities, cash flow and financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein. The 2023 Audited Financial Statements and Future Unaudited Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

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ARTICLE VII
COVENANTS OF ACQUIROR

7.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall, and shall cause its Affiliates to, comply promptly, but in no event later than thirty (30) days following the receipt of comments on the Registration Statement from the SEC, with the notification and reporting requirements of the HSR Act. Acquiror shall, and shall cause its Affiliates to, use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law. Acquiror shall, and shall cause its Affiliates to, substantially comply with any Information or Document Requests.

(b) Acquiror shall, and shall cause its Affiliates to, exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and any required consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or materially delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the appropriate Governmental Authorities and exercise its reasonable best efforts to undertake reasonably promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would materially delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate Acquiror or any of its Affiliates, the Sponsor, the Sponsor’s Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such this term is commonly understood in the private equity industry) to offer, propose, negotiate, consent to, agree to or effect (i) any action, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action or enter into any agreement that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties or any interest therein or (ii) any other remedy, condition or commitment of any kind.

(d) Acquiror shall promptly notify the Company of any substantive communication with any Governmental Authority or third party with respect to the transactions contemplated by this Agreement, and furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed communications by Acquiror or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act, or enter into any agreement with any Governmental Authority to delay the consummation of the transactions contemplated by this Agreement, without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Acquiror agrees to provide, to the extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of Acquiror, and to remove competitively sensitive material; provided, that Acquiror may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

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7.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Entity agree that they shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws and indemnification agreements in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Entity and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of its certificate of incorporation, bylaws, and indemnification agreements, to the extent applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Entity and their respective Subsidiaries to honor, each of the covenants in this Section 7.02.

(b) Prior to the Effective Time, Acquiror shall be permitted to obtain a “tail” insurance policy covering those Persons who are currently covered by the Acquiror’s directors’ and officers’ liability insurance policies, that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Acquiror’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Surviving Entity shall, for a period of six years after the Effective Time, maintain the Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Surviving Entity shall timely pay or cause to be paid all premiums with respect to the Tail Insurance.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Entity and all successors and assigns of Acquiror and the Surviving Entity. In the event that Acquiror, the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Entity shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.02. The obligations of Acquiror and the Surviving Entity under this Section 7.02 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company without the consent of the affected Person.

7.03 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, Acquiror and Merger Sub shall, subject to Section 7.11, carry on their business in the ordinary course of business and in accordance with applicable Law. During the Interim Period, except as set forth on Schedule 7.03 or as expressly contemplated by this Agreement (including as contemplated by any Acquiror Pre-Closing Financing) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, Acquiror shall not and each shall not permit Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of Merger Sub; provided however; notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or restrict the Acquiror from carrying out any Extension, and no consent of any other party shall be required in connection therewith;

(ii) other than as set forth on Schedule 7.03(a)(ii), (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or

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other equity interests; or (C) other than the redemption of any Acquiror Public Shares required by the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby or any Extension, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;

(iii) other than as set forth on Schedule 7.03(a)(iii), enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);

(iv) enter into, or amend or modify any material term of (in a manner adverse to Acquiror or Merger Sub (including the Company)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Acquiror Material Contract or any CBA or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or Merger Sub is a party or by which it is bound;

(v) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action relating to this Agreement or otherwise) or compromise or settle any material liability, other than in the ordinary course of business consistent with past practice;

(vi) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than Working Capital Loans;

(vii) other than as set forth on Schedule 7.03(a)(vii), (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests (other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof) or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii) (A) adopt or materially amend any Benefit Plan, or enter into any employment Contract with any employee providing for an annual base salary in excess of $200,000 or any collective bargaining agreement other than the Acquiror Equity Incentive Plan or as otherwise contemplated by this Agreement, (B) hire any employee or any other individual to provide services to Acquiror or its Subsidiaries (other than the Company) following Closing, (C) make or grant any severance, bonus, including any change-in-control, retention, transaction, or similar compensation or benefits, or any increase in base salary or wages to any director, executive, or other current or former employee or service provider (other than (i) increases in base salary or wages in the ordinary course of business (provided that such increases shall not exceed 3% in the aggregate or 5% for any individual with annual compensation)), (ii) payment of annual cash bonuses in respect of calendar year 2023 in the ordinary course of business and consistent with terms of the applicable Benefit Plan and (iii) payment of severance benefits to terminated employees in the ordinary course of business, or (D) take any action to accelerate the vesting of, or payment of, any compensation or benefit to any current or former employee or other service provider under any Benefit Plan, other than in the ordinary course of business;

(ix) (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or the Merger Sub (other than the transactions contemplated by this Agreement, including the Schedules and Exhibits hereto);

(x) make any capital expenditures;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xii) enter into any new line of business outside of the business currently conducted by Acquiror and the Merger Sub as of the date of this Agreement;

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(xiii) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xiv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties; or

(xv) enter into any agreement or undertaking to do any action prohibited under this Section 7.03.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Material Contracts to which Acquiror or Merger Sub may be a party.

7.04 Trust Account. At or prior to the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement in the following order of priority: (a) first, for the redemption of any Acquiror Public Shares in connection with the Offer; (b) second, after giving effect to the payment contemplated by clause (a), for the payment of any due and payable deferred underwriting commissions incurred by Acquiror in connection with its initial public offering; and (c) third, the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror for payment of any remaining Outstanding Company Expenses and the Outstanding Acquiror Expenses in accordance with Section 3.07 and the balance to the Surviving Entity for the benefit of the Surviving Entity.

7.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or the Merger Sub by third parties that may be in Acquiror’s or the Merger Sub’s possession from time to time, and except for any information which in the opinion of legal counsel (including in-house counsel) of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or Merger Sub is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.06 Acquiror National Exchange Listing. Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions, or otherwise reserved for issuance, and for the Domesticated Acquiror Public Warrants, to be approved for listing on a National Exchange as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date, including by submitting prior to the Closing an initial listing application (the “Listing Application”) with such National Exchange with respect to such Acquiror Common Stock and Domesticated Acquiror Public Warrants. Each of the Company and Acquiror shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such party and shall otherwise reasonably assist and cooperate with the other such party in connection with the preparation and filing of the Listing Application. Acquiror will use reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from such National Exchange or its staff concerning the Listing Application and (iii) have the Listing Application approved by such National Exchange, as promptly as practicable after such filing. Acquiror shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from such National Exchange with respect thereto, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon. Acquiror shall promptly notify the Company upon the receipt of any comments from such National Exchange, or any request from such National Exchange for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Acquiror or any

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of its Representatives, on the one hand, and such National Exchange, on the other hand, and all written comments with respect to the Listing Application received from such National Exchange, and advise the Company of any oral comments with respect to the Listing Application received from such National Exchange. Promptly after receiving notice thereof, Acquiror shall advise the Company of the time of the approval of the Listing Application and the approval for listing on such National Exchange of the Acquiror Common Stock to be issued in connection with the transactions contemplated hereby. The Company and Acquiror shall equally bear all fees and expenses incurred in connection with the preparation and filing of the Listing Application.

7.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.08 Additional Insurance Matters. Prior to the Closing, Acquiror shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms customary for a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on such National Exchange which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Acquiror and its Subsidiaries (including the Company).

7.09 Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.10 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and applicable National Exchange listing requirements, Acquiror shall take all actions necessary or appropriate to cause (a) the individuals designated in accordance with Section 2.05(b) to be elected as members of the Acquiror Board, effective as of the Closing and (b) the individuals designated in accordance with Section 2.05(c) to be the executive officers of Acquiror effective as of the Closing. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with each of the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

7.11 Exclusivity.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, Acquiror shall not, and shall use cause its Subsidiaries not to, and shall use its reasonable best efforts to cause their respective Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes any Competing Proposal;

(ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes any Competing Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Competing Proposal;

(iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Competing Proposal; or

(v) resolve or agree to do any of the foregoing.

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(b) Acquiror also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Competing Proposal. Acquiror shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes any Competing Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Competing Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer. Acquiror shall promptly (and in any event within one (1) Business Day) keep the Company informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Competing Proposal (including any material changes thereto and copies of any additional written materials received by Acquiror or its Representatives). Notwithstanding the foregoing, Acquiror may respond to any such proposal, offer or submission by indicating only that Acquiror is subject to an exclusivity agreement and is unable to provide any information related to Acquiror or entertain any proposals or offers or engage in any negotiations or discussions concerning a Competing Proposal for as long as that exclusivity agreement remains in effect. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.11 by any of Acquiror’s Representatives acting on Acquiror’s behalf, shall be deemed to be a breach of this Section 7.11 by Acquiror.

(c) For purposes of this Agreement, “Competing Proposal” means any Business Combination or any other transaction involving, directly or indirectly, any merger, share exchange, asset or equity acquisition or purchase, reorganization, consolidation or similar business combination with or involving the Acquiror with one or more businesses or entities or any inquiry or request for information that is intended to lead to, or result in, any such transaction or Business Combination.

7.12 Redomicile. Subject to the Supermajority Acquiror Shareholder Approval, Acquiror shall, at least one (1) day prior to the Effective Time, transfer by way of continuation and domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL and the CACI by filing a certificate of corporate domestication with respect to the Redomicile and the Acquiror Charter with the Secretary of State of the State of Delaware and by making all filings with the Cayman Islands Registrar of Companies required under the CACI for the deregistration of the Acquiror in the Cayman Islands. Acquiror shall effect the Redomicile in such a way that the representations and warranties set forth in Article V remain true and correct.

7.13 Management Incentive Package. Acquiror shall adopt the Acquiror Equity Incentive Plan, in the form agreed to by Acquiror and the Company.

7.14 Stockholder Litigation. In the event that any litigation or material Action related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the Knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any of Acquiror’s equityholders prior to the Closing, Acquiror shall promptly notify the Company of any such Action and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Action, shall give due consideration to the Company’s advice with respect to such Action, including with respect to this Agreement.

7.15 Extension of Time to Consummate a Business Combination.

(a) Acquiror shall cooperate in good faith with the Company and provide the Company (and its counsel) with a reasonable opportunity to review and comment on any Extension Proxy Statement, and any responses to comments from the SEC or its staff or the provision of additional information in connection therewith, prior to filing or delivery of the same with or to the SEC. Acquiror shall consider the comments of the Company in good faith. Acquiror will promptly respond to any SEC comments on such Extension Proxy Statement and will use reasonable best efforts to cause such Extension Proxy Statement to be cleared by the SEC as promptly as practicable. Acquiror will advise the Company promptly after: (A) in the event such Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (B) in the event such Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to such Extension Proxy Statement; (D) any request by the SEC for amendment of such Extension Proxy Statement; (E) any comments from the SEC relating to such Extension Proxy Statement and responses thereto (and shall provide the Company with a copy or, in the case

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of oral communications, summary of such comments); (F) requests by the SEC for additional information (and shall provide the Company with a copy or, in the case of oral communications, summary of such request); and (G) any other communication, whether written or oral, from the SEC (and shall provide the Company with a copy or, in the case of oral communications, summary of such communication).

(b) Acquiror shall promptly correct any information in any Extension Proxy Statement if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Law.

(c) As promptly as practicable after any Extension Proxy Statement is cleared by the SEC, Acquiror shall (i) distribute such Extension Proxy Statement to the Acquiror Shareholders, (ii) subject to the other provisions of this Agreement, solicit proxies from the Acquiror Shareholders to vote in favor of the related Extension Proposal, (iii) duly convene and hold an Extension Meeting and (iv) provide the Acquiror Shareholders with the opportunity to elect to redeem their Acquiror Public Shares into a pro rata portion of the Trust Account in connection with such Extension as provided for in the Acquiror Organizational Documents. Acquiror shall bear all fees and expenses incurred in connection with any Extension Proposal.

ARTICLE VIII
JOINT COVENANTS

8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company or any of its Subsidiaries, and (c) use commercially reasonable efforts to take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

8.02 Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Stockholder Approvals.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall jointly prepare, and Acquiror shall cause to be filed with the SEC, a mutually-acceptable registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein and any exhibits thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the Acquiror Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Acquiror and the Company shall furnish all information concerning itself and its Subsidiaries, officers, directors, and holders of equity securities as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror. To the extent the issuance of Acquiror Common Stock to the Company Stockholders in accordance with Section 3.01(c) and Section 3.03(a) cannot be registered on the Registration Statement (as mutually determined by Acquiror and the Company) (such portion of the Acquiror Common Stock, the “Excluded Shares”), the parties agree that (i) the Excluded Shares will be deemed to be issued to the Company Stockholders on a private placement basis and (ii) Acquiror (a) shall (x) include such Excluded Shares in any

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registration statement on Form S-1 that registers the resale of the Acquiror Common Stock or (y) prepare, with the assistance of the Company, and (A) cause to be filed with the SEC within 30 days of the consummation of the Merger a resale registration statement on Form S-1, pursuant to which the resale of the Excluded Shares will be registered in accordance with the requirements of the Securities Act and (B) use best efforts to ensure that such resale registration statement is declared effective by the SEC within sixty (60) days of the filing thereof. Acquiror and Company shall equally bear all filing fees and expenses incurred in connection with the preparation and filing of the Registration Statement and Proxy Statement and the receipt of stock exchange approval in connection with the listing of Acquiror Common Stock to be issued as Merger Consideration on the Closing Date. Notwithstanding anything to the foregoing, however, for any matters relating to Taxes, Section 8.03 shall control in the event of any conflict.

(b) Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other party and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Acquiror Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination, and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) approval of the Acquiror Charter and the bylaws of the Acquiror (the “Amendment Proposal”) and each change to the Acquiror Charter that is required to be separately approved (“Advisory Amendment Proposal”), (iii) approval of the issuance of the Acquiror Common Stock as Merger Consideration, and the issuance of Acquiror Common Stock or securities convertible into or exchangeable for Acquiror Common Stock to be issued at the Closing in connection with any financing upon the mutual agreement of Acquiror and the Company, in accordance with the rules of the applicable National Exchange (the “National Exchange Proposal”), (iv) the approval and adoption of the Acquiror Equity Incentive Plan (the “Acquiror Equity Plan Proposal”), (v) adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals, (vi) approval of the Redomicile (the “Redomicile Proposal”), (vii) approval of the Name Change (the “Name Change Proposal”), and (viii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Advisory Amendment Proposal, the National Exchange Proposal, the Acquiror Equity Plan Proposal, the Redomicile Proposal and the Name Change Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror Shareholders at the Extraordinary General Meeting.

(d) Acquiror shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date (which record date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Articles of Association and the CACI, (ii) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve the Proposals (the “Acquiror Board Recommendation”) and shall include the Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation (an “Acquiror Change in Recommendation”); provided, that if, at any time prior to obtaining the Acquiror Shareholder Approval, the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that in response to an Intervening

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Event, the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Acquiror Board may, prior to obtaining the Acquiror Shareholder Approval, make an Acquiror Change in Recommendation; provided, however, that Acquiror shall not be entitled to make, or agree or resolve to make, an Acquiror Change in Recommendation unless (i) Acquiror delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three Business Day (instead of four Business Day) period from the date of such notice, the “Intervening Event Notice Period”)), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make an Acquiror Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will use its reasonable best efforts to cause its Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Acquiror Change in Recommendation.

(e) Notwithstanding the foregoing provisions of this Section 8.02(e), if on a date for which the Extraordinary General Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Ordinary Shares to obtain the Required Acquiror Shareholder Approvals, as applicable, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Extraordinary General Meeting; provided, that if a quorum is present, that the proposal for the adjournment of the Extraordinary General Meeting shall have been approved by a sufficient number of Acquiror Ordinary Shares; provided, further, that the Extraordinary General Meeting, without the prior written consent of the Company, (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Extraordinary General Meeting was originally scheduled or the most recently adjourned Extraordinary General Meeting (excluding any adjournments required by applicable Law) and (y) is held no later than four (4) Business Days prior to the Termination Date.

(f) As promptly as practicable after the effectiveness of the Registration Statement, the Company shall solicit a consent in writing or by electronic transmission from the Company Stockholders entitled to vote approving and adopting this Agreement, the Merger and, to the extent required by Law, the Transactions. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Acquiror) for determining the Company Stockholders entitled to provide such written consent and (ii) solicit written consents from such Company Stockholders to give the Company Stockholder Approvals. The Company shall, through the Company Board, recommend to the Company Stockholders entitled to vote that they adopt this Agreement (the “Company Board Recommendation”). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (such action, a “Company Change in Recommendation”). The Company will promptly provide Acquiror with copies of all stockholder consents it receives. If the Company Stockholder Approvals are obtained, then promptly following the receipt of the required consents in writing or by electronic transmission, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) and 262 of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders entitled to vote to give the Company Stockholder Approvals in accordance with this Section 8.02(f) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Company Change in Recommendation.

8.03 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne by the Company. The Company and Acquiror further agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

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(b) Tax Treatment. The parties intend that, for United States federal income Tax purposes, (i) the Contribution and the Distribution, taken together, qualify as a “reorganization” pursuant to Sections 368(a)(1)(D) and 355(a) of the Code and the Treasury Regulations, (ii) the Redomicile qualifies as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations, (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations, (iv) the Merger (taking into account any Pre-Closing Financing) will not cause Section 355(e) of the Code to apply to the Distribution and (v) this Agreement and the Separation Agreement are intended to be, and are adopted as, a plan of reorganization for purposes of Sections 354, 355, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The Redomicile, the Contribution, the Distribution and the Merger shall be reported by the parties for all applicable Tax purposes in accordance with the Intended Tax Treatment, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). The parties hereto shall, and shall cause their Affiliates to, cooperate with each other and their respective counsel to document and support the Intended Tax Treatment.

(c) None of Acquiror, Merger Sub, the Company, the Subsidiaries of the Company or the Company Stockholders shall take or cause to be taken, or knowingly fail to take or knowingly fail to cause to be taken any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment.

(d) On the Closing Date, the Company shall deliver to Acquiror (x) a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3) and (y) a notice of such certification to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2), in each case, in the form set forth on Exhibit H, dated as of the Closing Date and duly signed by a responsible corporate officer of the Company.

(e) On or prior to the Closing Date, the Company shall obtain a written opinion from RSM International, in a form reasonably satisfactory to the Company and the Acquiror (the “Company Distribution Tax Opinion”), to the effect that the Internal Reorganization, the Contribution and Distribution, when taken together, “should” qualify as a “reorganization” within the meaning of Sections 368(a)(1)(D) and 355(a) of the Code, and the Merger and other transactions contemplated by this Agreement (including the Pre-Closing Financing) “should” not cause Section 355(e) of the Code to apply to the Distribution. In preparing such opinion, RSM International may rely on customary representations from the Company, SpinCo, and the Acquiror, as well as reasonable facts and assumptions that are set forth in such opinion. Each of the Company, SpinCo and the Acquiror shall reasonably cooperate with one another for the Company to obtain the Company Distribution Tax Opinion.

(f) If the SEC requires that a Tax opinion be prepared and submitted with respect to the Tax treatment of the Redomicile, the Contribution, the Distribution or the Merger, and if such a Tax opinion is being provided by a Tax counsel, each of the Company, Acquiror and their Affiliates agrees to deliver to such Tax counsel customary Tax representation letters reasonably satisfactory to such Tax counsel, dated and executed as of such date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation of such Tax opinion; provided, that notwithstanding anything herein to the contrary in this Agreement, (i) if and to the extent a Tax opinion with respect to the treatment of the Redomicile is being requested or required, the Acquiror shall use its reasonable best efforts to have counsel to the Acquiror (upon receipt of customary Tax representation letters satisfactory to such counsel) provide a Tax opinion on the application of Section 368(a)(1)(F) of the Code to the Redomicile, and (ii) if and to the extent a Tax opinion with respect to the treatment of the Internal Reorganization, the Contribution, the Distribution, the Merger or the F-Reorganization is being requested or required, the Company shall use its reasonable best efforts to have the Company Counsel (upon receipt of customary Tax representation letters satisfactory to such counsel) provide a Tax opinion on the treatment of the Contribution, the Distribution, the Merger or the F Reorganization, as applicable. For the avoidance of doubt, the covenants in this paragraph (f) shall apply regardless of the party to which any SEC inquiry or request is made and shall not be interpreted as a condition for the Closing; provided, that the foregoing shall not affect the obligation of the Company to obtain the Company Distribution Tax Opinion pursuant to Section 8.03(e) above.

(g) The Company shall timely prepare the Tax Matters Agreement and the Separation Agreement reasonably satisfactory to Acquiror and, at least thirty (30) days prior to the Distribution Date, shall submit the Tax Matters Agreement and the Separation Agreement to Acquiror for Acquiror’s review, comment and approval, which approval shall not be unreasonably delayed, conditioned or withheld.

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(h) Notwithstanding anything to the contrary herein, prior to the Merger, the Company may elect to undergo a “reorganization” pursuant to Sections 368(a)(1)(F) (the “F-Reorganization”), whereby the Company will become a wholly owned subsidiary of a newly formed domestic corporation for U.S. federal income tax purposes (the “NewCo”), with the Company converting from a Delaware corporation to a Delaware limited liability company.

(i) The Company, on behalf of itself and SpinCo, shall provide to Acquiror the Company Distribution Tax Opinion, any certificates of officers of Acquiror, the Company or SpinCo or other materials provided to the Company Counsel in connection with any Tax opinion issued in connection with the Internal Reorganization, the Contribution, the Distribution, the F-Reorganization or the Merger.

8.04 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b) The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form previously agreed by the parties. None of Acquiror, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, (i) each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto and (ii) the Company may exercise its rights and communicate with third parties as contemplated by Section 6.06; and provided, further, that subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.05 Ratification of Covenants. Following the Closing, Acquiror shall ratify, confirm and approve in all respects the covenants in the Acquiror Support Agreement.

8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.07 Financing Cooperation. From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement, each of the Company, the Acquiror and the Merger Sub agree to use reasonable best efforts to cooperate with each other in connection with the arrangement of any Pre-Closing Financing, including by (A) reasonably cooperating with the Company’s or Acquiror’s, as applicable, preparation of definitive financing documentation and the Schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive financing documentation, (B) providing to the Company or Acquiror, as applicable, and its prospective sources of Pre-Closing Financing all reasonably necessary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (C) cooperating in satisfying the conditions precedent set forth in the definitive Pre-Closing Financing documentation to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company, the Acquiror or Merger Sub, as applicable; provided, however, that neither party shall be obligated to repay any Pre-Closing Financing of the other party without such first party’s express written consent; provided, further, that any Pre-Closing Financing shall comply with the limitations set forth herein.

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ARTICLE IX
CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Antitrust Law Approval. (i) All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated, (ii) all consents and approvals under the Antitrust Laws in the jurisdictions listed in Schedule 9.01(a) shall have been obtained, and (iii) any agreement with any Governmental Authority not to consummate the transactions contemplated hereby shall have expired or been terminated.

(b) No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Merger; provided that the Governmental Authority enacting, issuing, promulgating, enforcing or entering such Law, judgment, decree, executive order or award has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof, Acquiror’s Organizational Documents, and the Proxy Statement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Required Acquiror Shareholder Approvals. The Required Acquiror Shareholder Approvals shall have been obtained.

(f) Company Stockholder Approvals. The Company Stockholder Approvals shall have been obtained.

9.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization, Standing and Corporate Power), Section 4.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 4.23 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.04 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

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(d) Ancillary Agreements. The Company shall have delivered to Acquiror executed counterparts to all of the Ancillary Agreements to which the Company, or any Company Stockholder, is party, and each such agreement shall be in full force and effect, and to the extent applicable, performed the covenants to be performed by the Company thereunder prior to the Closing in all material respects.

(e) Internal Reorganization and Distribution. The Internal Reorganization and the Distribution shall have been consummated in all material respects in accordance with the Separation Agreement.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g) Tax Opinion. Acquiror shall have received the Company Distribution Tax Opinion pursuant to Section 8.03(c) herein; provided, that if Acquiror waives this Section 9.02(g), then this Section 9.02(g) and Section 8.03(c) shall have no force and effect.

9.03 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in Section 5.01 (Organization, Standing and Corporate Power), Section 5.02(a) (Corporate Authority; Approval; Non-Contravention) and Section 5.08 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.10(i) (Business Activities; Absence of Changes) shall be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization), shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Acquiror and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a material adverse effect on Acquiror.

(b) Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) National Exchange. The Acquiror Common Stock and Acquiror Warrants shall have been approved for listing on a National Exchange, subject only to official notice of issuance thereof.

(e) Ancillary Agreements. Acquiror shall have delivered to the Company executed counterparts to all of the Ancillary Agreements to which Acquiror or Sponsor is party.

(f) Resignations. The directors and executive officers of Acquiror listed on Schedule 9.03(f) shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(g) Indebtedness. Neither the Acquiror nor Merger Sub shall have any outstanding Indebtedness in excess of $1,000,000, other than the Acquiror Warrants or Working Capital Loans.

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(h) Redomicile. The Redomicile shall have been completed as provided in Section 7.12 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(i) Acquiror Closing Cash. Acquiror shall have Available Closing Cash in an amount that equals or exceeds $25,000,000.

(j) Financing Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, setting forth: (A) the aggregate number of Acquiror Public Shares that Redeeming Shareholders have duly elected to be subject to the Acquiror Share Redemption, (B) the number of Acquiror Public Shares that will be issued and outstanding after giving effect to the Acquiror Share Redemption and (C) its good faith estimate and calculation of the Available Closing Cash.

ARTICLE X
TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that any condition specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if any such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before October 14, 2023 (the “Termination Date”); provided, that if Acquiror seeks and obtains any additional Extension(s), Acquiror shall have the right by providing written notice thereof to the Company to extend the Termination Date for an additional period equal to the shortest of (x) the period ending on the last date for Acquiror to consummate its Business Combination pursuant to such Extension(s) and (y) such period as determined by Acquiror, or (iii) the consummation of the Merger is permanently enjoined, prohibited or made illegal by the terms of a final, non-appealable Governmental Order or other Law; provided, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror’s material breach of any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date, or the final, non-appealable Governmental Order or other Law, as applicable; provided, further, that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror is in breach of this Agreement on such date, which breach could give rise to a right of the Company to terminate this Agreement;

(c) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that any condition specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date or (iii) the consummation of the Merger is permanently enjoined, prohibited or made illegal by the terms of a final, non-appealable Governmental Order or other Law or (iv) there has been any Acquiror Change in Recommendation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s material breach of any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date, or the final,

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non-appealable Governmental Order or other Law, as applicable; provided, further, that the right to terminate this Agreement under Section 10.01(c)(ii) or shall not be available if the Company is in breach of this Agreement on such date, which breach could give rise to a right of Acquiror to terminate this Agreement;

(d) by written notice from the Company to Acquiror prior to obtaining the Acquiror Shareholder Approval if the Acquiror Board shall have (i) made an Acquiror Change in Recommendation or (ii) failed to include the Acquiror Board Recommendation in the Proxy Statement;

(e) by written notice from the Company to Acquiror if the Acquiror Shareholder Approval is not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the meeting in accordance with Section 8.02(e)); or

(f) by written notice from Acquiror to the Company if the Company Stockholder Approvals have not been obtained within ten (10) Business Days following the date that the Registration Statement is disseminated by the Company to the Company Stockholders pursuant to Section 8.02(f).

10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Fraud or Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.04, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, to the extent required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.01 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to Acquiror or Merger Sub, to:

10X Capital Venture Acquisition Corp. III
1 World Trade Center, 85th Floor
New York, New York 10007
Attn: Hans Thomas
E-mail: hans@10xcapital.com

with a copy (which shall not constitute notice) to:

Latham & Watkins (London) LLP
99 Bishopsgate
London, EC2M 3XF

United Kingdom

Attn: J. David Stewart

Ryan Maierson

E-mail: david.stewart@lw.com

ryan.maierson@lw.com

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(b) If to the Company to:

Addimmune Inc.

9713 W. Ave, 5th Floor

Rockville, MD 20850
Attn: Jeff Galvin
E-mail: jgalvin@americangene.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2525 E Camelback Rd

Suite #1000

Phoenix, AZ 85016
Attn: William F. Mulholland II
E-mail: William.Mulholland@us.dlapiper.com

for to such other address or addresses as the parties may from time to time designate in writing.

11.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors and Representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and Section 7.10 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.15.

11.05 Expenses. Except as otherwise provided herein (including Section 3.07, Section 7.15 and Section 8.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants. For the avoidance of doubt, if the Closing occurs, Acquiror shall pay or cause to be paid, the Outstanding Company Expenses and the Outstanding Acquiror Expenses in accordance with Section 3.07 upon consummation of the Merger and release of proceeds from the Trust Account, from the proceeds of the Trust Account and any Pre-Closing Financing.

11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided that, the Redomicile shall be effected in accordance with both the DGCL and the CACI (as applicable), without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and

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AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable Law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement (but not necessarily by the same natural persons who executed this Agreement) and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Redomicile to the extent required by the CACI. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY and unconditionally WAIVES to the fullest extent permitted by law ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise,

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that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement and the Transactions by, among other things, the mutual waivers in this SECTION 11.12.

11.13 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. For the avoidance of doubt, Company Stockholders and Acquiror Shareholders are not named parties. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.16 Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Merger Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and the Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror and Merger Sub Representations by Acquiror and the Merger Sub, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates)

Annex A-73

or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Acquiror and Merger Sub Representations by Acquiror and Merger Sub and the other representations expressly made by a Person in the Ancillary Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex A-74

IN WITNESS WHEREOF, Acquiror, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

10X CAPITAL VENTURE ACQUISITION Corp. III
By:	/s/ Hans Thomas
	Name :	Hans Thomas
	Title:	Chairman and Chief Executive Officer
10X AGT Merger Sub, LLC
By:	/s/ Hans Thomas
	Name:	Hans Thomas
	Title:	Secretary
AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
By:	/s/ Jeffrey Galvin
	Name:	Jeffrey Galvin
	Title:	Chief Executive Officer

Annex A-75

Exhibit A

Separation Agreement

[See attached].

Annex A-76

Execution Version

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.,

and

AGT HOLDINGS, INC.

Dated as of [________] [____], 2023

Annex A-77

Annex A-78

Schedules:

Schedule 1.1	Company Retained Liabilities
Schedule 1.2(i)	SpinCo Assets – General
Schedule 1.2(iii)	SpinCo Assets – Leases/Subleases
Schedule 1.2(iv)	SpinCo Assets – Contracts

Annex A-79

Schedule 1.2(v)	SpinCo Assets – Intellectual Property
Schedule 1.2(viii)	SpinCo Assets – IT Assets
Schedule 1.3(ii)	SpinCo Liabilities – General
Schedule 1.3(v)	SpinCo Liabilities – Actions
Schedule 1.4	Transferred Name
Schedule 1.5	Permitted Liens

Exhibits:

Exhibit A	Form of Employee Matters Agreement
Exhibit B	Reorganization Plan
Exhibit C	Form of License Agreement
Exhibit D	Investors’ Rights Agreement
Exhibit E	Amended and Restated Bylaws of SpinCo
Exhibit F	Amended and Restated Certificate of Incorporation of SpinCo
Exhibit G	Right of First Refusal and Co-Sale Agreement
Exhibit H	Voting Agreement
Exhibit I	Form of Tax Matters Agreement
Exhibit J	Form of Transition Services Agreement

Annex A-80

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [_________] [___], 2023 (the “Effective Date”), is entered into by and between American Gene Technologies International Inc., a Delaware corporation (the “Company”), and AGT Holdings, Inc., a Delaware corporation (which will, pursuant to the terms and conditions of this Agreement, assume the name of the Company following the Distribution Date, as more thoroughly described herein) (“SpinCo”). “Party” or “Parties” means the Company or SpinCo, individually or collectively, as the case may be. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.

RECITALS

WHEREAS, the Company currently conducts the Company Retained Business and the Transferred Businesses;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that it is appropriate, desirable and in the best interests of the Company and its stockholders to separate the Company into two separate companies, one for each of (i) the Company Retained Business, which shall be owned and conducted, directly or indirectly, by the Company and its Subsidiaries (other than SpinCo and its Subsidiaries), and (ii) the Transferred Businesses, which shall be owned and conducted, directly or indirectly, by SpinCo and its Subsidiaries (the “Separation”);

WHEREAS, to effect the Separation, the Company shall contribute, convey, transfer, assign and deliver to SpinCo, and SpinCo shall accept and assume from the Company, all of the right, title and interest of the Company in, to and under certain assets and liabilities relating to the Transferred Businesses, in each case on the terms and subject to the conditions of this Agreement (the “Contribution”);

WHEREAS, in order to effect the Separation, the Company Board has determined that it is appropriate, desirable and in the best interests of the Company and its stockholders for the Company to undertake the Internal Reorganization and, in connection therewith, effect the Contribution to SpinCo;

WHEREAS, the Company Board has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, following the Separation to make a distribution of the Transferred Businesses to the holders of shares of capital stock of the Company as of the Record Date, which will be effectuated through a distribution of all of the outstanding shares of SpinCo Common Stock and SpinCo Preferred Stock, having the same rights, preferences and privileges of the corresponding class of Company Stock (the “SpinCo Stock”), to stockholders of the Company on a one-for-one basis in accordance with their respective holdings of Company Common Stock and Company Preferred Stock (the “Company Stock”), as applicable (the “Distribution”), in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in connection with the Distribution, the Company will also cause SpinCo to issue warrants to purchase SpinCo Common Stock and SpinCo Preferred Stock to the holders of Company Warrants as of the Record Date, on a one-for-one basis as more thoroughly described in in Section 3.2(b) of this Agreement;

WHEREAS, immediately following the Distribution, the Company will hold none of the outstanding shares of SpinCo Stock;

WHEREAS, the Company Board and the Board of Directors of SpinCo (the “SpinCo Board”) have approved the Separation, the Contribution and the Distribution;

WHEREAS, the Parties desire to set forth the principal corporate transactions required to effect the Separation and the Distribution, and certain other agreements relating to the relationship of the Company and SpinCo and their respective Subsidiaries following the Distribution; and

WHEREAS, it is the intention of the Parties that the Contribution and Distribution, together with certain related transactions, will qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a plan of reorganization for purposes of Sections 355, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

Annex A-81

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1  General. As used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

“Adjustment Ratio” shall mean the adjustment ratio to the exercise price of the SpinCo Warrants adopted by the Company Board for purposes of making equitable adjustments to the exercise price of SpinCo Warrants.

“Affiliate” shall mean, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Distribution Time, solely for purposes of this Agreement, (i) no member of the SpinCo Group shall be deemed an Affiliate of any member of the Company Group, and (ii) no member of the Company Group shall be deemed an Affiliate of any member of the SpinCo Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Amended Financial Report” shall have the meaning set forth in Section 6.3(b).

“Ancillary Agreements” shall mean the License Agreement, Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the any and all Conveyancing and Assumption Instruments, and any other agreements to be entered into by and between any member of the Company Group, on one hand, and any member of the SpinCo Group, on the other hand, at, prior to or after the Distribution Time in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement.

“Assets” shall mean all rights (including Intellectual Property), title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein, in the Employee Matters Agreement or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Tax assets (including any Tax items, attributes or rights to receive any Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets.

“Asset Transferors” shall mean the entities transferring Assets to SpinCo or one of its Subsidiaries in order to consummate the transactions contemplated hereby.

“Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

“Business” shall mean the Company Retained Business or the Transferred Businesses, as applicable.

“Business Day” shall mean any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.

“Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

Annex A-82

“Cash Equivalents” shall mean (i) cash, and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Entity, minus the amount of any outbound checks, plus the amount of any deposits in transit. For the purposes of Section 2.10, “Cash Equivalents” shall not include any cash in transit at the Distribution Time.

“Chosen Courts” shall have the meaning set forth in Section 9.16(b).

“Code” shall have the meaning set forth in the Recitals.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning set forth in the Preamble.

“Company Board” shall have the meaning set forth in the Recitals.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Equity Awards” shall have the meaning set forth in the Employee Matters Agreement.

“Company Governing Documents” shall mean, collectively, those certain (i) Amended and Restated Certificate of Incorporation, dated December 3, 2021, (ii) Bylaws of the Company, adopted September 5, 2008, (iii) Amended and Restated Investors’ Rights Agreement, dated December 3, 2021, by and among the Investors (as defined therein) and the Company; (iv) Amended and Restated Voting Agreement, dated December 3, 2021, by and among the Voting Parties (as defined therein) and the Company; and (v) Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 3, 2021, by and the Investors, the Key Holders (as defined therein) and the Company.

“Company Group” shall mean (i) the Company, the Company Retained Business and each Person that is a direct or indirect Subsidiary of the Company as of immediately following the Distribution Time, and (ii) each Business Entity that becomes a Subsidiary of the Company after the Distribution Time.

“Company Indemnitees” shall mean each member of the Company Group and each of their respective Affiliates from and after the Distribution Time and each member of the Company Group’s and such Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the Company Group or their respective Affiliates) and each of the heirs, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the SpinCo Indemnitees.

“Company Preferred Stock” shall have the meaning ascribed to the term “Preferred Stock” in the Company’s Amended and Restated Certificate of Incorporation.

“Company Released Liabilities” shall have the meaning set forth in Section 5.1(a)(i).

“Company Retained Assets” shall mean:

(i) any and all Assets of the Company or any other member of the Company Group relating to the Company Retained Business;

(ii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by the Company or any other member of the Company Group, including for the avoidance of doubt all the Company Retained IP;

(iii) any and all Assets that are owned, leased or licensed, at or prior to the Distribution Time, by the Company and/or any of its Subsidiaries, that are not SpinCo Assets; and

(iv) any and all Assets that are acquired or otherwise become an Asset of the Company Group after the Distribution Time.

“Company Retained Business” shall mean the Company’s business involving researching, developing, manufacturing and commercializing pharmaceuticals and other products for the diagnosis, treatment, management or prevention of human immunodeficiency virus (commonly known as “HIV”).

Annex A-83

“Company Retained IP” shall mean all Intellectual Property owned or controlled by the Company Group other than SpinCo Intellectual Property.

“Company Retained Liabilities” shall mean:

(i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by the Company or any other member of the Company Group, and all agreements, obligations and other Liabilities of the Company or any member of the Company Group under this Agreement or any of the Ancillary Agreements;

(ii) any and all Liabilities of a member of the Company Group to the extent relating to, arising out of or resulting from any the Company Retained Assets;

(iii) the Liabilities listed on Schedule 1.1; and

(iv) any and all Liabilities of the Company and each of its Subsidiaries that are not SpinCo Liabilities.

Notwithstanding the foregoing, the Company Retained Liabilities shall not include any Liabilities for Taxes that are governed by the Tax Matters Agreement or the Employee Matters Agreement.

“Company Stock” shall have the meaning set forth in the Recitals.

“Company Warrants” shall mean warrants to purchase Company Common Stock and Company Preferred Stock.

“Confidential Information” shall mean all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to SpinCo, the Transferred Businesses, any SpinCo Assets or any SpinCo Liabilities or with respect to the Company, the Company Retained Business, any the Company Retained Assets or any the Company Retained Liabilities, including any such Information that was acquired by any Party after the Distribution Time pursuant to Article VI or otherwise in accordance with this Agreement, or that was provided to a Party by a Third Party in confidence, including (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s products, compounds, technologies or biological, chemical or other materials or that of a Party’s partners (including specifications and documentation; engineering, design, and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; preclinical and clinical data; quality assurance policies, procedures and specifications; evaluation and validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to discovery, research, engineering, development and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, partners, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and Trade Secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Distribution Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information, or (iii) independently developed by the receiving Party after the Distribution Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall include any information of a Party intended or marked as confidential, proprietary and/or privileged.

“Consents” shall mean any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Third Party to a Contract and any Governmental Entity.

Annex A-84

“Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Contribution” shall have the meaning set forth in the Recitals.

“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, including the related local asset transfer agreements and local stock transfer agreements, and other documents entered into prior to the Distribution Time and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the applicable Parties thereto agree, including but not limited to assignment agreements relating to the assignment of any Patents.

“Covered Matter” shall have the meaning set forth in Section 8.1(i).

“Dispute Notice” shall have the meaning set forth in Section 7.1.

“Disputes” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date on which the Company distributes all of the issued and outstanding shares of SpinCo Stock to holders of the Company Stock in the Distribution, and “Distribution Time” shall mean the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., New York time on the Distribution Date.

“Employee Matters Agreement” shall mean that certain Employee Matters Agreement, attached hereto as Exhibit A, to be entered into between the Company and SpinCo or any members of their respective Groups in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or safety or the environment, including Laws relating to the exposure to, or Release, threatened Release or the presence of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Environmental Liabilities” shall mean Liabilities relating to Environmental Law or the Release or threatened Release of or exposure to Hazardous Substances, including, without limitation, the following: (i) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits; (ii) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (iii) the presence of Hazardous Substances or the introduction of Hazardous Substances to the environment at, in, on, under or migrating from any of the building, facility, structure or real property, including Liabilities relating to, resulting from or arising out of the investigation, remediation, or monitoring of such Hazardous Substances; (iv) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Substances (including asbestos-containing materials), at, in, on, under or migrating to or from any building, facility, structure or real property; (v) the transport, disposal, recycling, reclamation, treatment or storage, Release or threatened Release of Hazardous Substances at Off-Site Locations; and (vi) any agreement, decree, judgment, or order relating to the foregoing. The term “Environmental Liabilities” does not include Liabilities arising in connection with claims for injuries to persons or property from products sold by or services provided by the SpinCo Group, the Company Group or their predecessors.

“Environmental Permit” shall mean any permit, license, approval or other authorization under any applicable Law or of any Governmental Entity relating to Environmental Laws or Hazardous Substances.

“Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

Annex A-85

“Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

“Governmental Filing” shall have the meaning set forth in Section 5.5(c).

“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Group” shall mean (i) with respect to the Company, the Company Group, and (ii) with respect to SpinCo, the SpinCo Group.

“Hazardous Substance” shall mean (i) any substances defined, listed, classified or regulated as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “wastes,” “radioactive materials,” “petroleum,” “oils” or designations of similar import under any Environmental Law, or (ii) any other chemical, material or substance that is regulated or for which liability can be imposed under any Environmental Law.

“Indebtedness” shall mean, with respect to any Person, (i) the principal amount, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, and all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any Security Interest on any assets of such Person, (iv) all liabilities under any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements, (v) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (vi) all interest bearing indebtedness for the deferred purchase price of property or services, (vii), all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii)  without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii), excluding in each case any obligations related to Taxes.

“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.7(a).

“Information” shall mean information, content and data (including Personal Information) in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects), technical information relating to the design, operation, testing, test results, development, and manufacture of any Party’s or its Group’s, or any of their partners’, products, compounds, technologies or biological, chemical or other materials or facilities (including specifications and documentation; engineering, design and manufacturing drawings, diagrams, layouts, maps and illustrations; formulations and material specifications; laboratory studies and benchmark tests; preclinical and clinical data; quality assurance policies, procedures and specifications; evaluation and validation studies; process control and/or shop-floor control strategy, logic or algorithms; assembly code, Software, firmware, programming data, databases, and all information referred to in the same); costs, margins and pricing; as well as product marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to discovery, research, engineering, development and manufacturing; communications, correspondence, materials,

Annex A-86

product literature, artwork, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including partner and supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

“Insurance Proceeds” shall mean those monies: (i) received by an insured Person from any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective; or (ii) paid on behalf of an insured Person by any insurer, insurance underwriter, mutual protection and indemnity club or other risk collective, on behalf of the insured, in either such case net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include net amounts received by the captive insurer from a Third Party in respect of any captive reinsurance arrangement.

“Intellectual Property” shall mean any and all intellectual property rights, whether registered or unregistered, as they exist anywhere in the world, including any and all states, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (i) United States, foreign, and international patents and patent applications (including any provisionals, non-provisionals, renewals, extensions, divisions, continuations, continuations-in-part, reissues, invention disclosures, reexaminations and interferences thereof, substitutions and foreign counterparts relating to any such patents and patent applications, and industrial property rights); (ii) trademarks, service marks, trade dress, trade and brand names and logos and social media designations, together with all goodwill associated therewith and symbolized thereby and any registrations and applications for registration therefor; (iii) works of authorship (whether copyrightable or not), including exclusive exploitation rights, copyrights, mask works and designs and related moral rights, and any registrations and applications for registration therefor, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation; (iv) internet domain names, URLs, or other names and locators associated with the internet; (v) trade secrets, know-how, inventions, processes, procedures, recipes, specifications, improvements, formulae, manufacturing and other procedures, operating procedures, methods, techniques and all research and development information, and other confidential and proprietary information rights and all documentation related to the foregoing; (vi) databases and data collections (including knowledge databases, customer lists and customer databases); (vii) Software; and (viii) all past, present and future rights to sue or recover and retain damages and costs and attorneys’ fees, claims and causes of action arising out of or related to infringement, dilution, misappropriation, or other violation of any of the foregoing.

“Intellectual Property Documentation” shall mean: (i) all correct and complete physical and electronic copies of all prosecution and maintenance files and dockets, registration certificates, litigation files and related opinions of counsel and correspondence for all issued, registered and applied-for items of SpinCo Intellectual Property; (ii) all litigation files to the extent relating to any Actions brought for the infringement, dilution, misappropriation or other violation of any of the SpinCo Intellectual Property; (iii) all books, records, files, ledgers or similar documentation used to track, organize or maintain any of the SpinCo Intellectual Property; and (iv) copies of all acquisition agreements relating to the acquisition of any of the SpinCo Intellectual Property.

“Internal Reorganization” shall mean the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyancing and Assumption Instruments, resulting in (i) the SpinCo Group owning and operating the Transferred Businesses, and (ii) the Company Group continuing to own and operate the Company Retained Business, as described in the internal reorganization plan attached hereto as Exhibit B (the “Reorganization Plan”), as may be amended prior to the Distribution Date only by written consent of the Company and SpinCo.

“IT Assets” shall mean all information technology, Software, computers, computer systems, communication systems, telecommunications equipment, databases, internet protocol addresses, data rights and documentation, reference, resource and training materials relating to any of the foregoing, and all Contracts (including Contract rights) relating to any of the foregoing (including Software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, Domain Name registration agreements, website hosting agreements, Software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

“Joint Claim” shall mean any claim or series of related claims under any insurance policy that results or could reasonably be expected to result in the payment of Insurance Proceeds to or for the benefit of both one or more members of the Company Group and one or more members of the SpinCo Group.

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“Law” shall mean any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

“Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein, in the Employee Matters Agreement or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.

“Liable Party” shall have the meaning set forth in Section 2.8(b).

“License Agreement” means that certain license agreement, in substantially the form attached hereto as Exhibit C, pursuant to which SpinCo will grant a license under certain Patents to Company for the Company Retained Business.

“Litigation Hold” shall have the meaning set forth in Section 6.1.

“Negotiation Period” shall have the meaning set forth in Section 7.1.

“Off-Site Location” shall mean any Third Party location that is not now nor has ever been owned, leased or operated by the Company Group or the SpinCo Group or any of their respective predecessors. “Off-Site Location” does not include any property that is adjacent to or neighboring any property formerly, currently or in the future owned, leased or operated by the Company Group, the SpinCo Group, or their respective predecessors that has been impacted by any Release of a Hazardous Substance from such properties.

“Other Party” shall have the meaning set forth in Section 2.8(a).

“Party” and “Parties” shall have the meanings set forth in the Preamble.

“Permitted Liens” means (i) statutory or common law Security Interests of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Security Interests (A) that arise in the ordinary course of business, (B) relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP on the Financial Statements, (ii) Security Interests arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Security Interests for Taxes (A) not yet delinquent or (B) which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) non-monetary Security Interests, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses or occupancy of such real property, or which do not materially detract from the value of the underlying asset, (v) non-exclusive licenses of Intellectual Property, (vi) Security Interests that secure obligations that are reflected as liabilities on the balance sheet included in the Financial Statements (which such Security Interests are referenced or the existence of which such Security Interests is referred to in the notes to the balance sheet included in the Financial Statements), (vii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any real property leased by the Company, or which do not materially detract from the value of the underlying asset, (viii) Security Interests arising under or relating to a convertible note financing of the Company and/or SpinCo, and (ix) Security Interests described on Schedule 1.5.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

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“Personal Information” shall mean any data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household (including any information related to the health of a person) and any information derived from any of the foregoing, in addition to any definition for “personal information” or any similar term provided by applicable Law or by the applicable Party’s privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information” or “PII”).

“Policies” or “Policy” shall mean insurance policies and insurance contracts of any kind, including primary, excess and umbrella, comprehensive general liability, fiduciary, directors and officers, automobile, products, workers’ compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance arrangements, and interests in insurance pools and programs held in the name of the Company or any of its Affiliates, together with the rights, benefits and privileges thereunder.

“Prime Rate” shall mean the rate last quoted as of the time of determination by The Wall Street Journal as the “Prime Rate” in the United States or, if the Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate as of such time, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Company) or any similar release by the Federal Reserve Board (as determined by the Company).

“Privacy Laws” shall mean any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the Processing of any Personal Information.

“Privacy Requirements” shall mean all applicable Privacy Laws and all applicable policies, notices, and contractual obligations relating to the Processing of any Personal Information.

“Privilege” shall have the meaning set forth in Section 6.7(a).

“Privileged Information” shall have the meaning set forth in Section 6.7(a).

“Processing” shall mean any operation or set of operations which is performed on any Personal Information or on any sets of any Personal Information, whether or not by automated means, such as, without limitation: receipt; collection; compilation; use; disposal; destruction; disclosure or transfer (including cross-border); recording; organization; structuring; safeguarding; storage; security (technical, physical and/or administrative); sharing; adaptation or alteration; retrieval; consultation; disclosure by transmission, dissemination or otherwise making available; alignment or combination; restriction; erasure; and/or destruction.

“Record Date” shall mean 5:00 p.m. New York time on the date to be determined by the Company Board as the record date for determining stockholders of the Company entitled to receive shares of SpinCo Stock in the Distribution.

“Reimbursable Transaction-related Expenses” shall have the meaning set forth in Section 9.5.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Securities Act” shall mean the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

“Separation” shall have the meaning set forth in the Recitals.

“Software” shall mean all: (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise;

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(iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, icons, web content and links; and (iv) documentation relating to any of the foregoing, including user manuals and other training documentation.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Asset Transferee” shall mean any Business Entity that is or will be a member of the SpinCo Group or a Subsidiary of SpinCo to which SpinCo Assets shall be or have been transferred at or prior to the Distribution Time, or which is contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Distribution Time, by an Asset Transferor in order to consummate the transactions contemplated hereby.

“SpinCo Assets” shall mean, without duplication:

(i) the Assets set forth on Schedule 1.2(i) (which for the avoidance of doubt is not a comprehensive listing of all SpinCo Assets and is not intended to limit other clauses of this definition of SpinCo Assets);

(ii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to or retained by any member of the SpinCo Group (including, for the avoidance of doubt, the Transferred Name);

(iii) all rights, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.2(iii) and other leases solely related to the Transferred Businesses, including, to the extent provided for in such leases or subleases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances;

(iv) all Contracts set forth on Schedule 1.2(iv) and all other Contracts solely related to the Transferred Businesses or the SpinCo Intellectual Property and any rights or claims arising under any of the foregoing (the “SpinCo Contracts”);

(v) all Intellectual Property solely used, solely practiced, solely held for the use or practice, or otherwise solely related to the Transferred Businesses, including the Intellectual Property applications, registrations and issuances set forth on Schedule 1.2(v) (the “SpinCo Intellectual Property”), and all Intellectual Property Documentation relating to any of the foregoing;

(vi) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Entity and are held by a member of the SpinCo Group, or to the extent transferable, relate solely to or, are used solely in the Transferred Businesses (other than to the extent that any member of the Company Group benefits from such licenses, permits, registrations, approvals and authorizations in connection with the Company Retained Business);

(vii) all Information solely related to, or solely used in, the Transferred Businesses;

(viii) excluding any SpinCo Intellectual Property (which is addressed in Subsection (v) above), all IT Assets listed on Schedule 1.2(viii) and other IT Assets solely used or solely held for use in the Transferred Businesses;

(ix) all goodwill solely related to the Transferred Businesses;

(x) all office equipment and furnishings located at the physical site of which the ownership or a leasehold or sub leasehold interest is being transferred to or retained by a member of the SpinCo Group, and which as of the Distribution Time is not subject to a lease or sublease back to a member of the Company Group (excluding any office equipment and furnishings owned by persons other than the Company and its Subsidiaries);

(xi) subject to Article VIII, any rights of any member of the SpinCo Group under any insurance policies held solely by one or more members of the SpinCo Group and which provide coverage solely to one or more members of the SpinCo Group (excluding any insurance policies issued by any captive insurance company of the Company Group); and

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(xii) all other Assets (other than Assets that are of the type that would be listed in clauses (v), (vii), (viii), (ix), (x) and (xi)) that are held by the SpinCo Group or the Company Group immediately prior to the Distribution Time and that are solely used and solely held for use in the Transferred Businesses as conducted immediately prior to the Distribution Time (the intention of this clause (xii) is only to rectify an inadvertent omission of transfer or assignment of any Asset that, had the Parties given specific consideration to such Asset as of the date of this Agreement, would have otherwise been classified as an SpinCo Asset based on the principles of this Subsection (xii)); provided that no Asset shall be an SpinCo Asset solely as a result of this clause (xii) unless a written claim with respect thereto is made by SpinCo on or prior to the date that is twenty-four (24) months after the Distribution Time.

Notwithstanding anything to the contrary herein, the SpinCo Assets shall not include (i) any Assets that are expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Company Group (including all the Company Retained Assets), or (ii) any Assets governed by the Tax Matters Agreement or Employee Matters Agreement.

“SpinCo Board” shall have the meaning set forth in the Recitals.

“SpinCo Common Stock” shall have the meaning set forth in the SpinCo Restated Charter.

“SpinCo Investment Documents” shall mean, collectively, the (i) SpinCo Investors’ Rights Agreement, (ii) SpinCo ROFR Agreement, and (iii) SpinCo Voting Agreement.

“SpinCo Investors’ Rights Agreement” shall mean that certain Investors’ Rights Agreement, in the form attached hereto as Exhibit D.

“SpinCo Governing Documents” shall have the meaning set forth in Section 3.1(f).

“SpinCo Group” shall mean SpinCo and each Person that is a direct or indirect Subsidiary of SpinCo as of the Distribution Time (but after giving effect to the Internal Reorganization), and each Person that becomes a Subsidiary of SpinCo after the Distribution Time; provided, however, that for the avoidance of doubt, no member of the Company Group shall be treated as a member of the SpinCo Group.

“SpinCo Indemnitees” shall mean each member of the SpinCo Group and each of their respective Affiliates from and after the Distribution Time and each member of the SpinCo Group’s and such respective Affiliates’ respective current, former and future directors, officers, employees and agents (solely in their respective capacities as current, former and future directors, officers, employees or agents of any member of the SpinCo Group or their respective Affiliates) and each of the heirs, administrators, executors, successors and assigns of any of the foregoing, except, for the avoidance of doubt, the Company Indemnitees.

“SpinCo Liabilities” shall mean:

(i) any and all Liabilities to the extent relating to, arising out of or resulting from (a) the operation or conduct of the Transferred Businesses, as conducted at any time prior to, at or after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the SpinCo Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); (b) the operation or conduct of any business conducted by any member of the SpinCo Group at any time after the Distribution Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the SpinCo Group and any and all Liability relating to, arising out of or resulting from any unclaimed property); or (c) any SpinCo Asset, whether arising before, at or after the Distribution Time (including any Liability relating to, arising out of or resulting from SpinCo Contracts, and any real property and leasehold interests):

(ii) the Liabilities set forth on Schedule 1.3(ii) and any and all other Liabilities that are expressly provided by this Agreement or any of the Ancillary Agreements as Liabilities to be assumed by SpinCo or any other member of the SpinCo Group, and all agreements, obligations and Liabilities of SpinCo or any other member of the SpinCo Group under this Agreement or any of the Ancillary Agreements;

(iii) any and all Liabilities to the extent relating to, arising out of, or resulting from, whether prior to, at or after the Distribution Time, any infringement, misappropriation or other violation of any Intellectual Property of any other Person related to the conduct of the Transferred Businesses;

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(iv) any and all Environmental Liabilities arising out of or resulting from the Transferred Businesses;

(v) for the avoidance of doubt, and without limiting any other matters that may constitute SpinCo Liabilities, any Liabilities resulting from any Action to the extent relating to, arising out of or resulting from the Transferred Businesses, including all Actions listed on Schedule 1.3(v);

(vi) all Liabilities relating to, arising out of or resulting from any Indebtedness of any member of the SpinCo Group or any Indebtedness secured solely by any of the SpinCo Assets; and

(vii) any and all other Liabilities that are held by the SpinCo Group or the Company Group immediately prior to the Distribution Time that were inadvertently omitted or assigned that, had the parties given specific consideration to such Liability as of the date of this Agreement, would have otherwise been classified as an SpinCo Liability based on the principles set forth in this definition; provided, that no Liability shall be an SpinCo Liability solely as a result of this clause (ix) unless a claim with respect thereto is made by the Company on or prior to the date that is twenty-four (24) months after the Distribution Time.

Notwithstanding the foregoing, the SpinCo Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Company Group, (B) expressly discharged pursuant to Section 2.3 of this Agreement, (C) the Company Retained Liabilities, or (D) for Taxes that are governed by the Tax Matters Agreement or Employee Matters Agreement.

“SpinCo Organizational Documents” shall mean, collectively, (i) the SpinCo Restated Charter, and (ii) the SpinCo Restated Bylaws.

“SpinCo Preferred Stock” shall have the meaning set forth in the SpinCo Restated Charter.

“SpinCo Restated Bylaws” shall mean the Amended and Restated Bylaws of SpinCo in the form attached hereto as Exhibit E.

“SpinCo Restated Charter” shall mean the Amended and Restated Certificate of Incorporation of SpinCo in the form attached hereto as Exhibit F.

“SpinCo ROFR Agreement” shall mean that certain Right of First Refusal and Co-Sale Agreement, in the form attached hereto as Exhibit G.

“SpinCo Released Liabilities” shall have the meaning set forth in Section 5.1(a)(ii).

“SpinCo Stock” shall have the meaning set forth in the Recitals.

“SpinCo Voting Agreement” shall mean the Voting Agreement in the form attached hereto as Exhibit I.

“SpinCo Warrants” shall mean warrants to purchase shares of SpinCo Stock.

“Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Contest” shall have the meaning as set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean that certain Tax Matters Agreement, in the form attached hereto as Exhibit I, to be entered into by and between the Company and SpinCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as such agreement may be modified or amended from time to time in accordance with its terms.

“Tax Returns” shall have the meaning set forth in the Tax Matters Agreement.

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“Taxing Authority” shall have the meaning set forth in the Tax Matters Agreement.

“Third Party” shall mean any Person other than the Parties or their respective Subsidiaries.

“Third Party Agreements” shall mean any agreements, arrangements, commitments or understandings between or among a Party (or any member of its Group) and any other Persons (other than either Party or any member of its respective Groups) (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute SpinCo Assets or SpinCo Liabilities, or the Company Retained Assets or the Company Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).

“Third Party Claim” shall have the meaning set forth in Section 5.4(b).

“Third Party Proceeds” shall have the meaning set forth in Section 5.7(a).

“Transaction-related Expenses” shall have the meaning set forth in Section 9.5.

“Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.

“Transferred Businesses” shall mean any businesses other than the Company Retained Business.

“Transferred Name” means the name “American Gene Technologies International Inc.” and any other names and markets set forth on Schedule 1.4, and any Trademarks containing or comprising of any such names or marks, and any Trademarks derivative thereof or confusingly similar thereto, or any telephone numbers or other alphanumeric addresses or mnemonics containing any of the foregoing names or marks.

“Transition Services Agreement” shall mean the Transition Services Agreement, in the form attached hereto as Exhibit J hereto or as otherwise agreed by the Company and SpinCo, entered into or to be entered into by and between the Company and SpinCo on or prior to the Distribution Date for a term not to exceed twenty-four (24) months.

Section 1.2  References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Company” shall also be deemed to refer to the applicable member of the Company Group, references to “SpinCo” shall also be deemed to refer to the applicable member of the SpinCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by the Company or SpinCo shall be deemed to require the Company or SpinCo, as the case may be, to cause the applicable members of the Company Group or the SpinCo Group, respectively, to take, or refrain from taking, any such action. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

Article II
THE SEPARATION

Section 2.1  General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, including the completion of the Internal Reorganization, a portion of which may have already been implemented prior to the Effective Date.

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Section 2.2  Pre-Distribution.

(a) Internal Reorganization. Prior to the Distribution Time, except for Transfers contemplated by the Internal Reorganization or this Agreement or the Ancillary Agreements to occur after the Distribution Time, the Parties shall complete the Internal Reorganization, including by taking the actions referred to in Sections 2.2(b) and 2.2(c) below.

(b) Transfer of Assets. At or prior to the Distribution Time (it being understood that some of such Transfers may occur following the Distribution Time in accordance with Section 2.2(a) and Section 2.5), pursuant to the Conveyancing and Assumption Instruments and in connection with the Contribution:

(i) the Company shall, and shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to SpinCo and/or the respective SpinCo Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the SpinCo Assets, and the applicable SpinCo Asset Transferees shall accept from the Company and the applicable members of the Company Group all of the Company’s and the other members of the Company Group’s respective direct or indirect rights, title and interest in and to the applicable Assets.

(ii) Any costs and expenses incurred after the Distribution Time to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.5) shall be paid by the Parties as set forth in Section 9.5. Other than costs and expenses incurred in accordance with the foregoing sentence, nothing in this Section 2.2(b) shall require any member of any Group to incur any material obligation or grant any material concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.2(b).

(c) Assumption of Liabilities. Except as pursuant to this Agreement or as otherwise specifically set forth in any Ancillary Agreement, in connection with the Internal Reorganization and the Contribution or, if applicable, from and after, the Distribution Time, pursuant to this Agreement or the applicable Conveyancing and Assumption Instruments, (i) SpinCo shall, or shall cause a member of the SpinCo Group to accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the SpinCo Liabilities, and (ii) the Company shall, or shall cause a member of the Company Group to, Assume all of the Company Retained Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, at or subsequent to the Distribution Time, (C) whether accruals for such Liabilities have been transferred to SpinCo or included on a combined balance sheet of the Transferred Businesses or whether any such accruals are sufficient to cover such Liabilities, (D) where or against whom such Liabilities are asserted or determined, (E) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Company Group or the SpinCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates, (F) which entity is named in any Action associated with any Liability, or (G) any benefits, or lack thereof, that have been or may be obtained by the Company Group or the SpinCo Group in respect of such Liabilities.

(d) Consents. The Parties shall use their commercially reasonable efforts to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any Third Party to such Contract; provided that Section 2.5, to the extent applicable, shall apply thereto. The foregoing shall not preclude SpinCo or any member of the SpinCo Group from disputing in good faith with any Third Party (other than the Company or any member of the Company Group) the validity of any SpinCo Liabilities or raising any available defenses in connection therewith.

(e) It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or Assumptions referenced in Section 2.2(c) have occurred prior to the Effective Date and, as a result, no additional Transfers or Assumptions by any member of the Company Group or the SpinCo Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the Company Group or the SpinCo Group, as applicable, is liable for any the Company Retained Liability or SpinCo Liability, respectively, by operation of law immediately following any Transfer in

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accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Company Group or the SpinCo Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(c) and, accordingly, no other member of such Group shall Assume any such Liability in connection with Section 2.2(c).

Section 2.3  [Reserved]

Section 2.4  Limitation of Liability; Intercompany Contracts. No Party nor any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and the other Party existing at or prior to the Distribution Time (other than pursuant to this Agreement, and any Ancillary Agreement, any Third Party Agreements, or pursuant to any other Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Distribution Time (other than as set forth in this Agreement, any Ancillary Agreement, any Third Party Agreements, or pursuant to any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby).

Section 2.5  Transfers Not Effected at or Prior to the Distribution Time; Transfers Deemed Effective as of the Distribution Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated at or prior to the Distribution Time, the Parties shall use commercially reasonable efforts (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby) to effect such Transfers or Assumptions as promptly following the Distribution Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities contemplated to be Transferred and Assumed pursuant to this Article II to the fullest extent permitted by applicable Law. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Distribution Time, (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto), and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Distribution Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.7 and Section 2.8, to the extent applicable. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Distribution Time to the relevant member or members of the Company Group or the SpinCo Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Distribution Time, subject to Section 2.2(c) and Section 2.8(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.5(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of

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the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent legally possible and without the imposition of any undue cost on any Party, be deemed to have become effective as of the Distribution Time.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.5(a) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.

(d) After the Distribution Time, each Party (or any member of its Group) may receive mail, packages, electronic mail or other electronic communications and any other written communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Distribution Time, each Party is hereby authorized to receive and, if reasonably necessary to identify the proper recipient in accordance with this Section 2.5(d), open all mail, packages, electronic mail or other electronic communication and any other written communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages, electronic mail or other electronic communication or any other written communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 9.6; it being understood that if a Party receives a telephone call that relates to the business of the other Party, then the receiving Party shall inform the person making such telephone call to contact the other Party. The provisions of this Section 2.5(d) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e) With respect to Assets and Liabilities described in Section 2.5(a), each of the Company and SpinCo shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Distribution Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Distribution Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or good faith resolution of a Tax Contest).

Section 2.6  Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the Effective Date by the appropriate entities to the extent not executed prior to the Effective Date, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its Assumed Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located; provided, that the allocation of Assets and Liabilities provided for in any Conveyancing and Assumption Instruments shall be consistent with the terms of this Agreement, unless otherwise approved in writing by the Parties. The Transfer of capital stock shall, to the extent necessary to evidence a valid Transfer, be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

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Section 2.7  Further Assurances; Ancillary Agreements; Organizational Documents.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.5, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Distribution Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Distribution Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party (except as provided in Sections 2.2(b)(ii) and 2.5(c)) from and after the Distribution Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party (except as provided in Sections 2.2(b)(ii) and 2.5(c)), take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

(c) Without limiting the foregoing, in the event that any Party (or member of such Party’s Group) receives or retains any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred such Asset or Liability to the other Party so entitled thereto (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense. Prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.5.

(d) At or prior to the Distribution Time, each of the Company and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

(e) On or prior to the Distribution Time, the Company and SpinCo in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, if applicable, shall each ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of the Company or Subsidiary of SpinCo, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(f) On or prior to the Distribution Time, SpinCo shall cause to be implemented and effective the SpinCo Organizational Documents, which shall (i) increase the total number of shares of SpinCo Common Stock from [____] to [_________], and (ii) create the classes of SpinCo Preferred Stock and authorize the number of shares of each class of SpinCo Preferred Stock necessary to effect the Distribution, as more thoroughly described in the SpinCo Restated Charter.

Section 2.8  Novation of Liabilities; Indemnification.

(a) Each Party, at the request of any member of the other Party’s Group (such other Party, the “Other Party”), shall use commercially reasonable efforts (taking into account any applicable restrictions or considerations, in each case relating to the contemplated Tax treatment of the transactions contemplated hereby) to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts and Liabilities, but solely to the extent that the Parties are jointly or each severally liable with regard to any such Contracts or Liabilities and such Contracts or Liabilities have been, in whole, but not in part, allocated to the first Party, or, if permitted by

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applicable Law, to obtain in writing the unconditional release of the applicable Other Party so that, in any such case, the members of the applicable Group shall be solely responsible for such Contracts or Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party). In addition, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the Other Party at its own cost will use commercially reasonable efforts to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the Other Party (or any member of such requesting Party’s Group) has been allocated pursuant to this Article II, and the Other Party will cooperate and assist in any required communication with any plaintiff or other related Third Party.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment referenced in Section 2.8(a), the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Distribution Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.5) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group), (iii) file Actions in the name of the Other Party (or the applicable member of such Other Party’s Group) in connection with such Contract or license, and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party (or the applicable member of such Other Party’s Group); provided that (y) such actions shall be taken in the name of the Other Party (or the applicable member of such Other Party’s Group) only to the extent reasonably necessary or advisable in connection with the foregoing, and (z) to the extent that there shall be a conflict between the provisions of this Section 2.8(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify the Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities; it being understood that any exercise of rights under this Agreement by such Other Party shall not be deemed to be willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.8.

Section 2.9  Disclaimer of Representations and Warranties.

(a) EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE COMPANY GROUP), AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY

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OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS (OTHER THAN THE PERMITTED LIENS) OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 2.9 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE HEREIN, OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of the Company (on behalf of itself and each member of the Company Group) and SpinCo (on behalf of itself and each member of the SpinCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.9(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both the Company or any member of the Company Group, on the one hand, and SpinCo or any member of the SpinCo Group, on the other hand, are jointly or severally liable for any the Company Retained Liability or any SpinCo Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties (except as otherwise provided in any such agreements), allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) SpinCo hereby waives compliance by the Company and each and every member of the Company Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to SpinCo or any member of the SpinCo Group.

Section 2.10  Cash Management.

(a) Except as provided in this Section 2.10, all cash and Cash Equivalents held by any member of the SpinCo Group as of the Distribution Time shall be a SpinCo Asset and all cash and Cash Equivalents held by any member of the Company Group as of the Distribution Time shall be a Company Retained Asset. To the extent that following the Distribution Time any Cash Equivalents are required to be transferred from any member of the Company Group to any member of the SpinCo Group or from any member of the SpinCo Group to any member of the Company Group to make effective the Internal Reorganization or the Contribution pursuant to this Agreement and the Ancillary Agreements (including if required by Law or regulation to effect the foregoing), the Party receiving such Cash Equivalents shall promptly transfer an amount in cash equal to such transferred Cash Equivalents back to the transferring Party so as not to override the allocations of Assets, Liabilities and expenses related to the Internal Reorganization and the Contribution contemplated by this Agreement and the Ancillary Agreements.

(b) Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, and except as otherwise provided in Section 9.5 (relating to Reimbursable Transaction-related Expenses) or the Tax Matters Agreement (relating to Taxes), (i) the Company shall have all rights to and shall retain all

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payments received or accrued by it, any member of the Company Group or any member of the SpinCo Group at any time up to and until the Distribution Time relating to current accounts receivable of any member of the SpinCo Group (such current accounts receivable being included in the Company Retained Assets), and (ii) the Company shall pay all costs and expenses relating to current accounts payable and current accrued liabilities of any member of the SpinCo Group that are outstanding or accrued at any time up to and until the Distribution Time (such current accounts payable and current accrued liabilities being included in the Company Retained Liabilities).

Section 2.11  Consideration. In exchange for the Contribution, SpinCo agrees, on or prior to the Distribution Date, to issue to the Company a number of newly issued, fully paid and nonassessable shares of SpinCo Stock as is necessary to effect the Distribution and such that immediately following the Distribution the Company will hold none of the outstanding shares of SpinCo Stock.

Article III
COMPLETION OF THE DISTRIBUTION

Section 3.1  Actions Prior to the Distribution. Prior to the Distribution Time, subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Authorized Number of Shares. Prior to the Distribution Time, the Parties shall take all necessary action required to file the SpinCo Restated Charter with the Secretary of State of the State of Delaware so that SpinCo Stock then authorized shall be equal to the number of shares of SpinCo Stock necessary to effect the Distribution.

(b) Officers and Directors. At or prior to the Distribution Time, the Parties shall take all necessary action so that, as of the Distribution Time, the executive officers and directors of SpinCo will be as set forth in Schedule 3.1(b), each of whom shall serve in such capacity in accordance with the SpinCo Governing Documents following the Distribution Time.

(c) Satisfying Conditions to the Distribution. Each of the Company and SpinCo shall cooperate to cause the conditions to the Distribution set forth in Section 3.3 to be satisfied and to effect the Distribution at the Distribution Time.

(d) Resignations and Removals. On or prior to the Distribution Date, the Company shall deliver to SpinCo the resignation, effective as of the Distribution Time, of each Person who is a director or officer of the Company (other than those Persons identified as the directors and officers, respectively, of the Company after the Distribution Time).

(e) Contribution. Prior to the Distribution Date, the Contribution shall have been made.

(f) SpinCo Governing Documents. The SpinCo Restated Charter, SpinCo Restated Bylaws, and SpinCo Investment Documents (collectively, the “SpinCo Governing Documents”) shall be in full force and effect. The SpinCo Governing Documents shall be in substantially the same form as the Company Governing Documents.

Section 3.2  Effecting the Distribution.

(a) Delivery of SpinCo Stock. Upon consummation of the Distribution, the Company shall deliver the SpinCo Stock to the holders of Company Stock as of the Record Date through the Carta online platform and shall take all such other actions (including delivering any other instruments of transfer required by applicable law) as may be necessary to effect the Distribution. Immediately after the Distribution Time, the shares of SpinCo Stock shall not be transferable and the transfer agent for the SpinCo Stock shall not transfer any shares of SpinCo Stock. The Distribution shall be deemed to be effective at the Distribution Time upon written authorization from the Company Board to proceed with the Distribution.

(b) Delivery of SpinCo Warrants. Upon consummation of the Distribution, SpinCo shall deliver the SpinCo Warrants to the holders of Company Warrants as of the Record Date, and such SpinCo Warrants shall have the same terms and conditions as were applicable to the corresponding Company Warrants immediately prior to the Distribution Time, except that each SpinCo Warrant shall have a per share exercise price (rounded to the nearest whole cent) equal to the quotient determined by dividing (i) the per-share exercise price of the corresponding Company Warrant; by (ii) the Adjustment Ratio.

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Section 3.3  Conditions to the Distribution. The consummation of the Distribution shall be subject to the satisfaction or waiver by the Company in its sole and absolute discretion, of the following conditions:

(a) Completion of the Separation. The Separation shall have been completed substantially in accordance with the Reorganization Plan, other than any Transfers and Assumptions or other actions that may occur after the Distribution Time in accordance with the terms of this Agreement.

(b) Execution of Ancillary Agreements. Each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto.

(c) Company Board Approval. The Company Board shall have authorized and approved the Distribution and not withdrawn such authorization and approval.

(d) No Material Adverse Effect. No other events or developments shall have occurred that, in the sole discretion of the Company Board, would result in the Distribution having a material adverse effect on the Company or its stockholders, or not being in the best interest of the Company or its stockholders.

Section 3.4  Release of Security Interests. From and after the Distribution Time, except for Permitted Liens, the Company shall, at its sole cost and expense, use commercially reasonable efforts to cause any Security Interests on and SpinCo Asset that may serve as collateral or security from any Indebtedness of any member of the Company Group to be unconditionally released and discharged (any such unconditional release and discharge, a “Discharge”) prior to the Distribution Time. If any such Security Interest is not so Discharged prior to the Distribution Time, the Company shall continue, at its sole cost and expense, to use commercially reasonable efforts to cause such Security Interest to be Discharged as promptly as possible thereafter and in all events until such Security Interest is Discharged.

Section 3.5  Discretion and Authority of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, the Company may at any time and from time to time until the consummation of the Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or party of the Distribution.

Article IV
CERTAIN COVENANTS

Section 4.1  Cooperation. From and after the Distribution Time, and subject to the terms of and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its respective Group) in connection with the completion of the transactions contemplated herein and in each Ancillary Agreement, (ii) reasonably assist the other Party in the orderly and efficient transition in becoming a separate company to the extent set forth in the Transition Services Agreement or as otherwise set forth herein (including, but not limited to, complying with Articles V, VI and VIII), and (iii) reasonably assist the other Party to the extent such Party is providing or has provided services, as applicable, pursuant to the Transition Services Agreement in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity; in each case, except as otherwise set forth in this Agreement or may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable.

Section 4.2   Transferred Names.

(a) No later than ninety (90) days following the Distribution Date, the Company shall, and shall cause the members of the Company Group, to change their respective names and cause their certificates of incorporation and bylaws (or equivalent organizational documents), as applicable, to be amended to remove the Transferred Names.

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(b) Subject to Section 4.2(c), following the Distribution Date, unless otherwise directed by the SpinCo in writing, the Company shall, and shall cause the members of the Company Group to, as soon as reasonably practicable, but in no event later than six (6) months following the Distribution Date, cease to make any use of any the Transferred Names. In furtherance thereof, as soon as reasonably practicable but in no event later than six (6) months following the Distribution Date, the Company shall, and shall cause the members of the Company Group, to remove, strike over, or otherwise obliterate all the Transferred Names from all assets and other materials owned by or in the possession of any member of the Company Group, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, Software and other materials and systems.

(c) Notwithstanding anything to the contrary in this Section 4.2, no member of the Company Group shall (i) be obligated to cease using or displaying any of the Transferred Names on any (A) non-public-facing, non-customer facing and non-vendor facing documents or materials, or (B) executed copies of any Contract, in each case of (A) and (B), in existence, used or disseminated as of the Distribution Date which bear any of the Transferred Names, or (ii) be in breach of this Section 4.2 if, after the Distribution Date, it (x) uses any of the Transferred Names in a nominative manner in textual sentences referencing the historical relationship between the Company and the Company Group, on the one hand, and the SpinCo Group, on the other hand, which references are factually accurate and reasonably necessary to describe such historical relationship, (y) retains any copies of any books, records or other materials that, as of the Distribution Date, contain or display any of the Transferred Names and such copies are used solely for internal or archival purposes (and not public display), or (z) uses any of the Transferred Names to comply with applicable Laws or stock exchange regulations or for litigation, regulatory or corporate filings and documents filed by a member of the Company Group or any of its Affiliates with any Governmental Entity.

(d) SpinCo hereby grants to the Company Group a non-exclusive, royalty-free, non-transferable, license to use and display the Transferred Names for the periods set forth in this Section 4.2 as permitted by this Section 4.2 in connection with the transactions contemplated herein.

(e) Any and all use of the Transferred Names by the Company Group and the goodwill afforded thereby shall inure to the sole benefit of the SpinCo. Any use by the members of the Company Group of any of the Transferred Names as permitted in this Section 4.2 is subject to their use of the Transferred Names in a form and manner, and with standards of quality, of that in effect for the Transferred Names as of the Distribution Date. The Company and the other members of the Company Group shall not use the Transferred Names in a manner that reflects negatively on the Transferred Names or on SpinCo or any member of the SpinCo Group. Upon expiration or termination of the rights granted to the Company pursuant to this Section 4.2, the Company hereby assigns, and shall cause the other members of the Company Group to assign, to the Company their respective rights (if any) to any Trademarks forming a part of the Transferred Names. SpinCo shall have the right to terminate the foregoing license, effective immediately, if any member of the Company Group fails to comply with the foregoing terms and conditions in this Section 4.2 in any material respect or otherwise fails to comply with any reasonable written direction of the SpinCo in relation to any member of the Company Group’s use of the Transferred Names, and, in each case, such member of the Company Group has not cured such failure within thirty (30) days after such member of the Company Group’s receipt of written notice from SpinCo of such failure. The Company shall indemnify, defend and hold SpinCo and the members of the SpinCo Group from and against any and all Indemnifiable Losses arising from or relating to the use by any member of the Company Group of the Transferred Names pursuant to this Section 4.2.

(f) Each of the Parties acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.2 would be inadequate and agrees and consents that without intending to limit any additional remedies that may be available, SpinCo and the members of the SpinCo Group shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.2.

Section 4.3  No Restriction on Competition. It is the explicit intent of each of the Parties that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities which may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction

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or other limitation on (i) the ability of any party hereto to engage in any business or other activity which competes with the business of any other Party hereto or (ii) the ability of any party to engage in any specific line of business or engage in any business activity in any specific geographic area.

Section 4.4  Post-Distribution Time Conduct. The Parties acknowledge that, after the Distribution Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Distribution Time, except as may otherwise be provided herein or in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article V) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Article V
INDEMNIFICATION

Section 5.1  Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement, and (iii) for any matter for which any Party is entitled to indemnification pursuant to this Article V:

(i) the Company, for itself and each member of the Company Group, its Affiliates as of the Distribution Time and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Time were directors, officers, agents or employees of any member of the Company Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge SpinCo and the other members of the SpinCo Group, its Affiliates and all Persons who at any time prior to the Distribution Time were stockholders, directors, officers, agents or employees of any member of the SpinCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all the Company Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Internal Reorganization, the Separation, the Distribution, and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Company Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the SpinCo Groups in respect of any the Company Released Liabilities; provided, however, that nothing in this Section 5.1(a)(i) shall relieve any Person released in this Section 5.1(a)(i) who, after the Distribution Time, is a director, officer or employee of any member of the SpinCo Group and is no longer a director, officer or employee of any member of the Company Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the SpinCo Group after the Distribution Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit the Company, any member of the Company Group, or their respective Affiliates from commencing any Actions against any SpinCo officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of the Trade Secrets of the Company, or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(ii) SpinCo, for itself and each member of the SpinCo Group, its Affiliates as of the Distribution Time and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Time were directors, officers, agents or employees of any member of the SpinCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the Company and the other members of the Company Group, its Affiliates and all Persons who at any time prior to the Distribution Time were stockholders, directors, officers, agents or employees of any member of the Company Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all SpinCo Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Time, including in connection with the Internal Reorganization, the Separation, the Distribution, and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “SpinCo Released

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Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Company Group in respect of any SpinCo Released Liabilities; provided, however that for purposes of this Section 5.1(a)(ii), the members of the SpinCo Group shall also release and discharge any officers or other employees of any member of the Company Group, to the extent any such officers or employees served as a director or officer of any members of the SpinCo Group prior to the Distribution Time, from any and all Liability, obligation or responsibility for any and all past actions or failures to take action, in each case in their capacity as a director or officer of any such member of the SpinCo Group, prior to the Distribution Time, including actions or failures to take action that may be deemed to have been negligent or grossly negligent. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit SpinCo, any member of the SpinCo Group, or their respective Affiliates from commencing any Actions against any the Company officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to, (i) theft of Trade Secrets of SpinCo, or (ii) intentional criminal acts by any such officers, directors, agents or employees.

(b) Nothing contained in this Agreement, including Section 5.1(a) or Section 2.4, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group or any of its Affiliates, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Distribution Time. In addition, nothing contained in Section 5.1(a) shall release any person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement, including (A) with respect to the Company, any the Company Retained Liability, and (B) with respect to SpinCo, any SpinCo Liability;

(ii) any Liability provided for in or resulting from any other Contract or arrangement that is entered into after the Distribution Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(iii) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for Actions brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iv) any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided that the Parties agree not to bring any Action or permit any other member of their respective Group or any of their Affiliates to bring any Action against a Person released in Section 5.1(a) with respect to such Liability.

In addition, nothing contained in Section 5.1(a) shall release: (i) the Company from indemnifying any director, officer or employee of the SpinCo Group who was a director, officer or employee of the Company or any of its Affiliates prior to the Distribution Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is an SpinCo Liability, SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V; and (ii) SpinCo from indemnifying any director, officer or employee of the Company Group who was a director, officer or employee of SpinCo or any of its Affiliates prior to the Distribution Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Action is a Company Retained Liability, the Company shall indemnify SpinCo for such Liability (including SpinCo’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V.

(c) Each Party shall not, and shall not permit any member of its Group or any of their respective Affiliates to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group or their respective Affiliates, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

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(d) If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 5.1, the Party with which such Person is associated shall be responsible for the fees and expenses of counsel of the other Party, as the case may be (and/or the members of such Party’s Group or their Affiliates, as applicable) and such other Party, as the case may be, shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article V.

Section 5.2  Indemnification by the Company. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Time, the Company shall, and shall cause the other members of the Company Group to, indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Indemnifiable Losses of the SpinCo Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Company Retained Liabilities, including the failure of any member of the Company Group or any other Person to pay, perform or otherwise discharge any the Company Retained Liability in accordance with its respective terms, whether arising prior to, at or after the Distribution Time, (b) any Company Retained Asset or the Company Retained Business, whether arising prior to, at or after the Distribution Time, or (c) any breach by the Company of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.3  Indemnification by SpinCo. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Time, SpinCo shall and shall cause the other members of the SpinCo Group to indemnify, defend and hold harmless the Company Indemnitees from and against any and all Indemnifiable Losses of the Company Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the SpinCo Liabilities, including the failure of any member of the SpinCo Group or any other Person to pay, perform or otherwise discharge any SpinCo Liability in accordance with its respective terms, whether prior to, at or after the Distribution Time, (b) any SpinCo Asset or the Transferred Businesses, whether arising prior to, at or after the Distribution Time, or (c) any breach by SpinCo of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 5.4  Procedures for Indemnification.

(a) Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 5.4(b), each the Company Indemnitee and SpinCo Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article V or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 5.4(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VII.

(b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a member of the Company Group or the SpinCo Group or their respective Affiliates (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days, or (y) two (2) Business Days prior to the final date of the applicable response period under such Third

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Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. For all purposes of this Section 5.4(b), each Party shall be deemed to have notice of the matters set forth on Schedule 1.3(v).

(c) Other than in the case of Taxes addressed in the Tax Matters Agreement or Employee Matters Agreement, which shall be addressed as set forth therein or, the Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 5.5 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an Action by a Governmental Entity, (y) involves an allegation of a criminal violation, or (z) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee’s business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party. The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to this Section 5.4(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article V shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnitee unless such settlement (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party, and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(d) If an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 5.4, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If an Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (c) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e) Except as otherwise set forth in Section 6.6 and Section 7.3, or to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article V shall be resolved in accordance with Article VII.

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(f) Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification that differ from the provisions set forth in this Section 5.4, the terms of the Ancillary Agreement will govern.

(g) The provisions of this Article V shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 5.4 to give a notice with respect to any Third Party Claim that exists as of the Distribution Time. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the Actions) may be partly Liabilities of the Company and partly Liabilities of SpinCo. If the Parties cannot agree on the allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in Article VII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

Section 5.5  Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that implicates both the SpinCo Group and the Company Group in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, SpinCo and the Company agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 5.5(a) shall derogate from any Party’s rights to control the defense of any Action in accordance with Section 5.4.

(b) Notwithstanding anything to the contrary in this Agreement, with respect to any Action (i) by a Governmental Entity against SpinCo relating to matters involving anti-bribery, anti-corruption, anti-money laundering, export control and similar laws, where the facts and circumstances giving rise to the Action occurred prior to the Distribution Time, and (ii) where the resolution of such Action by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that adversely impacts the conduct of the Company Retained Businesses, the Company shall have (to the extent legally permissible), at the Company’s expense, the reasonable opportunity to consult, advise and comment on preparation regarding any such Action, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by SpinCo to any Third Party involved in such Action (including any Governmental Entity), to the extent that the Company’s participation does not affect the defense of any such Action or any privilege in an adverse manner; provided that to the extent that any such action requires the submission by SpinCo of any content relating to any current or former officer or director of the Company, such content will only be submitted in a form approved by the Company in its reasonable discretion.

(c) Notwithstanding anything to the contrary in this Agreement, with respect to any notices or reports to be submitted to, or reporting, disclosure, filing or other requirements to be made with, any Governmental Entity by SpinCo or its Subsidiaries (“Governmental Filing”) where the Governmental Filing requires disclosure of facts, information or data that relate, in whole or in part, to periods prior to the Distribution Time, the Company shall have (to the extent legally permissible) the reasonable opportunity to consult, advise and comment on the preparation and content of any such Governmental Filing in advance of its submission to a Governmental Entity, and SpinCo shall in good faith consider and take into account any comments so provided by the Company with respect to such Governmental Filing.

(d) Each of the Company and SpinCo agrees that at all times from and after the Distribution Time, if an Action is commenced by a Third Party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts at its own expense to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 5.6  Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

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Section 5.7  Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any recovery by any Indemnitee for any Indemnifiable Loss subject to indemnification pursuant to this Article V shall be calculated (i) net of Insurance Proceeds actually received by such Indemnitee with respect to any Indemnifiable Loss (which such proceeds shall be reduced by the present value, based on that Party’s then cost of short-term borrowing, of future premium increases known at such time), and (ii) net of any proceeds actually received by the Indemnitee from any unaffiliated third party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by the amount of any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) Any Indemnity Payment shall be increased as necessary so that after making all payments corresponding to Taxes imposed on or attributable to such Indemnity Payment, the Indemnitee receives an amount equal to the sum it would have received had no such Taxes been imposed.

(c) The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

Section 5.8  Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.8, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of SpinCo and each other member of the SpinCo Group, on the one hand, and the Company and each other member of the Company Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 5.9  Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder. The indemnity obligations contained in this Article V shall not survive the Distribution.

(b) The rights and obligations of any member of the Company Group, any member of the SpinCo Group, in each case, under this Article V shall survive (i) the sale or other Transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.
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Article VI
PRESERVATION OF RECORDS; ACCESS TO INFORMATION;
CONFIDENTIALITY; PRIVILEGE

Section 6.1  Preservation of Corporate Records. Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.2, each Party shall use its commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the applicable record retention policy of the Company or such other member of the Company Group, respectively, as in effect immediately prior to the Distribution Time, including, without limitation, pursuant to any “Litigation Hold” issued by the Company or any of its Subsidiaries prior to the Distribution Time, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Company Group or the SpinCo Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Company Group or the SpinCo Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Action arising after the Distribution Time, clause (iii) of this sentence applies only to the extent that whichever member of the Company Group or the SpinCo Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from the other that certain Information relating to the Transferred Businesses, the Company Retained Businesses or the transactions contemplated hereby be retained in connection with an Action, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.

Section 6.2  Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V shall govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Matters Agreement and Employee Matters Agreement shall govern) and subject to appropriate restrictions for Privileged Information or Confidential Information:

(a) After the Distribution Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, SpinCo for specific and identified Information:

(i) that (x) relates to SpinCo or the Transferred Businesses, as the case may be, prior to the Distribution Time, or (y) is necessary for SpinCo to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which the Company and/or SpinCo are parties, the Company shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SpinCo has a reasonable need for such originals) in the possession or control of the Company or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SpinCo; provided that, to the extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, at its own expense, return them to the Company within a reasonable time after the need to retain such originals has ceased; provided, further, that, such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the first anniversary of the date of this Agreement; provided further that, in the event that the Company, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 6.3) would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any Privilege, the Company shall not be obligated to provide such Information requested by SpinCo;

(ii) that (x) is required by SpinCo with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on SpinCo (including under applicable securities laws) by a Governmental Entity having jurisdiction over SpinCo, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, the Company shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if SpinCo has a reasonable need for such originals) in the possession or control of the Company or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of SpinCo; provided that, to the

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extent any originals are delivered to SpinCo pursuant to this Agreement or the Ancillary Agreements, SpinCo shall, at its own expense, return them to the Company within a reasonable time after the need to retain such originals has ceased; provided, further that, in the event that the Company, in its sole discretion, determines that any such access or the provision of any such Information (including information requested under Section 6.3) would violate any Law or Contract with a Third Party or waive any Privilege, the Company shall not be obligated to provide such Information requested by SpinCo; or

(b) After the Distribution Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, the Company for specific and identified Information:

(i) that (x) relates to matters prior to the Distribution Time, or (y) is necessary for the Company to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which the Company and/or SpinCo are parties, SpinCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Company has a reasonable need for such originals) in the possession or control of SpinCo or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the Company; provided that, to the extent any originals are delivered to the Company pursuant to this Agreement or the Ancillary Agreements, the Company shall, at its own expense, return them to SpinCo within a reasonable time after the need to retain such originals has ceased; provided, further that, in the event any such access or the provision of any such Information (including information requested under Section 6.3) would violate any Law or Contract with a Third Party or waive any Privilege, SpinCo shall not be obligated to provide such Information requested by the Company.

(ii) that (x) is required by the Company with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on the Company (including under applicable securities laws) by a Governmental Entity having jurisdiction over the Company, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Action or other similar requirements, as applicable, SpinCo shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if the Company has a reasonable need for such originals) in the possession or control of SpinCo or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the Company; provided that, to the extent any originals are delivered to the Company pursuant to this Agreement or the Ancillary Agreements, the Company shall, at its own expense, return them to SpinCo within a reasonable time after the need to retain such originals has ceased.

(c) Each of the Company and SpinCo shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VI of their obligation to hold such information confidential in accordance with the provisions of this Agreement.

Section 6.3  Auditors and Audits.

(a) Until the first SpinCo fiscal year end occurring after the Distribution Time and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs, each Party shall provide or provide access to the other Party on a timely basis, all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated by the Commission and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder.

(b) In the event a Party restates any of its financial statements that include such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation as of the end of and for the 2022 fiscal year and the five (5) year period ending December 31, 2022 (collectively, the “Financial Statements”), such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial

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statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

Section 6.4  Witness Services. At all times from and after the Distribution Time, each of the Company and SpinCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group), and (ii) there is no conflict in the Action between the requesting Party and the other Party. A Party providing a witness to the other Party under this Section 6.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be reasonably incurred and properly paid under applicable Law.

Section 6.5  Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.

Section 6.6  Confidentiality.

(a) Notwithstanding any termination of this Agreement, and except as otherwise provided in the Ancillary Agreements, each of the Company and SpinCo shall hold, and shall cause their respective Affiliates and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Affiliates; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements, or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure

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of Confidential Information is made by a Third Party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party while such Party and/or members of its Group were part of the Company Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Distribution Time, with respect to any confidential and proprietary Information of Third Parties to which it or any other member of its Group has had access.

(c) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to the Company’s confidential and proprietary information pursuant to policies in effect as of the Distribution Time, and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Distribution Time may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Transferred Businesses (in the case of the SpinCo Group) or the Company Retained Business (in the case of the Company Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement, and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided, further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.6(a).

(d) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 6.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 6.7, and (ii) Information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.

(f) For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, following the Distribution Time, the confidentiality obligations under this Agreement shall continue to apply to any and all Confidential Information concerning or belonging to each Party or its Affiliates that is shared or disclosed with the other Party or its Affiliates, whether or not such Confidential Information is shared pursuant to this Agreement, any Ancillary Agreement or otherwise.

Section 6.7  Privilege Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Time have been and will be rendered for the collective benefit of each of the members of the Company Group and the SpinCo Group, and that each of the members of the Company Group and the SpinCo Group should be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including, but not limited to, the attorney-client privilege, business strategy privilege,

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joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-Distribution services. For the avoidance of doubt, Privileged Information within the scope of this Section 6.7 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Distribution Time to each of the Company and SpinCo. The Parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of the Company or SpinCo, as the case may be, while other such post-Distribution services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both the Company and SpinCo. With respect to such post-Distribution services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes or other matters which involve both the Company and SpinCo shall be subject to a shared Privilege among the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii) Except as otherwise provided in Section 6.7(c)(i), Privileged Information relating to post-Distribution services provided solely to one of the Company or SpinCo shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information, or (y) otherwise to share Privileged Information in a manner that would waive any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 6.7(a) or (b):

(i) Subject to Section 6.7(c)(iii), neither Party may waive, allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the written consent of the other Party, which shall not be unreasonably withheld or delayed;

(ii) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, and shall endeavor to minimize any prejudice to the rights of the other Party. Neither party shall unreasonably withhold consent to any request for waiver by the other Party, and each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests; and

(iii) In the event of any litigation or dispute between the Parties, or any members of their respective Groups, either such Party may waive a Privilege in which the other Party or member of such Group has a shared Privilege, without obtaining the consent of the other Party; provided that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to Third Parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of the Company and SpinCo as set forth in Section 6.6 and this Section 6.7, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted pursuant to Section 5.5, Section 6.1, Section 6.2 and Section 6.3, the agreement to provide witnesses and individuals pursuant to Section 5.5 and Section 6.4, the furnishing of notices and documents and other cooperative efforts contemplated by Section 5.5, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.8  Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, or unless expressly agreed in a subsequent and separate agreement, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such Information, whether by implication, estoppel or otherwise.

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Section 6.9  Processing of Personal Information.

(a) Both Parties shall cooperate to ensure that their respective Processing of Personal Information hereunder does and will materially comply with all applicable Privacy Requirements and take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Privacy Requirements. Nothing in this Section 6.9 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Privacy Laws.

(b) To the extent required to do so by applicable Privacy Requirements as a result of or in connection with the transactions contemplated hereby, including the completion of the Internal Reorganization, the Parties agree to enter into such data processing agreements as required to comply with applicable Privacy Laws and shall act reasonably and in good faith in doing so.

(c) It is understood and agreed by the Parties that the transfer of Personal Information in connection with the Transfer of Assets will not violate any Privacy Requirements in any material respect.

Section 6.10  Other Agreements. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

Article VII
DISPUTE RESOLUTION

Section 7.1  Negotiation. Except as otherwise provided in any Ancillary Agreement, in the event of a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any Action based on contract, tort, statute or constitution (collectively, “Disputes”), where such Dispute is between the Parties or between the Company, the general counsels or chief legal officers of the parties to the Dispute (or such other individuals designated by the respective general counsels or chief legal officers) and/or the executive officers designated by the parties to the Dispute shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the parties to such Dispute in writing, exceed sixty (60) days (the “Negotiation Period”) from the time of receipt by a party to such Dispute of written notice of such Dispute (“Dispute Notice”) and settlement of such Dispute pursuant to this Section 7.1 shall be confidential, and no written or oral statements or offers made by the parties to the Dispute during such settlement negotiations shall be admissible for any purpose in any subsequent proceedings.

Section 7.2  Relief in Court. If the Dispute has not been resolved for any reason after the Negotiation Period, each party to such Dispute shall be entitled to seek relief in a court of competent jurisdiction pursuant to Section 9.16.

Section 7.3  Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such dispute resolution.

Article VIII
INSURANCE

Section 8.1  Insurance Matters. The provisions of this Section 8.1 shall apply only to the extent not otherwise provided for in the Employee Matters Agreement.

(a) The Parties intend by this Agreement that, to the extent permitted under the terms of any applicable insurance policy, SpinCo, each other member of the SpinCo Group and each of their respective directors, officers and employees will be successors in interest and/or additional insureds and will have and be fully entitled to continue to exercise all rights that any of them may have as of the Distribution Time (with respect to events occurring or claimed to have occurred before the Distribution Time) as a Subsidiary, Affiliate, division, director, officer or employee of the Company before the Distribution Time under any insurance policy, including any rights that SpinCo, any other member of the SpinCo Group or any of its or their respective directors, officers,

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or employees may have as an insured or additional named insured, Subsidiary, Affiliate, division, director, officer or employee to avail itself, himself or herself of any policy of insurance or any agreements related to the policies in effect before the Distribution Time, with respect to events occurring before the Distribution Time.

(b) After the Distribution Time, the Company (and each other member of the Company Group) and SpinCo (and each other member of the SpinCo Group) shall not, without the consent of SpinCo or the Company, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any insurance policy if such release, amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other Party with respect to insurance coverage otherwise afforded to such other Party for pre-Distribution claims; provided, however, that the foregoing shall not (i) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (ii) require any member of any Group to pay any premium or other amount or to incur any Liability, or (iii) require any member of any Group to renew, extend or continue any policy in force.

(c) The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

(d) No member of the Company Group or any the Company Indemnitee will have any Liabilities whatsoever as a result of the insurance policies as in effect at any time before the Distribution Time, including as a result of (i) the level or scope of any insurance, (ii) the creditworthiness of any insurance carrier, (iii) the terms and conditions of any policy, or (iv) the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim.

(e) Except to the extent otherwise provided in Section 8.1(b), in no event will the Company, any other member of the Company Group or any the Company Indemnitee have any Liability or obligation whatsoever to any member of the SpinCo Group if any insurance policy is terminated or otherwise ceases to be in effect for any reason, is unavailable or inadequate to cover any Liability of any member of the SpinCo Group for any reason whatsoever or is not renewed or extended beyond the current expiration date of any such insurance policy.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any members of the Company Group in respect of any insurance policy or any other contract or policy of insurance.

(g) Nothing in this Agreement will be deemed to restrict any member of the SpinCo Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period. After the Distribution Time, SpinCo will acquire its own insurance policies covering the SpinCo Group and each of their respective directors, officers and employees.

(h) To the extent that any insurance policy provides for the reinstatement of policy limits, and both the Company and SpinCo desire to reinstate such limits, the cost of reinstatement will be shared by the Company and SpinCo as the Parties may agree. If either Party, in its sole discretion, determines that such reinstatement would not be beneficial, that Party shall not contribute to the cost of reinstatement and will not make any claim thereunder nor otherwise seek to benefit from the reinstated policy limits.

(i) For purposes of this Agreement, “Covered Matter” shall mean any matter, whether arising before or after the Distribution Time, with respect to which any SpinCo Indemnitee may seek to exercise any right under any insurance policy pursuant to this Section 8.1. If SpinCo receives notice or otherwise learns of any Covered Matter, SpinCo shall promptly give the Company written notice thereof. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter and any Joint Claim, SpinCo shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to SpinCo. If the Company or another member of the Company Group fails to notify SpinCo within fifteen (15) days that it has submitted an insurance claim with respect to a Covered Matter or Joint Claim, SpinCo shall be permitted to submit (on behalf of the applicable SpinCo Indemnitee) such insurance claim.

(j) Each of SpinCo and the Company will share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion and provide the other Party with any assistance that is reasonably necessary or beneficial in connection with such Party’s insurance matters.

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Article IX
MISCELLANEOUS

Section 9.1  Entire Agreement; Construction.

(a) This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (i) this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control (except with respect to any Conveyancing and Assumption Instruments, in which case this Agreement shall control), and (ii) this Agreement and any agreement which is not an Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such agreement. For the avoidance of doubt, the Conveyancing and Assumption Instruments are intended to be ministerial in nature and only to effect the transactions contemplated by this Agreement with respect to the applicable local jurisdiction and shall not expand or modify the rights and obligations of the Parties or their respective Affiliates under this Agreement or any of the Ancillary Agreements that are not Conveyancing and Assumption Instruments.

(b) Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement), on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern, except as otherwise provided in the Tax Matters Agreement; (iii) all matters relating to employment matters between the Parties and their respective Subsidiaries shall be governed exclusively by the Employee Matters Agreement; and (iv) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement (other than the Employee Matters Agreement), on the one hand, and the Employee Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Employee Matters Agreement shall govern, except as otherwise provided in the Employee Matters Agreement.

Section 9.2  Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 9.3  Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 9.4  Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution Time and remain in full force and effect in accordance with their applicable terms.

Section 9.5  Expenses. Except as otherwise specified in this Agreement or the Ancillary Agreements, or as otherwise agreed in writing among the Company and SpinCo, the Company and SpinCo shall each be responsible for its own fees, costs and expenses paid or incurred in connection with this Agreement, any Ancillary Agreement and the consummation of the Internal Reorganization, the Contribution and the Distribution (the “Transaction-related Expenses”). SpinCo shall reimburse the Company for all documented, out-of-pocket Transaction-related Expenses of SpinCo that have been paid by the Company through and including the Distribution Date (the “Reimbursable Transaction-related Expenses”) by the Company’s deducting such amount from the cash portion of the Contribution to be made by it in connection with the Separation.

Section 9.6  Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by registered or certified mail (return receipt requested), or by email (provided confirmation of transmission is electronically generated and kept on file by the sending party and so long as the sender of such email does not receive an automatic reply from

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the recipient’s email server indicating that the recipient did not receive such email), to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.6):

To the Company:

American Gene Technologies International Inc.

9713 W. Ave, 5th Floor
Rockville, MD 20850
Attn: Jeff Galvin
E-mail: jgalvin@americangene.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
2525 E Camelback Rd
Suite #1000
Phoenix, AZ 85016Attn: William F. Mulholland II
E-mail: William.Mulholland@us.dlapiper.com

To SpinCo:

[INSERT]

With a copy (which shall not constitute notice) to:

[INSERT]

Section 9.7  Consents. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party, as the case may be, giving such consent and shall be effective only against such Party (and its Group), as the case may be.

Section 9.8  Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consents shall be void. Notwithstanding the foregoing, and subject to any restrictions on assignment pursuant to Article IV of the Tax Matters Agreement, this Agreement shall be assignable to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement; provided, however, that no assignment permitted by this Section 9.8 shall release the assigning Party, as the case may be, from liability for the full performance of its obligations under this Agreement.

Section 9.9  Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 9.10  Termination and Amendment. This Agreement may not be terminated, modified or amended except by an agreement in writing signed by each of the Company and SpinCo.

Section 9.11  Payment Terms.

(a) Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group or its Affiliates), on the one hand, to the other Party (and/or a member of such Party’s Group or its Affiliate), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

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(b) Except as set forth in Article V or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within forty-five (45) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party, as the case may be, receiving any payment under this Agreement specifying otherwise, all payments to be made by either Party under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than US Dollars, the amount of such payment shall be converted into US Dollars on the date in which notice of the claim is given to the Indemnifying Party.

Section 9.12  Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party, as the case may be, or by any entity that becomes a Subsidiary of such Party, as the case may be, at and after the Distribution Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party, as the case may be.

Section 9.13  Third Party Beneficiaries. Except (a) as provided in Article V relating to Indemnitees and for the release under Section 5.1 of any Person provided therein, and (b) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement. For the avoidance of doubt, no stockholder of the Company or SpinCo shall be third-party beneficiaries for any purpose prior to the Distribution, and no such stockholder (or Party on behalf of their respective stockholders) shall be entitled to bring any claim for damages prior to the Distribution based on a decrease in share value or lost premiums.

Section 9.14  Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.15  Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Company Group or the SpinCo Group or any of their respective Affiliates to any Third Party, nor, with respect to any Third Party, an admission against the interests of any member of the Company Group or the SpinCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 9.16  Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

(b) Each of the Parties agrees that any Action related to this agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action relating to this Agreement, including any Action brought for any remedy contemplated by Section 9.17; (ii) waives any objections which such Party, as the case may be, may now or hereafter have to the laying of venue of any such Action contemplated by this Section 9.16(b) and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt

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to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 9.16(b) in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 9.6 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such Party in the Action, and otherwise constitutes effective and binding service in every respect. Each of the Parties agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each Party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

(c) EACH OF THE COMPANY AND SPINCO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENT, INSTRUMENTS OR DOCUMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS, INSTRUMENTS OR DOCUMENTS. NEITHER THE COMPANY NOR SPINCO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR DOCUMENTS. NEITHER THE COMPANY NOR SPINCO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH OF THE COMPANY AND SPINCO CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, INSTRUMENT OR DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.16(c). NONE OF THE COMPANY OR SPINCO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OF THE OTHERS THAT THE PROVISIONS OF THIS SECTION 9.16(c) WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 9.17  Specific Performance. From and after the Distribution Time, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution Time, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 9.18  Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.19  Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party, as the case may be, drafting or causing any instrument to be drafted.

Section 9.20  No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 5.2; Section 5.3; and Section 5.4).

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Section 9.21  Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to among the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 9.11) by: (a) SpinCo to the Company shall be treated for all Tax purposes as a distribution by SpinCo to the Company with respect to the SpinCo Stock occurring on or immediately before the Distribution Time; or (b) the Company to SpinCo shall be treated for all Tax purposes as a tax-free contribution by the Company to SpinCo with respect to its stock occurring on or immediately before the Distribution Time; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 9.22  No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.23  No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between the Company and SpinCo and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned Subsidiary of the Company or SpinCo.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Company and SpinCo and have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC., a Delaware corporation
By:
Name:
Title:
AGT HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:

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EXHIBIT A

Form of Employee Matters Agreement

[Attached]

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EXHIBIT B

Reorganization Plan

[Attached]

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EXHIBIT C

Form of License Agreement

[Attached]

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EXHIBIT D

Investors’ Rights Agreement

[Attached]

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EXHIBIT E

Amended and Restated Bylaws (SpinCo)

[Attached]

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EXHIBIT F

Amended and Restated Certificate of Incorporation (SpinCo)

[Attached]

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EXHIBIT G

Right of First Refusal and Co-Sale Agreement

[Attached]

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EXHIBIT H

Voting Agreement

[Attached]

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EXHIBIT I

Form of Tax Matters Agreement

[Attached]

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EXHIBIT J

Form of Transition Services Agreement

[Attached]

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Exhibit B

Form of Company Support Agreement

[See attached].

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FORM OF COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is entered into as of [•], 2023, by and among 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X”), [•], a [•] (the “Stockholder”), and, solely with respect to Sections 1 – 3 hereof, American Gene Technologies International Inc., a Delaware corporation (the “Company”). Each of 10X, the Stockholder and the Company is sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, 10X, the Company, and 10X AGT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), a copy of which has been made available to the Stockholder, in accordance with the terms and subject to the conditions of which, among other things, the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned Subsidiary of 10X;

WHEREAS, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, by virtue of the Merger each share of Company Common Stock (including shares of Company Preferred Stock converted to Company Common Stock in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Acquiror Common Stock, as provided more particularly in the Merger Agreement;

WHEREAS, the Stockholder is the record and beneficial owner of the number and type of equity securities of the Company set forth on Schedule A hereto (together with any other equity securities of the Company of which the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Stock”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Merger Agreement and as a material inducement to 10X agreeing to enter into, and consummate the transactions contemplated by, the Merger Agreement, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that 10X and Merger Sub will not enter into, and agree to consummate the transactions contemplated by, the Merger Agreement without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Preferred Stock Conversion. Subject to the earlier termination of this Agreement in accordance with its terms, and upon solicitation by the Company, the Stockholder, to the extent it holds Company Preferred Stock, shall duly execute and deliver to the Company such votes or consents, under which it shall irrevocably and unconditionally consent to the Preferred Stock Conversion.

2. Distribution. Subject to the earlier termination of this Agreement in accordance with its terms, and upon solicitation by the Company, the Stockholder, including to the extent the Stockholder holds Company Preferred Stock, shall duly execute and deliver to the Company such votes or consents, under which it shall irrevocably and unconditionally consent to the Distribution and the other transactions contemplated by the Separation Agreement.

3. Company Stockholder Consent and Related Matters. Subject to the earlier termination of this Agreement in accordance with its terms, (a) as promptly as reasonably practicable (and in any event within five (5) Business Days) following the time at which the Registration Statement becomes effective under the Securities Act and the Company solicits the remaining Company Stockholder Approvals, the Stockholder shall duly execute and deliver to the Company such Company Stockholder Approvals under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 8.02(f) of the Merger Agreement, including the Merger and, to the extent required by Law, any other transactions contemplated by the Merger Agreement to occur at or

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immediately prior to the Closing, and (b) without limiting the generality of the foregoing, prior to the Closing, the Stockholder shall, at any meeting of the Company Stockholders (and at any adjournment or postponement thereof), however called, and in any actions by written consent of the Company Stockholders, vote (or cause to be voted) the Subject Company Stock against (i) any Acquisition Proposal or (ii) any other matter, action or proposal that would reasonably be expected to result in (A) a breach of any of the Company’s covenants, agreements or obligations under the Merger Agreement or (B) any of the conditions to the Closing set forth in Sections 9.01, 9.02 or 9.03 of the Merger Agreement not being satisfied; provided that in the case of either (a) or (b), the Merger Agreement shall not have been amended or modified without the Stockholder’s consent (1) to decrease the consideration payable under the Merger Agreement, or (2) to change the form of merger consideration in a manner adverse to the Stockholder.

4. Other Covenants and Agreements.

(a) The Stockholder shall be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, and (ii) Section 6.04 (No Claim Against the Trust Account), Section 6.06 (Non-Solicitation; Acquisition Proposals) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to the Company, in each case, mutatis mutandis, as if the Stockholder is directly party thereto. Notwithstanding anything in this Agreement to the contrary, (x) the Stockholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 4(a), (y) the Stockholder is not making any representations or warranties with respect to the actions of any of the Company Related Parties, and (z) any breach by the Company of its obligations under the Merger Agreement shall not be considered a breach of this Section 4(a) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it of this Section 4(a)).

(b) The Stockholder acknowledges and agrees that 10X and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement 10X and Merger Sub would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

5. Stockholder Representations and Warranties. The Stockholder represents and warrants to 10X as follows:

(a) The Stockholder, if an entity, is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Stockholder (i) if an entity, has the requisite corporate, limited liability company or other similar power and authority or (ii) if a natural person, has the requisite power and legal capacity to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby. If the Stockholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by 10X), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the

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ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Stockholder’s entry into this Agreement.

(d) None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Stockholder’s organizational and governing documents (if applicable), (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Stockholder or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Company Stock, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Stockholder is the record and beneficial owner of the Subject Company Stock and has valid, good and marketable title to the Subject Company Stock, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Organizational Documents). Except for the equity securities of the Company set forth on Schedule A hereto, together with any other equity securities of the Company that the Stockholder acquires record or beneficial ownership of after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 6.01 of the Merger Agreement, the Stockholder does not own, beneficially or of record, any equity securities of the Company. The Stockholder does not own any right to acquire any equity securities of the Company (except in its capacity as a stockholder). The Stockholder has the right to vote (and provide consent in respect of, as applicable) the Subject Company Stock and, except for this Agreement and the Merger Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Stock, in each case, that could reasonably be expected to (y impair the ability of the Stockholder to perform its obligations under this Agreement or (z) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement.

(f) There is no Action pending or, to the Stockholder’s knowledge, threatened against the Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, 10X and (ii) it has been furnished with or given access to such documents and information about 10X and its respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Agreements to which it is or will be a party, the Stockholder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party and no other representations or warranties of 10X or Merger Sub (including, for the avoidance of doubt, none of the representations or warranties of 10X set forth in the Merger Agreement or any other Ancillary Agreement), any of their respective Affiliates or any other Person, either express or implied, and the Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party, none of 10X, Merger Sub, any of their respective

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Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements to which it is or will be a party or the transactions contemplated hereby or thereby.

6. Transfer of Subject Securities. Except as expressly contemplated by the Merger Agreement or with the prior written consent of 10X (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Stock, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Stock, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). Notwithstanding the foregoing, the Stockholder may transfer its Subject Company Stock (w) for Transfers which the net proceeds will be used to pay income tax obligations owed by the Stockholder, as provided on a tax return or tax statement provided to 10X in form reasonably acceptable to 10X, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder, (x) to its Affiliates, (y) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization or pursuant to a qualified domestic relations order with prior written notice to (but without the consent of) 10X, or by virtue of laws of descent and distribution upon death of such individual, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder, or (z) to another Company Stockholder that is a party to an agreement with 10X and the Company in form and substance substantially similar to this Agreement.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the amendment or modification of the Merger Agreement without the Stockholder’s consent (i) to decrease the consideration payable under the Merger Agreement, or (ii) to change the form of merger consideration in a manner adverse to the Stockholder and (d) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) the termination of this Agreement pursuant to Section 7(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (y) Section 4(a)(i) (solely to the extent that it relates to Section 8.04 (Confidentiality; Publicity) of the Merger Agreement) and the representations and warranties set forth in Sections 5(g) and (h) shall each survive any termination of this Agreement and (z) Section 4(a)(ii) (solely to the extent that it relates to Section 6.04 (No Claim Against the Trust Account) of the Merger Agreement) shall survive the termination of this Agreement pursuant to Section 7(b).

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Stock, and not in the Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries and (b) nothing herein will be construed to limit, prevent or affect any action or inaction by the Stockholder or any representative of the Stockholder serving in its capacity as a member of the board of directors of the Company or any Subsidiary thereof or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary thereof.

7. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company, 10X or any Affiliate of 10X, and (b) none of the Company, 10X or any Affiliate of 10X shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith,

Annex A-136

as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to 10X, to:

10X Capital Venture Acquisition Corp. III
1 World Trade Center, 85th Floor
New York, NY 10007
	Attn:	Hans Thomas
	E-mail:	hans@10xcapital.com

with a copy to:

Latham & Watkins LLP
99 Bishopsgate
London EC2M 3XF
United Kingdom
	Attn:	J. David Stewart
Ryan Maierson
	E-mail:	j.david.stewart@lw.com
ryan.maeirson@lw.com

(b)	If to Stockholder, to:

[•]
[•]
	Attn:	[•]
	E-mail:	[•]

(c)	If to the Company, to:
American Gene Technologies International Inc.
Rockville, MD 20850
	Attn:	Jeff Galvin
	E-mail:	jgalvin@americangene.com

with a copy to:

DLA Piper LLP (US)
2525 E Camelback Rd
Suite #1000
	Attn:	Kevin E. Criddle
Jeffrey C. Selman
	E-mail:	Kevin.Criddle@us.dlapiper.com
jeffrey.selman@us.dlapiper.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Annex A-137

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture.

10. Miscellaneous. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Non-survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

Annex A-138

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Support Agreement as of the date first above written.

10X CAPITAL VENTURE ACQUISITION CORP. III
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex A-139

[STOCKHOLDER]
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex A-140

Solely with respect to Sections 1 – 3 hereof,
AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex A-141

SCHEDULE A

Stockholder	Title of Shares	Number of Shares
[•]	[•]	[•]

Annex A-142

Exhibit C

Form of Acquiror Support Agreement

[See attached].

Annex A-143

FORM OF ACQUIROR SUPPORT AGREEMENT

This ACQUIROR SUPPORT AGREEMENT (this “Agreement”), dated as of [•], 2023, is made by and among 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X” or “Acquiror”), American Gene Technologies International Inc., a Delaware corporation (“AGT”), 10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”), and the undersigned directors and officers of 10X (collectively with the Sponsor, the “Class B Holders”). 10X, AGT and the Class B Holders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, 10X, AGT and 10X AGT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holders are the record and beneficial owners of 10,000,000 issued and outstanding Class B ordinary shares, par value $0.0001 per share, of 10X (the “10X Class B Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, each Class B Holder will vote in favor of approval of the Proposals and agree to certain transfer restrictions with respect to such Class B Holder’s Acquiror Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Class B Holder hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of 10X, and in any action by written resolution of the shareholders of 10X, all of such Class B Holder’s 10X Class B Shares (together with any other equity securities of 10X that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject 10X Equity Securities”) (i) in favor of the Proposals and (ii) against, and withhold consent with respect to, any other matter, action or proposal that would reasonably be expected to result in (A) a breach of any of 10X’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or any Ancillary Agreement or (B) any of the conditions to the Closing set forth in Sections 9.01, 9.02 or 9.03 of the Merger Agreement not being satisfied, (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Class B Holder’s Subject 10X Equity Securities to be counted as present thereat for purposes of establishing a quorum, (c) not to redeem, elect to redeem or tender or submit any of its Subject 10X Equity Securities for redemption in connection with such shareholder approval, the Merger or any other transactions contemplated by the Merger Agreement, (d) not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes a Competing Proposal; (ii) furnish or disclose any non-public information about 10X to any Person in connection with a Competing Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Competing Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Class B Holder shall (y) notify AGT promptly upon receipt of any Competing Proposal by the Class B Holder, and describe the material terms and conditions of any such offer in reasonable detail (including the identity of the Persons making such Competing Proposal) and (z) keep AGT reasonably informed on a current basis of any modifications to such offer or information.

Prior to any valid termination of the Merger Agreement, each Class B Holder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein.

Annex A-144

2. Lock-Up.

a. For purposes of this Agreement:

(i) the term “First Tranche” means an amount of shares equal to one-half of the Lock-Up Shares;

(ii) the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is thirty six (36) months after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-Up Period;

(iii) the term “Lock-Up Shares” means an amount of shares equal to the aggregate number of shares of Acquiror Common Stock held by the Class B Holder(s) immediately following the Closing (excluding the (i) shares of Acquiror Common Stock underlying (a) the private placement units issued to the Sponsor in connection with its initial public offering or (b) any private placement units issued on conversion of Working Capital Loans and (ii) Acquiror Common Stock acquired after the date hereof in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares owned by the Class B Holders at Closing but which have been committed to be delivered following Closing to a third party shall not be considered “Lock-Up Shares”;

(iv) the term “Permitted Transferees” means any Person to whom a Class B Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2.c;

(v) the term “Prospectus” means the final prospectus of 10X, filed with the United States Securities and Exchange Commission (File No. 333-253868) on January 11, 2022;

(vi) the term “Second Tranche” means an amount of shares equal to the remaining one-half of the Lock-Up Shares; and

(vii) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

b. The Class B Holders hereby agree that each shall not, and shall cause any of its respective Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i) with respect to the First Tranche, the Transfer Restriction shall expire with respect to twenty-five percent (25%) of the First Tranche on the date that is thirty (30) calendar days after the Closing Date;

(ii) with respect to the First Tranche, the Transfer Restriction shall expire with respect to the remaining seventy-five percent (75%) on the date that is one hundred eighty (180) calendar days after the Closing Date, provided that, if at any point the closing price of the Acquiror Common Stock exceeds $12.00 for any fifteen (15) Trading Days within any consecutive thirty (30) Trading Day period, the Transfer Restriction shall expire with respect to an amount of Lock-Up Shares subject to this Section 2.b(ii) equal to the number of shares unlocked in Section 2.b(i) on a date that may be earlier than one hundred eighty (180) calendar days after the Closing Date;

(iii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $15.00 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period;

Annex A-145

(iv) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $17.50 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period;

(v) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $20.00 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period;

(vi) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event IV occurs;

(vii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event V occurs;

(viii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event VI occurs; and

(ix) on the date on which post-merger 10X completes a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all of its assets or other similar transaction that results in a majority of post-merger 10X’s stockholders having the right to exchange their shares for cash, securities or other property, or where the majority of post-merger Acquiror shareholders have the right to receive a dividend or distribution related to a sale or transfer of assets or other similar transactions, the Transfer Restriction will terminate with respect to all Lock-Up Shares. For the avoidance of doubt, no Transfer Restrictions shall apply to any of the Lock-Up Shares after the expiration of the Lock-Up Period.

c. Notwithstanding the provisions set forth in Section 2.b, a Class B Holder or its Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to 10X’s officers or directors, (ii) to any Affiliates of the Sponsor; (iii) in respect of subclauses (i) or (ii) above, in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of subclauses (i), (ii) or (iii) above, in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) by virtue of the laws of the Cayman Islands or the Sponsor limited liability company agreement upon dissolution of the Sponsor, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Sponsor and (vi) in the event that Acquiror completes a subsequent public offering of Acquiror Common Stock following Closing, the Class B Holders may Transfer in connection with such public offering an amount of Lock-Up Shares no greater than five percent (5%) of the size of such subsequent public offering, and the amount of Lock-Up Shares in the Second Tranche shall be reduced by the same amount (provided that the Class B Holders may allocate such reduction at their option between the Lock-Up Shares referenced in Section 2.b(iii) through Section 2.b(viii)).

d. The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of 10X by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

e. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and 10X shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, 10X may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

Annex A-146

f. During the applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUPPORT AGREEMENT, DATED AS OF [•], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

g. For the avoidance of any doubt, the Class B Holders shall retain all of their respective rights as a shareholder of 10X with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

3. Other Covenants.

a. Each Class B Holder hereby agrees to be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 7.11 (Exclusivity) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to 10X, as if such Class B Holder is directly party thereto.

b. Each Class B Holder acknowledges and agrees that AGT is entering into the Merger Agreement in reliance upon such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, AGT would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

4. Termination of 10X Class B Shares IPO Lock-Up Period. Each Class B Holder and 10X hereby agree that effective as of the consummation of the Closing (and not before), Section 3 of that certain Letter Agreement, dated January 11, 2022, by and among 10X, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“3. Reserved.”

Notwithstanding anything to the contrary in the Class B Holder Agreement, the restrictions set forth in Section 3 thereof shall be effective until the Closing.

The amendment and restatement set forth in this Section 4 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.

5. Representations and Warranties.

a. Sponsor represents and warrants to AGT as follows: (i) it is duly organized, validly existing and in good standing under the laws of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s, corporate, limited liability company or organizational powers and have been duly authorized by all necessary actions on the part of Sponsor; (ii) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject 10X Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; and (iii) there are no Actions pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

Annex A-147

b. The undersigned directors and officers of 10X each represent and warrant to AGT that he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder.

c. Each Class B Holder represents and warrants to AGT as follows: (i) this Agreement has been duly executed and delivered by such Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Class B Holder, enforceable against such Class B Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies), (ii) such Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Class B Holder’s obligations hereunder, and (iii) such Class B Holder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, the respective Subject 10X Equity Securities set forth on Exhibit A hereto opposite such Class B Holder’s name, and, except as disclosed in the Acquiror SEC Reports there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject 10X Equity Securities (other than transfer restrictions under the Securities Act)) or preemptive or other right or privilege for the purchase, acquisition or transfer from such Class B Holder affecting any such Subject 10X Equity Securities, other than Liens pursuant to (A) this Agreement, (B) the 10X organizational documents, (C) the Merger Agreement, (D) the Class B Holder Agreement, or (E) any applicable Securities Laws.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 4, 10 (solely to the extent related to Sections 2, 4 or 10) and 11 shall each survive the termination of this Agreement pursuant to Section 6(a), and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to the following Sections 7 or 9) shall survive any termination of this Agreement.

7. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of AGT or any Affiliate of 10X (other than the Class B Holders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of AGT or the Affiliates of 10X (other than the Class B Holders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject 10X Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in its capacity as a member of the board of directors (or other similar governing body) of 10X or any of its Affiliates or as an officer, employee or fiduciary of 10X or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of 10X or such Affiliate.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

Annex A-148

10. Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

11. Waiver of Anti-dilution Protection. The Sponsor and each Class B Holder hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections in connection with the transactions contemplated by the Merger Agreement.

[signature page follows]

Annex A-149

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

10X Capital SPAC Sponsor III LLC
By:
Name:
Title:
10X CAPITAL VENTURE ACQUISITION CORP. III
By:
Name:
Title:

[Signature Page to Acquiror Support Agreement]

Annex A-150

American Gene Technologies International Inc.
By:
Name:
Title:

[Signature Page to Acquiror Support Agreement]

Annex A-151

OTHER CLASS B HOLDERS:

Hans Thomas

David Weisburd

Oliver Wriedt

Guhan Kandasamy

Christopher Jurasek

Kash Sheikh

Woodrow H. Levin

[Signature Page to Acquiror Support Agreement]

Annex A-152

Exhibit A

Class B Holder	Subject 10X Equity Securities
10X Capital SPAC Sponsor III LLC	10,000,000
Hans Thomas	0
David Weisburd	0
Oliver Wriedt	0
Guhan Kandasamy	0
Christopher Jurasek	0
Kash Sheikh	0
Woodrow H. Levin	0

Annex A-153

Exhibit D

Form of Registration Rights Agreement

[See attached].

Annex A-154

FORM OF

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among Addimmune Inc. (f/k/a 10X Capital Venture Acquisition Corp. III), a Delaware corporation (the “Company”), 10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”), Cantor Fitzgerald & Co. (“Cantor”) and each of the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor, Cantor, the Supporting Stockholders (as defined below) together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, 10X Capital Venture Acquisition Corp. III (“10X”) and the Sponsor previously entered into that certain Securities Subscription Agreement, dated as of February 18, 2021, pursuant to which the Sponsor purchased an aggregate of 11,672,500 shares (the “Founder Shares”) of 10X’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), 10,000,000 of which are held by the Sponsor as of the date hereof;

WHEREAS, the Founder Shares were convertible into Class A ordinary shares of 10X, par value $0.0001 per share (the “Class A Ordinary Shares”), on the terms and conditions provided in 10X’s second amended and restated memorandum and articles of association;

WHEREAS, on January 11, 2022, 10X and the Sponsor entered into that certain Private Placement Units Purchase Agreement, pursuant to which the Sponsor agreed to purchase 822,500 private placement units (or 881,225 units in the aggregate if the over-allotment option in connection with 10X’s initial public offering (the “IPO”) was exercised in full) (the “Sponsor Private Placement Units”) in a private placement transaction occurring simultaneously with the closing of the IPO;

WHEREAS, on January 11, 2022, 10X and Cantor entered into that certain Private Placement Units Purchase Agreement, pursuant to which Cantor agreed to purchase 272,000 private placement units (the “Underwriter Private Placement Units” and, collectively with the Sponsor Private Placement Units, the “Private Placement Units”), each Private Placement Unit consisting of one Class A Ordinary Share (each share underlying a Private Placement Unit, a “Private Placement Share”) and one-half of one redeemable warrant (the “Private Placement Warrants”) in a private placement transaction occurring simultaneously with the closing of the IPO;

WHEREAS, on January 11, 2022, 10X, the Sponsor, Cantor and the other holders party thereto (each such party, together with the Sponsor and Cantor, the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which 10X granted the Sponsor, Cantor and the Existing Holders certain registration rights with respect to certain securities of 10X held by the Existing Holders;

[WHEREAS, in order to finance 10X’s transaction costs in connection with its search for and consummation of an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of 10X’s officers and directors could loan to 10X funds as 10X required, of which up to $1,500,000 of such loans are convertible into private placement-equivalent units (“Working Capital Units”), at a price of $10.00 per unit at the option of the lender;]1

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 9, 2023 (the “Merger Agreement”), by and among 10X, 10X AGT Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of 10X (“Merger Sub”), and American Gene Technologies International Inc., a Delaware corporation (“AGT”), AGT became a wholly owned subsidiary of 10X (the “Merger”);

WHEREAS, certain stockholders of AGT entered into support agreements, whereby each such stockholder is bound to vote in favor of the Merger (the “Supporting Stockholders”);

WHEREAS, prior to the Merger, 10X domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication”), and in connection with the Domestication and the Merger, changed its name to Addimmune Inc. As part of the Domestication and the Merger, (i) each Class B Ordinary Share and each Class A

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1        NTD: To be removed if no Working Capital Units are issued at Closing.

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Ordinary Share converted, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of 10X (after the Domestication) (“Common Stock”), and (ii) by virtue of the Domestication and the Merger and without any action on the part of any holder, each outstanding warrant of 10X (including the warrants issued in the IPO and the Private Placement Warrants) became exercisable for one share of Common Stock in lieu of one Class A Ordinary Share (the “Warrants”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of 10X and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question (which majority interest must include Cantor if such amendment or modification affects in any way the rights of Cantor thereunder); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined in this Section  1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“AGT” shall have the meaning given in the Recitals hereto.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Class A Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Class B Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.4.

“Domestication” shall have the meaning given in the Recitals hereto.

“EDGAR” shall have the meaning set forth in subsection 3.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

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“Existing Holder” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall have the meaning given in the Recitals hereto shall be deemed to include the Common Stock issuable upon conversion thereof.

“Holders” shall have the meaning given in the Preamble.

“IPO” shall have the meaning given in the Recitals hereto.

“Lock-Up Period” shall mean the lock-up period specified with respect to a party in the Company Lock-Up Agreement, dated [•], 2023 or the Acquiror Support Agreement, dated August 9, 2023.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean a Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period pursuant to the Company Lock-up Agreement or Acquiror Support Agreement, as applicable.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares (including any Class A Ordinary Shares, shares of Common Stock or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for Class A Ordinary Shares or shares of Common Stock), (b) the Private Placement Shares (including any Class A Ordinary Shares or shares of Common Stock issued or issuable upon conversion or exchange of the Private Placement Shares), (c) the Private Placement Warrants (including any Class A Ordinary Shares or shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), [(d) the Working Capital Units (including any securities underlying such Working Capital Units upon their split and any securities issued or issuable upon the exchange or conversion of the securities contained in the Working Capital Units)], (e) all shares of Common Stock issued to the equityholders of AGT in the Merger, including the Supporting Stockholders, (f) any outstanding Class A Ordinary Shares, Class B Ordinary Shares, shares of Common Stock, Warrants, or any other equity security (including the Class A Ordinary Shares, Class B Ordinary Shares and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a

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Holder as of the date of this Agreement, but only to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and (g) any other equity security of the Company issued or issuable with respect to any such Class A Ordinary Shares, Class B Ordinary Shares or shares of Common Stock by way of a stock dividend, stock split, share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Holder, when all such securities held by such Holder could be sold without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) without restriction on volume or manner of sale.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, excluding Selling Expenses, but including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses, not to exceed $75,000, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown (the “Selling Holder Counsel”).

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in subsection 2.1.5.

“Rule 415” shall mean Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with Rule 415.

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.4.

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“Shelf Threshold” shall have the meaning given in subsection 2.1.4.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.2.

“Supporting Stockholders” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“Warrants” shall have the meaning given in the Recitals hereto.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.6.

“Working Capital Units” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registrations.

2.1.1 Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Merger Agreement, use its commercially reasonable efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company as may be required by registration rights granted in favor of other stockholders or in the Company’s sole discretion) from time to time as permitted by Rule 415 (a “Shelf Registration Statement”) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Shelf Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be filed on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Shelf Registration Statement. A Shelf Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in a Shelf Registration Statement (and in any prospectus or prospectus supplement forming a part of such Shelf Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Shelf Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall use its commercially reasonable efforts to cause a Shelf Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. The Company’s obligations under this subsection 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Registration Statement. If the Shelf Registration Statement required by subsection 2.1.1 ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf Registration Statement to again become effective under the Securities Act

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(including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 (a “Form S-3 Shelf”) or any similar short-form registration statement that may be available at such time to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Conversion to Form S-3. The Company shall use its commercially reasonable efforts to convert a Form S-1 Shelf into a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligations under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, and following any applicable Lock-up Period, any Holder (being in such case, a “Demanding Holder”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (an “Underwritten Shelf Takedown”), provided, that such Holder(s) reasonably expect aggregate gross proceeds in excess of $50 million from such Underwritten Shelf Takedown (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall have the right to select the Underwriter or Underwriters for any Underwritten Shelf Takedown, which shall consist of one or more reputable nationally recognized investment banks. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company and shall take all such other commercially reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.1.4, subject to Section  3.3 and ARTICLE IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect an Underwritten Shelf Takedown if the Board determines in its reasonable good faith judgment that such Underwritten Shelf Takedown would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act. The Holders, in the aggregate, may not demand more than two (2) Underwritten Shelf Takedowns in any twelve (12) month period.

2.1.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of shares of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity

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securities, if any, as to which Registration has been requested pursuant to separate written contractual arrangements with Persons other than the Piggyback Registration Rights Holders hereunder, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, (i) first, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4 and the Holder shall reimburse the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to subsection 2.4.3, if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to subsection 2.1.4), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that related to a transaction subject to Rule 145 promulgated under the Securities Act or any successor rule thereto), (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), including a Block Trade, (vi) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, or (vii) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five (5) business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after the sending of such written notice (such Registration a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, the “Piggyback Registration Rights Holders”); provided, further, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of the Common Stock in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing

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Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of subsection 2.2.2. Subject to subsection 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Registration Rights Holders pursuant to this subsection 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Piggyback Registration Rights Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with Section 2.4. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Piggyback Registration Rights Holder has elected to include Registrable Securities in such Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been

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reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c) if the Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to subsection 2.1.4 hereof, then the Company shall include in any such Underwritten Shelf Takedown securities in the priority set forth in subsection 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of a Piggyback Registration pursuant to a Shelf Registration, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Joinder of Piggyback Registration Rights Holders. If so indicated on its signature page hereto, a Holder that is not a Demanding Holder may be designated solely as a Piggyback Registration Rights Holder hereunder, in which case such Piggyback Registration Rights Holder agrees that it shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Piggyback Registration Rights Holder” under this Section 2.2, with all attendant rights, benefits, duties, restrictions and obligations thereunder, and shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Holder” for purposes of ARTICLE III, ARTICLE IV and ARTICLE V hereto, with all attendant rights, benefits, duties, restrictions and obligations thereunder. For the avoidance of doubt, any Piggyback Registration Rights Holder designated solely as such shall not be a “Holder” for any other purpose hereunder.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), if requested by the managing Underwriter(s), each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock who is selling securities in the Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement and other than to Permitted Transferees prior to the expiration of the Lock-up Period), without the prior written consent of the Company, during the sixty (60)-day period (or such shorter time agreed to by the managing Underwriter(s)) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriter(s) otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding any other provision of ARTICLE II, but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder or Holders wishes to engage in a Block Trade with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) if such Demanding Holder or Holders wish to engage in a Block Trade of all remaining Registrable Securities held by the Demanding Holder or Holders, $25 million, such Demanding Holder(s) shall provide written notice to the Company at least ten (10) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The Demanding Holder(s) shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

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2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this subsection 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by one or more Demanding Holders pursuant to subsection 2.4.1.

2.4.4 A majority-in-interest of the Demanding Holders in a Block Trade shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than one (1) Block Trade pursuant to this Section  2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section  2.4 shall be counted as a demand for an Underwritten Shelf Takedown pursuant to subsection 2.1.4.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold in accordance with the intended plan of distribution of such Registrable Securities or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission and publicly available pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate

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the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.9 in the event of an Underwritten Offering, a Block trade, or a sale by a broker, placement agent, or sales agent pursuant to such Registration Statement, in each of the foregoing cases solely to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority in interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.10 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter(s) may reasonably request;

3.1.11 on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent;

3.1.12 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and as agreed to by the Company, with the managing Underwriter of such offering;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which requirement will be deemed satisfied if the Company timely files Forms 10-Q and 10-K, as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.14 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

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3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to subsection 2.1.4 if the registration request is subsequently withdrawn at the request of the Demanding Holders (in which case the Demanding Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless if, at the time of such withdrawal, the Demanding Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the Demanding Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Demanding Holders shall not be required to pay any of such expenses. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses, other than as set forth in the definition of “Registration Expenses,” and all reasonable fees and expenses of Selling Holder Counsel.

3.3 Requirements for Inclusion as a Selling Stockholder. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III, the Company shall use commercially reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III. Further, no Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with applicable law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of a majority of the Board, would be seriously detrimental to the Company and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any publicly-available written guidance of the Commission, or any comments, requirements, or requests of the Commission Staff related to accounting, disclosure, or other matters, then the Company may, upon giving reasonably prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentences, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to subsection 3.4.4, during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and

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provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or if, pursuant to subsection 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving reasonably prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.4 or Section 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness of a registered offering pursuant to subsection 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, shall file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) Cantor may not exercise their demand registration rights and piggyback registration rights hereunder after five (5) and seven (7) years, respectively, after the effective date of the registration statement relating to the Company’s initial public offering and (ii) Cantor may not exercise its demand registration rights more than one time.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained, or incorporated by reference in accordance with the requirements of Form S-1 or Form S-3, in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which

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they were made), but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party’s ability to defend such action) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement includes a statement or admission of fault or culpability on the part of such indemnified party, or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Addimmune, Inc., 9713 W. Ave, 5th Floor, Rockville, MD 20850 Attention: Jeff Galvin, Chief Executive Officer, email: jgalvin@americangene.com; and a copy (which shall not constitute notice) shall also be sent to DLA Piper LLP (US), 2525 E Camelback Rd. Suite #1000, Phoenix, AZ 85016, Attn: Kevin E. Criddle, Jeffrey C. Selman, email: Kevin.Criddle@us.dlapiper.com, jeffrey.selman@us.dlapiper.com, if to the Sponsor to: 10X Capital, 1 World Trade Center, 85th Floor, New York, NY 10007, Attn: Hans Thomas, with copy to: (i) Latham & Watkins LLP, 99 Bishopsgate London EC2M 3XF, United Kingdom, Attn: J. David Stewart and (ii) Latham & Watkins, 811 Main Street, Suite 3700, Houston, TX 77002, Attn: Ryan Maierson, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the applicable Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.3 Following the expiration of the applicable Lock-Up Period, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee of Registrable Securities;

5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.5 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.2.

5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

Annex A-169

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. This Agreement will amend and restate the Existing Registration Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Existing Registration Rights Agreement.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that no consent of any Piggyback Registration Rights Holder shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such Piggyback Registration Rights Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

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5.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12 Other Registration Rights. The Company represents and warrants that, no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that (1) this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.13 Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding; provided, that with respect to any Holder, this Agreement shall terminate on the date such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and ARTICLE IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Annex A-171

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-172

SPONSOR:
10X Capital SPAC Sponsor III LLC
By:
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-173

CANTOR:
Cantor Fitzgerald & Co.
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-174

HOLDER:
10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-175

HOLDER:

Hans Thomas

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-176

HOLDER:

David Weisburd

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-177

HOLDER:

Oliver Wriedt

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-178

HOLDER:

Guhan Kandasamy

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-179

HOLDER:

Christopher Jurasek

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-180

HOLDER:

Kash Sheikh

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-181

HOLDER:

Woodrow H. Levin

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex A-182

HOLDER:[2]
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

____________

2        To include the stockholders subject to a Company Support Agreement.

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Exhibit E

Form of Certificate of Incorporation of Acquiror

[See attached].

Annex A-184

CERTIFICATE OF INCORPORATION
OF
ADDIMMUNE INC.

[___________], 2023

ARTICLE I
NAME

The name of the corporation is Addimmune Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [___] shares, consisting of (a) [___] shares of Common Stock, par value $0.0001 per share and (b) [___] shares of Preferred Stock, par value $0.0001 per share. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or the Common Stock, respectively, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation (as defined below).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine for each such series the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) and filed in accordance with the DGCL.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

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(iii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V
INCORPORATOR

The name and mailing address of the Sole Incorporator is as follows:

Name:	Address:
[•]	[•]

ARTICLE VI
BOARD OF DIRECTORS

Section 6.1 Board Powers. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute, this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

Section 6.2 Number, Election and Term.

(a) Except as otherwise provided for or fixed pursuant to this Certificate of Incorporation or any Preferred Stock Designation, the number of directors of the Corporation, which shall constitute the whole Board of Directors, shall be as specified from time to time in the Bylaws (but in any event shall not be fewer than five nor greater than nine1, the exact number of which shall be fixed exclusively by resolution adopted by a majority of the Board of Directors then in office).

(b) Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes, designated as Class I, Class II, and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one third of the number of members of the Board of Directors authorized as provided in Section 6.2(a). The Board of Directors is authorized to assign members of the Board of Directors already in office

____________

1        Note to DLA: Our understanding is that the business agreement was 7 directors, so consider more flexibility in case there is a need to increase board size.

Annex A-186

to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall remove or shorten the term of any incumbent director.

(c) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 6.3 Newly Created Directorships and Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, newly created directorships resulting from an increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 6.4 Removal. Subject to the rights of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6.5 Preferred Stockholders Election Rights. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series or separately as a class with one or more such other series, to elect one or more directors at an annual or special meeting of the stockholders, the election, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation). The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.2 hereof, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors shall have the power and is expressly authorized to adopt, amend, alter or repeal any provisions of the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders shall also have the power to adopt, amend, alter or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock Designation),

Annex A-187

such action by the stockholders shall require the affirmative vote of the holders of at least a sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII
ACTION BY WRITTEN CONSENT; ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

Section 8.1 Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting).

Section 8.2 Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board of Directors in its sole and absolute discretion.

Section 8.3 Special Meetings. Subject to the special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time, only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

Section 8.4 Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE IX
LIMITED LIABILITY; INDEMNIFICATION

Section 9.1 Limitation of Director Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 9.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who

Annex A-188

has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X
AMENDMENT OF
CERTIFICATE OF INCORPORATION

Section 10.1 Amendment. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL. Except as set forth in Article IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

Section 10.1 Vote Required. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend, or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Articles V, VI, VII, VIII and IX.

ARTICLE XI
Exclusive forum for certain lawsuits

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction

Annex A-189

of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

Section 12.1 DGCL 203 Opt-Out. The Corporation hereby expressly elects not to be governed by Section 203 of DGCL, and instead the provisions of this Article XII shall apply for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

Section 12.2 Business Combinations with Interested Stockholders. The Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of sixty-six and two thirds percent (66 2/3%) of all of the then outstanding shares of stock of the Corporation which is not owned by the interested stockholder.

Section 12.3 Exceptions. The restrictions contained in Section 12.2 shall not apply if:

(a) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(b) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 12.3, (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of DGCL, no vote of the

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stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 12.3.

Section 12.4. Definitions. For purposes of this Article XII, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 12.2 of this Article XII is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to twenty-five percent (25%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

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(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 12.4 of Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Principal Stockholder or any of its affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)          beneficially owns such stock, directly or indirectly;

(ii) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “Principal Stockholder” means Jeffrey Galvin, Qi Tang, Aaron Galvin, the Sponsor and affiliates of the Sponsor.

(i) “Sponsor” means 10X Capital SPAC Sponsor III LLC.

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(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE XIII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

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IN WITNESS WHEREOF, Addimmune Inc. has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ADDIMMUNE INC.
By:
Name:
Title:

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Exhibit F

Form of Bylaws of Acquiror

[See attached].

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BYLAWS
OF
ADDIMMUNE INC.

Article 1
Offices

Section 1.1. Registered Office. The registered office of Addimmune Inc. (the “Corporation”) in the State of Delaware, and the name of the Corporation’s registered agent at such address, shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Article 2
Meetings of Stockholders

Section 2.1. Time and Place of Meetings. All meetings of stockholders shall be held at such place, if any, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a designation by the Board of Directors). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”) and Section 2.9 below. The Board of Directors may postpone, reschedule or cancel any previously scheduled meeting of stockholders.

Section 2.2. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.3. Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Certificate of Incorporation and may be held either within or without the State of Delaware.

Section 2.4. Notice of Meetings and Adjourned Meetings; Waivers of Notice.

(a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of each meeting of the stockholders shall be given which shall state the place, if any, date and time of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. Unless otherwise provided by Delaware Law, the Certificate of Incorporation or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the Chairperson of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made or provided in any other manner permitted by Delaware Law. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) Notice of the date, time, place, if any, and purpose of any meeting of the stockholders (to the extent required) may be waived in writing, signed by the person entitled thereto, or by electronic transmission by the person entitled to notice, either before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting

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for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.5. Quorum. Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the Chairperson of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.6. Voting.

(a) Stockholders of the Corporation shall possess such voting power and such entitlements to vote as are set forth in the Certificate of Incorporation. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his or her attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his or her attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

Section 2.7. Organization. At each meeting of stockholders, a person designated by the Board of Directors shall act as chairperson of the meeting of the stockholders. If no chairperson of the meeting of the stockholders is so designated, then the Chairperson of the Board of Directors, if one shall have been elected, or if no Chairperson has been elected, is absent or refuses to act, the director designated by the vote of the majority of the directors present at such meeting, shall act as Chairperson of the meeting. The Secretary of the Corporation (the “Secretary”) (or in the Secretary’s absence or inability to act, the person whom the Chairperson of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.8. Order of Business. The order of business at all meetings of stockholders shall be as determined by the Chairperson of the meeting.

Section 2.9. Nomination of Directors and Proposal of Other Business.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) as may be provided in the certificate of designations for any class or series of preferred stock, or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.9(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.9(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal. For the avoidance of doubt and subject to Section 2.9(c)(vi), the foregoing clause (D) shall be the exclusive

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means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act (as defined herein)).

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.9(a), (1) the stockholder must have given timely notice thereof in writing to the Secretary and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action, (2) the stockholder must have complied in all respects with the requirements of Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”), as amended, including, without limitation, the requirements of Rule 14a-19 (as such rules and regulations may be amended from time to time by the U.S. Securities and Exchange Commission (“SEC”), including any SEC Staff interpretations relating thereto), and (3) the Board of Directors or an executive officer designated thereby shall determine that the stockholder has satisfied the requirements of this clause (ii), including without limitation the satisfaction of any undertaking delivered under paragraph (iii) below. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder may not provide notice with respect to the nomination of a greater number of director candidates than are subject to election by stockholders at the applicable meeting.

(iii) A stockholder’s notice to the Secretary pursuant to Section 2.9(a)(ii) or Section 2.9(b) shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement and form of proxy as a nominee and to serving as a director if elected, (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), and (3) the information required under Section 2.9(c), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1) the name and address of such stockholder (as they appear on the Corporation’s books), and the name and address of any such beneficial owner, and of any affiliates, associates, or others acting in concert with such stockholder or such beneficial owner (any such person other than the stockholder, a “Stockholder Associated Person”);

(2) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any Stockholder Associated Person;

(3) a description of any agreement, arrangement, relationship or understanding (whether written or oral) between or among such stockholder or Stockholder Associated Person and any other person in connection with the proposal of such nomination or other business;

(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder or any
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Stockholder Associated Person, or any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or Stockholder Associated Person with respect to the Corporation’s securities;

(5) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6) a representation as to whether such stockholder or Stockholder Associated Person intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee, (ii) otherwise solicit proxies from stockholders in support of such proposal or nomination and/or (iii) solicit holders of shares representing at least 67% of the outstanding securities of the Corporation generally entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act;

(7) a representation as to whether such stockholder or Stockholder Associated Person has complied with all applicable legal requirements in connection with its acquisition of shares or other securities of the Corporation, and any other information reasonably requested by the Corporation, including with respect to determining whether such person has complied with this Section 2.9(a);

(8) any other information relating to such stockholder, Stockholder Associated Person, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(9) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under Section 2.9(a)(iii) shall be further updated and supplemented by such stockholder and any Stockholder Associated Person, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 days prior to the date of meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than 10 days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than eight days prior to the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.9 shall not limit the Corporation’s rights with respect to any deficiencies under this Section 2.9 or enable or be deemed to permit a stockholder who has previously submitted a stockholder’s notice to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business, and/or resolutions proposed to be brought before a meeting of stockholders.

(b) Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.9(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.9(b). For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.9(b), the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice and other requirements of Section 2.9(a)(iii).

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(c) General.

(i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary in accordance with the applicable time periods prescribed for delivery of notice under Section 2.9(a)(ii) or Section 2.9(b): (1) a completed D&O questionnaire (in the form provided by the Secretary at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.9(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii)  No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.9. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.9.

(iii)  The Chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.9, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any stockholder or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded except for the purpose of determining a quorum). If any stockholder or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder or Stockholder Associated Person shall deliver to the Corporation, no later than ten (10) days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(iv) Without limiting the foregoing provisions of this Section 2.9, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.9; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.9, and compliance with paragraphs (a)(i)(D) and (b) of this Section 2.9 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.9(c)(v) and Section 2.9(a)(i)(E)).

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(v) Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.9 other than a nomination of persons for election to the Board of Directors shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

Section 3.0. Conduct of Business. The chairperson of each annual and special meeting of stockholders shall be the Chairperson of the Board of Directors or, in the absence (or inability or refusal to act) of the Chairperson of the Board of Directors, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board of Directors. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board of Directors, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Article 3
Directors

Section 3.1. General Powers. Except as otherwise provided by Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.2. Number, Election and Term of Office. Subject to the Certificate of Incorporation, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of 66 2/3% of the directors present at a meeting at which a quorum is present. Directors shall be elected by stockholders at their annual meeting, and the term of each director shall be as set forth in the Certificate of Incorporation. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.3. Quorum; Required Vote. A majority of the Board of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.4. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.5. Regular Meetings. Regularly scheduled, periodic meetings of the Board of Directors may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board of Directors.

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Section 3.6. Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, the Secretary or a majority of directors then in office. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting.

Section 3.7. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.8. Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.9. Meetings by Electronic Communications Equipment.

Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 3.10. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.11. Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall be filled in the manner provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.12. Removal. Directors of the Corporation may be removed from office only in the manner set forth in the Certificate of Incorporation.

Section 3.13. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

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Article 4
Officers

Section 4.1. Officers. The officers of the Corporation elected by the Board of Directors shall be a Chairperson of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board of Directors from time to time may determine. Officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article 4. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board of Directors or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairperson of the Board of Directors. The Chairperson of the Board of Directors shall preside when present at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall supervise the activities of the Corporation subject to the ultimate authority of the Board of Directors. In the absence (or inability or refusal to act) of the Chairperson of the Board of Directors, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board of Directors. The position of Chairperson of the Board of Directors and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board of Directors, and shall be responsible for the execution of the policies of the Board of Directors with respect to such matters. In the absence (or inability or refusal to act) of the Chairperson of the Board of Directors, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board of Directors. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairperson of the Board of Directors and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board of Directors. The President shall also perform such duties and have such powers as shall be designated by the Board of Directors. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i)  The Secretary shall attend all meetings of the stockholders, the Board of Directors and (as required) committees of the Board of Directors and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors, the Chairperson of the Board of Directors, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)  The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

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(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board of Directors, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 4.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board of Directors and shall hold office until their successors are duly elected and qualified by the Board of Directors or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board of Directors. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board of Directors otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board of Directors. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board of Directors then determines that such office shall thereupon be elected by the Board of Directors, in which case the Board of Directors shall elect such officer.

Section 4.3. Other Officers. The Board of Directors may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 4.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article 5
Capital Stock

Section 5.1. Certificated and Uncertificated Shares. The shares of stock of the Corporation may be evidenced by certificates in such form as the appropriate officers of the Corporation may from time to time prescribe, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors.

Section 5.2. Transfer of Shares. The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by such person’s attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The certificates of stock, if any, shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Notwithstanding anything to the contrary in these Bylaws, at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation listed on any such exchange shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock subject to such requirements shall be entered on the

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books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue. The Board shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both certificated and uncertificated form.

Section 5.3. Lost, Stolen or Destroyed Certificates. A new certificate or certificates shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed, and as the Board of Directors or any officer may in its or such person’s discretion require, upon the delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety.

Section 5.4. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.

Section 5.5. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors or by the Chief Executive Officer or President.

ARTICLE 6
indemnification

Section 6.1. Right to Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to Indemnitees (as defined in the Certificate of Incorporation) to the extent and in the manner set forth in the Certificate of Incorporation.

Section 6.2. Right of Indemnitee to Bring Suit. If a claim under Section 6.1 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses), and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the Indemnitee has not met any applicable standard for indemnification set forth in Delaware Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in Delaware Law, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 or otherwise shall be on the Corporation.

Section 6.3. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article 6 shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

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Section 6.4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

Section 6.5. Indemnification of Other Persons. This Article 6 shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article 6 with respect to the indemnification and advancement of expenses of Indemnitees under this Article 6.

Section 6.6. Amendments. Any repeal or amendment of this Article 6 by the Board of Directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article 6, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article 6 shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 6.7. Certain Definitions. For purposes of this Article 6, references to “other enterprise” shall include any employee benefit plan, and references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries.

Section 6.8. Contract Rights. The rights provided to Indemnitees pursuant to this Article 6 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 6.9. Severability. If any provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of this Article 6 shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article 7
General Provisions

Section 7.1. Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment

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of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.2. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.3. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 7.4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 7.5. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 7.6. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

Section 7.7. Amendments. These Bylaws or any of them, may be altered, amended or repealed, or new Bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Unless a higher percentage is required by the Certificate of Incorporation as to any matter that is the subject of these Bylaws, all such amendments must be approved by the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Corporation, generally entitled to vote in the election of directors, voting together as a single class, or by a majority of the Board of Directors then in office.

* * * * *

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Exhibit G

Form of Company Lock-Up Agreement

[See attached].

Annex A-208

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2023 between [•], a [•] (the “Stockholder”)1, and Addimmune Inc. (f/k/a 10X Capital Venture Acquisition Corp. III), a Delaware corporation (“Addimmune”). The Stockholder and Addimmune are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Addimmune, American Gene Technologies International Inc., a Delaware corporation, and 10X AGT Merger Sub, LLC, a Delaware limited liability company, entered into that certain Agreement and Plan of Merger, dated as of [•], 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive [•] ([•]) shares of Acquiror Common Stock (as defined in the Merger Agreement) at Closing, including [•] shares of Acquiror Common Stock issued and subject to vesting (the “Stockholder Shares”)2; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the Acquiror Common Stock held by the Stockholder immediately after the Effective Time (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. For purposes of this Agreement:

(a) the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(b) the term “Lock-Up Shares” means the shares of Acquiror Common Stock held by the Stockholder (including for the avoidance of doubt shares issued and subject to vesting) immediately following the Closing (for the avoidance of doubt, (x) including the Stockholder Shares, and (y) excluding shares of Acquiror Common Stock acquired in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares not owned by the Stockholder at Closing shall not be considered “Lock-Up Shares”;

(c) the term “Permitted Transferees” means any Person to whom the Stockholder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a);

(d) the term “Prospectus” means the final prospectus of Addimmune, filed with the United States Securities and Exchange Commission (File No. 333-253868) on January 11, 2022; and

(e) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

____________

1        NTD: To be executed by each AGT director, executive officer and any post-Closing PubCo stockholder who owns more than 0.5% upon Closing.

2        NTD: to be updated based on earnout structure.

Annex A-209

2. Lock-Up Provisions.

(a) Notwithstanding the provisions set forth in Section 2(b), the Stockholder or its Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to Addimmune’s officers or directors, (ii) to any Affiliates of the Stockholder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is the Stockholder, a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (v) by virtue of the laws of the State of Delaware, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

(b) The Stockholder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)the Transfer Restriction shall expire with respect to an aggregate of [•]3 ([•]) Lock-Up Shares upon the date on which the closing price of the Acquiror Common Stock exceeds $12.00 for any fifteen (15) Trading Days within any consecutive thirty (30) Trading Day period; and

(ii)on the date on which Addimmune completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of post-merger Addimmune’s stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

(c) The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Addimmune by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Addimmune shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, Addimmune may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(e) During the applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, the Stockholder shall retain all of its rights as a stockholder of Addimmune with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares, if applicable.

3. Miscellaneous.

(a) Effective Date. Section 2 of this Agreement shall become effective at the Effective Time.

(b) Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

____________

3        12.5%

Annex A-210

(c) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Addimmune, to:		With a copy to (which shall not constitute notice):

Addimmune Inc.		DLA Piper LLP (US)
9713 W. Ave, 5th Floor		2525 E Camelback Rd
Rockville, MD 20850		Suite #1000
Attn: Jeff Galvin, Chief Executive Officer		Phoenix, AZ 85016
E-mail: jgalvin@americangene.com		Attn: Kevin E. Criddle
Jeffrey C. Selman
	E-mail:	Kevin.Criddle@us.dlapiper.com
jeffrey.selman@us.dlapiper.com

If to the Stockholder, to:		With a copy to (which shall not constitute notice):

[•]		[•]
[•]		[•]
[•]		[•]
[•]		[•]
Attn: [•]	Attn:	[•]
E-mail: [•]	E-mail:	[•]

(d) Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-211

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:
[•]
By:
Name:
Title:
ADDIMMUNE:
Addimmune Inc.
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex A-212

Exhibit H

Form of FIRPTA Certificate

[See attached].

Annex A-213

AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.

STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h) AND 1.1445-2(c)(3) RELATING TO STATUS OF INTERESTS AS “UNITED STATES REAL PROPERTY INTERESTS”

Reference is made to the Agreement and Plan of Merger, dated as of August 9, 2023 (the “Agreement”), by and among 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“Acquiror”), 10X AGT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and American Gene Technologies International Inc., a Delaware corporation (the “Company”).

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a “United States real property interest” (as defined in Section 897(c) of the Code) must withhold tax if the transferor is a foreign person. This certificate is being provided pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and Section 8.03(d) of the Agreement. To inform Acquiror and Merger Sub that withholding of tax is not required under Section 1445 of the Code in connection with the transactions contemplated under the Agreement, the undersigned hereby certifies the following on behalf of the Company:

1.      The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.      Interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

3.      The Company’s registered office is at 9713 Key West Ave, 5th Floor, Rockville, MD 20850.

4.      The Company’s U.S. employer identification number is 26-3911659.

5.      The Company understands that this certification may be disclosed to the U.S. Internal Revenue Service by Acquiror or Merger Sub and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, the undersigned, a responsible officer of the Company, declares that (i) the undersigned has examined this certification and, to the best of the undersigned’s knowledge and belief, it is true, correct, and complete and (ii) the undersigned has the authority to sign this document on behalf of the Company.

American Gene Technologies International Inc.
By:
Name:	[ • ]
Title:	[ • ]
Date:	[ • ], 2023

Annex A-214

[Letterhead of Company providing FIRPTA Certificate]

[Date]

CERTIFIED MAIL & RETURN RECEIPT REQUESTED

Internal Revenue Service
Ogden Service Center
P.O. Box 409101
Ogden, UT 84409

Re: NOTICE OF STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h)(2) AND 1.1445-2(c)(3)

Dear Sir or Madam:

At the request of 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (and predecessor of American Gene Technologies International Inc., a Delaware corporation following the consummation of the transactions contemplated under the Agreement (defined below)) (“Acquiror”) and 10X AGT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), in connection with the merger contemplated under the Agreement and Plan of Merger dated as of August 9, 2023 (the “Agreement”) by and among Acquiror, Merger Sub and American Gene Technologies International Inc., a Delaware corporation (the “Company”), the Company provided the attached statement (the “Statement”) to Acquiror and Merger Sub on [•], 2023. The undersigned, being a duly authorized officer of the Company, hereby affirms the following:

(i)	This notice is being provided to the Internal Revenue Service pursuant to Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3);
(ii)	The following information relates to the Company providing this notice:
Name:	American Gene Technologies International Inc.
Address:	9713 Key West Ave, 5th Floor, Rockville, MD 20850
U.S. Employer Identification
Number:	26-3911659
(iii)

The attached statement was not requested by a foreign interest holder. The attached statement was voluntarily provided by the Company in response to a request from Acquiror and Merger Sub in accordance with Treasury Regulations Section 1.1445-2(c)(3)(i). The following information relates to Acquiror and Merger Sub, respectively:

Name:	10X Capital Venture Acquisition Corp. III
Address:	1 World Trade Center, 85th Floor New York, New York 10007
U.S. Employer Identification
Number:	98-1611637
Name:	10X AGT Merger Sub, LLC
Address:	1 World Trade Center, 85th Floor New York, New York 10007
U.S. Employer Identification
Number:	[•]

Annex A-215

(iv) The Company has provided to Acquiror and Merger Sub the attached Statement, certifying that: (A) the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury Regulations during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (B) interests in the Company are not “United States real property interests” within the meaning of Section 897(c)(1) of the Code.

Under penalties of perjury, the undersigned, a responsible officer of the Company, declares that (i) the undersigned has examined this affidavit and the attached Statement and, to the best of the undersigned’s knowledge and belief, this affidavit and the attached Statement is true, correct and complete and (ii) the undersigned has the authority to execute this document on behalf of the Company.

American Gene Technologies International Inc.
By:
Name:	[ • ]
Title:	[ • ]
Date:	[ • ], 2023

Annex A-216

Exhibit I

Form of Acquiror Equity Incentive Plan

[See attached].

Annex A-217

ADDIMMUNE INC.

2023 LONG-TERM INCENTIVE PLAN

Annex A-218

Annex A-219

Page
16.	General Provisions.		A-234
	(a)	Non-Guarantee of Employment or Service	A-234
	(b)	No Trust or Fund Created	A-234
	(c)	Status of Awards	A-234
	(d)	Subsidiary Employees	A-234
	(e)	Governing Law and Interpretation	A-234
	(f)	Use of English Language	A-234
	(g)	Recovery of Amounts Paid	A-235
17.	Glossary.		A-235

Annex A-220

1. History; Effective Date. ADDIMMUNE INC., a Delaware corporation (“Addimmune”), has established the ADDIMMUNE INC. 2023 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was adopted by the Board of Directors of Addimmune (the “Board”) on ___________, 2023. The Plan shall become and is effective as of the date that it is approved by the stockholders of Company (the “Effective Date”).

2. Purposes of the Plan. The Plan is designed to:

(a) promote the long-term financial interests and growth of Addimmune and its Subsidiaries (together, the “Company”) by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) motivate management personnel by means of growth-related incentives to achieve long-range goals; and

(c) further the alignment of interests of Participants with those of the stockholders of Addimmune through opportunities for increased stock or stock-based ownership in Addimmune.

Toward these objectives, the Administrator may grant stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.

3. Terminology. Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.

4. Administration.

(a)   Administration of the Plan. The Plan shall be administered by the Administrator.

(b)   Powers of the Administrator. The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:

(i) determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;

(ii) determine the types of Awards to be granted any Eligible Individual;

(iii) determine the number of shares of Common Stock to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;

(iv) determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any shares of Common Stock, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfying any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Common Stock, (D)  the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;

(v) subject to Sections 7(e), 7(j), 10(c) and 15, modify, amend or adjust the terms and conditions of any Award;

(vi) accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a

Annex A-221

Change in Control, no such change, waiver or acceleration shall be made to any Award that is considered “deferred compensation” within the meaning of Section 409A of the Code if the effect of such action is inconsistent with Section 409A of the Code;

(vii) determine whether an Award will be paid or settled in cash, shares of Common Stock, or in any combination thereof and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant;

(viii) for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of one or more jurisdictions, adopt, amend, modify, administer or terminate sub-plans, appendices, special provisions or supplements applicable to Awards regulated by the laws of a particular jurisdiction, which sub-plans, appendices, supplements and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;

(ix) establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;

(x) determine the Fair Market Value of shares of Common Stock or other property for any purpose under the Plan or any Award;

(xi) administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;

(xii) establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;

(xiii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall consider it desirable to carry it into effect; and

(xiv) otherwise administer the Plan and all Awards granted under the Plan.

(c)   Delegation of Administrative Authority. The Administrator may designate officers or employees of the Company to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and stock exchange rules, the Administrator may delegate to officers or other employees of the Company the Administrator’s duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to Eligible Individuals who are officers under Section 16 of the Exchange Act.

(d)   Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e)   Limited Liability; Advisors. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, Company, and the officers and directors of Company shall be entitled to rely upon the advice, opinions or valuations of any such persons.

Annex A-222

(f)   Indemnification. To the maximum extent permitted by law, by Addimmune’s charter and by-laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is a director, officer or employee of Addimmune or an Affiliate shall be indemnified by Addimmune against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

(g)   Effect of Administrator’s Decision. All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including Addimmune, its stockholders, any Participants and any other employee, consultant, or director of Addimmune and its Affiliates, and their respective successors in interest. No member of the Administrator, nor any director, officer, employee or representative of Addimmune shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards.

5. Shares Issuable Pursuant to Awards.

(a)   Initial Share Pool. As of the Effective Date, the number of shares of Common Stock issuable pursuant to Awards that may be granted under the Plan (the “Share Pool”) shall be equal to the sum of (i) _________ shares.1

(b)   Adjustments to Share Pool. On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:

(i) The Share Pool shall be increased automatically, without further action of the Board, on January 1st of each calendar year commencing after the Effective Date and ending on (and including) January 1, 2033, by a number of shares of Common Stock equal to the lesser of (A) three percent (3%) of the aggregate number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year, excluding for this purpose any such outstanding shares of Common Stock that were granted under this Plan and remain unvested and subject to forfeiture as of the relevant December 31st, or (B) a lesser number of shares of Common Stock determined by the Board or Compensation Committee prior to the relevant January 1st.

(ii) The Share Pool shall be reduced, on the date of grant, by one share for each share of Common Stock made subject to an Award granted under the Plan;

(iii) The Share Pool shall be increased, on the relevant date, by the number of unissued shares of Common Stock underlying or used as a reference measure for any Award or portion of an Award that is cancelled, forfeited, expired, terminated, unearned or settled in cash, in any such case without the issuance of shares, and by the number of shares of Common Stock used as a reference measure for any Award that are not issued upon settlement of such Award either due to a net settlement or otherwise; and

(iv) The Share Pool shall be increased, on the forfeiture date, by the number of shares of Common Stock that are forfeited back to Addimmune after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award.

(c)   Company ISO Limit. Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to stock options granted under the Plan that are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code shall be equal to the number of shares in the Share Pool as of the Effective Date of the Plan.

(d)   Source of Shares. The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized for issuance under Addimmune’s charter but unissued, or issued and reacquired, including without limitation shares purchased in the open market or in private transactions.

(e) Non-Employee Director Award Limit. In addition, the Administrator may establish compensation for non-employee directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances

____________

1        NTD: To be equal to 10% of the fully distributed shares at Closing.

Annex A-223

and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation and the grant date fair value of Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan to a non-employee director as compensation for services as a non-employee director during any calendar year of the Company may not exceed $750,000. The Administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving non-employee directors.

6. Participation. Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Company may also recommend to the Administrator that Awards be granted to prospective Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for Addimmune or a Subsidiary; provided, however, that such Awards shall not be granted or otherwise become effective, vested or exercisable, and no shares shall be issued to such individual prior to the date the individual first commences performance of such services.

7. Awards.

(a)   Awards, In General. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by Addimmune and the Participant receiving the Award (including by electronic delivery and/or electronic signature).

(b)   Stock Options.

(i) Grants. A stock option means a right to purchase a specified number of shares of Common Stock from Addimmune at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Stock Options or Nonqualified Stock Options; provided, however, that Awards of Incentive Stock Options shall be limited to employees of Addimmune or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of Addimmune, and any other Eligible Individuals who are eligible to receive Incentive Stock Options under the provisions of Section 422 of the Code. No stock option shall be an Incentive Stock Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.

(ii) Exercise. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that Awards of stock options may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The exercise price per share subject to a stock option granted under the Plan shall not be less than the Fair Market Value of one share of Common Stock on the date of grant of the stock option, except as provided under applicable law or with respect to stock options that are granted in substitution of similar types of awards of a company acquired by Company or a Subsidiary or with which Company or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards.

(iii) Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock options are not vested and exercisable, a Participant’s stock options shall be forfeited upon his or her Termination of Service.

(iv) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock options, provided they are not inconsistent with the Plan.

Annex A-224

(c)   Limitation on Reload Options. The Administrator shall not grant stock options under this Plan that contain a reload or replenishment feature pursuant to which a new stock option would be granted automatically upon receipt of delivery of Common Stock to Addimmune in payment of the exercise price or any tax withholding obligation under any other stock option.

(d)   Stock Appreciation Rights.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of stock appreciation rights. A stock appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the stock appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem stock option to which the stock appreciation right is related, or with respect to stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by Addimmune or a Subsidiary or with which Addimmune or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.

(ii) Exercise. Stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that stock appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by Addimmune of the amount receivable upon any exercise of a stock appreciation right is to be made in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right. If upon the exercise of a stock appreciation right a Participant is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(iii) Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock appreciation rights are not vested and exercisable, a Participant’s stock appreciation rights shall be forfeited upon his or her Termination of Service.

(iv) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock appreciation rights, provided they are not inconsistent with the Plan.

(e)   Repricing. Notwithstanding anything herein to the contrary, except in connection with a corporate transaction involving Addimmune (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of options and stock appreciation rights granted under the Plan may not be amended, after the date of grant, to reduce the exercise price of such options or stock appreciation rights, nor may outstanding options or stock appreciation rights be canceled in exchange for (i) cash, (ii) options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original outstanding options or stock appreciation rights, or (iii) other Awards, unless such action is approved by Addimmune’s stockholders.

(f)    Stock Awards.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Common Stock or Restricted Stock (collectively, “Stock Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Stock Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.

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(ii) Vesting. Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

(iii) Rights of a Stockholder; Dividends. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Cash dividends declared payable on Common Stock shall be paid, with respect to outstanding Restricted Stock, either as soon as practicable following the dividend payment date or deferred for payment to such later date as determined by the Administrator, and shall be paid in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock as determined by the Administrator; provided, however, that dividends declared payable on Restricted Stock that is granted as a Performance Award shall be held by Addimmune and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such shares of Restricted Stock. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, Addimmune shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Addimmune.

(iv) Termination of Service. Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that, the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(v) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Stock, provided they are not inconsistent with the Plan.

(g)   Stock Units.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted stock Units or Restricted Stock Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Restricted Stock Units represent a contractual obligation by Company to deliver a number of shares of Common Stock, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of shares of Common Stock and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.

(ii) Vesting and Payment. Restricted Stock Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Shares of Common Stock, cash or a combination of shares of Common Stock and cash, as applicable, payable in settlement of Restricted Stock Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by Addimmune, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

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(iii) No Rights of a Stockholder; Dividend Equivalents. Until shares of Common Stock are issued to the Participant in settlement of stock Units, the Participant shall not have any rights of a stockholder of Addimmune with respect to the stock Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on stock Units that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such stock Units.

(iv) Termination of Service. Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of shares of Common Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(v) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock Units, provided they are not inconsistent with the Plan.

(h)   Performance Shares and Performance Units.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar-denominated Units valued by reference to designated criteria established by the Administrator, other than Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.

(ii) Performance Criteria. The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. Performance Goals may be applied on a per share or absolute basis and relative to one or more Performance Metrics, or any combination thereof, and may be measured pursuant to U.S. generally accepted accounting principles (“GAAP”), non-GAAP or other objective standards in a manner consistent with Company’s or its Subsidiary’s established accounting policies, all as the Administrator shall determine at the time the Performance Goals for a Performance Period are established. The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to the manner in which one or more of the Performance Goals is to be calculated or measured to take into account, or ignore, one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the sale or disposition of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under U.S. generally accepted accounting principles; (9) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating

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to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; (14) changes in foreign currency exchange rates; (15) items relating to changes in tax laws; (16) certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses); (17) items relating to asset impairment charges; or (18) items relating to gains or unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions. An Award of Performance Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

(iii) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.

(i)    Other Stock-Based Awards. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Stock-Based Awards. Other Stock-Based Awards in the form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the Participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Common Stock as determined by the Administrator; provided, however, that Dividend Equivalents payable on Other Stock-Based Awards that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Other Stock-Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.

(j)    Awards to Participants Outside the United States. The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause Addimmune or a Subsidiary to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

(k)   Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of stock Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which stock Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further stock Units on the terms contemplated by this Section 7(k).

8. Withholding of Taxes. Participants and holders of Awards shall pay to Addimmune or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of Addimmune under the Plan shall be conditional on such payment or arrangements. If determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with shares of Common Stock, including unrestricted outstanding shares surrendered to Addimmune and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding equal to the statutory minimum amount required, (or such greater amount permitted under FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, for equity-classified awards) to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. Addimmune or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.

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9. Transferability of Awards.

(a) General Nontransferability Absent Administrator Permission. Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. Nothing in this paragraph shall be interpreted or construed as overriding the terms of any Addimmune stock ownership or retention policy, now or hereafter existing, that may apply to the Participant or shares of Common Stock received under an Award.

(b) Administrator Discretion to Permit Transfers Other Than For Value. Except as otherwise restricted by applicable law, the Administrator may, but need not, permit an Award, other than an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, to be transferred to a Participant’s Family Member (as defined below) as a gift or pursuant to a domestic relations order in settlement of marital property rights. The Administrator shall not permit any transfer of an Award for value. For purposes of this Section 9, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.

10. Adjustments for Corporate Transactions and Other Events.

(a)   Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting Addimmune (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Addimmune (each, a “Share Change”) that occurs at any time after adoption of this Plan by the Board (including any such Corporate Event or Share Change that occurs after such adoption and coincident with or prior to the Effective Date), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of shares of Common Stock or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of shares of Common Stock or other securities that may be issued with respect to Incentive Stock Options granted under the Plan, (iii) the number of shares of Common Stock or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (iv) all other numerical limitations, if any, relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

(b)   Discretionary Adjustments. In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards (if any), as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of Addimmune receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a stock option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the exercise price or base price

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of such stock option or stock appreciation right shall conclusively be deemed valid and that any stock option or stock appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Addimmune and securities of entities other than Addimmune) for the shares of Common Stock subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).

(c)   Adjustments to Performance Goals. The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in Addimmune’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of Addimmune or the applicable subsidiary, business segment or other operational unit of Addimmune or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.

(d)   Statutory Requirements Affecting Adjustments. Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Section 409A of the Code or (2) comply with the requirements of Section 409A of the Code; (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Stock Options shall be made in compliance with the requirements of Section 424(a) of the Code.

(e)   Dissolution or Liquidation. Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of Addimmune.

11. Change in Control Provisions.

(a)   Termination of Awards. Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof (for the avoidance of doubt, which continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards, may occur without the consent of any Participant). Solely with respect to Awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable Award Agreement:

(i) the outstanding Awards of stock options and stock appreciation rights that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable and the holders of such Awards will be permitted, immediately before the Change in Control, to exercise the Awards;

(ii) the outstanding shares of Restricted Stock the vesting or restrictions on which are then solely time-based and not subject to achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;

(iii) the outstanding shares of Restricted Stock the vesting or restrictions on which are then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount upon the

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occurrence of a Change in Control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement;

(iv) the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully earned and vested and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and

(v) the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a Change in Control, become vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.

Implementation of the provisions of this Section 11(a) shall be conditioned upon consummation of the Change in Control.

(b)   Continuation, Assumption or Substitution of Awards. Unless otherwise provided in the applicable Award Agreement, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof and the Participant’s continuous service is terminated without Cause within 12 months following such Change in Control, then:

(i) any outstanding stock options and stock appreciation rights granted under the Plan to the Participant or any such Substitute Awards which are not then exercisable and vested shall become fully exercisable and vested;

(ii) the restrictions and transferal limitations applicable to any shares of Restricted Stock granted under the Plan to the Participant or any such Substitute Awards shall lapse and such shares of Restricted Stock shall become free of all restrictions and become fully vested and transferable;

(iii) all Restricted Stock Units, Performance Shares and Performance Units granted under the Plan to the Participant or any such Substitute Awards shall be considered to be earned and payable at target level, any deferral or other restriction thereon shall lapse, any Restriction Period thereon shall terminate, and such Restricted Stock Units, Performance Shares and Performance Units or any such Substitute Awards shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable;

(iv) each outstanding Performance Award granted under the Plan to the Participant or any such Substitute Award shall be deemed to satisfy any applicable Performance Goals as set forth in the applicable Award Agreement; and

(v) subject to Section 15, the Administrator may also make additional adjustments and/or settlements of outstanding Awards granted to the Participant or any Substitute Awards as it deems appropriate and consistent with the Plan’s purposes.

(c)   Other Permitted Actions. Notwithstanding the foregoing, in the event that any transaction resulting in a Change in Control occurs, the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan.

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(d)   Section 409A Savings Clause. Notwithstanding the foregoing, if any Award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A of the Code.

12. Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, consultants or directors of entities who become employees, officers, consultants or directors of Addimmune or a Subsidiary as the result of a merger or consolidation of the entity for which they perform services with Addimmune or a Subsidiary, or the acquisition by Addimmune of the assets or stock of such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Stock is listed or admitted for trading, any available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.

13. Compliance with Securities Laws; Listing and Registration.

(a) The obligation of Addimmune to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign (non-United States) securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan would or may violate the rules of any exchange on which Addimmune’s securities are then listed for trade, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of Addimmune’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but Addimmune shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state, federal or foreign (non-United States) law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to Addimmune in writing that the Common Stock acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Stock so acquired in violation of federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable federal, state or foreign securities laws.

14. Section 409A Compliance. It is the intention of Addimmune that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered

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and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither Addimmune nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, shares of Common Stock or other property) under any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to Section 409A of the Code shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by Addimmune and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).

15. Plan Duration; Amendment and Discontinuance.

(a)   Plan Duration. The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Common Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) _______, 20332. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before _______, 20333, or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(b)   Amendment and Discontinuance of the Plan. The Board or the Compensation Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to Addimmune or the Participant. Notwithstanding the foregoing, no such amendment shall be made without the approval of Addimmune’s stockholders to the extent such amendment would (A) materially increase the benefits accruing to Participants under the Plan, (B) materially increase the number of shares of Common Stock which may be issued under the Plan or to a Participant, (C) materially expand the eligibility for participation in the Plan, (D) eliminate or modify the prohibition set forth in Section 7(e) on repricing of stock options and stock appreciation rights, (E) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (F) modify the prohibition on the issuance of reload or replenishment options. Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)   Amendment of Awards. Subject to Section 7(e), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award

____________

2        NTD: To insert the date that is one day prior to the tenth anniversary of the date on which the Plan is approved by the Board.

3        NTD: To insert the date that is one day prior to the tenth anniversary of the date on which the Plan is approved by the Board.

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to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the Participant shall not be considered to be a material impairment of the rights of the Participant and shall not require the Participant’s consent.

16. General Provisions.

(a)   Non-Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of Addimmune or any Affiliate or shall interfere in any way with the right of Addimmune or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. To the extent that an Eligible Individual who is an employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that Addimmune is the Participant’s employer or that the Participant has an employment relationship with Addimmune.

(b)   No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Addimmune and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from Addimmune pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Addimmune.

(c)   Status of Awards. Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of Addimmune or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) Addimmune or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.

(d)   Subsidiary Employees. In the case of a grant of an Award to an Eligible Individual who provides services to any Subsidiary, Addimmune may, if the Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Subsidiary shall revert to Addimmune.

(e)   Governing Law and Interpretation. The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable United States federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect. Except where the context otherwise requires: (i) the singular includes the plural and vice versa; (ii) a reference to one gender includes other genders; (iii) a reference to a person includes a natural person, partnership, corporation, association, governmental or local authority or agency or other entity; and (iv) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(f)    Use of English Language. The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

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(g)   Recovery of Amounts Paid. Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Compensation Committee with respect to the recoupment, recovery or clawback of compensation (collectively, the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which Addimmune may recover from current and former Participants any amounts paid or shares of Common Stock issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Administrator in its sole discretion.

17. Glossary. Under this Plan, except where the context otherwise indicates, the following definitions apply:

“Addimmune” means Addimmune Inc., a Delaware corporation.

“Administrator” means the Compensation Committee, or such other committee(s) or officer(s) duly appointed by the Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Compensation Committee; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Stock; provided, that with respect to Awards made to a member of the Board who is not an employee of the Company, “Administrator” means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Addimmune or any successor to Addimmune. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.

“Award” means any stock option, stock appreciation right, stock award, stock unit, Performance Share, Performance Unit, and/or Other Stock-Based Award.

“Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

“Board” means the Board of Directors of Addimmune.

“Cause” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement (i) the Participant’s plea of guilty or nolo contendere to, or commission of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other crime or conduct of a criminal nature involving moral turpitude, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for Addimmune, any of its Subsidiaries or a successor to Addimmune or a Subsidiary; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to Addimmune, any of its Subsidiaries or a successor to Addimmune or a Subsidiary, in any material respect; or (iii) the Participant’s failure to (A) perform in any material respect the Participant’s employment duties, (B) comply with the applicable policies of Addimmune, or of its Subsidiaries, or a successor to Addimmune or a Subsidiary, or (C) comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are

Annex A-235

considered to give rise to a breach described in this clause (iii) and the Participant shall have 10 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.

“Change in Control” means the first of the following to occur: (i) a Change in Ownership of Addimmune, (ii) a Change in Effective Control of Addimmune, or (iii) a Change in the Ownership of Assets of Addimmune, as described herein and construed in accordance with Code section 409A.

(i) A “Change in Ownership of Addimmune” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of Addimmune that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of Addimmune. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of Addimmune, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Addimmune or to cause a Change in Effective Control of Addimmune (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Addimmune acquires its stock in exchange for property will be treated as an acquisition of stock.

(ii) A “Change in Effective Control of Addimmune” shall occur on the date either (A) a majority of members of Addimmune’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Addimmune’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Addimmune possessing 50% or more of the total voting power of the stock of Addimmune.

(iii) A “Change in the Ownership of Assets of Addimmune” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Addimmune that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Addimmune immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Addimmune, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

(A) A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Addimmune and by entities controlled by Addimmune or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of Addimmune pursuant to a registered public offering.

(B) Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C) A Change in Control shall not include a transfer to a related person as described in Code Section 409A or a public offering of capital stock of Addimmune.

(D) For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

Annex A-236

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

“Common Stock” means shares of common stock of Addimmune, par value $0.0001 per share, and any capital securities into which they are converted.

“Company” means Addimmune and its Subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Addimmune.

“Compensation Committee” means the Compensation Committee of the Board.

“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, stock Units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.

“Effective Date” means the date on which adoption of the Plan is approved by the stockholders of Addimmune.

“Eligible Individuals” means officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, Addimmune or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Addimmune’s securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.

“Fair Market Value” means, on a per share basis as of any date, unless otherwise determined by the Administrator:

(i) if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;

(ii) if the principal market for the Common Stock is not a national securities exchange or an established securities market, but the Common Stock is quoted by a national quotation system, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or

(iii) if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Common Stock conducted by a nationally recognized appraisal firm selected by the Administrator.

Notwithstanding the preceding, for foreign, federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

“Full Value Award” means an Award that results in Addimmune transferring the full value of a share of Common Stock under the Award, whether or not an actual share of stock is issued. Full Value Awards shall include, but are not limited to, stock awards, stock units, Performance Shares, Performance Units that are payable in Common Stock, and Other Stock-Based Awards for which Addimmune transfers the full value of a share of Common Stock under the Award, but shall not include Dividend Equivalents.

Annex A-237

“Incentive Stock Option” means any stock option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the stock option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.

“Nonqualified Option” means any stock option that is not an Incentive Stock Option.

“Other Stock-Based Award” means an Award of Common Stock or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Common Stock, including without limitation Dividend Equivalents and convertible debentures.

“Participant” means an Eligible Individual to whom one or more Awards are or have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.

“Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.

“Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator.

“Performance Metrics” means criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

(i) Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

(ii) Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

(iii) Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;

(iv) Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

(v) Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);

(vi) Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or

(vii) Strategic Metrics: __________________.

“Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.

“Performance Shares” means a grant of stock or stock Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.

“Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.

Annex A-238

“Plan” means this Addimmune Inc. 2023 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

“Restricted Stock” means an Award of shares of Common Stock to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).

“Restricted Stock Unit” means a right granted to a Participant to receive shares of Common Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).

“Restriction Period” means, with respect to Full Value Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals (it being understood that the Administrator may provide that vesting shall occur and/or restrictions shall lapse with respect to portions of the applicable Award during the Restriction Period).

“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with Addimmune if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code or whether an Eligible Individual is eligible to be granted an Award that in the hands of such Eligible Individual would constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a “Subsidiary” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.

“Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.

“Termination of Service” means the termination of the Participant’s employment, engagement or consultancy with, or performance of services for, Addimmune and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Addimmune and its Subsidiaries shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of Section 409A of the Code if the Participant terminates employment with Addimmune and all Subsidiaries for any reason. A Participant will generally be treated as having terminated employment with Addimmune and all Subsidiaries as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for Addimmune or any Subsidiary after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with Addimmune or any Subsidiary.

“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or

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result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

“Unit” means a bookkeeping entry used by Addimmune to record and account for the grant of the following types of Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: stock units, Restricted Stock Units, Performance Units, and Performance Shares that are expressed in terms of units of Common Stock.

[Remainder of Page Left Intentionally Blank]

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Annex B-1

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

10X Capital Venture Acquisition Corp. III

(adopted by Special Resolution dated 28 December 2022)

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

10X Capital Venture Acquisition Corp. III

(adopted by Special Resolution dated 28 December 2022)

1            The name of the Company is 10X Capital Venture Acquisition Corp. III

2            The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3            The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4            The liability of each Member is limited to the amount unpaid on such Member’s shares.

5            The share capital of the Company is US$55,100 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6            The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7            Capitalised terms that are not defined in this Second Amended and Restated Memorandum of Association bear the respective meanings given to them in the Second Amended and Restated Articles of Association of the Company.

Annex B-1-1

THE COMPANIES ACT (As Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

10X Capital Venture Acquisition Corp. III

(adopted by Special Resolution dated 28 December 2022)

1            Interpretation

1.1         In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”

in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”

means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”

means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange., must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”

means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

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“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”

means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”

means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”

means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Over-Allotment Option”

means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

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“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share, an Ordinary Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means 10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”

means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2         In the Articles:

(a)     words importing the singular number include the plural number and vice versa;

(b)    words importing the masculine gender include the feminine gender;

(c)     words importing persons include corporations as well as any other legal or natural person;

(d)    “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)     “shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)     references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)    any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

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(h)    the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)     headings are inserted for reference only and shall be ignored in construing the Articles;

(j)     any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)    any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)     sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)   the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)    the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2            Commencement of Business

2.1         The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2         The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3            Issue of Shares and other Securities

3.1         Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2         The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4         The Company shall not issue Shares to bearer.

Annex B-1-5

4            Register of Members

4.1         The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2         The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5            Closing Register of Members or Fixing Record Date

5.1         For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2         In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3         If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6            Certificates for Shares

6.1         A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2         The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3         If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4         Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5         Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission

Annex B-1-6

and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7            Transfer of Shares

7.1         Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2         The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8            Redemption, Repurchase and Surrender of Shares

8.1         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)     Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)    Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration on a pro-rata basis to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 25 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)     Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2         Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3         The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4         The Directors may accept the surrender for no consideration of any fully paid Share.

9            Treasury Shares

9.1         The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

Annex B-1-7

9.2         The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10          Variation of Rights of Shares

10.1       Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2       For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3       The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11          Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12          Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13          Lien on Shares

13.1       The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2       The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

Annex B-1-8

13.3       To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4       The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14          Call on Shares

14.1       Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2       A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3       The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4       If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5       An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6       The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7       The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8       No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15          Forfeiture of Shares

15.1       If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2       If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

Annex B-1-9

15.3       A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4       A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5       A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6       The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16          Transmission of Shares

16.1       If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2       Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3       A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17          Class B Ordinary Share Conversion

17.1       The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

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17.2       Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) concurrently with or immediately following the consummation of a Business Combination.

17.3       Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 33 per cent of the sum of all Class A Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4       Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5       The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of Shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6       Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7       References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8       Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18          Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1       The Company may by Ordinary Resolution:

(a)     increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)     consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)     convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

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(d)    by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)     cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2       All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3       Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4. the Company may by Special Resolution:

(a)     change its name;

(b)    alter or add to the Articles;

(c)     alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)    reduce its share capital or any capital redemption reserve fund.

19          Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20          General Meetings

20.1       All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2       The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3       The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4       A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5       The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6       If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7       A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.8       Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released

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to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21          Notice of General Meetings

21.1       At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)     in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)    in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2       The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22          Proceedings at General Meetings

22.1       No business shall be transacted at any general meeting unless a quorum is present. The holders of one third of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2       A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3       A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4       If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5       The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6       If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

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22.7       The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8       When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9       If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10     When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11     A resolution put to the vote of the meeting shall be decided on a poll.

22.12     A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13     A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14     In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23          Votes of Members

23.1       Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2       In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3       A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4       No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5       No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6       Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

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23.7       A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24          Proxies

24.1       The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2       The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3       The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4       The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5       Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25          Corporate Members

25.1       Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2       If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26          Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

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27          Directors

27.1       There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2       The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28          Powers of Directors

28.1       Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2       All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3       The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29          Appointment and Removal of Directors

29.1       Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2       The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

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29.3       After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4       Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a Special Resolution has been given, or by way of unanimous written resolution.

30          Vacation of Office of Director

The office of a Director shall be vacated if:

(a)     the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)    the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)     the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)    the Director is found to be or becomes of unsound mind; or

(e)     all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31          Proceedings of Directors

31.1       The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2       Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3       A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4       A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5       A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6       The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

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31.7       The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8       All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9       A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32          Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33          Directors’ Interests

33.1       A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2       A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3       A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4       No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5       A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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34          Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35          Delegation of Directors’ Powers

35.1       The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, and the Compensation Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2       The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3       The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee and the Compensation Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4       The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5       The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6       The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

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36          No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37          Remuneration of Directors

37.1       The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2       The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38          Seal

38.1       The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2       The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3       A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39          Dividends, Distributions and Reserve

39.1       Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2       Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3       The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4       The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in

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particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5       Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6       The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7       Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8       No Dividend or other distribution shall bear interest against the Company.

39.9       Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40          Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41          Books of Account

41.1       The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

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41.2       The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3       The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42          Audit

42.1       The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2       Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3       If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4       The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5       If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6       Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7       Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8       Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9       The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

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42.10     At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43          Notices

43.1       Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2       Where a notice is sent by:

(a)     courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)    post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)     cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)    e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)     placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3       A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4       Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

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44          Winding Up

44.1       If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)     if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)    if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2       If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45          Indemnity and Insurance

45.1       Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2       The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3       The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46          Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

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47          Transfer by Way of Continuation

47.1       If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. For the purposes of a Special Resolution to be passed pursuant to this Article, a holder of Class B Shares shall have ten votes for every Class B Share of which he is the holder and a holder of Class A Shares shall have one vote for every Class A Share of which he is a holder.

47.2       Prior to the closing of a Business Combination, Article 47.1 may only be amended by a Special Resolution which shall include the affirmative vote of a simple majority of the Class B Shares.

48          Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49          Business Combination

49.1       Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2       Prior to the consummation of a Business Combination, the Company shall either:

(a)     submit such Business Combination to its Members for approval; or

(b)    provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3       If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4       At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5       Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, within two Business Days prior to the scheduled vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group

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for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6       A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7       In the event that the Company does not consummate a Business Combination on or before (i) July 14, 2023 or (ii) October 14, 2023, in the event that the Directors resolve by resolutions of the Board, to extend the amount of time to complete a Business Combination for up to three (3) times for an additional one (1) month each time, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)     cease all operations except for the purpose of winding up;

(b)     as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)     as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8       A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.9       After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)     receive funds from the Trust Account; or

(b)    vote as a class with Public Shares on a Business Combination.

49.10     A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.11     As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

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49.12     The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50          Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51          Business Opportunities

51.1       To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

51.2       Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

51.3       To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

52          Exclusive Jurisdiction and Forum

52.1       Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)     any derivative action or proceeding brought on behalf of the Company;

(b)    any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;

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(c)     any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d)    any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

52.2       Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

52.3       Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

52.4       This Article 52 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Annex B-1-28

Annex B-2

Registrar of Companies
Government Administration Building
133 Elgin Avenue
George Town
Grand Cayman

10X Capital Venture Acquisition Corp. III (ROC # 371478) (the “Company”)

TAKE NOTICE that at an Extraordinary General Meeting of the shareholders of the Company held on the 12th October 2023, the following special resolutions were passed:

1.           RESOLVED, as a special resolution, that the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.7 in its entirety and the insertion of the following language in its place:

“49.7     In the event that the Company does not consummate a Business Combination on or before (i) January 14, 2024 or (ii) July 14, 2024, in the event that the Directors resolve by resolutions of the Board, to extend the amount of time to complete a Business Combination for up to six (6) additional months, by one or more months each time, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)     cease all operations except for the purpose of winding up;

(b)    as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)     as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.”

2.           RESOLVED, as a special resolution that:

(a)         the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.2 in its entirety and the insertion of the following language in its place:

“Prior to the consummation of a Business Combination, the Company shall either:

(a)     submit such Business Combination to its Members for approval; or

(b)    provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”

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(b)         the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.4 in its entirety and the insertion of the following language in its place:

“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”

(c)         the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.5 in its entirety and the insertion of the following language in its place:

“Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, within two Business Days prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated.”

3.           RESOLVED, as a special resolution that the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 17.2 in its entirety and the insertion of the following language in its place:

“Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) concurrently with or immediately following the consummation of a Business Combination; or (b) at any time and from time to time at the option of the holders thereof”.

4.           RESOLVED, as a special resolution that the Second Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Article 49.9 in its entirety and the insertion of the following language in its place:

“Except in connection with the conversion of Class B Shares into Class A Shares pursuant to Article 17 where the holders of such Shares have waived any right to receive funds from the Trust Account, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to (i) receive funds from the Trust Account; or (ii) vote as a class with Public Shares on a Business Combination.”

/s/ Wai Yan Ng
Wai Yan Ng
Corporate Administrator
for and on behalf of
Maples Corporate Services Limited

Dated this 12th day of October 2023.

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Annex C

CERTIFICATE OF INCORPORATION
OF
ADDIMMUNE INC.

[___________], 2023

ARTICLE I
NAME

The name of the corporation is Addimmune Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [___] shares, consisting of (a) [___] shares of Common Stock, par value $0.0001 per share and (b) [___] shares of Preferred Stock, par value $0.0001 per share. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or the Common Stock, respectively, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation (as defined below).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine for each such series the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) and filed in accordance with the DGCL.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

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(iii) Except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V
INCORPORATOR

The name and mailing address of the Sole Incorporator is as follows:

Name:	Address:
[•]	[•]

ARTICLE VI
BOARD OF DIRECTORS

Section 6.1 Board Powers. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by statute, this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

Section 6.2 Number, Election and Term.

(a) Except as otherwise provided for or fixed pursuant to this Certificate of Incorporation or any Preferred Stock Designation, the number of directors of the Corporation, which shall constitute the whole Board of Directors, shall be as specified from time to time in the Bylaws (but in any event shall not be fewer than five nor greater than nine1, the exact number of which shall be fixed exclusively by resolution adopted by a majority of the Board of Directors then in office).

(b) Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes, designated as Class I, Class II, and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one third of the number of members of the Board of Directors authorized as provided in Section 6.2(a). The Board of Directors is authorized to assign members of the Board of Directors already in office

____________

1        Note to DLA: Our understanding is that the business agreement was 7 directors, so consider more flexibility in case there is a need to increase board size.

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to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall remove or shorten the term of any incumbent director.

(c) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Section 6.3 Newly Created Directorships and Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, newly created directorships resulting from an increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 6.4 Removal. Subject to the rights of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6.5 Preferred Stockholders Election Rights. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series or separately as a class with one or more such other series, to elect one or more directors at an annual or special meeting of the stockholders, the election, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation). The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.2 hereof, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VII
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors shall have the power and is expressly authorized to adopt, amend, alter or repeal any provisions of the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders shall also have the power to adopt, amend, alter or repeal the Bylaws; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Preferred Stock Designation),

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such action by the stockholders shall require the affirmative vote of the holders of at least a sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII
ACTION BY WRITTEN CONSENT; ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

Section 8.1 Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting).

Section 8.2 Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board of Directors in its sole and absolute discretion.

Section 8.3 Special Meetings. Subject to the special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time, only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

Section 8.4 Advance Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE IX
LIMITED LIABILITY; INDEMNIFICATION

Section 9.1 Limitation of Director Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 9.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who
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has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X
AMENDMENT OF
CERTIFICATE OF INCORPORATION

Section 10.1 Amendment. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL. Except as set forth in Article IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

Section 10.1 Vote Required. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of applicable law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or by this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend, or repeal (whether by merger, consolidation, conversion or otherwise), or adopt any provision inconsistent with, Articles V, VI, VII, VIII and IX.

ARTICLE XI
Exclusive forum for certain lawsuits

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction

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of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

Section 12.1 DGCL 203 Opt-Out. The Corporation hereby expressly elects not to be governed by Section 203 of DGCL, and instead the provisions of this Article XII shall apply for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act.

Section 12.2 Business Combinations with Interested Stockholders. The Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of sixty-six and two thirds percent (66 2/3%) of all of the then outstanding shares of stock of the Corporation which is not owned by the interested stockholder.

Section 12.3 Exceptions. The restrictions contained in Section 12.2 shall not apply if:

(a) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(b) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 12.3, (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of

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DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 12.3.

Section 12.4. Definitions. For purposes of this Article XII, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 12.2 of this Article XII is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to twenty-five percent (25%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

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(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 12.4 of Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Principal Stockholder or any of its affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)          beneficially owns such stock, directly or indirectly;

(ii) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “Principal Stockholder” means Jeffrey Galvin, Qi Tang, Aaron Galvin, the Sponsor and affiliates of the Sponsor.

(i) “Sponsor” means 10X Capital SPAC Sponsor III LLC.

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(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE XIII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

Annex C-9

IN WITNESS WHEREOF, Addimmune Inc. has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

ADDIMMUNE INC.
By:
Name:
Title:

Annex C-10

Annex D

BYLAWS
OF
ADDIMMUNE INC.

Article 1
Offices

Section 1.1. Registered Office. The registered office of Addimmune Inc. (the “Corporation”) in the State of Delaware, and the name of the Corporation’s registered agent at such address, shall be as set forth in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Article 2
Meetings of Stockholders

Section 2.1. Time and Place of Meetings. All meetings of stockholders shall be held at such place, if any, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a designation by the Board of Directors). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as provided under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”) and Section 2.9 below. The Board of Directors may postpone, reschedule or cancel any previously scheduled meeting of stockholders.

Section 2.2. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.3. Special Meetings. Special meetings of the stockholders may only be called in the manner provided in the Certificate of Incorporation and may be held either within or without the State of Delaware.

Section 2.4. Notice of Meetings and Adjourned Meetings; Waivers of Notice.

(a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of each meeting of the stockholders shall be given which shall state the place, if any, date and time of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. Unless otherwise provided by Delaware Law, the Certificate of Incorporation or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the Chairperson of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made or provided in any other manner permitted by Delaware Law. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) Notice of the date, time, place, if any, and purpose of any meeting of the stockholders (to the extent required) may be waived in writing, signed by the person entitled thereto, or by electronic transmission by the person entitled to notice, either before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting

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for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.5. Quorum. Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the Chairperson of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.6. Voting.

(a) Stockholders of the Corporation shall possess such voting power and such entitlements to vote as are set forth in the Certificate of Incorporation. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his or her attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his or her attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

Section 2.7. Organization. At each meeting of stockholders, a person designated by the Board of Directors shall act as chairperson of the meeting of the stockholders. If no chairperson of the meeting of the stockholders is so designated, then the Chairperson of the Board of Directors, if one shall have been elected, or if no Chairperson has been elected, is absent or refuses to act, the director designated by the vote of the majority of the directors present at such meeting, shall act as Chairperson of the meeting. The Secretary of the Corporation (the “Secretary”) (or in the Secretary’s absence or inability to act, the person whom the Chairperson of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.8. Order of Business. The order of business at all meetings of stockholders shall be as determined by the Chairperson of the meeting.

Section 2.9. Nomination of Directors and Proposal of Other Business.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) as may be provided in the certificate of designations for any class or series of preferred stock, or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.9(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.9(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal. For the avoidance of doubt and subject to Section 2.9(c)(vi), the foregoing clause (D) shall be the exclusive

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means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act (as defined herein)).

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.9(a), (1) the stockholder must have given timely notice thereof in writing to the Secretary and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action, (2) the stockholder must have complied in all respects with the requirements of Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”), as amended, including, without limitation, the requirements of Rule 14a-19 (as such rules and regulations may be amended from time to time by the U.S. Securities and Exchange Commission (“SEC”), including any SEC Staff interpretations relating thereto), and (3) the Board of Directors or an executive officer designated thereby shall determine that the stockholder has satisfied the requirements of this clause (ii), including without limitation the satisfaction of any undertaking delivered under paragraph (iii) below. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder may not provide notice with respect to the nomination of a greater number of director candidates than are subject to election by stockholders at the applicable meeting.

(iii) A stockholder’s notice to the Secretary pursuant to Section 2.9(a)(ii) or Section 2.9(b) shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement and form of proxy as a nominee and to serving as a director if elected, (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), and (3) the information required under Section 2.9(c), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1) the name and address of such stockholder (as they appear on the Corporation’s books), and the name and address of any such beneficial owner, and of any affiliates, associates, or others acting in concert with such stockholder or such beneficial owner (any such person other than the stockholder, a “Stockholder Associated Person”);

(2) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any Stockholder Associated Person;

(3) a description of any agreement, arrangement, relationship or understanding (whether written or oral) between or among such stockholder or Stockholder Associated Person and any other person in connection with the proposal of such nomination or other business;

(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder or any

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Stockholder Associated Person, or any other agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or Stockholder Associated Person with respect to the Corporation’s securities;

(5) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6) a representation as to whether such stockholder or Stockholder Associated Person intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee, (ii) otherwise solicit proxies from stockholders in support of such proposal or nomination and/or (iii) solicit holders of shares representing at least 67% of the outstanding securities of the Corporation generally entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act;

(7) a representation as to whether such stockholder or Stockholder Associated Person has complied with all applicable legal requirements in connection with its acquisition of shares or other securities of the Corporation, and any other information reasonably requested by the Corporation, including with respect to determining whether such person has complied with this Section 2.9(a);

(8) any other information relating to such stockholder, Stockholder Associated Person, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

(9) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under Section 2.9(a)(iii) shall be further updated and supplemented by such stockholder and any Stockholder Associated Person, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 days prior to the date of meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, and received by, the Secretary at the principal executive offices of the Corporation not later than 10 days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than eight days prior to the meeting or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 2.9 shall not limit the Corporation’s rights with respect to any deficiencies under this Section 2.9 or enable or be deemed to permit a stockholder who has previously submitted a stockholder’s notice to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business, and/or resolutions proposed to be brought before a meeting of stockholders.

(b) Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.9(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.9(b). For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.9(b), the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice and other requirements of Section 2.9(a)(iii).

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(c) General.

(i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary in accordance with the applicable time periods prescribed for delivery of notice under Section 2.9(a)(ii) or Section 2.9(b): (1) a completed D&O questionnaire (in the form provided by the Secretary at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.9(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii)  No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.9. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.9.

(iii)  The Chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.9, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.9, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any stockholder or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded except for the purpose of determining a quorum). If any stockholder or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder or Stockholder Associated Person shall deliver to the Corporation, no later than ten (10) days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(iv) Without limiting the foregoing provisions of this Section 2.9, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.9; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.9, and compliance with paragraphs (a)(i)(D) and (b) of this Section 2.9 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.9(c)(v) and Section 2.9(a)(i)(E)).

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(v) Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.9 other than a nomination of persons for election to the Board of Directors shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

Section 3.0. Conduct of Business. The chairperson of each annual and special meeting of stockholders shall be the Chairperson of the Board of Directors or, in the absence (or inability or refusal to act) of the Chairperson of the Board of Directors, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board of Directors. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board of Directors, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Article 3
Directors

Section 3.1. General Powers. Except as otherwise provided by Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.2. Number, Election and Term of Office. Subject to the Certificate of Incorporation, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors; provided that any determination by the Board of Directors to increase or decrease the total number of directors shall require the approval of 66 2/3% of the directors present at a meeting at which a quorum is present. Directors shall be elected by stockholders at their annual meeting, and the term of each director shall be as set forth in the Certificate of Incorporation. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.3. Quorum; Required Vote. A majority of the Board of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.4. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.5. Regular Meetings. Regularly scheduled, periodic meetings of the Board of Directors may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board of Directors.

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Section 3.6. Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, the Secretary or a majority of directors then in office. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting.

Section 3.7. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.8. Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.9. Meetings by Electronic Communications Equipment.

Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 3.10. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.11. Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall be filled in the manner provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.12. Removal. Directors of the Corporation may be removed from office only in the manner set forth in the Certificate of Incorporation.

Section 3.13. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

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Article 4
Officers

Section 4.1. Officers. The officers of the Corporation elected by the Board of Directors shall be a Chairperson of the Board of Directors, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board of Directors from time to time may determine. Officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article 4. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board of Directors or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairperson of the Board of Directors. The Chairperson of the Board of Directors shall preside when present at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall supervise the activities of the Corporation subject to the ultimate authority of the Board of Directors. In the absence (or inability or refusal to act) of the Chairperson of the Board of Directors, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board of Directors. The position of Chairperson of the Board of Directors and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board of Directors, and shall be responsible for the execution of the policies of the Board of Directors with respect to such matters. In the absence (or inability or refusal to act) of the Chairperson of the Board of Directors, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board of Directors. The position of Chief Executive Officer and President may be held by the same person.

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairperson of the Board of Directors and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board of Directors. The President shall also perform such duties and have such powers as shall be designated by the Board of Directors. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Secretary.

(i)  The Secretary shall attend all meetings of the stockholders, the Board of Directors and (as required) committees of the Board of Directors and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors, the Chairperson of the Board of Directors, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)  The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

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(f) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(g) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board of Directors, the Chief Executive Officer or the President may authorize).

(h) Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.

Section 4.2. Term of Office; Removal; Vacancies. The elected officers of the Corporation shall be appointed by the Board of Directors and shall hold office until their successors are duly elected and qualified by the Board of Directors or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board of Directors. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board of Directors otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board of Directors. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board of Directors then determines that such office shall thereupon be elected by the Board of Directors, in which case the Board of Directors shall elect such officer.

Section 4.3. Other Officers. The Board of Directors may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 4.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article 5
Capital Stock

Section 5.1. Certificated and Uncertificated Shares. The shares of stock of the Corporation may be evidenced by certificates in such form as the appropriate officers of the Corporation may from time to time prescribe, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors.

Section 5.2. Transfer of Shares. The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by such person’s attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The certificates of stock, if any, shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Notwithstanding anything to the contrary in these Bylaws, at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation listed on any such exchange shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock subject to such requirements shall be entered on the

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books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue. The Board shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both certificated and uncertificated form.

Section 5.3. Lost, Stolen or Destroyed Certificates. A new certificate or certificates shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed, and as the Board of Directors or any officer may in its or such person’s discretion require, upon the delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety.

Section 5.4. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by applicable law.

Section 5.5. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors or by the Chief Executive Officer or President.

ARTICLE 6
indemnification

Section 6.1. Right to Indemnification and Advancement of Expenses. The Corporation shall indemnify and advance expenses to Indemnitees (as defined in the Certificate of Incorporation) to the extent and in the manner set forth in the Certificate of Incorporation.

Section 6.2. Right of Indemnitee to Bring Suit. If a claim under Section 6.1 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses), and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the Indemnitee has not met any applicable standard for indemnification set forth in Delaware Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in Delaware Law, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 6 or otherwise shall be on the Corporation.

Section 6.3. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article 6 shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

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Section 6.4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

Section 6.5. Indemnification of Other Persons. This Article 6 shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article 6 with respect to the indemnification and advancement of expenses of Indemnitees under this Article 6.

Section 6.6. Amendments. Any repeal or amendment of this Article 6 by the Board of Directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article 6, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article 6 shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 6.7. Certain Definitions. For purposes of this Article 6, references to “other enterprise” shall include any employee benefit plan, and references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries.

Section 6.8. Contract Rights. The rights provided to Indemnitees pursuant to this Article 6 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 6.9. Severability. If any provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever (a) the validity, legality and enforceability of the remaining provisions of this Article 6 shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article 7
General Provisions

Section 7.1. Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment

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of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.2. Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 7.3.    Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 7.4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 7.5. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 7.6. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

Section 7.7. Amendments. These Bylaws or any of them, may be altered, amended or repealed, or new Bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Unless a higher percentage is required by the Certificate of Incorporation as to any matter that is the subject of these Bylaws, all such amendments must be approved by the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Corporation, generally entitled to vote in the election of directors, voting together as a single class, or by a majority of the Board of Directors then in office.

* * * * *

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Annex E

FORM OF

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2023, is made and entered into by and among Addimmune Inc. (f/k/a 10X Capital Venture Acquisition Corp. III), a Delaware corporation (the “Company”), 10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”), Cantor Fitzgerald & Co. (“Cantor”) and each of the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor, Cantor, the Supporting Stockholders (as defined below) together with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, 10X Capital Venture Acquisition Corp. III (“10X”) and the Sponsor previously entered into that certain Securities Subscription Agreement, dated as of February 18, 2021, pursuant to which the Sponsor purchased an aggregate of 11,672,500 shares (the “Founder Shares”) of 10X’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), 10,000,000 of which are held by the Sponsor as of the date hereof;

WHEREAS, the Founder Shares were convertible into Class A ordinary shares of 10X, par value $0.0001 per share (the “Class A Ordinary Shares”), on the terms and conditions provided in 10X’s second amended and restated memorandum and articles of association;

WHEREAS, on January 11, 2022, 10X and the Sponsor entered into that certain Private Placement Units Purchase Agreement, pursuant to which the Sponsor agreed to purchase 822,500 private placement units (or 881,225 units in the aggregate if the over-allotment option in connection with 10X’s initial public offering (the “IPO”) was exercised in full) (the “Sponsor Private Placement Units”) in a private placement transaction occurring simultaneously with the closing of the IPO;

WHEREAS, on January 11, 2022, 10X and Cantor entered into that certain Private Placement Units Purchase Agreement, pursuant to which Cantor agreed to purchase 272,000 private placement units (the “Underwriter Private Placement Units” and, collectively with the Sponsor Private Placement Units, the “Private Placement Units”), each Private Placement Unit consisting of one Class A Ordinary Share (each share underlying a Private Placement Unit, a “Private Placement Share”) and one-half of one redeemable warrant (the “Private Placement Warrants”) in a private placement transaction occurring simultaneously with the closing of the IPO;

WHEREAS, on January 11, 2022, 10X, the Sponsor, Cantor and the other holders party thereto (each such party, together with the Sponsor and Cantor, the “Existing Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which 10X granted the Sponsor, Cantor and the Existing Holders certain registration rights with respect to certain securities of 10X held by the Existing Holders;

[WHEREAS, in order to finance 10X’s transaction costs in connection with its search for and consummation of an initial business combination, the Sponsor or an affiliate of the Sponsor or certain of 10X’s officers and directors could loan to 10X funds as 10X required, of which up to $1,500,000 of such loans are convertible into private placement-equivalent units (“Working Capital Units”), at a price of $10.00 per unit at the option of the lender;]1

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of August 9, 2023 (the “Merger Agreement”), by and among 10X, 10X AGT Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of 10X (“Merger Sub”), and American Gene Technologies International Inc., a Delaware corporation (“AGT”), AGT became a wholly owned subsidiary of 10X (the “Merger”);

WHEREAS, certain stockholders of AGT entered into support agreements, whereby each such stockholder is bound to vote in favor of the Merger (the “Supporting Stockholders”);

WHEREAS, prior to the Merger, 10X domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Part XII of the Companies Act (As Revised) of the Cayman Islands (the “Domestication”), and in connection with the Domestication and the Merger, changed its name

____________

1        NTD: To be removed if no Working Capital Units are issued at Closing.

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to Addimmune Inc. As part of the Domestication and the Merger, (i) each Class B Ordinary Share and each Class A Ordinary Share converted, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of 10X (after the Domestication) (“Common Stock”), and (ii) by virtue of the Domestication and the Merger and without any action on the part of any holder, each outstanding warrant of 10X (including the warrants issued in the IPO and the Private Placement Warrants) became exercisable for one share of Common Stock in lieu of one Class A Ordinary Share (the “Warrants”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of 10X and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question (which majority interest must include Cantor if such amendment or modification affects in any way the rights of Cantor thereunder); and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement, in order to provide the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined in this Section  1.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective, or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“AGT” shall have the meaning given in the Recitals hereto.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Class A Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Class B Ordinary Shares” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.4.

“Domestication” shall have the meaning given in the Recitals hereto.

“EDGAR” shall have the meaning set forth in subsection 3.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holder” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall have the meaning given in the Recitals hereto shall be deemed to include the Common Stock issuable upon conversion thereof.

“Holders” shall have the meaning given in the Preamble.

“IPO” shall have the meaning given in the Recitals hereto.

“Lock-Up Period” shall mean the lock-up period specified with respect to a party in the Company Lock-Up Agreement, dated [•], 2023 or the Acquiror Support Agreement, dated August 9, 2023.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean a Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-up Period pursuant to the Company Lock-up Agreement or Acquiror Support Agreement, as applicable.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Piggyback Registration Rights Holders” shall have the meaning given in subsection 2.2.1.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares (including any Class A Ordinary Shares, shares of Common Stock or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for Class A Ordinary Shares or shares of Common Stock), (b) the Private Placement Shares (including any Class A Ordinary Shares or shares of Common Stock issued or issuable upon conversion or exchange of the Private Placement Shares), (c) the Private Placement Warrants (including any Class A Ordinary Shares or shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), [(d) the Working Capital Units (including any securities underlying such Working Capital Units upon their split and any securities issued or issuable upon the exchange or conversion of the securities contained in the Working Capital Units)], (e) all shares of Common Stock issued to the equityholders of AGT in the Merger, including the Supporting Stockholders, (f) any outstanding Class A Ordinary Shares, Class B Ordinary Shares, shares of Common Stock, Warrants, or any other equity security (including the Class A Ordinary Shares, Class B Ordinary Shares and shares

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of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, but only to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and (g) any other equity security of the Company issued or issuable with respect to any such Class A Ordinary Shares, Class B Ordinary Shares or shares of Common Stock by way of a stock dividend, stock split, share capitalization or share sub-division or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Holder, when all such securities held by such Holder could be sold without registration under Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) without restriction on volume or manner of sale.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, excluding Selling Expenses, but including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses, not to exceed $75,000, of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown (the “Selling Holder Counsel”).

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in subsection 2.1.5.

“Rule 415” shall mean Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.2.

“Shelf Registration” shall mean a registration of securities pursuant to a Registration Statement filed with the Commission in accordance with Rule 415.

“Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

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“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.4.

“Shelf Threshold” shall have the meaning given in subsection 2.1.4.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.2.

“Supporting Stockholders” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“Warrants” shall have the meaning given in the Recitals hereto.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.6.

“Working Capital Units” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registrations.

2.1.1 Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Merger Agreement, use its commercially reasonable efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company as may be required by registration rights granted in favor of other stockholders or in the Company’s sole discretion) from time to time as permitted by Rule 415 (a “Shelf Registration Statement”) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Shelf Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be filed on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Shelf Registration Statement. A Shelf Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in a Shelf Registration Statement (and in any prospectus or prospectus supplement forming a part of such Shelf Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Shelf Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall use its commercially reasonable efforts to cause a Shelf Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. The Company’s obligations under this subsection 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2 Subsequent Registration Statement. If the Shelf Registration Statement required by subsection 2.1.1 ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is

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reasonably practicable, cause such Shelf Registration Statement to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration Statement), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration Statement or file an additional Registration Statement (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 (a “Form S-3 Shelf”) or any similar short-form registration statement that may be available at such time to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3 Conversion to Form S-3. The Company shall use its commercially reasonable efforts to convert a Form S-1 Shelf into a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligations under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.4 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, and following any applicable Lock-up Period, any Holder (being in such case, a “Demanding Holder”) may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (an “Underwritten Shelf Takedown”), provided, that such Holder(s) reasonably expect aggregate gross proceeds in excess of $50 million from such Underwritten Shelf Takedown (the “Shelf Threshold”). All requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall have the right to select the Underwriter or Underwriters for any Underwritten Shelf Takedown, which shall consist of one or more reputable nationally recognized investment banks. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company and shall take all such other commercially reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Shelf Takedown contemplated by this subsection 2.1.4, subject to Section  3.3 and ARTICLE IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect an Underwritten Shelf Takedown if the Board determines in its reasonable good faith judgment that such Underwritten Shelf Takedown would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act. The Holders, in the aggregate, may not demand more than two (2) Underwritten Shelf Takedowns in any twelve (12) month period.

2.1.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of shares of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock

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or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual arrangements with Persons other than the Piggyback Registration Rights Holders hereunder, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, (i) first, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4 and the Holder shall reimburse the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to subsection 2.4.3, if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to subsection 2.1.4), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that related to a transaction subject to Rule 145 promulgated under the Securities Act or any successor rule thereto), (iii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a registered offering not involving a “road show” or other substantial marketing efforts or a widespread distribution of securities, such as a “registered direct” offering (whether or not underwritten), including a Block Trade, (vi) for an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, or (vii) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as reasonably practicable but not less than five (5) business days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after the sending of such written notice (such Registration a “Piggyback Registration”, and each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Piggyback Registration, the “Piggyback Registration Rights Holders”); provided, further, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of the Common Stock in an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders

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or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of subsection 2.2.2. Subject to subsection 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Registration Rights Holders pursuant to this subsection 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Piggyback Registration Rights Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. The notice periods set forth in this subsection 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with Section 2.4. The Company shall have the right to terminate or withdraw any Registration Statement initiated by it under this subsection 2.2.1 before the effective date of such Registration, whether or not any Piggyback Registration Rights Holder has elected to include Registrable Securities in such Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that

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the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c) if the Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to subsection 2.1.4 hereof, then the Company shall include in any such Underwritten Shelf Takedown securities in the priority set forth in subsection 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by subsection 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of a Piggyback Registration pursuant to a Shelf Registration, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Joinder of Piggyback Registration Rights Holders. If so indicated on its signature page hereto, a Holder that is not a Demanding Holder may be designated solely as a Piggyback Registration Rights Holder hereunder, in which case such Piggyback Registration Rights Holder agrees that it shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Piggyback Registration Rights Holder” under this Section 2.2, with all attendant rights, benefits, duties, restrictions and obligations thereunder, and shall be fully bound by, and subject to, all of the applicable terms, conditions, representations and warranties and other provisions of this Registration Rights Agreement as a “Holder” for purposes of ARTICLE III, ARTICLE IV and ARTICLE V hereto, with all attendant rights, benefits, duties, restrictions and obligations thereunder. For the avoidance of doubt, any Piggyback Registration Rights Holder designated solely as such shall not be a “Holder” for any other purpose hereunder.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), if requested by the managing Underwriter(s), each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock who is selling securities in the Underwritten Offering (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement and other than to Permitted Transferees prior to the expiration of the Lock-up Period), without the prior written consent of the Company, during the sixty (60)-day period (or such shorter time agreed to by the managing Underwriter(s)) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriter(s) otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding any other provision of ARTICLE II, but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder or Holders wishes to engage in a Block Trade with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50 million or (y) if such Demanding Holder or Holders wish to engage in a Block Trade of all remaining Registrable Securities held by the Demanding Holder or Holders, $25 million, such Demanding Holder(s) shall provide written notice to the Company at least ten (10) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The Demanding Holder(s) shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

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2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this subsection 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by one or more Demanding Holders pursuant to subsection 2.4.1.

2.4.4 A majority-in-interest of the Demanding Holders in a Block Trade shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5 A Holder in the aggregate may demand no more than one (1) Block Trade pursuant to this Section  2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section  2.4 shall be counted as a demand for an Underwritten Shelf Takedown pursuant to subsection 2.1.4.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold in accordance with the intended plan of distribution of such Registrable Securities or have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission and publicly available pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable any Holder of Registrable Securities included in such Registration Statement to consummate

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the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.9 in the event of an Underwritten Offering, a Block trade, or a sale by a broker, placement agent, or sales agent pursuant to such Registration Statement, in each of the foregoing cases solely to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority in interest of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.10 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter(s) may reasonably request;

3.1.11 on the date the Registrable Securities are delivered for sale pursuant to such Registration, in the event of an Underwritten Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, the placement agent or sales agent, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriters, placement agent or sales agent may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such Underwriters, placement agent or sales agent;

3.1.12 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and as agreed to by the Company, with the managing Underwriter of such offering;

3.1.13 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), which requirement will be deemed satisfied if the Company timely files Forms 10-Q and 10-K, as may be required to be filed under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.14 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

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3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to subsection 2.1.4 if the registration request is subsequently withdrawn at the request of the Demanding Holders (in which case the Demanding Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless if, at the time of such withdrawal, the Demanding Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known (and not reasonably available upon request from the Company or otherwise) to the Demanding Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Demanding Holders shall not be required to pay any of such expenses. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses, other than as set forth in the definition of “Registration Expenses,” and all reasonable fees and expenses of Selling Holder Counsel.

3.3 Requirements for Inclusion as a Selling Stockholder. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III, the Company shall use commercially reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this ARTICLE III. Further, no Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with applicable law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of a majority of the Board, would be seriously detrimental to the Company and the Board concludes, as a result, that it is necessary to defer such filing, initial effectiveness, or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend the use of, a Registration Statement and such delay or suspension arises out of or is a result of, or is related to or is in connection with any publicly-available written guidance of the Commission, or any comments, requirements, or requests of the Commission Staff related to accounting, disclosure, or other matters, then the Company may, upon giving reasonably prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentences, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to subsection 3.4.4, during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days (or such shorter time as the managing Underwriters may agree) after the effective date of, a Company-initiated Registration and

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provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or if, pursuant to subsection 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving reasonably prompt written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.1.4 or Section 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness of a registered offering pursuant to subsection 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, shall file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) Cantor may not exercise their demand registration rights and piggyback registration rights hereunder after five (5) and seven (7) years, respectively, after the effective date of the registration statement relating to the Company’s initial public offering and (ii) Cantor may not exercise its demand registration rights more than one time.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company agrees to indemnify, to the extent permitted by law, each such Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder. Notwithstanding the foregoing, the indemnity agreement contained in this subsection 4.1.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) and any other Holders of Registrable Securities participating in the Registration, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained, or incorporated by reference in accordance with the requirements of Form S-1 or Form S-3, in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party’s ability to defend such action) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement includes a statement or admission of fault or culpability on the part of such indemnified party, or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability except in the case of fraud or willful misconduct by such Holder. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Addimmune, Inc., 9713 W. Ave, 5th Floor, Rockville, MD 20850 Attention: Jeff Galvin, Chief Executive Officer, email: jgalvin@americangene.com; and a copy (which shall not constitute notice) shall also be sent to DLA Piper LLP (US), 2525 E Camelback Rd. Suite #1000, Phoenix, AZ 85016, Attn: Kevin E. Criddle, Jeffrey C. Selman, email: Kevin.Criddle@us.dlapiper.com, jeffrey.selman@us.dlapiper.com, if to the Sponsor to: 10X Capital, 1 World Trade Center, 85th Floor, New York, NY 10007, Attn: Hans Thomas, with copy to: (i) Latham & Watkins LLP, 99 Bishopsgate London EC2M 3XF, United Kingdom, Attn: J. David Stewart and (ii) Latham & Watkins, 811 Main Street, Suite 3700, Houston, TX 77002, Attn: Ryan Maierson, and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the applicable Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.3 Following the expiration of the applicable Lock-Up Period, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee of Registrable Securities;

5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.5 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.2.

5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. This Agreement will amend and restate the Existing Registration Rights Agreement to read as set forth herein, when it has been duly executed by parties having the right to so amend and restate the Existing Registration Rights Agreement.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.7 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE SPONSOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.8 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected; provided, further, that no consent of any Piggyback Registration Rights Holder shall be required with respect to any such waiver, amendment or modification, except with respect to any waiver, amendment or modification that adversely affects such Piggyback Registration Rights Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity). No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any amendment, termination, or waiver effected in accordance with this Section 5.8 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver.

5.9 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.10 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided, that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Annex E-16

5.11 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.12 Other Registration Rights. The Company represents and warrants that, no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that (1) this Agreement supersedes the Existing Registration Rights Agreement and any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.13 Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) the date as of which no Registrable Securities remain outstanding; provided, that with respect to any Holder, this Agreement shall terminate on the date such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and ARTICLE IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Annex E-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-18

SPONSOR:
10X Capital SPAC Sponsor III LLC
By:
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-19

CANTOR:
Cantor Fitzgerald & Co.
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-20

HOLDER:
10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company
By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-21

HOLDER:

Hans Thomas

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-22

HOLDER:

David Weisburd

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-23

HOLDER:

Oliver Wriedt

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-24

HOLDER:

Guhan Kandasamy

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-25

HOLDER:

Christopher Jurasek

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-26

HOLDER:

Kash Sheikh

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-27

HOLDER:

Woodrow H. Levin

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-28

HOLDER:[2]
By:
Name:
Title:

____________

2        To include the stockholders subject to a Company Support Agreement.

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex E-29

Annex F

FORM OF COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”) is entered into as of [•], 2023, by and among 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X”), [•], a [•] (the “Stockholder”), and, solely with respect to Sections 1 – 3 hereof, American Gene Technologies International Inc., a Delaware corporation (the “Company”). Each of 10X, the Stockholder and the Company is sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS

WHEREAS, 10X, the Company, and 10X AGT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), a copy of which has been made available to the Stockholder, in accordance with the terms and subject to the conditions of which, among other things, the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned Subsidiary of 10X;

WHEREAS, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, by virtue of the Merger each share of Company Common Stock (including shares of Company Preferred Stock converted to Company Common Stock in connection with the Preferred Stock Conversion) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Acquiror Common Stock, as provided more particularly in the Merger Agreement;

WHEREAS, the Stockholder is the record and beneficial owner of the number and type of equity securities of the Company set forth on Schedule A hereto (together with any other equity securities of the Company of which the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Company Stock”);

WHEREAS, in consideration for the benefits to be received by the Stockholder under the terms of the Merger Agreement and as a material inducement to 10X agreeing to enter into, and consummate the transactions contemplated by, the Merger Agreement, the Stockholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that 10X and Merger Sub will not enter into, and agree to consummate the transactions contemplated by, the Merger Agreement without the Stockholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Preferred Stock Conversion. Subject to the earlier termination of this Agreement in accordance with its terms, and upon solicitation by the Company, the Stockholder, to the extent it holds Company Preferred Stock, shall duly execute and deliver to the Company such votes or consents, under which it shall irrevocably and unconditionally consent to the Preferred Stock Conversion.

2. Distribution. Subject to the earlier termination of this Agreement in accordance with its terms, and upon solicitation by the Company, the Stockholder, including to the extent the Stockholder holds Company Preferred Stock, shall duly execute and deliver to the Company such votes or consents, under which it shall irrevocably and unconditionally consent to the Distribution and the other transactions contemplated by the Separation Agreement.

3. Company Stockholder Consent and Related Matters. Subject to the earlier termination of this Agreement in accordance with its terms, (a) as promptly as reasonably practicable (and in any event within five (5) Business Days) following the time at which the Registration Statement becomes effective under the Securities Act and the Company solicits the remaining Company Stockholder Approvals, the Stockholder shall duly execute and deliver to the Company such Company Stockholder Approvals under which it shall irrevocably and unconditionally consent to

Annex F-1

the matters, actions and proposals contemplated by Section 8.02(f) of the Merger Agreement, including the Merger and, to the extent required by Law, any other transactions contemplated by the Merger Agreement to occur at or immediately prior to the Closing, and (b) without limiting the generality of the foregoing, prior to the Closing, the Stockholder shall, at any meeting of the Company Stockholders (and at any adjournment or postponement thereof), however called, and in any actions by written consent of the Company Stockholders, vote (or cause to be voted) the Subject Company Stock against (i) any Acquisition Proposal or (ii) any other matter, action or proposal that would reasonably be expected to result in (A) a breach of any of the Company’s covenants, agreements or obligations under the Merger Agreement or (B) any of the conditions to the Closing set forth in Sections 9.01, 9.02 or 9.03 of the Merger Agreement not being satisfied; provided that in the case of either (a) or (b), the Merger Agreement shall not have been amended or modified without the Stockholder’s consent (1) to decrease the consideration payable under the Merger Agreement, or (2) to change the form of merger consideration in a manner adverse to the Stockholder.

4. Other Covenants and Agreements.

(a) The Stockholder shall be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, and (ii) Section 6.04 (No Claim Against the Trust Account), Section 6.06 (Non-Solicitation; Acquisition Proposals) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to the Company, in each case, mutatis mutandis, as if the Stockholder is directly party thereto. Notwithstanding anything in this Agreement to the contrary, (x) the Stockholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 4(a), (y) the Stockholder is not making any representations or warranties with respect to the actions of any of the Company Related Parties, and (z) any breach by the Company of its obligations under the Merger Agreement shall not be considered a breach of this Section 4(a) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by it of this Section 4(a)).

(b) The Stockholder acknowledges and agrees that 10X and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement 10X and Merger Sub would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

5. Stockholder Representations and Warranties. The Stockholder represents and warrants to 10X as follows:

(a) The Stockholder, if an entity, is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).

(b) The Stockholder (i) if an entity, has the requisite corporate, limited liability company or other similar power and authority or (ii) if a natural person, has the requisite power and legal capacity to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby. If the Stockholder is an entity, the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid, legal and binding agreement of the Stockholder (assuming that this Agreement is duly authorized, executed and delivered by 10X), enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Stockholder with respect to the Stockholder’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals,

Annex F-2

authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Stockholder’s entry into this Agreement.

(d) None of the execution or delivery of this Agreement by the Stockholder, the performance by the Stockholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Stockholder’s organizational and governing documents (if applicable), (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Stockholder is a party, (iii) violate, or constitute a breach under, any Governmental Order or applicable Law to which the Stockholder or any of its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, result in the creation of any Lien upon the Subject Company Stock, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(e) The Stockholder is the record and beneficial owner of the Subject Company Stock and has valid, good and marketable title to the Subject Company Stock, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Organizational Documents). Except for the equity securities of the Company set forth on Schedule A hereto, together with any other equity securities of the Company that the Stockholder acquires record or beneficial ownership of after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 6.01 of the Merger Agreement, the Stockholder does not own, beneficially or of record, any equity securities of the Company. The Stockholder does not own any right to acquire any equity securities of the Company (except in its capacity as a stockholder). The Stockholder has the right to vote (and provide consent in respect of, as applicable) the Subject Company Stock and, except for this Agreement and the Merger Agreement, the Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer any of the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Stock, in each case, that could reasonably be expected to (y impair the ability of the Stockholder to perform its obligations under this Agreement or (z) prevent, impede or delay the consummation of any of the transactions contemplated by this Agreement.

(f) There is no Action pending or, to the Stockholder’s knowledge, threatened against the Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, 10X and (ii) it has been furnished with or given access to such documents and information about 10X and its respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Agreements to which it is or will be a party, the Stockholder has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party and no other representations or warranties of 10X or Merger Sub (including, for the avoidance of doubt, none of the representations or warranties of 10X set forth in the Merger Agreement or any other Ancillary Agreement), any of their respective Affiliates or any other Person, either express or implied, and the Stockholder, on its own behalf and on behalf of its Representatives,

Annex F-3

acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Agreements to which it is or will be a party, none of 10X, Merger Sub, any of their respective Affiliates or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Agreements to which it is or will be a party or the transactions contemplated hereby or thereby.

6. Transfer of Subject Securities. Except as expressly contemplated by the Merger Agreement or with the prior written consent of 10X (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Stockholder agrees not to (a) Transfer any of the Subject Company Stock, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Company Stock or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Stock, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). Notwithstanding the foregoing, the Stockholder may transfer its Subject Company Stock (w) for Transfers which the net proceeds will be used to pay income tax obligations owed by the Stockholder, as provided on a tax return or tax statement provided to 10X in form reasonably acceptable to 10X, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder, (x) to its Affiliates, (y) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization or pursuant to a qualified domestic relations order with prior written notice to (but without the consent of) 10X, or by virtue of laws of descent and distribution upon death of such individual, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder, or (z) to another Company Stockholder that is a party to an agreement with 10X and the Company in form and substance substantially similar to this Agreement.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the amendment or modification of the Merger Agreement without the Stockholder’s consent (i) to decrease the consideration payable under the Merger Agreement, or (ii) to change the form of merger consideration in a manner adverse to the Stockholder and (d) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (x) the termination of this Agreement pursuant to Section 7(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (y) Section 4(a)(i) (solely to the extent that it relates to Section 8.04 (Confidentiality; Publicity) of the Merger Agreement) and the representations and warranties set forth in Sections 5(g) and (h) shall each survive any termination of this Agreement and (z) Section 4(a)(ii) (solely to the extent that it relates to Section 6.04 (No Claim Against the Trust Account) of the Merger Agreement) shall survive the termination of this Agreement pursuant to Section 7(b).

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Stockholder makes no agreement or understanding herein in any capacity other than in the Stockholder’s capacity as a record holder and beneficial owner of the Subject Company Stock, and not in the Stockholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries and (b) nothing herein will be construed to limit, prevent or affect any action or inaction by the Stockholder or any representative of the Stockholder serving in its capacity as a member of the board of directors of the Company or any Subsidiary thereof or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary thereof.

7. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company, 10X or any Affiliate

Annex F-4

of 10X, and (b) none of the Company, 10X or any Affiliate of 10X shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to 10X, to:

10X Capital Venture Acquisition Corp. III
1 World Trade Center, 85th Floor
New York, NY 10007
	Attn:	Hans Thomas
	E-mail:	hans@10xcapital.com

with a copy to:

Latham & Watkins LLP
99 Bishopsgate
London EC2M 3XF
United Kingdom
	Attn:	J. David Stewart
Ryan Maierson
	E-mail:	j.david.stewart@lw.com
ryan.maeirson@lw.com

(b)	If to Stockholder, to:

[•]
[•]
	Attn:	[•]
	E-mail:	[•]

(c)	If to the Company, to:

American Gene Technologies International Inc.
Rockville, MD 20850
	Attn:	Jeff Galvin
	E-mail:	jgalvin@americangene.com

with a copy to:

DLA Piper LLP (US)
2525 E Camelback Rd
Suite #1000
	Attn:	Kevin E. Criddle
Jeffrey C. Selman
	E-mail:	Kevin.Criddle@us.dlapiper.com
jeffrey.selman@us.dlapiper.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Annex F-5

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties acting as partners or participants in a joint venture.

10. Miscellaneous. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Non-survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

Annex F-6

IN WITNESS WHEREOF, the Parties have executed and delivered this Company Support Agreement as of the date first above written.

10X CAPITAL VENTURE ACQUISITION CORP. III
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex F-7

[STOCKHOLDER]
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex F-8

Solely with respect to Sections 1 – 3 hereof,
AMERICAN GENE TECHNOLOGIES INTERNATIONAL INC.
By:
Name:
Title:

[Signature Page to Company Support Agreement]

Annex F-9

SCHEDULE A

Stockholder	Title of Shares	Number of Shares
[•]	[•]	[•]

Annex F-10

Annex G

ACQUIROR SUPPORT AGREEMENT

This ACQUIROR SUPPORT AGREEMENT (this “Agreement”), dated as of August 9, 2023, is made by and among 10X Capital Venture Acquisition Corp. III, a Cayman Islands exempted company (“10X” or “Acquiror”), American Gene Technologies International Inc., a Delaware corporation (“AGT”), 10X Capital SPAC Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”), and the undersigned directors and officers of 10X (collectively with the Sponsor, the “Class B Holders”). 10X, AGT and the Class B Holders shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, 10X, AGT and 10X AGT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holders are the record and beneficial owners of 10,000,000 issued and outstanding Class B ordinary shares, par value $0.0001 per share, of 10X (the “10X Class B Shares”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, each Class B Holder will vote in favor of approval of the Proposals and agree to certain transfer restrictions with respect to such Class B Holder’s Acquiror Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Class B Holder hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of 10X, and in any action by written resolution of the shareholders of 10X, all of such Class B Holder’s 10X Class B Shares (together with any other equity securities of 10X that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject 10X Equity Securities”) (i) in favor of the Proposals and (ii) against, and withhold consent with respect to, any other matter, action or proposal that would reasonably be expected to result in (A) a breach of any of 10X’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or any Ancillary Agreement or (B) any of the conditions to the Closing set forth in Sections 9.01, 9.02 or 9.03 of the Merger Agreement not being satisfied, (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Class B Holder’s Subject 10X Equity Securities to be counted as present thereat for purposes of establishing a quorum, (c) not to redeem, elect to redeem or tender or submit any of its Subject 10X Equity Securities for redemption in connection with such shareholder approval, the Merger or any other transactions contemplated by the Merger Agreement, (d) not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) that constitutes a Competing Proposal; (ii) furnish or disclose any non-public information about 10X to any Person in connection with a Competing Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Competing Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Class B Holder shall (y) notify AGT promptly upon receipt of any Competing Proposal by the Class B Holder, and describe the material terms and conditions of any such offer in reasonable detail (including the identity of the Persons making such Competing Proposal) and (z) keep AGT reasonably informed on a current basis of any modifications to such offer or information. Prior to any valid termination of the Merger Agreement, each Class B Holder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein.

2. Lock-Up.

a. For purposes of this Agreement:

(i) the term “First Tranche” means an amount of shares equal to one-half of the Lock-Up Shares;

Annex G-1

(ii) the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is thirty six (36) months after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-Up Period;

(iii) the term “Lock-Up Shares” means an amount of shares equal to the aggregate number of shares of Acquiror Common Stock held by the Class B Holder(s) immediately following the Closing (excluding the (i) shares of Acquiror Common Stock underlying (a) the private placement units issued to the Sponsor in connection with its initial public offering or (b) any private placement units issued on conversion of Working Capital Loans and (ii) Acquiror Common Stock acquired after the date hereof in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares owned by the Class B Holders at Closing but which have been committed to be delivered following Closing to a third party shall not be considered “Lock-Up Shares”;

(iv) the term “Permitted Transferees” means any Person to whom a Class B Holder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2.c;

(v) the term “Prospectus” means the final prospectus of 10X, filed with the United States Securities and Exchange Commission (File No. 333-253868) on January 11, 2022;

(vi) the term “Second Tranche” means an amount of shares equal to the remaining one-half of the Lock-Up Shares; and

(vii) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

b. The Class B Holders hereby agree that each shall not, and shall cause any of its respective Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i) with respect to the First Tranche, the Transfer Restriction shall expire with respect to twenty-five percent (25%) of the First Tranche on the date that is thirty (30) calendar days after the Closing Date;

(ii) with respect to the First Tranche, the Transfer Restriction shall expire with respect to the remaining seventy-five percent (75%) on the date that is one hundred eighty (180) calendar days after the Closing Date, provided that, if at any point the closing price of the Acquiror Common Stock exceeds $12.00 for any fifteen (15) Trading Days within any consecutive thirty (30) Trading Day period, the Transfer Restriction shall expire with respect to an amount of Lock-Up Shares subject to this Section 2.b(ii) equal to the number of shares unlocked in Section 2.b(i) on a date that may be earlier than one hundred eighty (180) calendar days after the Closing Date;

(iii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $15.00 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period;

(iv) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $17.50 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period;

(v) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which the volume-weighted average trading sale price of one share of Acquiror Common Stock quoted on a National Exchange (or such other exchange on which the shares of Acquiror Common Stock are then listed) is greater than or equal to $20.00 for any fifteen (15) Trading Days within any thirty (30) consecutive Trading Day period;

Annex G-2

(vi) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event IV occurs;

(vii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event V occurs;

(viii) with respect to one-sixth of the Second Tranche, the Transfer Restriction shall expire upon the date on which Triggering Event VI occurs; and

(ix) on the date on which post-merger 10X completes a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all of its assets or other similar transaction that results in a majority of post-merger 10X’s stockholders having the right to exchange their shares for cash, securities or other property, or where the majority of post-merger Acquiror shareholders have the right to receive a dividend or distribution related to a sale or transfer of assets or other similar transactions, the Transfer Restriction will terminate with respect to all Lock-Up Shares. For the avoidance of doubt, no Transfer Restrictions shall apply to any of the Lock-Up Shares after the expiration of the Lock-Up Period.

c. Notwithstanding the provisions set forth in Section 2.b, a Class B Holder or its Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to 10X’s officers or directors, (ii) to any Affiliates of the Sponsor; (iii) in respect of subclauses (i) or (ii) above, in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of subclauses (i), (ii) or (iii) above, in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (v) by virtue of the laws of the Cayman Islands or the Sponsor limited liability company agreement upon dissolution of the Sponsor, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Sponsor and (vi) in the event that Acquiror completes a subsequent public offering of Acquiror Common Stock following Closing, the Class B Holders may Transfer in connection with such public offering an amount of Lock-Up Shares no greater than five percent (5%) of the size of such subsequent public offering, and the amount of Lock-Up Shares in the Second Tranche shall be reduced by the same amount (provided that the Class B Holders may allocate such reduction at their option between the Lock-Up Shares referenced in Section 2.b(iii) through Section 2.b(iii)).

d. The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of 10X by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

e. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and 10X shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, 10X may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

f. During the applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUPPORT AGREEMENT, DATED AS OF AUGUST 9, 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

g. For the avoidance of any doubt, the Class B Holders shall retain all of their respective rights as a shareholder of 10X with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares.

Annex G-3

3. Other Covenants.

a. Each Class B Holder hereby agrees to be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 7.11 (Exclusivity) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to 10X, as if such Class B Holder is directly party thereto.

b. Each Class B Holder acknowledges and agrees that AGT is entering into the Merger Agreement in reliance upon such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, AGT would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

4. Termination of 10X Class B Shares IPO Lock-Up Period. Each Class B Holder and 10X hereby agree that effective as of the consummation of the Closing (and not before), Section 3 of that certain Letter Agreement, dated January 11, 2022, by and among 10X, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“3. Reserved.”

Notwithstanding anything to the contrary in the Class B Holder Agreement, the restrictions set forth in Section 3 thereof shall be effective until the Closing.

The amendment and restatement set forth in this Section 4 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.

5. Representations and Warranties.

a. Sponsor represents and warrants to AGT as follows: (i) it is duly organized, validly existing and in good standing under the laws of the Cayman Islands, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s, corporate, limited liability company or organizational powers and have been duly authorized by all necessary actions on the part of Sponsor; (ii) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject 10X Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; and (iii) there are no Actions pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

b. The undersigned directors and officers of 10X each represent and warrant to AGT that he has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder.

c. Each Class B Holder represents and warrants to AGT as follows: (i) this Agreement has been duly executed and delivered by such Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Class B Holder, enforceable against such Class B Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies), (ii) such Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Class B Holder’s obligations hereunder, and (iii) such Class B Holder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, the respective Subject 10X Equity Securities set forth on Exhibit A hereto opposite such Class B Holder’s name, and, except as disclosed in the Acquiror SEC Reports there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such

Annex G-4

Subject 10X Equity Securities (other than transfer restrictions under the Securities Act)) or preemptive or other right or privilege for the purchase, acquisition or transfer from such Class B Holder affecting any such Subject 10X Equity Securities, other than Liens pursuant to (A) this Agreement, (B) the 10X organizational documents, (C) the Merger Agreement, (D) the Class B Holder Agreement, or (E) any applicable Securities Laws.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 4, 10 (solely to the extent related to Sections 2, 4 or 10) and 11 shall each survive the termination of this Agreement pursuant to Section 6(a), and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to the following Sections 7 or 9) shall survive any termination of this Agreement.

7. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of AGT or any Affiliate of 10X (other than the Class B Holders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of AGT or the Affiliates of 10X (other than the Class B Holders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject 10X Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in its capacity as a member of the board of directors (or other similar governing body) of 10X or any of its Affiliates or as an officer, employee or fiduciary of 10X or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of 10X or such Affiliate.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

11. Waiver of Anti-dilution Protection. The Sponsor and each Class B Holder hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections in connection with the transactions contemplated by the Merger Agreement.

[signature page follows]

Annex G-5

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

10X Capital SPAC Sponsor III LLC
By:	/s/ Hans Thomas
	Name:	Hans Thomas
	Title:	Sole Managing Member
10X CAPITAL VENTURE ACQUISITION CORP. III
By:	/s/ Hans Thomas
	Name:	Hans Thomas
	Title:	Chairman and Chief Executive Officer

[Signature Page to Acquiror Support Agreement]

Annex G-6

American Gene Technologies International Inc.
By:	/s/ Jeffrey Galvin
	Name:	Jeffrey Galvin
	Title:	Chief Executive Officer

[Signature Page to Acquiror Support Agreement]

Annex G-7

OTHER CLASS B HOLDERS:
/s/ Hans Thomas
Hans Thomas
/s/ David Weisburd
David Weisburd
/s/ Oliver Wriedt
Oliver Wriedt
/s/ Guhan Kandasamy
Guhan Kandasamy
/s/ Christopher Jurasek
Christopher Jurasek
/s/ Kash Sheikh
Kash Sheikh
/s/ Woodrow H. Levin
Woodrow H. Levin

[Signature Page to Acquiror Support Agreement]

Annex G-8

Exhibit A

Class B Holder	Subject 10X Equity Securities
10X Capital SPAC Sponsor III LLC	10,000,000
Hans Thomas	0
David Weisburd	0
Oliver Wriedt	0
Guhan Kandasamy	0
Christopher Jurasek	0
Kash Sheikh	0
Woodrow H. Levin	0

Annex G-9

Annex H

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [•], 2023 between [•], a [•] (the “Stockholder”)1, and Addimmune Inc. (f/k/a 10X Capital Venture Acquisition Corp. III), a Delaware corporation (“Addimmune”). The Stockholder and Addimmune are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Addimmune, American Gene Technologies International Inc., a Delaware corporation, and 10X AGT Merger Sub, LLC, a Delaware limited liability company, entered into that certain Agreement and Plan of Merger, dated as of [•], 2023 (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Merger Agreement contemplates that the Stockholder will receive [•] ([•]) shares of Acquiror Common Stock (as defined in the Merger Agreement) at Closing, including [•] shares of Acquiror Common Stock issued and subject to vesting (the “Stockholder Shares”)2; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement, pursuant to which the Acquiror Common Stock held by the Stockholder immediately after the Effective Time (together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. For purposes of this Agreement:

(a) the term “Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date; provided, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(b) the term “Lock-Up Shares” means the shares of Acquiror Common Stock held by the Stockholder (including for the avoidance of doubt shares issued and subject to vesting) immediately following the Closing (for the avoidance of doubt, (x) including the Stockholder Shares, and (y) excluding shares of Acquiror Common Stock acquired in the public market, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted); provided that, for the avoidance of doubt, shares not owned by the Stockholder at Closing shall not be considered “Lock-Up Shares”;

(c) the term “Permitted Transferees” means any Person to whom the Stockholder is permitted to transfer Lock-Up Shares prior to the expiration of the Lock-Up Period pursuant to Section 2(a);

(d) the term “Prospectus” means the final prospectus of Addimmune, filed with the United States Securities and Exchange Commission (File No. 333-253868) on January 11, 2022; and

(e) the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

____________

1        NTD: To be executed by each AGT director, executive officer and any post-Closing PubCo stockholder who owns more than 0.5% upon Closing.

2        NTD: to be updated based on earnout structure.

Annex H-1

2. Lock-Up Provisions.

(a) Notwithstanding the provisions set forth in Section 2(b), the Stockholder or its Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period (i) to Addimmune’s officers or directors, (ii) to any Affiliates of the Stockholder; (iii) in respect of (i) or (ii), in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is the Stockholder, a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iv) in respect of (i), (ii) or (iii), in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (v) by virtue of the laws of the State of Delaware, in each case, subject to any such transferee signing a joinder hereto agreeing to be bound by all provisions hereof to the same extent as the Stockholder.

(b) The Stockholder hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-Up Shares during the Lock-Up Period (the “Transfer Restriction”), except in accordance with the following:

(i)          the Transfer Restriction shall expire with respect to an aggregate of [•]3 ([•]) Lock-Up Shares upon the date on which the closing price of the Acquiror Common Stock exceeds $12.00 for any fifteen (15) Trading Days within any consecutive thirty (30) Trading Day period; and

(ii)         on the date on which Addimmune completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of post-merger Addimmune’s stockholders having the right to exchange their shares for cash, securities or other property, the Transfer Restriction will terminate with respect to all Lock-Up Shares.

(c) The per share stock prices referenced in this Agreement will be equitably adjusted on account of any changes in the equity securities of Addimmune by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

(d) If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Addimmune shall refuse to recognize any such transferee of the Lock-Up Shares as one of its equity holders for any purpose. In order to enforce this Section 2, Addimmune may impose stop-transfer instructions with respect to the Lock-Up Shares (and any Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(e) During the applicable Lock-Up Period, each certificate (if any are issued) evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [•], 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, the Stockholder shall retain all of its rights as a stockholder of Addimmune with respect to the Lock-Up Shares during the Lock-Up Period, including the right to vote any Lock-Up Shares, if applicable.

____________

3        12.5%

Annex H-2

3. Miscellaneous.

(a) Effective Date. Section 2 of this Agreement shall become effective at the Effective Time.

(b) Termination of the Merger Agreement. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement and all rights and obligations of the Parties hereunder shall automatically terminate and be of no further force or effect.

(c) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail (having obtained electronic delivery confirmation thereof), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (having obtained electronic delivery confirmation thereof), in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Addimmune, to:		With a copy to (which shall not constitute notice):
Addimmune Inc.		DLA Piper LLP (US)
9713 W. Ave, 5th Floor		2525 E Camelback Rd
Rockville, MD 20850		Suite #1000
Attn:	Jeff Galvin, Chief Executive Officer	Phoenix, AZ 85016
E-mail:	jgalvin@americangene.com	Attn:	Kevin E. Criddle
Jeffrey C. Selman
		E-mail:	Kevin.Criddle@us.dlapiper.com
jeffrey.selman@us.dlapiper.com
If to the Stockholder, to:		With a copy to (which shall not constitute notice):
[•]		[•]
[•]		[•]
[•]		[•]
[•]		[•]
Attn:	[•]	Attn:	[•]
E-mail:	[•]	E-mail:	[•]

(d) Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF TRIAL BY JURY), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex H-3

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:
[•]
By:
Name:
Title:
ADDIMMUNE:
Addimmune Inc.
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex H-4

Annex I

July 27, 2023

Board of Directors

10X Capital Venture Acquisition Corp. III

1 World Trade Center, 85th Floor

New York, NY 10007

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to 10X Capital Venture Acquisition Corp. III (the “Acquiror”) of the Merger Consideration (as defined below) to be paid by the Acquiror pursuant to the proposed Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Acquiror, 10X AGT Merger Sub, LLC (“Merger Sub”) and American Gene Technologies International Inc. (the “Company”). Capitalized terms used herein have the respective meanings ascribed thereto in the execution version of the Merger Agreement provided to us by the Acquiror on July 25, 2023 (the “Draft Merger Agreement”).

As more specifically set forth in the Merger Agreement, and subject to the terms, conditions and adjustments set forth therein, the Merger Agreement provides for the merger of the Company (or, if the Company elects to undergo the F-Reorganization as specified in Merger Agreement, NewCo) with and into Merger Sub with Merger Sub being the Surviving Entity (the “Merger”). By virtue of the Merger and without any action on the part of the Company, Acquiror, Merger Sub or any holder of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares and Dissenting Shares, will be converted into the right to receive a number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Acquiror Common Stock (deemed to have a value of ten dollars and fifteen cents ($10.15) per share) (the “Merger Consideration”) equal to the quotient obtained by dividing (x) the quotient obtained by dividing (i) $500,000,000 by (ii) ten dollars and fifteen cents ($10.15) by (y) the Aggregate Fully Diluted Company Shares.

Also, at the Closing, and as additional consideration for the Merger and the other Transactions, the Acquiror will issue or cause to be issued in the name of each holder of Company Common Stock its, his or her pro rata share of a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) $300,000,000 by (ii) ten dollars and fifteen cents ($10.15) (the “Earnout Shares”) which will be held in escrow and may be released to the Company Stockholders upon the achievement of certain Triggering Events specified in the Merger Agreement.

Management of the Acquiror has instructed us to assume, and with your approval and without independent verification, we have therefore assumed for purposes of this opinion, that: (i) the Merger Consideration will have an agreed-upon value of $500,000,000, (ii) the Company will consummate a Company Pre-Closing Financing resulting in Available Closing Cash being $25,000,000 and (iii) no Earnout Shares will be released to the Company Stockholders.

In connection with our review of the proposed Merger, and in arriving at our opinion, we have: (i) reviewed the Draft Merger Agreement; (ii) reviewed and analyzed certain information, including financial and clinical forecasts, relating to the estimated cash usage of the Company, on a stand-alone basis, that were furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Acquiror and the Company concerning the matters described in clause (ii); (iv) reviewed the pro forma ownership structure of the combined entity resulting from the Merger; (v) discussed the past and current operations, financial condition and the business and prospects of the Company with members of senior management of the Acquiror and the Company, respectively; (vi) compared certain publicly available financial and other information of certain publicly traded companies that we deemed relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that we deemed relevant; and (viii) performed such other analyses and considered such other factors as we deemed appropriate for the purpose of rendering our opinion.

Annex I-1

Board of Directors

10X Capital Venture Acquisition Corp. III

July 27, 2023

We have assumed and relied upon, without verifying independently, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by or for us for purposes of preparing this opinion. We have further assumed that the financial information provided has been prepared by the respective managements of the Acquiror and the Company on a reasonable basis in accordance with industry practice, and that the managements of the Acquiror and the Company are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the respective managements of the Acquiror and the Company prepared reasonably the estimates and other forward-looking information reviewed by us, based on assumptions reflecting their best currently available estimates and judgments as to the expected future results of operations and financial condition of the Acquiror and the Company, respectively. We express no opinion as to any such estimates or forward-looking information or the assumptions on which they were based.

In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. Our opinion does not address any legal, regulatory, tax or accounting issues.

In arriving at our opinion, we have assumed that the executed Merger Agreement will be in all material respects identical to the Draft Merger Agreement reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties set forth in the Merger Agreement and all related documents and instruments that are referred to therein are true and correct, (ii) each party to the Merger Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto, and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger, including the approval of the stockholders of the Acquiror and the Company, will be obtained in a manner that will not adversely affect either such party.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Acquiror and the Company, and have not been furnished or provided with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Acquiror, the Company or any of their respective affiliates is a party or may be subject, and at your direction and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the value of the shares of Acquiror Common Stock to be issued in the Merger or the prices at which shares of Acquiror Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Acquiror to act as the financial advisor to the Board of Directors of the Acquiror and will receive a fee for providing this opinion which is not contingent upon the consummation of the Merger. The Acquiror has also agreed to indemnify us and our affiliates against certain liabilities and to reimburse us for certain expenses in connection with our services, which indemnification and reimbursement obligations are not contingent upon consummation of the Merger. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Acquiror and the other parties to the Merger, and, accordingly, may at any time hold a long or a short position in such securities. Except as described above or as set forth below, we have not had a material relationship with, nor otherwise received fees from, the Acquiror, the Company or any other parties to the Merger during the two years preceding the date hereof. In December 2022,

Annex I-2

Board of Directors

10X Capital Venture Acquisition Corp. III

July 27, 2023

the Acquiror engaged us to provide a fairness opinion to the Board of Directors of the Acquiror in connection with a prior transaction that was ultimately abandoned. In connection therewith, the Acquiror paid us $100,000 upon delivery of our fairness opinion in connection with the prior transaction (the “Prior Opinion”). When the transaction was abandoned, the Acquiror and we agreed that the Acquiror would pay us an additional $200,000 for the Prior Opinion and reimburse us for our related expenses in the amount of $36,000 upon the earlier of the consummation or abandonment of the Merger. Such payment is in addition to the amounts payable to us by the Acquiror in connection with this opinion. In the future, we may seek to provide financial advisory and investment banking services to the Acquiror, the Company or their respective affiliates for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Roth Capital Partners, LLC has adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Acquiror, the Company and/or the Merger that differ from the views of our investment banking personnel.

This opinion has been prepared for the information of the Board of Directors of the Acquiror for its use in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Acquiror as to how such stockholder should vote on any matter relating to the Merger or any other matter. Except with respect to the inclusion of this opinion in the proxy statement/prospectus relating to the Merger in accordance with our engagement letter with the Acquiror, this opinion shall not be disclosed, referred to or published (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Roth Capital Partners, LLC Fairness Opinion Committee.

This opinion addresses only the fairness, from a financial point of view, to the Acquiror of the Merger Consideration and does not address the relative merits of the Merger or any alternatives to the Merger, the Acquiror’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion does not address the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Acquiror. This opinion is not a valuation of the Acquiror or its assets or any class of its securities. We are not experts in, nor do we express an opinion on, legal, tax, accounting or regulatory issues. We do not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees of the Acquiror, whether or not relative to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Acquiror pursuant to the Merger Agreement is fair from a financial point of view to the Acquiror.

Sincerely,

/s/ Roth Capital Partners

Roth Capital Partners, LLC

Annex I-3

Annex J

ADDIMMUNE INC.

2023 LONG-TERM INCENTIVE PLAN

Annex J Page Nos.
1.	History; Effective Date.		J-1
2.	Purposes of the Plan.		J-1
3.	Terminology.		J-1
4.	Administration.		J-1
	(a)	Administration of the Plan	J-1
	(b)	Powers of the Administrator	J-1
	(c)	Delegation of Administrative Authority	J-2
	(d)	Non-Uniform Determinations	J-2
	(e)	Limited Liability; Advisors	J-2
	(f)	Indemnification	J-3
	(g)	Effect of Administrator’s Decision	J-3
5.	Shares Issuable Pursuant to Awards.		J-3
	(a)	Initial Share Pool	J-3
	(b)	Adjustments to Share Pool	J-3
	(c)	ISO Limit	J-3
	(d)	Source of Shares	J-3
6.	Participation.		J-4
7.	Awards.		J-4
	(a)	Awards, In General	J-4
	(b)	Stock Options	J-4
	(c)	Limitation on Reload Options	J-5
	(d)	Stock Appreciation Rights	J-5
	(e)	Repricing	J-5
	(f)	Stock Awards	J-5
	(g)	Stock Units	J-6
	(h)	Performance Shares and Performance Units	J-7
	(i)	Other Stock-Based Awards	J-8
	(j)	Awards to Participants Outside the United States	J-8
	(k)	Limitation on Dividend Reinvestment and Dividend Equivalents	J-8
8.	Withholding of Taxes.		J-8
9.	Transferability of Awards.		J-9
10.	Adjustments for Corporate Transactions and Other Events.		J-9
	(a)	Mandatory Adjustments	J-9
	(b)	Discretionary Adjustments	J-9
	(c)	Adjustments to Performance Goals	J-10
	(d)	Statutory Requirements Affecting Adjustments	J-10
	(e)	Dissolution or Liquidation	J-10
11.	Change in Control Provisions.		J-10
	(a)	Termination of Awards	J-10
	(b)	Continuation, Assumption or Substitution of Awards	J-11
	(c)	Other Permitted Actions	J-11
	(d)	Section 409A Savings Clause	J-11
12.	Substitution of Awards in Mergers and Acquisitions.		J-12
13.	Compliance with Securities Laws; Listing and Registration.		J-12
14.	Section 409A Compliance.		J-12
Annex J-i

Annex J Page Nos.
15.	Plan Duration; Amendment and Discontinuance.		J-13
	(a)	Plan Duration	J-13
	(b)	Amendment and Discontinuance of the Plan	J-13
	(c)	Amendment of Awards	J-13
16.	General Provisions.		J-14
	(a)	Non-Guarantee of Employment or Service	J-14
	(b)	No Trust or Fund Created	J-14
	(c)	Status of Awards	J-14
	(d)	Subsidiary Employees	J-14
	(e)	Governing Law and Interpretation	J-14
	(f)	Use of English Language	J-14
	(g)	Recovery of Amounts Paid	J-14
17.	Glossary.		J-15

Annex J-ii

1. History; Effective Date. ADDIMMUNE INC., a Delaware corporation (“Addimmune”), has established the ADDIMMUNE INC. 2023 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was adopted by the Board of Directors of Addimmune (the “Board”) on ___________, 2023. The Plan shall become and is effective as of the date that it is approved by the stockholders of Company (the “Effective Date”).

2. Purposes of the Plan. The Plan is designed to:

(a) promote the long-term financial interests and growth of Addimmune and its Subsidiaries (together, the “Company”) by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) motivate management personnel by means of growth-related incentives to achieve long-range goals; and

(c) further the alignment of interests of Participants with those of the stockholders of Addimmune through opportunities for increased stock or stock-based ownership in Addimmune.

Toward these objectives, the Administrator may grant stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.

3. Terminology. Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.

4. Administration.

(a)   Administration of the Plan. The Plan shall be administered by the Administrator.

(b)   Powers of the Administrator. The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan to:

(i) determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;

(ii) determine the types of Awards to be granted any Eligible Individual;

(iii) determine the number of shares of Common Stock to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;

(iv) determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any shares of Common Stock, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfying any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Common Stock, (D)  the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;

(v) subject to Sections 7(e), 7(j), 10(c) and 15, modify, amend or adjust the terms and conditions of any Award;

Annex J-1

(vi) accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration shall be made to any Award that is considered “deferred compensation” within the meaning of Section 409A of the Code if the effect of such action is inconsistent with Section 409A of the Code;

(vii) determine whether an Award will be paid or settled in cash, shares of Common Stock, or in any combination thereof and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant;

(viii) for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of one or more jurisdictions, adopt, amend, modify, administer or terminate sub-plans, appendices, special provisions or supplements applicable to Awards regulated by the laws of a particular jurisdiction, which sub-plans, appendices, supplements and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;

(ix) establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;

(x) determine the Fair Market Value of shares of Common Stock or other property for any purpose under the Plan or any Award;

(xi) administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;

(xii) establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;

(xiii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall consider it desirable to carry it into effect; and

(xiv) otherwise administer the Plan and all Awards granted under the Plan.

(c)   Delegation of Administrative Authority. The Administrator may designate officers or employees of the Company to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and stock exchange rules, the Administrator may delegate to officers or other employees of the Company the Administrator’s duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to Eligible Individuals who are officers under Section 16 of the Exchange Act.

(d)   Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e)   Limited Liability; Advisors. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, Company, and the officers and directors of Company shall be entitled to rely upon the advice, opinions or valuations of any such persons.

Annex J-2

(f)   Indemnification. To the maximum extent permitted by law, by Addimmune’s charter and by-laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is a director, officer or employee of Addimmune or an Affiliate shall be indemnified by Addimmune against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

(g)   Effect of Administrator’s Decision. All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including Addimmune, its stockholders, any Participants and any other employee, consultant, or director of Addimmune and its Affiliates, and their respective successors in interest. No member of the Administrator, nor any director, officer, employee or representative of Addimmune shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards.

5. Shares Issuable Pursuant to Awards.

(a)   Initial Share Pool. As of the Effective Date, the number of shares of Common Stock issuable pursuant to Awards that may be granted under the Plan (the “Share Pool”) shall be equal to the sum of (i) _________ shares.1

(b)   Adjustments to Share Pool. On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:

(i) The Share Pool shall be increased automatically, without further action of the Board, on January 1st of each calendar year commencing after the Effective Date and ending on (and including) January 1, 2033, by a number of shares of Common Stock equal to the lesser of (A) three percent (3%) of the aggregate number of shares of Common Stock outstanding on December 31st of the immediately preceding calendar year, excluding for this purpose any such outstanding shares of Common Stock that were granted under this Plan and remain unvested and subject to forfeiture as of the relevant December 31st, or (B) a lesser number of shares of Common Stock determined by the Board or Compensation Committee prior to the relevant January 1st.

(ii) The Share Pool shall be reduced, on the date of grant, by one share for each share of Common Stock made subject to an Award granted under the Plan;

(iii) The Share Pool shall be increased, on the relevant date, by the number of unissued shares of Common Stock underlying or used as a reference measure for any Award or portion of an Award that is cancelled, forfeited, expired, terminated, unearned or settled in cash, in any such case without the issuance of shares, and by the number of shares of Common Stock used as a reference measure for any Award that are not issued upon settlement of such Award either due to a net settlement or otherwise; and

(iv) The Share Pool shall be increased, on the forfeiture date, by the number of shares of Common Stock that are forfeited back to Addimmune after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award.

(c)   Company ISO Limit. Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to stock options granted under the Plan that are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code shall be equal to the number of shares in the Share Pool as of the Effective Date of the Plan.

(d)   Source of Shares. The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized for issuance under Addimmune’s charter but unissued, or issued and reacquired, including without limitation shares purchased in the open market or in private transactions.

(e) Non-Employee Director Award Limit. In addition, the Administrator may establish compensation for non-employee directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee director compensation in its

____________

1        NTD: To be equal to 10% of the fully distributed shares at Closing.

Annex J-3

discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation and the grant date fair value of Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan to a non-employee director as compensation for services as a non-employee director during any calendar year of the Company may not exceed $750,000. The Administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving non-employee directors.

6. Participation. Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Company may also recommend to the Administrator that Awards be granted to prospective Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for Addimmune or a Subsidiary; provided, however, that such Awards shall not be granted or otherwise become effective, vested or exercisable, and no shares shall be issued to such individual prior to the date the individual first commences performance of such services.

7. Awards.

(a)   Awards, In General. The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by Addimmune and the Participant receiving the Award (including by electronic delivery and/or electronic signature).

(b)   Stock Options.

(i) Grants. A stock option means a right to purchase a specified number of shares of Common Stock from Addimmune at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Stock Options or Nonqualified Stock Options; provided, however, that Awards of Incentive Stock Options shall be limited to employees of Addimmune or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of Addimmune, and any other Eligible Individuals who are eligible to receive Incentive Stock Options under the provisions of Section 422 of the Code. No stock option shall be an Incentive Stock Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.

(ii) Exercise. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that Awards of stock options may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The exercise price per share subject to a stock option granted under the Plan shall not be less than the Fair Market Value of one share of Common Stock on the date of grant of the stock option, except as provided under applicable law or with respect to stock options that are granted in substitution of similar types of awards of a company acquired by Company or a Subsidiary or with which Company or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards.

(iii) Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock options are not vested and exercisable, a Participant’s stock options shall be forfeited upon his or her Termination of Service.

(iv) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock options, provided they are not inconsistent with the Plan.

Annex J-4

(c)   Limitation on Reload Options. The Administrator shall not grant stock options under this Plan that contain a reload or replenishment feature pursuant to which a new stock option would be granted automatically upon receipt of delivery of Common Stock to Addimmune in payment of the exercise price or any tax withholding obligation under any other stock option.

(d)   Stock Appreciation Rights.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of stock appreciation rights. A stock appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the stock appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem stock option to which the stock appreciation right is related, or with respect to stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by Addimmune or a Subsidiary or with which Addimmune or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.

(ii) Exercise. Stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that stock appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by Addimmune of the amount receivable upon any exercise of a stock appreciation right is to be made in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right. If upon the exercise of a stock appreciation right a Participant is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(iii) Termination of Service. Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock appreciation rights are not vested and exercisable, a Participant’s stock appreciation rights shall be forfeited upon his or her Termination of Service.

(iv) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock appreciation rights, provided they are not inconsistent with the Plan.

(e)   Repricing. Notwithstanding anything herein to the contrary, except in connection with a corporate transaction involving Addimmune (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of options and stock appreciation rights granted under the Plan may not be amended, after the date of grant, to reduce the exercise price of such options or stock appreciation rights, nor may outstanding options or stock appreciation rights be canceled in exchange for (i) cash, (ii) options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original outstanding options or stock appreciation rights, or (iii) other Awards, unless such action is approved by Addimmune’s stockholders.

(f)    Stock Awards.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Common Stock or Restricted Stock (collectively, “Stock Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Stock Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.

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(ii) Vesting. Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

(iii) Rights of a Stockholder; Dividends. Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Cash dividends declared payable on Common Stock shall be paid, with respect to outstanding Restricted Stock, either as soon as practicable following the dividend payment date or deferred for payment to such later date as determined by the Administrator, and shall be paid in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock as determined by the Administrator; provided, however, that dividends declared payable on Restricted Stock that is granted as a Performance Award shall be held by Addimmune and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such shares of Restricted Stock. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, Addimmune shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Addimmune.

(iv) Termination of Service. Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that, the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(v) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Stock, provided they are not inconsistent with the Plan.

(g)   Stock Units.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted stock Units or Restricted Stock Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine. Restricted Stock Units represent a contractual obligation by Company to deliver a number of shares of Common Stock, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of shares of Common Stock and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.

(ii) Vesting and Payment. Restricted Stock Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. Shares of Common Stock, cash or a combination of shares of Common Stock and cash, as applicable, payable in settlement of Restricted Stock Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by Addimmune, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

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(iii) No Rights of a Stockholder; Dividend Equivalents. Until shares of Common Stock are issued to the Participant in settlement of stock Units, the Participant shall not have any rights of a stockholder of Addimmune with respect to the stock Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on stock Units that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such stock Units.

(iv) Termination of Service. Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of shares of Common Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(v) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock Units, provided they are not inconsistent with the Plan.

(h)   Performance Shares and Performance Units.

(i) Grants. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar-denominated Units valued by reference to designated criteria established by the Administrator, other than Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.

(ii) Performance Criteria. The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. Performance Goals may be applied on a per share or absolute basis and relative to one or more Performance Metrics, or any combination thereof, and may be measured pursuant to U.S. generally accepted accounting principles (“GAAP”), non-GAAP or other objective standards in a manner consistent with Company’s or its Subsidiary’s established accounting policies, all as the Administrator shall determine at the time the Performance Goals for a Performance Period are established. The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to the manner in which one or more of the Performance Goals is to be calculated or measured to take into account, or ignore, one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the sale or disposition of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under U.S. generally accepted accounting principles; (9) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating

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to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; (14) changes in foreign currency exchange rates; (15) items relating to changes in tax laws; (16) certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses); (17) items relating to asset impairment charges; or (18) items relating to gains or unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions. An Award of Performance Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

(iii) Additional Terms and Conditions. The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.

(i)    Other Stock-Based Awards. The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Stock-Based Awards. Other Stock-Based Awards in the form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the Participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Common Stock as determined by the Administrator; provided, however, that Dividend Equivalents payable on Other Stock-Based Awards that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Other Stock-Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.

(j)    Awards to Participants Outside the United States. The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause Addimmune or a Subsidiary to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

(k)   Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of stock Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which stock Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further stock Units on the terms contemplated by this Section 7(k).

8. Withholding of Taxes. Participants and holders of Awards shall pay to Addimmune or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of Addimmune under the Plan shall be conditional on such payment or arrangements. If determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with shares of Common Stock, including unrestricted outstanding shares surrendered to Addimmune and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding equal to the statutory minimum amount required, (or such greater amount permitted under FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, for equity-classified awards) to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. Addimmune or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.

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9. Transferability of Awards.

(a) General Nontransferability Absent Administrator Permission. Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. Nothing in this paragraph shall be interpreted or construed as overriding the terms of any Addimmune stock ownership or retention policy, now or hereafter existing, that may apply to the Participant or shares of Common Stock received under an Award.

(b) Administrator Discretion to Permit Transfers Other Than For Value. Except as otherwise restricted by applicable law, the Administrator may, but need not, permit an Award, other than an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, to be transferred to a Participant’s Family Member (as defined below) as a gift or pursuant to a domestic relations order in settlement of marital property rights. The Administrator shall not permit any transfer of an Award for value. For purposes of this Section 9, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.

10. Adjustments for Corporate Transactions and Other Events.

(a)   Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting Addimmune (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Addimmune (each, a “Share Change”) that occurs at any time after adoption of this Plan by the Board (including any such Corporate Event or Share Change that occurs after such adoption and coincident with or prior to the Effective Date), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of shares of Common Stock or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of shares of Common Stock or other securities that may be issued with respect to Incentive Stock Options granted under the Plan, (iii) the number of shares of Common Stock or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (iv) all other numerical limitations, if any, relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

(b)   Discretionary Adjustments. In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards (if any), as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of Addimmune receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a stock option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the exercise price or base price

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of such stock option or stock appreciation right shall conclusively be deemed valid and that any stock option or stock appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Addimmune and securities of entities other than Addimmune) for the shares of Common Stock subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).

(c)   Adjustments to Performance Goals. The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in Addimmune’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of Addimmune or the applicable subsidiary, business segment or other operational unit of Addimmune or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.

(d)   Statutory Requirements Affecting Adjustments. Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Section 409A of the Code or (2) comply with the requirements of Section 409A of the Code; (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Stock Options shall be made in compliance with the requirements of Section 424(a) of the Code.

(e)   Dissolution or Liquidation. Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of Addimmune.

11. Change in Control Provisions.

(a)   Termination of Awards. Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof (for the avoidance of doubt, which continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards, may occur without the consent of any Participant). Solely with respect to Awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable Award Agreement:

(i) the outstanding Awards of stock options and stock appreciation rights that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable and the holders of such Awards will be permitted, immediately before the Change in Control, to exercise the Awards;

(ii) the outstanding shares of Restricted Stock the vesting or restrictions on which are then solely time-based and not subject to achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;

(iii) the outstanding shares of Restricted Stock the vesting or restrictions on which are then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a Change in Control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement;

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(iv) the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully earned and vested and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and

(v) the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a Change in Control, become vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.

Implementation of the provisions of this Section 11(a) shall be conditioned upon consummation of the Change in Control.

(b)   Continuation, Assumption or Substitution of Awards. Unless otherwise provided in the applicable Award Agreement, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof and the Participant’s continuous service is terminated without Cause within 12 months following such Change in Control, then:

(i) any outstanding stock options and stock appreciation rights granted under the Plan to the Participant or any such Substitute Awards which are not then exercisable and vested shall become fully exercisable and vested;

(ii) the restrictions and transferal limitations applicable to any shares of Restricted Stock granted under the Plan to the Participant or any such Substitute Awards shall lapse and such shares of Restricted Stock shall become free of all restrictions and become fully vested and transferable;

(iii) all Restricted Stock Units, Performance Shares and Performance Units granted under the Plan to the Participant or any such Substitute Awards shall be considered to be earned and payable at target level, any deferral or other restriction thereon shall lapse, any Restriction Period thereon shall terminate, and such Restricted Stock Units, Performance Shares and Performance Units or any such Substitute Awards shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable;

(iv) each outstanding Performance Award granted under the Plan to the Participant or any such Substitute Award shall be deemed to satisfy any applicable Performance Goals as set forth in the applicable Award Agreement; and

(v) subject to Section 15, the Administrator may also make additional adjustments and/or settlements of outstanding Awards granted to the Participant or any Substitute Awards as it deems appropriate and consistent with the Plan’s purposes.

(c)   Other Permitted Actions. Notwithstanding the foregoing, in the event that any transaction resulting in a Change in Control occurs, the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan.

(d)   Section 409A Savings Clause. Notwithstanding the foregoing, if any Award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A of the Code.

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12. Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, consultants or directors of entities who become employees, officers, consultants or directors of Addimmune or a Subsidiary as the result of a merger or consolidation of the entity for which they perform services with Addimmune or a Subsidiary, or the acquisition by Addimmune of the assets or stock of such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Stock is listed or admitted for trading, any available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.

13. Compliance with Securities Laws; Listing and Registration.

(a) The obligation of Addimmune to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign (non-United States) securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan would or may violate the rules of any exchange on which Addimmune’s securities are then listed for trade, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of Addimmune’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but Addimmune shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state, federal or foreign (non-United States) law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to Addimmune in writing that the Common Stock acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Stock so acquired in violation of federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable federal, state or foreign securities laws.

14. Section 409A Compliance. It is the intention of Addimmune that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither Addimmune nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, shares of Common Stock or other property) under any Award, including

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any taxes, penalties or interest imposed under or as a result of Section 409A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to Section 409A of the Code shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by Addimmune and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).

15. Plan Duration; Amendment and Discontinuance.

(a)   Plan Duration. The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Common Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) _______, 20332. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before _______, 20333, or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(b)   Amendment and Discontinuance of the Plan. The Board or the Compensation Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to Addimmune or the Participant. Notwithstanding the foregoing, no such amendment shall be made without the approval of Addimmune’s stockholders to the extent such amendment would (A) materially increase the benefits accruing to Participants under the Plan, (B) materially increase the number of shares of Common Stock which may be issued under the Plan or to a Participant, (C) materially expand the eligibility for participation in the Plan, (D) eliminate or modify the prohibition set forth in Section 7(e) on repricing of stock options and stock appreciation rights, (E) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (F) modify the prohibition on the issuance of reload or replenishment options. Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)   Amendment of Awards. Subject to Section 7(e), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or

____________

2        NTD: To insert the date that is one day prior to the tenth anniversary of the date on which the Plan is approved by the Board.

3        NTD: To insert the date that is one day prior to the tenth anniversary of the date on which the Plan is approved by the Board.

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admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the Participant shall not be considered to be a material impairment of the rights of the Participant and shall not require the Participant’s consent.

16. General Provisions.

(a)   Non-Guarantee of Employment or Service. Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of Addimmune or any Affiliate or shall interfere in any way with the right of Addimmune or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. To the extent that an Eligible Individual who is an employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that Addimmune is the Participant’s employer or that the Participant has an employment relationship with Addimmune.

(b)   No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Addimmune and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from Addimmune pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Addimmune.

(c)   Status of Awards. Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of Addimmune or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) Addimmune or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.

(d)   Subsidiary Employees. In the case of a grant of an Award to an Eligible Individual who provides services to any Subsidiary, Addimmune may, if the Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Subsidiary shall revert to Addimmune.

(e)   Governing Law and Interpretation. The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable United States federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect. Except where the context otherwise requires: (i) the singular includes the plural and vice versa; (ii) a reference to one gender includes other genders; (iii) a reference to a person includes a natural person, partnership, corporation, association, governmental or local authority or agency or other entity; and (iv) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(f)    Use of English Language. The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

(g)   Recovery of Amounts Paid. Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Compensation Committee with respect to the recoupment, recovery or clawback of

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compensation (collectively, the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which Addimmune may recover from current and former Participants any amounts paid or shares of Common Stock issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Administrator in its sole discretion.

17. Glossary. Under this Plan, except where the context otherwise indicates, the following definitions apply:

“Addimmune” means Addimmune Inc., a Delaware corporation.

“Administrator” means the Compensation Committee, or such other committee(s) or officer(s) duly appointed by the Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Compensation Committee; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Stock; provided, that with respect to Awards made to a member of the Board who is not an employee of the Company, “Administrator” means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Addimmune or any successor to Addimmune. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.

“Award” means any stock option, stock appreciation right, stock award, stock unit, Performance Share, Performance Unit, and/or Other Stock-Based Award.

“Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

“Board” means the Board of Directors of Addimmune.

“Cause” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement (i) the Participant’s plea of guilty or nolo contendere to, or commission of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other crime or conduct of a criminal nature involving moral turpitude, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for Addimmune, any of its Subsidiaries or a successor to Addimmune or a Subsidiary; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to Addimmune, any of its Subsidiaries or a successor to Addimmune or a Subsidiary, in any material respect; or (iii) the Participant’s failure to (A) perform in any material respect the Participant’s employment duties, (B) comply with the applicable policies of Addimmune, or of its Subsidiaries, or a successor to Addimmune or a Subsidiary, or (C) comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (iii) and the Participant shall have 10 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.

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“Change in Control” means the first of the following to occur: (i) a Change in Ownership of Addimmune, (ii) a Change in Effective Control of Addimmune, or (iii) a Change in the Ownership of Assets of Addimmune, as described herein and construed in accordance with Code section 409A.

(i) A “Change in Ownership of Addimmune” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of Addimmune that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of Addimmune. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of Addimmune, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Addimmune or to cause a Change in Effective Control of Addimmune (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Addimmune acquires its stock in exchange for property will be treated as an acquisition of stock.

(ii) A “Change in Effective Control of Addimmune” shall occur on the date either (A) a majority of members of Addimmune’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Addimmune’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Addimmune possessing 50% or more of the total voting power of the stock of Addimmune.

(iii) A “Change in the Ownership of Assets of Addimmune” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Addimmune that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Addimmune immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Addimmune, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

(A) A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Addimmune and by entities controlled by Addimmune or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of Addimmune pursuant to a registered public offering.

(B) Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C) A Change in Control shall not include a transfer to a related person as described in Code Section 409A or a public offering of capital stock of Addimmune.

(D) For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

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“Common Stock” means shares of common stock of Addimmune, par value $0.0001 per share, and any capital securities into which they are converted.

“Company” means Addimmune and its Subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Addimmune.

“Compensation Committee” means the Compensation Committee of the Board.

“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, stock Units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.

“Effective Date” means the date on which adoption of the Plan is approved by the stockholders of Addimmune.

“Eligible Individuals” means officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, Addimmune or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Addimmune’s securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.

“Fair Market Value” means, on a per share basis as of any date, unless otherwise determined by the Administrator:

(i) if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;

(ii) if the principal market for the Common Stock is not a national securities exchange or an established securities market, but the Common Stock is quoted by a national quotation system, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or

(iii) if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Common Stock conducted by a nationally recognized appraisal firm selected by the Administrator.

Notwithstanding the preceding, for foreign, federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

“Full Value Award” means an Award that results in Addimmune transferring the full value of a share of Common Stock under the Award, whether or not an actual share of stock is issued. Full Value Awards shall include, but are not limited to, stock awards, stock units, Performance Shares, Performance Units that are payable in Common Stock, and Other Stock-Based Awards for which Addimmune transfers the full value of a share of Common Stock under the Award, but shall not include Dividend Equivalents.

“Incentive Stock Option” means any stock option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the stock option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.

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“Nonqualified Option” means any stock option that is not an Incentive Stock Option.

“Other Stock-Based Award” means an Award of Common Stock or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Common Stock, including without limitation Dividend Equivalents and convertible debentures.

“Participant” means an Eligible Individual to whom one or more Awards are or have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.

“Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.

“Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator.

“Performance Metrics” means criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

(i) Earnings or Profitability Metrics: any derivative of revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

(ii) Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

(iii) Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;

(iv) Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

(v) Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);

(vi) Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or

(vii) Strategic Metrics: __________________.

“Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.

“Performance Shares” means a grant of stock or stock Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.

“Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.

“Plan” means this Addimmune Inc. 2023 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

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“Restricted Stock” means an Award of shares of Common Stock to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).

“Restricted Stock Unit” means a right granted to a Participant to receive shares of Common Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).

“Restriction Period” means, with respect to Full Value Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals (it being understood that the Administrator may provide that vesting shall occur and/or restrictions shall lapse with respect to portions of the applicable Award during the Restriction Period).

“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with Addimmune if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code or whether an Eligible Individual is eligible to be granted an Award that in the hands of such Eligible Individual would constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a “Subsidiary” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.

“Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.

“Termination of Service” means the termination of the Participant’s employment, engagement or consultancy with, or performance of services for, Addimmune and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Addimmune and its Subsidiaries shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of Section 409A of the Code if the Participant terminates employment with Addimmune and all Subsidiaries for any reason. A Participant will generally be treated as having terminated employment with Addimmune and all Subsidiaries as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for Addimmune or any Subsidiary after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with Addimmune or any Subsidiary.

“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States

Annex J-19

in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

“Unit” means a bookkeeping entry used by Addimmune to record and account for the grant of the following types of Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: stock units, Restricted Stock Units, Performance Units, and Performance Shares that are expressed in terms of units of Common Stock.

[Remainder of Page Left Intentionally Blank]

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description
2.1†

Agreement and Plan of Merger, dated as of August 9, 2023, by and among 10X Capital Venture Acquisition Corp. III, 10X AGT Merger Sub, LLC and American Gene Technologies International Inc (included as Annex A to the proxy statement/prospectus).

3.1	Second Amended and Restated Memorandum and Articles of Association (included as Annex B-1 to the proxy statement/prospectus).
3.2	Amendment to Second Amended and Restated Memorandum and Articles of Association of 10X III (included as Annex B-2 to the proxy statement/prospectus).
3.3	Form of Certificate of Incorporation of Addimmune, to become effective upon consummation of the Business Combination (included as Annex C to the proxy statement/prospectus).
3.4	Form of Bylaws of Addimmune, to become effective upon consummation of the Business Combination (included as Annex D to the proxy statement/prospectus).
3.5	Certificate of Incorporation of American Gene Technologies International Inc.
3.6	Bylaws of American Gene Technologies International Inc.
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed by the Registrant on June 2, 2021).
4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on June 2, 2021).
4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on June 15, 2021).
4.4

Warrant Agreement between Continental Stock Transfer & Trust Company and 10X Capital Venture Acquisition Corp. III, dated January 11, 2022 (incorporated by reference to Exhibit 4.1 filed with the Registrant’s Current Report on Form 8-K filed with the SEC on January 14, 2022 (File No. 001-41216)).

4.5*	Specimen Addimmune Common Stock Certificate.

Exhibit Number	Description
4.6	Form of 2019 Promissory Note, issued by American Gene Technologies International Inc. for the benefit of certain noteholders.
4.7	Form of 2022 Promissory Note, issued by American Gene Technologies International Inc. for the benefit of certain noteholders.
4.8	Form of 2023 Senior Secured Convertible Promissory Note, issued by American Gene Technologies International Inc. for the benefit of certain noteholders.
5.1*	Opinion of Latham & Watkins LLP.
10.1

Letter Agreement, dated January 11, 2022, by and among 10X Capital Venture Acquisition Corp. III, 10X Capital SPAC Sponsor III LLC, and the officers and directors of 10X Capital Venture Acquisition Corp. III (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the SEC on January 14, 2022 (File No. 001-41216)).

10.2

Registration Rights Agreement, dated January 11, 2022, by and among 10X Capital Venture Acquisition Corp. III, 10X Capital SPAC Sponsor III LLC, and the other holders signatory thereto (incorporated by reference to Exhibit 10.3 filed with the Registrant’s Current Report on Form 8-K filed with the SEC on January 14, 2022 (File No. 001-41216)).

10.3	Form of Amended and Restated Registration Rights Agreement (included as Annex E to the proxy statement/prospectus).
10.4	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2022 (File No. 001-41216)).
10.5

Investment Management Trust Agreement, dated January 11, 2022, by and between 10X Capital Venture Acquisition Corp. III and Continental Stock Transfer and Trust Company (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 14, 2022).

10.6

Administrative Services Agreement, dated January 11, 2022, by and between 10X Capital Venture Acquisition Corp. III and 10X Capital SPAC Sponsor III LLC (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on January 14, 2022).

10.7	Form of AGT Support Agreement (included as Annex F to the proxy statement/prospectus).
10.8

Acquiror Support Agreement, dated August 9, 2023, by and among 10X Capital Venture Acquisition Corp. III, American Gene Technologies International Inc., 10X Capital SPAC Sponsor III LLC and the directors and executive officers of 10X Capital Venture Acquisition Corp. III named therein (included as Annex G to the proxy statement/prospectus).

10.9	Form of Addimmune Lock-Up Agreement (included as Annex H to the proxy statement/prospectus).
10.10	Form of Addimmune Inc. 2024 Equity Incentive Plan (included as Annex J to the proxy statement/prospectus).
10.11

Joinder to the Letter Agreement, dated December 8, 2022, between 10X Capital Venture Acquisition Corp. III, the Sponsor and Kash Sheikh (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2022 (File No. 001-41216)).

10.12	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 filed with the Registrant’s Current Report on Form 8-K filed with the SEC on October 6, 2023 (File No. 001-41216)).
10.13*	Research Collaboration Agreement, dated January 29, 2019, by and between National Institute of Allergy and Infection Diseases and American Gene Technologies International Inc., as amended.
10.14*	Material Supply Agreement, effective May 11, 2023, by and between Beckman Research Institute of the City of Hope and American Gene Technologies International Inc.***
10.15*	Master Services Agreement, effective March 17, 2017, by and between Lentigen Technology Inc. and American Gene Technologies International Inc.***
10.16*	Master Services Agreement for Custom Lentiviral Vector Manufacturing Services, effective June 19, 2023, by and between Lentigen Technology, Inc. and American Gene Technologies International Inc.***
10.17	Form of Note and Warrant Purchase Agreement, effective February 14, 2019, by and between American Gene Technologies International Inc. and the purchasers party thereto.
10.18	Form of Note and Warrant Purchase Agreement, effective February 25, 2022, by and between American Gene Technologies International Inc. and the Purchasers party thereto.
10.19

Form of Senior Secured Convertible Promissory Note Purchase Agreement, dated October 31, 2023, by and between American Gene Technologies International Inc. and the individuals and entities party thereto.

Exhibit Number	Description
10.20

Form of Security Agreement, dated as of October 31, 2023, by and among American Gene Technologies International Inc. in favor of Wilmington Trust, National Association, as collateral agent on behalf of the Investors listed on the signature pages thereof.

10.21

Form of Intellectual Property Security Agreement, dated as of October 31, 2023, by and among American Gene Technologies International Inc. in favor of Wilmington Trust, National Association, as collateral agent on behalf of the Investors listed on the signature pages thereof.

10.22*	Form of Separation and Distribution Agreement in connection with AGT’s Internal Reorganization.
10.23*	Form of Tax Matters Agreement in connection with AGT’s Internal Reorganization.
10.24*	Form of Employee Matters Agreement in connection with AGT’s Internal Reorganization.
10.25*	Form of License Agreement in connection with AGT’s Internal Reorganization.
21.1	List of Subsidiaries of 10X Capital Venture Acquisition Corp. III.
23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for 10X III.
23.2	Consent of Ernst & Young LLP, independent registered accounting firm for AGT.
23.3*	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1*	Form of Proxy for Extraordinary General Meeting.
99.2*	Consent of , as designee to the Addimmune board of directors.
99.3*	Consent of , as designee to the Addimmune board of directors.
99.4*	Consent of , as designee to the Addimmune board of directors.
99.5*	Consent of , as designee to the Addimmune board of directors.
99.6*	Consent of , as designee to the Addimmune board of directors.
99.7*	Consent of , as designee to the Addimmune board of directors.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
107	Filing Fee Table.

____________

*        To be filed by amendment.

†        Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

***    Certain portions of this exhibit (indicated by “[*****]”) have been omitted pursuant to Item 601(b)(10) of Regulations S-K.

Item 22. Undertakings

11.    The undersigned registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)     That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)    That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j)     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 13th day of November, 2023.

10X CAPITAL VENTURE ACQUISITION CORP. III
By:	/s/ Hans Thomas
Name:	Hans Thomas
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Hans Thomas and Guhan Kandasamy, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE
/s/ Hans Thomas	Chairman and Chief Executive Officer	November 13, 2023
Hans Thomas	(Principal Executive Officer)
/s/ Guhan Kandasamy	Chief Financial Officer	November 13, 2023
Guhan Kandasamy	(Principal Financial and Accounting Officer)
/s/ David Weisburd	Chief Operating Officer, Head of Origination	November 13, 2023
David Weisburd	and Director
/s/ Christopher Jurasek	Director	November 13, 2023
Christopher Jurasek
/s/ Woodrow H. Levin	Director	November 13, 2023
Woodrow H. Levin
/s/ Kash Sheikh	Director	November 13, 2023
Kash Sheikh